FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-255934-09

PROSPECTUS

$650,671,000 (Approximate)

BMO 2023-C7 MORTGAGE TRUST
(Central Index Key number 0001995500)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Bank of Montreal

(Central Index Key number 0000927971)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

UBS AG

(Central Index Key number 0001685185)

Starwood Mortgage Capital LLC

(Central Index Key number 0001548405)

RRECM Capital II, LLC

(formerly known as Sabal Capital II, LLC)

(Central Index Key number 0001942310)

Greystone Commercial Mortgage Capital LLC

(Central Index Key number 0001931347)

KeyBank National Association

(Central Index Key number 0001089877)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2023-C7

The BMO 2023-C7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-C7, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. The issuing entity’s assets will also include one or more subordinate notes evidencing a trust subordinate companion loan (i.e. a subordinate portion of a fixed rate commercial whole loan), which will generally be the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in January 2024. The rated final distribution date for the offered certificates is December 2056.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$3,404,000	5.90240%	Fixed
Class A-2	$127,557,000	6.77000%	Fixed
Class A-5	$365,465,000	6.16000%	Fixed
Class A-SB	$6,855,000	6.38660%	WAC Cap(5)
Class X-A	$503,281,000(6)	1.04965%	Variable IO(7)
Class X-B	$147,390,000(6)	0.58634%	Variable IO(7)
Class A-S	$90,771,000	6.67380%	WAC Cap(5)
Class B	$34,151,000	6.67380%	WAC Cap(5)
Class C	$22,468,000	7.36560%	WAC(8)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 69 and page 71, respectively, of this prospectus.

Neither the Series 2023-C7 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2023-C7 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by BMO Capital Markets Corp., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., UBS Securities LLC, Academy Securities, Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as, and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from BMO Commercial Mortgage Securities LLC and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. BMO Capital Markets Corp., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc. and UBS Securities LLC are acting as co-lead managers. BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 70.4% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to 24.8% of each class of offered certificates and KeyBanc Capital Markets Inc. is acting as sole bookrunning manager with respect to 4.9% of each class of offered certificates. Academy Securities, Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about December 19, 2023. BMO Commercial Mortgage Securities LLC expects to receive from this offering approximately 107.5% of the aggregate principal balance of the offered certificates, plus accrued interest from December 1, 2023, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

BMO Capital Markets	KeyBanc Capital Markets	UBS Securities LLC	Citigroup

Co-Lead Managers and Joint Bookrunners

Academy Securities Co-Manager	Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager

November 30, 2023

BMO 2023-C7

Commercial Mortgage Pass-Through Certificates, Series 2023-C7

Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.5% of Total Loan Amount
< .5% of Total Loan Amount
States without Properties
WA N/A
OR N/A
CA 6.0%
ID N/A
NV N/A
MT N/A
WY N/A
UT N/A
AZ 2.0%
CO N/A
NM 0.1%
ND N/A
SD N/A
NE 1.3%
KS 1.6%
OK 0.4%
TX 5.7%
MN N/A
IA N/A
MO 2.0%
AR N/A
LA 0.3%
WI 0.8%
IL 14.9%
MI 15.0%
IN 3.5%
OH 1.4%
KY 0.5%
TN 0.1%
MS 0.2%
AL 1.1%
GA 8.6%
FL 0.3%
SC 0.5%
NC 0.5%
VA 4.3%
WV N/A
MD 8.3%
DE N/A
NJ N/A
PA 5.7%
NY 14.9%
CT N/A
RI N/A
MA N/A
NH N/A
VT N/A
ME N/A
ON 0.2%
AK N/A
HI N/A

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2023-C7 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Initial Pass- Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$3,404,000	30.000%	5.90240%	Fixed	2.96	1/24-3/28
Class A-2	$127,557,000	30.000%	6.77000%	Fixed	4.81	3/28-12/28
Class A-5	$365,465,000	30.000%	6.16000%	Fixed	9.78	6/32-11/33
Class A-SB	$6,855,000	30.000%	6.38660%	WAC Cap(5)	6.85	12/28-6/32
Class X-A	$503,281,000(6)	N/A	1.04965%	Variable IO(7)	N/A	N/A
Class X-B	$147,390,000(6)	N/A	0.58634%	Variable IO(7)	N/A	N/A
Class A-S	$90,771,000	17.375%	6.67380%	WAC Cap(5)	9.97	11/33-12/33
Class B	$34,151,000	12.625%	6.67380%	WAC Cap(5)	9.99	12/33-12/33
Class C	$22,468,000	9.500%	7.36560%	WAC(8)	9.99	12/33-12/33
Non-Offered Certificates(9)
Class X-D	$10,784,000(6)	N/A	2.36560%	Variable IO(7)	N/A	N/A
Class X-E	$8,988,000(6)	N/A	2.36560%	Variable IO(7)	N/A	N/A
Class X-F	$11,683,000(6)	N/A	2.36560%	Variable IO(7)	N/A	N/A
Class D	$10,784,000	8.000%	5.00000%	Fixed	9.99	12/33-12/33
Class E	$8,988,000	6.750%	5.00000%	Fixed	9.99	12/33-12/33
Class F	$11,683,000	5.125%	5.00000%	Fixed	9.99	12/33-12/33
Class G-RR(10)	$8,088,000	4.000%	7.36560%	WAC(8)	9.99	12/33-12/33
Class J-RR(10)	$28,759,883	0.000%	7.36560%	WAC(8)	9.99	12/33-12/33
Class R(11)	N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(9)
Combined VRR Interest(12)	$20,330,882(13)	N/A(14)	(15)	(15)	8.90	1/24-12/33
Non-Offered Loan-Specific Certificates(9)(16)

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. The Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and collectively with the Class X certificates (as defined in footnote (6) below) and the Class R certificates, the “non-vertically retained certificates”)
(2)	“Approximate Initial Credit Support” means, with respect to any class of non-vertically retained principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-5 and Class A-SB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (12) below) or any trust subordinate companion loan.
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	The pass-through rate for each class of the class A-SB, Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
(6)	The Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-5 and Class A-SB
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
(7)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
3

(8)	The pass-through rate for each class of the Class C, Class G-RR and Class J-RR certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
(9)	The classes of certificates and uncertificated interests set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table and the loan-specific certificates (as defined in footnote (16) below) are not offered by this prospectus.
(10)	In partial satisfaction of the risk retention obligations of Bank of Montreal (as “retaining sponsor” with respect to this securitization transaction), all of the Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate fair value representing at least 2.3674% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by SDOF III MB, LP, a Delaware limited partnership, or its affiliate, in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor”, “ABS interests” and “eligible horizontal residual interest” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of three (3) separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	In satisfaction of Bank of Montreal’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Bank of Montreal is expected to acquire (or cause one or more other parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $20,330,882 (the “Combined VRR Interest”), which is representing at least 2.750% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the Class VRR certificates (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(13)	Constitutes the Combined VRR Interest Balance, which consists of the aggregate of the certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.
(14)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”, and the Class VRR certificates and the non-vertically retained certificates are collectively referred to in this prospectus as the “certificates”.
(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
(16)	Certain additional classes of commercial mortgage pass-through certificates and related uncertificated interests (collectively referred to in this prospectus as the “loan-specific certificates”) will be issued by the issuing entity that are solely backed by a related trust subordinate companion loan (as defined herein) and are not offered by this prospectus. The loan-specific certificates are not “certificates” or “offered certificates” for purposes of this prospectus. Notwithstanding the use of the term “loan-specific certificates”, one or more classes thereof may be issued as uncertificated interests. Each subseries of loan-specific certificates that is backed by a particular trust subordinate companion loan is identified in a separate related offering circular. None of the calculations in the Summary of Certificates table above take into account any trust subordinate companion loans or loan-specific certificates. Each subseries of loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the related trust subordinate companion loan, and the issuance thereof should be considered a separate securitization transaction. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not constitute a “mortgage loan” and will not be part of the mortgage pool backing the classes of certificates identified in the Summary of Certificates table above. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

The Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR and Class R certificates and the Combined VRR Interest and any classes of loan-specific certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	12
Summary of Terms	21
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	71
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	74
Risks Relating to the Mortgage Loans	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	75
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	80
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	88
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	108
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	110
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	110

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	111
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	112
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	113
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	113
Risks Related to Zoning Non-Compliance and Use Restrictions	114
Risks Relating to Inspections of Properties	115
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	115
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	115
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	116
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	117
Terrorism Insurance May Not Be Available for All Mortgaged Properties	117
Risks Associated with Blanket Insurance Policies or Self-Insurance	118
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	119
Limited Information Causes Uncertainty	119
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	119
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	120
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	121
Static Pool Data Would Not Be Indicative of the Performance of This Pool	121
Appraisals May Not Reflect Current or Future Market Value of Each Property	122
Seasoned Mortgage Loans Present Additional Risk of Repayment	123
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	123

5

The Borrower’s Form of Entity May Cause Special Risks	123
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	127
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	127
Tenancies-in-Common May Hinder Recovery	128
Risks Relating to Enforceability of Cross-Collateralization Arrangements	129
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	129
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	131
Various Other Laws Could Affect the Exercise of Lender’s Rights	131
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	132
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	132
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	134
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	134
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	134
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	135
Risks Relating to Tax Credits	135
Risks Relating to Conflicts of Interest	135
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	135
The Servicing of Each of the Servicing Shift Whole Loans and Will Shift to Other Servicers	138

The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Occurred, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Determined	138
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	138
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	140
Potential Conflicts of Interest of the Operating Advisor	142
Potential Conflicts of Interest of the Asset Representations Reviewer	143
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	143
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	145
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	146
Other Potential Conflicts of Interest May Affect Your Investment	146
Other Risks Relating to the Certificates	146
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	146
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	147
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	148
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	150
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	150
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	151
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	151

6

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	156
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	156
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	156
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	157
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	158
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	159
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	159
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	159
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	160
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	160
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	160
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	161
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	161
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	161

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	163
Changes in Pool Composition Will Change the Nature of Your Investment	164
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	164
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	165
State, Local and Other Tax Considerations	167
General Risk Factors	167
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	167
The Offered Certificates May Not Be a Suitable Investment for You	167
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	167
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	168
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	169
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	173
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	173
Description of the Mortgage Pool	174
General	174
Mortgage Loan Sellers; Sponsors	175
Co-Originated and Third-Party Originated Mortgage Loans	175
Certain Calculations and Definitions	176
Statistical Characteristics of the Mortgage Loans	184
Overview	184
Property Types	186
Specialty Use Concentrations	190
Mortgage Loan Concentrations	191
Geographic Concentrations	193
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	194
Tenancies-in-Common or Diversified Ownership	194
Condominium Interest and Other Shared Interests	194
Leasehold Interests	195

7

Condemnations	195
Delinquency Information	195
Environmental Considerations	195
Litigation and Other Legal Considerations	201
Redevelopment, Expansion and Renovation	201
Default History, Bankruptcy Issues and Other Proceedings	202
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	202
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	202
Tenant Issues	203
Tenant Concentrations	203
Lease Expirations and Terminations	204
Unilateral Lease Termination Rights	206
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	207
Rights to Cease Operations (Go Dark) at the Leased Property	209
Termination Rights of Government Sponsored Tenants	210
Other Tenant Termination Issues	210
Rights to Sublease	211
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	211
Charitable Institutions / Not-For-Profit Tenants	212
Purchase Options, Rights of First Offer and Rights of First Refusal	212
Affiliated Leases and Master Leases	214
Other Tenant Issues	215
Competition from Certain Nearby Properties	215
Insurance Considerations	215
Zoning and Use Restrictions	217
Non-Recourse Carveout Limitations	219
Real Estate and Other Tax Considerations	220
Certain Terms of the Mortgage Loans	222
Due Dates; Mortgage Rates; Calculations of Interest	222
ARD Loans	222
Single-Purpose Entity Covenants	223
Prepayment Provisions	224
Defeasance; Collateral Substitution	227
Partial Releases	228
Escrows	232
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	233
Mortgaged Property Accounts	234
Additional Indebtedness	234
Existing Additional Secured Debt	235
Existing Mezzanine Debt	235
Permitted Mezzanine Debt	236

Preferred Equity and Preferred Return Arrangements	237
Permitted Unsecured Debt and Other Debt	237
The Whole Loans	238
General	238
The Serviced Pari Passu Whole Loans	242
The Outside Serviced Pari Passu Whole Loans	244
The Woodfield Mall Pari Passu-AB Whole Loan	247
Additional Mortgage Loan Information	252
The Trust Subordinate Companion Loan	253
General	253
Special Servicer	253
Credit Risk Retention	253
Loan-Specific Certificates	254
Subordination, Allocation of Losses and Certain Expenses	254
Trust Subordinate Companion Loan Available Funds	254
Allocation of Yield Maintenance Charges and Prepayment Premiums	255
Prepayment Interest Shortfalls	255
Subordination; Allocation of Realized Losses	255
Reports to Loan-Specific Certificateholders; Certificate Administrator Reports	255
Advances	256
Compensation and Payment of Expenses	256
Appraisal Reduction Amounts	256
Termination of the Special Servicer With Respect to the Trust Subordinate Companion Whole Loan Other Than in Connection With a Servicer Termination Event	256
Directing Holder for the Trust Subordinate Companion Loan	258
Operating Advisor	259
Optional Termination; Optional Trust Subordinate Companion Loan Purchase	259
Transaction Parties	260
The Sponsors and the Mortgage Loan Sellers	260
Bank of Montreal	260
Citi Real Estate Funding Inc.	267
Greystone Commercial Mortgage Capital LLC	275
KeyBank National Association	283
RRECM Capital II, LLC	288
Starwood Mortgage Capital LLC	294
UBS AG	300
Compensation of the Sponsors	307
The Depositor	307
The Issuing Entity	308
The Trustee and the Certificate Administrator	309
Trustee	310
Certificate Administrator	310
Custodian	310
Compliance	311
Servicers	312
General	312

8

The Master Servicer	312
The Special Servicer	316
Significant Primary Servicer	319
The Outside Servicers and the Outside Special Servicers	326
The Operating Advisor and the Asset Representations Reviewer	331
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	332
Transaction Party and Related Party Affiliations	332
Warehouse Financing Arrangements	333
Interim Servicing Arrangements	333
Interim and Other Custodial Arrangements	334
Whole Loans and Mezzanine Loan Arrangements	334
Other Arrangements	335
Credit Risk Retention	336
General	336
Qualifying CRE Loans; Required Credit Risk Retention Percentage	337
The Combined VRR Interest	337
Material Terms of the Combined VRR Interest	337
Method, Timing and Amount of Distributions on the Combined VRR Interest	339
Risk Retention Consultation Parties	341
Limitation on Liability of the Risk Retention Consultation Parties	342
HRR Certificates	342
The Retaining Third Party Purchaser	342
Material Terms of the HRR Certificates	343
Hedging, Transfer and Financing Restrictions	344
Representations and Warranties	345
Description of the Certificates	348
General	348
Distributions	350
Method, Timing and Amount	350
Available Funds	350
Priority of Distributions	353
Pass-Through Rates	356
Interest Distribution Amount	357
Principal Distribution Amount	357
Certain Calculations with Respect to Individual Mortgage Loans	359
Application Priority of Mortgage Loan Collections or Whole Loan Collections	360
Allocation of Yield Maintenance Charges and Prepayment Premiums	362
Assumed Final Distribution Date; Rated Final Distribution Date	363
Prepayment Interest Shortfalls	364
Subordination; Allocation of Realized Losses	365
Reports to Certificateholders; Certain Available Information	368
Certificate Administrator Reports	368
Information Available Electronically	372
Voting Rights	378
Delivery, Form, Transfer and Denomination	378

Book-Entry Registration	379
Definitive Certificates	381
Certificateholder Communication	381
Access to Certificateholders’ Names and Addresses	381
Requests to Communicate	382
The Mortgage Loan Purchase Agreements	383
Sale of Mortgage Loans; Mortgage File Delivery	383
Representations and Warranties	388
Cures, Repurchases and Substitutions	388
Dispute Resolution Provisions	392
Asset Review Obligations	392
The Pooling and Servicing Agreement	393
General	393
Certain Considerations Regarding the Outside Serviced Whole Loans	396
Assignment of the Mortgage Loans	397
Servicing of the Mortgage Loans	398
Subservicing	404
Advances	404
Accounts	409
Withdrawals from the Collection Account	412
Application of Loss of Value Payments	414
Servicing and Other Compensation and Payment of Expenses	414
Master Servicing Compensation	414
Special Servicing Compensation	417
Trustee / Certificate Administrator Compensation	421
Operating Advisor Compensation	421
CREFC® Intellectual Property Royalty License Fee	422
Asset Representations Reviewer Compensation	422
Fees and Expenses	423
Application of Penalty Charges and Modification Fees	429
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	429
Due-On-Sale	429
Due-On-Encumbrance	430
Appraisal Reduction Amounts	431
Inspections	436
Evidence as to Compliance	437
Limitation on Liability; Indemnification	438
Servicer Termination Events	442
Rights Upon Servicer Termination Event	443
Waivers of Servicer Termination Events	445
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	445
General	445
Excluded Special Servicer Mortgage Loans	446
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	447

9

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	448
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	449
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	450
Amendment	452
Realization Upon Mortgage Loans	454
Specially Serviced Loans; Appraisals	454
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	454
Sale of Defaulted Mortgage Loans and REO Properties	456
Modifications, Waivers and Amendments	459
Directing Holder	460
General	460
Limitation on Liability of the Directing Holder	467
Consulting Parties	468
Operating Advisor	469
General Obligations	469
Review Materials	470
Consultation Rights	472
Reviewing Certain Calculations	472
Annual Report	473
Replacement of the Special Servicer	474
Operating Advisor Termination Events	474
Rights Upon Operating Advisor Termination Event	475
Eligibility of Operating Advisor	475
Termination of the Operating Advisor Without Cause	476
Asset Status Reports	476
The Asset Representations Reviewer	478
Asset Review	478
Eligibility of Asset Representations Reviewer	482
Other Obligations of Asset Representations Reviewer	482
Delegation of Asset Representations Reviewer’s Duties	483
Asset Representations Reviewer Termination Events	483
Rights Upon Asset Representations Reviewer Termination Event	484
Termination of the Asset Representations Reviewer Without Cause	484
Resignation of Asset Representations Reviewer	484
Asset Representations Reviewer Compensation	485
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	485
Repurchase Request Delivered by a Certificateholder	485
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	485
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	485

Dispute Resolution Provisions	486
Resolution of a Repurchase Request	486
Mediation and Arbitration Provisions	488
Woodfield Mall Excess Liquidation Proceeds Option	489
Rating Agency Confirmations	490
Termination; Retirement of Certificates	492
Optional Termination; Optional Mortgage Loan Purchase	492
Servicing of the Outside Serviced Mortgage Loans	493
General	493
Specified Servicing Matters	494
Servicing Shift Mortgage Loans	497
Related Provisions of the Pooling and Servicing Agreement	497
Use of Proceeds	499
Yield, Prepayment and Maturity Considerations	499
Yield	499
Yield on the Class X-A and Class X-B Certificates	502
Weighted Average Life of the Offered Certificates	502
Price/Yield Tables	507
Material Federal Income Tax Consequences	511
General	511
Qualification as a REMIC	511
Status of Offered Certificates	513
Taxation of the Regular Interests	513
General	513
Original Issue Discount	514
Acquisition Premium	515
Market Discount	516
Premium	516
Election to Treat All Interest Under the Constant Yield Method	517
Treatment of Losses	517
Prepayment Premiums and Yield Maintenance Charges	518
Sale or Exchange of Regular Interests	518
Taxes That May Be Imposed on a REMIC	519
Prohibited Transactions	519
Contributions to a REMIC After the Startup Day	519
Net Income from Foreclosure Property	519
Bipartisan Budget Act of 2015	520
Taxation of Certain Foreign Investors	520
FATCA	521
Backup Withholding	521
Information Reporting	521
3.8% Medicare Tax on “Net Investment Income”	521
Reporting Requirements	522
Tax Return Disclosure and Investor List Requirements	522
Certain State, Local and Other Tax Considerations	522

10

ERISA Considerations	523
General	523
Plan Asset Regulations	524
Prohibited Transaction Exemptions	525
Underwriter Exemption	526
Exempt Plans	529
Insurance Company General Accounts	529
Ineligible Purchasers	529
Further Warnings	529
Consultation with Counsel	530
Tax Exempt Investors	530
Legal Investment	530
Certain Legal Aspects of the Mortgage Loans	531
General	532
Types of Mortgage Instruments	533
Installment Contracts	533
Leases and Rents	534
Personalty	534
Foreclosure	535
General	535
Foreclosure Procedures Vary From State to State.	535
Judicial Foreclosure	535
Equitable and Other Limitations on Enforceability of Particular Provisions	535
Nonjudicial Foreclosure/Power of Sale	536
Public Sale	536
Rights of Redemption	537
One Action and Security First Rules	538
Anti-Deficiency Legislation	538
Leasehold Considerations	538
Cooperative Shares	539
Bankruptcy Issues	540
Automatic Stay	540
Modification of Lender’s Rights	540
Leases and Rents	540
Lease Assumption or Rejection by Tenant	541
Lease Rejection by Lessor – Tenant’s Right	542

Ground Lessee or Ground Lessor	542
Single-Purpose Entity Covenants and Substantive Consolidation	543
Sales Free and Clear of Liens	544
Post-Petition Credit	544
Avoidance Actions	544
Management Agreements	545
Certain of the Borrowers May Be Partnerships	545
Environmental Considerations	546
General	546
Environmental Assessments	546
Superlien Laws	546
CERCLA	547
Other Federal and State Laws	547
Additional Considerations	548
Due-On-Sale and Due-On-Encumbrance Provisions	549
Junior Liens; Rights of Holders of Senior Liens	549
Subordinate Financing	550
Default Interest and Limitations on Prepayments	550
Applicability of Usury Laws	550
Americans with Disabilities Act	551
Servicemembers Civil Relief Act	551
Anti-Money Laundering, Economic Sanctions and Bribery	551
Potential Forfeiture of Assets	552
Ratings	552
Plan of Distribution (Underwriter Conflicts of Interest)	555
Incorporation of Certain Information by Reference	556
Where You Can Find More Information	557
Financial Information	557
Legal Matters	557
Index of Certain Defined Terms	558

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (BMO, GCMC, KeyBank, RRECM, SMC and UBS AG)	E-1A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (BMO, GCMC, KeyBank, RRECM, SMC and UBS AG)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (CREFI)	E-2A-1

Annex E-2B – Exceptions to MORTGAGE LOAN Representations and Warranties (CREFI)	E-2B-1
ANNEX F – CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

11

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■       This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

12

■        In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to BMO Commercial Mortgage Securities LLC.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

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JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	BMO 2023-C7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-C7.

Relevant Parties

Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company and a wholly-owned subsidiary of BMO Financial Corp. As depositor, BMO Commercial Mortgage Securities LLC will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 151 West 42nd Street, New York, New York 10036. See “Transaction Parties—The Depositor”.
Issuing Entity	BMO 2023-C7 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of December 1, 2023, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage Loan

Sellers; Originators	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Bank of Montreal, a Canadian chartered bank;
●	Citi Real Estate Funding Inc., a New York corporation;
●	UBS AG, an Office of the Comptroller of the Currency regulated branch of a foreign bank;
●	Starwood Mortgage Capital LLC, a Delaware limited liability company;
●	RRECM Capital II, LLC (formerly known as Sabal Capital II, LLC), a Delaware limited liability company;
●	Greystone Commercial Mortgage Capital LLC, a Delaware limited liability company; and
●	KeyBank National Association, a national banking association.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
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The mortgage loan sellers will sell to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn transfer such mortgage loans to the issuing entity:
Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
Bank of Montreal	8	$240,850,000	32.6%
Citi Real Estate Funding Inc.	6	183,166,296	24.8%
UBS AG	4	89,908,333	12.2%
Starwood Mortgage Capital LLC	4	74,100,000	10.0%
RRECM Capital II, LLC	6	72,581,000	9.8%
Greystone Commercial Mortgage Capital LLC	3	42,699,137	5.8%
KeyBank National Association	1	36,000,000	4.9%
Total	32	$739,304,766	100.0%

(1)	Certain of the mortgage loans were co-originated by two or more mortgage loan sellers, or were part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.
(2)	The sum of the numerical data in this column may not equal the indicated total due to rounding.
Other than as described in the bullets below, all of the mortgage loans were originated or co-originated by the related mortgage loan sellers or affiliates thereof. See “Description of the Mortgage Pool—Co-Originated and Third-Party Originated Mortgage Loans”.
●	The portion of the Woodfield Mall mortgage loan (9.2%) evidenced by note A-2-1 was originated by Barclays Capital Real Estate Inc. and subsequently acquired by Bank of Montreal.
●	The Arundel Mills and Marketplace mortgage loan (8.1%) is part of a whole loan that was co-originated by DBR Investments Co. Limited, Citi Real Estate Funding Inc., Wells Fargo Bank, National Association and Societe Generale Financial Corporation.
●	The RTL Retail Portfolio mortgage loan (4.9%) is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc., Societe Generale Financial Corporation, KeyBank National Association and Bank of Montreal.
●	The New Mountain – Cleaver Brooks mortgage loan (4.2%) was originated by Goldman Sachs Bank USA, which transferred the mortgage loan to GS Commercial Real Estate LLC. Such mortgage loan was subsequently acquired by Bank of Montreal.
●	The 11 West 42nd Street mortgage loan (3.6%) is part of a whole loan that was co-originated by UBS AG, LMF Commercial, LLC and Bank of America, N.A.
●	The Creekside Town Center mortgage loan (3.2%) is part of a whole loan that was originated by 3650 Real Estate Investment Trust 2 LLC. Such mortgage loan was subsequently acquired by Bank of Montreal.
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●	The 60 Hudson mortgage loan (2.7%) is part of a whole loan that was originated by Morgan Stanley Bank, N.A. Such mortgage loan was subsequently acquired by Bank of Montreal.
In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion is referred to in this prospectus as a “trust subordinate companion loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.
As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,”
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and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.
The Arundel Mills and Marketplace mortgage loan, the Bala Plaza Portfolio mortgage loan, the OPI Portfolio mortgage loan, the Creekside Town Center mortgage loan and the 645 North Michigan Avenue mortgage loan are each part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those mortgage loans, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.
See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, outside serviced whole loans and servicing shift whole loans.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicer	KeyBank National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of KeyBank National Association are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—Servicers—The Special Servicer”.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer
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event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
KeyBank National Association is expected to be appointed as the initial special servicer for all serviced loans by SDOF III MB, LP or its affiliate, which is expected, on the closing date, to: (a) purchase the Class E, Class X-E, Class F, Class X-F, Class G-RR and Class J-RR certificates, and (b) appoint itself the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Also, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for any additional instances where the special servicer for a trust subordinate companion whole loan may be removed.
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant
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Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Significant Primary Servicers	SCP Servicing, LLC, a Delaware limited liability company, is an affiliate of RRECM Capital II, LLC, an originator and a mortgage loan seller, and will act as primary servicer with respect to the serviced mortgage loans (9.8%) to be sold to the depositor by RRECM Capital II, LLC. See “Transaction Parties—Servicers—Significant Primary Servicer—SCP Servicing, LLC”.
Wells Fargo Bank, National Association is expected to act as primary servicer with respect to the Arundel Mills and Marketplace mortgage loan (8.1%) pursuant to a primary servicing agreement with the master servicer until the securitization of the related controlling pari passu companion loan, following which servicing of the Arundel Mills and Marketplace whole loan will shift to the servicing agreement related to such future securitization transaction. Wells Fargo Bank, National Association is also an outside servicer with respect to the 11 West 42nd Street mortgage loan (3.6%), as identified in the chart captioned “Outside Serviced Mortgage Loans Summary” under “—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below.
The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of SCP Servicing, LLC, Wells Fargo Bank, National Association and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.
Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift whole loan, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the whole loan becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift whole loan, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
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Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer with respect to all the serviced mortgage loans and related companion loans if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer with respect to all the serviced mortgage loans and related companion loans would be in the best interest of the certificate holders and the Uncertificated VRR Interest owners (as a collective whole);
●	recommending the replacement of the special servicer with respect to the trust subordinate companion whole loan if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer with respect to the trust subordinate companion whole loan would be in the best interest of the loan-specific certificate holders (as a collective whole); provided that, unless the issuance of the loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR, no such
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replacement of the special servicer may occur unless a loan-specific control termination event exists; and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).
An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amounts then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for any additional operating advisor consultation trigger event solely with respect to a trust subordinate companion whole loan.
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:
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Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Arundel Mills and Marketplace	CREFI	(4)	8.1%	(4)	(4)	(4)	(4)	(4)	(5)
Bala Plaza Portfolio	CREFI	(4)	5.4%	(4)	(4)	(4)	(4)	(4)	(5)
RTL Retail Portfolio	KeyBank	BBCMS 2023-C22 PSA	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	RREF IV-D AIV RR H, LLC
11 West 42nd Street	UBS AG	BANK5 2023-5YR3 PSA	3.6%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	Greystone High Yield Investments I LLC
OPI Portfolio	UBS AG	(4)	3.4%	(4)	(4)	(4)	(4)	(4)	(5)
Creekside Town Center	BMO	(4)	3.2%	(4)	(4)	(4)	(4)	(4)	(5)
60 Hudson	BMO	BBCMS 2023-C22(6)	2.7%	Midland Loan Services, a Division of PNC Bank, National Association(6)	Rialto Capital Advisors, LLC(6)	Computershare Trust Company, National Association(6)	Computershare Trust Company, National Association(6)	Pentalpha Surveillance LLC(6)	(5)
Knoll Ridge Apartments	BMO	BBCMS 2023-C22 PSA	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	RREF IV-D AIV RR H, LLC
645 North Michigan Avenue	CREFI	(4)	2.3%	(4)	(4)	(4)	(4)	(4)	(5)
Regency Retail Portfolio	BMO	BBCMS 2023-C22 PSA	1.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	RREF IV-D AIV RR H, LLC

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(4)	The Arundel Mills and Marketplace mortgage loan, the Bala Plaza Portfolio mortgage loan, the OPI Portfolio mortgage loan, the Creekside Town Center mortgage loan and the 645 North Michigan Avenue mortgage loan are servicing shift mortgage loans that, in each such case, (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
(5)	With respect to the Arundel Mills and Marketplace mortgage loan, the Bala Plaza Portfolio mortgage loan, the OPI Portfolio mortgage loan, the Creekside Town Center mortgage loan, the 60 Hudson mortgage loan and the 645 North Michigan Avenue

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mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
(6)	The 60 Hudson mortgage loan (i) will be initially serviced and administered by an outside servicer and an outside special servicer pursuant to the BBCMS 2023-C22 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction.
Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no outside serviced pari passu-AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.
See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion
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loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan (including any applicable trust subordinate companion whole loan) as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”); and
●	with respect to a trust subordinate companion whole loan (i) for so long as no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan, the loan-specific controlling class representative (if and for so long as it is entitled to act as directing holder), and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan (x) in the case of a trust subordinate companion whole loan that becomes a serviced outside controlled whole loan as a result of the existence of an applicable control appraisal period, the holder of the related controlling note, or (y) in the case of a trust subordinate companion whole loan as to which the subsequent senior controlling note is held by the issuing entity and a control termination event has not occurred and is not continuing, the controlling class representative.
provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative, as applicable, is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.
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An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.
With respect to the serviced mortgage loans and serviced whole loans, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan, or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).
For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.
If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.
Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion
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loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.
With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.
“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
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In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class G-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class G-RR and Class J-RR certificates.
After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amounts, that is equal to
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or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
SDOF III MB, LP, a Delaware limited partnership, is expected on the closing date, (i) to purchase the Class E, Class X-E, Class F, Class X-F, Class G-RR and Class J-RR certificates, and (ii) to appoint itself as the initial controlling class representative.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be (i) the party selected by Bank of Montreal, and (ii) the party selected by Citi Real Estate Funding Inc. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, a risk retention consultation party will not have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Bank of Montreal and Citi Real Estate Funding Inc. are expected to be appointed as the initial risk retention consultation parties.
With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the
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mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event, the operating advisor;
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the related loan-specific controlling class representative (if and for so long as it is entitled to act as a consulting party); and
(vi)	except with respect to any excluded RRCP mortgage loan with respect thereto, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;
provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to the trust subordinate companion whole loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) a risk retention consultation party will not be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, a risk retention consultation party, a related loan-specific controlling class representative or a holder of a
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pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to
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certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in December 2023 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to December 2023, the date that would have been its due date in December 2023 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about December 19, 2023.
Distribution Date	The 4th business day following the related determination date of each month, beginning in January 2024.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in January 2024.
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Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in January 2024, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	March 2028
	Class A-2	December 2028
	Class A-5	November 2033
	Class A-SB	June 2032
	Class X-A	November 2033
	Class X-B	December 2033
	Class A-S	December 2033
	Class B	December 2033
	Class C	December 2033
The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).
Rated Final Distribution Date	As to each class of offered certificates, the distribution date in December 2056.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loan(s), if any) to the depositor, which will in turn deposit the mortgage loans (and such trust subordinate companion loan(s)) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:
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The foregoing illustration does not take into account sales or other transfers by the depositor of the Uncertificated VRR Interest, any of the certificates other than the offered certificates or any loan-specific certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2023-C7:
●	Class A-1
●	Class A-2
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C
Upon initial issuance, the Series 2023-C7 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: (i) the Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR certificates, and (ii) any loan-specific certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.
The offered certificates, together with the Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates and the Class VRR certificates are collectively referred to in this prospectus as the “regular certificates”. The non-vertically retained certificates (exclusive of the Class R
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certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis”. The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of the Class A-1, Class A-2 and Class A-5 certificates will be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of the Class A-SB, Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.
The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.
The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time,
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over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-5 and Class A-SB certificates as in effect from time to time, as described in this prospectus.
The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time, as described in this prospectus.
For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
No trust subordinate companion loan will be taken into account in determining pass-through rates on the non-vertically retained certificates.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or subservicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis
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from 0.00250% to 0.08125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced
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whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)		Outside Workout Fee Rate(2)		Outside Liquidation Fee Rate(2)
Arundel Mills and Marketplace	Servicing Shift	0.00250%	0.25%	(4)	1.00%	(4)	1.00%	(4)
Bala Plaza Portfolio	Servicing Shift	0.00125%	0.25%	(4)	1.00%	(4)	1.00%	(4)
RTL Retail Portfolio	BBCMS 2023-C22	0.00125%	0.25%		1.00%		1.00%
11 West 42nd Street	BANK5 2023-5YR3	0.00250%	0.25%		0.50%		0.50%
OPI Portfolio	Servicing Shift	0.00125%	0.25%		1.00%		1.00%
Creekside Town Center	Servicing Shift	0.00125%	0.25%		1.00%		1.00%
60 Hudson	BBCMS 2023-C22(5)	0.00250%	0.25%	(5)	1.00%	(5)	1.00%	(5)
Knoll Ridge Apartments	BBCMS 2023-C22	0.00125%	0.25%		1.00%		1.00%
645 North Michigan Avenue	Servicing Shift	0.00125%	0.25%	(4)	1.00%	(4)	1.00%	(4)
Regency Retail Portfolio	BBCMS 2023-C22	0.00125%	0.25%		1.00%		1.00%

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(4)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.
(5)	It is expected that the servicing of the 60 Hudson mortgage loan will shift from the BBCMS 2023-C22 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.
The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans for each
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distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00171% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00036%. The asset representations reviewer will not be entitled to an ongoing fee with respect to any trust subordinate companion loan. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated based on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.01118% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this
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prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.
See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined

VRR Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage. With respect to each of the Combined VRR Interest and the non-vertically retained certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.
The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.
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The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.
The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:
First: Class A-1, Class A-2, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F: to interest on the Class A-1, Class A-2, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1, Class A-2, Class A-5 and Class A-SB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;
(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;
(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above; and
(E)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-5 and Class A-SB
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certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.
Third: Class A-1, Class A-2, Class A-5 and Class A-SB certificates: to reimburse the Class A-1, Class A-2, Class A-5 and Class A-SB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-5, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered non-vertically retained certificates (other than the Class X-D, Class X-E and Class X-F certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the non-vertically retained available funds.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
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C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.
A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums actually collected on the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.
On any distribution date, the non-vertically retained percentage of distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained principal balance certificates in ascending order (beginning with certain non-vertically retained principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D, Class X-E and Class X-F certificates.
The non-vertically retained percentage of principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or to the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.
Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the
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extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.
F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of non-vertically retained regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be
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non-recoverable from collections on that mortgage loan (or trust subordinate companion loan). The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (and with respect to any mortgage loan that is part of a whole loan or with respect to a trust subordinate companion loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
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In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be (i) 32 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $739,304,766 and (ii) 1 trust subordinate companion loan, with an outstanding principal balance as of the cut-off date of $30,000,000. The mortgage loans and the trust subordinate companion
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loan are secured by first liens on various types of commercial and multifamily properties, located in 26 states and Ontario, Canada. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidences a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).
Fee Simple / Leasehold	All of the mortgaged properties (100.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
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See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Whole Loans	Eleven (11) mortgage loans (46.9%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan, and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.
Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.
The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:
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Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
Woodfield Mall	BMO	$68,000,000	9.2%	$196,000,000	$30,000,000	$294,000,000	Serviced	Pari Passu AB	Y(3)
Arundel Mills and Marketplace	CREFI	$60,000,000	8.1%	$300,000,000	N/A	$360,000,000	Servicing Shift	Pari Passu	N
Bala Plaza Portfolio	CREFI	$40,000,000	5.4%	$59,500,000	N/A	$99,500,000	Servicing Shift	Pari Passu	N
RTL Retail Portfolio	KeyBank	$36,000,000	4.9%	$224,000,000	N/A	$260,000,000	Outside Serviced	Pari Passu	N
11 West 42nd Street	UBS AG	$26,333,333	3.6%	$247,666,667	N/A	$274,000,000	Outside Serviced	Pari Passu	N
OPI Portfolio	UBS AG	$25,000,000	3.4%	$29,300,000	N/A	$54,300,000	Servicing Shift	Pari Passu	N
Creekside Town Center	BMO	$24,000,000	3.2%	$47,525,000	N/A	$71,525,000	Servicing Shift	Pari Passu	N
60 Hudson	BMO	$20,000,000	2.7%	$260,000,000	N/A	$280,000,000	Outside Serviced	Pari Passu	N
Knoll Ridge Apartments	BMO	$17,500,000	2.4%	$25,000,000	N/A	$42,500,000	Outside Serviced	Pari Passu	N
645 North Michigan Avenue	CREFI	$17,000,000	2.3%	$38,000,000	N/A	$55,000,000	Servicing Shift	Pari Passu	N
Regency Retail Portfolio	BMO	$13,000,000	1.8%	$40,000,000	N/A	$53,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
(3)	The initial controlling note with respect to the Woodfield Mall whole loan is note B-1, which will be held by the issuing entity and will back the related loan-specific certificates. The related co-lender agreement provides that if a “control appraisal period” has occurred and is continuing with respect to the Woodfield Mall whole loan, then the controlling note will be note A-1-2, which will not be held by the issuing entity as part of the mortgage pool. For so long as a control appraisal period is in existence with respect to the Woodfield Mall Whole loan, it will be a serviced outside controlled whole loan.
The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights
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and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.
There are no outside serviced pari passu-AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$739,304,766
Number of Mortgage Loans	32
Number of Mortgaged Properties	85
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,699,137 to $68,000,000
Average Cut-off Date Balance	$23,103,274
Range of Mortgage Rates	5.58000% to 9.35000%
Weighted Average Mortgage Rate	7.15394%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	109 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	51 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	108 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 360 months
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All Mortgage Loans
Weighted average remaining amortization term(2)	360 months
Range of Cut-off Date LTV Ratios(3)(4)	17.5% to 69.4%
Weighted average Cut-off Date LTV Ratio(3)(4)	53.0%
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.5% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.7%
Range of UW NCF DSCR(3)(5)	1.20x to 3.92x
Weighted average UW NCF DSCR(3)(5)	1.72x
Range of Debt Yield on Underwritten NOI(3)(6)	8.9% to 24.2%
Weighted average Debt Yield on Underwritten NOI(3)(6)	13.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	77.1%
Interest Only, then Amortizing Balloon	18.4%
Amortizing Balloon	4.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.7%
Mortgage Loans with mezzanine debt only	9.0%
Mortgage Loans with subordinate debt only	9.2%

(1)	Subject to a permitted variance of plus or minus 5%. Except when expressly stated otherwise, statistical information in this table does not include any trust subordinate companion loan.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 53.3% and 52.0%, respectively.
(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an earnout or economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related earnout or economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties

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divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
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●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:
●	With respect to the Tusk Multifamily Portfolio mortgage loan (4.5%), the prior loan secured by The Residence at Patriot Place mortgaged property was originally scheduled to mature at the end of October 2023. An extension was granted on such prior loan, which was repaid in full on November 17, 2023, concurrently with the origination of the Tusk Multifamily Portfolio mortgage loan.
●	With respect to the 11 West 42nd Street mortgage loan (3.6%), the prior loan secured by the mortgaged property matured on June 6, 2023 but the related borrower was granted a one-month extension and forbearance prior to the origination of the current mortgage loan.
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The prior loan was repaid in full on June 30, 2023, concurrently with the origination of the current mortgage loan.
●	With respect to The Park at Trowbridge mortgage loan (4.5%), an event of default existed under a prior loan secured by the mortgaged property as a result of the related borrower’s failure to provide its financial statements when due and to timely obtain a modification to a consent judgement in order to increase the number of permitted units from 308 units to 322 units. The lender of such prior loan and the related borrower entered into a forbearance agreement, and the modification to the consent judgement was subsequently entered into. Such prior loan was refinanced by Wells Fargo Bank, National Association in May 2023, which was repaid in full on November 6, 2023, concurrently with the origination of the current mortgage loan.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Eighteen (18) of the mortgaged properties (27.9%): (i) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; (ii) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; or (iii) are subject to a triple-net lease with the related sole tenant, and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Certain other mortgaged properties have less than 3 years of historical financial information presented on Annex A.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans

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(considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 244) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest and
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(B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Bank of Montreal will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by Citi Real Estate Funding Inc., an originator, of a portion of the Combined VRR Interest and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Bank of Montreal, as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.
None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction will retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance of any mortgage loan(s) that is/are ARD loan(s), but in any such case, only if the option described above is exercised after the distribution date related to the collection period in which the corresponding anticipated repayment date occurs), certain specified persons will have
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the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest, any loan-specific certificates.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates), the Uncertificated VRR Interest, and any loan-specific certificates for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B, Class X-D and Class X-E certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and loan-specific certificates and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange. If there is a trust subordinate companion loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan—Optional Termination; Optional Trust Subordinate Companion Loan Purchase” for a discussion of certain additional related termination and purchase options.
See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions

of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the interests of the trustee or any holder of a loan-specific certificate in any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).
With respect to each mortgage loan, if any, that is comprised of multiple promissory notes contributed to this securitization transaction by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the
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related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificate holders, the Uncertificated VRR Interest owners, the loan-specific certificate holders (in the case of the Woodfield Mall whole loan) and any related affected pari passu companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners, the loan-specific certificate holders (in the case of the Woodfield Mall whole loan) and such pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s)) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the
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related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion whole loan or any other such whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan, except as otherwise provided in the related co-lender agreement, has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Three (3) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The trust subordinate companion loan REMIC, which will hold the trust subordinate companion loan (subject to the excess liquidation proceeds option) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and the trust subordinate companion loan REMIC regular interests and will issue the Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates, the loan-specific certificates (in the case of the Class WMA certificates, excluding the excess liquidation proceeds option) and the Combined VRR Interest as classes of regular interests in the Upper-Tier REMIC.
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Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class X-A, Class X-B and Class C Certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S and Class B Certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and
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regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.
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Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There was a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, which declaration has been continually renewed. In addition, the former president of the United States declared an emergency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020 in response to COVID-19, authorizing assistance across the United States, including one form of Federal Emergency Management Agency (FEMA) assistance. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by, among other mandates, providing social distancing guidelines and certain mask wearing requirements. Although vaccines are available, there can be no assurance as to the availability of all or the most effective vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have loosened restrictions with the increased availability of vaccines many businesses have not resumed full pre-COVID-19 economic or other activity. There can be no assurance future regional or broader outbreaks of COVID-19 or other pandemics or diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. Certain economies have contracted as a result, and it is unclear when full economic expansion will be attained in the United States or globally.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types, including, but not limited to, the following:

●	certain hospitality properties and casino properties, due to difficulties in the travel industry;
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●	certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and
●	certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users, who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

Further, certain businesses are adjusting their business plans in response to new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by COVID-19 or any other pandemic and the measures implemented by governments to combat any such pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Even though much of the country has reopened, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider the impact that a sustained surge in (as well as any future prolonged waves of) new COVID-19 cases or other pandemic cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether closures due to COVID-19 or any other pandemic will trigger co-tenancy provisions.

We cannot assure you that, during or following any pandemic, the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based in part on pre-pandemic property performance and therefore may not reflect current or future conditions with respect to the mortgaged properties or the borrowers. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Certificate Summary”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic or any other pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans.

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Investors should expect higher-than-average delinquencies and losses on the mortgage loans during or following a pandemic. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

As a result of any of the foregoing, some borrowers may seek forbearance arrangements or loan modifications at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of a pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, during and following the COVID-19 pandemic, servicers had reported an increase in borrower requests for relief, and there is no assurance that such volume will not continue or increase in the event of a resurgence of COVID-19 or the occurrence of any other pandemic. Any significant volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserves will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on certain tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan). We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be further delayed as such offices and courts address any resulting backlogs of such actions that accumulated during any affected period. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A and Annex E-2A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic.

The effects of the COVID-19 pandemic or any future pandemic, including as result of any future surges in COVID-19 cases, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

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Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases,

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materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
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●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
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●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage

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and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

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If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender

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to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

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For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

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●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.
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A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing

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its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a

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disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

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Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the MRP Solutions Portfolio mortgaged properties (4.6%), the New Mountain – Cleaver Brooks mortgaged properties (4.2%), the Metra Portfolio mortgaged properties (3.7%) and the Babcock & Wilcox – Chanute mortgaged property (0.8%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is a former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such

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payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue

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funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
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●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
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●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
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●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud

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Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

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●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality, resort or other properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines

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not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
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●	tenant mix;
●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease

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could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
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●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases. In addition, certain properties may have one or more tenants that operate a medical marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in

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demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, some retail properties also operate a casino business at the property, which is subject to a number of risks. See “—Risks Related to Casino Properties” above.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
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●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
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●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must

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register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of property owners to combine, redevelop or reconfigure units and/or charge rents at higher rental rates for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.
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Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In

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any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These

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characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
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4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “Retail Properties” and “—Health Care-Related Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;
●	the appeal of the recreational activities offered;
●	the existence or construction of competing properties, whether or not they offer the same activities;
●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;
●	geographic location and dependence on tourism;
●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;
●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;
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●	sensitivity to weather and climate changes; and
●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Data Centers

The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, because data centers require substantial quantities of water for cooling, data centers located in areas that are subject to drought, such as California, are also subject to heightened risks. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. For example, “powered shells” are data center properties whereby the landlord makes the initial capital investment required to complete an exterior structure with access to power and fiber optics, with tenants providing all additional capital required in order to build-out the interior and convert the asset into a fully operational data center. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

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Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office or hospitality properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property

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type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes

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of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are retail, multifamily, industrial, office and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in Michigan, New York, Illinois, Georgia, Maryland, California, Pennsylvania and Texas. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

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Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed

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description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

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The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (41) (Environmental Conditions) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus, and any related exceptions thereto on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1A and Annex E-2A, respectively, to this prospectus).

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the land owner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and/or retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

In addition, certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling

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alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

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Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

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Four (4) of the mortgaged properties (6.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on February 2, 2024. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus, and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.
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Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket insurance policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

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The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

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Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and

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May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

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The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

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Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

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Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (0.6%) is a seasoned mortgage loan that was originated approximately 17 months or more prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

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Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents.

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These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the

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borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt

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of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
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●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises

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a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

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●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment

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of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.
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In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at other institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. In the case of the Babcock & Wilcox – Chanute Mortgage Loan (0.8%), the deposit and cash management accounts are maintained with Flagstar.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required

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balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

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Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

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Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Bank of Montreal, one of the sponsors, an originator, the initial risk retention consultation party and the expected holder of the Uncertificated VRR Interest, and (ii) BMO Capital Markets Corp., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A

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completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

In addition, RRECM and its affiliate SCP may benefit from certain relationships, including profit-sharing arrangements, with the B-Piece Buyer relating to the contribution of mortgage loans to this securitization transaction. RRECM and SCP were formerly under common control with affiliates of the B-Piece Buyer and in connection with the acquisition of RRECM and certain affiliates by Regions Bank in December 2021, RRECM entered into a programmatic loan distribution arrangement with an affiliate of the B-Piece Buyer. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as

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applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

In addition, Bank of Montreal, as the retaining sponsor, and Citi Real Estate Funding Inc. as an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Bank of Montreal and Citi Real Estate Funding Inc. are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the respective parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), such risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a portion of the Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that either Bank of Montreal or Citi Real Estate Funding Inc. (in each case as a party with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

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These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Each of the Servicing Shift Whole Loans and Will Shift to Other Servicers

The servicing of each of the Arundel Mills and Marketplace whole loan, the Bala Plaza Portfolio whole loan, the OPI Portfolio whole loan, the Creekside Town Center whole loan and the 645 North Michigan Avenue whole loan will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the applicable servicing shift whole loan will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Occurred, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Determined

It is expected that the 60 Hudson whole loan will ultimately be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is to be contributed, which is expected to be an unidentified future securitization transaction. However, such future securitization has not occurred, and the provisions of the related pooling and servicing agreement have not yet been determined, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any other applicable future securitization actually occurs, nor will they have any assurance as to the particular terms of the related pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions

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taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, each of Bank of Montreal (as the retaining sponsor) and Citi Real Estate Funding Inc. (as an originator) is an Underwriter Entity that is expected to be an owner of a portion of the Combined VRR Interest and an initial risk retention consultation party as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of the Combined VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

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Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an

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applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer (or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain

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circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (and holders of any related loan-specific certificates and related uncertificated interests) (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

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In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that SDOF III MB, LP (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan, for so long as it is serviced under the pooling and servicing agreement for this securitization, the holder of the related controlling pari passu companion loan will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled

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“Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not have any duty or liability to any other holder of a certificate or loan-specific certificate. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take or recommend actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing

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Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Although a directing holder or controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no control appraisal period is in effect) that, in each case, is a borrower related party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower related parties will be required to certify that they will not share such excluded information with such borrower related parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the control eligible certificates (collectively, the “B-Piece Buyer”) were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the control eligible certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that SDOF III MB, LP (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

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Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

Any risks set forth below with respect to the offered certificates should be considered to be generally applicable to any loan-specific certificates.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

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No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
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●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

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In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to four nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

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If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive

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payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable

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to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

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●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

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In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A or Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If the non-vertically retained percentage of losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the non-vertically retained percentage of losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement

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will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance(s) thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition,

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even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-5 and Class A-SB certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

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Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those described in the prior sentence as they relate to the related loan-specific certificates. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation

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with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.
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Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

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Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of Montreal, in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

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Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage

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loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

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There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

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You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

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Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Trust Subordinate Companion Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of the offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners, any related loan-specific certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

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No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

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State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

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Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries

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in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, the broader consequences of the military conflict between Israel and Hamas are difficult to predict at this time, but may include regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy prices, decreases in global travel, disruptions to the global energy supply and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A
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of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA (the “UK CRR”); and (f) an FCA investment firm as defined by Article 4(1)(2AB) of the UK CRR; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms wherever established or located. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements.
●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or Due Diligence Requirements means, in relation to any Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction, as well as any securitization transaction constituted by the issuance of any loan-specific certificates) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an Institutional Investor is permitted by the applicable Due Diligence Requirements to invest in such securitization only if (amongst other things):
o	(i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors;
o	(ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”), in accordance with the frequency and modalities provided for in such Article 7. In its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that the EU Due Diligence Requirement in Article 5(1)(e) should be interpreted to require EU Institutional Investors to verify that all information required by Article 7 of the EU Securitization Regulation has been disclosed to investors, regardless of whether the originator, sponsor or SSPE is established in the EU, the EEA or a third country, at the times and in the modalities specified in Article 7;
o	(iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, (a) if established in the UK, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and (b) if established in a third country, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
o	(iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective
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systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	Failure to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of an Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant Institutional Investor.
●	Certain aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered
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fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

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None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated Interests will be BMO 2023-C7 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of (i) a pool (the “Mortgage Pool”) of 32 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $739,304,766 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”) and (ii) a Trust Subordinate Companion Loan (as defined herein). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in December 2023 (or, in the case of any Mortgage Loan that has its first due date subsequent to December 2023, the date that would have been its due date in December 2023 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple in a commercial or multifamily property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties). In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan” and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Eleven (11) Mortgage Loans (collectively 46.9%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity.

If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”.

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If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan.

The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers; Sponsors

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
Bank of Montreal	8	$240,850,000	32.6%
Citi Real Estate Funding Inc.	6	183,166,296	24.8%
UBS AG	4	89,908,333	12.2%
Starwood Mortgage Capital LLC	4	74,100,000	10.0%
RRECM Capital II, LLC	6	72,581,000	9.8%
Greystone Commercial Mortgage Capital LLC	3	42,699,137	5.8%
KeyBank National Association	1	36,000,000	4.9%
Total	32	$739,304,766	100.0%

(1)	Certain of the Mortgage Loans were co-originated by the related Mortgage Loan Seller and another entity or were originated by another entity and transferred to the Mortgage Loan Seller.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.

BMO Commercial Mortgage Securities LLC (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of BMO, CREFI, Greystone, KeyBank, RRECM, SMC and UBS AG (collectively, the “Sponsors”) on or about December 19, 2023 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Co-Originated and Third-Party Originated Mortgage Loans

Bank of Montreal, Citi Real Estate Funding Inc., Greystone Commercial Mortgage Capital LLC, KeyBank National Association, RRECM Capital II, LLC, Starwood Mortgage Capital LLC and UBS AG are referred to in this prospectus as “originators” with respect to the Mortgage Loans originated by them.

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The following Mortgage Loans were co-originated or were part of Whole Loans that were co-originated by the related Mortgage Loan Seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the Mortgage Loan Seller:

●	The Woodfield Mall Mortgage Loan (9.2%) is part of a Whole Loan that was co-originated by Bank of Montreal, Barclays Capital Real Estate Inc. and Bank of America, N.A. The portion of the Woodfield Mall Mortgage Loan evidenced by promissory note A-2-1 was originated by Barclays Capital Real Estate Inc. and subsequently acquired by Bank of Montreal.
●	The Arundel Mills and Marketplace Mortgage Loan (8.1%) is part of a Whole Loan that was co-originated by DBR Investments Co. Limited, Citi Real Estate Funding Inc., Wells Fargo Bank, National Association and Societe Generale Financial Corporation.
●	The RTL Retail Portfolio Mortgage Loan (4.9%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc., Societe Generale Financial Corporation, KeyBank National Association and Bank of Montreal.
●	The New Mountain – Cleaver Brooks Mortgage Loan (4.2%) was originated by Goldman Sachs Bank USA, which transferred the Mortgage Loan to GS Commercial Real Estate LLC. Such Mortgage Loan was subsequently acquired by Bank of Montreal.
●	The 11 West 42nd Street Mortgage Loan (3.6%) is part of a Whole Loan that was co-originated by UBS AG, LMF Commercial, LLC and Bank of America, N.A.
●	The Creekside Town Center Mortgage Loan (3.2%) is part of a Whole Loan that was originated by 3650 Real Estate Investment Trust 2 LLC. Such Mortgage Loan was subsequently acquired by Bank of Montreal.
●	The 60 Hudson Mortgage Loan (2.7%) is part of a Whole Loan that was originated by Morgan Stanley Bank, N.A. Such Mortgage Loan was subsequently acquired by Bank of Montreal.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust

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Subordinate Companion Loan will support only the related Loan-Specific Certificates. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Woodfield Mall Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Woodfield Mall Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Woodfield Mall Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Woodfield Mall) is combined with any Whole Loan-related defined term (for example, Woodfield Mall Companion Loan Holder), reference is being made to such combined term (for example, Woodfield Mall Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

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“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2023 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to December 2023, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2023); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than four (4) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the Appraised Value of $508,200,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole. The sum of the “as-is” appraised values on a stand-alone basis is $498,190,000.
●	With respect to the Hyatt Regency Schaumburg Mortgage Loan (3.2%), the Appraised Value of the Mortgaged Property is a “Prospective Market Value Upon Completion” of $45,100,000 as of July 31, 2024 and which assumes completion of a PIP estimated to cost approximately $1,931,820. The “as-is” appraised value of the Mortgaged Property as of July 31, 2023 was $40,200,000.
●	With respect to the Regency Retail Portfolio Mortgage Loan (1.8%), the Appraised Value of $79,100,000 is the “as-portfolio” value, which reflects a 1.2% premium attributed to the value of the related Mortgaged Properties as a whole. The sum of the “as-is” individual appraised values of the related Mortgaged Properties is $78,125,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
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●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
RTL Retail Portfolio	4.9%	51.2%	$508,200,000	52.2%	$498,190,000
Hyatt Regency Schaumburg	3.2%	53.2%	$45,100,000	59.7%	$40,200,000
Regency Retail Portfolio	1.8%	67.0%	$79,100,000	67.8%	$78,125,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
The Park at Trowbridge	4.5%	9.9%	$4,200,000	11.4%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
The Park at Trowbridge	4.5%	10.2%	$4,200,000	11.6%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and
●	with respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), the UW NCF DSCR of 1.20x is based on 30-year amortization, assumes a stabilized underwritten vacancy of 3% and gives credit to rent payments due under the seven unleased units that are currently subject to a master lease. Without giving credit to the master lease, the UW NCF DSCR would be 1.16x. In addition, the mortgage loan was structured to include an $8,000,000 holdback reserve to be released to the borrower upon the satisfaction of certain conditions, including, but not limited to, (i) the borrower providing evidence that the Mortgaged Property is 100% occupied, (ii) the lender receiving approval documentation from the Family Homelessness and Eviction Protection Supplement program (“CityFHEPS”) for all 101 units at the Mortgaged Property and (iii) the debt service coverage ratio (as calculated by the lender utilizing trailing one-month income and underwritten expenses equal to $533,271) being equal to or greater than 1.20x.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date,

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assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
RTL Retail Portfolio	4.9%	51.2%	$508,200,000	52.2%	$498,190,000
Hyatt Regency Schaumburg	3.2%	53.2%	$45,100,000	59.7%	$40,200,000
Regency Retail Portfolio	1.8%	67.0%	$79,100,000	67.8%	$78,125,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, self storage, industrial and mixed use (to the extent the related Mortgaged Property includes office, retail, self storage or industrial space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants

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taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged

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Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include “straight line” rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent,

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month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms” or “Beds” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$739,304,766
Number of Mortgage Loans	32
Number of Mortgaged Properties	85
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,699,137 to $68,000,000
Average Cut-off Date Balance	$23,103,274
Range of Mortgage Rates	5.58000% to 9.35000%
Weighted Average Mortgage Rate	7.15394%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	109 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	51 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	108 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 360 months
Weighted average remaining amortization term(2)	360 months
Range of Cut-off Date LTV Ratios(3)(4)	17.5% to 69.4%
Weighted average Cut-off Date LTV Ratio(3)(4)	53.0%
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All Mortgage Loans
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.5% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.7%
Range of UW NCF DSCR(3)(5)	1.20x to 3.92x
Weighted average UW NCF DSCR(3)(5)	1.72x
Range of Debt Yield on Underwritten NOI(3)(6)	8.9% to 24.2%
Weighted average Debt Yield on Underwritten NOI(3)(6)	13.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	77.1%
Interest Only, then Amortizing Balloon	18.4%
Amortizing Balloon	4.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.7%
Mortgage Loans with mezzanine debt only	9.0%
Mortgage Loans with subordinate debt only	9.2%

(1)	Subject to a permitted variance of plus or minus 5%. Except when expressly stated otherwise, statistical information in this table does not include any trust subordinate companion loan.
(2)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Whole Loan, based on both that Mortgage Loan and any related pari passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” appraised values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 53.3% and 52.0%, respectively.
(5)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an earnout or economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance(s) are net of the related earnout or economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes the 21 Mortgage

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Loans (77.1%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	49	$294,181,000	39.8%
Anchored	41	149,904,467	20.3
Super Regional Mall	2	128,000,000	17.3
Unanchored	3	13,765,000	1.9
Shadow Anchored	3	2,511,533	0.3
Multifamily	9	$142,500,000	19.3%
Garden	7	73,500,000	9.9
Mid Rise(2)	2	69,000,000	9.3
Industrial	12	$98,141,296	13.3%
Warehouse / Manufacturing	9	65,350,000	8.8
Manufacturing	3	32,791,296	4.4
Office	6	$90,008,011	12.2%
Suburban	4	56,530,111	7.6
CBD	2	33,477,900	4.5
Hospitality	4	$54,050,000	7.3%
Full Service	2	33,500,000	4.5
Limited Service	2	20,550,000	2.8
Mixed Use	3	$26,424,459	3.6%
Medical Office / Retail	1	17,000,000	2.3
Office / Retail	2	9,424,459	1.3
Data Center	1	$20,000,000	2.7%
Self Storage	1	$14,000,000	1.9%
Total	85	$739,304,766	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.
(2)	With respect to the Park at Trowbridge mortgage loan (4.5%), the related mortgaged property is subject to a consent judgement that requires all of the residents at the property to be 55 or older and requires the property to provide certain amenities and building services to its residents.

With respect to all of the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Multifamily Properties

Nine (9) multifamily properties (19.3%) secure, in whole or in part, five (5) (19.3%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), the related borrower has applied for a 35-year 421-a tax abatement under the New York City Department of Housing Preservation and Development 421-a tax abatement program. In connection with the expected 421-a tax abatement, the borrower will be required to reserve at least 30.0% of the units at the Mortgaged Property for tenants earning no more than 130.0% of the area median income, subject to certain rental restrictions. See “—Real Estate and Other Tax Considerations”.

With respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), all tenants at the Mortgaged Property utilize housing vouchers provided under the CityFHEPS program, a rental assistance program administered by the New York City Department of Social Services.

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With respect to The Park at Trowbridge Mortgage Loan (4.5%), the related Mortgaged Property is subject to a consent judgement that requires residents at the Mortgaged Property to be 55 or older and requires the Mortgaged Property to provide certain building amenities and tenant services, including, without limitation, bi-weekly housekeeping services (to be paid by the residents), commercial lease space for a hair salon operator and a beverage or food service provider, a business center with computer access and a community room with library and recreational equipment.

With respect to the Tusk Multifamily Portfolio Mortgage Loan (4.5%), the Magnolia Manor Mortgaged Property experienced a fire in November 2021 that affected 20 units, which units are currently structurally vacant and were attributed no value in underwriting. The Tusk Multifamily Portfolio Mortgage Loan documents require the related borrowers to demolish the entirety of the 20 affected units within one year of the Mortgage Loan’s origination date. At origination, $152,500 (125% of the estimated cost to demolish and remove the fire damaged units) was reserved for the demolition and removal of the affected 20 units.

With respect to the Tusk Multifamily Portfolio Mortgage Loan (4.5%), according to the appraisal (x) The Residence at Patriot Place Mortgaged Property was 89.9% occupied as of October 1, 2023, which is approximately 5.1% below stabilized occupancy of 95.0%, (y) the Magnolia Manor Mortgaged Property was 73.0% occupied as of October 27, 2023, which is approximately 22.0% below stabilized occupancy of 95.0% and (z) The Retreat at Ragan Park Property was 80.6% occupied as of October 1, 2023, which is approximately 13.4% below stabilized occupancy of 94.0%.

With respect to the Tusk Multifamily Portfolio Mortgage Loan (4.5%), approximately 37% of the occupied units at the Magnolia Manor Mortgaged Property are occupied by tenants who lease their respective units on a month-to-month basis.

With respect to the Knoll Ridge Apartments Mortgage Loan (2.4%), crime searches conducted by the lender in connection with the origination of the Mortgage Loan revealed elevated incidents of crime at the Mortgaged Properties, including shootings in June and July 2023 that resulted in fatalities. A required repairs reserve of $564,441 was established at origination of the Mortgage Loan, which reserve included approximately $75,000 allocated to the borrower’s obligation to install security cameras at the Mortgaged Property. There can be no assurance, however, that such measures will reduce or eliminate criminal activity at the Mortgaged Property, or that any such activity will not adversely affect the performance of the Mortgaged Property, including its occupancy levels, rental rates or perceived desirability.

With respect to the Knoll Ridge Apartments Mortgage Loan (2.4%), approximately 5% of the tenants at the portfolio of Mortgaged Properties receive subsidized housing under Section 8 or another subsidy program.

Office Properties

Six (6) office properties (12.2%) secure, in whole or in part, four (4) (13.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

Twelve (12) industrial properties (13.3%) secure, in whole or in part, four (4) (13.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

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See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Retail Properties

Forty-nine (49) retail properties (39.8%) secure, in whole or in part, eleven (11) (39.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain specialty properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Hospitality Properties

Four (4) hospitality properties (7.3%) secure, in whole or in part, four (4) (7.3%) of the Mortgage Loans. Three (3) of the hospitality properties (5.3%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. With respect to the 3 Palms Resort Mortgage Loan (2.0%), the 3 Palms Resort Mortgaged Property is operated as an independent, boutique hotel and is not subject to a “flag.” A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

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The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Hyatt Regency Schaumburg	$24,000,000	3.2%	12/31/2037	11/6/2033
Holiday Inn Kansas City	$9,500,000	1.3%	12/16/2039	12/6/2033
Best Western Plus Wichita West Airport	$5,600,000	0.8%	12/28/2026	12/6/2033

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent.

Hospitality properties may be particularly affected by seasonality. The 3 Palms Resort Mortgage Loan (2.0%) requires a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks— General—Hospitality Properties”.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
Hyatt Regency Schaumburg	3.2%	24.9%

Mixed Use Properties

Three (3) mixed use properties (3.6%) secure, in whole or in part, three (3) (7.9%) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail and/or healthcare components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

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Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

One (1) self storage property (1.9%) secures one (1) (1.9%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

With respect to the SOS Storage Center Mortgage Loan (1.9%), approximately 21.2% of the revenue for the Mortgaged Property is derived from parking and/or recreational vehicle storage.

Other Properties

One (1) data center property (2.7%) secures, in whole or in part, one (1) (2.7%) of the Mortgage Loans. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a data center. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Data Centers”.

With respect to the 60 Hudson Mortgage Loan (2.7%), the Mortgaged Property has an occupancy rate of 62.2% as of June 5, 2023.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	8	1.1%
Theater(2)	1	8.1%
Grocery(3)	8	5.1%
Entertainment Venue(4)	3	17.6%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(5)	5	0.7%
Gym, fitness center, spa, salon, pool or health club(6)	3	0.5%
School, educational facility and/or beauty and cosmetology school(7)	1	3.6%
Bank branch(8)	1	0.2%

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(1)	Includes the following Mortgaged Properties: RTL Retail Portfolio – Wallace Commons, RTL Retail Portfolio – Walmart Neighborhood Market, RTL Retail Portfolio – Mattress Firm & Panera Bread, RTL Retail Portfolio – Waterford Park South, RTL Retail Portfolio – Stoneridge Village, RTL Retail Portfolio – Ventura Place, RTL Retail Portfolio – Houma Crossing, RTL Retail Portfolio – North Lake Square.
(2)	Includes the following Mortgaged Property: Arundel Mills and Marketplace.
(3)	Includes the following Mortgaged Properties: RTL Retail Portfolio – Northwoods MarketPlace, RTL Retail Portfolio – The Centrum, RTL Retail Portfolio – Carlisle Crossing, RTL Retail Portfolio – FreshThyme & DSW, RTL Retail Portfolio – Tellico Village, RTL Retail Portfolio – Terrell Mill Village, RTL Retail Portfolio – Lord Salisbury Center and Utica Park Place.
(4)	Includes the following Mortgaged Properties: Woodfield Mall, Arundel Mills and Marketplace and RTL Retail Portfolio – The Centrum.
(5)	Includes the following Mortgaged Properties: RTL Retail Portfolio – Ventura Place, RTL Retail Portfolio – Terrell Mill Village, RTL Retail Portfolio – The Ridge at Turtle Creek, RTL Retail Portfolio – Harbor Town Center and RTL Retail Portfolio – Tellico Village.
(6)	Includes the following Mortgaged Properties: RTL Retail Portfolio – Houma Crossing, RTL Retail Portfolio – Terrell Mill Village, RTL Retail Portfolio – Ventura Place.
(7)	Includes the following Mortgaged Property: 11 West 42nd Street.
(8)	Includes the following Mortgaged Property: RTL Retail Portfolio – The Ridge at Turtle Creek.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to each of the Utica Park Place Mortgaged Property (3.7%) and the RTL Retail Portfolio – Walmart Neighborhood Market Mortgaged Property (0.1%) the related Mortgaged Property has a gas station on site.

With respect to the Utica Park Place Mortgaged Property (3.7%), a tenant operates an automobile service center/repair shop on site.

With respect the RTL Retail Portfolio – Terrell Mill Village Mortgaged Property (0.2%), a tenant operates an on-site dry cleaner.

With respect to the Regency Retail Portfolio Mortgage Loan (1.8%), the Village Center Mortgaged Property is subject to a lease that permits the tenant to construct an automotive fuel station on the premises. In connection with such election to exercise the right to construct the fuel station, the Regency Retail Portfolio Mortgage Loan documents require the related borrower to deliver to the lender, among other items, all insurance policies related to the fuel station, copies of permits and approvals, and the consent of certain other tenants at the related Mortgaged Property.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$68,000,000	9.2%
Five (5) Largest Mortgage Loans	$240,000,000	32.5%
Ten (10) Largest Mortgage Loans	$398,566,296	53.9%
Largest Related-Borrower Concentration(1)	$128,000,000	17.3%
Next Largest Related-Borrower Concentration(1)	$15,100,000	2.0%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.7% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

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The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Bala Plaza Portfolio	$40,000,000	5.4%
RTL Retail Portfolio	36,000,000	4.9
MRP Solutions Portfolio	34,000,000	4.6
Tusk Multifamily Portfolio	33,000,000	4.5
New Mountain – Cleaver Brooks	31,350,000	4.2
Metra Portfolio	27,216,296	3.7
OPI Portfolio	25,000,000	3.4
Knoll Ridge Apartments	17,500,000	2.4
Regency Retail Portfolio	13,000,000	1.8
Grand Total	$257,066,296	34.8%

Two (2) groups of Mortgage Loans (19.4%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 17.3% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Woodfield Mall	$68,000,000	9.2%
Arundel Mills and Marketplace	60,000,000	8.1
Total for Group 1:	$128,000,000	17.3%

Group 2
Holiday Inn Kansas City	$9,500,000	1.3%
Best Western Plus Wichita West Airport	5,600,000	0.8
Total for Group 2:	$15,100,000	2.0%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans (if any) that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

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Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Michigan	5	$110,534,296	15.0%
New York	5	110,424,161	14.9
Illinois	4	109,823,846	14.9
Georgia	8	63,337,837	8.6
Maryland	2	61,265,538	8.3
California	3	44,400,000	6.0
Pennsylvania	4	42,182,154	5.7
Texas	6	41,907,054	5.7
Total	37	$583,874,887	79.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Georgia, California, Texas, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Texas, Florida, North Carolina, Louisiana and South Carolina, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Four (4) Mortgaged Properties (6.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

With respect to the New Mountain-Cleaver Brooks Mortgage Loan (4.2%), one of the Mortgaged Properties securing the Mortgage Loan is located in Ontario, Canada, and the related borrower that owns such Mortgaged Property is organized under the laws of British Columbia. Canadian law currently provides an exemption from Canadian withholding tax for Canadian-source interest payments on loans secured by a property or properties

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located in Canada. However, there can be no assurance that this exemption will not change in the future or that Canadian law will not otherwise change, and although this Mortgage Loan provides for a customary gross-up in the event of the imposition of any such withholding tax, there can be no assurance that such borrower will have sufficient cash flow from the related Mortgaged Property to pay all amounts required to be paid (including such tax). As a result, if the exemption is changed or any additional tax is imposed, it may result in a shortfall with respect to this Mortgage Loan. In addition, in the event that the Issuing Entity acquires the Mortgaged Property securing such Mortgage Loan, the Issuing Entity may be treated as engaged in a trade or business in Canada and may be subject to tax on net income or gains with respect to that net income.

The unpaid principal balance, as of the Cut-off Date, of the Mortgage Loans secured in whole or in part by Mortgaged Properties located in a foreign country will not be in excess of 4.2% of the Initial Pool Balance.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Eighteen (18) Mortgaged Properties (27.9)%, each have a limited operating history, as described in one or more of the bullets below.

●	Six (6) of the Mortgaged Properties (14.7%), namely, the 2136 Honeywell Avenue Mortgaged Property, The Park at Trowbridge Mortgaged Property, the Tusk Multifamily Portfolio Mortgaged Properties and the Empire Burbank Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Nine (9) of the Mortgaged Properties (7.9%), namely, the New Mountain - Cleaver Brooks Mortgaged Properties and the Metra Portfolio Mortgaged Properties, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Three (3) of the Mortgaged Properties (5.4%), namely, the MRP Solutions Portfolio Mortgaged Properties and the Babcock & Wilcox - Chanute Mortgaged Property, are subject to a triple-net lease with the related tenants and, therefore, has no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Bala Plaza Portfolio Mortgage Loan (5.4%), the Hyatt Regency Schaumburg Mortgage Loan (3.2%), the 645 North Michigan Avenue Mortgage Loan (2.3%), the 3 Palms Resort Mortgage Loan (2.0%) and the Coleman Marketplace Mortgage Loan (2.0%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Condominium Interest and Other Shared Interests

With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), provided no event of default has occurred and is continuing, the borrowers may, on a one-time basis during the term of the Bala Plaza Portfolio Mortgage Loan (except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio Mortgage Loan and ending (b) sixty days after the Bala Plaza Portfolio Mortgage Loan has been sold to such securitization), and prior to any partial release occurring, to subject the Mortgaged Property to a land condominium regime, subject to the terms of the Bala Plaza Portfolio Mortgage Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present

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When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

None of the Mortgaged Properties is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grants of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

Except as set forth below, none of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 18 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations may have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
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●	for which an operations and maintenance plan or abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Additionally, certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing.

Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

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With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the related ESA identified a CREC at the Evergreen Marketplace Mortgaged Property (0.1%) related to prior environmental reports which identified a closed leaking underground storage tank (“LUST”) case and three environmentally impacted areas at the Mortgaged Property formerly occupied by tenant Evergreen Golf & Country Club, which was in occupancy until 2012. According to the ESA, remediation and excavation activities were conducted on the impacted soil and subsequent soil sampling confirmed that contaminants in the soil were at levels below the applicable regulatory limits. In 2004, the LUST case was issued a no further action recommendation with use restrictions, which requires that the related Mortgaged Property only be used for industrial or commercial purposes. Based on the reported remediation activities, locations of the affected areas relative to the Mortgaged Property, the soil sampling results and redevelopment of the Mortgaged Property, the historical uses at the Mortgaged Property are considered a CREC given that the industrial/commercial use restriction is still in effect. The ESA recommends no further action at this time.

With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the related ESA identified a REC at the Terrell Mill Village Mortgaged Property (0.2%) in connection with former and current dry cleaning operations that have been conducted since 1973 by tenant Kim’s Care Kleeners. A 2022 subsurface investigation detected Tetrachloroethylene (“TCE”) and Perchloroethylene (“PCE”) in soil gas samples at concentrations above the applicable regulatory standards. According to the ESA, the lateral and vertical extent of such impacts has not been determined and a vapor intrusion pathway to indoor air has not been determined. Accordingly, the concentration of TCE and PCE in the soil represents a REC and the ESA recommends a subsurface investigation to determine the extent of such impacts. At origination, the related borrower reserved $977,500 to complete a subsurface investigation. If the subsurface investigation confirms that there is a vapor intrusion condition, the borrower will be required to use commercially reasonable efforts to (i) undertake further sampling and (ii) install a passive or active vapor intrusion mitigation system. Upon the installation of the vapor intrusion mitigation, the borrower will be required to obtain an ESA to confirm that the vapor intrusion condition is considered a CREC and that no further investigation or remediation of the vapor mitigation condition is warranted. The related Mortgaged Property is also covered by an environmental insurance policy from Allied World Assurance Company (U.S.) Inc., with a $20,000,000 policy limit per pollution condition and $20,000,000 in the aggregate, and a $50,000 deductible. Allied World Assurance Company (U.S.) Inc. is rated “A XV” by A.M. Best.

With respect to the MRP Solutions Portfolio Mortgage Loan (4.6%), the related ESA identified a REC due to the presence of an UST beneath the 2222 & 2300 Highland Road Mortgaged Property. According to the ESA, the size and former contents of the UST were not known or reported and the UST was reportedly closed in place within the last 20 years. However, no additional documentation regarding closure of the former UST system, or documentation regarding previous soil and/or groundwater investigation, was identified during this assessment. Based upon the absence of closure documentation, the potential exists that the former UST system had impacted subsurface conditions at the 2222 & 2300 Highland Road Mortgaged Property and is considered a REC.

With respect to the New Mountain – Cleaver Brooks Mortgage Loan (4.2%):

●	The ESA identified a REC at the 221 Law Street Mortgaged Property in connection with the lack of information regarding the current onsite conditions at the Mortgaged Property related to its historical industrial operations. According to the ESA, the Mortgaged Property was listed as previously having three USTs onsite, and a leaking UST case was registered on July 31, 1992. Additionally, the Mortgaged Property went through a groundwater monitoring program based on the results of soil and groundwater assessments in 1997, 2000 and 2001. During the site reconnaissance, the environmental consultant observed seven closed-in-place groundwater monitoring wells at the Mortgaged Property. However, documentation regarding the removal of the USTs, removal of impacted soil and groundwater, and groundwater monitoring reports were not available, and regulatory closure or correspondence was not provided to determine if there are any controls or restrictions applied to the Mortgaged Property. A request for copies of such documentation has been made; however, as of the date of the ESA, the environmental consultant has not yet received a response.
●	The ESA identified a REC at the 6940 Cornhusker Highway Mortgaged Property in connection with the following: (i) the historical industrial use of the Mortgaged Property, which initially occurred during a time of little to no regulatory oversight; (ii) the potential that hazardous materials may have been disposed of in an area of the Mortgaged Property not previously identified; and (iii) the presence of a railroad spur on the Mortgaged Property. The ESA also identified a REC at the Mortgaged Property in
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connection with the presence of TCE in the groundwater of an adjoining property that appears to have originated from the Mortgaged Property. According to the ESA, based on the most recent vapor intrusion assessment conducted in July 2022, all of the samples were either non-detected or below applicable restrictions and no further action was recommended to evaluate indoor air condition.

●	The ESA identified three RECs at the 1956 Singleton Boulevard Mortgaged Property in connection with the lack of information available regarding: (i) a voluntary cleanup program at the Mortgaged Property which was entered into on August 4, 2005; (ii) a former onsite filling station at the Mortgaged Property; and (iii) the removal of a hydraulic lift and the associated hydraulic fluid reservoir for which a release may have occurred or may present a material threat of a release.
●	The ESA identified two RECs at the 161 Lorne Avenue West Mortgaged Property in connection with (i) the historical industrial use of the Mortgaged Property since 1958 and (ii) the presence of pits throughout the Mortgaged Property, which can accumulate various contaminants that could migrate into the subsoil beneath the Mortgaged Property.
●	The ESA identified two RECs at the 351 21st Street Mortgaged Property in connection with (i) the historical industrial operations at the Mortgaged Property for 57 years without a subsurface investigation and (ii) the Mortgaged Property’s proximity to a documented subsurface contamination at a nearby property which reported that the groundwater quality or subsurface vapors beneath the Mortgaged Property could be degraded. The ESA also identified a CREC at the Mortgaged Property in connection with the removal of three USTs in February 1989. The results of soil testing revealed the presence of naphthalene and phenanthrene exceeded environmental standards but was noted not to be a risk to human health or the environment, and the Wisconsin Department of Natural Resources (the “WDNR”) issued a closure for the former USTs and no further action was recommended. However, the WDNR indicated vapor control technology would be required for construction and notification to the WDNR is required before building construction, as the potential exists for vapor intrusion into a new building due to residual contamination. Therefore, vapor control technologies are required, unless a vapor evaluation is accepted by the WDNR.
●	The ESA identified a REC at the 3232 West Lancaster Avenue Mortgaged Property in connection with the Mortgaged Property’s historical use of store cutting and boiler testing for 98 years, onsite operations with subsurface features, and various drains and pits that were not adequately investigated. The ESA also identified a CREC at the Mortgaged Property in connection with its listing as an environmental repair program site for the release of chlorinated solvents in the soil. According to the ESA, residual soil contamination for the release of chlorinated solvents is present on the Mortgaged Property and is currently being managed with continuing obligations. The WDNR issued a no further action letter with continuing obligations on July 23, 2009. The obligations consist of: residual soil contamination being properly managed should it be excavated or removed; before the land use can be changed from industrial to non-industrial additional environmental work must be completed; and lastly, an engineered barrier consisting of pavement be maintained over the contaminated area. The Mortgaged Property is also listed as a closed remediation site pertaining to this release.
●	The ESA identified three RECs at the 18300 Market Street Mortgaged Property in connection with the Mortgaged Property’s historical industrial use and the presence of an onsite septic system. Additionally, the ESA also identified the following as a REC: (i) the location of the Mortgaged Property within a designated federal national priorities list (an “NPL”) site; (ii) the confirmed presence of dioxins and furans in concentrations above regulatory and health-based thresholds; and (iii) the open regulatory case status, the historic use of the Mortgaged Property as a surface impoundment and the associated contamination. According to the ESA, the Mortgaged Property is located within the southern impoundment of an NPL site, which consists of three former disposal pits located along the San Jacinto River. The San Jacinto River waste pits were designated as an NPL site on March 19, 2008 and were formerly owned by McGinnis Industrial Maintenance Corporation, which historically used the Mortgaged Property and the adjoining areas as a surface impoundment for waste sludge sourced from Champion Paper Company. The contaminants of concern are dioxins and furans. According to the ESA, sediments of at least ½-mile in length within the San Jacinto River are contaminated. Samples collected from the former disposal pits and within the San Jacinto River have reported dioxin concentrations as high as 70,000 parts per trillion (ppt), which have contaminated the fish and crab populations within the
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river ecosystem. The Texas Department of Health has issued a consumptive advisory for fish and crabs within this segment of the river and the Environmental Protection Agency (“EPA”) is managing the remediation of both the southern and northern impoundments of the NPL site. The remedial action workplan for the southern impoundment was approved in November 2021 and remedial action activities began in November 2022. Field activities include the excavation of contaminated soil and sediments, which began in November 2022 and were expected to continue through May 2023, and the operation of a water treatment system, among other actions. As of the date of the ESA, remedial activities are ongoing. A release of water from the southern impoundment water treatment system was reported on March 20, 2023. The release impacted less than 480 square feet of surface area onsite and did not affect any areas off-site. The source of the release was reported to be an open valve on the water treatment system pipeline and no remediation activities have been yet conducted at the Mortgaged Property. Correspondence with the EPA indicates that excavation activities at this location will commence in July 2024 and that there are dioxins above the regulatory action level.

Furthermore, an adjoining property to the Mortgaged Property was associated with a release of chlorinated solvents that impacted the underlying groundwater in 1990. According to the ESA, records associated with the release were unavailable; however, the release is associated with a municipal setting designation that restricts the use of groundwater at the Mortgaged Property and the municipal setting designation closed January 2023. The Mortgaged Property is also identified as an active toxic release inventory site, with various chemicals being reported as being released. Based on the active toxic release inventory site listing, the chemicals of concern being listed as chlorinated solvents, and the direction of groundwater flow (up-gradient), the adjoining property represents a REC to the Mortgaged Property.

In order to mitigate the risks related to the above referenced environmental conditions an environmental insurance policy was obtained. Such policy was issued by Great American Insurance Group, with a $5,500,000 policy limit per pollution condition and $18,000,000 in the aggregate.

With respect to the Metra Portfolio Mortgage Loan (3.7%), the ESA for the Belding Mortgaged Property identifies aluminum impacts to site soils above Residential Drinking Water Protection (“DWP”) criteria as a REC. These impacts were identified during various sampling activities conducted at the Belding Mortgaged Property in 2012, 2013, and 2014. Based on the identification of concentrations of aluminum above the Residential DWP criteria, the Belding Mortgaged Property meets the definition of a “facility” under Part 201 of the Michigan Natural Resources and Environmental Protection Act of 1994, as amended (the “NREPA”). Part 201 of the NREPA provides prospective owners and/or operators of a “facility” with liability protection for historic impacts if such prospective owner/operator completes a Baseline Environmental Assessment (a “BEA”) within state-specified timeframes of purchase or occupancy. The BEA process also requires the preparation of a Due Care Plan (a “DCP”), which establishes requirements for the safe utilization of impacted property. The ESA consultant recommended that any prospective owners and operators of the Belding Mortgaged Property prepare and submit a BEA and DCP to the governing authority. In addition, the ESA for the Grand Rapids Mortgaged Property identifies impacts to site soils and groundwater at concentrations exceeding the Michigan Generic Residential Cleanup Criteria. These impacts were identified during a Phase II environmental site assessment investigation conducted at the Grand Rapids Mortgaged Property in 2019 and appear to be associated with historic operations. The known impacts established the Mortgaged Property as a “facility” in accordance with Part 201 of Michigan's NREPA, and thus, a BEA and DCP were prepared on behalf of the current property owner on December 5, 2019. Given that the impacts are being managed under the current DCP, the ESA consultant determined such impacts to be a CREC for the Mortgaged Property. The ESA consultant recommended that any prospective owners and operators of the Grand Rapids Mortgaged Property prepare and submit a new BEA and DCP to the governing authority in an effort to obtain liability protection for the identified historic impacts. The Metra Portfolio Mortgage Loan documents include a post-closing obligation requiring that a BEA and DCP be prepared by the related borrower for both Mortgaged Properties and be submitted to the governing authority. The ESA consultant estimated the cost to complete the required BEAs and DCPs to be $50,000. At origination of the Metra Portfolio Mortgage Loan, the borrower deposited $62,500 into an environmental reserve, which amount is equal to 125% of the estimated cost to prepare the BEA and DCP for both Mortgaged Properties.

With respect to the Utica Park Place Mortgage Loan (3.7%), the related ESA identified two RECs based on (a) a suspected oil/water separator associated with an auto center that has been operating at a portion of the Mortgaged Property since 1993, which appears to receive discharges from a trench drain within the auto center and (b) a

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second oil/water separator associated with an auto center that previously occupied the same portion of the Mortgaged Property from approximately 1993 to 2003, which received discharges from the auto center. According to the environmental consultant, the auto center appears to have been expanded/reconstructed in 2005, although the separator remains on the Mortgaged Property and appears to be no longer in use. The environmental consultant provided an opinion of potential cost to perform response actions to achieve cleanup and regulatory closure under Michigan environmental regulations, which determined a potential cost estimated not to exceed $345,000. The related Mortgaged Property is also covered by a pollution liability policy from Allied World Assurance Co (US) Inc., with a $5,000,000 policy limit per pollution condition and $5,000,000 in the aggregate, and a $25,000 deductible. The Mortgage Loan documents require the borrower to maintain (either by renewal, extension or replacement) such policy through November 6, 2036 (36 months beyond the Mortgage Loan’s maturity date).

With respect to the Knoll Ridge Apartments Mortgage Loan (2.4%), according to the related ESA, each Knoll Ridge Apartments Mortgaged Property is located in a radon zone that has a predicted average indoor screening level above 4.0 pCi/L, which is above the action level set forth by the U.S. Environmental Protection Agency (the “EPA”). Pursuant to the related Mortgage Loan documents, the related borrower is required, within 30 days of origination and using a licensed radon professional approved by the lender, to conduct short term radon tests in all ground floor residential units and a sampling of upper floor residential units as recommended by the radon professional and required by all applicable state and local rules and regulations (the “Short Term Radon Tests”). If a Short Term Radon Test, subsequent follow-up tests, and long term radon tests indicate exceedances of the EPA action level, the borrower is required to install and commence operation of mitigation systems to ensure there is no longer any exceedance of the EPA action level at any of the ground floor units. At origination of the Mortgage Loan, the borrowers were required to deposit into a radon testing account an amount equal to $50,000. If the long term radon tests indicate an exceedance of the EPA action level, the borrowers are required, within five business days of receipt of the long term radon test results, to deposit into the radon testing account an amount equal to 125% of the costs required for radon mitigation, as determined by a licensed radon professional and approved by the lender.

With respect to the 3 Palms Resort Mortgage Loan (2.0%), the related ESA identifies as a REC for the Mortgaged Property onsite impacts to groundwater associated with the Mortgaged Property’s location within the boundaries of the larger Indian Bend Wash (“IBW”) Superfund Site. The IBW Superfund Site was placed on the EPA’s NPL on September 8, 1983, after investigations revealed impacts in groundwater wells caused by historic industrial activities in the area. The Potentially Responsible Parties (“PRPs”) have been identified by the EPA, and the Mortgaged Property is not listed as a PRP. Groundwater and soil remediation is on-going; and, based on the reported depth to groundwater in the vicinity of the Mortgaged Property (131 to 165 feet below ground surface), the lack of habitable subsurface areas, and the presence of a concrete slab that acts as a vapor barrier beneath each building at the Mortgaged Property, the ESA consultant did not expect vapor intrusion to represent a significant environmental concern. Given that this matter is being actively addressed under the oversight of the governing authority and that the Mortgaged Property has not been identified as a PRP, the ESA consultant did not recommend any additional action.

With respect to the SOS Storage Center Mortgage Loan (1.9%), the related ESA identified a REC based on review of a May 2014 limited subsurface investigation report that identified PCE concentrations exceeding the current commercial/industrial standard. The lateral and vertical extents of the PCE impacts have not been evaluated. PCE was also reportedly detected in soil in a five foot soil sample. The origin of the PCE is unknown, although the Mortgaged Property and surrounding area have historically been used for industrial activities. The environmental consultant provided an opinion of potential cost to define the extent of contamination (soil, soil vapor and groundwater) through remediation and/or monitoring, which determined a potential cost estimated to not exceed $1,150,000. In order to mitigate the risks related to this REC related to historic use, a secured creditor environmental insurance policy was obtained. Such policy was issued by Beazley USA Services, Inc. to the lender for a 13-year term extending from August 16, 2023, through August 16, 2036, with limits individually and in the aggregate of $3,500,000 and a $25,000 self-insured retention.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

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Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Arundel Mills and Marketplace Mortgage Loan (8.1%), the borrower owns a non-income producing 24.21 acre parcel of vacant forestry land at the Mortgaged Property (“Forestry Parcel”), adjacent to which is a single-family home. The home was purchased in 2002 and was surrounded by a fence. Approximately 43,493 square feet of the Forestry Parcel (“Contested Portion”) is located within that fence. The owner of the single-family home has filed an adverse possession suit claiming ownership of the Contested Portion. The value of the Forestry Parcel was not deducted from the Appraised Value of the Mortgaged Property in the appraisal, nor was the Forestry Parcel separately valued in the appraisal. Under the Arundel Mills and Marketplace Whole Loan documents, the borrower may obtain a release from the lien of the mortgage for no additional consideration, of the Contested Portion, or such substantially similar tract of land the borrower is required to convey in connection with the adverse possession suit (or reasonably agrees to convey to settle the suit).

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties property improvement plans (“PIPs”) are required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), the borrowers are required to complete certain repairs to the parking garage located at the Two Bala Plaza Mortgaged Property no later than November 1, 2025 at an anticipated cost of approximately $2,300,000. At origination of the Mortgage Loan, the lender reserved such amount in connection with such repairs.

With respect to the Hyatt Regency Schaumburg Mortgage Loan (3.2%), the Mortgaged Property is currently undergoing a PIP, which involves installing new floor tile in the bathrooms, replacing power hubs, and other room upgrades. The work in connection with the PIP is anticipated to cost approximately $1,931,820. At origination of the Mortgage Loan, such amount was reserved to complete the related PIP. The related work is generally required to be completed by September 13, 2024. There can be no assurance that the expected renovations will be completed as expected or at all.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

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Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

With respect to the Tusk Multifamily Portfolio Mortgage Loan (4.5%), the prior loan secured by The Residence at Patriot Place mortgaged property was originally scheduled to mature at the end of October 2023. An extension was granted on such prior loan, which was repaid in full on November 17, 2023, concurrently with the origination of the Tusk Multifamily Portfolio Mortgage Loan.

With respect to the 11 West 42nd Street Mortgage Loan (3.6%), the prior loan secured by the Mortgaged Property matured on June 6, 2023 but the related borrower was granted a one-month extension and forbearance prior to the origination of the 11 West 42nd Street Mortgage Loan. The prior loan was repaid in full on June 30, 2023, concurrently with the origination of the 11 West 42nd Street Mortgage Loan.

With respect to The Park at Trowbridge Mortgage Loan (4.5%), an event of default existed under a prior loan secured by the Mortgaged Property as a result of the related borrower’s failure to provide its financial statements when due and to timely obtain a modification to a consent judgement in order to increase the number of permitted units from 308 units to 322 units. The lender of such prior loan and the related borrower entered into a forbearance agreement, and the modification to the consent judgement was subsequently entered into. Such prior loan was refinanced by Wells Fargo Bank, National Association in May 2023, which was repaid in full on November 6, 2023, concurrently with the origination of the current Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Woodfield Mall Mortgage Loan (9.2%) and the Arundel Mills and Marketplace Mortgage Loan (8.1%), Simon Property Group, L.P., the related borrower sponsor and a guarantor, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), one of the borrower sponsors and non-recourse carveout guarantors, Harry Adjmi, was the subject of three foreclosures between 2008 and 2010. In addition, one of the borrower sponsors and non-recourse carveout guarantors, Carolyn Dayon, was the subject of a foreclosure of her personal residence in 2014 when her spouse defaulted on a personally-guaranteed business loan for which her home served as collateral.
●	With respect to the Utica Park Place Mortgage Loan (3.7%), the related guarantor is an entity which holds an interest in various entities that invest in and manage real estate assets, which, either directly or indirectly through one or more subsidiaries, (i) is currently in default on two loans secured by healthcare properties and in negotiations for forbearance, (ii) defaulted on twelve loans secured by
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commercial real estate unrelated to the Mortgaged Property, each resulting in foreclosure or a deed-in-lieu of foreclosure, (iii) modified one loan secured by commercial real estate unrelated to the Mortgaged Property, resulting in a portion of the debt being forgiven, which loan was subsequently transferred to special servicing and for which a receiver was appointed which such receiver was subsequently terminated in connection with the modification/restructure of the loan, (iv) extended one loan secured by commercial real estate unrelated to the Mortgaged Property with a deed-in-lieu in escrow delivered as a condition to such extension, (iv) defaulted on or entered into a forbearance on two loans secured by commercial real estate unrelated to the Mortgaged Property; (v) negotiated discounted payoffs for three lines of credit and six loans secured by commercial real estate unrelated to the Mortgaged Property, and (vi) had one loan secured by the Mortgaged Property transferred to special servicing in 2010 (which such loan was refinanced in 2014 with the immediately preceding CMBS loan).

●	With respect to the Hyatt Regency Schaumburg Mortgage Loan (3.2%), the borrowers acquired the Mortgaged Property from an entity which acquired the Mortgaged Property via a deed-in-lieu of foreclosure.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, self storage, industrial and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Fourteen (14) of the Mortgaged Properties, securing, in whole or in part, five (5) Mortgage Loans (16.7%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.6% of the Initial Pool Balance.
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With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure two (2) or more Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgaged Properties
Burke’s/Burke’s Outlet Store	2	2.2%
Burlington/Burlington Coat Factory	5	15.1%
DSW	3	3.3%
Gabe's	2	4.0%
Hobby Lobby	7	4.2%
Marshalls	6	9.0%
Michaels	5	2.9%
Nordstrom / Nordstrom Rack	3	12.6%
Old Navy	4	3.7%
PetSmart	10	4.1%
Rack Room Shoes	2	2.2%
Ross Dress For Less	7	3.0%
Skyzone	2	2.4%
Staples	2	2.4%
United States Postal Service/US Postal Service	2	2.2%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, self storage and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months
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after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
RTL Retail Portfolio – Terrell Mill Village	0.2%	L.A. Fitness	59.9%	7/31/2030	9/6/2033
RTL Retail Portfolio – Nordstrom Rack	0.1%	Nordstrom Rack	74.6%	10/31/2030	9/6/2033
RTL Retail Portfolio – Quail Springs	0.1%	Hobby Lobby	54.9%	9/30/2028	9/6/2033
RTL Retail Portfolio – Wallace Commons	0.1%	Kohls Corporation	69.7%	1/31/2029	9/6/2033
RTL Retail Portfolio – Evergreen Marketplace	0.1%	Ross Dress For Less	50.3%	1/31/2029	9/6/2033
RTL Retail Portfolio – Derby Marketplace	0.1%	Hobby Lobby	55.0%	9/30/2030	9/6/2033
RTL Retail Portfolio – FreshThyme & DSW	0.1%	Fresh Thyme Farmers Market	53.2%	10/31/2024	9/6/2033
RTL Retail Portfolio – Tellico Village	0.1%	Food Lion, LLC	85.3%	12/16/2028	9/6/2033
RTL Retail Portfolio – PetSmart & Old Navy	0.1%	Old Navy	52.2%	10/31/2027	9/6/2033
RTL Retail Portfolio – Sutters Creek	0.1%	Hobby Lobby	69.6%	8/31/2031	9/6/2033
RTL Retail Portfolio – Mattress Firm & Panera Bread	0.0%	Mattress Firm	51.1%	1/31/2027	9/6/2033
645 North Michigan Avenue	2.3%	Northwestern University	55.5%	3/31/2031	12/6/2033
Empire Burbank	0.9%	Thinkwell Group	77.4%	7/31/2028	6/6/2033

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with
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visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Arundel Mills and Marketplace Mortgage Loan (8.1%), the largest tenant at the Mortgaged Property, Live Casino Hotel Maryland, representing approximately 28.2% of the net rentable square footage, entered into a 99-year ground lease expiring July 2115. Live Casino Hotel Maryland has the unilateral right to terminate its lease at (i) the expiration of the first 15-year period from the rent commencement date or (ii) the end of any successive 10-year period thereafter. Live Casino Hotel Maryland’s first option to terminate the ground lease arises in June 2027.
●	With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), (i) the second largest tenant at the One Bala Plaza Mortgaged Property, Beasley Media Group, LLC, representing approximately 9.5% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective November 30, 2025 provided that notice is given on or before November 30, 2024, and the tenant must pay certain fees in connection with such early termination, (ii) the fourth largest tenant at the One Bala Plaza Mortgaged Property, Chas, Kurz and Co., Inc., representing approximately 3.9% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective April 30, 2025 provided that notice is given on or before April 30, 2024, and
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the tenant must pay certain fees in connection with such early termination, and (iii) the second largest tenant at the Three Bala Plaza Mortgaged Property, Global Indemnity Group, Inc., representing approximately 10.4% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective December 31, 2025 provided that notice is given on or before December 31, 2024, and the tenant must pay certain fees in connection with such early termination.

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), (i) Harbor Freight Tools, the fourth largest tenant at the Carlisle Cross Mortgaged Property, which represents approximately 9.6% of the net rentable square footage at the related Mortgaged Property, has a one-time right to terminate its lease any time prior to March 1, 2028 effective as of August 31, 2028; provided that the tenant (a) gives written notice of its intent to termination the lease and (b) pays a termination fee and (ii) Edward D. Jones & Co., the fifth largest tenant at the Tellico Village Mortgaged Property, which represents approximately 2.9% of the net rentable square footage at the related Mortgaged Property, may terminate its lease at any time; provided that the tenant (a) gives the landlord 60 days written notice and (b) pays a termination fee.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), (i) Boot Barn Western and Work Wear, the fifth largest tenant at The Centrum Mortgaged Property, which represents approximately 4.4% of the net rentable area at the related Mortgaged Property, will have the option to terminate its lease if its gross sales in 2027 (the “Boots Measuring Period”) are not at least $2,000,000; provided that, (a) the borrower receives the tenant’s written termination notice within 90 days of the Boots Measuring Period and (b) the tenant pays a termination fee in connection with its exercise of the termination option, (ii) Old Navy, the fourth largest tenant at the Lawton Marketplace Mortgaged Property, which represents approximately 7.6% of the net rentable area at the related Mortgaged Property, will have the option to terminate its lease at any time during the first three months after the period between December 1, 2027 and November 30, 2028 (the “Old Navy Measuring Period”), if gross sales do not equal or exceed $3,500,000 during such Old Navy Measuring Period; provided that the tenant (a) gives the borrower no less than one month’s prior written notice and (b) pays a termination fee and (iii) Popshelf, the third largest tenant at the Crossroads Annex Mortgaged Property, which represents approximately 24.8% of the net rentable area at the related Mortgaged Property, will have the option to terminate its lease if its gross sales in 2030 (the “Popshelf Measuring Period”) are not at least $1,300,000; provided that, (a) the borrower receives the tenant’s written termination notice within no less than 30 days but no more than 180 days of the Popshelf Measuring Period and (b) the tenant pays a termination fee in connection with its exercise of the termination option.
●	With respect to the Utica Park Place Mortgage Loan (3.7%), the third largest tenant at the Mortgaged Property, Gabe’s, representing approximately 12.3% of the net rentable area, has a one-time right to terminate its lease upon 90 days’ notice and payment of a termination fee equal to the unamortized portion of the construction allowance actually received by the tenant (whether through a rent credit or payment from the landlord), if, during lease months 61 through 72 (November 1, 2027 through October 31, 2028) (the “Test Period”), tenant gross sales decline by more than 25% from the average of the annual gross sales during the 24 lease months immediately prior to the Test Period.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged

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Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Woodfield Mall Mortgage Loan (9.2%), H&M and Peppa Pig World of Play, two of the top five tenants representing approximately 4.7% of the net rentable square footage, are subject to leases that include co-tenancy provisions that allow the related tenants to pay reduced rent or terminate their respective leases if a specified percentage of the related Mortgaged Property is unoccupied or certain tenants go dark at the Mortgaged Property.
●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), two of the top five tenants at the Northwoods Marketplace Mortgaged Property, three of the top five tenants at The Centrum Mortgaged Property, four of the top five tenants at the Lawton Marketplace Mortgaged Property, three of the top five tenants at the Carlisle Crossing Mortgaged Property, three of the top five tenants at the Southway Shopping Center Mortgaged Property, three of the top five tenants at the Parkway Centre South Mortgaged Property, one of the top five tenants at the Houma Crossing Mortgaged Property, three of the top five tenants at the North Lake Square Mortgaged Property, all of the top five tenants at the Liberty Crossing Mortgaged Property, three of the top five tenants at the Owensboro Town Center Mortgaged Property, one of the top five tenants at the Harbor Town Center Mortgaged Property, four of the top five tenants at the Lord Salisbury Center Mortgaged Property, one of the top five tenants at the Terrell Mill Village Mortgaged Property, one of the top five tenants at the Nordstrom Rack Mortgaged Property, one of the top five tenants at the Ventura Place Mortgaged Property, two of the top five tenants at the Wallace Commons Mortgaged Property, four of the top five tenants at the Waterford Park South Mortgaged Property, two of the top five tenants at the Evergreen Marketplace Mortgaged Property, three of the top five tenants at the Derby Marketplace Mortgaged Property, three of the top five tenants at the Stoneridge Village Mortgaged Property, one of the top five tenants at the Crossroads Annex Mortgaged Property and two of the top five tenants at the PetSmart & Old Navy Mortgaged Property, representing approximately 32.4% of the portfolio net rentable square footage, are subject to leases that include co-tenancy provisions that allow the related tenants to pay reduced rent or terminate their respective leases if a specified percentage of the related Mortgaged Properties are unoccupied or certain tenants go dark at the related Mortgaged Properties.
●	With respect to the Utica Park Place Mortgage Loan (3.7%), if the Mortgaged Property is less than 60% rented (the “Leased Requirement”) for a period exceeding 180 consecutive days, the third largest tenant at the Mortgaged Property, Gabe’s, representing approximately 12.3% of the net rentable square footage, may abate its gross rent by 50% until the Leased Requirement is met. In the event the Leased Requirement is not achieved within 365 days of an abatement, Gabe’s will have the one-time right to either (i) terminate its lease, or, (ii) continue to abate 50% of the gross rent due until the earlier of (a) the date on which the Leased Requirement is satisfied, (b) 24 months after the end of the aforesaid 365-day period, or (c) the expiration of the term of its lease. If Gabe’s elects to terminate the lease pursuant to the foregoing, it must do so by providing written notice to the landlord within 60 days after the end of the aforesaid 365-day period, and the lease will terminate on the date set forth in Gabe’s notice, provided that such termination may be no sooner than 120 days after Gabe’s issues such notice to the landlord. If Gabe’s fails to issue a termination notice within such 60-day period it will be deemed to have elected option (ii) to continue to abate 50% of its gross rent. Gabe’s also may, if there are less than two retail tenants leasing not less than 35,000 square feet of the premise (the “Tenant Requirement”), either (i) terminate its lease, or, (ii) abate 50% of the gross rent due until the earlier of (a) the date on which the Tenant Requirement is satisfied, (b) 24 months after the end of the 365-day period following the commencement of such Tenant Requirement failure, or (c) the expiration of the term of its lease. If Gabe’s elects to terminate its lease, it must do so by providing written notice to the landlord within 60 days after the end of such 365-day period following the commencement of such Tenant Requirement failure, and the lease will terminate on the date set forth in Gabe’s notice, provided that such termination may be no sooner than 120 days after Gabe’s issues such notice to the landlord. If Gabe’s fails to issue a termination notice within such 60-day period it will be deemed to have elected option (ii) to continue to abate 50% of its gross rent.
●	With respect to the Creekside Town Center Mortgage Loan (3.2%), Bobs Discount Furniture, Nordstrom Rack and Marshalls, three of the top five tenants representing approximately 27.1% of the net rentable square footage, are subject to leases that include co-tenancy provisions that allow the related tenants
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to pay reduced rent or terminate their respective leases if a specified percentage of the related Mortgaged Property is unoccupied or certain tenants go dark at the Mortgaged Property.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), two of the top five tenants at the Northwoods Marketplace Mortgaged Property, two of the top five tenants at The Centrum Mortgaged Property, all of the top five tenants at the Lawton Marketplace Mortgaged Property, four of the top five tenants at the Carlisle Crossing Mortgaged Property, three of the top five tenants at the Southway Shopping Center Mortgaged Property, four of the top five tenants at the Parkway Centre South Mortgaged Property, three of the top five tenants at the Houma Crossing Mortgaged Property, four of the top five tenants at the North Lake Square Mortgaged Property, all of the top five tenants at the Liberty Crossing Mortgaged Property, four of the top five tenants at the Owensboro Town Center Mortgaged Property, three of the top five tenants at the Harbor Town Center Mortgaged Property, four of the top five tenants at the Lord Salisbury Center Mortgaged Property, two of the top five tenants at the Terrell Mill Village Mortgaged Property, one of the top five tenants at The Ridge at Turtle Creek Mortgaged Property, two of the top five tenants at the Nordstrom Rack Mortgaged Property, two of the top five tenants at the Ventura Place Mortgaged Property, two of the top five tenants at the Quail Springs Mortgaged Property, four of the top five tenants at the Wallace Commons Mortgaged Property, three of the top five tenants at the Waterford Park South Mortgaged Property, two of the top five tenants at the Evergreen Marketplace Mortgaged Property, two of the top five tenants at the Derby Marketplace Mortgaged Property, all of the top five tenants at the Stoneridge Village Mortgaged Property, two of the top five tenants at the FreshThyme & DSW Mortgaged Property, three of the top five tenants at the Crossroads Annex Mortgaged Property, one of the top five tenants at the Tellico Village Mortgaged Property, one of the top five tenants at the Walmart Neighborhood Market Mortgaged Property, two of the top five tenants at the PetSmart & Old Navy Mortgaged Property, three of the top five tenants at the Sutters Creek Mortgaged Property and two of the top five tenants at the Mattress Firm & Panera Bread Mortgaged Property, collectively representing approximately 60.5% of the portfolio net rentable square footage, are subject to leases that include provisions that allow the related tenants to go dark at any time. With the exception of (i) the second largest tenant at the Carlisle Crossing Mortgaged Property, (ii) the second largest tenant at the Harbor Town Center Mortgaged Property, (iii) the largest, the third largest and fifth largest tenants at the Waterford Park South Mortgaged Property, (iv) the largest tenant at the Evergreen Marketplace Mortgaged Property and (v) the largest tenant at the PetSmart & Old Navy Mortgaged Property, collectively representing approximately 4.3% of the portfolio net rentable square footage, the related borrower possesses the right to recapture a premises if the related tenant goes dark. With respect to (i) the third largest tenant at the Houma Crossing Mortgaged Property, representing approximately 0.8% of the portfolio net rentable square footage, the related tenant will have the right to go dark at any time following April 21, 2028 and (ii) the fourth largest tenant at the Waterford South Mortgaged Property, representing approximately 0.2% of the portfolio net
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rentable square footage, the related tenant will have the right to go dark at any time following June 26, 2024.

●	With respect to the Utica Park Place Mortgage Loan (3.7%), the second largest tenant at the Mortgaged Property, At Home Stores, representing approximately 21.7% of the net rentable square footage, has the right to go dark at any time. If At Home Stores’ leased premises remain closed for more than 180 days, the landlord may terminate the lease upon 30 days prior written notice. If At Home Stores’ recommences operating in the leased premises the termination will be null and void. The third largest tenant at the related Mortgaged Property, Gabe’s, representing approximately 12.3% of the net rentable square footage, has the right to go dark at any time. If Gabe’s leased premises remain closed for more than 180 days, the landlord may terminate the lease upon written notice to be effective 30 days after receipt by Gabe’s of such notice unless Gabe’s notifies the landlord in writing that Gabe’s agrees to reopen for business, and that Gabe’s actually reopens its leased premises for business within 90 days following Gabe’s notice to the landlord. If the landlord exercises its right to recapture the premises, upon the effective date of such recapture, provided that Gabe’s is not then operating a retail store within two miles of the leased premises, the landlord will be required to pay a termination fee to the tenant, which obligation will survive the termination of the lease. The fourth largest tenant at the related Mortgaged Property, Value City Furniture, representing approximately 11.3% of the net rentable square footage, has the right to go dark at any time in the first year of its lease. Notwithstanding the foregoing, Value City Furniture’s right to go dark will not release or excuse Value City Furniture from any obligations or liabilities under the lease without the express written consent of the landlord. If Value City Furniture’s leased premises remain closed for more than 180 days, the landlord may terminate the lease upon 30 days prior written notice. If Value City Furniture recommences operating in the leased premise the termination will be null and void. The fifth largest tenant at the related Mortgaged Property, Best Buy, representing approximately 9.2% of the net rentable square footage, has the right to go dark at any time. If Best Buy’s leased premises remain closed for more than 180 days, the landlord may terminate the lease upon written notice.

There may be other tenant leases that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Two Bala Plaza	1.0%	United States Postal Service	5.7%	9.9%	(1)
Terraces at Windy Hill	1.1%	US Postal Service	10.5%	10.2%	(2)
701 Clay Avenue	1.0%	GSA - Veterans Benefits Administration	100.0%	100.0%

(1)	The total underwritten base rent (“UW Base Rent”) includes the underwritten rent step of approximately $147,666.
(2)	The total UW Base Rent includes the underwritten rent step of approximately $79,152, underwritten reimbursement of approximately $456,961, Tesla charging station rent of $50,400 and PNC Bank ATM rent of $22,950.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that

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any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), the largest tenant at the Three Bala Plaza Mortgaged Property, Tokio Marine North America, Inc., representing approximately 23.2% of net rentable square footage at such Mortgaged Property, subleases approximately 54,480 square feet of its space to three separate subtenants.
●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), CenterWell, the fourth largest tenant at the Waterford Park South Mortgaged Property, representing approximately 5.9% of net rentable square footage at the related Mortgaged Property, subleases its entire space to Primary Care Cohort 4 OpCo, LLC.
●	With respect to the 11 West 42nd Street Mortgage Loan (3.6%), Michael Kors (USA), Inc, the largest tenant at the Mortgaged Property, representing approximately 26.5% of net rentable square footage, subleases (i) a portion of its space on the 19th floor (4,888 square feet) to National Public Radio, Inc., (ii) its third-floor space (approximately 14,924 square feet) to Expanded Schools, Inc., and (iii) part of the 22nd floor (approximately 8,295 square feet) to Aston Martin Lagonda of North America, Inc.
●	With respect to the 11 West Prospect Avenue Mortgage Loan (0.2%), the largest tenant at the Mortgaged Property, Roosevelt Professionals LLC, representing approximately 60.5% of the net rentable square footage, subleases the entirety of its leased space to 22 subtenants in the aggregate, as more fully described below in “—Affiliated Leases and Master Leases”.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the largest tenant at the Ventura Place Mortgaged Property, VCA Animal Hospitals, Inc. (representing approximately 42.0% of the net rentable square footage at the Mortgaged Property), is currently building out its space and is expected to take occupancy in December 2023; however, the tenant is paying rent.
●	With respect to the 11 West 42nd Street Mortgage Loan (3.6%), according to the borrower sponsors, the largest tenant, Michael Kors (USA), Inc is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsor to renew and modify its lease (the “Pre-Approved Lease Amendment”). If the Pre-Approved Lease Amendment is executed, Michael Kors (USA), Inc would renew 204,481 square feet of its space that is set to expire March 31, 2026 (which consists of 202,068 square feet of office and 2,413 square feet of storage), terminate the non-subleased portion of its lease on the 22nd floor (19,238 square feet), vacate 14,924 square feet on the third floor in March 2026, vacate 6,436 square feet on the 19th floor in March 2025 and vacate 9,406 square feet of subleased space on the 22nd floor, effective March 31, 2026. If the Pre-Approved Lease Amendment is executed, the tenant will have 12 months of free rent commencing April 1, 2026 and will receive a $5 per square
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foot annual rent reduction on 202,649 square feet until the Pre-Approved Lease Amendment takes effect on April 1, 2026. The Pre-Approved Lease Amendment was not signed on or before July 30, 2023. We cannot assure you that the Pre-Approved Lease Amendment will be signed as expected or at all. Due to the Pre-Approved Lease Amendment not being signed on or before July 30, 2023, the Mortgage Loan agreement requires that all excess cash (after payments due under the Mortgage Loan and the related mezzanine loan and certain property-level expenses) be retained by the borrower and cannot be distributed to its direct or indirect equity owners, which cash trap will continue until the earlier of (A) the execution of the Pre-Approved Lease Amendment or (B) the borrower entering into one or more replacement leases in accordance with the terms of the Mortgage Loan documents covering at least 200,000 square feet on lease terms (determined in the aggregate) at least as favorable as those set forth in the Pre-Approved Lease Amendment.

●	With respect to the 11 West 42nd Street Mortgage Loan (3.6%), New York University, the third largest tenant at the Mortgaged Property, representing approximately 12.2% of the net rentable square footage, has approximately $1.65 million in outstanding borrower obligations related to leasing expenses and two months of free rent totaling approximately $1,125,423 ($557,140 in December 2023 and $568,283 in December 2024). All outstanding borrower obligations and free rent was reserved at origination.
●	With respect to the OPI Portfolio Mortgage Loan (3.4%), the sole tenant at the 1 Primerica Parkway Mortgaged Property, Primerica Life Insurance Company, has a free rent period for November 2023 and December 2023.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer, right of

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first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), (i) Wal-Mart has a right of first refusal to purchase the Walmart Neighborhood Market Mortgaged Property and (ii) McDonalds has a right of first refusal to purchase the portion of the Southway Shopping Center Mortgaged Property occupied by such tenant, in each case in the event of a proposed transfer. Pursuant to the Wal-Mart lease, the right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure, however, such right does apply to any subsequent sale. Wal-Mart has 30 days from receipt of a proposed purchase agreement to exercise its right of first refusal. Pursuant to the McDonalds lease, the right of first refusal only applies if the premises leased to McDonalds is the only portion of the related Mortgaged Property being transferred.
●	With respect to the New Mountain – Cleaver Brooks Mortgage Loan (4.2%), Cleaver Brooks, the sole tenant, has a right of first refusal to purchase the Mortgaged Properties which right has been subordinated to the Mortgage Loan pursuant to a subordination non-disturbance and attornment entered into at origination. As long as no event of default under the leases has occurred and is continuing, the borrower will notify the tenant in writing if the borrower intends to accept a bona fide offer in writing from a third-party to purchase all or any of the Mortgaged Properties, whether by sale of the fee interest or via transfer of the direct ownership interests of the borrower. Upon receipt of any such notice, the tenant has a right of first offer to purchase the Mortgaged Properties. The tenant has 30 days after receipt of such notice to notify the borrower in writing to purchase the Mortgaged Properties on materially the same terms and conditions as set forth in the notice, with such immaterial modifications as the tenant may reasonably require (but with no modifications to any economic terms); provided that the borrower may, in its sole discretion, rescind any notice or obligation to sell the Mortgaged Properties prior to entering into any definitive documentation related to such purchase and sale and, to the extent the borrower so elects not to proceed with the sale, the lease will continue and the tenant’s rights under such lease will continue with respect to any subsequent sale of any portion of the Mortgaged Properties.
●	With respect to the Metra Portfolio Mortgage Loan (3.7%), the sole tenant at each of the Belding Mortgaged Property and the Grand Rapids Mortgaged Property, Extruded Aluminum Corporation, has a right of first offer to purchase the respective Mortgaged Property upon the borrower’s election to sell such Mortgaged Property pursuant to the terms of such tenant’s applicable lease. Pursuant to a subordination, non-disturbance and attornment agreement, Extruded Aluminum Corporation has agreed that such right of first offer (i) has been waived solely to the extent the same would apply to the borrower’s acquisition of the Mortgaged Property and (ii) will not apply (A) to the entering into of the Mortgage Loan (or the related Mortgage Loan documents) by the borrower, (B) in the event of a foreclosure, conveyance in lieu of foreclosure or the exercise of any other right asserted under or in respect of the mortgage and (C) in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the mortgage (or such affiliate or nominee of such holder) following a foreclosure or conveyance in lieu thereof.
●	With respect to the OPI Portfolio Mortgage Loan (3.4%), the 1 Primerica Parkway Mortgaged Property is subject to a right of first refusal agreement whereby the owner of the adjacent property to such Mortgaged Property has a right of first refusal solely in the event the related borrower sponsor receives an offer to purchase the 1 Primerica Parkway Mortgaged Property from a purchaser who wishes to convert such Mortgaged Property to a multifamily property. The right of first refusal is only valid if the 1 Primerica Parkway Mortgaged Property is rezoned to multifamily prior to the closing of such sale. The related right does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the mortgage loan documents.

With respect to the Regency Retail Portfolio – River Creek Village Mortgaged Property, the Regency Retail Portfolio – Jackson Square Mortgaged Property and the Empire Burbank Mortgaged Property (collectively, 1.1%), certain tenants, franchisors, property managers, ground lessors, developers, owners' associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not

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apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the 11 West Prospect Avenue Mortgage Loan (0.2%), the largest tenant, Roosevelt Professional LLC, representing approximately 60.5% of the net rentable square footage, is owned by the related borrower sponsor and leases its premises pursuant to master leases. The tenant in turn subleases the entirety of its leased space to 22 subtenants in the aggregate. The lender underwrote the master lease rents for the tenant, which amount is less than the aggregate annual rent by the subtenants. The payment of all rent, additional rent and other liabilities arising or payable to the related borrower or any other party under any affiliated lease, including without limitation any defaulted rent amounts to the extent not paid by an affiliated tenant (including, without limitation, all taxes, insurance, common area maintenance and other expenses payable by such tenant to governmental authorities and other third parties) under the master leases (which run through December 2036) are guaranteed by the related borrower sponsor under the Mortgage Loan documents. There can be no assurance that the borrower sponsor will satisfy such obligation in the event it is required to do so.
●	With respect to the Tusk Multifamily Portfolio Mortgage Loan (4.5%), approximately 37% of occupied units (33 units) at the Magnolia Manor Mortgaged Property are leased by month-to-month tenants, and approximately 29% of the occupied units (26 units) at the Magnolia Manor Mortgaged Property are leased pursuant to documentation that cannot be located. As a result, at origination of the Tusk Multifamily Portfolio Mortgage Loan, the borrower for the Magnolia Manor Mortgaged Property, Magnolia Manor Apartments DE LLC (the “Master Lease Landlord”), entered into a master lease (the “Master Lease”) with a newly formed affiliate of the Master Lease Landlord, Magnolia Manor Master Tenant, LLC (the “Master Lease Tenant”), with respect to (i) leases with month-to-month tenancies and (ii) rents payable from tenants with missing leases that the Master Lease Landlord is unable to locate and deliver to the lender (clauses (i) and (ii), individually, a “Covered Lease”; and the unit to which a Covered Lease applies, a “Covered Unit”). Pursuant to the Master Lease, on a monthly basis, the Master Lease Tenant is obligated to pay a rental amount equal to the greatest of the following with respect to such Covered Unit: (i) the rent for such Covered Unit as of the commencement date of the Master Lease (the origination date of the Tusk Multifamily Portfolio Mortgage Loan) (or, if such apartment unit becomes a Covered Unit after the commencement date, as of the date such apartment unit becomes a Covered Unit); (ii) the highest monthly rent charged for such Covered Unit after the date of the Master Lease; and (iii) the then-current monthly rent for such Covered Unit, as shown on the monthly rent roll required to be submitted to the lender pursuant to the Tusk Multifamily Portfolio Mortgage Loan documents. The obligations of the Master Lease Tenant under the Master Lease are guaranteed by the guarantors for the Tusk Multifamily Portfolio Mortgage Loan. An apartment unit at the Magnolia Manor Mortgaged Property will cease to be a Covered Unit, and thereupon will be excluded and removed from the Master Lease, upon the occurrence of the following with respect to such Covered Unit: (i) such apartment unit being leased to a third-party tenant after the date of the Master Lease, in accordance with the terms and provisions of the Tusk Multifamily Portfolio Mortgage Loan documents, for residential occupancy by such tenant, pursuant to a bona fide arms-length lease, for a term of not less than one year, at a rent not less than 95% of the rent most recently applicable to such apartment unit as a Covered Unit; and (ii) the tenant of such unit having made its first full monthly rent payment after taking occupancy of such unit. Moreover, if and when less than 5.0% of the income at the Magnolia Manor Mortgaged Property is derived from Covered Leases, the Master Lease will terminate in its entirety.
●	With respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), 7 units at the Mortgaged Property are not yet leased and are subject to a master lease between the borrower, as lessor, and the borrower
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sponsor, as tenant. The master lease may be terminated with respect to any particular unit upon the satisfaction of certain conditions including, but not limited to, the lender’s receipt of (i) a fully executed lease for the residential unit, (ii) satisfactory evidence the tenant is in occupancy of the residential unit and (iii) satisfactory approval from CityFHEPS for the residential unit and (iv) satisfactory evidence that initial rent for the unit was received.

The Mortgage Loan is fully recourse to the guarantors until such time as (i) the borrower provides evidence that the Mortgaged Property is 100% occupied, (ii) the lender receives approval documentation from the CityFHEPS for all 101 units at the Mortgaged Property and (iii) the debt service coverage ratio (as calculated by the lender utilizing trailing one-month income and underwritten expenses equal to $533,271) is equal to or greater than 1.20x. In addition, the parking garage at the Mortgaged Property is subject to a lease between the borrower, as lessor, and the property manager of the Mortgaged Property, as lessee. The borrower sponsors have provided a guarantee for payments due under the parking garage lease.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), we note the following:

With respect to the Woodfield Mall Mortgage Loan (9.2%), the related borrower sponsor owns one other competitive property in the area where the related Mortgaged Property is located.
With respect to The Park at Trowbridge Mortgage Loan (4.5%), the related borrower sponsor owns one other competitive property in the area where the related Mortgaged Property is located.

Additionally, borrower sponsors may own or operate other properties that are directly or indirectly competitive with the Mortgaged Properties. See “Risk Factors—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

In the case of 68 Mortgaged Properties, which secure, in whole or in part, 20 Mortgage Loans (64.4%), the related borrowers (or in the case of the MRP Solutions Portfolio Mortgage Loan and New Mountain – Cleaver Brooks Mortgage Loan, the master tenant) maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the MRP Solutions Portfolio Mortgage Loan (4.6%), the borrower will be deemed to be in compliance with the insurance requirements under the Mortgage Loan agreement and will not be required to maintain the coverage required under the Mortgage Loan agreement if (i) the lease remains in full force and effect and no default exists beyond any applicable notice or cure periods, (ii) the tenant remains fully liable for the obligations and liabilities under the lease, (iii) the tenant maintains coverage for the Mortgaged Properties that meets the requirements under the Mortgage Loan agreement including naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies, and (iv) the borrower has provided the lender evidence that the tenant maintains in
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full force and effect the required insurance under the Mortgage Loan agreement, which evidence is provided prior to the date any of the required insurance would lapse, be canceled or expire.

●	With respect to the New Mountain – Cleaver Brooks Mortgage Loan (4.2%), the borrower's obligation to maintain the insurance coverages and policies required pursuant to the Mortgage Loan agreement will be suspended for so long as (i) the master lease (or replacement lease) is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease (or replacement lease), and (iii) the borrower causes the tenant (or one or more acceptable replacement tenants under a replacement lease) to maintain all insurance coverage on the Mortgaged Property that satisfies the insurance requirements set forth in the Mortgage Loan agreement, including, but not limited to, naming the lender as mortgagee/loss payee on the tenant's (or one or more acceptable replacement tenants under a replacement lease) property insurance or, if such insurance is not in compliance with the requirements set forth in the Mortgage Loan agreement, such coverage is otherwise acceptable to the lender in its sole discretion.
●	With respect to the Utica Park Place Mortgage Loan (3.7%), the Mortgage Loan documents permit the borrower to rely on the self-insurance provided by the largest tenant, Sam’s Club, for the portion of the Mortgaged Property occupied by Sam’s Club, provided that, among other conditions, (i) the related lease remains in full force and effect, (ii) the tenant is not in default under the lease, (iii) the tenant is in actual, physical possession of its entire leased premises and is open to the public for business during customary hours, (iv) the tenant has satisfied all insurance requirements under its lease, including, without limitation, satisfying the net worth requirement, (v) borrower has delivered to lender evidence satisfactory to lender that Sam’s Club satisfies the net worth requirement under the Sam’s Club lease ($500,000,000 net worth requirement), (vi) the tenant’s lease provides that following a casualty during the term of the Mortgage Loan, (a) if the tenant is obligated to restore its leased premises pursuant to its lease, then the tenant must restore regardless of the amount of insurance proceeds received in connection with such casualty, and (b) if the tenant is not obligated to restore its leased premises, then the tenant is obligated to pay the borrower an amount equal to 100% of the full replacement cost, and (vii) the tenant is contractually obligated to name landlord’s lender as a mortgagee. The tenant is currently maintaining insurance consistent with the lender’s requirements set forth in the related Mortgage Loan documents. If the tenant does not satisfy the insurance requirements set forth in its lease, the borrower is required to maintain such insurance required to be maintained under the tenant’s lease. If the tenant does not satisfy the insurance requirements under the related Mortgage Loan agreement, the borrower is required to maintain the insurance required to be maintained under the related Mortgage Loan agreement.
●	With respect to the Babcock & Wilcox – Chanute Mortgage Loan (0.8%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant, Optimus Industries LLC, provided that, among other conditions, (i) the lease with Optimus Industries LLC remains in full force and effect and no default exists beyond any applicable notice or cure periods, (ii) the lease with Optimus Industries LLC will remain in full force and effect following a casualty and Optimus Industries LLC is obligated per the terms of its lease to rebuild and/or repair the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement, (iii) Optimus Industries LLC maintains insurance policies on the Mortgaged Property meeting the requirements of the Mortgage Loan documents, (iv) Optimus Industries LLC delivers to the lender acceptable evidence of such insurance policies no less frequently than annually and (v) the lender is named as mortgagee/loss payee on all property insurance policies and an additional insured on all liability insurance policies maintained by Optimus Industries LLC. The tenant is currently maintaining insurance consistent with the lender’s requirements set forth in the related Mortgage Loan documents. If the tenant does not satisfy the insurance requirements under the related Mortgage Loan documents, the borrower is required to maintain insurance policies that satisfy the requirements of the related Mortgage Loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the PetSmart & Old Navy Mortgaged Property (0.1%) is subject to a Deed of Conservation Easement and a Declaration of Preservation Zone that require the related borrower to keep an undeveloped portion of the related Mortgaged Property (approximately 43,560 square feet) in its natural state with no improvements to such area. In addition, the Northwoods Marketplace Mortgaged Property (0.4%) is subject to a Declaration of Restrictive Covenants for Wetlands Preservation (the “Wetlands Restrictive Covenant”) that requires the borrower to maintain a wetlands buffer on an approximately 87,120 square foot undeveloped portion of the related Mortgaged Property. The Wetland Restrictive Covenant requires the related borrower to keep the wetlands buffer area in its natural state and restricts such area from being altered or improved. Neither of the aforementioned restrictions would interfere with the related borrower’s ability to rebuild after a casualty.
●	With respect to the Creekside Town Center Mortgage Loan (3.2%), the Mortgaged Property is subject to an Agreement of Covenants, Conditions and Restrictions, pursuant to which, among other things, the following uses are not permitted: (a) the storage of any items in the rear of any building within 150 feet of the easterly boundary of the Mortgaged Property (other than the storage of items within the confines of any building located within any building area, which items are incidental to the business conducted at the Mortgaged Property, and other than trash to be stored in appropriate containers within an enclosed or screened trash area as provided in such agreement); (b) advertising media which can be heard or experienced from the exterior of any building located in any building area from which it emanates, such as searchlights, loudspeakers, phonographs, radios or televisions; (c) any nightclub, dance hall, bowling alley, skating rink, massage parlor, pornographic shop, adult bookstore, pawn shop, recreational use, auction for the sale, rental or display of motor vehicles, or bar or tavern (provided that the restriction against a bar or tavern will not prohibit an area located in a restaurant where alcoholic beverages are served for on-premises consumption, provided the total gross revenues derived from the sale of alcoholic beverages do not exceed 50% of the total gross revenues derived from the sale of all items at the restaurant); (d) office use other than doctor, dentist, other health professionals (including physical therapist, chiropractor, psychologists or other counselors), weight reduction, real estate, travel agency, insurance offices, banks, credit unions or other financial institutions; or (e) for any other use not compatible with the operation of a first class retail commercial shopping center with a diversified grouping of retail stores, restaurants, and other mercantile establishments, well maintained, and in accordance with the standards of such agreement.
●	With respect to the 60 Hudson Mortgage Loan (2.7%), the Mortgaged Property has been designated as a landmark by the New York City Landmarks Preservation Commission (the “NYLPC”), and such designation requires additional approvals from the NYLPC in advance of any alteration, reconstruction or demolition affecting the Mortgaged Property. In addition, the Mortgage Loan documents permit the borrower to subject the Mortgaged Property to a historic preservation easement in form and substance reasonably satisfactory to the lender in connection with a potential tax deduction to the borrower, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents. There can be no assurance that such historical preservation easement will be applicable to the related Mortgaged Property and any potential deduction to the borrower will be available.
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●	With respect to the Chesterfield Marketplace Mortgage Loan (2.1%), the Mortgaged Property is subject to a Construction, Operation and Reciprocal Easement Agreement dated August 7, 1997 (as amended and supplemented, collectively the “Chesterfield COREA”) between the related mortgagor’s successor-in-interest, HD Development of Maryland, Inc., as successor-in-interest to Home Depot U.S.A., Inc. (“Home Depot”), Tru 2005 REI, LLC, as successor-in-interest to Tru Urban Renewal Corp. (“Tru”), Tabani Chesterfield II, Inc. (“Tabani”) and other retail tenants at the shopping center, which are not part of the collateral for the related Mortgage Loan. The Chesterfield COREA generally prohibits certain uses of the Mortgaged Property, including, but not limited to: (i) any business which features pornographic or other sexually explicit materials; (ii) any business used primarily as a warehouse or manufacturing facility; (iii) a second hand or surplus store; (iv) a laundromat or dry cleaners; (v) residential purposes (including hotel/motel use); (vi) a church or public meeting place; (vii) a discotheque, bar or similar facility; (viii) any business used primarily for the sale of toys, video or computer games, or children’s apparel or accessories; and (ix) within 400 feet of the Home Depot parcel or the Tru parcel, (a) a theater, (b) a skating rink, (c) a bowling alley, (d) a grocery store, (e) a health spa, or (f) a non-retail office. In addition, the Chesterfield COREA prohibits the construction of any buildings or improvements at the shopping center exceeding 32 feet within certain areas adjacent to the Home Depot parcel and the Tru parcel. The Chesterfield COREA is scheduled to terminate on or about August 7, 2047, with automatic renewals for successive 25-year terms unless so terminated via written agreement by 100% of the fee simple owners of the parcels encumbered by the Chesterfield COREA.
●	With respect to the SOS Storage Center Mortgage Loan (1.9%), the Mortgaged Property is subject to a 1985 Torrance Business Park Declaration (the “Torrance Declaration”) which provides for certain landscaping and construction criteria and establishes an architectural committee that approves construction of improvements. The Torrance Declaration also precludes the following uses: (a) any non-industrial use except for restaurants, recreational facilities, offices, banks and savings and loan associations, and commercial inns; (b) labor camps; (c) junk or salvage yards; (d) drilling for and/or the removal of oil, gas or other hydrocarbon substances; (e) mining, commercial excavation of building or construction materials; (f) rendering or distillation of fat or bones; (g) dumping, disposal, incineration or reduction of garbage, sewage, offal, dead animals or refuse; (h) stockyard or maintaining or slaughter of animals or birds; (i) smelting of iron, tin, zinc or other ores or scrap; (j) mortuary, cemetery or undertaking; (k) agriculture including animal husbandry; (l) the production, assemblage or storage of any pornographic or sexually explicit tapes or films; (m) vehicle storage and repair if same is the main use of the premises; (n) veterinary facilities, dog and cat hospitals, kennels, animal runs, outside keeping of animals; (o) any use requiring a special use permit in accordance with the Torrance Municipal Code, unless expressly approved by the declarant; or (p) buildings housing medical offices the primary purpose of which is patient-related, except on Lots 1 and 2 of Tract 43686 and except on Lot 11 of Tract 43219 (for Lot 11 with the approval of the City of Torrance) and except for related uses that are incidental to the primary business of the user.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”) or are in the process of obtaining either a TCO or a permanent certificate of occupancy (“PCO”). In such cases, the related Mortgage Loan documents require the related borrower and/or sponsor to use commercially reasonable efforts to obtain or maintain the TCO, and to cause the TCO to be continuously renewed at all times until a PCO is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also Mortgage Loan representation and warranty no. (25) (Local Law Compliance) and no. (26)

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(Licenses and Permits) on Annex E-1A and Mortgage Loan representation and warranty no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A, and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1A or Annex E-2A to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Woodfield Mall Mortgage Loan (9.2%), For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”), Institutional Mall Investors LLC (“IMI”), California Public Employees’ Retirement System (“CalPERS”) or any Person of which CalPERS owns, directly or indirectly, at least fifty percent (50%) of the capital and profits (“CalPERS Investor”) (or an affiliate of SPG LP, Simon Inc., IMI, CalPERS or CalPERS Investor) is a non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability, is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty. In addition, there is no separate environmental indemnity with respect to such Mortgage Loan. The non-recourse carveout guaranty covers breaches of representations, warranties and indemnification provisions in the loan agreement concerning environmental laws and hazardous materials; however, such coverage is subject to the cap described above.
●	With respect to the Arundel Mills and Marketplace Mortgage Loan (8.1%), for so long as any of Simon Property Group, Inc., SPG LP, or an affiliate of the foregoing is a guarantor under the non-recourse carveout guaranty, the liability of the non-recourse carveout guarantors is capped at an amount equal to 20% of the original principal amount of the related Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder. In addition, there is no separate environmental indemnity with respect to such Mortgage Loan. The non-recourse carveout guaranty covers breaches of representations, warranties and indemnification provisions in the loan agreement concerning environmental laws and hazardous materials; however, such coverage is subject to the cap described above.
●	With respect to the 11 West 42nd Street Mortgage Loan (3.6%), the Mortgage Loan documents do not provide for a separate carveout guarantor or environmental indemnitor that is distinct from the borrower. Further, there is no recourse for any recourse provision where the circumstance, event or condition that could otherwise give rise thereto is attributable to certain enumerated circumstances set forth in the Mortgage Loan documents, including, without limitation, insufficient revenue from the Mortgaged Property and the related borrower’s lack of access to revenue from the Mortgaged Property as a result of Mortgage lender’s exercise of its remedies with respect to Mortgaged Property cash flow. However, with respect to the environmental indemnity, the borrower is required to maintain at all times during the term of the Mortgage Loan and for three years after the maturity date a pollution legal liability insurance policy against claims for pollution remediation legal liability resulting from existing conditions and new pollution events related to the Mortgaged Property in form and substance acceptable to the lender (a “PLL Policy”) with a minimum limit of $25 million for each incident and $25 million in the aggregate. The borrower is insured under the PLL Policy from Ironshore Specialty Insurance Co. (rated “A XV” by A.M. Best) and such policy satisfies the conditions above. The policy expires May 31, 2029, which is approximately one year past the maturity date of the Mortgage Loan. Pursuant to the Mortgage Loan
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agreement, the borrower may not terminate the PLL Policy without the prior written consent of lender, unless the borrower delivers to the lender a new environmental indemnity executed by an approved guarantor in accordance with the terms of the Mortgage Loan documents. Additionally, the Mortgage Loan agreement requires that in the event that the sponsor control parties no longer own in the aggregate at least 25% of the indirect equity interests in the borrower, a new guarantor will be required and such guarantor will be required to be liable under a guaranty of recourse obligations and the environmental indemnity agreement from and after the date of such transfer.

●	With respect to the Creekside Town Center Mortgage Loan (3.2%), in the event of the death of either of (but not both of) Ronald Cane or Mary Ellen Cane (the death of one of (but not both of) Ronald Cane or Mary Ellen Cane being referred to herein as a “Death Event”), then the Cane Living Trust, dated February 17, 1981, one of the two non-recourse carveout guarantors, will terminate pursuant to the terms of its trust agreement and four subtrusts will be created. Such subtrusts will be approved as replacement guarantors under the Mortgage Loan documents to the extent that the lender determines that certain conditions in the Mortgage Loan documents (including satisfaction of the net worth/liquid assets threshold set forth in the Mortgage Loan documents) are satisfied. If following the first Death Event, the remaining spouse dies, then the subtrusts described above will terminate and six new sub-subtrusts will be created. Such sub-subtrusts will be approved as replacement guarantors under the Mortgage Loan documents to the extent that the lender determines that certain conditions in the Mortgage Loan documents (including satisfaction of the net worth/liquid assets threshold set forth in the Mortgage Loan documents) are satisfied.
●	With respect to the 60 Hudson Mortgage Loan (2.7%), the related Mortgage Loan documents do not provide for a separate carveout guarantor or environmental indemnitor that is distinct from the borrower.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

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With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the Parkway Centre South Mortgaged Property (0.3%) is subject to tax increment financing (“TIF”) in which Grove City issued bonds and reimbursed the developer for certain constructed improvements. The city services those bond payments through tax increment and payment in lieu of taxes (“PILOT”) payments collected from the borrower. The TIF structure does not create any additional or ongoing obligations on the part of the related borrower or the related Mortgaged Property (other than the PILOT payments). The related borrower is required to make PILOT payments when they become due, and such TIF financing expires after 2031. Under the related Mortgage Loan documents, the borrower is required to comply with the terms of the TIF documents. The PILOT payments are equal to the real property taxes that would have been charged had the TIF structure not been in place. The lender underwrote the PILOT amount, which does not vary over the term.

With respect to the Southside Plaza Shopping Center Mortgage Loan (0.6%), the Mortgaged Property is subject to a ten year tax abatement pursuant to a ground lease with The City of Lee’s Summit, Missouri (the “City”), as ground lessor, and the borrower, as ground lessee, that commenced on July 1, 2022. Under the ground lease, the borrower will pay, as rent, an annual PILOT of $0 during the first 4 years of the abatement, and the following amounts per year (due on December 31st) during the remaining 6-year period (which amounts were calculated based on being equal to 50% of the amount of real property taxes which would have otherwise been due with respect to the Mortgaged Property if the property was not owned by the City): 2026 – $74,534; 2027 – $74,534; 2028 – $76,770; 2029 – $76,770; 2030 – $79,073; and 2031 – $79,073. In addition to the leasehold mortgage in favor of the lender, the mortgaged property is secured by a fee mortgage granted by the City. Taxes were underwritten at $105,654, which is the amount currently collected in real estate tax reimbursements from tenants at the Mortgaged Property.

With respect to The Park at Trowbridge Mortgage Loan (4.5%), the Mortgaged Property is subject to a 5-year real estate tax exemption that became effective on December 31, 2022 and is scheduled to expire on December 30, 2027. Such tax exemption is expected to result in the tax savings of approximately $174,310 in total during the 5-year period. Taxes were underwritten at $461,965, which is the 10-year average of (i) five years of estimated real estate taxes reduced by the total amount of projected tax savings ($174,310) and (ii) five years of full estimated taxes without the benefit of the tax exemption.

With respect to the Holiday Inn Kansas City Mortgage Loan (1.3%), the Mortgaged Property is subject to a tax increment financing agreement with the Tax Increment Financing Commission of Kansas City, Missouri pursuant to which the owner of the Mortgaged Property is obligated to pay (i) certain payments in lieu of taxes, in an amount equal to the taxes that would be otherwise be payable with respect to the Mortgaged Property if the tax increment financing agreement were not in effect, and (ii) certain “economic activity taxes” relating to the occupancy and use of the Mortgaged Property. The “economic activity taxes” were not underwritten as taxes and the amount of such “economic activity taxes” are not required to be escrowed in the tax reserve for the Mortgage Loan.

With respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), the related borrower has applied for a 35-year 421-a tax abatement under the New York City Department of Housing Preservation and Development 421-a tax abatement program. In connection with the expected 421-a tax abatement, the borrower will be required to reserve at least 30.0% of the units at the Mortgaged Property for tenants earning no more than 130.0% of the area median income, subject to certain rental restrictions. The 421-a tax abatement is expected to provide (i) a 100% tax exemption for the first 25 years and (ii) a 30% tax exemption for years 26 through 35 with full taxes commencing at the end of the 35th applicable tax year. The 421-a tax abatement is pending and the abatement period has not yet started. The full unabated estimated taxes for the 2024/2025 tax year are $830,473 compared to the underwritten abated taxes of $15,891. There can be no assurance that the borrower will receive the relevant tax abatement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Mortgage Loan representation and warranty no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus, and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

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Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days		Number of Mortgage Loans	% of Initial Pool Balance
1	0		3	20.0%
5	0		1	3.2
6	0	(1)	28	76.7
Total			32	100.0%

(1)	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), the related monthly debt service payments are due on the 6th of each month with no grace period, provided however, that no more than once per calendar year, the related borrower may deliver such payment within the 5 days that follow such payment due date. With respect to the MRP Solutions Portfolio Mortgage Loan (4.6%), with respect only to the first event of default, if any, resulting from the borrower’s failure to timely make a debt service payment (other than the payment due on the maturity date), the lender has agreed not to pursue any remedies (other than the ability to charge interest at the applicable default rate late fee) solely on account of such event of default unless such event of default continues for five days after the date that such payment is due.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-one (21) of the Mortgage Loans (77.1%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 11 Mortgage Loans (22.9%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 11 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Four (4) of these 11 Mortgage Loans (4.6%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining seven (7) of these 11 Mortgage Loans (18.4%) provide for monthly payments of interest-only for a period of 24 months to 36 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

None of the Mortgage Loans are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal

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outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Combined VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For

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example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Magnolia Cove Apartments Mortgaged Property (3.1%), which secures a Mortgage Loan with an original principal balance equal to or greater than $20,000,000, the related borrower is not required to have an independent director.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

With respect to the Magnolia Cove Apartments Mortgage Loan (3.1%), the borrower sponsor provided a payment guaranty for a portion of the indebtedness in the amount of $4,600,000. There can be no assurance that the borrower sponsor will satisfy such obligation in the event it is called upon to do so.

A payment guaranty for a portion of the indebtedness under a Mortgage Loan that is greater than 10% of such indebtedness, such as the payment guaranty described in the preceding paragraph, presents a risk for consolidation of the assets of the borrower and the guarantor.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

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The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	23	65.5%
L,YM1,O	5	17.2
L,YM1,DorYM1,O	3	12.7
L,DorYM1,O	1	4.6
Total	32	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 116 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 2 months; and
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●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 79 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	1	2.0%
4	11	22.4
5	6	16.7
6	4	22.2
7	10	36.7
Total	32	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or

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condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels, debt yield levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty-seven (27) of the Mortgage Loans (82.8%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a defeasance lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity.

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Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Bala Plaza Portfolio Mortgage Loan (5.4%), provided that no trigger period is continuing under the Bala Plaza Portfolio Mortgage Loan documents, at any time prior to the maturity date of the Bala Plaza Portfolio Mortgage Loan, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio Mortgage Loan and ending (b) sixty days after the Bala Plaza Portfolio Mortgage Loan has been sold to such securitization, the borrowers may obtain the release of one or more individual Bala Plaza Portfolio Mortgaged Properties in connection with an arms-length sale of such Bala Plaza Portfolio Mortgaged Property to a third party unaffiliated with any borrower, provided that, among other conditions: (i) the borrowers prepay the debt in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Bala Plaza Portfolio Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Bala Plaza Portfolio Mortgaged Property; (ii) the borrowers have delivered a REMIC opinion; (iii) any conditions to such partial release under the related mezzanine loan documents have been satisfied, or the related mezzanine loan has been fully repaid; (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Bala Plaza Portfolio Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the Bala Plaza Portfolio Mortgage Loan and (b) the debt service coverage ratio for all of the Bala Plaza Portfolio Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Bala Plaza Portfolio Mortgaged Properties is equal to or greater than the greater of (a) the debt yield as of the origination of the Bala Plaza Portfolio Mortgage Loan and (b) the debt yield for all of the Bala Plaza Portfolio Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio
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with respect to the remaining Bala Plaza Portfolio Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio as of the origination of the Bala Plaza Portfolio Mortgage Loan and (b) the loan-to-value ratio for all of the Bala Plaza Portfolio Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable. Additionally, provided that no trigger period is continuing under the related Bala Plaza Portfolio Mortgage Loan documents, at any time prior to the maturity date of the Bala Plaza Portfolio Mortgage Loan, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio Mortgage Loan and ending (b) sixty days after the Bala Plaza Portfolio Mortgage Loan has been sold to such securitization, the borrowers may obtain the release of one or more parcels of land within the boundary of the Bala Plaza Portfolio Mortgaged Property that (x) does not include any portion of any of the portions of the Bala Plaza Portfolio Mortgaged Property indicated in the diagrams attached as Schedule V to the Bala Plaza Portfolio Mortgage Loan agreement, (y) is separately subdivided, and (z) complies with the requirements of the development agreement encumbering the Bala Plaza Portfolio Mortgaged Property, provided that, among other conditions: (i) the borrowers have delivered a REMIC opinion, (ii) such release satisfies the requirements of any future condominium regime and (iii) any conditions to such partial release under the related mezzanine loan documents have been satisfied, or the related mezzanine loan has been fully repaid.

Property Releases; Partial Defeasance

●	With respect to the Regency Retail Portfolio Mortgage Loan (1.8%), at any time after the date that is the earlier of (a) September 8, 2027 and (b) two years after the closing date of the securitization that includes the last promissory note to be securitized, the Mortgage Loan documents permit the borrower to obtain the release of any individual Mortgaged Property within the portfolio from the lien of the mortgage in connection with the sale of the individual Mortgaged Property to a third party, provided that, among other conditions: (i) the borrower defeases the Whole Loan in an amount equal to the greater of (a) 115% (or, with respect to the Twin County Plaza Mortgaged Property or the Prestonsburg Village Mortgaged Property, 125%) of the allocated loan amount for the parcel to be released and (b) if the Whole Loan is included in a REMIC trust, an amount such that, immediately following the partial release, the ratio of the unpaid principal balance of the Whole Loan to the value of the remaining Mortgaged Properties would be no greater than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust); (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is at least equal to the greater of (x) 1.59x and (y) the debt service coverage ratio for all the Mortgaged Properties (including the released Mortgaged Property) immediately prior to the release, (b) the debt yield for the remaining Mortgaged Properties is at least equal to the greater of (x) 11.0% and (y) the debt yield for all the Mortgaged Properties (including the released Mortgaged Property) immediately prior to the release; and (iii) satisfaction of customary REMIC requirements.
●	With respect to the Knoll Ridge Apartments Mortgage Loan (2.4%), the Mortgage Loan documents permit, at any time after the date that is the earlier of (a) August 31, 2027 and (b) two years after the closing date of the securitization that includes the last promissory note to be securitized, the borrowers to release a Knoll Ridge Apartments Mortgaged Property (the “Knoll Ridge Apartments Release Property”) from the lien of the related security instrument and the other Mortgage Loan documents in connection with a partial defeasance and sale of the Knoll Ridge Apartments Release Property to a third party, provided that, among other conditions: (i) the related borrower pays a release price equal to the greatest of (a) 120% of the Knoll Ridge Apartments Allocated Loan Amount (as defined below) with respect to the Knoll Ridge Apartments Release Property, (b) an amount such that, after giving effect to such partial defeasance, (I) the debt service coverage ratio for the undefeased portion of the Knoll Ridge Apartments Whole Loan, based on income from the remaining Mortgaged Properties, is not less than 1.45x, (II) the debt yield for the undefeased portion of the Knoll Ridge Apartments Whole Loan, based on income from the remaining Mortgaged Properties, is not less than 10.0% and (III) the loan-to-value ratio for the undefeased portion of the Knoll Ridge Apartments Whole Loan, based on income from the remaining Mortgaged Properties, does not exceed 65%, and (c) an amount such that, immediately following the partial release, the ratio of the unpaid principal balance of the Knoll Ridge Apartments Whole Loan to the value of the remaining Mortgaged Properties would be no greater than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust, based solely on real property and excluding personal property and
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going concern value, if any), an amount as may be required such that the securitization will not fail to maintain its status as a REMIC trust; and (ii) satisfaction of customary REMIC requirements. “Knoll Ridge Apartments Allocated Loan Amount” means (i) with respect to the property located at 11510 Kirkwood Drive, Indianapolis, Indiana, $24,750,000.00, (ii) with respect to the property located at 11343 East New York Street, Indianapolis, Indiana, $9,140,000.00, and (iii) with respect to the property located at 11300 East Washington Street, Indianapolis, Indiana, $8,610,000.00.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to the New Mountain – Cleaver Brooks Mortgage Loan (4.2%), the Mortgage Loan documents permit the borrower to obtain the release of any individual Mortgaged Property following the occurrence of either (x) a casualty or condemnation that results in the sole tenant at each of the related Mortgaged Properties (or any replacement tenant), terminating the master lease with respect to such Mortgaged Property solely to the extent such termination is permitted by, and effectuated in accordance with, the terms of master lease (a “New Mountain – Cleaver Brooks Permitted Release Casualty Event”) or (y) (a) a default or an event of default under the Mortgage Loan documents that is solely caused by the related sole tenant (or any replacement tenant) or (b) a monetary or material non-monetary default by such sole tenant (or any replacement tenant) under the master lease (or any replacement master lease) that would (1) give the borrower the right under the master lease to terminate the master lease or (2) result in the occurrence of a default or event of default under the Mortgage Loan documents (a “New Mountain – Cleaver Brooks Permitted Release Default Event”), provided that, among other conditions, (i) the borrower prepays (at any time) or defeases (after the expiration of the related lockout period) the Mortgage Loan in an amount equal to (x) with respect to a release due to a New Mountain – Cleaver Brooks Permitted Release Casualty Event, 115% of the allocated loan amount for the Mortgaged Property to be released or (y) with respect to a release due to a New Mountain – Cleaver Brooks Permitted Release Default Event, 120% of the allocated loan amount for the Mortgaged Property to be released, (ii) either no event of default is continuing or, in the case of a release in connection with a New Mountain – Cleaver Brooks Permitted Release Default Event, (w) the release would cure such event of default, (x) the applicable default is not the result of the borrower’s gross negligence or willful misconduct, (y) no other default or event of default is continuing, and (z) the release is completed prior to the expiration of the cure period for the applicable default (which release period may be extended if the borrower is diligently pursuing such release and cannot complete it within the applicable cure period), and (iii) the borrower satisfies customary REMIC requirements.
●	With respect to the Arundel Mills and Marketplace Mortgage Loan (8.1%), provided that no event of default exists and a Control Event has not occurred, (I) with respect to a partial prepayment, at any time prior to the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”), and (II) with respect to a partial defeasance, at any time after the earlier to occur of (a) December 1, 2026 and (b) the expiration of the REMIC Prohibition Period, the Arundel Mills and Marketplace Whole Loan documents permit the release of the Arundel Marketplace Mortgaged Property, which has an allocated loan amount of $11,000,000, upon defeasance or prepayment (together with payment of a yield maintenance premium), as applicable, of 100% of such allocated loan amount, provided the following conditions, among others, are satisfied: (i) (a) the lender’s determination that the post-release debt yield for the remaining Mortgaged Property is equal to or greater than the pre-release debt yield for the Mortgaged Property, or (b) the borrower’s partial defeasance or partial prepayment of the Arundel Mills and Marketplace Whole Loan in an amount that would result in the post-release debt yield for the remaining Mortgaged Property being equal to or greater than the pre-release debt yield for the Mortgaged Property; (ii) delivery of an opinion of counsel that the partial release satisfies REMIC related requirements; and (iii) if the Arundel Marketplace Mortgaged Property is conveyed to an affiliate, (a) receipt of an officer’s certificate confirming that the intended primary use of the Arundel Marketplace Mortgaged Property will not be exclusively for retail, (b) any tenants being relocated to the Arundel Marketplace Mortgaged Property from the mall property have been replaced with comparable tenants on comparable rental terms, (c) the release will not have a material adverse effect on the remaining Mortgaged Property and (d) delivery of a rent roll and leasing plan for the remaining Mortgaged Property and the Arundel Marketplace Mortgaged Property. The “Arundel Marketplace Mortgaged Property” is a portion of the Mortgaged Property generally comprised of an approximately 101,000 square foot strip center that as of the origination date was leased to PetSmart, Aldi, Michael’s, Staples and Mattress Warehouse.
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●	With respect to the RTL Retail Portfolio Mortgage Loan (4.9%), at any time after (x) the date that is the earlier of (a) August 30, 2026 and (b) two years after the closing date of the securitization that includes the last promissory note to be securitized (with respect to a partial defeasance) or (y) the payment date occurring in September 2024 (with respect to a partial prepayment), the Whole Loan documents permit the borrowers to obtain the release of any one or more individual Mortgaged Properties (each such property, a “RTL Retail Portfolio Release Property”) provided that, among other conditions, (i) the borrowers either (x) defease the Whole Loan in an amount at least equal to 115% of the allocated loan amount for the RTL Retail Portfolio Release Property (the “RTL Retail Portfolio Adjusted Release Amount”), or (y) prepay the Whole Loan in an amount equal to the RTL Retail Portfolio Adjusted Release Amount, together with any applicable yield maintenance premium, (ii) after giving effect to the release, (x) if, as of the date of the release, 70% or more of the aggregate rentable square footage of such RTL Retail Portfolio Release Property is occupied by tenants, then the debt service coverage ratio and debt yield must be no less than the greater of (A) 2.01x or 13.11%, respectively, and (B) the debt service coverage ratio or debt yield, as applicable, immediately prior to release or (y) if, as of the date of the release, less than 70% of the aggregate rentable square footage of such RTL Retail Portfolio Release Property is occupied by tenants, then the debt service coverage ratio and debt yield must be no less than the debt service coverage ratio or debt yield, as applicable, immediately prior to release, provided, however, that the borrower may satisfy the debt yield and debt service coverage ratio requirements in clause (ii) by prepaying the related Whole Loan (in accordance with prepayment provisions in the related Whole Loan documents) in an amount such that the required tests are satisfied and (iii) the customary REMIC requirements are satisfied.
●	With respect to the MRP Solutions Portfolio Mortgage Loan (4.6%), solely in connection with the occurrence of certain casualty or condemnation events resulting in a termination of the lease with the sole tenant (or a major replacement tenant) at the Mortgaged Property, the borrower may obtain the release of the applicable MRP Solutions Portfolio Mortgaged Properties upon the satisfaction of the following conditions, among others: (a) no event of default; (b) the borrower either prepays the MRP Solutions Portfolio Mortgage Loan or, after the expiration of the earlier to occur of (i) November 17, 2026 and (ii) the second anniversary of the date on which the entire MRP Solutions Whole Loan (including any subordinated interest therein) has been securitized, partially defeases the MRP Solutions Portfolio Mortgage Loan, in each case in an amount equal to 110% of the allocated loan amount attributable to the applicable individual MRP Solutions Portfolio Mortgaged Property to be released; (c) following such partial release event, the borrower continues to be a single purpose entity; (d) after giving effect to such partial release event, the debt service coverage ratio for the remaining MRP Solutions Portfolio Mortgaged Property is not less than the greater of (i) 1.78x or (ii) the debt service coverage ratio of the MRP Solutions Portfolio Mortgaged Properties immediately prior to such partial release event; (e) after giving effect to such partial release event, the loan-to-value ratio for the remaining MRP Solutions Portfolio Mortgaged Property does not exceed the lesser of (i) 59% or (ii) the loan-to-value ratio of the MRP Solutions Portfolio Mortgaged Property immediately prior to such partial release event; (f) after giving effect to such partial release event, the debt yield for the remaining MRP Solutions Portfolio Mortgaged Property is no less than the greater of (i) 11% or (ii) the debt yield immediately prior to such partial release event; and (g) the customary REMIC requirements are satisfied.

Property Releases; Free Releases

●	Certain of the Mortgage Loans, including the Arundel Mills and Marketplace Mortgage Loan (8.1%), the Bala Plaza Portfolio Mortgage Loan (5.4%), the Maple Hill Pavilion Mortgage Loan (3.2%), the Coleman Marketplace Mortgage Loan (2.0%) and the SOS Storage Center Mortgage Loan (1.9%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions
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such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan; provided, that the Arundel Mills and Marketplace Mortgage Loan includes no requirement that the related free release comply with REMIC rules and the Issuing Entity may be required to sell the Arundel Mills and Marketplace Mortgage Loan to a third party transferee in the event the related free release would not satisfy REMIC requirements, and depending on market conditions, such sale could cause a loss to the Issuing Entity. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Escrows

Twenty-two (22) Mortgage Loans (58.2%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-one (21) Mortgage Loans (51.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Seventeen (17) Mortgage Loans (48.7%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fourteen (14) Mortgage Loans (64.5%) secured by office, industrial, retail, data center and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

With respect to The Park at Trowbridge Mortgage Loan (4.5%), the borrower deposited $4,200,000 into an earn-out reserve account. On or prior to November 6, 2025, provided that no event of default then exists, upon the written request of the borrower, the lender will calculate the minimum amount (the “Earn-Out Release Amount”) that would result in both (i) an underwritten debt yield (calculated based on the underwritten net cash flow and the outstanding principal balance of The Park at Trowbridge Mortgage Loan net of the amount of the remaining funds in the earn-out reserve account (assuming that the Earn-Out Release Amount has been released to the borrower)) as of the end of the prior month equal to or greater than 11.0% and (ii) an updated loan-to-value ratio (calculated based on the updated appraised value of the Mortgaged Property based on the appraisal dated within 12 months of the applicable calculation date and the outstanding principal balance of The Park at Trowbridge Mortgage Loan net of the amount of the remaining funds in the earn-out reserve account (assuming that the Earn-Out Release Amount has been released to the borrower)) equal to or less than 52.5%. In the event that the Earn-Out Release Amount is equal to or greater than the lesser of (i) $1,500,000 and (ii) the remaining funds in the earn-out reserve account, the lender will be required to disburse to the borrower the applicable Earn-Out Release Amount. After November 6, 2025, the lender may either (i) apply earn-out reserve funds to partially prepay The Park at Trowbridge Mortgage Loan which prepayment would not be considered an event of default (and the borrower must pay (A) if the earn-out reserve funds are applied to partially prepay The Park at Trowbridge Mortgage Loan on a day other than a monthly payment date, interest on the principal amount so prepaid through the next succeeding monthly payment date and (B) the yield maintenance premium due in connection with such prepayment) or (ii) continue to hold the earn-out reserve funds as additional collateral for The Park at Trowbridge Mortgage Loan. Upon completion of a defeasance event or payment in full by the borrower of The Park at Trowbridge Mortgage Loan, the lender will disburse to the borrower all remaining earn-out reserve funds.

With respect to the 2136 Honeywell Avenue Mortgage Loan (4.9%), at origination, the borrower deposited into escrow $8,000,000 in connection with the leasing of the seven unleased units at the Mortgaged Property. Such funds may be released to the borrower, no earlier than two months after the origination date of the Mortgage Loan, upon the satisfaction of certain conditions, including, but not limited to, (i) the borrower providing evidence that the Mortgaged Property is 100% occupied, (ii) the lender receiving approval documentation from the CityFHEPS program for all 101 units at the Mortgaged Property and (iii) the debt service coverage ratio (as calculated by the lender utilizing trailing one-month income and underwritten expenses equal to $533,271) being equal to or greater than 1.20x.

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Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

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Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	19	$500,841,766	67.7%
Springing(1)	10	$158,463,000	21.4
Soft	3	$80,000,000	10.8
Total:	32	$739,304,766	100.0%

(1)	With respect to the Creekside Town Center Mortgage Loan (3.2%), no lockbox account or cash management was established. The related loan documents require the borrower to enter into a lockbox account agreement and a cash management agreement with the lender if (i) there is an event of default or (ii) the borrower fails to deposit a required reserve fund as described below. Upon the commencement of a period: (i) commencing upon the debt service coverage ratio being less than 1.15x; and (ii) expiring upon the achievement of a debt service coverage ratio of 1.15x or greater for one (1) calendar quarter (a “Creekside DSCR Trigger Event Period”), the borrower is required to make a deposit in an amount equal to $767,000.00 into a DSCR trigger reserve account. If as of any anniversary of the commencement of the Creekside DSCR Trigger Event Period, such Creekside DSCR Trigger Event Period remains uncured, then on each such anniversary the borrower is required to elect to either (i) institute a lockbox account and cash management structure or (ii) make an additional $767,000.00 deposit to the DSCR trigger reserve account (unless the borrower has previously elected to implement a lockbox account/cash management structure which remains in effect). Upon the cure of the Creekside DSCR Trigger Event Period, (x) any funds on deposit in the DSCR trigger reserve account are to be disbursed to the borrower and (y) to the extent that clearing account/cash management structure is in place, such structure will be terminated.

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
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●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NOI(2)	Cut-off Date Total Debt Yield on Underwritten NOI(1)
Bala Plaza Portfolio	$40,000,000	$30,000,000	$59,500,000	N/A	$129,500,000	7.85054%(3)	47.4%	61.6%	1.68x	1.43x	16.2%	12.5%
11 West 42nd Street	$26,333,333	$56,000,000	$247,666,667	N/A	$330,000,000	8.55321%(4)	49.4%	59.5%	1.39x	1.00x	11.6%	9.6%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).
(3)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of Bala Plaza Portfolio is 7.85054054054054%.
(4)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of 11 West 42nd Street is 8.55321212121212%.

The mezzanine loan related to the Bala Plaza Portfolio Mortgage Loan (5.4%) and the 11 West 42nd Street Mortgage Loan (3.6%), identified in the table above, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the

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Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio		Combined Minimum DSCR		Combined Minimum Debt Yield		Intercreditor Agreement Required
MRP Solutions Portfolio	$34,000,000	59.0%		1.78x		11.0%		Y
Tusk Multifamily Portfolio	$33,000,000	63.5%	(1)	1.25x	(1)	8.9%	(1)	Y

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(1)	The thresholds set forth in the Tusk Multifamily Portfolio Mortgage Loan documents for combined maximum loan-to-value ratio, combined minimum debt service coverage ratio and combined minimum debt yield are implemented by reference to the value of such metrics as of the origination date of the Tusk Multifamily Portfolio Mortgage Loan.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Woodfield Mall Mortgage Loan (9.2%), the related Mortgage Loan documents permit the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval and delivery of a rating agency confirmation. Additionally, the related Mortgage Loan documents permit upper-tier equity pledges provided that, among other conditions, (i) such debt is secured by a pledge of a substantial portion of the assets wholly owned by the pledgor, and any foreclosure of such pledge must be to a bank or similar financial institution that has (a) total assets in excess of $650,000,000 and (b) except with respect to a pension advisory firm or similar fiduciary, either a net worth or combined capital and statutory surplus or shareholder’s equity in excess of $250,000,000 (which may include a bank or financial institution acting as agent for a group of lenders provided that 51% of such debt is held by a bank or similar financial institution meeting such requirements).

With respect to the Arundel Mills and Marketplace Mortgage Loan (8.1%), the Mortgaged Property is encumbered by an existing PACE loan (the “Arundel Mills and Marketplace Known PACE Loan”) in an original principal amount of $2,037,877.38 from Petros PACE Finance, LLC, a Texas limited liability company, to the related Mortgagor. As of the Mortgage Loan origination date, the amount outstanding on the Arundel Mills and Marketplace Known PACE Loan including all interest and administrative expenses was $1,633,579.73. In addition, the related Mortgage Loan agreement permits the borrower to enter into an additional PACE loan for an amount not to exceed $5,000,000, subject to the related lender’s reasonable approval and delivery of a rating agency confirmation. With respect to the Arundel Mills and Marketplace Known PACE Loan and any additional PACE loan, the lien resulting from any unpaid and delinquent property assessed clean energy loan payments would have property tax lien status. In addition, a direct or indirect owner of the borrower may pledge its interest in the borrower to secure debt, provided that such debt is secured by a pledge of a substantial portion of the assets wholly owned by the pledgor, and any foreclosure of such pledge must be to a bank or similar financial institution with a net worth, capital/statutory surplus, shareholders’ equity or committed capital in excess of $1,000,000,000 (which may include a bank or financial institution acting as agent for a group of lenders provided that 51% of such debt is held by a bank or similar financial institution meeting such requirements).

With respect to the New Mountain-Cleaver Brooks Mortgage Loan (4.2%), one of the borrowers, NM Cleaver Canada Corp., that owns the 161 Lorne Avenue West Mortgaged Property securing the mortgage loan, has obtained an unsecured subordinate loan with the outstanding principal balance of $1,389,339.00 (the “Approved Subordinate Loan”). Interest on the Approved Subordinate Loan accrues at 11% per annum, calculated on the basis of a 360 day year applied to actual days (without compounding interest) and is due and payable on a quarterly basis. The lender of the Approved Subordinate Loan is an affiliate of the borrowers and controlled by the borrower sponsor. The outstanding principal balance of the Approved Subordinate Loan may not, at any point in time, exceed $1,389,339.00 and, as such, any principal balance that is repaid may not be reborrowed. Pursuant to the related subordination and standstill agreement, the subordinate loan lender has agreed to take no action to enforce or collect the Approved Subordinate Loan until the New Mountain-Cleaver Brooks Mortgage Loan (or any refinancing thereof) is paid in full. The subordination and standstill agreement further provides that (i) the Approved Subordinate

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Loan is only payable to the extent excess cash flow (after all operating expenses, required reserve or escrow deposits and debt service due in connection with the Mortgage Loan) is available, (ii) the interest rate to be charged in relation to the Approved Subordinate Loan must be fixed and must not exceed the interest rate specified in the subordinate loan documents and (iii) the Approved Subordinate Loan may not be callable in the form of cash by the Approved Subordinate Loan lender prior to its scheduled maturity date (December 31, 2036).

With respect to the 11 West 42nd Street Mortgage Loan (3.6%), the related loan documents permit the borrower to enter into a single “Property-Assessed Clean Energy” loan (or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of (among other things) increasing energy efficiency and increasing the use of renewable energy) (such indebtedness, a “PACE Loan”) in an amount not to exceed $10,000,000, subject to the lender’s written approval of the terms and structure and subject to the delivery of a rating agency confirmation. Additionally, the related Mortgage Loan documents permit upper-tier equity pledges provided that, among other conditions, (a) such pledge is part of a financing made by an institutional lender secured by, in addition to such upper tier entity’s indirect interest in the borrower, other direct or indirect interests in substantial assets, (b) such financing is not intended to be repaid solely by cash flow from the Mortgaged Property, and (c) the realization on such pledge is not permitted without the lender’s consent if such realization would result in a change in control of the borrower not otherwise permitted under the Mortgage Loan documents.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
Woodfield Mall	BMO	$68,000,000	9.2%	$196,000,000	$30,000,000	$294,000,000	38.0%	42.4%	2.42x	2.05x	16.0%	14.3%	Y(4)
Arundel Mills and Marketplace	CREFI	$60,000,000	8.1%	$300,000,000	N/A	$360,000,000	41.4%	41.4%	1.98x	1.98x	16.1%	16.1%	N
Bala Plaza Portfolio	CREFI	$40,000,000	5.4%	$59,500,000	N/A	$99,500,000	47.4%	47.4%	1.68x	1.68x	16.2%	16.2%	N
RTL Retail Portfolio	KeyBank	$36,000,000	4.9%	$224,000,000	N/A	$260,000,000	51.2%	51.2%	1.97x	1.97x	13.8%	13.8%	N
11 West 42nd Street	UBS AG	$26,333,333	3.6%	$247,666,667	N/A	$274,000,000	49.4%	49.4%	1.39x	1.39x	11.6%	11.6%	N
OPI Portfolio	UBS AG	$25,000,000	3.4%	$29,300,000	N/A	$54,300,000	48.4%	48.4%	1.75x	1.75x	13.8%	13.8%	N
Creekside Town Center	BMO	$24,000,000	3.2%	$47,525,000	N/A	$71,525,000	56.9%	56.9%	1.51x	1.51x	11.2%	11.2%	N
60 Hudson	BMO	$20,000,000	2.7%	$260,000,000	N/A	$280,000,000	17.5%	17.5%	3.92x	3.92x	24.2%	24.2%	N
Knoll Ridge Apartments	BMO	$17,500,000	2.4%	$25,000,000	N/A	$42,500,000	68.1%	68.1%	1.37x	1.37x	10.2%	10.2%	N
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Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
645 North Michigan Avenue	CREFI	$17,000,000	2.3%	$38,000,000	N/A	$55,000,000	57.9%	57.9%	1.57x	1.57x	14.2%	14.2%	N
Regency Retail Portfolio	BMO	$13,000,000	1.8%	$40,000,000	N/A	$53,000,000	67.0%	67.0%	1.59x	1.59x	11.4%	11.4%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.
(4)	The initial Controlling Note with respect to the Woodfield Mall Whole Loan is note B-1, which will be held by the Issuing Entity and will back the related Loan-Specific Certificates. The related Co-Lender Agreement provides that if a “control appraisal period” has occurred and is continuing with respect to the Woodfield Mall Whole Loan, then the Controlling Note will be note A-1-1, which will not be held by the Issuing Entity as part of the Mortgage Pool. For so long as a control appraisal period is in existence with respect to the Woodfield Mall Whole Loan, it will be a Serviced Outside Controlled Whole Loan.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Woodfield Mall(4)	Serviced	Note A-1-1	Non-Control	BMO	Not Identified	$20,000,000
		Note A-1-2	Non-Control	—	BMO 2023-C7	$55,000,000
		Note A-1-3	Non-Control	BMO	Not Identified	$10,000,000
		Note A-1-4	Non-Control	BMO	Not Identified	$10,000,000
		Note A-1-5	Non-Control	BMO	Not Identified	$5,000,000
		Note A-1-6	Non-Control	BMO	Not Identified	$5,000,000
		Note A-2-1	Non-Control	—	BMO 2023-C7	$13,000,000
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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

		Note A-2-2	Non-Control	Barclays	Not Identified	$25,000,000
		Note A-2-3	Non-Control	Barclays	Not Identified	$20,000,000
		Note A-2-4	Non-Control	Barclays	Not Identified	$12,500,000
		Note A-2-5	Non-Control	Barclays	Not Identified	$9,000,000
		Note A-3-1	Non-Control	BANA	Not Identified	$40,000,000
		Note A-3-2	Non-Control	BANA	Not Identified	$15,000,000
		Note A-3-3	Non-Control	BANA	Not Identified	$15,000,000
		Note A-3-4	Non-Control	BANA	Not Identified	$9,500,000
		Note B-1	Control	—	BMO 2023-C7	$11,931,818
		Note B-2	Non-Control	—	BMO 2023-C7	$9,034,091
		Note B-3	Non-Control	—	BMO 2023-C7	$9,034,091

Arundel Mills and Marketplace	Servicing Shift	Note A-1-1	Control	WFBNA	Not Identified	$50,000,000
		Note A-1-2	Non-Control	WFBNA	Not Identified	$30,000,000
		Note A-1-3	Non-Control	WFBNA	Not Identified	$15,000,000
		Note A-1-4	Non-Control	WFBNA	Not Identified	$10,000,000
		Note A-2-1	Non-Control	SGFC	Not Identified	$40,000,000
		Note A-2-2	Non-Control	SGFC	Not Identified	$30,000,000
		Note A-2-3	Non-Control	SGFC	Not Identified	$10,000,000
		Note A-2-4	Non-Control	SGFC	Not Identified	$5,000,000
		Note A-3-1	Non-Control	DBRI	Not Identified	$25,000,000
		Note A-3-2	Non-Control	DBRI	Not Identified	$20,000,000
		Note A-3-3	Non-Control	DBRI	Not Identified	$15,000,000
		Note A-3-4	Non-Control	DBRI	Not Identified	$15,000,000
		Note A-3-5	Non-Control	DBRI	Not Identified	$10,000,000
		Note A-4-1	Non-Control	—	BMO 2023-C7	$40,000,000
		Note A-4-2	Non-Control	CREFI	Not Identified	$25,000,000
		Note A-4-3	Non-Control	—	BMO 2023-C7	$20,000,000

Bala Plaza Portfolio	Servicing Shift	Note A-1	Control	CREFI	Not Identified	$50,000,000
		Note A-2	Non-Control	—	BMO 2023-C7	$40,000,000
		Note A-3	Non-Control	CREFI	Not Identified	$9,500,000

RTL Retail Portfolio	Outside Serviced	Note A-1	Control	—	BBCMS 2023-C22	$28,500,000
		Note A-2	Non-Control	—	BBCMS 2023-C21	$32,500,000
		Note A-3	Non-Control	MSBNA	Not Identified	$30,000,000
		Note A-4	Non-Control	—	BBCMS 2023-C22	$15,000,000
		Note A-5	Non-Control	SGFC	Not Identified	$18,800,000
		Note A-6	Non-Control	SGFC	Not Identified	$12,500,000
		Note A-7	Non-Control	SGFC	Not Identified	$10,033,333
		Note A-8	Non-Control	—	BBCMS 2023-C22	$7,000,000
		Note A-9	Non-Control	—	BBCMS 2023-C21	$30,000,000
		Note A-10	Non-Control	BMO	Not Identified	$14,000,000
		Note A-11	Non-Control	—	BBCMS 2023-C22	$5,333,334
		Note A-12	Non-Control	—	BMO 2023-C7	$15,000,000
		Note A-13	Non-Control	—	BMO 2023-C7	$11,000,000
		Note A-14	Non-Control	—	BMO 2023-C7	$10,000,000
		Note A-15	Non-Control	—	BBCMS 2023-C22	$8,000,000
		Note A-16	Non-Control	KeyBank	Not Identified	$7,333,333
		Note A-17	Non-Control	—	BBCMS 2023-C22	$5,000,000

11 West 42nd Street	Outside Serviced	Note A-1-1	Control	—	BANK5 2023-5YR3	$30,000,000
		Note A-1-2	Non-Control	—	BANK5 2023-5YR3	$25,000,000
		Note A-1-3	Non-Control	—	BANK5 2023-5YR3	$20,000,000
		Note A-1-4	Non-Control	BANA	Not Identified	$11,333,334
		Note A-1-5	Non-Control	BANA	Not Identified	$5,000,000
		Note A-2-1	Non-Control	—	BMO 2023-C7	$6,333,333
		Note A-2-2	Non-Control	—	BMO 2023-C6	$20,000,000
		Note A-2-3	Non-Control	—	BBCMS 2023-C21	$10,000,000
		Note A-2-4	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2-5	Non-Control	—	BBCMS 2023-5C23	$10,000,000
		Note A-2-6	Non-Control	—	BMO 2023-C7	$10,000,000
		Note A-2-7	Non-Control	—	BBCMS 2023-C21	$5,000,000
		Note A-2-8	Non-Control	—	BBCMS 2023-5C23	$5,000,000
		Note A-2-9	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-2-10	Non-Control	—	BMO 2023-C7	$5,000,000
		Note A-2-11	Non-Control	—	BMO 2023-C7	$5,000,000
		Note A-3-1	Non-Control	—	BMO 2023-5C1	$25,000,000
		Note A-3-2	Non-Control	—	BMO 2023-5C1	$27,500,000
		Note A-3-3	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-3-4	Non-Control	—	BMO 2023-5C2	$7,500,000
		Note A-3-5	Non-Control	—	BMO 2023-C6	$5,000,000
		Note A-3-6	Non-Control	—	BBCMS 2023-5C23	$5,000,000
		Note A-3-7	Non-Control	—	BMO 2023-5C2	$5,666,667
		Note A-3-8	Non-Control	—	BMO 2023-5C2	$5,666,666

OPI Portfolio	Servicing Shift	Note A-1-1	Control	UBS AG	Not Identified	$25,000,000
		Note A-1-2	Non-Control	—	BMO 2023-C7	$10,000,000
		Note A-2	Non-Control	—	BMO 2023-C7	$10,000,000
		Note A-3	Non-Control	—	BMO 2023-C7	$5,000,000
		Note A-4	Non-Control	UBS AG	Not Identified	$4,300,000

Creekside Town Center	Servicing Shift	Note A-1	Control	3650 REIT	Not Identified	$15,525,000
		Note A-2	Non-Control	3650 REIT	Not Identified	$5,000,000
		Note A-3	Non-Control	3650 REIT	Not Identified	$7,000,000
		Note A-4	Non-Control	3650 REIT	Not Identified	$9,000,000
		Note A-5	Non-Control	—	BMO 2023-C7	$24,000,000
		Note A-6	Non-Control	BMO	Not Identified	$11,000,000
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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

60 Hudson	Outside Serviced	Note A-1	Control	MSBNA	Not Identified	$60,000,000
		Note A-2	Non-Control	MSBNA	Not Identified	$50,000,000
		Note A-3	Non-Control	MSBNA	Not Identified	$40,000,000
		Note A-4	Non-Control	MSBNA	Not Identified	$30,000,000
		Note A-5	Non-Control	—	BBCMS 2023-C22	$30,000,000
		Note A-6	Non-Control	MSBNA	Not Identified	$20,000,000
		Note A-7	Non-Control	MSBNA	Not Identified	$20,000,000
		Note A-8	Non-Control	—	BBCMS 2023-C22	$10,000,000
		Note A-9	Non-Control	—	BMO 2023-C7	$10,000,000
		Note A-10	Non-Control	—	BMO 2023-C7	$10,000,000

Knoll Ridge Apartments	Outside Serviced	Note A-1	Control	—	BBCMS 2023-C22	$25,000,000
		Note A-2	Non-Control	—	BMO 2023-C7	$12,500,000
		Note A-3	Non-Control	—	BMO 2023-C7	$5,000,000

645 North Michigan Avenue	Servicing Shift	Note A-1	Control	CREFI	Not Identified	$38,000,000
		Note A-2	Non-Control	—	BMO 2023-C7	$17,000,000

Regency Retail Portfolio	Outside Serviced	Note A-1	Non-Control	—	BMO 2023-C7	$5,000,000
		Note A-2	Non-Control	—	BBCMS 2023-C22	$10,000,000
		Note A-3	Control	—	BBCMS 2023-C22	$20,000,000
		Note A-4	Non-Control	—	BBCMS 2023-C22	$10,000,000
		Note A-5	Non-Control	—	BMO 2023-C7	$8,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Entity names have been abbreviated for presentation as indicated below.

“3650 REIT” means 3650 Real Estate Investment Trust 2 LLC.

“BANA” means Bank of America, National Association.

“BMO” means Bank of Montreal.

“CREFI” means Citi Real Estate Funding Inc.

“DBRI” means DBR Investments Co. Limited.

“KeyBank” means KeyBank National Association.

“MSBNA” means Morgan Stanley Bank, N.A.

“SGFC” means Societe Generale Financial Corporation.

“WFBNA” means Wells Fargo Bank, National Association.

(4)	The subject Whole Loan is an AB Whole Loan or a Pari Passu-AB Whole Loan, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under each such Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) for the

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allocation of expenses, losses and shortfalls relating to the Whole Loan, in each case as more particularly described below in this “—The Whole Loans” section.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans and Servicing Shift Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.
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With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports

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required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

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Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent

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and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

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Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Woodfield Mall Pari Passu-AB Whole Loan

General

The Woodfield Mall Mortgage Loan (9.2%) is part of a split loan structure comprised of 18 mortgage notes (the “Woodfield Mall Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Woodfield Mall Whole Loan (as defined below), in the initial aggregate principal balance of $294,000,000, is evidenced by:

(i) two senior promissory notes designated as Note A-1-2 and Note A-2-1, having an aggregate a Cut-off Date Balance of $68,000,000 (the “Woodfield Mall Mortgage Loan”), collectively, evidencing the Woodfield Mall Mortgage Loan, that will be deposited into the Issuing Entity;

(ii) 13 senior promissory notes designated as Note A-1-1, Note A-1-3, Note A-1-4, Note A-1-5, Note A-1-6, Note A-2-2, Note A-2-3, Note A-2-4, Note A-2-5, Note A-3-1, Note A-3-2, Note A-3-3 and Note A-3-4, having an aggregate Cut-off Date Balance of $196,000,000 (collectively, the “Woodfield Mall Pari Passu Companion Loans” and, together with the Woodfield Mall Mortgage Loan, the “Woodfield Mall Senior Notes” or the “Woodfield Mall A Notes” and the holders of such Woodfield Mall Senior Notes, the “Woodfield Mall Note A Holders” and, each holder, a “Woodfield Mall Note A Holder”); and

(iii) three promissory notes designated as Note B-1, Note B-2 and Note B-3, having an aggregate Cut-off Date Balance of $30,000,000 (each, a “Woodfield Mall B Note”, and collectively, the “Woodfield Mall Trust Subordinate Companion Loan”.

The holders of the Woodfield Mall Pari Passu Companion Loans are referred to as the “Woodfield Mall Pari Passu Companion Loan Holders”, and the holder of the Woodfield Mall Trust Subordinate Companion Loan is referred to as “Woodfield Mall Note B Holder” or as the context may require, a “Woodfield Mall Trust Subordinate Companion Loan Holder”.

The Woodfield Mall Mortgage Loan, the Woodfield Mall Pari Passu Companion Loans and the Woodfield Mall Trust Subordinate Companion Loan are collectively referred to in this prospectus as the “Woodfield Mall Whole Loan”.

The rights of the Issuing Entity as the holder of the Woodfield Mall Mortgage Loan and as the holder of the Woodfield Mall Trust Subordinate Companion Loan and the rights of the Woodfield Mall Pari Passu Companion Loan Holders are subject to a Co-Lender Agreement (the “Woodfield Mall Co-Lender Agreement”). The following summaries describe certain provisions of the Woodfield Mall Co-Lender Agreement. The Woodfield Mall Co-Lender

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Agreement provides that to the extent that there is a conflict between the Woodfield Mall Co-Lender Agreement and the Pooling and Servicing Agreement, the terms of the Woodfield Mall Co-Lender Agreement will govern.

Servicing

The Woodfield Mall Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement and the Woodfield Mall Co-Lender Agreement.

Amounts payable to the Issuing Entity as holder of the Woodfield Mall Mortgage Loan and the Woodfield Mall Trust Subordinate Companion Loan pursuant to the Woodfield Mall Co-Lender Agreement will be included in the Aggregate Available Funds and the Trust Subordinate Companion Loan Available Funds, respectively, for the related distribution date to the extent described in this prospectus.

Application of Payments

The Woodfield Mall Co-Lender Agreement sets forth the respective rights of the holders of the Woodfield Mall Mortgage Loan, the Woodfield Mall Pari Passu Companion Loans and the Woodfield Mall Trust Subordinate Companion Loan with respect to distributions of funds received in respect of the Woodfield Mall Whole Loan, and provides, in general, that after payment of (1) amounts for reserves or escrows required by the Mortgage Loan documents, (2) all amounts that are then due, payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee and Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer with respect to the Woodfield Mall Whole Loan pursuant to the Pooling and Servicing Agreement, in each case solely to the extent payments and other collections received with respect to the Woodfield Mall Whole Loan and/or the related Mortgaged Property are allocated to such amounts pursuant to the Pooling and Servicing Agreement (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees, asset representations reviewer fees, and P&I Advances, all of which shall be payable to such party from collections allocable to the respective noteholders in respect of which such fees accrued or such Advances were made, in each case out of distributions made in respect of each such note, respectively (or, as and to the extent provided in the Pooling and Servicing Agreement, out of default interest and late payment charges collected on the Woodfield Mall Whole Loan), and excluding interest on P&I Advances) and (3) default interest and late payment charges to be applied pursuant to the Pooling and Servicing Agreement, payments and proceeds received with respect to the Woodfield Mall Whole Loan will generally be applied in the following order:

first, to the Woodfield Mall Note A Holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each Note A Holder, an amount equal to the accrued and unpaid interest on the principal balance for the related Woodfield Mall A Note at the applicable note interest rate (net of the applicable primary servicing fee rate);

second, to the Woodfield Mall Trust Subordinate Companion Loan Holder, on a pro rata and pari passu basis based on its entitlements to interest, up to, in the case of each Woodfield Mall Trust Subordinate Companion Loan Holder, an amount equal to the accrued and unpaid interest on the principal balance for the related Woodfield Mall B Note at the applicable note interest rate (net of the applicable primary servicing fee rate);

third, to the Woodfield Mall Note A Holders, on a pro rata and pari passu basis based on the respective principal balances of the Woodfield Mall A Notes, (i) if at any time that no Woodfield Mall Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the Woodfield Mall Whole Loan until the principal balance for each Woodfield Mall A Note has been reduced to zero, and (ii) at any time that a Woodfield Mall Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each Woodfield Mall A Note has been reduced to zero;

fourth, to the Woodfield Mall Trust Companion Loan Holders, on a pro rata and pari passu basis based on the respective principal balances of the Woodfield Mall B Notes (i) if at any time that no Woodfield Mall Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such monthly payment date with respect to the Woodfield Mall Whole Loan, until the principal balance for each Woodfield Mall B Note has been reduced to zero, and (ii) at any time that a Woodfield Mall Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each Woodfield Mall B Note has been reduced to zero;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the Woodfield Mall Whole Loan or the Woodfield Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout of the Woodfield Mall Whole Loan (a “Woodfield Mall Workout”), the principal balances for the Woodfield Mall A Notes have been reduced, such excess amount will be paid to the Woodfield Mall Note A Holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each Woodfield Mall Note A Holder, as a result of such Woodfield Mall Workout, plus interest on such amount at the related note interest rate (net of the applicable primary servicing fee rate);

sixth, if the proceeds of any foreclosure sale or any liquidation of the Woodfield Mall Whole Loan or the Woodfield Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a Woodfield Mall Workout the principal balances for the Woodfield Mall B Notes have been reduced, such excess amount will be paid to the Woodfield Mall Trust Subordinate Companion Loan Holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each Woodfield Mall Trust Subordinate Companion Loan Holder, an amount equal to the reduction, if any, of the principal balance for the related Woodfield Mall B Note as a result of such Woodfield Mall Workout, plus interest on such amount at the related note interest rate (net of the applicable primary servicing fee rate);

seventh, to the Woodfield Mall Note A Holders on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each Woodfield Mall Note A Holder, an amount equal to all yield maintenance premiums allocated to the related Woodfield Mall A Note in accordance with the Woodfield Mall Whole Loan agreement;

eighth, to the Woodfield Mall Trust Subordinate Companion Loan Holders on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each Woodfield Mall Trust Subordinate Companion Loan Holder, an amount equal to all yield maintenance premiums allocated to the related Woodfield Mall B Note in accordance with the Woodfield Mall Whole Loan agreement;

ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Master Servicer or Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodfield Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the to the Woodfield Mall Note A Holders (as between them pro rata, based on their respective percentage interests) and the Woodfield Mall Trust Subordinate Companion Loan Holders (as between them, pro rata, based on their respective percentage interests), pro rata according to their initial principal balances; and

tenth, if any excess amount is available to be distributed in respect of the Woodfield Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid to the Woodfield Mall Note A Holders (as between them, pro rata, based on their respective percentage interests) and the Woodfield Mall Trust Subordinate Companion Loan Holders (as between them, pro rata, based on their respective percentage interests), pro rata according to their principal balances.

All expenses and losses relating to the Woodfield Mall Whole Loan and the Woodfield Mall Mortgaged Property (including without limitation losses of principal and interest, property protection advances, advance interest amounts, special servicing fees, liquidation fees and workout fees) cumulative appraisal reduction amounts and certain other trust expenses, will be allocated in reverse sequential order. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the Woodfield Mall Whole Loan will be reimbursed in sequential order after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the Woodfield Mall Whole Loan.

“Woodfield Mall Triggering Event of Default” means (i) any event of default with respect to an obligation of the borrower to pay money due under the Woodfield Mall Whole Loan or (ii) any non-monetary event of default as a result of which the Woodfield Mall Whole Loan becomes a specially serviced mortgage loan (which, for clarification, does not include any imminent event of default).

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Consultation and Control

Pursuant to the Woodfield Mall Co-Lender Agreement, the “Woodfield Mall Controlling Note”, as of any date of determination, will be Woodfield Mall Note B-1 unless a Woodfield Mall Control Appraisal Period has occurred and is continuing, and if and for so long as a Woodfield Mall Control Appraisal Period has occurred and is continuing, Woodfield Mall Note A-1-1; provided, that if Woodfield Mall Note B-1 would be the Woodfield Mall Controlling Note pursuant to the terms of the Woodfield Mall Co-Lender Agreement, but any interest in Woodfield Mall Note B-1 is held by a borrower or Woodfield Mall Borrower Restricted Party, or the borrower or Woodfield Mall Borrower Restricted Party would otherwise be entitled to exercise the rights of the holder of the Woodfield Mall Controlling Note in respect of Woodfield Mall Note B-1, then, during such period, Woodfield Mall Note B-2 will be the Woodfield Mall Controlling Note; provided, that if that if Woodfield Mall Note B-2 would be the Woodfield Mall Controlling Note pursuant to the terms of the Woodfield Mall Co-Lender Agreement, but any interest in Woodfield Mall Note B-2 is held by a borrower or Woodfield Mall Borrower Restricted Party, or the borrower or Woodfield Mall Borrower Restricted Party would otherwise be entitled to exercise the rights of the holder of the Woodfield Mall Controlling Note in respect of Woodfield Mall Note B-2, then, during such period, Woodfield Mall Note B-3 will be the Woodfield Mall Controlling Note; provided, further, that if Woodfield Mall Note B-3 would be the Woodfield Mall Controlling Note pursuant to the preceding proviso, but any interest in Woodfield Mall Note B-3 is held by a borrower or Woodfield Mall Borrower Restricted Party, or a borrower or Woodfield Mall Borrower Restricted Party would otherwise be entitled to exercise the rights of the holder of the Woodfield Mall Controlling Note in respect of Woodfield Mall Note B-3, then a Woodfield Mall Control Appraisal Period will be deemed to have occurred. The holder of the Woodfield Mall Controlling Note is referred to as the “Woodfield Mall Controlling Noteholder”.

Any time the Woodfield Mall B Notes are included in the Issuing Entity, the related Loan-Specific Controlling Representative will be entitled to exercise the rights of the Woodfield Mall Controlling Note under the Woodfield Mall Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement and the Woodfield Mall Co-Lender Agreement; provided further that, at any time the Woodfield Mall Note A-1-1 is included in the Issuing Entity, if a Woodfield Mall Control Appraisal Period has occurred and is continuing, the Controlling Class Representative will be entitled to exercise the rights of the Woodfield Mall Controlling Note under the Woodfield Mall Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement and the Woodfield Mall Co-Lender Agreement.

Pursuant to the Woodfield Mall Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Woodfield Mall Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Woodfield Mall Major Decision, the Master Servicer or the Special Servicer, as applicable, will be required to provide the Woodfield Mall Controlling Noteholder (or its representative) with at least 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested Woodfield Mall Major Decision. The Master Servicer or the Special Servicer, as applicable, is not permitted to take any action with respect to such Woodfield Mall Major Decision (or make a determination not to take action with respect to such Woodfield Mall Major Decision), unless and until the Special Servicer receives the written consent of the Woodfield Mall Controlling Noteholder (or its representative) before implementing a decision with respect to such Woodfield Mall Major Decision.

Notwithstanding the foregoing, the holder of the Woodfield Mall Note A-1-2 (the “Woodfield Mall Lead Securitization Note”) (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by the Woodfield Mall Controlling Noteholder (or its representative) that would require or cause the holder of the Woodfield Mall Mortgage Lead Securitization Note (or any servicer acting on its behalf) to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard, require or cause the holder of the Woodfield Mall Lead Securitization Note (or any servicer acting on its behalf) to violate provisions of the Woodfield Mall Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the holder of the Woodfield Mall Lead Securitization Note (or any servicer acting on its behalf) to violate the terms of the Woodfield Mall Whole Loan, or materially expand the scope of the Woodfield Mall Lead Securitization Note holder’s (or any servicer acting on its behalf) responsibilities under the Woodfield Mall Co-Lender Agreement or the Pooling and Servicing Agreement.

The Special Servicer will be required to (A) provide copies to each Woodfield Mall Note A Holder that is a Woodfield Mall Non-Controlling Noteholder of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the Woodfield Mall Controlling Noteholder or its representative pursuant to the Pooling and Servicing

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Agreement with respect to any Woodfield Mall Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame for such notice, information and report is (or, if applicable, would be) required to be provided to the Woodfield Mall Controlling Noteholder or its representative, and (B) consult with each Woodfield Mall Note A Holder that is a Woodfield Mall Non-Controlling Noteholder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such Woodfield Mall Non-Controlling Noteholder requests consultation with respect to any such Woodfield Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Woodfield Mall Non-Controlling Noteholder or its representative; provided that after the expiration of a period of 10 business days from the delivery to any such Woodfield Mall Non-Controlling Noteholder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer will no longer be obligated to consult with such Woodfield Mall Non-Controlling Noteholder, whether or not such Woodfield Mall Non-Controlling Noteholder has responded within such 10 business day period; provided that the provisions of the Pooling and Servicing Agreement will govern the consent and consultation rights of the Woodfield Mall Co-Lender Agreement. The Special Servicer may make any Woodfield Mall Major Decision or take any recommended action outlined in an asset status report before the expiration of the aforementioned 10 business day period if the Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Woodfield Mall noteholders. In no event shall the Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Woodfield Mall Non-Controlling Noteholder.

The Woodfield Mall noteholders acknowledge that the Pooling and Servicing Agreement may contain certain provisions that give the Operating Advisor and/or any risk retaining party certain non-binding consultation rights with respect to Woodfield Mall Major Decisions related to compliance with the risk retention rules applicable to this transaction.

Under the Woodfield Mall Co-Lender Agreement, the holder of each Woodfield Mall Note that is not the Woodfield Mall Lead Note (a “Woodfield Mall Non-Lead Note”) acknowledged the right and obligation of the Woodfield Mall Lead Noteholder to sell each Woodfield Mall Non-Lead Note together with the Woodfield Mall Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the Pooling and Servicing Agreement. In connection with any sale of the Woodfield Mall Whole Loan that has become a defaulted loan, the Special Servicer will be required to sell each Woodfield Mall Non-Lead Note together with the Woodfield Mall Lead Securitization Note in the manner set forth in the Pooling and Servicing Agreement.

Subject to the terms of the Pooling Servicing Agreement, each of the Woodfield Mall Controlling Noteholder, the controlling noteholder representative, any other Woodfield Mall Noteholder (or any controlling class representative or directing holder on its behalf under the pooling and servicing agreement for the securitization of a Woodfield Mall Non-Lead Note) will be permitted to bid at any sale of the Woodfield Mall Non-Lead Securitization Note unless such person is an agent or affiliate of the borrower.

“Woodfield Mall Borrower Restricted Party” means a Borrower Party under the Pooling and Servicing Agreement or any one or more analogous terms in the Pooling and Servicing Agreement.

A “Woodfield Mall Control Appraisal Period” will exist with respect to the Woodfield Mall Whole Loan, if and for so long as (a) (1) the initial principal balance of the Woodfield Mall Trust Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Woodfield Mall Trust Subordinate Companion Loan after the date of creation of the Woodfield Mall Trust Subordinate Companion Loan, (y) any Cumulative Appraisal Reduction Amount for the Woodfield Mall Whole Loan (excluding any deemed or automatic Appraisal Reduction Amount) that is allocated to the Woodfield Mall Trust Subordinate Companion Loan and (z) any losses realized with respect to the related Woodfield Mall Mortgaged Property or the Woodfield Mall Whole Loan that are allocated to the Woodfield Mall Trust Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Woodfield Mall Trust Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received, by the holders of the Woodfield Mall Trust Subordinate Companion Loan after the date of creation of the Woodfield Mall Trust Subordinate Companion Loan.

“Woodfield Mall Major Decision” means a Major Decision under the Pooling and Servicing Agreement or any one or more analogous terms in the Pooling and Servicing Agreement.

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“Woodfield Mall Non-Controlling Note” means any Woodfield Mall Note other than the Woodfield Mall Controlling Note.

“Woodfield Mall Non-Controlling Noteholder” means any holder of a Woodfield Mall Non-Controlling Note; provided that, if at any time a Woodfield Mall Non-Controlling Note is held by (or, at any time a Woodfield Mall Non-Controlling Note is included in a non-lead securitization, the related Woodfield Mall Non-Lead Securitization Subordinate Class Representative for such non-lead securitization is) a Woodfield Mall Borrower Restricted Party, no person will be entitled to exercise the rights of such Woodfield Mall Non-Controlling Noteholder with respect to such non-controlling note.

“Woodfield Mall Non-Lead Securitization Subordinate Class Representative” means the holders of the majority of the class of securities issued in a non-lead securitization designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in any non-lead securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” or a “Non-Controlling Noteholder” is held by a Woodfield Mall Borrower Restricted Party, no person will be entitled to exercise the rights of the related Woodfield Mall Non-Lead Securitization Subordinate Class Representative.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Woodfield Mall Co-Lender Agreement and the Pooling and Servicing Agreement, if the Woodfield Mall Whole Loan becomes a defaulted loan, and if the Special Servicer determines to sell the Woodfield Mall Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer may elect to sell the Woodfield Mall Whole Loan subject to the rights of the applicable holders of the Woodfield Mall Notes under the Pooling and Servicing Agreement and the Woodfield Mall Co-Lender Agreement, as described above under “—Consultation and Control”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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The Trust Subordinate Companion Loan

There is one Trust Subordinate Companion Loan related to this securitization transaction, which (i) is identified as the Woodfield Mall Trust Subordinate Companion Loan, (ii) is related to the Woodfield Mall Mortgage Loan (9.2%) and part of the Woodfield Mall Whole Loan, and (iii) will solely back the Loan-Specific Certificates.

The following additional provisions are applicable to the Trust Subordinate Companion Loan and the Loan-Specific Certificates.

General

BMO will transfer to the Depositor the Trust Subordinate Companion Loan, which will be an asset of the Issuing Entity and will back the related Loan-Specific Certificates but will not be included in the mortgage pool that will back the Certificates.

Although the Trust Subordinate Companion Loan will be an asset of the Issuing Entity, amounts distributable with respect to the Trust Subordinate Companion Loan pursuant to its related Co-Lender Agreement will be payable only to the related Loan-Specific Certificates and therefore support only such Loan-Specific Certificates.

Any expenses or losses incurred with respect to any Mortgage Loan other than the Woodfield Mall Mortgage Loan will not be borne by the holders of the Loan-Specific Certificates.

Although the Trust Subordinate Companion Loan is an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the Trust Subordinate Companion Loan is not reflected in this prospectus and the terms “Mortgage Loan” and “Mortgage Pool” in that context do not include the Trust Subordinate Companion Loan unless otherwise indicated.

Special Servicer

Key Bank National Association will be appointed the initial Special Servicer with respect to the Woodfield Mall Whole Loan by Axonic Capital LLC or its affiliate (which has acted as a manager, advisor or sub-advisor to certain purchasers of the Class WMA Certificates) and will (a) be the initial Loan-Specific Controlling Class Representative, and (b) be the initial Directing Holder with respect to the Woodfield Mall Whole Loan. See “—Directing Holder For the Trust Subordinate Companion Loan” below and “The Pooling and Servicing Agreement—Directing Holder”.

Credit Risk Retention

Bank of Montreal is the only sponsor with respect to, and will act as “retaining sponsor” (as such term is defined in Regulation RR) for, the securitization transaction constituted by the issuance, offer and sale of the Woodfield Mall Loan-Specific Certificates. In satisfaction of Bank of Montreal’s risk retention obligations as retaining sponsor for such securitization transaction, Bank of Montreal is expected to acquire from the Depositor, on the Closing Date, an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $1,500,000 (such interest, whether or not certificated, being referred to in this prospectus as the “Retained Loan-Specific Certificate”), which is expected to represent approximately 5.0% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial principal balance of all of the Loan-Specific Certificates) issued by the Issuing Entity on the Closing Date. The Retained Loan-Specific Certificate will be retained by Bank of Montreal in accordance with the credit risk retention rules applicable to such securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. It is anticipated that the aforementioned “eligible vertical interest” referred to as the “Retained Loan-Specific Certificate” will ultimately be issued as an uncertificated interest.

An “EHRI Trust Subordinate Companion Loan Securitization”, in the case of any Trust Subordinate Companion Loan, refers to a securitization constituted by the issuance, offer and sale of the related Loan-Specific Certificates that is characterized by risk retention in the form of an “eligible horizontal residual interest” held by a “third party purchaser” in accordance with Rule 7 of Regulation RR.

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Loan-Specific Certificates

A separate series of Loan-Specific Certificates will be issued by the Issuing Entity and will be backed by the Woodfield Mall Trust Subordinate Companion Loan, as identified below:

The “Loan-Specific Certificates” or the “Woodfield Mall Loan-Specific Certificates” means the Class WMA Certificates and, whether or not issued in certificated form, the Retained Loan-Specific Certificate.

The “Loan-Specific Principal Balance Certificates” or the “Woodfield Mall Loan-Specific Principal Balance Certificates” means the Class WMA Certificates and, whether or not issued in certificated form, the Retained Loan-Specific Certificate.

Subordination, Allocation of Losses and Certain Expenses

None of the Loan-Specific Certificates will be subordinate to any class of Certificates, except to the extent of the subordination of the Trust Subordinate Companion Loan to the related Mortgage Loan, as and to the extent set forth in the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan”.

Principal losses on the Trust Subordinate Companion Loan will be allocated to the related Loan-Specific Principal Balance Certificates, and any such loss allocated to a class of Loan-Specific Principal Balance Certificates will reduce the Certificate Balance thereof.

Trust Subordinate Companion Loan Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of applicable Realized Losses to holders of the Loan-Specific Certificates on each Distribution Date (the “Trust Subordinate Companion Loan Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Trust Subordinate Companion Loan and, to the extent allocable to the Trust Subordinate Companion Loan, any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan, or the holders of the Certificates) and/or the Trust Subordinate Companion Loan REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower with respect to the Trust Subordinate Companion Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Trust Subordinate Companion Loan that were received after the related Determination Date (other than the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Loan-Specific Certificateholders;
(iv)	with respect to any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount related to the Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;
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(v)	yield maintenance charges and prepayment premiums on the Trust Subordinate Companion Loan (which are separately distributed to holders of the related Loan-Specific Certificates);
(vi)	amounts deposited in the Collection Account or the Trust Subordinate Companion Loan REMIC Distribution Account in error; and/or
(vii)	late payment charges or accrued interest on the Trust Subordinate Companion Loan allocable to the default interest rate for such Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Trust Subordinate Companion Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, the aggregate amount allocable to the Trust Subordinate Companion Loan transferred from the REO Account to the Collection Account for the subject Distribution Date, to the extent that such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Trust Subordinate Companion Loan for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Trust Subordinate Companion Loan for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the related Loan-Specific Certificateholders); and

(d)           with respect to any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2024, the related Withheld Amounts related to the Trust Subordinate Companion Loan as required to be deposited in the Trust Subordinate Companion Loan REMIC Distribution Account.

Allocation of Yield Maintenance Charges and Prepayment Premiums

Any yield maintenance charges or prepayment premiums payable in respect of the Woodfield Mall Trust Subordinate Companion Loan will be distributed to holders of the Woodfield Mall Loan-Specific Certificates.

Prepayment Interest Shortfalls

Any Excess Prepayment Interest Shortfall allocated to the Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the related Loan-Specific Certificates.

Subordination; Allocation of Realized Losses

A “Realized Loss” means, with respect to each Distribution Date, solely with respect to the Loan-Specific Certificates, the amount, if any, by which (A) the Stated Principal Balance (for purposes of this calculation only, the Stated Principal Balance will not be reduced by the amount of principal payments received on the Trust Subordinate Companion Loan that were used to reimburse the Master Servicer, the Special Servicer or the Trustee for Workout Delayed Reimbursement Amounts with respect to the Trust Subordinate Companion Loan, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Trust Subordinate Companion Loan expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the related Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Loan Specific Certificates among the respective Classes of the Loan-Specific Principal Balance Certificates.

Reports to Loan-Specific Certificateholders; Certificate Administrator Reports

The Master Servicer may be required to prepare a separate set of reports, in the same manner as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate

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Administrator Reports”, for the Loan-Specific Certificateholders with respect to the Trust Subordinate Companion Loan and the Loan-Specific Certificates. The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to those procedures described above.

A “Loan-Specific Certificateholder” is a holder of a Loan-Specific Certificate.

A “Loan-Specific Certificate Owner” is a beneficial owner of a Loan-Specific Certificate held in book-entry form.

Advances

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Trustee will only be entitled to reimbursement for a P&I Advance, together with interest thereon, from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Compensation and Payment of Expenses

The Servicing Fee Rate will be 0.00250% with respect to the Woodfield Mall Trust Subordinate Companion Loan.

The “Administrative Fee Rate”, with respect to the Trust Subordinate Companion Loan, will be the sum of the Servicing Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, and is equal to 0.016250%.

Appraisal Reduction Amounts

As a result of calculating an Appraisal Reduction Amount that is allocated to a Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to such Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the related Loan-Specific Certificates then-outstanding in reverse sequential order of payment priority.

For various purposes under the Pooling and Servicing Agreement, approximately 5.0% of any Appraisal Reduction Amount allocated to the Trust Subordinate Companion Loan will, in turn, be allocated to the Retained Loan-Specific Certificate to notionally reduce the principal balance thereof, and approximately 95% of any Appraisal Reduction Amount allocated to the Trust Subordinate Companion Loan will, in turn, be allocated to the Class WMA Certificates to notionally reduce the principal balance thereof. In addition, for various purposes under the Pooling and Servicing Agreement, approximately 95% of any Collateral Deficiency Amounts in respect of the Trust Subordinate Companion Loan will, in turn, be allocated to the Class WMA Certificates to notionally reduce the principal balance thereof. For the avoidance of doubt, for various purposes under the Pooling and Servicing Agreement, the Class WMA Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

Termination of the Special Servicer With Respect to the Trust Subordinate Companion Whole Loan Other Than in Connection With a Servicer Termination Event

Removal of the Special Servicer for the Woodfield Mall Whole Loan by Woodfield Mall Loan-Specific Certificateholders Following a Woodfield Mall Control Termination Event

The Special Servicer for the Trust Subordinate Companion Whole Loan (the “Woodfield Mall Special Servicer”) may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and, additionally, with respect to the Woodfield Mall Whole Loan, solely if a Woodfield Mall Control Termination Event has occurred

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and is continuing and provided that a related Control Appraisal Period is not in effect, pursuant to a vote of applicable Loan-Specific Certificateholders, with or without cause, in accordance with the procedures described in the following paragraph.

The procedures for removing the Special Servicer solely with respect to the Woodfield Mall Whole Loan if a Woodfield Mall Control Termination Event has occurred and is continuing and a Woodfield Mall Control Appraisal Period is not in effect will be as follows: upon (i) the written direction of holders of Woodfield Mall Loan-Specific Certificates evidencing at least 25% of the Voting Rights allocable to the Loan-Specific Certificates (the “Loan-Specific Voting Rights”) requesting a vote to terminate and replace the Woodfield Mall Special Servicer with a proposed successor Woodfield Mall Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Woodfield Mall Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Woodfield Mall Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Woodfield Mall Loan-Specific Certificates evidencing at least 75% of the Loan-Specific Voting Rights of those holders that voted on such matter (provided that holders representing a quorum of at least 66 2/3% of all Loan-Specific Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective classes of applicable Loan-Specific Principal Balance Certificates) vote on the matter), or (b) the holders of each class of Woodfield Mall Loan-Specific Certificates that are Non-Reduced Loan-Specific Certificates evidencing more than 50% of the Loan-Specific Voting Rights allocable to each such class of Non-Reduced Loan-Specific Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to Woodfield Mall Whole Loan and appoint the proposed successor Woodfield Mall Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Woodfield Mall Special Servicer, then that vote will have no force and effect. Any such appointment of a successor Special Servicer with respect to the Woodfield Mall Whole Loan based on a Woodfield Mall Loan-Specific Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Woodfield Mall Loan-Specific Certificateholders for the reasonable expenses of posting notices of such requests.

A “Woodfield Mall Control Termination Event” will, with respect to the Loan-Specific Certificates, (a) occur when none of the Classes of the Loan-Specific Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that class of Loan-Specific Certificates, and (b) be deemed to occur if a Woodfield Mall Control Appraisal Period exists or is deemed to exist under the Co-Lender Agreement for the Woodfield Mall Whole Loan.

In no event may a successor Woodfield Mall Special Servicer be a current or former Operating Advisor or any affiliate of such current or former Operating Advisor.

Removal of the Special Servicer for the Woodfield Mall Whole Loan by Woodfield Mall Loan-Specific Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Woodfield Mall Whole Loan, if a Woodfield Mall Control Termination Event has occurred and is continuing, and if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the related Loan-Specific Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Woodfield Mall Whole Loan. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Woodfield Mall Whole Loan if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all applicable Loan-Specific Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon

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the affirmative vote of the holders of related Loan-Specific Certificates evidencing at least a majority of the aggregate outstanding principal balance of such Loan-Specific Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the Woodfield Mall Whole Loan, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Loan-Specific Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer for the Woodfield Mall Whole Loan is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer with respect to the Woodfield Mall Whole Loan under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or the related Co-Lender Agreement.

“Certificateholder Quorum” means, in addition to the Certificateholder Quorums set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event—General”, with respect to the Woodfield Mall Whole Loan, a quorum that, with respect to the related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders or beneficial owners of related Loan-Specific Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all such Loan-Specific Certificates, with such quorum including at least three (3) holders or beneficial owners of such Loan-Specific Certificates that are not Risk Retention Affiliated with each other.

Directing Holder for the Trust Subordinate Companion Loan

The “Loan-Specific Controlling Class Representative” is the Loan-Specific Controlling Class Certificateholder (or other representative) selected by at least a majority of the Loan-Specific Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable the Loan-Specific Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Loan-Specific Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Loan-Specific Controlling Class Certificateholders that own Loan-Specific Certificates representing more than 50% of the Certificate Balance of the Loan-Specific Controlling Class, that the Loan-Specific Controlling Class Representative is no longer designated, the Loan-Specific Controlling Class Representative will be the Loan-Specific Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Loan-Specific Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Loan-Specific Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Loan-Specific Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Loan-Specific Controlling Class Representative until notified of the identity of such largest Loan-Specific Controlling Class Certificateholder or otherwise notified of the identity of the Loan-Specific Controlling Class Representative as provided in the Pooling and Servicing Agreement. Accounts for which Axonic Capital LLC or its affiliate is a manager, advisor or sub-advisor are expected to purchase the Class WMA Certificates and Axonic Capital LLC is expected to act as the initial Loan-Specific Controlling Class Representative.

A “Loan-Specific Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Loan-Specific Certificate of the Loan-Specific Controlling Class as determined by the Certificate Administrator from time to time.

The “Loan-Specific Controlling Class” will be, as of any time of determination, the Loan-Specific Control Eligible Certificates. The Loan-Specific Controlling Class as of the Closing Date will be the Class WMA Certificates.

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The “Loan-Specific Control Eligible Certificates” will be the Class WMA Certificates.

So long as no Woodfield Mall Control Termination Event exists, the Loan-Specific Controlling Class Representative will be the Directing Holder for the Woodfield Mall Whole Loan, and if a Woodfield Mall Control Termination Event exists, but a Woodfield Mall Consultation Termination Event does not exist, the Loan-Specific Controlling Class Representative will be a Consulting Party with respect to the Woodfield Mall Whole Loan.

A “Control Appraisal Period” means, with respect to the Woodfield Mall Whole Loan, a Woodfield Mall Control Appraisal Period.

A “Woodfield Mall Consultation Termination Event” will either (a) occur when none of the Classes of the Loan-Specific Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Loan-Specific Certificates or (b) be deemed to occur if a Woodfield Mall Control Appraisal Period exists or is deemed to exist under the Co-Lender Agreement for the Woodfield Mall Whole Loan.

Operating Advisor

A “Woodfield Mall Operating Advisor Consultation Trigger Event” will constitute an Operating Advisor Consultation Trigger Event solely with respect to the Woodfield Mall Whole Loan and will either (a) occur with respect to the Woodfield Mall Whole Loan, when the outstanding Certificate Balance of the Class WMA Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the Class WMA Certificates) is 25% or less of the initial aggregate Certificate Balance of the Class WMA Certificates or (b) be deemed to occur if a Woodfield Mall Control Appraisal Period exists or is deemed to exist under the Co-Lender Agreement for the Woodfield Mall Whole Loan.

Optional Termination; Optional Trust Subordinate Companion Loan Purchase

In addition to those termination options set forth under “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”, the following termination option exists with respect to the Trust Subordinate Companion Loan and the related Loan-Specific Certificates.

●	With respect to the Trust Subordinate Companion Loan, on any Distribution Date on which the aggregate Stated Principal Balance of such Trust Subordinate Companion Loan is less than 1% of the Stated Principal Balance of such Trust Subordinate Companion Loan as of the Cut-off Date, a holder of related Loan-Specific Certificates owning a majority of the Percentage Interests of the related then-outstanding Loan-Specific Controlling Class, and, if such holder does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer, will have the option to purchase such Trust Subordinate Companion Loan at a price generally equal to the Repurchase Price.
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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Bank of Montreal, Citi Real Estate Funding Inc., Greystone Commercial Mortgage Capital LLC, KeyBank National Association, RRECM Capital II, LLC, Starwood Mortgage Capital LLC and UBS AG are the sponsors of this securitization transaction (and, accordingly, are referred to as the “Sponsors”).

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 115 South LaSalle Street, 11th Floor, Chicago, Illinois 60603.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Commercial Mortgage Securities LLC, the Depositor, and BMO Capital Markets Corp., one of the underwriters, each of which is a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Harris Bank, N.A. (“BMO Harris”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BMO Harris has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BMO Harris acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BMO Harris and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

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The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2022 is approximately $6.146 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

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Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans.

Data Comparison and Recalculation. BMO (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in

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connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases

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would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks

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for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take
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responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines.

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

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None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. BMO’s Central Index Key is 0000927971. As of September 30, 2023, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that BMO will retain approximately $15,293,809 in the form of the Uncertificated VRR Interest (i.e., the BMO VRR Interest Portion) as described under “Credit Risk Retention” in this prospectus. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time. BMO will be required to retain the BMO VRR Interest Portion as and to the extent described under “Credit Risk Retention” in this prospectus.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion and $11.1 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

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In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
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●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
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●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-2A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market

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in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not

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intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

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Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take
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responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-2A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-2A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report. CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

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None of the CREFI Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2020, to and including September 30, 2023, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $5,037,073 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Greystone Commercial Mortgage Capital LLC

Greystone Commercial Mortgage Capital LLC (“GCMC”) is a sponsor of, and a seller of certain Mortgage Loans (the “GCMC Mortgage Loans”) into, the securitization described in this prospectus. Greystone Servicing Company LLC (“GSC”) and Greystone Select Company II LLC (“GSCII”), affiliates of one another and of GCMC, originated or co-originated all of the GCMC Mortgage Loans.

In addition, GSC is the outside special servicer with respect to the 11 West 42nd Street whole loan. See “Transaction Parties—Servicers—The Outside Servicers and Outside Special Servicers”.

GCMC is a Delaware limited liability company. GCMC was formed on August 24, 2021 and is indirectly wholly owned by Greystone Select Company II LLC. GCMC’s executive offices are located at 152 West 57th Street, New York, New York 10019, telephone number (917) 421-4533. GSC is a Delaware limited liability company formed on April 1, 2019 and is indirectly wholly owned by Greystone Select Company LLC. GSC’s executive offices are located at 152 West 57th Street, New York, New York 10019, telephone number (917) 421-4533. GSCII is a Delaware limited liability company formed on June 9, 2021 and is indirectly owned by Greystone Select Incorporated. GSCII’s executive offices are located at 152 West 57th Street, New York, New York 10019, telephone number (917) 421-4533.

GCMC through GSC and GSCII (collectively, the “GCMC Originator”) is engaged in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a commercial mortgage-backed securities (“CMBS”) primary issuance securitization or through a sale of whole loan interests to third-party investors. GCMC through GSC and GSCII originates loans primarily for securitization; however, the GCMC Originator also originates mortgage loans, subordinate mortgage loans, or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate) for itself and for sale to third-party investors.

In the normal course of its business, GCMC may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by the GCMC Originator.

GCMC aggregates and warehouses the commercial and multifamily mortgage loans that the GCMC Originator originates or acquires pending sale via a CMBS securitization.

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GCMC’s Securitization History

Since its founding in August 2021 and through November 2023, the GCMC Originator has originated approximately nine fixed rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $163 million and GCMC has acted as a sponsor and mortgage loan seller on two fixed-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by GCMC or originated by the GCMC Originator will be sold to securitizations in which GCMC acts as a sponsor. GCMC through GSC and GSCII expects to continue to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. GCMC (in some cases through GSC or GSCII ) also expects to originate subordinate and mezzanine debt for investment, syndication or securitization.

None of GCMC, GSC, GSC II, nor any of their respective affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GCMC, GSC or GSCII for any losses or other claims in connection with the certificates or the GCMC Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by GCMC and guaranteed by GSCII in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

Review of GCMC Mortgage Loans

Overview. GCMC has conducted a review of the GCMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GCMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of GCMC (the “GCMC Deal Team”). The review procedures described below were employed with respect to all of the GCMC Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GCMC Deal Team created a data tape (the “GCMC Data Tape”) containing detailed loan-level and property-level information regarding each GCMC Mortgage Loan. The GCMC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the GCMC Deal Team during the underwriting process. After origination of each GCMC Mortgage Loan, the GCMC Deal Team updated the information in the GCMC Data Tape with respect to the GCMC Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the GCMC Deal Team. The GCMC Data Tape was used by the GCMC Deal Team in providing the numerical information regarding the GCMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GCMC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by GCMC relating to information in this prospectus regarding the GCMC Mortgage Loans. These procedures included:

●	comparing the information in the GCMC Data Tape against various source documents provided by GCMC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GCMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GCMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GCMC Mortgage Loans disclosed in this prospectus.

Legal Review. GCMC engaged various law firms to conduct certain legal reviews of the GCMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GCMC Mortgage Loan, origination

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counsel prepared a loan and property summary or completed a questionnaire that sets forth certain salient loan terms and summarizes material deviations from the GCMC Originator’s standard form loan documents. In anticipation of the securitization of each GCMC Mortgage Loan originated by the GCMC Originator, origination counsel for each GCMC Mortgage Loan reviewed a form of securitization representations and warranties and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the GCMC Mortgage Loans. Such assistance included, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel and/or the GCMC Deal Team, and (ii) exceptions to representations and warranties compiled by origination counsel and the GCMC Deal Team, and (iii) various statistical data tapes prepared by the GCMC Deal Team. In addition, for each GCMC Mortgage Loan originated by the GCMC Originator, GCMC prepared and provided to legal counsel for review an asset summary, which summary includes certain loan terms and property-level information obtained during the origination process.

For each GCMC Mortgage Loan, if any, purchased by GCMC or its affiliates from a third-party originator of such GCMC Mortgage Loan, GCMC generally re-underwrote such Mortgage Loan to confirm whether it complied with GCMC’s underwriting guidelines.

GCMC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GCMC Mortgage Loans included in the ten (10) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GCMC Mortgage Loans included in the next five (5) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Other Review Procedures. For each GCMC Mortgage Loan originated by the GCMC Originator, the GCMC Originator conducted a search with respect to each borrower under the related GCMC Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any GCMC Mortgage Loan, GCMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If GCMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GCMC Mortgage Loan, GCMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GCMC Mortgage Loans originated by the GCMC Originator, the GCMC Deal Team also consulted with the applicable GCMC Mortgage Loan origination team to confirm that the GCMC Mortgage Loans were originated in compliance with the origination and underwriting guidelines described below under “—GCMC’s Origination Procedures and Underwriting Guidelines,” as well as to identify any material deviations from those origination and underwriting guidelines. See “—GCMC’s Origination Procedures and Underwriting Guidelines—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GCMC found and concluded with reasonable assurance that the disclosure regarding the GCMC Mortgage Loans in this prospectus is accurate in all material respects. GCMC also found and concluded with reasonable assurance that the GCMC Mortgage Loans were originated or acquired in accordance with GCMC’s origination procedures and underwriting guidelines, except as described under “—GCMC’s Origination Procedures and Underwriting Guidelines—Exceptions” below. GCMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

GCMC’s Origination Procedures and Underwriting Guidelines

General. The GCMC Originator’s commercial mortgage loans are generally originated in accordance with the origination procedures and underwriting guidelines described below; however, given the unique nature of commercial mortgaged properties, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by the GCMC Originator. Therefore, this general description of the GCMC Originator’s origination procedures and underwriting guidelines is not intended as a representation that every GCMC Mortgage Loan complies entirely with all procedures and guidelines set forth below. For important information about the circumstances that have affected the underwriting of a GCMC Mortgage Loan in the mortgage

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pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” on Annex E-1B to this prospectus.

Loan Analysis. The credit underwriting process for each GCMC Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a deal manager, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the GCMC Originator may also engage a consultant or third-party diligence provider to assist in the underwriting or preparation of an analysis required by the above process, subject to the ultimate review and approval of the GCMC Originator.

A member of the GCMC Deal Team or a third-party engaged by the GCMC Originator is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The GCMC Originator or an affiliate of GCMC, along with any third-party provider engaged by the GCMC Originator, also performs a review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the GCMC Originator finalizes its underwriting analysis of the property’s cash flow in accordance with the GCMC Originator’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval. All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of the GCMC Originator and its affiliates, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and LTV Ratio. The GCMC Originator’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower which, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each GCMC Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain mortgage loans originated by the GCMC Originator or acquired by GCMC may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that GCMC or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

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The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements. The GCMC Originator’s underwriting guidelines generally permit a maximum amortization period of 30 years, or interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for mortgage loans originated by the GCMC Originator prior to securitization will typically be performed by an affiliate of GCMC, GSC, GSCII or an unaffiliated third-party; however, primary servicing may occasionally be retained by certain qualified subservicers under established sub-servicing agreements with GCMC, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the Closing Date.

Assessment of Property Condition. As part of the origination and underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.
●	Engineering Assessment. In connection with the origination process, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real

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properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the GCMC Originator or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, the GCMC Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts if such coverage is available at commercially reasonable rates. In some cases, there may be a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

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In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the GCMC Originator may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, the GCMC Originator may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by the GCMC Originator. Furthermore, the GCMC Originator may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the GCMC Originator may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the GCMC Originator’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the GCMC Originator may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the GCMC Originator are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.
●	Insurance—Monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third-party unrelated to the borrower (such as a condominium board) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for all repairs and maintenance, or (ii) if the GCMC Originator determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the GCMC Originator’s evaluation of the ability of the property, the borrower or a holder
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of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if the GCMC Originator determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the GCMC Originator’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the related mortgaged property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for the repairs, or (iv) if the GCMC Originator determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the GCMC Originator’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third-party unrelated to the borrower is identified as the responsible party or (iv) if the GCMC Originator determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the GCMC Originator’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the GCMC Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. One or more of the GCMC Mortgage Loans may vary from the specific underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GCMC Mortgage Loans, the GCMC Originator or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The GCMC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GCMC’s CIK number is 0001931347. GCMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on April 13, 2023. As of September 30, 2023, GCMC has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

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Retained Interests in This Securitization

Neither GCMC nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, GCMC or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 4.9% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2022, KeyBank’s Real Estate Capital Group originated a total of $26.3 billion in permanent, bridge, development and construction commercial mortgage loans from 28 offices nationwide. Of this total, $10.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or arranged financing for life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of September 30, 2023, KeyBank had originated approximately $21.751 billion of commercial mortgage loans that have been securitized in 113 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank

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Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank (or the Depositor on its behalf) engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;
●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party

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accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

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Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
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●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 2, 2023 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2022 as a sponsor of commercial mortgage loan securitizations. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including September 30, 2023, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, KeyBank or its affiliates may from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

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The information set forth under “—KeyBank National Association” has been provided by KeyBank.

RRECM Capital II, LLC

General

RRECM Capital II, LLC (“RRECM”) is a Delaware limited liability company formerly known as Sabal Capital II, LLC. RRECM is an indirect wholly-owned subsidiary of Regions Financial Corporation (NYSE: RF) (“RFC”), a bank holding company headquartered in Alabama. Regions Bank, a wholly-owned subsidiary of RFC, is an Alabama state banking corporation and a member of the Federal Reserve System. RRECM’s principal offices are located at 680 East Colorado Bld., Suite 350, Pasadena, California 91101. RRECM’s primary business is the origination of mortgage loans secured by multifamily and commercial properties.

RRECM is a sponsor of this securitization and one of the mortgage loan sellers. RRECM is the seller of six (6) Mortgage Loans (collectively, 9.8%) (the “RRECM Mortgage Loans”).

RRECM’s Securitization Program

RRECM underwrites and originates fixed rate and floating rate mortgage loans secured by multifamily or commercial properties throughout the United States. RRECM has been engaged in originating multifamily and commercial mortgage loans specifically for inclusion in a commercial mortgage securitization transaction since 2019. As of September 30, 2023, RRECM, either directly or through an affiliate, has originated approximately $743,826,070 of multifamily and commercial mortgage loans that have been securitized in four commercial mortgage pass-through transactions.

In connection with this commercial mortgage securitization transaction, RRECM will transfer the RRECM Mortgage Loans to the depositor, who will then transfer the RRECM Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the RRECM Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, RRECM works with rating agencies, the other mortgage loan sellers, servicers and investors and participates in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, RRECM will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex E-1A), and undertake certain loan document delivery requirements with respect to the RRECM Mortgage Loans. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject RRECM Mortgage Loan, RRECM may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “—The Mortgage Loan Purchase Agreements”.

Neither RRECM nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against RRECM for any losses or other claims in connection with the certificates or the RRECM Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by RRECM in the related mortgage loan purchase agreement.

Review of RRECM Mortgage Loans

Overview. RRECM, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the RRECM Mortgage Loans (collectively, 9.8%) that it will be contributing to this securitization. The review of the RRECM Mortgage Loans was performed by a deal team comprised of commercial real estate and securitization professionals who are employees of RRECM or one or more of RRECM’s affiliates, or, in certain circumstances, are consultants engaged by RRECM (collectively, the “RRECM Deal Team”). The

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review procedures described below were employed with respect to all of the RRECM Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the RRECM Deal Team updated its internal database of loan-level and property-level information relating to each RRECM Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, property condition or engineering assessments and seismic reports, if applicable), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the RRECM Deal Team during the underwriting process. After origination of each RRECM Mortgage Loan, the RRECM Deal Team updated the information in the database with respect to such RRECM Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the RRECM Deal Team.

A data tape (the “RRECM Data Tape”) containing detailed information regarding the RRECM Mortgage Loans was created from the information in the database referred to in the prior paragraph. The RRECM Data Tape was used by the RRECM Deal Team to provide the numerical information regarding the RRECM Mortgage Loans in this prospectus.

Data Comparison and Recalculation. RRECM (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by RRECM relating to information in this prospectus regarding the RRECM Mortgage Loans. These procedures include:

●	comparing the information in the RRECM Data Tape against various source documents provided by RRECM that are described above under “—Database”;
●	comparing numerical information regarding the RRECM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the RRECM Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. RRECM engaged various law firms to conduct certain legal reviews of the RRECM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each RRECM Mortgage Loan, RRECM’s origination counsel prepared a due diligence questionnaire that sets forth each RRECM Mortgage Loan’s salient loan terms. In addition, origination counsel for each RRECM Mortgage Loan reviewed the representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties. RRECM’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the RRECM Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to the RRECM Mortgage Loans, (ii) a review of the legal data records referred to above relating to the RRECM Mortgage Loans prepared by origination counsel and (iii) assisting the RRECM Deal Team in compiling responses to a due diligence questionnaires relating to the RRECM Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each RRECM Mortgage Loan for compliance with the REMIC provisions of the Code. Securitization counsel also assisted in the preparation of the risk factors based on a review of the legal data records.

Other Review Procedures. On a case-by-case basis as deemed necessary by RRECM, with respect to any material pending litigation that existed at the origination of any RRECM Mortgage Loan that was not covered by insurance, RRECM requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. RRECM confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a RRECM Mortgage Loan. In addition, if RRECM became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a RRECM Mortgage Loan, RRECM obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

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The RRECM Deal Team, with the assistance of legal counsel engaged in connection with this securitization, also reviewed the RRECM Mortgage Loans to determine whether any RRECM Mortgage Loan materially deviated from the underwriting guidelines described below under “—RRECM’s Underwriting Guidelines and Processes”. See “—Exceptions to RRECM’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, RRECM determined that the disclosure regarding the RRECM Mortgage Loans in this prospectus is accurate in all material respects. RRECM also determined that the RRECM Mortgage Loans were originated in accordance with RRECM’s origination procedures and underwritten in accordance with RRECM’s underwriting criteria, except as described under “—Exceptions to RRECM’s Disclosed Underwriting Guidelines” below. RRECM attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. RRECM will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. RRECM and, if appropriate, its legal counsel will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “RRECM Qualification Criteria”). RRECM will engage a third party accounting firm to compare the RRECM Qualification Criteria against the underlying source documentation to verify the accuracy of the review by RRECM and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by RRECM to render any tax opinion required in connection with the substitution.

RRECM’s Underwriting Guidelines and Processes

Set forth below is a discussion of certain general underwriting guidelines of RRECM with respect to multifamily and commercial mortgage loans originated by RRECM.

General. Notwithstanding the discussion below, given the unique nature of multifamily and commercial real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular multifamily or commercial mortgage loan conforms entirely to the general guidelines described below.

Loan Analysis. RRECM generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower sponsor generally includes a review of reports obtained from third party servicers, including judgment, lien, bankruptcy, litigation searches, credit reporting agencies, and criminal history with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed real properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. RRECM’s credit underwriting also generally includes a review of third-party appraisals and environmental reports, property condition or engineering reports and seismic reports, if applicable. Generally, RRECM performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. RRECM assesses the market in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and RRECM cannot assure that such financial, occupancy and other information remains accurate.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans originated by RRECM must be approved by a credit committee, which includes personnel from RRECM and its affiliates. The committee may approve a mortgage loan as recommended (subject to stipulations and conditions), request

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additional due diligence prior to approval, approve it subject to modification of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. RRECM’s underwriting includes a calculation of the debt service coverage ratio at least 1.20x and loan-to-value ratio of not more than 80% in connection with the origination of a loan. In determining a debt service coverage ratio, RRECM may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases, budgeted income and expense statements provided by the borrower and/or appraisal conclusions.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the real property in question as determined by RRECM and payments on the mortgage loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable real property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, RRECM may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance.

In addition, with respect to certain mortgage loans originated by RRECM, there may exist subordinate mortgage debt or mezzanine debt. RRECM may originate such subordinate mortgage debt or mezzanine debt by the direct or indirect ownership interest in the borrower and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Evaluation of Borrower, Principals and/or Borrower Sponsors. RRECM evaluates the borrower, its principals and/or the borrower sponsors with respect to credit history, financial strength and prior experience as an owner and operator of multifamily or commercial real estate properties. This evaluation may include obtaining and reviewing indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although multifamily or commercial mortgages generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans originated by RRECM may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that RRECM may be the lender on or acquire that additional debt and may sell such debt to other lenders.

Third Party Reports. As part of the underwriting process, RRECM will generally obtain the reports described below (or review third party reports obtained on its behalf:

●	Appraisals. RRECM generally requires independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
●	Environmental Assessment. RRECM generally obtains a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, RRECM may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when RRECM or an environmental consultant
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believes that such an analysis is warranted under the circumstances. Based on the environmental assessment, RRECM may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to RRECM) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefit of an environmental insurance policy or a lender insurance policy.

●	Property Condition Assessment. RRECM generally requires that an engineering firm inspect the real property collateral for a prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, parking facilities, driveways, interior structure and/or mechanical and electrical systems and general condition of the site, buildings and other improvements located at a real property. Based on the resulting report, RRECM will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance. In some cases, repairs or maintenance are completed prior to the origination of the mortgage loan or cash reserves are funded at closing for deferred maintenance and/or replacement items.
●	Seismic Report. RRECM may, on a case-by-case basis as determined by RRECM and/or its consultants, require a seismic report for certain real properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a mortgage loan, RRECM will generally examine whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, property condition or engineering reports, zoning reports or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. RRECM may require borrowers to fund various escrows for, among other things, taxes, insurance, deferred maintenance/immediate repairs, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, RRECM may identify certain risks that warrant additional escrows or holdbacks for items such as free rent periods, lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks may be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated by RRECM. The typical required escrows for mortgage loans originated by RRECM are as follows:

●	Taxes—Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide RRECM with sufficient funds to satisfy all taxes and assessments. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or RRECM may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances (as defined below) exist.
●	Insurance—Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide RRECM with sufficient funds to pay all insurance premiums. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.
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●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, a tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property condition or engineering report. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. RRECM may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

RRECM may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) RRECM’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) RRECM having structured springing escrows that arise for identified risks, (v) RRECM having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) RRECM’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

For a description of certain escrows collected with respect to the RRECM Mortgage Loans, see Annex A.

Title Insurance Policy. The borrower is required to provide, and RRECM or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that RRECM deems material.

Property Insurance. RRECM requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (17) on Annex E-1A to this prospectus without any exceptions that RRECM deems material (other than with respect to deductibles and allowing a tenant to self-insure).

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Notwithstanding the foregoing discussion under this caption “—RRECM’s Underwriting Guidelines and Processes”, one or more of the RRECM Mortgage Loans may vary from, or may not comply with, RRECM’s underwriting guidelines described above. In addition, in the case of one or more of the RRECM Mortgage Loans, RRECM may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Servicing

Interim servicing for all RRECM Mortgage Loans is typically performed by SCP Servicing, LLC (“SCP”) or by RRECM Capital Servicing Corporation (“SCSC”) with respect to mortgage loans secured by a real property located in California. SCP or, with respect to mortgage loans secured by a real property located in California, SCSC will act as the sub-servicer of the RRECM Mortgage Loans.

Exceptions to RRECM’s Disclosed Underwriting Guidelines

One or more of RRECM’s Mortgage Loans may vary from the specific RRECM underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of RRECM’s Mortgage Loans, RRECM may not have applied each of the specific underwriting guidelines described above as the result of a case-by-case analysis based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

None of the RRECM Mortgage Loans was originated with any material exceptions from the underwriting guidelines described above.

Certain characteristics of the RRECM Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

A former affiliate of RRECM most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on January 24, 2023 under Central Index Key 0001878059. RRECM’s Central Index Key is 0001942310. As of September 30, 2023, RRECM had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither RRECM nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, RRECM or its affiliates may from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—RRECM Capital II, LLC” has been provided by RRECM.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC, a Delaware limited liability company (“SMC” and, together with its subsidiaries, “Starwood”), is a sponsor, seller and originator of certain mortgage loans into the securitization described in this prospectus. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of SMC are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. SMC also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

BMO is expected to provide warehouse financing to an affiliate of SMC for certain Mortgage Loans originated by SMC. The aggregate Cut-off Date Balance of the two (2) SMC Mortgage Loans that are expected to be subject to the warehouse facility is equal to approximately $15,100,000. Proceeds received by SMC in connection with this

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securitization transaction will be used, in part, to repurchase, through its subsidiary, from BMO, any SMC Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to four (4) of the SMC Mortgage Loans (10.0%).

Starwood’s Securitization Program

This is the 118th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $16.50 billion of commercial loans in its prior securitizations.

SMC originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. SMC’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, SMC may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures. In general, SMC does not hold the loans it originates until maturity.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of SMC or one or more of its affiliates (the “SMC Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the SMC Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the SMC Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the SMC Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the SMC Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;
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●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s asset summary report for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the SMC Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which SMC was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The SMC Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMC’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, SMC determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. SMC also determined that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwritten (or acquired and reunderwritten) in accordance with SMC’s underwriting criteria, except as described below under “—Exceptions to SMC’s Disclosed Underwriting Guidelines”. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMC will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMC, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated (or acquired and reunderwritten) by SMC for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of SMC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by SMC complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex E-1B to this prospectus.

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If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by SMC require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the net cash flow debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, Starwood may in some instances have reduced the term interest rate that Starwood would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied Starwood’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist additional pari passu or subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

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Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-21 entitled, “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Starwood or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; zoning reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an
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institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures or is required to maintain the insurance and pay the premiums therefor directly to the insurance carrier.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is

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located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Disclosed Underwriting Guidelines.

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

Except as described above in this “—Exceptions to SMC’s Disclosed Underwriting Guidelines” section, none of the SMC Mortgage Loans were originated with any material exceptions from the Starwood underwriting guidelines and procedures.

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 27, 2023. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time.

The information set forth under “—Starwood Mortgage Capital LLC” has been provided by SMC.

UBS AG

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

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UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch has previously securitized an aggregate of approximately $8,165,243,817 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, UBS AG, New York Branch will make certain representations and warranties(set forth on Annex E-1A to this prospectus), subject to certain exceptions thereto (attached to this prospectus as Annex E-1B), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans or portions thereof (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the Mortgage Loan Purchase Agreement, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “The Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan.

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The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. UBS AG, New York Branch (or the Depositor on its behalf), engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;
●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New

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York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

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Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

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Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

None of the UBS AG Mortgage Loans were originated with any material exceptions from UBS AG’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 14, 2023. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including September 30, 2023, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2019-C16	X	UBS AG, New York Branch	29	419,904,949	59.5%	1	30,000,000	4.4%	0	—	0.0%	0	—	0.0%	0	—	4.4%	1	30,000,000	0.0%	0	—	0.0%
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2018-C15	X	UBS AG, New York Branch	18	309,268,780	47.8%	1	55,000,000	8.5%	0	—	0.0%	0	—	0.0%	0	—	8.5%	1	55,000,000	0.0%	0	—	0.0%

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1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.
3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.
4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.
8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).
9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.
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10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and any proceeds received from the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

BMO Commercial Mortgage Securities LLC is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a limited liability company formed in the State of Delaware on March 17, 2021 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 151 West 42nd Street, New York, New York 10036. Its telephone number is 212-885-4000.

The Depositor is a wholly-owned subsidiary of BMO Financial, an affiliate of BMO, a Sponsor and an originator, and an affiliate of BMO Capital Markets Corp., one of the underwriters. BMO Financial is a wholly-owned subsidiary of the Bank of Montreal.

The Depositor was formed for the purposes of engaging in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor expects to generally acquire the commercial and multifamily mortgage loans from BMO or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.

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On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the owners of the Uncertificated Interests and any Loan-Specific Certificateholders and related uncertificated interest owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated Interests, any Loan-Specific Certificates and any related uncertificated interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the owners of the Uncertificated Interests, and any Loan-Specific Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated Interests to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and owners of the Uncertificated Interests.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, BMO 2023-C7 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Certificates and the Uncertificated Interests and any Loan-Specific Certificates, making distributions, providing reports to certificateholders and owners of the Uncertificated Interests and any Loan-Specific Certificateholders, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated Interests, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee and the Certificate Administrator”, “—Servicers—The Master Servicer”, “—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

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The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and the Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as Trustee and Certificate Administrator under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.1 billion (USD) in assets as of June 30, 2023. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1, 2021, has been transferring, and intends to continue to transfer, such roles, duties, rights, and liabilities to Computershare Trust Company, in stages. WFDTC also intends to transfer its roles, duties, rights, and liabilities to CDTC in stages. For any transaction where the roles of Wells Fargo Bank or WFDTC, as applicable, have not already transferred to Computershare Trust Company or CDTC, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank or WFDTC, respectively, as its agent as of such date.

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Trustee

Computershare Trust Company will act as Trustee pursuant to the Pooling and Servicing Agreement. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of June 30, 2023, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 473 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $259 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Issuing Entity and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2023, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,207 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $697 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of June 30, 2023, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 404,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Issuing Entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

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Compliance

For twenty CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2022 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2022 Computershare CMBS Annual Statement of Compliance”).

For seventeen different CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the April 18, 2022 distribution was made one business day late due to an administrative error relating to the calculation of the payment date in an internal system due to Good Friday.

For two other CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that certain payment errors occurred. In one case, a class of certificates was overpaid and another class was underpaid in three consecutive months. The payment error was caused by an administrative error relating to the reimbursement to a servicer of prior advances subsequently deemed non-recoverable. Computershare Trust Company corrected the payment errors in the third month. In the other case, an administrative error during the processing of the transfer of a certificate caused the wrong beneficial holder to receive payment. The resulting payment error was corrected in the same month the error occurred.

For one additional CMBS transaction, the related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the Form 10-D (including the ABS Asset Data File and ABS Asset Related Document filed as exhibits 102 and 103 respectively to the registrant’s Form ABS-EE and incorporated by reference into the Form 10-D filing) for the initial distribution date was filed three calendar days late. The late filing resulted from a gap in Computershare Trust Company’s process for reviewing and capturing the Exchange Act reporting obligations in newly closed transactions.

For each of the twenty CMBS transactions, the related Subject 2022 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any Certificates issued by the Issuing Entity. However, Computershare Trust Company or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus.

The foregoing information set forth under this “—The Trustee and the Certificate Administrator” heading has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between the Trustee, the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

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The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Serviced Mortgage Loans and any Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Strong”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

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In accordance with the PSA, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

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From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

As of September 30, 2023, Midland was master and primary servicing approximately 21,302 commercial and multifamily mortgage loans with a principal balance of approximately $498 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,609 of such loans, with a total principal balance of approximately $331 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2020 to 2022.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
CMBS	$256	$302	$328
Other	$317	$301	$315
Total	$573	$603	$642

As of September 30, 2023, Midland was named the special servicer in approximately 321 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $120 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 198 assets with an outstanding principal balance of approximately $5.1 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2020 to 2022.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
Total	$170	$163	$162
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Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering, in the secondary market.

Pursuant to certain interim servicing agreements between BMO, a Sponsor and an originator, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between UBS AG, a Sponsor and an originator, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to that certain subservicing agreement between SCP Servicing, LLC, an affiliate of RRECM Capital II, LLC, and Midland, SCP Servicing, LLC is expected to have certain subservicing duties with respect to certain of the Mortgage Loans.

Midland is also (i) the master servicer under the BBCMS 2023-C22 PSA pursuant to which the RTL Retail Portfolio Whole Loan, Knoll Ridge Apartments Whole Loan and Regency Retail Portfolio Whole Loans are serviced and (ii) the master servicer under the BBCMS 2023-C22 PSA pursuant to which the 60 Hudson Whole Loan is initially being serviced until the related servicing shift date, after which it will be serviced by a yet to be named master servicer under another pooling and servicing agreement.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Master Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Master Servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

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The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

KeyBank National Association, a national banking association (“KeyBank”), will act as the special servicer for all of the Mortgage Loans to be deposited into the issuing entity and as primary servicer for certain of the Serviced Loans (in such capacity, the “Special Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Whole Loans under the Pooling and Servicing Agreement.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is not an affiliate of the issuing entity, the depositor, the certificate administrator, the operating advisor, the asset representations reviewer, the special servicer or the trustee. KeyBank is not an affiliate of any other mortgage loan seller.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2020	12/31/2021	12/31/2022	9/30/2023
By Approximate Number	17,008	18,122	18,346	18,522
By Approximate Aggregate Principal Balance (in billions)	$308.5	$379.3	$426.9	$441.2

Within this servicing portfolio are, as of September 30, 2023, approximately 11,489 loans with a total principal balance of approximately $296.01 billion that are included in approximately 927 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2022, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan

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servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”), and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer or the special servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	BBB+	BBB+	Baa1
Short-Term Debt Obligations	A-2	F2	P-2
Long-Term Deposits	N/A	A-	A2
Short-Term Deposits	N/A	F2	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Serviced Mortgage Loans and Serviced Companion Loans and any foreclosed

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property. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the Pooling and Servicing Agreement pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the Pooling and Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any foreclosed property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the Pooling and Servicing Agreement as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “The Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the Pooling and Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the Pooling and Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Serviced Mortgage Loans and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information concerning the Special Servicer has been provided by KeyBank.

The Special Servicer may enter into one or more arrangements with the Directing Holder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation. The Directing Holder, a Controlling Class

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Certificateholder and/or other persons or Certificateholders who have the right to remove, or vote to remove, the Special Servicer may further consider any such economic arrangements with the Special Servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any Certificateholder. See “Risk Factors—Risks Related to Conflict of Interests—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. Certain terms of the Pooling and Servicing Agreement regarding the Special Servicer’s removal or replacement, are described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Special Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Special Servicer’s liability under the Pooling and Servicing Agreement, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer, the Special Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Primary Servicer

SCP Servicing, LLC

SCP Servicing, LLC (“SCP”), a Delaware limited liability company, an affiliate of RRECM Capital II, LLC (formerly known as Sabal Capital II, LLC), one of the originators and a mortgage loan seller, will act as primary servicer with respect to the serviced mortgage loans to be sold to the depositor by RRECM Capital II, LLC (9.8%) (collectively, the “SCP Serviced Mortgage Loans”). The principal commercial mortgage servicing offices of SCP are located at 680 East Colorado Blvd., Suite 350, Pasadena, California 91101. SCP is an affiliate of RRECM Capital II, LLC, and is not an affiliate of the Issuing Entity, the Depositor, any other Mortgage Loan Seller, any other underwriter, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any other sub-servicer.

SCP and its predecessors and its affiliates have been servicing securitized commercial and multifamily mortgage loans since 2010. SCP reports to trustees and Certificate Administrators in the CREFC® format. The following table sets forth information about the portfolio of primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) of SCP and its affiliates as of the indicated dates:

Commercial and Multifamily Mortgage Loans	As of 12/31/2020	As of 12/31/2021	As of 12/31/2022	As of 9/30/2023
By Approximate Number:	1,572	1,669	1,636	1,877
By Approximate Aggregate Unpaid Principal Balance (in billions):	$4.5	$4.9	$5.0	$11.2

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In addition to servicing loans related to commercial and multifamily mortgage loans, SCP services whole mortgage loans for itself and a variety of investors. The properties securing mortgage loans in SCP’s servicing portfolio, as of September 30, 2023, were located in 44 states and the District of Columbia and include, but are not limited to, multifamily, healthcare, mixed use, retail and manufactured home properties.

SCP and its predecessors and its affiliates have been special servicing commercial and multifamily mortgage loans since 2010. The following table sets forth information about the portfolio of special serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) of SCP and its affiliates as of the indicated dates:

Commercial and Multifamily Mortgage Loans	As of 12/31/2020	As of 12/31/2021	As of 12/31/2022	As of 9/30/2023
By Approximate Number:	15	15	9	13
By Approximate Aggregate Unpaid Principal Balance (in millions):	$57.5	$44.8	$28.8	$115.9

The properties securing mortgage loans in SCP’s special servicing portfolio, as of September 30, 2023, were located in 3 states and consist of multifamily loans.

SCP has servicing-related policies, procedures and controls to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. SCP’s servicing policies and procedures are updated periodically to take account of changes in the CMBS industry, such as changes in federal or state law or investor requirements, including updates issued by the Federal National Mortgage Association. Subject to certain restrictions in the Pooling and Servicing Agreement and SCP’s subservicing agreement with the Master Servicer, SCP is permitted to perform certain of its obligations under the Pooling and Servicing Agreement and such primary servicing agreement through one or more third-party vendors, affiliates or subsidiaries. However, SCP remains responsible for the performance of its duties under its primary servicing agreement with the Master Servicer. SCP may engage third-party vendors to provide technology or process efficiencies. SCP monitors its third-party vendors in compliance with its internal procedures and applicable law. SCP has entered into contracts with third-party vendors for various functions that include: (i) tracking and reporting of flood zone changes, (ii) performance of property inspections, (iii) performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and (iv) Uniform Commercial Code searches and filings. SCP maintains operating accounts with respect to REO Properties in accordance with the terms of the applicable servicing agreement and the applicable servicing standard.

Generally, all amounts received by SCP on the SCP Serviced Mortgage Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by SCP and are then allocated and transferred to the appropriate account within the time required by the SCP Subservicing Agreement. Similarly, SCP generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

SCP will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, SCP may have custody of certain of such documents as are necessary for enforcement actions involving the underlying mortgage loans or otherwise. To the extent that SCP has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the SCP Subservicing Agreement.

SCP believes that its financial condition will not have any material adverse effect on the performance of its duties under the SCP Subservicing Agreement and, accordingly, will not have any material adverse impact on the performance of the SCP Serviced Mortgage Loans or the performance of the certificates.

SCP’s servicing policies and procedures for the servicing functions it will perform under the SCP Subservicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, SCP has, in response to changes in federal or state law or investor

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requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where mortgage loan borrowers can access information regarding their mortgage loans. Otherwise, SCP’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

No securitization transaction involving commercial or multifamily mortgage loans in which SCP was acting as primary servicer has experienced a servicer event of default as a result of any action or inaction of SCP as primary servicer including as a result of SCP’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time SCP is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. SCP does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the SCP Serviced Mortgage Loans pursuant to the SCP Subservicing Agreement.

SCP is rated “CPS2” by Fitch as a primary servicer and “CSS3+” by Fitch as a special servicer. SCP is rated as “meeting minimum servicing standards” by KBR as a primary servicer and as a special servicer. SCP is rated “MOR CS2” by DBRS Morningstar as a primary servicer and rated “MOR CS3” by DBRS Morningstar as a special servicer. SCP is rated “average” by S&P as a special servicer.

SCP was the interim servicer of the SCP Serviced Mortgage Loans prior to their inclusion in the Issuing Entity.

As of the Closing Date, neither SCP nor any of its affiliates will retain any certificates issued by the Issuing Entity or any other economic interest in this securitization, except that for the avoidance of doubt, SCP, as primary servicer for certain of the SCP Serviced Mortgage Loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such Mortgage Loans. However, SCP and its affiliates may, from time to time after the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above in this section “—Significant Primary Servicer” has been provided by SCP. None of the Depositor or any other person, other than SCP, takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

Summary of the SCP Subservicing Agreement

General. SCP has acquired the right to be appointed as the subservicer of the SCP Serviced Mortgage Loans (collectively, 9.8%). Accordingly, Midland, as master servicer, and SCP, as subservicer, will enter into a Subservicing Agreement, dated as of December 1, 2023 (the “SCP Subservicing Agreement”). The primary servicing of such SCP Serviced Mortgage Loans will be governed by the SCP Subservicing Agreement. The following summary describes certain provisions of the SCP Subservicing Agreement relating to the primary servicing and administration of the SCP Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the SCP Subservicing Agreement.

Summary of Duties. With respect to the SCP Serviced Mortgage Loans, SCP, as subservicer, will be responsible for performing the primary servicing of such SCP Serviced Mortgage Loans in a manner consistent with the Pooling and Servicing Agreement and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such SCP Serviced Mortgage Loan as approved by the master servicer,
●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,
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●	collecting monthly payments and escrow and reserve payments and maintaining a subservicer collection account and applicable escrow and reserve accounts to hold such collections,
●	remitting to the master servicer, on a timely basis, monthly payments less any primary servicing fees and compensation in the nature of additional servicing compensation due to SCP, as subservicer and any escrow and reserve payments to be held by SCP,
●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,
●	collecting monthly, quarterly and annual borrower reports, rent rolls, and operating statements,
●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer,
●	monitoring borrower insurance obligations on such SCP Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,
●	maintaining errors and omissions insurance and an appropriate fidelity bond,
●	notifying the master servicer of borrower requests or transactions; provided, however, that SCP will not approve or consummate certain borrower requests or transaction without obtaining the prior written consent of the master servicer,
●	promptly notifying master servicer of any defaults under the SCP Serviced Mortgage Loans, collection issues or customer issues; provided that SCP will not take any action with respect to enforcing such SCP Serviced Mortgage Loans without the prior written approval of the master servicer, and
●	with respect to all servicing responsibilities of the master servicer under the Pooling and Servicing Agreement which are not being performed by SCP under the SCP Subservicing Agreement, SCP will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

SCP’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

SCP will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by SCP with respect to the SCP Serviced Mortgage Loans for audit and review. SCP will not take any action (whether or not authorized under the SCP Subservicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause any Trust REMIC to fail to qualify as a REMIC. SCP will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause any Trust REMIC to fail to qualify as a REMIC.

SCP will also timely provide such certifications, reports and registered public accountant attestations required by the SCP Subservicing Agreement or by the master servicer to permit it to comply with the Pooling and Servicing Agreement and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and SCP will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that SCP is able to perform its obligations under the SCP Subservicing Agreement and the master servicer is able to perform its supervisory authority over SCP. SCP will not communicate directly with the special servicer, the Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the SCP Subservicing Agreement.

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SCP will have no obligation to make any principal and interest advances or any servicing advances SCP will not make any Special Servicer Decisions, Major Decisions or any other action requiring the approval of the Master Servicer under the SCP Subservicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Certificateholder or any mezzanine loan lender, as applicable, if so required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion; and (b) obtaining any Rating Agency Confirmation required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the SCP Subservicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each SCP Serviced Mortgage Loan under the Pooling and Servicing Agreement. SCP is not entitled to any Prepayment Interest Excess. SCP will be entitled to such additional primary servicing compensation as set forth in the SCP Subservicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, SCP will also be entitled to retain, with respect to each related SCP Serviced Mortgage Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	50% of the master servicer’s share of any assumption application fees to the extent SCP processes the related assumption and 50% of the master servicer’s share of any defeasance fees;
●	100% of the master servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by SCP and amounts collected for checks returned for insufficient funds actually paid by the borrower relating to the accounts held by SCP;
●	If SCP performs collection work, 50% of master servicer’s share of any late payment charges, demand charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related SCP Serviced Mortgage Loan;
●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and
●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by SCP.

SCP will be entitled to 50% of the master servicer’s share of any fees received by the master servicer with respect to any Major Decision and any Special Servicer Decision if SCP processes such action. The special servicer will process all (A) Major Decisions and (B) Special Servicer Decisions, unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision. If the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision, SCP will be required to process such Major Decision or Special Servicer Decision.

SCP will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which SCP is not entitled to retain. Except as otherwise provided, SCP will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the SCP Subservicing Agreement.

Indemnification; Limitation of Liability. Neither SCP nor any partners, directors, officers, shareholders, members, managers, employees or agents of SCP (the “SCP Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the SCP Subservicing Agreement, or for errors in judgment. However, this will not protect the SCP Parties against losses resulting from any breach of warranties or representations made in the SCP Subservicing Agreement, or against any liability that would otherwise be imposed on SCP by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the SCP Subservicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the SCP Subservicing Agreement

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or by reason of its negligent disregard of its obligations or duties under the SCP Subservicing Agreement. The SCP Parties will be indemnified and held harmless by the master servicer against any and all losses, liabilities, penalties, fines, forfeitures, claims, judgments or expenses (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of this indemnity) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the SCP Subservicing Agreement (collectively, the “Losses”) incurred by SCP (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the SCP Subservicing Agreement or (ii) the master servicer’s willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties under the SCP Subservicing Agreement or negligent disregard of its obligations and duties under the SCP Subservicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the SCP Subservicing Agreement or the transactions contemplated by the SCP Subservicing Agreement, other than any Losses incurred by SCP (i) that are specifically required to be borne by SCP without right of reimbursement pursuant to the terms of the SCP Subservicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by SCP, or (B) willful misconduct, bad faith, fraud or negligence of SCP in the performance of its respective obligations or duties under the SCP Subservicing Agreement or negligent disregard of its respective obligations or duties under the SCP Subservicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the Pooling and Servicing Agreement as a result of pursuing the Trust on behalf of the SCP for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Losses incurred by SCP under clause (b) above.

SCP will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer resulting from (1) any breach by SCP of a representation or warranty made by SCP in the SCP Subservicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by SCP in the performance of its obligations or duties under the SCP Subservicing Agreement or by reason of negligent disregard of such obligations or duties.

Termination. The SCP Subservicing Agreement will be terminated with respect to SCP if any of the following occurs:

●	the master servicer elects to terminate SCP following a SCP Subservicer Termination Event (as defined below) or as provided in the following bullets;
●	immediately by the master servicer (or at the depositor’s request to the extent the depositor has the right to request termination of SCP under the Pooling and Servicing Agreement) pursuant to the final two bullets listed under SCP Subservicer Termination Events below;
●	promptly following SCP being or becoming Risk Retention Affiliated with or a Risk Retention Affiliate (as defined under the Credit Risk Retention Rules) of any Third-Party Purchaser;
●	upon resignation by SCP;
●	with respect to any SCP Serviced Mortgage Loan, in the event such SCP Serviced Mortgage Loan is substituted pursuant to the Pooling and Servicing Agreement;
●	in the event a SCP Serviced Mortgage Loan is purchased or repurchased pursuant to the Pooling and Servicing Agreement;
●	with respect to a SCP Serviced Mortgage Loan, upon defeasance of such SCP Serviced Mortgage Loan; or
●	if the master servicer’s responsibilities and duties as master servicer under the Pooling and Servicing Agreement have been assumed by the trustee, and the trustee has the right to terminate SCP pursuant to the Pooling and Servicing Agreement.

“SCP Subservicer Termination Event”, means any one of the following events:

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●	any failure by SCP to remit amounts due to the accounts maintained by SCP or to the master servicer, any amount required to be so remitted by SCP which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;
●	any failure on the part of SCP duly to observe or perform in any material respect any of its other covenants or obligations under the SCP Subservicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of SCP’s obligations under the SCP Subservicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the SCP Subservicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to SCP by the master servicer, provided, however, if such failure is capable of being cured and SCP is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;
●	any breach on the part of SCP of any representation or warranty made pursuant to the SCP Subservicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan or the Combined VRR Interest Owners and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to SCP by the master servicer, provided, however, that if such breach is capable of being cured and SCP is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against SCP and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;
●	SCP consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to SCP, or of or relating to all or substantially all of its property;
●	SCP admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;
●	any Rating Agency (or any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (B) placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of SCP) or SCP as the sole or a material factor in such rating action;
●	SCP is no longer rated at least “CPS3” by Fitch and SCP is not reinstated to at least that rating within sixty (60) days of the delisting;
●	SCP is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Subservicer and is not restored to such status on such list within sixty (60) days;
●	a Servicer Termination Event by the master servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the direct failure of SCP to perform any obligation required under the SCP Subservicing Agreement;
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●	the failure of SCP to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the SCP Subservicing Agreement, which failure continues for five (5) days after SCP’s receipt of written notice thereof;
●	subject to the Pooling and Servicing Agreement, any failure by SCP to comply with any of the requirements under Article X of the Pooling and Servicing Agreement applicable to SCP, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X of the Pooling and Servicing Agreement; or
●	any failure by SCP to comply with creating, obtaining or delivering any Exchange Act reporting items required for any party to the Pooling and Servicing Agreement to perform its obligations under Article X or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to.

Notwithstanding the foregoing, upon any termination of SCP, SCP will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the SCP Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information set forth in this “—Summary of the SCP Subservicing Agreement” section has been provided by SCP.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Greystone Servicing Company LLC

Greystone Servicing Company LLC, a Delaware limited liability company (“Greystone Servicing”), is the special servicer under the BANK5 2023-5YR3 pooling and servicing agreement (the “Outside Serviced PSA”), which governs the servicing of the following Outside Serviced Whole Loan: 11 West 42nd Street.

The principal place of business of Greystone Servicing is located at 419 Belle Air Lane, Warrenton, Virginia 20186 and the principal commercial mortgage special servicing offices of Greystone Servicing are located at 5221 N. O’Connor Boulevard Suite 800, Irving, Texas 75039.

Greystone Servicing, which is wholly owned by Greystone Select Holdings LLC, a Delaware limited liability company, which in turn is 51% indirectly owned by Stephen Rosenberg, as sole Trustee and Beneficiary of SR 2019 Revocable Trust and 40% indirectly owned, through Cushman Wakefield Greystone LLC, by Cushman and Wakefield, provides primary and special loan servicing for third party portfolio owners, commercial mortgage backed securities trusts, government agencies, collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”). Greystone Servicing has a special servicer rating of CSS2+ from Fitch Ratings Inc. and a special servicer rating of MOR CS1 from DBRS Morningstar. Greystone Servicing is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “Strong” by S&P.

As of October 31, 2023, Greystone Servicing was the named special servicer for approximately 70 transactions representing approximately, 1,990 first mortgage loans, with an aggregate stated principal balance of approximately $26.7 billion. Of those 70 transactions, 50 are commercial mortgage-backed securities transactions representing approximately 1,196 first mortgage loans, with an aggregate stated principal balance of approximately $20.6 billion. The remaining nineteen transactions are made up of three CLOs, two SASBs, twelve SBL Freddie Mac and three K-series Freddie Mac securitizations. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States. With respect to such transactions as of such date, Greystone Servicing was administering approximately 40 active specially serviced assets with a stated

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principal balance of approximately $1.2 billion. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since 2002, and through October 31, 2023, Greystone Servicing (including C-III Asset Management LLC (“C-III”) and its predecessor entities, which was acquired by a Greystone Servicing affiliate as of January 1, 2020, and the assets of which were subsequently transferred to Greystone Servicing as of August 26, 2020) has resolved or participated in the resolution of 4,728 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $59.3 billion.

Greystone Servicing has detailed policies, operating procedures and controls across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Greystone Servicing’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. Greystone Servicing also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to Greystone Servicing’s policies and procedures relating to the servicing function Greystone Servicing will perform under the Outside Serviced PSA for assets of the same types as are included in this transaction.

Greystone Servicing will not have primary responsibility for custody services of original documents evidencing the Outside Serviced Whole Loan. Greystone Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving such Outside Serviced Whole Loan or otherwise. To the extent that Greystone Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Outside Serviced PSA and the servicing standard under the Outside Serviced PSA.

There are, to the current actual knowledge of Greystone Servicing, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the Outside Serviced PSA, and Greystone Servicing’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by Greystone Servicing in connection with special servicing of commercial mortgage–backed securitization pools generally.

Greystone Servicing has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which Greystone Servicing was acting as special servicer as a result of any action or inaction of Greystone Servicing as special servicer, including as a result of Greystone Servicing’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Greystone Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the Outside Serviced PSA, and therefore Greystone Servicing believes its financial condition will not have a material impact on pool performance or performance of the certificates.

Greystone Servicing (including C-III as and C-III’s predecessor entities described above) has acted as a special servicer for commercial and multifamily mortgage loans in commercial mortgage backed securities transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by Greystone Servicing and its predecessors as special servicer in commercial mortgage backed securities transactions from 2019 through October 31, 2023.

Portfolio Size – CMBS Special Servicing	2020(1)	2021(1)	2022(1)	2023(2)
Total	$3.6 billion	$1.9 billion	$1.1 billion	$1.2 billion

(1)	As of the last day of the calendar year indicated.
(2)	As of October 31, 2023.

Greystone Servicing may enter into one or more arrangements with a controlling class certificateholder, a directing certificateholder, a companion loan holder or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer’s compensation in consideration of, among other things, Greystone Servicing’s appointment as special servicer under the Outside Serviced PSA and/or any related co-lender agreement.

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Greystone Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, Greystone Servicing may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

Greystone Servicing occasionally engages consultants to perform property inspections on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties under the Outside Serviced PSA.

From time to time, Greystone Servicing is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Greystone Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Outside Serviced PSA. There are currently no legal proceedings pending against Greystone Servicing, or to which any property of Greystone Servicing is subject, that are material to the Certificateholders and Greystone Servicing has no actual knowledge of any proceedings contemplated by governmental authorities.

Neither Greystone Servicing nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Greystone Servicing or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Greystone Servicing Company LLC under this heading “Transaction Parties—The Outside Servicers and the Outside Special Servicers” has been provided by Greystone Servicing Company LLC.

Rialto Capital Advisors, LLC

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is the special servicer under the BBCMS 2023-C22 pooling and servicing agreement, which (a) governs the servicing of the RTL Retail Portfolio Whole Loan, the Knoll Ridge Apartments Whole Loan and the Regency Retail Portfolio Whole Loan (b) currently governs the servicing of the 60 Hudson Whole Loan until the securitization of the related Controlling Pari Passu Companion Loan.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2+” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar. RCA is also rated by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”) and a Securities and Exchange Commission registered investment adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of September 30, 2023, RCM was the sponsor of, and certain of its affiliates were investors in, 13 private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $15.9 billion of regulatory assets under management in the aggregate. Of the 13 Funds, eight are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

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As of September 30, 2023, RCM has underwritten and purchased, primarily for the Funds, over $10.2 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 190 securitizations totaling over $203 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries RCA and RCM (excluding Stone Point), had 286 employees as of September 30, 2023 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of September 30, 2023, RCA and its affiliates were actively special servicing approximately 361 portfolio loans (and REO properties) with an unpaid principal balance of approximately $9.30 billion (see footnote 2 to the chart below).

As of September 30, 2023, RCA is also performing special servicing for approximately 158 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 9,097 assets with an unpaid principal balance at securitization of approximately $150.4 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2020	As of 12/31/2021	As of 12/31/2022	As of 9/30/2023
Number of CMBS Pools Named Special Servicer	129	140	151	158
Approximate Aggregate Unpaid Principal Balance(1)	$133.3 billion	$142.3 billion	$149.2 billion	$150.4 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	617	470	360	361
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$11.67 billion	$9.41 billion	$8.54 billion	$9.30 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.
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In its capacity as an outside special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying Whole Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Whole Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the under the outside servicing agreements in which RCA is acting as special servicer for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the outside servicing agreements in which RCA is acting as special servicer and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Loans’ performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the outside servicing agreements in which RCA is acting as special servicer. It is noted that, in November 2021, Icahn Partners LP and Icahn Partners Master Fund LP (together, the “Icahn Funds”) purportedly acquired 84% of the Class E certificates of COMM 2012-CCRE4 Commercial Pass-Through Certificates (the “CCRE4 Trust”). At that time, the value of the Class E certificates had already been written down to zero. Immediately following the acquisition of their interest in the CCRE4 Trust, in December 2021, the Icahn Funds made a request that the CCRE4 Trust’s trustee deem a “Servicer Termination Event” to have occurred in connection with the special servicing by RCA of a specific CCRE4 Trust asset, the Prizm Outlets mall in Nevada. The basis of the Icahn Funds’ request was their allegation that RCA violated the servicing standard by obtaining inflated appraisals from CBRE – Valuation & Advisory Services to prevent control from shifting to the Class E certificateholders and engaging in a 39-month plan to rehabilitate the asset. The CCRE4 trustee has not concluded that the Icahn Funds’ allegations have any merit, and has neither commenced an investigation nor indicated that it intends to pursue any claims related to the allegations. Nevertheless, on June 15, 2022, the Icahn Funds filed a lawsuit against RCA in the District Court for Clark County, Nevada based on the same allegations set forth in its “Servicer Termination Event” notice to the CCRE4 trustee. RCA denies that the claims have merit and intends to assert many legal and factual defenses against those claims. The case is still in the early stages of discovery. RCA continues to serve as special servicer of the CCRE4 Trust and has not been terminated.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the certificateholders.

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RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with unaffiliated third parties entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

From time to time, RCA and/or its affiliates may purchase securities, including Certificates in this offering and including the secondary market, and may dispose of them at any time. Except as described above, neither RCA or any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization transaction. However, RCM or its affiliates may, in the future, retain or own interests in certain Classes of Certificates. Any such party will have the right to dispose of such Certificate at any time.

The foregoing information regarding Rialto Capital Advisors, LLC under this heading “Transaction Parties—The Outside Servicers and the Outside Special Servicers” has been provided by Rialto Capital Advisors, LLC.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor (in such capacity, the “Operating Advisor”), under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry operations specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of September 30, 2023, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 278 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $248 billion. As of September 30. 2023, Pentalpha Surveillance was acting as asset representations reviewer for 118 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $111 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (i) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (ii) (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (iii) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (iv) is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or a special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (v) has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the

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appointment of a successor Special Servicer to become the Special Servicer; and (vi) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) BMO, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the BMO VRR Interest Portion, and (ii) BMO Capital Markets Corp., one of the underwriters.

CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the CREFI VRR Interest Portion, is an affiliate of Citigroup Global Markets Inc., one of the underwriters.

KeyBank, a sponsor, the Special Servicer and an originator, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters.

UBS AG, a sponsor and an originator, is an affiliate of UBS Securities LLC, one of the underwriters.

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Midland is also (i) the master servicer under the pooling and servicing agreement (the “BBCMS 2023-C22 PSA”) for the BBCMS 2023-C22 securitization transaction, pursuant to which the RTL Retail Portfolio Whole Loan, the Knoll Ridge Apartments Whole Loan and the Regency Retail Portfolio Whole Loan are serviced and (ii) the master servicer under the BBCMS 2023-C22 PSA pursuant to which the 60 Hudson Whole Loan is initially being serviced until the related servicing shift date, after which it will be serviced by a yet to be named master servicer under the related future pooling and servicing agreement.

Pursuant to that certain subservicing agreement between SCP Servicing, LLC, an affiliate of RRECM Capital II, LLC, and Midland, SCP Servicing, LLC is expected to have certain subservicing duties with respect to certain of the Mortgage Loans.

Pentalpha Surveillance LLC, the Operating Advisor and Asset Representations Reviewer, is the (i) operating advisor and asset representations reviewer for the BBCMS 2023-C22 securitization transaction, pursuant to which the RTL Retail Portfolio Whole Loan, the Knoll Ridge Apartments Whole Loan and the Regency Retail Portfolio Whole Loan are serviced, and (ii) the operating advisor and asset representations reviewer with respect to the 11 West 42nd Street Whole Loan, which is serviced under the BANK5 2023-5YR3 pooling and servicing agreement.

Computershare, the Trustee and the Certificate Administrator, is also (i) the Outside Trustee and Outside Certificate Administrator of the 11 West 42nd Street Whole Loan, which is serviced under the BANK5 2023-5YR3 pooling and servicing agreement, (ii) the Outside Trustee and Outside Certificate Administrator of the RTL Retail Portfolio Whole Loan, which is serviced under the BBCMS 2023-C22 trust and servicing agreement, (iii) the Outside Trustee and Outside Certificate Administrator of the 60 Hudson Whole Loan, which is serviced under the BBCMS 2023-C22 pooling and servicing agreement, (iv) the Outside Trustee and Outside Certificate Administrator of the Knoll Ridge Apartments Whole Loan, which is serviced under the BBCMS 2023-C22 pooling and servicing agreement and (v) the Outside Trustee and Outside Certificate Administrator of the Regency Retail Portfolio Whole Loan, which is serviced under the BBCMS 2023-C22 pooling and servicing agreement.

Warehouse Financing Arrangements

BMO is expected to provide warehouse financing to an affiliate of SMC for certain Mortgage Loans originated by SMC. The aggregate Cut-off Date Balance of the two (2) SMC Mortgage Loans that are expected to be subject to the warehouse facility is equal to approximately $15,100,000. Proceeds received by SMC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from BMO, any SMC Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Interim Servicing Arrangements

Pursuant to certain interim servicing arrangements between BMO, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity, five of the Mortgage Loans (25.7%) (with an aggregate Cut-off Date Balance of approximately $190,350,000) to be contributed to this securitization by BMO.

Pursuant to certain interim servicing arrangements between CREFI, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity, five (5) of the Mortgage Loans (16.7%) (with an aggregate Cut-off Date Balance of approximately $123,166,296) to be contributed to this securitization by CREFI.

Pursuant to certain interim servicing arrangements between UBS AG, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity, three (3) of the Mortgage Loans (8.6%) (with an aggregate Cut-off Date Balance of approximately $63,575,000) to be contributed to this securitization by UBS AG.

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Greystone Servicing Company LLC acts or has acted as interim servicer with respect to all of the Mortgage Loans it or its affiliate, Greystone Select Company II LLC, originated (collectively, 5.8%) (with an aggregate Cut-Off Date Balance of approximately $42,699,137) and that will be contributed to this securitization transaction by GCMC.

SCP Servicing, LLC or Sabal Capital Servicing Corporation (with respect to Mortgage Loans secured by a real property located in California) acts as interim servicer with respect to the Mortgage Loans originated by its affiliate RRECM (9.8%) (with an aggregate Cut-off Date Balance of approximately $72,581,000) and to be contributed to this securitization transaction by RRECM.

Interim and Other Custodial Arrangements

Computershare Trust Company acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans (25.7%) that are not Outside Serviced Mortgage Loans.

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and CREFI, Computershare Trust Company, National Association acts as interim custodian with respect to all of the CREFI Mortgage Loans (24.8%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and RRECM, Computershare Trust Company, National Association acts as interim custodian with respect to all of the RRECM Mortgage Loans (9.8%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and SMC, Computershare Trust Company, National Association acts as interim custodian with respect to all of the SMC Mortgage Loans (10.0%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and UBS AG, Computershare Trust Company, National Association acts as interim custodian with respect to all of the UBS AG Mortgage Loans (12.2%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and GCMC, Computershare Trust Company, National Association acts as interim custodian with respect to two (2) of the GCMC Mortgage Loans (5.5%).

Whole Loans and Mezzanine Loan Arrangements

Bank of Montreal, a Sponsor, an originator, and an expected initial Risk Retention Consultation Party, currently holds one or more of the Woodfield Mall Companion Loans, the RTL Retail Portfolio Companion Loans and the Creekside Town Center Companion Loans. However, Bank of Montreal intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI, a Sponsor, an originator and an expected initial Risk Retention Consultation Party, is the current holder of one or more Pari Passu Companion Loans relating to the Arundel Mills and Marketplace Whole Loan, the Bala Plaza Portfolio Whole Loan and the 645 North Michigan Avenue Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

UBS AG, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the 11 West 42nd Street Whole Loan and OPI Portfolio Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

KeyBank, a Sponsor, the Special Servicer and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the RTL Retail Portfolio Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

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Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

RRECM and SCP were formerly under common control with affiliates of the B-Piece Buyer and in connection with the acquisition of RRECM and certain affiliates by Regions Bank in December 2021, RRECM entered into a programmatic loan distribution arrangement with an affiliate of the B-Piece Buyer whereby RRECM has the right, but not the obligation, to submit to an affiliate of the B-Piece Buyer for its review and approval, mortgage loans intended to be originated, underwritten and funded by RRECM for the purpose of contributing each such mortgage loan to a securitization as to which an affiliate of the B-Piece Buyer is the purchaser of the sub-investment grade and unrated bonds. Pursuant to this arrangement, RRECM will share any profits relating to the contribution of RRECM Mortgage Loans to this securitization transaction with the B-Piece Buyer.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 244) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	Bank of Montreal, a Canadian chartered bank, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);
●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire either directly or through its MOA) from the Depositor, on the Closing Date, an “eligible vertical interest” (as defined in Regulation RR), in the Issuing Entity, with an aggregate initial principal balance of $20,330,882 as of the Closing Date, consisting of (i) the BMO VRR Interest Portion retained by BMO, as described below, in the form of the Uncertificated VRR Interest and (ii) the CREFI VRR Interest Portion acquired by CREFI, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent at least 2.75% of the sum of the initial Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by CREFI, which portion of the Combined VRR Interest will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $5,037,073, representing approximately 24.8% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”). CREFI originated Mortgage Loans or portions thereof representing approximately 24.8% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to or greater than CREFI’s percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date (which percentage ownership interest is at least 20% of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date), in accordance with Rule 11(a)(1) of Regulation RR;
●	CREFI will acquire the CREFI VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby CREFI will sell to the Depositor the CREFI Mortgage Loans originated by it in exchange for cash consideration and the CREFI VRR Interest Portion; and payment for the CREFI VRR Interest Portion (i) will be in the form of a reduction in the price received by CREFI from the Depositor for the CREFI Mortgage Loans originated by CREFI and sold by CREFI to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by CREFI’s acquisition of the CREFI VRR Interest Portion in accordance with Regulation RR;
●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of CREFI of the CREFI VRR Interest Portion), which remaining portion will be in the form of the Uncertificated VRR Interest and will have an initial principal balance equal to approximately $15,293,809, representing approximately 75.2% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “BMO VRR Interest Portion”); and
●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser”), which will be SDOF III MB, LP, a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class G-RR and Class J-RR Certificates (collectively, the “HRR Certificates”
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and, together with the Combined VRR Interest, the “RR Interest”), with an aggregate initial Certificate Balance of $36,847,883, and having an aggregate fair value equal to at least 2.3674% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The owner of the Uncertificated VRR Interest is referred to in this prospectus as the “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owner and the holder(s) of the Class VRR Certificates are also referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, CREFI and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The sum of (a) the percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is approximately 2.75%) and (b) the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date represented by the HRR Certificates (which is at least 2.3674%), will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The Combined VRR Interest

Material Terms of the Combined VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from

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the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $20,330,882, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Regular Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

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The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative sizes of such balances on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in January 2024.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificates or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the

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Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance (and allocated between the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance on a pro rata basis in accordance with the relative sizes of such balances), up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of

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principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls on the Mortgage Loans that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan, will be (i) the party selected by BMO, and (ii) the party selected by CREFI. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from the Sponsor entitled to select it. The initial Risk Retention Consultation Parties are expected to be BMO and CREFI.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Whole Loan with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Whole Loan as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to

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consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

HRR Certificates

The Retaining Third Party Purchaser

SDOF III MB, LP (“Sabal TPP”), a Delaware limited partnership, is expected, to (i) act as the initial Third Party Purchaser, (ii) retain the Class G-RR and Class J-RR certificates, and (iii) purchase the Class E, Class X-E, Class F and Class X-F certificates.

Sabal TPP was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of June 30, 2023, Sabal TPP has purchased no previous offerings of CMBS B-Piece Securities. Sabal TPP is advised by Sabal Investment Holdings, LLC (“Sabal Holdings”). Sabal Holdings is

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an experienced commercial real estate debt investor. Certain senior members of Sabal Holdings’ real estate credit team have over 100 years of real estate experience as of June 30, 2023. Sabal Holdings has purchased approximately $1 billion in notional agency b-piece securities. Sabal Holdings is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of any Sponsor's underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral securing each Mortgage Loan and expected cash flows related to the Mortgage Loans. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates for cash on the Closing Date.

The aggregate fair value, as of the Closing Date, of the HRR Certificates will be equal to approximately $17,978,805, representing at least 2.3674% of the aggregate fair value, as of the Closing Date, of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest will be approximately $759,431,825. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest.

The aggregate fair value, as of the Closing Date, of the HRR Certificates that the Retaining Sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this

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securitization transaction, if it was relying solely on an “eligible horizontal residual interest” (as defined in Regulation RR) to satisfy such requirements, is approximately $37,971,591, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and principal and interest (other than any Excess Interest), net of specified servicing and administrative costs and expenses, will be allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and the HRR Certificates, respectively, for so long as the Class VRR Certificates and the HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to an MOA or, solely in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR. Pursuant to

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the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

Representations and Warranties

BMO, GCMC, KeyBank, RRECM, SMC and UBS AG will make the representations and warranties identified on Annex E-1A and CREFI will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GCMC Mortgage Loans in this transaction, Greystone determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged

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Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Greystone that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Greystone that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Greystone based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Greystone Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the KeyBank Mortgage Loans in this transaction, KeyBank determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by KeyBank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by KeyBank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which KeyBank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable KeyBank Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the RRECM Mortgage Loans in this transaction, RRECM determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by RRECM that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by RRECM that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which RRECM based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable RRECM Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were

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not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the UBS AG Mortgage Loans in this transaction, UBS AG determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by UBS AG that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by UBS AG that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which UBS AG based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable UBS AG Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2023-C7, which will include the Certificates and the Loan-Specific Certificates, will be issued on or about December 19, 2023 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the “Certificates” will consist of those classes (each, a “Class”) of the Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2023-C7, specifically designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes and/or the Uncertificated VRR Interest will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR, Class VRR and Class R Certificates
“Certificates”:	The Offered Certificates and the Non-Offered Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B, Class X-D, Class X-E and Class X-F Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
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Designation	Classes/Interests
“Residual Certificates”:	The Class R Certificates
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Class VRR Certificates”:	The CREFI VRR Interest Portion
“Uncertificated VRR Interest”:	The BMO VRR Interest Portion
“Combined VRR Interest”	The Class VRR Certificates and the Uncertificated VRR Interest
“Uncertificated Interests”:	The Uncertificated VRR Interest

Certain additional classes of commercial mortgage pass-through certificates and any related uncertificated interests (collectively, the “Loan-Specific Certificates”) may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Notwithstanding the use of the term “Loan-Specific Certificates”, one or more classes thereof may be issued as uncertificated interests. Each subseries of Loan-Specific Certificates that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Non-Vertically Retained Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance

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Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-5 and Class A-SB
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in January 2024. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in January 2024.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates, the Uncertificated VRR Interest and the Class R Certificates, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds, (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds, and (iv) with respect to distributions to be made

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on Loan-Specific Certificates (if any), the related Trust Subordinate Companion Loan Available Funds, as described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan”.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as

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applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2024, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January 2024, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

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Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-SB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-SB Scheduled Principal Balance”),
(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,
(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(iv)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and
(v)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

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Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

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Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates and without regard to the Class A-SB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased

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by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to each Class of the Class A-1, Class A-2, Class A-5, Class D, Class E and Class F Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to each Class of the Class A-SB, Class A-S and Class B Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to each Class of the Class C, Class G-RR and Class J-RR Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date. The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the Class X Strip Rate for the Class E Certificates for such Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net

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Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2024 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2024, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or the related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

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(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date.

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

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The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, the Trust Subordinate Companion Loan and/or the Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or the owners of the Uncertificated Interests (collectively, the “Uncertificated Interest Owners”) or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to the related Subordinate Companion Loan.

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Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

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Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the

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applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class F, Class X-F, Class G-RR and Class J-RR Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-5, Class A-SB and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C") comprised of the Class A-S, Class B, Class C and Class X-B Certificates, (iii) the group (the “YM Group D”) comprised of the Class X-D and Class D Certificates, and (iv) the group (the “YM Group E”, and the YM Group A, the YM Group A-S/B/C, the YM Group D and the YM Group E, together, the “YM Groups”) comprised of the Class X-E and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of a Class or Classes of Principal Balance Certificates (for each of which Classes the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Non-

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Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

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Class of Certificates	Assumed Final Distribution Date
Class A-1	March 2028
Class A-2	December 2028
Class A-5	November 2033
Class A-SB	June 2032
Class X-A	November 2033
Class X-B	December 2033
Class A-S	December 2033
Class B	December 2033
Class C	December 2033

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in December 2056. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
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(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer and (3) with respect to any Outside Serviced Mortgage Loan, 0.000625%, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards) (a “Prohibited Prepayment”), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates.

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The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of applicable Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-SB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and
(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout
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Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates ), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

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Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

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(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2024, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2024, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above.

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The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Parties) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling

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Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

In determining whether any person is an additional servicer or an affiliate of the Operating Advisor, the Certificate Administrator may rely on a certification by the Master Servicer, the Special Servicer, a Mortgage Loan Seller or the Operating Advisor, as the case may be.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative, a Controlling Class Certificateholder, the Loan-Specific Controlling Class Representative or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to

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such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding (other than the Retained Loan-Specific Certificate) for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated Interests, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to, or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
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●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the “special notices” tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates or the Uncertificated VRR Interest;
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●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or any applicable Operating Advisor Consultation Trigger Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder or an Uncertificated Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
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(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer

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Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) under the Exchange Act concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the

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Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and Uncertificated Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party will be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

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Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates (in the aggregate, the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, expressed as a percentage, the numerator of which is equal to the related Certificate Balance as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any Class of Certificates or class of Loan-Specific Certificates are required to be allocated among holders thereof in proportion to their respective Percentage Interests.

The Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights or Pooled Voting Rights. In addition, notwithstanding the foregoing, the Retained Loan-Specific Certificate will not be entitled to any Voting Rights or Pooled Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

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Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

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Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including

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underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

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Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – BMO 2023-C7

with a copy to: trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between, in each case, the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans and such Trust Subordinate Companion Loans, without recourse, to the Trustee for the benefit of the applicable Certificateholders and the Uncertificated Interest Owners and any related Loan-Specific Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan(s) will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)        (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

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(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document

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Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of (i) GCMC, also against Greystone Select Company II LLC, as guarantor of payment in connection with the repurchase and substitution obligations of GCMC and (ii) RRECM, also against RRECM Capital Holdings, LLC, as guarantor of payment in connection with the repurchase and substitution obligations of RRECM), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner (or any Loan-Specific Certificateholder) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)        a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not

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been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)         a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

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(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

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Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of BMO, GCMC, KeyBank, RRECM, SMC and UBS AG) and Annex E-2A (in the case of CREFI), subject to the related exceptions set forth on Annex E-1B and Annex E-2B and, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of (i) GCMC, also against Greystone Select Company II LLC, as guarantor of payment in connection with the repurchase and substitution obligations of GCMC and (ii) RRECM, also against RRECM Capital Holdings, LLC, as guarantor of payment in connection with the repurchase and substitution obligations of RRECM), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner (or any Loan-Specific Certificateholder) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loans or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
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(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

With respect to (i) the GCMC Mortgage Loans, Greystone Select Company II LLC will guarantee payment in connection with the repurchase obligations of GCMC under the related Mortgage Loan Purchase Agreement and (ii) the RRECM Mortgage Loans, RRECM Capital Holdings, LLC will guarantee payment in connection with the repurchase obligations of RRECM under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan or Trust Subordinate Companion Loan, or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (in the case of a Mortgage Loan, subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the

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Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee

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and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause any Trust REMIC to fail to qualify as a REMIC, or (if applicable) any portion of the Issuing Entity to fail to qualify as a grantor trust, for federal income tax purposes, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

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If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of (i) a GCMC Mortgage Loan, Greystone Select Company II LLC, as guarantor of payment in connection with the repurchase and substitution obligations of GCMC and (ii) a RRECM Mortgage Loan, RRECM Capital Holdings, LLC, as guarantor of payment in connection with the repurchase and substitution obligations of RRECM), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of (i) a GCMC Mortgage Loan, Greystone Select Company II LLC, as guarantor of payment in connection with the repurchase and substitution obligations of GCMC and (ii) a RRECM Mortgage Loan, RRECM Capital Holdings, LLC, as guarantor of payment in connection with the repurchase and substitution obligations of RRECM) will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated Interests will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of December 1, 2023 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Pari Passu-AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Serviced Pari Passu Whole Loan, Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
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●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan. In addition, for so long as a Woodfield Mall Control Appraisal Event has occurred and is continuing, the Woodfield Mall Whole Loan will be a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan that is a Pari Passu Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization
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Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan or the 60 Hudson Mortgage Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.
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See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan	Type of Whole Loan
Woodfield Mall	$68,000,000	9.2%	$196,000,000	$30,000,000	$294,000,000	Serviced	Pari Passu AB
Arundel Mills and Marketplace	$60,000,000	8.1%	$300,000,000	N/A	$360,000,000	Servicing Shift	Pari Passu
Bala Plaza Portfolio	$40,000,000	5.4%	$59,500,000	N/A	$99,500,000	Servicing Shift	Pari Passu
RTL Retail Portfolio	$36,000,000	4.9%	$224,000,000	N/A	$260,000,000	Outside Serviced	Pari Passu
11 West 42nd Street	$26,333,333	3.6%	$247,666,667	N/A	$274,000,000	Outside Serviced	Pari Passu
OPI Portfolio	$25,000,000	3.4%	$29,300,000	N/A	$54,300,000	Servicing Shift	Pari Passu
Creekside Town Center	$24,000,000	3.2%	$47,525,000	N/A	$71,525,000	Servicing Shift	Pari Passu
60 Hudson	$20,000,000	2.7%	$260,000,000	N/A	$280,000,000	Outside Serviced	Pari Passu
Knoll Ridge Apartments	$17,500,000	2.4%	$25,000,000	N/A	$42,500,000	Outside Serviced	Pari Passu
645 North Michigan Avenue	$17,000,000	2.3%	$38,000,000	N/A	$55,000,000	Servicing Shift	Pari Passu
Regency Retail Portfolio	$13,000,000	1.8%	$40,000,000	N/A	$53,000,000	Outside Serviced	Pari Passu

There are no Outside Serviced Pari Passu-AB Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

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As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated Interests evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders, the Uncertificated Interest Owners and the Loan-Specific Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the

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Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loans from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation (and, if applicable, any related guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders and the Uncertificated Interest Owners (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

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3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a signed purchase agreement or a refinancing commitment reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the purchase agreement or the refinancing commitment; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

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(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
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●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

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(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 125% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(j)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent

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have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(k)       any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earnout” or “holdback” escrows or reserves, including the funding or disbursement of any such amounts (i) with respect to any of the Mortgage Loans specifically identified in a schedule to the Pooling and Servicing Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision) or (ii) that exceed, in the aggregate, as of the time of origination, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature, which holdbacks, escrows and reserves are identified on a schedule to the Pooling and Servicing Agreement;

(l)        any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease; and

(m)      approving any transfer of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (a) is allowed under the terms of the related mortgage loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the conditions to the transfer or assumption set forth in the related mortgage loan documents that do not include lender approval or the exercise of lender discretion, including a consent to transfer or assumption to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (b) does not involve incurring new mezzanine financing or a change in control of the borrower.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

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Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy,

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insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

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If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, the Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates and the Uncertificated Interests, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment,
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determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option (exercised in its sole discretion), make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and
●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account, among other things, the subordinate nature of such Trust Subordinate Companion Loan to the related Mortgage Loan and the related Pari Passu Companion Loans.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

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The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Trustee will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated Interest Owners (and, with respect to any Serviced Whole Loan, any related Loan-Specific Certificateholders, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be

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permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders, the Uncertificated Interest Owners and any related Loan-Specific Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Certificateholders, Loan-Specific Certificateholders or Uncertificated Interest Owners to the detriment of other Certificateholders, Loan-Specific Certificateholders or Uncertificated Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders, the Loan-Specific Certificateholders or the Uncertificated Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

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The Master Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account”, and, (iii) the “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2024) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2024), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

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The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account, each Whole Loan Custodial Account and the Loss of Value Reserve Fund) or the Special Servicer (in the case of any REO Account)) on behalf of the Trustee for the benefit of the holders of Certificates and Loan-Specific Certificates and the Uncertificated Interest Owners. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account, the Loss of Value Reserve

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Fund and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
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(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other

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collections on such Serviced Mortgage Loan, any related Trust Subordinate Companion Loan (except in the case of the Asset Representations Reviewer Ongoing Fee) and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Special Servicer (subject to any notice or information required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Master Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate,

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the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be 50% or 100% for Serviced Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans ) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee, for the avoidance of doubt, will not include a Modification Fee (if any) earned due to a modification entered into in at the time of a defeasance), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent the amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Loss of Value Reserve Fund and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case

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to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges

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and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a

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Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described

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in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Whole Loan, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges,

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the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in

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connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.01118% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00171% per annum with respect to each Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above.

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CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00036% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to, with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Delinquent Loan subject to any Asset Review.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations

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Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated Interests on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s), the Loss of Value Reserve Fund and certain reserve accounts	monthly
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01118% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00171% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00036% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	A fee that is equal to, with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Delinquent Loan subject to any Asset Review	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan and Pari Passu Companion Loans in the same Serviced Whole Loan.
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(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Arundel Mills and Marketplace	0.00250%	0.25%(3)	1.00%(3)	1.00%(3)
Bala Plaza Portfolio	0.00125%	0.25%(3)	1.00%(3)	1.00%(3)
RTL Retail Portfolio	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan
11 West 42nd Street	0.00250%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	0.50%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	0.50%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
OPI Portfolio	0.00125%	0.25%	1.00%	1.00%
Creekside Town Center	0.00125%	0.25%	1.00%	1.00%
60 Hudson	0.00250%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan(4)	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan(4)	1.00%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan(4)
Knoll Ridge Apartments	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
645 North Michigan Avenue	0.00125%	0.25%(3)	1.00%(3)	1.00%(3)
Regency Retail Portfolio	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.
(3)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related Future Outside Servicing Agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, Special Servicing Fees, Workout Fees and Liquidation Fees are as set forth in the Pooling and Servicing Agreement.
(4)	It is expected that the servicing of the 60 Hudson Mortgage Loan will shift from the BBCMS 2023-C22 pooling and servicing agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that Future Outside Servicing Agreement.
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Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on

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transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in
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the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
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●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least ten (10) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be (in the case of the Woodfield Mall Whole Loan, except for purposes of determining the Loan-Specific Controlling Class or whether a related Control Appraisal Period is in effect) an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)  the excess of:

(i)     the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only

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with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)    the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first, to the Class J-RR Certificates, then, to the Class G-RR Certificates, then, to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1,

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Class A-2, Class A-5 , Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E and Class X-F Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as calculated as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will

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calculate or verify any Cumulative Appraisal Reduction Amount. With respect to any class of Certificates or Loan-Specific Certificates, references to any Cumulative Appraisal Reduction Amount allocable thereto mean the aggregate portion of any Appraisal Reduction Amounts and/or Collateral Deficiency Amounts comprising such Cumulative Appraisal Reduction Amount that are allocable to such class under the Pooling and Servicing Agreement.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts in respect of the Mortgage Loans will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, and then to the Class G-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class), or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate

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Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates or class of Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or Control Appraisal Period with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2025; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

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Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2024) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

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For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates or any Loan-Specific Certificates, the Uncertificated Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations

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Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates, the Loan-Specific Certificates or the Uncertificated Interests, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their

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respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates, any Loan-Specific Certificates or the Uncertificated Interests, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated Interests issued to it or of the proceeds of the sale of such Certificates or the Uncertificated Interests, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

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Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated Interest Owners, unless those Certificateholders and/or Uncertificated Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.
In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the

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servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, any Uncertificated Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

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(f)        Moody’s Investors Service, Inc. (“Moody’s”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Whole Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates), or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior

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to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights of all Certificates and Loan-Specific Certificates, or (ii) in the case of the Special Servicer with respect to all the Serviced Loans other than the Woodfield Mall Whole Loan, at least 25% of the aggregate Pooled Voting Rights of all Certificates and (iii) in the case of the Special Servicer with respect to the Woodfield Mall Whole Loan, at least 25% of the aggregate Voting Rights of all Certificates and Loan-Specific Certificates, so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder or the holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the

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Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, of all Certificates and related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer only with respect to a Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           except in the case of a Serviced Outside Controlled Whole Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders and, if applicable, Loan-Specific Certificateholders, with or without cause, in accordance with the procedures described below

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under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (if there is a Trust Subordinate Companion Loan, in the aggregate together with the related Loan-Specific Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates (and such Loan-Specific Certificates, if applicable) of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates and, if a Trust Subordinate Companion Whole Loan is involved, Non-Reduced Loan-Specific Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable; and, further, with respect to any Trust Subordinate Companion Loan, solely if a related Control Appraisal Period and a Control Termination Event that relates to such Trust Subordinate Companion Loan has occurred and is continuing;

(c)           at any time with respect to all Serviced Loans (as a collective matter), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans (as a collective whole), and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

“Certificateholder Quorum” means a quorum that: (1) with respect to the Certificates and any related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer for a Trust Subordinate Companion Whole Loan at the request of the holders of certificates evidencing not less than 25% of the Voting Rights allocable to the Certificates and the related Loan-Specific Certificates (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates and/or Loan-Specific Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of applicable Principal Balance Certificates and related Loan-Specific Principal Balance Certificates) of all of the Certificates and the related Loan-Specific Certificates, on an aggregate basis; (2) with respect to the Certificates, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other; and (3) with respect to any particular Loan-Specific Certificates, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer

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Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. The resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide

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written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

The procedures for removing a Special Servicer with respect to a Trust Subordinate Companion Whole Loan if an applicable Control Termination Event (and a Control Appraisal Period with respect to such Trust Subordinate Companion Whole Loan) has occurred and is continuing will be as follows (with references to “Applicable Certificates” in this paragraph meaning, collectively, in the aggregate, (a) the Certificates and (b) the Loan-Specific Certificates): upon (i) the written direction of holders of Applicable Certificates evidencing 25% of the Voting Rights of all of the Applicable Certificates requesting a vote to terminate and replace the Special Servicer (with respect to the related Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Applicable Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Applicable Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, evidencing more than 50% of the Voting Rights allocable to each such class of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the related Whole Loan and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each certificateholder and beneficial owner of certificates may access such notices on the Certificate Administrator’s website and each certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the related Whole Loan based on a certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans (including any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a

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copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loans (including any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

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In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is so terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee may maintain a long-term senior unsecured debt rating or a long-term issuer rating of at least “Baa3” by Moody’s for so long as the Master Servicer or, if appointed pursuant to the Pooling and Servicing Agreement, the Trustee’s advancing agent, maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as (i) it has a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB-” by Fitch and (ii) the Master Servicer or, if appointed pursuant to the Pooling and Servicing Agreement, the Trustee’s advancing agent, has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its long-term senior unsecured debt of at least “Baa3” by Moody’s or a long-term issuer rating of at least “Baa3” by Moody’s (or such other rating with respect to which Moody’s has provided a Rating Agency Confirmation) and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA or an investment grade rating by any other NRSRO, which may include Moody’s or Fitch. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

In the event that either (a) (1) neither the Trustee nor the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (2) the Trustee submitted a request for a Rating Agency Confirmation but Fitch did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, or (b) (1) neither the Trustee nor the Master Servicer has a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s and (2) the Trustee submitted a request for a Rating Agency Confirmation but Moody’s did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, then the Trustee is required to either (i) resign immediately in the manner specified in the Pooling and Servicing Agreement or (ii) within 30 days after the Trustee has actual knowledge or received notice of such event, appoint an advancing agent that has (A) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (B) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (or, in the case of any Rating Agency’s rating requirement set forth in clauses (A) or (B) above, such other rating with respect to

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which the applicable Rating Agency has provided a Rating Agency Confirmation) to perform the Trustee’s obligation to make Advances as described under the heading“—Advances” above.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

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The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated Interest Owners or the holders of any Loan-Specific Certificates and related uncertificated interests:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated Interest Owners (or, if applicable, any holders of Loan-Specific Certificates and related uncertificated interests);

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated Interest Owner (or, if applicable, any holder of the Loan-Specific Certificates), (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; and

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(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification will not adversely affect in any material respects the interests of any Certificateholder or Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by (x) an opinion of counsel or (y)  if any Certificate (or, if applicable, Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificate (or, if applicable, Loan-Specific Certificate); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such Certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate or Loan-Specific Certificate of any class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or Uncertificated Interest, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates or Loan-Specific Certificates of any class or of any Uncertificated Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates or Loan-Specific Certificates of that class or of such Uncertificated Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders, the Loan-Specific Certificateholders and the Uncertificated Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders of the class or classes of certificates or the Uncertificated Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph

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of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated Interest Owners, the holders of Loan-Specific Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has

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previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated Interest Owners and, if applicable, any related Loan-Specific Certificateholders or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income

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with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated Interest Owners, any related Loan-Specific Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates, the Uncertificated Interest Owners and the holders of any related Loan-Specific Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated Interest Owners, Loan-Specific Certificateholders or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates, Loan-Specific Certificates and the Uncertificated Interests will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any applicable Loan-Specific Certificateholders), the affected Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any such Loan-Specific Certificateholders) and Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any applicable Loan-Specific Certificateholders), the Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

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The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage

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Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), any related Loan-Specific Certificateholders and the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

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Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (exclusive of any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final

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Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative (if it is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights), by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative (if it is entitled to consent or consult, as applicable, as provided in the preceding sentence), and following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master

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Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required or permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than any such acceptance as may be effected without the consent of the lender under the related loan agreement;

(I)        any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each

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case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates or the applicable Loan-Specific Control Eligible Certificates;

(L)       any release of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves with respect to any of the Mortgage Loans specifically identified in a schedule to the Pooling and Servicing Agreement, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(M)      any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at a mortgaged property if (A) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (I) 30% of the net rentable area of the improvements at the mortgaged property and (II) 30,000 square feet of the improvements at the mortgaged property and (B) such transaction either is not a routine leasing matter or such transaction relates to a specially serviced loan; provided, that if lender consent is not required for such transaction pursuant to the mortgage loan documents, such transaction will not constitute a major decision; and

(N)      any determination of an Acceptable Insurance Default;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

As used in the definitions of “Special Servicer Decisions” and “Major Decisions”, “performance”, “earnout” or “holdback” escrows or reserves with respect to any Mortgage Loan refers to any escrow or reserve, the release of which is subject to the satisfaction of specifically identified financial or leasing conditions or the occurrence of a specifically identified event or otherwise requires or permits lender's discretion, in each case as provided in the related Mortgage Loan documents with respect to the related borrower or Mortgaged Property.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1), (i)(2) and (i)(3) in the definition of “Major Decision Reporting Package” in the form of an asset status report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The Uncertificated VRR Interest—The Risk Retention Consultation Parties”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

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Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related Control Appraisal Period, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as no related Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Loan-Specific Controlling Class Representative (if and for so long as the related Loan-Specific Controlling Class Representative is entitled to act as Directing Holder) and (ii) for so long as a related Control Appraisal Period exists or is deemed to exist (x) in the case of a Trust Subordinate Companion Whole Loan that becomes a Serviced Outside Controlled whole Loan, the Directing Holder will be the related Outside Controlling Note Holder, or (y) in the case of a Trust Subordinate Companion Whole Loan as to which the subsequent Controlling Note is held by the issuing Entity and a Control Termination Event has not occurred and is not continuing, the Directing Holder will be the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset

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Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be SDOF III MB, LP or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class G-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

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A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to the subject Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related Control Appraisal Period is not continuing.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

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If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class G-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate

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Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class G-RR Certificates until such time as either (x) the Class G-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class G-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G-RR Certificates that it transferred. Following any such transfer, and assuming that the Class G-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
●	the rights of the holder of more than 50% of the Class G-RR Certificates (by Certificate Balance), if the Class G-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated Interest Owners;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated Interest Owners; and

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(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor;
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, the related Loan-Specific Controlling Class Representative (for so long as the related Loan-Specific Controlling Class Representative is entitled to be a Consulting Party); and
(vi)	except with respect to any Excluded RRCP Mortgage Loan with respect to such party, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, a Risk Retention Consultation Party.

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

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For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative any Loan-Specific Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to certain Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder, or class of Loan-Specific Certificates or Loan-Specific Certificateholder or any Uncertificated Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative

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Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated Interest Owners (as a collective whole) and the Loan-Specific Certificateholders (as a collective whole), and not any particular Class of those Certificateholders or any particular Uncertificated Interest Owners or any particular class of Loan-Specific Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status

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report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege) and (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it

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is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the

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Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

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In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (i) the Certificateholders and the Uncertificated Interest Owners (as a collective whole) and/or (ii) any related Loan-Specific Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner and during the time periods described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

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(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five

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years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific Retaining Third Party Purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates or related uncertificated interests), the Uncertificated Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates and/or Loan-Specific Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting holders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to

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taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 22.7% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

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While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which BMO was a sponsor in a public offering of CMBS with a securitization closing date on or after October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor), the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor) and September 30, 2023, was approximately 2.43%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
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(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with

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respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced

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Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Uncertificated Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and Uncertificated Interest Owners),

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other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or Uncertificated Interest or class of Loan-Specific Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Pooled Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt,
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marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Uncertificated Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice

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to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the

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Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase

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Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner of a Certificate (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

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If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award

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punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Woodfield Mall Excess Liquidation Proceeds Option

In connection with the acquisition of title to the Woodfield Mall Mortgaged Property by foreclosure, if, in connection with a “qualified liquidation” of the Trust Subordinate Companion Loan REMIC, the value of the REO Property (as determined by an appraisal obtained by the Special Servicer at the time of such foreclosure, the cost of which must be paid by the Master Servicer as a Property Advance) on the date of the completion of the acquisition of the Woodfield Mall Mortgaged Property by foreclosure is less than the estimated Woodfield Mall Excess Liquidation Reference Amount as of that date, then the holders or beneficial owners of Class WMA Certificates representing more than 50% of the Certificate Balance (without regard to Appraisal Reduction Amounts or Realized Losses) of the Class WMA Certificates (the "Woodfield Mall Excess Liquidation Proceeds Option Holder") will have the right to exercise the option (the “Woodfield Mall Excess Liquidation Proceeds Option”) to acquire all of the Issuing Entity’s interest in the REO Property (including, if the Special Servicer has transferred the REO Property to a single member limited liability company holding only the REO Property (the “Woodfield Mall REO LLC”), all of the Issuing Entity’s interest in the Woodfield Mall REO LLC in respect of the Woodfield Mall Whole Loan) for a price equal to the Woodfield Mall Excess Liquidation Reference Amount. The Woodfield Mall Excess Liquidation

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Proceeds Option will be assignable only to an affiliate of the Woodfield Mall Excess Liquidation Proceeds Option Holder.

The Woodfield Mall Excess Liquidation Proceeds Option may only be cash-settled on the closing of a sale of the REO Property that is the Woodfield Mall Mortgaged Property by the Issuing Entity or the Woodfield Mall REO LLC, as applicable, to a third-party purchaser if the net liquidation proceeds realized in connection with such sale will exceed the Excess Liquidation Reference Amount. Upon the closing of a qualifying sale to a third-party purchaser, the Special Servicer will be required to deliver, or cause the Woodfield Mall REO LLC to deliver, to the Woodfield Mall Excess Liquidation Proceeds Option Holder a cash settlement amount equal to the Woodfield Mall Excess Liquidation Proceeds.

“Woodfield Mall Excess Liquidation Proceeds” means, if any, the cash settlement amount equal to the product of (i) the excess of (a) the net liquidation proceeds realized in connection with a sale of the Woodfield Mall Mortgaged Property that is an REO Property by the Issuing Entity to a third-party purchaser over (b) the Woodfield Mall Excess Liquidation Reference Amount and (ii) a fraction, the numerator of which is the aggregate original principal balance of the Woodfield Mall Trust Subordinate Companion Loan, and the denominator of which is the aggregate original principal balance of the Woodfield Mall Whole Loan.

“Woodfield Mall Excess Liquidation Reference Amount” means without duplication, the sum of (i) the unpaid principal balance of the Woodfield Mall Whole Loan, (ii) accrued and unpaid interest on each Woodfield Mall Whole Loan note at the applicable note interest rate (in each case, exclusive of the excess of the default rate over the regular mortgage rate) to and including the last day of the loan interest accrual period in which the purchase is to occur, (iii) any other amounts due and owing on the Woodfield Mall Whole Loan, (iv) any unreimbursed advances made with respect to the Woodfield Mall Whole Loan and interest on such advances at the applicable advance interest rate, (v) any unpaid additional expenses of any securitization trust with respect to the Woodfield Mall Whole Loan and (vi) any other unpaid expenses or fees reasonably incurred or expected to be incurred by each party to the Pooling and Servicing Agreement or any non-lead securitization pooling and servicing agreement arising out of the sale of the Woodfield Mall Mortgaged Property, including liquidation fees.

For the avoidance of doubt, the exercise of the Woodfield Mall Excess Liquidation Proceeds Option will only be permitted in conjunction with, or following, a “qualified liquidation” of each Trust REMIC.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of

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receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and
(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating

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Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and Uncertificated Interest Owners (and any Loan-Specific Certificateholders and any related uncertificated interests) of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and Loan-Specific Certificates (and any related uncertificated interests) and the Uncertificated Interests as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated Interests, any Loan-Specific Certificates and related uncertificated interest on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of

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the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and the Uncertificated Interests, and any Loan-Specific Certificates and related uncertificated interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-5 , Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates and Loan-Specific Certificates and related uncertificated interest would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection

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of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements (which, in the case of the 60 Hudson Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, is the BBCMS 2023-C22 Pooling and Servicing Agreement) provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus (which may in some cases be different than the corresponding rates and amounts under the Pooling and Servicing Agreement).
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding
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principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; provided, further, that in the case of the 60 Hudson Whole Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan, and (ii) in the case of the 60 Hudson Mortgage Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one
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whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; provided further, that in the case of the 60 Hudson Whole Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event or a Consultation Termination Event).
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement; provided that in the case of the RTL Retail Portfolio Whole Loan, the Knoll Ridge Apartments Whole Loan and the Regency Retail Whole Loan, the BBCMS 2023-C22 PSA provides that the related Outside Servicer is required to perform an inspection (a) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $4,000,000 or more and (b) at least once every twenty-four (24) months with respect to any Outside Serviced Whole Loan with a stated principal balance of less than $4,000,000.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of
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duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable
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Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including
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the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 107.5% of the aggregate principal balance of the Offered Certificates, plus accrued interest from December 1, 2023, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated Interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

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The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-SB Certificates, the extent to which the Class A-SB Scheduled Principal Balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the

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Principal Distribution Amount will be distributed to the Class A-SB Certificates until the Certificate Balance of the Class A-SB Certificates is reduced to zero. As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

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In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-5 and Class A-SB Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal

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prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A and Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)        each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in January 2024;

(x)       the Certificates will be issued on December 19, 2023;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of a 0% CPR scenario);

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

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(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

504

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	93%	93%	93%	93%	93%
December 15, 2025	81%	81%	81%	81%	81%
December 15, 2026	58%	58%	58%	58%	58%
December 15, 2027	12%	8%	3%	0%	0%
December 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.96	2.94	2.94	2.93	2.93
First Principal Payment Date	January 2024	January 2024	January 2024	January 2024	January 2024
Last Principal Payment Date	March 2028	January 2028	January 2028	December 2027	December 2027

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	96%
December 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.81	4.78	4.73	4.66	4.33
First Principal Payment Date	March 2028	January 2028	January 2028	December 2027	December 2027
Last Principal Payment Date	December 2028	December 2028	December 2028	December 2028	December 2028

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031	100%	100%	100%	100%	100%
December 15, 2032	99%	99%	99%	99%	99%
December 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.78	9.74	9.70	9.64	9.39
First Principal Payment Date	June 2032	April 2032	April 2032	April 2032	April 2032
Last Principal Payment Date	November 2033	November 2033	November 2033	November 2033	July 2033

505

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	74%	74%	74%	74%	74%
December 15, 2030	46%	46%	46%	46%	46%
December 15, 2031	16%	16%	16%	16%	16%
December 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.85	6.85	6.85	6.85	6.85
First Principal Payment Date	December 2028	December 2028	December 2028	December 2028	December 2028
Last Principal Payment Date	June 2032	June 2032	June 2032	June 2032	July 2032

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031	100%	100%	100%	100%	100%
December 15, 2032	100%	100%	100%	100%	100%
December 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.95	9.92	9.91	9.57
First Principal Payment Date	November 2033	November 2033	November 2033	November 2033	July 2033
Last Principal Payment Date	December 2033	December 2033	December 2033	November 2033	July 2033

506

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031	100%	100%	100%	100%	100%
December 15, 2032	100%	100%	100%	100%	100%
December 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.99	9.99	9.99	9.96	9.64
First Principal Payment Date	December 2033	December 2033	December 2033	November 2033	July 2033
Last Principal Payment Date	December 2033	December 2033	December 2033	December 2033	August 2033

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031	100%	100%	100%	100%	100%
December 15, 2032	100%	100%	100%	100%	100%
December 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.99	9.99	9.99	9.99	9.66
First Principal Payment Date	December 2033	December 2033	December 2033	December 2033	August 2033
Last Principal Payment Date	December 2033	December 2033	December 2033	December 2033	August 2033

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

507

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.00000	6.27152%	6.27280%	6.27318%	6.27341%	6.27341%
99.25000	6.17509%	6.17596%	6.17621%	6.17637%	6.17637%
99.50000	6.07900%	6.07945%	6.07958%	6.07966%	6.07966%
99.75000	5.98323%	5.98326%	5.98327%	5.98328%	5.98328%
100.00000	5.88779%	5.88741%	5.88729%	5.88723%	5.88723%
100.25000	5.79267%	5.79188%	5.79164%	5.79150%	5.79150%
100.50000	5.69788%	5.69667%	5.69631%	5.69610%	5.69610%
100.75000	5.60340%	5.60178%	5.60131%	5.60101%	5.60101%
101.00000	5.50925%	5.50721%	5.50662%	5.50625%	5.50625%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.00000	6.30573%	6.30193%	6.29708%	6.29005%	6.25267%
102.25000	6.24476%	6.24055%	6.23517%	6.22738%	6.18593%
102.50000	6.18397%	6.17935%	6.17344%	6.16489%	6.11939%
102.75000	6.12336%	6.11833%	6.11190%	6.10259%	6.05304%
103.00000	6.06293%	6.05749%	6.05054%	6.04047%	5.98690%
103.25000	6.00268%	5.99683%	5.98936%	5.97854%	5.92094%
103.50000	5.94261%	5.93636%	5.92837%	5.91679%	5.85519%
103.75000	5.88272%	5.87606%	5.86755%	5.85522%	5.78962%
104.00000	5.82300%	5.81593%	5.80691%	5.79384%	5.72425%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.00000	5.93052%	5.92972%	5.92870%	5.92718%	5.92126%
102.25000	5.89655%	5.89567%	5.89453%	5.89284%	5.88627%
102.50000	5.86269%	5.86171%	5.86046%	5.85861%	5.85139%
102.75000	5.82892%	5.82786%	5.82650%	5.82448%	5.81661%
103.00000	5.79527%	5.79412%	5.79264%	5.79046%	5.78194%
103.25000	5.76171%	5.76047%	5.75889%	5.75654%	5.74737%
103.50000	5.72825%	5.72693%	5.72523%	5.72272%	5.71291%
103.75000	5.69490%	5.69349%	5.69168%	5.68900%	5.67855%
104.00000	5.66165%	5.66015%	5.65823%	5.65539%	5.64430%

508

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.00000	6.05924%	6.05924%	6.05924%	6.05924%	6.05925%
102.25000	6.01403%	6.01403%	6.01403%	6.01403%	6.01404%
102.50000	5.96896%	5.96896%	5.96896%	5.96896%	5.96897%
102.75000	5.92403%	5.92403%	5.92403%	5.92403%	5.92404%
103.00000	5.87923%	5.87923%	5.87923%	5.87923%	5.87924%
103.25000	5.83456%	5.83456%	5.83456%	5.83456%	5.83458%
103.50000	5.79003%	5.79003%	5.79003%	5.79003%	5.79005%
103.75000	5.74564%	5.74564%	5.74564%	5.74564%	5.74565%
104.00000	5.70137%	5.70137%	5.70137%	5.70137%	5.70139%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
5.40000	9.01643%	8.93415%	8.82949%	8.67621%	8.05461%
5.45000	8.77564%	8.69302%	8.58791%	8.43395%	7.81006%
5.50000	8.53832%	8.45536%	8.34981%	8.19517%	7.56901%
5.55000	8.30438%	8.22109%	8.11510%	7.95979%	7.33138%
5.60000	8.07375%	7.99012%	7.88370%	7.72772%	7.09708%
5.65000	7.84632%	7.76237%	7.65552%	7.49888%	6.86604%
5.70000	7.62204%	7.53777%	7.43048%	7.27320%	6.63817%
5.75000	7.40082%	7.31623%	7.20852%	7.05059%	6.41339%
5.80000	7.18259%	7.09768%	6.98955%	6.83098%	6.19164%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
2.80000	9.77120%	9.75801%	9.74109%	9.71654%	8.93597%
2.85000	9.31741%	9.30446%	9.28785%	9.26375%	8.47589%
2.90000	8.87603%	8.86331%	8.84700%	8.82333%	8.02833%
2.95000	8.44645%	8.43397%	8.41795%	8.39471%	7.59269%
3.00000	8.02814%	8.01589%	8.00015%	7.97734%	7.16843%
3.05000	7.62058%	7.60855%	7.59310%	7.57070%	6.75502%
3.10000	7.22329%	7.21148%	7.19631%	7.17431%	6.35198%
3.15000	6.83582%	6.82422%	6.80932%	6.78772%	5.95886%
3.20000	6.45774%	6.44635%	6.43172%	6.41051%	5.57522%

509

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
101.00000	6.59042%	6.59019%	6.58991%	6.58967%	6.58529%
101.50000	6.52100%	6.52068%	6.52028%	6.51996%	6.51385%
102.00000	6.45202%	6.45161%	6.45110%	6.45068%	6.44286%
102.50000	6.38347%	6.38296%	6.38234%	6.38183%	6.37231%
103.00000	6.31534%	6.31475%	6.31402%	6.31341%	6.30220%
103.50000	6.24763%	6.24695%	6.24611%	6.24541%	6.23251%
104.00000	6.18034%	6.17957%	6.17862%	6.17783%	6.16325%
104.50000	6.11346%	6.11260%	6.11154%	6.11066%	6.09441%
105.00000	6.04698%	6.04603%	6.04486%	6.04390%	6.02598%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	7.01596%	7.01596%	7.01596%	7.01653%	7.02232%
98.50000	6.94393%	6.94393%	6.94393%	6.94434%	6.94846%
99.00000	6.87238%	6.87238%	6.87238%	6.87262%	6.87507%
99.50000	6.80128%	6.80128%	6.80128%	6.80136%	6.80216%
100.00000	6.73065%	6.73065%	6.73065%	6.73056%	6.72971%
100.50000	6.66046%	6.66046%	6.66046%	6.66021%	6.65772%
101.00000	6.59072%	6.59072%	6.59072%	6.59031%	6.58619%
101.50000	6.52142%	6.52142%	6.52142%	6.52084%	6.51510%
102.00000	6.45255%	6.45255%	6.45255%	6.45181%	6.44446%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.00000	8.15993%	8.15967%	8.15936%	8.15896%	8.17871%
94.50000	8.08187%	8.08162%	8.08131%	8.08091%	8.09886%
95.00000	8.00436%	8.00410%	8.00380%	8.00340%	8.01956%
95.50000	7.92737%	7.92712%	7.92682%	7.92643%	7.94080%
96.00000	7.85092%	7.85066%	7.85036%	7.84997%	7.86257%
96.50000	7.77498%	7.77473%	7.77443%	7.77404%	7.78487%
97.00000	7.69955%	7.69930%	7.69900%	7.69862%	7.70769%
97.50000	7.62463%	7.62438%	7.62408%	7.62370%	7.63103%
98.00000	7.55020%	7.54996%	7.54966%	7.54929%	7.55487%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

510

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Three (3) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Trust Subordinate Companion Loan REMIC”, the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and collectively, the “Trust REMICs”). The Trust Subordinate Companion Loan REMIC will hold the Trust Subordinate Companion Loan and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the related “Trust Subordinate Companion Loan Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Trust Subordinate Companion Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Trust Subordinate Companion Loan Regular Interests and the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-5 , Class A-SB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates and the respective classes of the Loan-Specific Certificates (in the case of the Class WMA Certificates, excluding the excess liquidation proceeds option), and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Trust Subordinate Companion Loan Regular Interests will qualify as a “regular interest” in the Trust Subordinate Companion Loan REMIC, (c) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (d) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (e) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than

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1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans and the Trust Subordinate Companion Loan; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Trust Subordinate Companion Loan Regular Interests will constitute a class of regular interests in the Trust Subordinate Companion Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular

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interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans and the Trust Subordinate Companion Loan that are reinvested pending distribution to holders of Certificates, the Loan-Specific Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans and the Trust Subordinate Companion Loan, or whether these assets otherwise would receive the same treatment as the Mortgage Loans and the Trust Subordinate Companion Loan for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans and the Trust Subordinate Companion Loan are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans and the Trust Subordinate Companion Loan that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

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Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loan provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class C Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption

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price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loan used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans and the Trust Subordinate Companion Loan will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans and the Trust Subordinate Companion Loan that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

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Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent

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that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S and Class B Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loan, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loan below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it

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is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of certain Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower

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maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Trust Subordinate Companion Loan REMIC’s, as applicable, acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, would reduce amounts available for distribution to Certificateholders or Loan-Specific Certificateholders, as applicable.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to such tax.

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Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

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If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different

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manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

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Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code. See “—Exempt Plans”, below.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those

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persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

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●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, as of loan origination, indirectly owns approximately 50% of the borrower under the Woodfield Mall Mortgage Loan. Persons who have an ongoing relationship with the CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
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●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of BMO Capital Markets Corp., Prohibited Transaction Exemption (“PTE”) 2006-07, 71 Federal Register 32134 (June 2, 2006), and substantially identical prohibited transaction exemptions to the predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), KeyBanc Capital Markets Inc. (formerly known as McDonald Investments Inc.), PTE 2000-33, 65 Fed. Reg. 37171 (June 13, 2000) and UBS Securities LLC, PTE 91-22, 56 Fed. Reg. 15933 (April 18, 1991), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
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●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
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●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

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Exempt Plans

A governmental plan, as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Unless an exemption applies or the transaction is not otherwise prohibited, Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of PTCE 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent)

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by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as

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a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

Michigan. Five (5) Mortgaged Properties (15.0%) are located in Michigan.

A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of “waste” as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgage will obtain the mortgagor’s consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff’s sale after the requisite publication. The latter is much quicker -- perhaps 45 to 60 days to sale -- but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is difficult to enforce no matter how elaborately the lender’s counsel constructs the waiver language. Both before foreclosure and during the redemption period the assignment of rents can be exercised in accordance with the procedural requirements of Michigan’s assignment of rents statute. Both foreclosure remedies allow for deficiencies to be established; however, without judicial authorization, a separate action on the debt cannot be maintained while foreclosure is pending.

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New York. Five (5) of the Mortgaged Properties (14.9%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Illinois. Four (4) of the Mortgaged Properties (14.9%) are located in Illinois.

Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois. After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with Article 15 of the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid prior to the scheduled sale. A sale may be conducted by any judge, sheriff or private third-party. The notice of sale must set forth, among other things, the time and location of such sale. Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be published once a week for three (3) consecutive weeks in the county in which the property is located, the first such notice to be published not more than forty-five (45) days prior to the sale and the last such notice to be published not less than seven (7) days prior to the sale. Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation”. Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court will enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served. In certain circumstances, the lender may have a receiver appointed.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

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Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years

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of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

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Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
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1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held

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that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory

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period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not

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associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

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Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that

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effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.
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In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor

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to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.
The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the

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near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

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Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit

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the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each

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condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

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Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized

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environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.
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Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe.

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A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any

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request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make

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payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-5 and/or Class A-SB Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any

553

NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

554

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each class of Offered Certificates set forth below.

Class	BMO Capital Markets Corp.	Citigroup Global Markets Inc.	KeyBanc Capital Markets Inc.	UBS Securities LLC	Academy Securities, Inc.	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$3,404,000	$0	$0	$0	$0	$0	$0
Class A-2	$127,557,000	$0	$0	$0	$0	$0	$0
Class A-5	$360,465,000	$0	$0	$0	$0	$0	$5,000,000
Class A-SB	$6,855,000	$0	$0	$0	$0	$0	$0
Class X-A	$503,281,000	$0	$0	$0	$0	$0	$0
Class X-B	$147,390,000	$0	$0	$0	$0	$0	$0
Class A-S	$90,771,000	$0	$0	$0	$0	$0	$0
Class B	$34,151,000	$0	$0	$0	$0	$0	$0
Class C	$22,468,000	$0	$0	$0	$0	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,375,965.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 107.5% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2023, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

555

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

BMO Capital Markets Corp., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) BMO (a Sponsor, an originator and an initial Risk Retention Consultation Party). Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (an originator, a Sponsor and an initial Risk Retention Consultation Party). KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank (the Special Servicer, a Sponsor and, an originator). UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG (an originator and a Sponsor). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”. BMO, CREFI, KeyBank and UBS AG (or affiliates thereof) each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) KeyBanc Capital Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering and (iv) UBS Securities LLC, one of the underwriters and one of the co-lead managers for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (ii) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (iii) the payment by the Depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in its capacity as a Sponsor, of the purchase price for the KeyBank Mortgage Loans and (iv) the payment by the Depositor to UBS AG, an affiliate of UBS Securities LLC, in its capacity as a Sponsor, of the purchase price for the UBS AG Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of BMO Capital Markets Corp., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc. and UBS Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

556

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 151 West 42nd Street, New York, New York 10036, by telephone at 212-885-4000 or by website at https://capitalmarkets.bmo.com/en/.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-255934) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

557

Index of Certain Defined Terms

17g-5 Information Provider	377
1986 Act	513
2015 Budget Act	520
30/360 Basis	356
AB Modified Loan	435
AB Whole Loan	174
Accelerated Mezzanine Loan	465
Acceptable Insurance Default	400
Actual/360 Basis	222
Administrative Fee Rate	256, 422
ADR	177
Advance Rate	406
Advances	405
Affirmative Asset Review Vote	479
Aggregate Available Funds	351
Aggregate Principal Distribution Amount	357
Allocated Cut-off Date Loan Amount	177
Ancillary Fees	416
Annual Debt Service	178
Anticipated Repayment Date	222
Applicable Certificates	448
Applied Realized Loss Amount	339
Appraisal Reduction Amount	432
Appraisal Reduction Event	431
Appraised Value	178
Appraised-Out Class	436
Appraiser	433
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	178
ARD Loan	222
Assessment of Compliance	437
Asset Representations Reviewer	331
Asset Representations Reviewer Asset Review Fee	422
Asset Representations Reviewer Ongoing Fee	422
Asset Representations Reviewer Ongoing Fee Rate	422
Asset Representations Reviewer Termination Event	483
Asset Representations Reviewer Upfront Fee	422
Asset Review	480
Asset Review Notice	479
Asset Review Quorum	479
Asset Review Report	481
Asset Review Report Summary	481
Asset Review Standard	480
Asset Review Trigger	478
Asset Review Vote Election	479
Assumed Final Distribution Date	363
Assumption Fees	417
Attestation Report	437
Available Funds	350

Balloon Balance	178
Balloon Mortgage Loans	222
Bank Act	260
Bankruptcy Code	168
Base Interest Fraction	363
BBCMS 2023-C22 PSA	333
Beds	184
BMO	260
BMO Data File	262
BMO Financial	260
BMO Harris	260
BMO Mortgage Loans	260
BMO Securitization Database	261
Borrower Delayed Reimbursements	416
Borrower Party	465
B-Piece Buyer	145
CalPERS	219
CBE	507
CDI 202.01	172
CDIC	162
CDIC Act	162
CDTC	309
Certificate Balance	337
Certificate Owner	371
Certificateholder	371
Certificateholder Quorum	258, 446
Certificateholder Repurchase Request	485
Certificates	4
Certificates	348
Certifying Certificateholder	381
CityFHEPS	180
Class	348
Class A-SB Scheduled Principal Balance	353
Class VRR Certificates	349
Class X Certificates	3, 348
Class X Strip Rate	356
Clearstream	379
Clearstream Participants	380
Closing Date	175, 348
CMBS	167, 275, 312
Code	511
Co-Lender Agreement	241
Collateral Deficiency Amount	435
Collection Account	409
Collection Period	352
Combined VRR Available Funds	339
Combined VRR Interest	4, 336, 337, 349
Combined VRR Interest Balance	338
Combined VRR Interest Owner	337
Combined VRR Interest Owners	337
Communication Request	382
Companion Loan	174
Companion Loan Holder	393
Companion Loan Rating Agency	443
Companion Note	238

558

Compensating Interest Payment	364
Computershare	309
Computershare Limited	309
Computershare Trust Company	309
Consent Fees	416
Consultation Election Notice	487
Consultation Requesting Certificateholder	487
Consultation Termination Event	465
Consulting Party	468
Control Appraisal Period	259
Control Eligible Certificates	464
Control Shift Note	241
Control Termination Event	464
Controlling Class	464
Controlling Class Certificateholder	464
Controlling Class Representative	463
Controlling Companion Loan	395
Controlling Note	239
Controlling Note Holder	239
Controlling Pari Passu Companion Loan	395
Controlling Pari Passu Companion Loan Securitization Date	395
Corrected Loan	400
Corresponding Principal Balance Certificates	3, 350
COVID-19	71
CPR	503
CRECs	196
Credit Risk Retention Rules	336
CREFC®	368
CREFC® Intellectual Property Royalty License Fee	422
CREFC® Intellectual Property Royalty License Fee Rate	422
CREFC® Reports	368
CREFI	267
CREFI Data File	268
CREFI Securitization Database	268
CREFI VRR Interest Portion	336
Crossed Group	178
Cross-Over Date	355
CRR	169
CTS	309
Cumulative Appraisal Reduction Amount	434
Cure/Contest Period	481
Custodian	460
Cut-off Date	174
Cut-off Date Balance	174
Cut-off Date DSCR	180
Cut-off Date Loan-to-Value Ratio	178
Cut-off Date LTV Ratio	178
DBRS Morningstar	312, 317, 475
Debt Service Coverage Ratio	180
Debt Yield on Underwritten NCF	179
Debt Yield on Underwritten Net Cash Flow	179
Debt Yield on Underwritten Net Operating Income	179
Debt Yield on Underwritten NOI	179

Defaulted Mortgage Loan	419
Defeasance Option	227
Defective Mortgage Loan	391
Definitive Certificate	379
Delegated Directive	16
Delinquent Loan	478
Depositaries	379
Depositor	175, 307
Determination Date	350
Diligence File	385
Directing Holder	463
Disclosable Special Servicer Fees	420
Dispute Resolution Consultation	487
Dispute Resolution Cut-off Date	487
Dispute Resolution Requesting Holder	487
Distribution Account	410
Distribution Date	350
Distributor	14
Document Defect	385
Dodd-Frank Act	171
DSCR	180
DTC	379
DTC Participants	379
DTC Rules	380
Due Date	222, 352
Due Diligence Questionnaire	262, 269
Due Diligence Requirements	170
Due Period	352
EDGAR	557
EEA	15
EHRI Trust Subordinate Companion Loan Securitization	253
Eligible Asset Representations Reviewer	482
Eligible Operating Advisor	475
Enforcing Party	487
Enforcing Servicer	485
Environmental Condition	547
EPA	199, 200
ERISA	523
ERISA Plans	523
ESA	195
Escrow/Reserve Mitigating Circumstances	293
EU	169
EU Due Diligence Requirements	169
EU Institutional Investor	169
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 169
Euroclear	379
Euroclear Operator	381
Euroclear Participants	381
EUWA	13, 169
Excess Interest	223
Excess Interest Distribution Account	410
Excess Liquidation Proceeds	411
Excess Liquidation Proceeds Reserve Account	411

559

Excess Modification Fees	416
Excess Penalty Charges	417
Excess Prepayment Interest Shortfall	365
Exchange Act	252
Excluded Controlling Class Mortgage Loan	465
Excluded Information	375
Excluded Mortgage Loan	465
Excluded Mortgage Loan Special Servicer	447
Excluded RRCP Mortgage Loan	341
Excluded Special Servicer	140
Excluded Special Servicer Information	375
Excluded Special Servicer Mortgage Loan	447
Exemption Rating Agency	526
FATCA	521
FDIC	132, 161
FETL	18
FIEL	18
Final Asset Status Report	470
Final Dispute Resolution Election Notice	487
Financial Promotion Order	14
Fitch	317, 443
Form 8-K	252
FPO Persons	14
FSCMA	18
FSMA	13, 169
Future Outside Servicing Agreement	395
GAAP	337
GCMC	275
GCMC Data Tape	276
GCMC Deal Team	276
GCMC Mortgage Loans	275
GCMC Originator	275
Greystone Servicing	326
GSC	275
Hard Lockbox	180
HRECs	196
HRR Certificates	4, 336
Impermissible Risk Retention Affiliate	438
Impermissible TPP Affiliate	438
Indirect Participants	379
Initial Pool Balance	174
Initial Rate	223
Initial Requesting Certificateholder	485
In-Place Cash Management	180
Institutional Investor	18
Institutional Investors	170
Interest Accrual Amount	357
Interest Accrual Period	357
Interest Distribution Amount	357
Interest Only Mortgage Loans	222
Interest Reserve Account	410
Interest Shortfall	357
Interested Person	458
Interest-Only Certificates	348
Investment Company Act	1
Investor Certification	370
IRS	512
Issuing Entity	174

Japanese Retention Requirement	19
JFSA	19
JRR Rule	19
KBRA	443
KeyBank	283, 316
KeyBank Data Tape	284
KeyBank Mortgage Loans	283
KeyBank Review Team	283
Largest Tenant	180
Largest Tenant Lease Expiration	180
Lender Liability Act	547
Lennar	328
Liquidation Fee	418
Liquidation Fee Rate	419
Liquidation Proceeds	419
Loan Per Unit	180
Loan-Specific Certificate Owner	256
Loan-Specific Certificateholder	256
Loan-Specific Certificates	4, 254, 349
Loan-Specific Control Eligible Certificates	259
Loan-Specific Controlling Class	258, 465
Loan-Specific Controlling Class Certificateholder	258, 465
Loan-Specific Controlling Class Representative	258, 465
Loan-Specific Principal Balance Certificates	254, 349
Loan-Specific Voting Rights	257
Loss of Value Payment	389
Loss of Value Reserve Fund	410
Lower-Tier Regular Interests	511
Lower-Tier REMIC	511
Lower-Tier REMIC Distribution Account	410
LTV	278
LTV Ratio at Maturity/ARD	180
LUST	196, 197
MAI	432
Major Decision	461
Major Decision Reporting Package	462
MAS	17
Master Servicer Remittance Date	404
Material Breach	388
Material Defect	388
Material Document Defect	385
Maturity Date/ARD Loan-to-Value Ratio	180
Maturity Date/ARD LTV Ratio	180
Midland	312
MIFID II	15
MOA	337
Modeling Assumptions	503
Modification Fees	416
Monthly Payment	352
Moody’s	317, 443, 475
Mortgage	174
Mortgage File	383
Mortgage Loan Purchase Agreement	383
Mortgage Loan Schedule	397
Mortgage Loan Sellers	175
Mortgage Loans	174

560

Mortgage Note	174
Mortgage Pool	174
Mortgage Rate	357
Mortgaged Property	174
Most Recent NOI	181
Net Cash Flow	182
Net Mortgage Pass-Through Rate	356
Net Mortgage Rate	357
NI 33-105	19
Non-Controlling Note	239
Non-Controlling Note Holders	239
Non-Offered Certificates	348
Nonrecoverable Advance	406
Non-Reduced Certificates	371
Non-Reduced Loan-Specific Certificates	372
Non-U.S. Tax Person	521
Non-Vertically Retained Available Funds	352
Non-Vertically Retained Certificates	3, 349
Non-Vertically Retained Percentage	338
Non-Vertically Retained Principal Balance Certificates	3, 349
Non-Vertically Retained Regular Certificates	349
Notional Amount	349
NPL	198
NRSRO	370, 530
NRSRO Certification	372
Occupancy	181
Occupancy Date	182
Offered Certificates	348
OID Regulations	514
Operating Advisor	331
Operating Advisor Annual Report	473
Operating Advisor Consultation Trigger Event	470
Operating Advisor Consultation Trigger Event	469
Operating Advisor Consulting Fee	421
Operating Advisor Fee	421
Operating Advisor Fee Rate	421
Operating Advisor Standard	470
Operating Advisor Termination Event	474
Operating Advisor Upfront Fee	421
Original Balance	182
Other Crossed Loans	391
Outside Certificate Administrator	395
Outside Controlling Class Representative	395
Outside Controlling Note Holder	394, 463
Outside Custodian	395
Outside Depositor	395
Outside Operating Advisor	395
Outside Securitization	395
Outside Serviced AB Whole Loan	394
Outside Serviced Companion Loan	394
Outside Serviced Mortgage Loan	395
Outside Serviced Pari Passu Companion Loan	394
Outside Serviced Pari Passu Whole Loan	394

Outside Serviced Pari Passu-AB Whole Loan	395
Outside Serviced PSA	326
Outside Serviced Subordinate Companion Loan	395
Outside Serviced Whole Loan	394
Outside Servicer	395
Outside Servicer Fee Rate	427
Outside Servicing Agreement	395
Outside Special Servicer	395
Outside Trustee	395
P&I Advance	404
PACE	132
PACE Loan	238
Pari Passu Companion Loan	174
Pari Passu Indemnified Items	441
Pari Passu Indemnified Parties	441
Pari Passu Whole Loan	174
Pari Passu-AB Whole Loan	175
Participants	379
Party in Interest	523
Pass-Through Rate	356
PCE	197
PCO	218
PCR	266, 274
Penalty Charges	416
Pentalpha Surveillance	331
Percentage Allocation Entitlement	338
Percentage Interest	350
Permitted Investments	350
Permitted Special Servicer/Affiliate Fees	420
PILOT	134, 221
PIPs	113, 201
Plan Asset Regulations	524
PML	280
PNC Bank	315
Pooled Voting Rights	378
Pooling and Servicing Agreement	393
Pooling and Servicing Agreement Party Repurchase Request	485
PRC	17
Preliminary Asset Review Report	481
Preliminary Dispute Resolution Election Notice	487
Prepayment Assumption	515
Prepayment Interest Excess	364
Prepayment Interest Shortfall	364
Prepayment Penalty Description	182
Prepayment Provision	182
Prime Rate	406
Principal Balance Certificates	4, 348
Principal Distribution Amount	358
Principal Shortfall	359
Privileged Information	471
Privileged Information Exception	471
Privileged Person	370
Professional Investors	17
Prohibited Prepayment	365

561

Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	405
Proposed Course of Action Notice	486
Prospectus	17
PTE	526
Qualified Investor	15
Qualified Mortgage	385
Qualified Substitute Mortgage Loan	390
Qualifying CRE Loan Percentage	337
Rated Final Distribution Date	364
Rating Agencies	552
Rating Agency	552
Rating Agency Confirmation	492
Rating Agency Declination	492
RCA	328
RCM	328
RCRA	547
Realized Loss	255, 339, 366
REC	195
Record Date	350
Registration Statement	557
Regular Certificates	348
Regular Interestholder	513
Regular Interests	511
Regulation AB	438
Regulation RR	336
Related Group	182
Relevant Persons	14
REMIC	511
REMIC Prohibition Period	230
REMIC Regulations	511
REO Account	411
REO Companion Loan	359
REO Loan	359
REO Mortgage Loan	359
REO Property	348
Repurchase Price	388
Repurchase Request	485
Requesting Certificateholder	487
Requesting Holders	436
Requesting Investor	382
Requesting Party	490
Required Credit Risk Retention Percentage	337
Requirements	551
Residual Certificates	349
Resolution Failure	486
Resolved	486
Restricted Group	527
Restricted Party	471
Retained Loan-Specific Certificate	253
Retaining Parties	337
Retaining Sponsor	336
Retaining Third Party Purchaser	336
Review Materials	479
Revised Rate	223
RevPAR	182
Risk Retention Affiliate	438

Risk Retention Affiliated	438
Risk Retention Consultation Parties	341
Rooms	184
RR Interest	337
RRECM	288
RRECM Data Tape	289
RRECM Deal Team	288
RRECM Mortgage Loans	288
Rule 17g-5	372, 453
S&P	312, 317, 475
Scheduled Principal Distribution Amount	358
SCP	294, 319
SCP Serviced Mortgage Loans	319
SCP Subservicer Termination Event	324
SCP Subservicing Agreement	321
SCSC	294
SEC	252
Securities Act	438
Securitization Accounts	348
Securitization Regulations	170
SEL	280
Senior Certificates	348
Serviced AB Whole Loan	393
Serviced Companion Loan	393
Serviced Companion Loan Holder	393
Serviced Companion Loan Securities	140, 443
Serviced Loans	394
Serviced Mortgage Loans	393
Serviced Outside Controlled Companion Loan	394
Serviced Outside Controlled Mortgage Loan	394
Serviced Outside Controlled Whole Loan	394
Serviced Pari Passu Companion Loan	393
Serviced Pari Passu Companion Loan Holder	393
Serviced Pari Passu Whole Loan	393
Serviced Pari Passu-AB Whole Loan	393
Serviced Subordinate Companion Loan	393
Serviced Subordinate Companion Loan Holder	393
Serviced Whole Loan	393
Servicer Termination Events	442
Servicing Fee	414
Servicing Fee Rate	414
Servicing Function Participant	438
Servicing Shift Companion Loan	395
Servicing Shift Mortgage Loan	395
Servicing Shift Whole Loan	395
Servicing Standard	398
Servicing Transfer Event	399
SFA	17
SFO	17
Similar Law	529
SMC	294
SMC Data Tape	295
SMC Mortgage Loans	294
SMC Review Team	295

562

SMMEA	530
Soft Lockbox	182
Soft Springing Lockbox	182
Special Servicer	316
Special Servicer Decision	401
Special Servicing Fee	417
Special Servicing Fee Rate	417
Specially Serviced Loan	399
Split Mortgage Loan	174
Sponsors	175, 260
Springing Cash Management	182
Springing Lockbox	182
Startup Day	511
Starwood	294
Stated Principal Balance	359
Static Pool Data	121
Structured Product	17
Subject 2022 Computershare CMBS Annual Statement of Compliance	311
Subordinate Certificates	348
Subordinate Companion Loan	174
Sub-Servicing Agreement	404
Superintendent	162
TCE	197
TCO	218
Termination Purchase Amount	493
Terms and Conditions	381
Tests	480
Third Party Report	177
TIA	172
Title V	550
Trailing 12 NOI	181
TRIPRA	117
Trust REMICs	511
Trust Subordinate Companion Loan	174
Trust Subordinate Companion Loan Available Funds	254
Trust Subordinate Companion Loan Regular Interests	511
Trust Subordinate Companion Loan REMIC	511
Trust Subordinate Companion Loan REMIC Distribution Account	410
Trust Subordinate Companion Whole Loan	174
Trustee/Certificate Administrator Fee	421
Trustee/Certificate Administrator Fee Rate	421
U.S. Tax Person	521
UBS AG, New York Branch	300
UBS AG, New York Branch Data Tape	302
UBS AG, New York Branch Deal Team	301
UBS AG, New York Branch Mortgage Loans	301
UBSRES	301
UK	13, 169
UK CRR	170
UK Due Diligence Requirements	169
UK Institutional Investor	170
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13

UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 169
Uncertificated Interest Owners	359
Uncertificated Interests	349
Uncertificated VRR Interest	349
Uncertificated VRR Interest Balance	338
Uncertificated VRR Interest Owner	337
Underwriter Entities	138
Underwriter Exemption	526
Underwriting Agreement	555
Underwritten EGI	183
Underwritten Expenses	182
Underwritten NCF	182
Underwritten NCF DSCR	180
Underwritten Net Cash Flow	182
Underwritten Net Operating Income	183
Underwritten NOI	183
Underwritten Revenues	183
Units	184
Unscheduled Principal Distribution Amount	358
Unsolicited Information	480
Updated Appraisal	454
Upper-Tier REMIC	511
Upper-Tier REMIC Distribution Account	410
UST	196
UW NCF DSCR	180
Vertical Risk Retention Allocation Percentage	340
Vertically Retained Percentage	338
Volcker Rule	171
Voting Rights	378
VRR Interest Distribution Amount	340
VRR Principal Distribution Amount	340
VRR Realized Loss Interest Distribution Amount	341
WAC Rate	356
WDNR	198
Weighted Average Mortgage Rate	184
Wells Fargo	309
Wells Fargo Bank	309
WFDTC	309
Whole Loan	174
Whole Loan Custodial Account	409
Withheld Amounts	410
Woodfield Mall A Notes	247
Woodfield Mall B Note	247
Woodfield Mall Borrower Restricted Party	251
Woodfield Mall Co-Lender Agreement	247
Woodfield Mall Control Appraisal Period	251
Woodfield Mall Control Termination Event	257
Woodfield Mall Controlling Note	250
Woodfield Mall Controlling Noteholder	250
Woodfield Mall Excess Liquidation Proceeds	490
Woodfield Mall Excess Liquidation Proceeds Option	489

563

Woodfield Mall Excess Liquidation Proceeds Option Holder	489
Woodfield Mall Excess Liquidation Reference Amount	490
Woodfield Mall Lead Securitization Note	250
Woodfield Mall Loan-Specific Certificates	254
Woodfield Mall Loan-Specific Principal Balance Certificates	254
Woodfield Mall Major Decision	251
Woodfield Mall Mortgage Loan	247
Woodfield Mall Non-Controlling Note	252
Woodfield Mall Non-Controlling Noteholder	252
Woodfield Mall Non-Lead Note	251
Woodfield Mall Non-Lead Securitization Subordinate Class Representative	252
Woodfield Mall Note A Holder	247
Woodfield Mall Note A Holders	247
Woodfield Mall Note B Holder	247
Woodfield Mall Notes	247
Woodfield Mall Operating Advisor Consultation Trigger Event	259

Woodfield Mall Pari Passu Companion Loan Holders	247
Woodfield Mall Pari Passu Companion Loans	247
Woodfield Mall REO LLC	489
Woodfield Mall Senior Notes	247
Woodfield Mall Special Servicer	256
Woodfield Mall Triggering Event of Default	249
Woodfield Mall Trust Subordinate Companion Loan	247
Woodfield Mall Trust Subordinate Companion Loan Holder	247
Woodfield Mall Whole Loan	247
Woodfield Mall Workout	249
Workout Fee	417
Workout Fee Rate	418
Workout-Delayed Reimbursement Amount	408
YM Group A	362
YM Group A-S/B/C	362
YM Group D	362
YM Group E	362
YM Groups	362

564

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
								1	25
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	9.2%	100.0%	BMO, Barclays, BANA	BMO	Group A	NAP
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	8.1%	100.0%	WFBNA, CREFI, DBRI, SGFC	CREFI	Group A	NAP
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	5.4%		CREFI	CREFI	NAP	NAP
3.01	Property		1	Three Bala Plaza	2.2%	41.3%
3.02	Property		1	One Bala Plaza	2.1%	39.4%
3.03	Property		1	Two Bala Plaza	1.0%	19.3%
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	4.9%		KeyBank, Barclays, SGFC, BMO	KeyBank	NAP	NAP
4.01	Property		1	Northwoods Marketplace	0.4%	8.3%
4.02	Property		1	The Centrum	0.3%	6.6%
4.03	Property		1	Lawton Marketplace	0.3%	6.2%
4.04	Property		1	Carlisle Crossing	0.3%	6.1%
4.05	Property		1	Southway Shopping Center	0.3%	6.0%
4.06	Property		1	Parkway Centre South	0.3%	5.2%
4.07	Property		1	Houma Crossing	0.2%	5.0%
4.08	Property		1	North Lake Square	0.2%	4.9%
4.09	Property		1	Liberty Crossing	0.2%	4.8%
4.10	Property		1	Owensboro Town Center	0.2%	4.6%
4.11	Property		1	Harbor Town Center	0.2%	3.7%
4.12	Property		1	Lord Salisbury Center	0.2%	3.5%
4.13	Property		1	Terrell Mill Village	0.2%	3.5%
4.14	Property		1	The Ridge at Turtle Creek	0.2%	3.1%
4.15	Property		1	Nordstrom Rack	0.1%	3.0%
4.16	Property		1	Ventura Place	0.1%	2.8%
4.17	Property		1	Quail Springs	0.1%	2.7%
4.18	Property		1	Wallace Commons	0.1%	2.6%
4.19	Property		1	Waterford Park South	0.1%	2.5%
4.20	Property		1	Evergreen Marketplace	0.1%	2.3%
4.21	Property		1	Derby Marketplace	0.1%	2.1%
4.22	Property		1	Stoneridge Village	0.1%	2.1%
4.23	Property		1	FreshThyme & DSW	0.1%	1.5%
4.24	Property		1	Crossroads Annex	0.1%	1.4%
4.25	Property		1	Tellico Village	0.1%	1.3%
4.26	Property		1	Walmart Neighborhood Market	0.1%	1.2%
4.27	Property		1	PetSmart & Old Navy	0.1%	1.1%
4.28	Property		1	Sutters Creek	0.1%	1.0%
4.29	Property		1	Mattress Firm & Panera Bread	0.0%	0.9%
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	4.9%	100.0%	SMC	SMC	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	4.6%		BMO	BMO	NAP	NAP
6.01	Property		1	1-4 Plant Street & 41 Wall Street	3.6%	77.6%
6.02	Property		1	2222 & 2300 Highland Road	1.0%	22.4%
7	Loan	12, 16, 27	1	The Park at Trowbridge	4.5%	100.0%	BMO	BMO	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	4.5%		UBS AG	UBS AG	NAP	NAP
8.01	Property		1	The Residence at Patriot Place	2.3%	52.3%
8.02	Property		1	Magnolia Manor	1.1%	24.2%
8.03	Property		1	The Retreat at Ragan Park	1.0%	23.5%
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	4.2%		GSBI	BMO	NAP	NAP
9.01	Property		1	6940 Cornhusker Highway	1.3%	30.6%
9.02	Property		1	221 Law Street	1.1%	26.6%
9.03	Property		1	1956 Singleton Boulevard	1.0%	22.7%
9.04	Property		1	351 21st Street	0.5%	11.5%
9.05	Property		1	161 Lorne Avenue West	0.2%	4.0%
9.06	Property		1	18300 Market Street	0.1%	2.4%
9.07	Property		1	3232 West Lancaster Avenue	0.1%	2.2%
10	Loan	6, 16	2	Metra Portfolio	3.7%		CREFI	CREFI	NAP	NAP
10.01	Property		1	Belding	3.1%	84.2%
10.02	Property		1	Grand Rapids	0.6%	15.8%
11	Loan	20	1	Utica Park Place	3.7%	100.0%	GSC2	GCMC	NAP	NAP
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	3.6%	100.0%	UBS AG, LMF, BANA	UBS AG	NAP	NAP
13	Loan	6, 7, 19, 30	2	OPI Portfolio	3.4%		UBS AG	UBS AG	NAP	NAP
13.01	Property		1	1 Primerica Parkway	2.4%	71.4%
13.02	Property		1	701 Clay Avenue	1.0%	28.6%
14	Loan	1, 7, 12, 26	1	Creekside Town Center	3.2%	100.0%	3650 REIT 2	BMO	NAP	NAP

A-1

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
								1	25
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	3.2%	100.0%	CREFI	CREFI	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	3.2%	100.0%	Regions	Regions	NAP	NAP
17	Loan		1	Magnolia Cove Apartments	3.1%	100.0%	SMC	SMC	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	2.7%	100.0%	MSBNA	BMO	NAP	NAP
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	2.4%		BMO	BMO	NAP	NAP
19.01	Property		1	Knoll Ridge Apartments I	1.4%	58.2%
19.02	Property		1	Knoll Ridge Apartments II	0.5%	21.5%
19.03	Property		1	Knoll Ridge Apartments III	0.5%	20.3%
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	2.3%	100.0%	CREFI	CREFI	NAP	NAP
21	Loan	19, 20	1	Chesterfield Marketplace	2.1%	100.0%	Regions	Regions	NAP	NAP
22	Loan	19, 33	1	3 Palms Resort	2.0%	100.0%	CREFI	CREFI	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	2.0%	100.0%	Regions	Regions	NAP	NAP
24	Loan		1	SOS Storage Center	1.9%	100.0%	GSC	GCMC	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	1.8%		BMO	BMO	NAP	NAP
25.01	Property		1	Twin County Plaza	0.3%	15.1%
25.02	Property		1	Prestonsburg Village	0.3%	15.1%
25.03	Property		1	Village Center	0.2%	11.9%
25.04	Property		1	River Creek Village	0.2%	11.7%
25.05	Property		1	Jackson Park	0.2%	9.8%
25.06	Property		1	Wabash Crossing West	0.2%	8.7%
25.07	Property		1	Oak Station	0.1%	8.0%
25.08	Property		1	College Square Plaza	0.1%	6.1%
25.09	Property		1	Lowell Plaza	0.1%	5.0%
25.10	Property		1	Flint River Plaza	0.1%	4.9%
25.11	Property		1	Jackson Square	0.1%	3.8%
26	Loan	19, 27	1	Holiday Inn Kansas City	1.3%	100.0%	SMC	SMC	Group B	NAP
27	Loan	23	1	Terraces at Windy Hill	1.1%	100.0%	Regions	Regions	NAP	NAP
28	Loan	16, 19, 20	1	Empire Burbank	0.9%	100.0%	Regions	Regions	NAP	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport	0.8%	100.0%	SMC	SMC	Group B	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	0.8%	100.0%	UBS AG	UBS AG	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	0.6%	100.0%	Regions	Regions	NAP	NAP
32	Loan	2, 15, 22	1	11 West Prospect Avenue	0.2%	100.0%	GSC2	GCMC	NAP	NAP

A-2

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Address	City	County

1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	5 Woodfield Mall	Schaumburg	Cook
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	7000 and 7600 Arundel Mills Circle	Hanover	Anne Arundel
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	Various	Bala Cynwyd	Montgomery
3.01	Property		1	Three Bala Plaza	251 Saint Asaphs Road	Bala Cynwyd	Montgomery
3.02	Property		1	One Bala Plaza	231 Saint Asaphs Road	Bala Cynwyd	Montgomery
3.03	Property		1	Two Bala Plaza	333 East City Avenue	Bala Cynwyd	Montgomery
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Various	Various	Various
4.01	Property		1	Northwoods Marketplace	7612 and 7620 Rivers Avenue	North Charleston	Charleston
4.02	Property		1	The Centrum	10200, 10400, 10404, 10408, 10412, 10416, 10420, 10500, 10610 Centrum Parkway	Pineville	Mecklenburg
4.03	Property		1	Lawton Marketplace	1726, 1732, 1806, 1824, 1832, 1906, 1912, 1920, 1926, 2004, 2006, 1836, 1948, 2136 and 1754-1772 Northwest 82nd Street	Lawton	Comanche
4.04	Property		1	Carlisle Crossing	202, 214, 230-238, 248-266, 299 Westminster Drive	Carlisle	Cumberland
4.05	Property		1	Southway Shopping Center	8000-8230 South Gessner Road	Houston	Harris
4.06	Property		1	Parkway Centre South	1701-1751 Stringtown Road	Grove City	Franklin
4.07	Property		1	Houma Crossing	1779, 1781, 1783 and 1785 Martin Luther King Jr. Boulevard	Houma	Terrebonne
4.08	Property		1	North Lake Square	1122, 1134, 1146, 1150, 1154, 1160 Dawsonville Highway	Gainesville	Hall
4.09	Property		1	Liberty Crossing	5601, 5701-5709 President George Bush Highway	Rowlett	Dallas
4.10	Property		1	Owensboro Town Center	5099, 5101, 5115, 5135, 5241 Frederica Street	Owensboro	Daviess
4.11	Property		1	Harbor Town Center	4125, 4140, 4144 Harbor Town Lane, 4411, 4421 Dewey Street and 4450 Calumet Avenue	Manitowoc	Manitowoc
4.12	Property		1	Lord Salisbury Center	2637, 2639, 2641, 2649, 2653, 2657 North Salisbury Boulevard	Salisbury	Wicomico
4.13	Property		1	Terrell Mill Village	1453 Terrell Mill Road Southeast	Marietta	Cobb
4.14	Property		1	The Ridge at Turtle Creek	6169, 6173, and 6175 US Highway 98	Hattiesburg	Lamar
4.15	Property		1	Nordstrom Rack	1702 North Dale Mabry Highway	Tampa	Hillsborough
4.16	Property		1	Ventura Place	8810, 8850, 8900 Holly Avenue Northeast	Albuquerque	Bernalillo
4.17	Property		1	Quail Springs	2201 and 2135 West Memorial Road	Oklahoma City	Oklahoma
4.18	Property		1	Wallace Commons	1311, 1317, 1321, 1325, 1333, 1345, 1349, 1371 and 1395 Klumac Road	Salisbury	Rowan
4.19	Property		1	Waterford Park South	1020 and 1040 Veterans Parkway	Clarksville	Clark
4.20	Property		1	Evergreen Marketplace	9140, 9142, 9144 South Western Avenue	Evergreen Park	Cook
4.21	Property		1	Derby Marketplace	1712, 1800, 1812 North Rock Road	Derby	Sedgwick
4.22	Property		1	Stoneridge Village	707, 731, 735, 739 Stoneridge Parkway	Jefferson City	Cole
4.23	Property		1	FreshThyme & DSW	4302-4320 Coldwater Road	Fort Wayne	Allen
4.24	Property		1	Crossroads Annex	609 Settlers Trace Boulevard	Lafayette	Lafayette
4.25	Property		1	Tellico Village	101 Cheeyo Way	Loudon	Loudon
4.26	Property		1	Walmart Neighborhood Market	10635, 10645, 10655 Dorchester Road	Summerville	Dorchester
4.27	Property		1	PetSmart & Old Navy	2389-2409 Taylor Park Drive	Reynoldsburg	Fairfield
4.28	Property		1	Sutters Creek	750, 760, 794 Sutter's Creek Boulevard	Rocky Mount	Nash
4.29	Property		1	Mattress Firm & Panera Bread	38295-38305 Chestnut Ridge Road	Elyria	Lorain
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	2136 Honeywell Avenue	Bronx	Bronx
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	Various	Various	Various
6.01	Property		1	1-4 Plant Street & 41 Wall Street	1-4 Plant Street & 41 Wall Street	Plattsburgh	Clinton
6.02	Property		1	2222 & 2300 Highland Road	2222 & 2300 Highland Road	Twinsburg	Summit
7	Loan	12, 16, 27	1	The Park at Trowbridge	24111 Civic Center Drive	Southfield	Oakland
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Various	Various	Various
8.01	Property		1	The Residence at Patriot Place	3626, 3700 & 3708 Buena Vista Road	Columbus	Muscogee
8.02	Property		1	Magnolia Manor	132 14th Avenue Northeast	Birmingham	Jefferson
8.03	Property		1	The Retreat at Ragan Park	2730 & 2800 Masseyville Road	Macon	Bibb
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Various	Various	Various
9.01	Property		1	6940 Cornhusker Highway	6940 Cornhusker Highway	Lincoln	Lancaster
9.02	Property		1	221 Law Street	221 Law Street	Thomasville	Thomas
9.03	Property		1	1956 Singleton Boulevard	1956 Singleton Boulevard	Dallas	Dallas
9.04	Property		1	351 21st Street	351 21st Street	Monroe	Green
9.05	Property		1	161 Lorne Avenue West	161 Lorne Avenue West	Stratford	Perth
9.06	Property		1	18300 Market Street	18300 Market Street	Channelview	Harris
9.07	Property		1	3232 West Lancaster Avenue	3232 West Lancaster Avenue	Milwaukee	Milwaukee
10	Loan	6, 16	2	Metra Portfolio	Various	Various	Various
10.01	Property		1	Belding	7200 Industrial Drive	Belding	Ionia
10.02	Property		1	Grand Rapids	3801 36th Street Southeast	Kentwood	Kent
11	Loan	20	1	Utica Park Place	45160 and 45520 Utica Park Boulevard	Utica	Macomb
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	11 West 42nd Street	New York	New York
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Various	Various	Various
13.01	Property		1	1 Primerica Parkway	1 Primerica Parkway	Duluth	Gwinnett
13.02	Property		1	701 Clay Avenue	701 Clay Avenue	Waco	McLennan
14	Loan	1, 7, 12, 26	1	Creekside Town Center	1180-1256 Galleria Boulevard	Roseville	Placer

A-3

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Address	City	County

15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	1800 East Golf Road	Schaumburg	Cook
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	5022 West Main Street	Kalamazoo	Kalamazoo
17	Loan		1	Magnolia Cove Apartments	101, 103, 181, 185 and 197 Goodson Drive	Houston	Harris
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	60 Hudson Street	New York	New York
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	Various	Indianapolis	Marion
19.01	Property		1	Knoll Ridge Apartments I	11510 Kirkwood Drive	Indianapolis	Marion
19.02	Property		1	Knoll Ridge Apartments II	11343 East New York Street	Indianapolis	Marion
19.03	Property		1	Knoll Ridge Apartments III	11300 East Washington Street	Indianapolis	Marion
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	645 North Michigan Avenue	Chicago	Cook
21	Loan	19, 20	1	Chesterfield Marketplace	1201-1350 Carmia Way and 11110 and 11122 Midlothian Turnpike	Richmond	Chesterfield
22	Loan	19, 33	1	3 Palms Resort	7707 East McDowell Road	Scottsdale	Maricopa
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	145 and 165 Holt Garrison Parkway	Danville	Danville City / Pittsylvania County
24	Loan		1	SOS Storage Center	19840 Pioneer Avenue	Torrance	Los Angeles
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	Various	Various	Various
25.01	Property		1	Twin County Plaza	1065 East Stuart Drive	Galax	Galax City
25.02	Property		1	Prestonsburg Village	308 Village Drive	Prestonsburg	Floyd
25.03	Property		1	Village Center	1501-1541 East Tipton Street	Seymour	Jackson
25.04	Property		1	River Creek Village	13888-13950 Wilson Creek Road	Aurora	Dearborn
25.05	Property		1	Jackson Park	1200 & 1300 Block East Tipton Street	Seymour	Jackson
25.06	Property		1	Wabash Crossing West	1495 North Cass Street	Wabash	Wabash
25.07	Property		1	Oak Station	4700 Highway 90	Marianna	Jackson
25.08	Property		1	College Square Plaza	410-732 South College Avenue	Rensselaer	Jasper
25.09	Property		1	Lowell Plaza	1918-1924 East Commercial Avenue	Lowell	Lake
25.10	Property		1	Flint River Plaza	508 Spaulding Road	Montezuma	Macon
25.11	Property		1	Jackson Square	2415 College Avenue	Jackson	Clarke
26	Loan	19, 27	1	Holiday Inn Kansas City	4101 North Corrington Avenue	Kansas City	Clay
27	Loan	23	1	Terraces at Windy Hill	3000 Windy Hill Road Southeast	Marietta	Cobb
28	Loan	16, 19, 20	1	Empire Burbank	2507-2521 West Empire Avenue and 2012 North Frederic Street	Burbank	Los Angeles
29	Loan	19	1	Best Western Plus Wichita West Airport	3800 West Kellogg Drive	Wichita	Sedgwick
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	1700 South Washington Ave	Chanute	Neosho
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	806-862 Southwest Blue Parkway and 400-404 Southwest Nichols Street	Lee's Summit	Jackson
32	Loan	2, 15, 22	1	11 West Prospect Avenue	11 West Prospect Avenue	Mount Vernon	Westchester

A-4

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
							2	2			3		7	6, 7	6, 7
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	IL	60173	Retail	Super Regional Mall	1971, 1995	2015, 2016, 2018	1,064,590	SF	247.98	68,000,000	68,000,000
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	MD	21076	Retail	Super Regional Mall	2000, 2002, 2012	NAP	1,938,983	SF	185.66	60,000,000	60,000,000
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	PA	19004	Various	Various	Various	Various	1,136,771	SF	87.53	40,000,000	40,000,000
3.01	Property		1	Three Bala Plaza	PA	19004	Office	Suburban	1983	2020	390,899	SF		16,523,605	16,523,605
3.02	Property		1	One Bala Plaza	PA	19004	Office	Suburban	1968	2021	386,788	SF		15,751,073	15,751,073
3.03	Property		1	Two Bala Plaza	PA	19004	Mixed Use	Office/Retail	1969	2020	359,084	SF		7,725,322	7,725,322
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Various	Various	Retail	Various	Various	Various	3,117,102	SF	83.41	36,000,000	36,000,000
4.01	Property		1	Northwoods Marketplace	SC	29406	Retail	Anchored	1998	NAP	236,078	SF		2,976,923	2,976,923
4.02	Property		1	The Centrum	NC	28134	Retail	Anchored	1997	2020	274,446	SF		2,382,923	2,382,923
4.03	Property		1	Lawton Marketplace	OK	73505	Retail	Anchored	2013	2023	196,715	SF		2,240,308	2,240,308
4.04	Property		1	Carlisle Crossing	PA	17013	Retail	Anchored	2005	NAP	152,487	SF		2,182,154	2,182,154
4.05	Property		1	Southway Shopping Center	TX	77036	Retail	Anchored	1976-2011	NAP	181,836	SF		2,168,308	2,168,308
4.06	Property		1	Parkway Centre South	OH	43123	Retail	Anchored	2004	NAP	131,887	SF		1,876,154	1,876,154
4.07	Property		1	Houma Crossing	LA	70360	Retail	Anchored	2008	NAP	181,423	SF		1,791,692	1,791,692
4.08	Property		1	North Lake Square	GA	30501	Retail	Anchored	2015, 2016	NAP	140,116	SF		1,770,923	1,770,923
4.09	Property		1	Liberty Crossing	TX	75089	Retail	Anchored	2007	NAP	105,769	SF		1,726,615	1,726,615
4.10	Property		1	Owensboro Town Center	KY	42301	Retail	Anchored	1992, 1996, 1997, 1999	2010, 2015	164,941	SF		1,640,769	1,640,769
4.11	Property		1	Harbor Town Center	WI	54220	Retail	Anchored	2005	NAP	138,744	SF		1,329,231	1,329,231
4.12	Property		1	Lord Salisbury Center	MD	21801	Retail	Anchored	2005	NAP	113,821	SF		1,265,538	1,265,538
4.13	Property		1	Terrell Mill Village	GA	30067	Retail	Anchored	1974	2012	75,184	SF		1,243,385	1,243,385
4.14	Property		1	The Ridge at Turtle Creek	MS	39402	Retail	Anchored	1992	NAP	98,705	SF		1,120,154	1,120,154
4.15	Property		1	Nordstrom Rack	FL	33607	Retail	Shadow Anchored	1994	NAP	45,457	SF		1,068,923	1,068,923
4.16	Property		1	Ventura Place	NM	87122	Retail	Anchored	2008	NAP	66,595	SF		1,017,692	1,017,692
4.17	Property		1	Quail Springs	OK	73134	Retail	Anchored	1984	2004	100,404	SF		960,923	960,923
4.18	Property		1	Wallace Commons	NC	28147	Retail	Anchored	2008	NAP	98,509	SF		924,923	924,923
4.19	Property		1	Waterford Park South	IN	47129	Retail	Anchored	2005, 2006	2008	91,906	SF		911,077	911,077
4.20	Property		1	Evergreen Marketplace	IL	60805	Retail	Anchored	2013	NAP	49,842	SF		823,846	823,846
4.21	Property		1	Derby Marketplace	KS	67037	Retail	Anchored	2015	NAP	100,000	SF		758,769	758,769
4.22	Property		1	Stoneridge Village	MO	65109	Retail	Anchored	2008	NAP	72,483	SF		740,769	740,769
4.23	Property		1	FreshThyme & DSW	IN	46805	Retail	Anchored	1985	2014	49,033	SF		541,385	541,385
4.24	Property		1	Crossroads Annex	LA	70508	Retail	Anchored	2012	NAP	40,578	SF		513,692	513,692
4.25	Property		1	Tellico Village	TN	37774	Retail	Anchored	2008	NAP	40,928	SF		476,308	476,308
4.26	Property		1	Walmart Neighborhood Market	SC	29485	Retail	Anchored	2015	NAP	51,441	SF		448,615	448,615
4.27	Property		1	PetSmart & Old Navy	OH	43068	Retail	Anchored	2012	NAP	28,970	SF		411,231	411,231
4.28	Property		1	Sutters Creek	NC	27804	Retail	Anchored	1996	NAP	80,004	SF		372,462	372,462
4.29	Property		1	Mattress Firm & Panera Bread	OH	44035	Retail	Shadow Anchored	2016	NAP	8,800	SF		314,308	314,308
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NY	10460	Multifamily	Mid Rise	2023	NAP	101	Units	356,435.64	36,000,000	36,000,000
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	Various	Various	Industrial	Warehouse/Manufacturing	Various	Various	560,141	SF	60.70	34,000,000	34,000,000
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NY	12901	Industrial	Warehouse/Manufacturing	1978	2000	410,837	SF		26,391,691	26,391,691
6.02	Property		1	2222 & 2300 Highland Road	OH	44087	Industrial	Warehouse/Manufacturing	1966	2023	149,304	SF		7,608,309	7,608,309
7	Loan	12, 16, 27	1	The Park at Trowbridge	MI	48033	Multifamily	Mid Rise	1988	2023	320	Units	103,125.00	33,000,000	33,000,000
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Various	Various	Multifamily	Garden	Various	2023	523	Units	63,097.51	33,000,000	33,000,000
8.01	Property		1	The Residence at Patriot Place	GA	31906	Multifamily	Garden	1972	2023	257	Units		17,250,000	17,250,000
8.02	Property		1	Magnolia Manor	AL	35215	Multifamily	Garden	1970, 1979, 1987	2023	122	Units		8,000,000	8,000,000
8.03	Property		1	The Retreat at Ragan Park	GA	31217	Multifamily	Garden	1973	2023	144	Units		7,750,000	7,750,000
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Various	Various	Industrial	Warehouse/Manufacturing	Various	Various	799,679	SF	39.20	31,350,000	31,350,000
9.01	Property		1	6940 Cornhusker Highway	NE	68507	Industrial	Warehouse/Manufacturing	1962	2016	188,604	SF		9,597,270	9,597,270
9.02	Property		1	221 Law Street	GA	31792	Industrial	Warehouse/Manufacturing	1967	1982, 1995, 2011	235,000	SF		8,330,361	8,330,361
9.03	Property		1	1956 Singleton Boulevard	TX	75212	Industrial	Warehouse/Manufacturing	1957-1983	NAP	122,549	SF		7,115,517	7,115,517
9.04	Property		1	351 21st Street	WI	53566	Industrial	Warehouse/Manufacturing	1958-1995	NAP	87,241	SF		3,615,608	3,615,608
9.05	Property		1	161 Lorne Avenue West	ON	N5A 6S4	Industrial	Warehouse/Manufacturing	1958-2008	NAP	118,585	SF		1,245,000	1,245,000
9.06	Property		1	18300 Market Street	TX	77530	Industrial	Warehouse/Manufacturing	2001	NAP	7,500	SF		752,047	752,047
9.07	Property		1	3232 West Lancaster Avenue	WI	53209	Industrial	Warehouse/Manufacturing	1925-1933	NAP	40,200	SF		694,197	694,197
10	Loan	6, 16	2	Metra Portfolio	MI	Various	Industrial	Manufacturing	Various	Various	450,104	SF	60.47	27,216,296	27,216,296
10.01	Property		1	Belding	MI	48809	Industrial	Manufacturing	1989, 2017, 2022	2018	380,325	SF		22,922,737	22,922,737
10.02	Property		1	Grand Rapids	MI	49512	Industrial	Manufacturing	1966	2020	69,779	SF		4,293,559	4,293,559
11	Loan	20	1	Utica Park Place	MI	48315	Retail	Anchored	1992	NAP	494,855	SF	54.56	27,000,000	27,000,000
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NY	10036	Office	CBD	1927	2018	960,568	SF	285.25	26,333,333	26,333,333
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Various	Various	Office	Various	Various	Various	483,084	SF	112.40	25,000,000	25,000,000
13.01	Property		1	1 Primerica Parkway	GA	30099	Office	Suburban	2013	NAP	344,476	SF		17,855,433	17,855,433
13.02	Property		1	701 Clay Avenue	TX	76706	Office	CBD	1997	2021	138,608	SF		7,144,567	7,144,567
14	Loan	1, 7, 12, 26	1	Creekside Town Center	CA	95678	Retail	Anchored	1999-2001	NAP	360,891	SF	198.19	24,000,000	24,000,000

A-5

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
							2	2			3		7	6, 7	6, 7
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	IL	60173	Hospitality	Full Service	1981	2018	468	Rooms	51,282.05	24,000,000	24,000,000
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	MI	49009	Retail	Anchored	1971-2013	NAP	275,854	SF	84.53	23,318,000	23,318,000
17	Loan		1	Magnolia Cove Apartments	TX	77060	Multifamily	Garden	1973	2018	376	Units	61,170.21	23,000,000	23,000,000
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NY	10013	Other	Data Center	1930	2013	1,149,619	SF	243.56	20,000,000	20,000,000
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	IN	46229	Multifamily	Garden	1970	2022	354	Units	120,056.50	17,500,000	17,500,000
19.01	Property		1	Knoll Ridge Apartments I	IN	46229	Multifamily	Garden	1970	2022	200	Units		10,191,176	10,191,176
19.02	Property		1	Knoll Ridge Apartments II	IN	46229	Multifamily	Garden	1970	2022	80	Units		3,763,529	3,763,529
19.03	Property		1	Knoll Ridge Apartments III	IN	46229	Multifamily	Garden	1970	2022	74	Units		3,545,294	3,545,294
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	IL	60611	Mixed Use	Medical Office/Retail	1962	2022	193,031	SF	284.93	17,000,000	17,000,000
21	Loan	19, 20	1	Chesterfield Marketplace	VA	23235	Retail	Anchored	1998	NAP	199,391	SF	78.56	15,665,000	15,665,000
22	Loan	19, 33	1	3 Palms Resort	AZ	85257	Hospitality	Limited Service	1980	2017	130	Rooms	115,000.00	14,950,000	14,950,000
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	VA	24540	Retail	Anchored	2007-2008	NAP	201,675	SF	71.76	14,473,000	14,473,000
24	Loan		1	SOS Storage Center	CA	90503	Self Storage	Self Storage	1992	2008	121,267	SF	115.45	14,000,000	14,000,000
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	Various	Various	Retail	Various	Various	Various	1,395,539	SF	37.98	13,000,000	13,000,000
25.01	Property		1	Twin County Plaza	VA	24333	Retail	Anchored	1988	NAP	164,719	SF		1,962,264	1,962,264
25.02	Property		1	Prestonsburg Village	KY	41653	Retail	Anchored	1985	NAP	178,585	SF		1,962,264	1,962,264
25.03	Property		1	Village Center	IN	47274	Retail	Anchored	1987	2000	144,280	SF		1,545,283	1,545,283
25.04	Property		1	River Creek Village	IN	47001	Retail	Anchored	1988, 2003	NAP	132,491	SF		1,520,755	1,520,755
25.05	Property		1	Jackson Park	IN	47274	Retail	Anchored	1970	2010	124,940	SF		1,271,792	1,271,792
25.06	Property		1	Wabash Crossing West	IN	46992	Retail	Shadow Anchored	1988	1996	132,304	SF		1,128,302	1,128,302
25.07	Property		1	Oak Station	FL	32446	Retail	Unanchored	1989	NAP	153,588	SF		1,040,000	1,040,000
25.08	Property		1	College Square Plaza	IN	47978	Retail	Anchored	1977	2005	148,958	SF		797,170	797,170
25.09	Property		1	Lowell Plaza	IN	46356	Retail	Anchored	1978	2013	61,504	SF		643,868	643,868
25.10	Property		1	Flint River Plaza	GA	31063	Retail	Anchored	1981	NAP	78,499	SF		637,736	637,736
25.11	Property		1	Jackson Square	AL	36545	Retail	Anchored	1974	NAP	75,671	SF		490,566	490,566
26	Loan	19, 27	1	Holiday Inn Kansas City	MO	64117	Hospitality	Full Service	2019	NAP	126	Rooms	75,396.83	9,500,000	9,500,000
27	Loan	23	1	Terraces at Windy Hill	GA	30067	Retail	Unanchored	1980	NAP	74,528	SF	114.05	8,500,000	8,500,000
28	Loan	16, 19, 20	1	Empire Burbank	CA	91504	Office	Suburban	1977	2022-2023	16,392	SF	390.43	6,400,000	6,400,000
29	Loan	19	1	Best Western Plus Wichita West Airport	KS	67213	Hospitality	Limited Service	1995	2016	121	Rooms	46,280.99	5,600,000	5,600,000
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	KS	66720	Industrial	Manufacturing	1961	2002	215,980	SF	25.81	5,575,000	5,575,000
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	MO	64063	Retail	Unanchored	1965	2022	55,859	SF	75.64	4,225,000	4,225,000
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NY	10550	Mixed Use	Office/Retail	1950	NAP	16,850	SF	100.84	1,700,000	1,699,137

A-6

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)
					6, 7		8		9	9	9	9
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	68,000,000	6.335403409%	0.016250%	6.319153409%	NAP	363,992.39	NAP	4,367,908.68	Interest Only	No
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	60,000,000	7.70100%	0.017500%	7.68350%	NAP	390,397.92	NAP	4,684,775.04	Interest Only	No
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	40,000,000	8.71000%	0.016250%	8.69375%	NAP	294,365.74	NAP	3,532,388.88	Interest Only	No
3.01	Property		1	Three Bala Plaza	16,523,605
3.02	Property		1	One Bala Plaza	15,751,073
3.03	Property		1	Two Bala Plaza	7,725,322
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	36,000,000	6.44575%	0.016250%	6.42950%	NAP	196,058.23	NAP	2,352,698.76	Interest Only	No
4.01	Property		1	Northwoods Marketplace	2,976,923
4.02	Property		1	The Centrum	2,382,923
4.03	Property		1	Lawton Marketplace	2,240,308
4.04	Property		1	Carlisle Crossing	2,182,154
4.05	Property		1	Southway Shopping Center	2,168,308
4.06	Property		1	Parkway Centre South	1,876,154
4.07	Property		1	Houma Crossing	1,791,692
4.08	Property		1	North Lake Square	1,770,923
4.09	Property		1	Liberty Crossing	1,726,615
4.10	Property		1	Owensboro Town Center	1,640,769
4.11	Property		1	Harbor Town Center	1,329,231
4.12	Property		1	Lord Salisbury Center	1,265,538
4.13	Property		1	Terrell Mill Village	1,243,385
4.14	Property		1	The Ridge at Turtle Creek	1,120,154
4.15	Property		1	Nordstrom Rack	1,068,923
4.16	Property		1	Ventura Place	1,017,692
4.17	Property		1	Quail Springs	960,923
4.18	Property		1	Wallace Commons	924,923
4.19	Property		1	Waterford Park South	911,077
4.20	Property		1	Evergreen Marketplace	823,846
4.21	Property		1	Derby Marketplace	758,769
4.22	Property		1	Stoneridge Village	740,769
4.23	Property		1	FreshThyme & DSW	541,385
4.24	Property		1	Crossroads Annex	513,692
4.25	Property		1	Tellico Village	476,308
4.26	Property		1	Walmart Neighborhood Market	448,615
4.27	Property		1	PetSmart & Old Navy	411,231
4.28	Property		1	Sutters Creek	372,462
4.29	Property		1	Mattress Firm & Panera Bread	314,308
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	33,275,232	7.25000%	0.016250%	7.23375%	245,583.46	220,520.83	2,947,001.52	2,646,250.00	Interest Only, Amortizing Balloon	No
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	34,000,000	6.09000%	0.016250%	6.07375%	NAP	174,946.53	NAP	2,099,358.36	Interest Only	No
6.01	Property		1	1-4 Plant Street & 41 Wall Street	26,391,691
6.02	Property		1	2222 & 2300 Highland Road	7,608,309
7	Loan	12, 16, 27	1	The Park at Trowbridge	33,000,000	7.28000%	0.016250%	7.26375%	NAP	202,980.56	NAP	2,435,766.72	Interest Only	No
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	33,000,000	6.75100%	0.016250%	6.73475%	NAP	188,231.01	NAP	2,258,772.12	Interest Only	No
8.01	Property		1	The Residence at Patriot Place	17,250,000
8.02	Property		1	Magnolia Manor	8,000,000
8.03	Property		1	The Retreat at Ragan Park	7,750,000
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	31,350,000	6.32300%	0.016250%	6.30675%	NAP	167,482.66	NAP	2,009,791.92	Interest Only	No
9.01	Property		1	6940 Cornhusker Highway	9,597,270
9.02	Property		1	221 Law Street	8,330,361
9.03	Property		1	1956 Singleton Boulevard	7,115,517
9.04	Property		1	351 21st Street	3,615,608
9.05	Property		1	161 Lorne Avenue West	1,245,000
9.06	Property		1	18300 Market Street	752,047
9.07	Property		1	3232 West Lancaster Avenue	694,197
10	Loan	6, 16	2	Metra Portfolio	25,258,092	7.50000%	0.016250%	7.48375%	190,300.29	172,464.38	2,283,603.48	2,069,572.56	Interest Only, Amortizing Balloon	No
10.01	Property		1	Belding	21,273,454
10.02	Property		1	Grand Rapids	3,984,639
11	Loan	20	1	Utica Park Place	27,000,000	7.75000%	0.065000%	7.68500%	NAP	176,796.88	NAP	2,121,562.56	Interest Only	No
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	26,333,333	7.44000%	0.017500%	7.42250%	NAP	165,534.26	NAP	1,986,411.12	Interest Only	No
13	Loan	6, 7, 19, 30	2	OPI Portfolio	25,000,000	7.67100%	0.016250%	7.65475%	NAP	162,032.12	NAP	1,944,385.44	Interest Only	No
13.01	Property		1	1 Primerica Parkway	17,855,433
13.02	Property		1	701 Clay Avenue	7,144,567
14	Loan	1, 7, 12, 26	1	Creekside Town Center	24,000,000	7.28000%	0.016250%	7.26375%	NAP	147,622.22	NAP	1,771,466.64	Interest Only	No

A-7

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)
					6, 7		8		9	9	9	9
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	24,000,000	8.55000%	0.016250%	8.53375%	NAP	173,375.00	NAP	2,080,500.00	Interest Only	No
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	21,103,490	6.07000%	0.095000%	5.97500%	140,854.33	119,588.41	1,690,251.96	1,435,060.92	Interest Only, Amortizing Balloon	No
17	Loan		1	Magnolia Cove Apartments	23,000,000	7.28000%	0.016250%	7.26375%	NAP	141,471.30	NAP	1,697,655.56	Interest Only	No
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	20,000,000	5.88500%	0.017500%	5.86750%	NAP	99,445.60	NAP	1,193,347.20	Interest Only	No
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	17,500,000	7.22000%	0.016250%	7.20375%	NAP	106,754.05	NAP	1,281,048.60	Interest Only	No
19.01	Property		1	Knoll Ridge Apartments I	10,191,176
19.02	Property		1	Knoll Ridge Apartments II	3,763,529
19.03	Property		1	Knoll Ridge Apartments III	3,545,294
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	15,066,807	7.62000%	0.016250%	7.60375%	120,266.47	NAP	1,443,197.64	NAP	Amortizing Balloon	No
21	Loan	19, 20	1	Chesterfield Marketplace	14,074,962	6.62300%	0.095000%	6.52800%	100,284.00	87,658.55	1,203,408.00	1,051,902.60	Interest Only, Amortizing Balloon	No
22	Loan	19, 33	1	3 Palms Resort	14,101,163	8.57000%	0.016250%	8.55375%	115,695.05	108,250.80	1,388,340.60	1,299,009.60	Interest Only, Amortizing Balloon	No
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	13,011,088	6.65000%	0.095000%	6.55500%	92,911.58	81,318.49	1,114,938.96	975,821.88	Interest Only, Amortizing Balloon	No
24	Loan		1	SOS Storage Center	14,000,000	7.58000%	0.016250%	7.56375%	NAP	89,661.57	NAP	1,075,938.84	Interest Only	No
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	13,000,000	6.81500%	0.016250%	6.79875%	NAP	74,854.57	NAP	898,254.84	Interest Only	No
25.01	Property		1	Twin County Plaza	1,962,264
25.02	Property		1	Prestonsburg Village	1,962,264
25.03	Property		1	Village Center	1,545,283
25.04	Property		1	River Creek Village	1,520,755
25.05	Property		1	Jackson Park	1,271,792
25.06	Property		1	Wabash Crossing West	1,128,302
25.07	Property		1	Oak Station	1,040,000
25.08	Property		1	College Square Plaza	797,170
25.09	Property		1	Lowell Plaza	643,868
25.10	Property		1	Flint River Plaza	637,736
25.11	Property		1	Jackson Square	490,566
26	Loan	19, 27	1	Holiday Inn Kansas City	8,577,922	8.40000%	0.016250%	8.38375%	72,374.58	NAP	868,494.96	NAP	Amortizing Balloon	No
27	Loan	23	1	Terraces at Windy Hill	8,500,000	7.00000%	0.095000%	6.90500%	NAP	50,271.99	NAP	603,263.88	Interest Only	No
28	Loan	16, 19, 20	1	Empire Burbank	6,400,000	6.59000%	0.095000%	6.49500%	NAP	35,634.81	NAP	427,617.72	Interest Only	No
29	Loan	19	1	Best Western Plus Wichita West Airport	5,056,459	8.40000%	0.016250%	8.38375%	42,662.91	NAP	511,954.92	NAP	Amortizing Balloon	No
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	5,575,000	5.73150%	0.016250%	5.71525%	NAP	26,997.42	NAP	323,969.04	Interest Only	No
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	3,786,567	5.58000%	0.095000%	5.48500%	24,201.58	19,919.11	290,418.96	239,029.32	Interest Only, Amortizing Balloon	No
32	Loan	2, 15, 22	1	11 West Prospect Avenue	1,566,832	9.35000%	0.016250%	9.33375%	14,108.85	NAP	169,306.20	NAP	Amortizing Balloon	No

A-8

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)

1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	Actual/360	120	120	120	120	0	0	11/22/2023	0
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	Actual/360	120	119	120	119	0	0	10/5/2023	1
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	Actual/360	60	59	60	59	0	0	11/2/2023	1
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Actual/360	120	117	120	117	0	0	8/30/2023	3
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	Actual/360	36	36	120	120	360	360	11/17/2023	0
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	Actual/360	120	120	120	120	0	0	11/17/2023	0
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	Actual/360	120	119	120	119	0	0	11/6/2023	1
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Actual/360	60	60	60	60	0	0	11/17/2023	0
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Actual/360	120	120	120	120	0	0	11/17/2023	0
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	Actual/360	36	35	120	119	360	360	10/24/2023	1
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	Actual/360	120	119	120	119	0	0	10/20/2023	1
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	Actual/360	60	55	60	55	0	0	6/30/2023	5
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Actual/360	60	58	60	58	0	0	9/13/2023	2
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	Actual/360	120	118	120	118	0	0	9/28/2023	2

A-9

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)

15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	Actual/360	120	119	120	119	0	0	10/10/2023	1
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	Actual/360	36	29	120	113	360	360	5/5/2023	7
17	Loan		1	Magnolia Cove Apartments	Actual/360	120	119	120	119	0	0	10/30/2023	1
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	Actual/360	120	118	120	118	0	0	9/6/2023	2
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	Actual/360	120	117	120	117	0	0	8/31/2023	3
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	Actual/360	0	0	120	120	360	360	11/7/2023	0
21	Loan	19, 20	1	Chesterfield Marketplace	Actual/360	24	17	120	113	360	360	4/21/2023	7
22	Loan	19, 33	1	3 Palms Resort	Actual/360	36	35	120	119	360	360	10/16/2023	1
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Actual/360	24	19	120	115	360	360	6/13/2023	5
24	Loan		1	SOS Storage Center	Actual/360	120	117	120	117	0	0	8/16/2023	3
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	Actual/360	120	118	120	118	0	0	9/8/2023	2
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	Actual/360	0	0	120	120	360	360	11/17/2023	0
27	Loan	23	1	Terraces at Windy Hill	Actual/360	120	119	120	119	0	0	11/3/2023	1
28	Loan	16, 19, 20	1	Empire Burbank	Actual/360	120	114	120	114	0	0	5/17/2023	6
29	Loan	19	1	Best Western Plus Wichita West Airport	Actual/360	0	0	120	120	360	360	11/17/2023	0
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	Actual/360	60	51	60	51	0	0	3/9/2023	9
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	Actual/360	36	19	120	103	360	360	7/1/2022	17
32	Loan	2, 15, 22	1	11 West Prospect Avenue	Actual/360	0	0	120	119	360	359	10/19/2023	1

A-10

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
										10		12
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	1	1/1/2024	NAP	12/1/2033	12/1/2033	0	0	L(24),D(90),O(6)	72,418,187	35,940,556
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	1	12/1/2023	NAP	11/1/2033	11/1/2033	0	0	L(25),D(89),O(6)	69,724,516	18,198,782
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	6	12/6/2023	NAP	11/6/2028	11/6/2028	0	0	L(3),YM1(50),O(7)	33,125,041	17,632,016
3.01	Property		1	Three Bala Plaza									12,337,122	6,061,040
3.02	Property		1	One Bala Plaza									12,019,217	6,134,449
3.03	Property		1	Two Bala Plaza									8,768,702	5,436,528
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	6	10/6/2023	NAP	9/6/2033	9/6/2033	0	0	L(12),YM1(15),DorYM1(86),O(7)	49,194,589	15,499,390
4.01	Property		1	Northwoods Marketplace									4,192,094	1,380,406
4.02	Property		1	The Centrum									3,248,221	1,076,733
4.03	Property		1	Lawton Marketplace									2,515,072	800,467
4.04	Property		1	Carlisle Crossing									2,505,419	939,288
4.05	Property		1	Southway Shopping Center									3,547,707	1,317,725
4.06	Property		1	Parkway Centre South									2,806,871	856,532
4.07	Property		1	Houma Crossing									2,018,284	686,750
4.08	Property		1	North Lake Square									2,260,370	559,947
4.09	Property		1	Liberty Crossing									2,227,472	624,483
4.10	Property		1	Owensboro Town Center									2,549,115	675,191
4.11	Property		1	Harbor Town Center									1,800,133	587,126
4.12	Property		1	Lord Salisbury Center									1,910,916	561,662
4.13	Property		1	Terrell Mill Village									1,586,810	384,727
4.14	Property		1	The Ridge at Turtle Creek									1,493,633	398,146
4.15	Property		1	Nordstrom Rack									1,239,916	304,014
4.16	Property		1	Ventura Place									1,227,663	262,855
4.17	Property		1	Quail Springs									1,193,826	328,520
4.18	Property		1	Wallace Commons									1,269,173	302,274
4.19	Property		1	Waterford Park South									1,419,487	584,135
4.20	Property		1	Evergreen Marketplace									1,540,751	820,691
4.21	Property		1	Derby Marketplace									1,290,004	535,476
4.22	Property		1	Stoneridge Village									1,112,104	287,107
4.23	Property		1	FreshThyme & DSW									820,259	209,104
4.24	Property		1	Crossroads Annex									527,939	229,193
4.25	Property		1	Tellico Village									593,751	137,575
4.26	Property		1	Walmart Neighborhood Market									684,680	226,771
4.27	Property		1	PetSmart & Old Navy									670,889	216,831
4.28	Property		1	Sutters Creek									524,029	122,128
4.29	Property		1	Mattress Firm & Panera Bread									418,001	83,533
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	6	1/6/2024	1/6/2027	12/6/2033	12/6/2033	0	0	L(24),D(92),O(4)	NAV	NAV
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	6	1/6/2024	NAP	12/6/2033	12/6/2033	10	0	L(24),DorYM1(89),O(7)	NAV	NAV
6.01	Property		1	1-4 Plant Street & 41 Wall Street									NAV	NAV
6.02	Property		1	2222 & 2300 Highland Road									NAV	NAV
7	Loan	12, 16, 27	1	The Park at Trowbridge	6	12/6/2023	NAP	11/6/2033	11/6/2033	0	0	L(25),D(90),O(5)	NAV	NAV
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	6	1/6/2024	NAP	12/6/2028	12/6/2028	0	0	L(12),YM1(41),O(7)	4,652,914	1,889,439
8.01	Property		1	The Residence at Patriot Place									2,349,270	1,003,089
8.02	Property		1	Magnolia Manor									1,043,264	385,855
8.03	Property		1	The Retreat at Ragan Park									1,260,380	500,496
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	6	1/6/2024	NAP	12/6/2033	12/6/2033	0	0	L(23), YM1(1), DorYM1(91), O(5)	NAV	NAV
9.01	Property		1	6940 Cornhusker Highway									NAV	NAV
9.02	Property		1	221 Law Street									NAV	NAV
9.03	Property		1	1956 Singleton Boulevard									NAV	NAV
9.04	Property		1	351 21st Street									NAV	NAV
9.05	Property		1	161 Lorne Avenue West									NAV	NAV
9.06	Property		1	18300 Market Street									NAV	NAV
9.07	Property		1	3232 West Lancaster Avenue									NAV	NAV
10	Loan	6, 16	2	Metra Portfolio	6	12/6/2023	12/6/2026	11/6/2033	11/6/2033	0	0	L(25),D(88),O(7)	NAV	NAV
10.01	Property		1	Belding									NAV	NAV
10.02	Property		1	Grand Rapids									NAV	NAV
11	Loan	20	1	Utica Park Place	6	12/6/2023	NAP	11/6/2033	11/6/2033	0	0	L(25),D(91),O(4)	4,513,488	1,779,539
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	6	8/6/2023	NAP	7/6/2028	7/6/2028	0	0	L(23),YM1(6),DorYM1(24),O(7)	62,683,274	35,986,252
13	Loan	6, 7, 19, 30	2	OPI Portfolio	6	11/6/2023	NAP	10/6/2028	10/6/2028	0	0	L(12),YM1(41),O(7)	8,679,945	1,418,696
13.01	Property		1	1 Primerica Parkway									5,386,829	286,119
13.02	Property		1	701 Clay Avenue									3,293,116	1,132,577
14	Loan	1, 7, 12, 26	1	Creekside Town Center	5	11/5/2023	NAP	10/5/2033	10/5/2033	0	0	L(26),D(89),O(5)	10,110,076	2,515,237

A-11

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
										10		12
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	6	12/6/2023	NAP	11/6/2033	11/6/2033	0	0	L(25),D(88),O(7)	16,819,649	13,239,346
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	6	6/6/2023	6/6/2026	5/6/2033	5/6/2033	0	0	L(31),D(85),O(4)	4,061,113	1,448,279
17	Loan		1	Magnolia Cove Apartments	6	12/6/2023	NAP	11/6/2033	11/6/2033	0	0	L(24),YM1(90),O(6)	3,606,381	1,258,529
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	1	11/1/2023	NAP	10/1/2033	10/1/2033	5	0	L(26),D(89),O(5)	124,308,174	50,782,190
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	6	10/6/2023	NAP	9/6/2033	9/6/2033	0	0	L(27),D(89),O(4)	5,181,305	942,005
19.01	Property		1	Knoll Ridge Apartments I									2,947,136	491,942
19.02	Property		1	Knoll Ridge Apartments II									1,146,786	245,876
19.03	Property		1	Knoll Ridge Apartments III									1,087,383	204,188
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	6	1/6/2024	1/6/2024	12/6/2033	12/6/2033	0	0	L(24),D(89),O(7)	12,457,610	4,775,542
21	Loan	19, 20	1	Chesterfield Marketplace	6	6/6/2023	6/6/2025	5/6/2033	5/6/2033	0	0	L(31),D(85),O(4)	2,266,511	476,057
22	Loan	19, 33	1	3 Palms Resort	6	12/6/2023	12/6/2026	11/6/2033	11/6/2033	0	0	L(25),D(92),O(3)	4,589,783	2,240,731
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	6	8/6/2023	8/6/2025	7/6/2033	7/6/2033	0	0	L(29),D(87),O(4)	1,906,467	602,954
24	Loan		1	SOS Storage Center	6	10/6/2023	NAP	9/6/2033	9/6/2033	0	0	L(27),D(89),O(4)	1,681,512	436,458
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	6	11/6/2023	NAP	10/6/2033	10/6/2033	0	0	L(26),D(88),O(6)	8,843,722	2,982,512
25.01	Property		1	Twin County Plaza									902,597	244,871
25.02	Property		1	Prestonsburg Village									1,124,165	286,856
25.03	Property		1	Village Center									1,195,627	429,469
25.04	Property		1	River Creek Village									1,016,220	393,423
25.05	Property		1	Jackson Park									1,020,295	376,550
25.06	Property		1	Wabash Crossing West									756,223	254,380
25.07	Property		1	Oak Station									742,082	270,573
25.08	Property		1	College Square Plaza									788,273	266,546
25.09	Property		1	Lowell Plaza									465,539	239,651
25.10	Property		1	Flint River Plaza									406,703	109,413
25.11	Property		1	Jackson Square									425,998	110,781
26	Loan	19, 27	1	Holiday Inn Kansas City	6	1/6/2024	1/6/2024	12/6/2033	12/6/2033	0	0	L(24),D(91),O(5)	2,999,219	1,390,267
27	Loan	23	1	Terraces at Windy Hill	6	12/6/2023	NAP	11/6/2033	11/6/2033	0	0	L(25),D(88),O(7)	1,697,662	517,431
28	Loan	16, 19, 20	1	Empire Burbank	6	7/6/2023	NAP	6/6/2033	6/6/2033	0	0	L(30),YM1(86),O(4)	NAV	NAV
29	Loan	19	1	Best Western Plus Wichita West Airport	6	1/6/2024	1/6/2024	12/6/2033	12/6/2033	0	0	L(24),D(91),O(5)	2,081,612	1,125,804
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	6	4/6/2023	NAP	3/6/2028	3/6/2028	0	0	L(33),D(23),O(4)	NAV	NAV
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	6	8/6/2022	8/6/2025	7/6/2032	7/6/2032	0	0	L(41),D(75),O(4)	591,684	261,317
32	Loan	2, 15, 22	1	11 West Prospect Avenue	6	12/6/2023	12/6/2023	11/6/2033	11/6/2033	0	0	L(25),D(91),O(4)	376,572	131,079

A-12

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)
					31	16					16
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	36,477,631	10/31/2023	T-12	74,865,600	38,359,447	36,506,153	12/31/2022	T-12	73,703,131	36,473,501
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	51,525,734	8/31/2023	T-12	69,984,212	17,233,956	52,750,256	12/31/2022	T-12	69,401,934	17,383,847
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	15,493,025	8/31/2023	T-12	31,871,739	17,331,324	14,540,415	12/31/2022	T-12	31,052,511	16,030,922
3.01	Property		1	Three Bala Plaza	6,276,082	8/31/2023	T-12	11,953,557	5,906,146	6,047,411	12/31/2022	T-12	12,136,638	5,389,004
3.02	Property		1	One Bala Plaza	5,884,769	8/31/2023	T-12	11,720,682	5,940,161	5,780,521	12/31/2022	T-12	11,114,797	5,473,864
3.03	Property		1	Two Bala Plaza	3,332,174	8/31/2023	T-12	8,197,499	5,485,016	2,712,483	12/31/2022	T-12	7,801,076	5,168,053
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	33,695,199	6/30/2023	T-12	41,116,072	14,064,144	27,051,928	12/31/2022	T-12	NAV	NAV
4.01	Property		1	Northwoods Marketplace	2,811,688	6/30/2023	T-12	4,097,059	1,292,213	2,804,846	12/31/2022	T-12	NAV	NAV
4.02	Property		1	The Centrum	2,171,488	6/30/2023	T-12	2,622,843	1,031,511	1,591,333	12/31/2022	T-12	NAV	NAV
4.03	Property		1	Lawton Marketplace	1,714,605	6/30/2023	T-12	2,144,275	679,993	1,464,282	12/31/2022	T-12	NAV	NAV
4.04	Property		1	Carlisle Crossing	1,566,131	6/30/2023	T-12	2,155,562	835,548	1,320,014	12/31/2022	T-12	NAV	NAV
4.05	Property		1	Southway Shopping Center	2,229,982	6/30/2023	T-12	3,293,702	1,585,182	1,708,520	12/31/2022	T-12	NAV	NAV
4.06	Property		1	Parkway Centre South	1,950,339	6/30/2023	T-12	1,792,299	548,724	1,243,575	12/31/2022	T-12	NAV	NAV
4.07	Property		1	Houma Crossing	1,331,534	6/30/2023	T-12	1,800,069	735,874	1,064,195	12/31/2022	T-12	NAV	NAV
4.08	Property		1	North Lake Square	1,700,423	6/30/2023	T-12	1,899,050	466,423	1,432,627	12/31/2022	T-12	NAV	NAV
4.09	Property		1	Liberty Crossing	1,602,989	6/30/2023	T-12	2,246,251	844,019	1,402,233	12/31/2022	T-12	NAV	NAV
4.10	Property		1	Owensboro Town Center	1,873,924	6/30/2023	T-12	2,242,819	626,525	1,616,294	12/31/2022	T-12	NAV	NAV
4.11	Property		1	Harbor Town Center	1,213,007	6/30/2023	T-12	1,196,416	378,917	817,500	12/31/2022	T-12	NAV	NAV
4.12	Property		1	Lord Salisbury Center	1,349,254	6/30/2023	T-12	1,617,981	592,226	1,025,756	12/31/2022	T-12	NAV	NAV
4.13	Property		1	Terrell Mill Village	1,202,083	6/30/2023	T-12	1,059,965	279,940	780,026	12/31/2022	T-12	NAV	NAV
4.14	Property		1	The Ridge at Turtle Creek	1,095,487	6/30/2023	T-12	997,546	276,209	721,336	12/31/2022	T-12	NAV	NAV
4.15	Property		1	Nordstrom Rack	935,902	6/30/2023	T-12	1,111,540	282,289	829,251	12/31/2022	T-12	NAV	NAV
4.16	Property		1	Ventura Place	964,808	6/30/2023	T-12	768,203	286,698	481,505	12/31/2022	T-12	NAV	NAV
4.17	Property		1	Quail Springs	865,306	6/30/2023	T-12	1,206,432	312,239	894,193	12/31/2022	T-12	NAV	NAV
4.18	Property		1	Wallace Commons	966,899	6/30/2023	T-12	905,993	237,028	668,965	12/31/2022	T-12	NAV	NAV
4.19	Property		1	Waterford Park South	835,352	6/30/2023	T-12	939,677	405,571	534,105	12/31/2022	T-12	NAV	NAV
4.20	Property		1	Evergreen Marketplace	720,060	6/30/2023	T-12	1,284,015	639,494	644,521	12/31/2022	T-12	NAV	NAV
4.21	Property		1	Derby Marketplace	754,528	6/30/2023	T-12	1,110,429	456,063	654,366	12/31/2022	T-12	NAV	NAV
4.22	Property		1	Stoneridge Village	824,997	6/30/2023	T-12	809,934	203,598	606,335	12/31/2022	T-12	NAV	NAV
4.23	Property		1	FreshThyme & DSW	611,155	6/30/2023	T-12	727,046	192,105	534,941	12/31/2022	T-12	NAV	NAV
4.24	Property		1	Crossroads Annex	298,746	6/30/2023	T-12	645,992	179,545	466,447	12/31/2022	T-12	NAV	NAV
4.25	Property		1	Tellico Village	456,176	6/30/2023	T-12	532,907	122,661	410,245	12/31/2022	T-12	NAV	NAV
4.26	Property		1	Walmart Neighborhood Market	457,909	6/30/2023	T-12	444,306	135,435	308,872	12/31/2022	T-12	NAV	NAV
4.27	Property		1	PetSmart & Old Navy	454,058	6/30/2023	T-12	580,443	188,775	391,668	12/31/2022	T-12	NAV	NAV
4.28	Property		1	Sutters Creek	401,901	6/30/2023	T-12	487,408	129,648	357,760	12/31/2022	T-12	NAV	NAV
4.29	Property		1	Mattress Firm & Panera Bread	334,468	6/30/2023	T-12	395,909	119,691	276,218	12/31/2022	T-12	NAV	NAV
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.02	Property		1	2222 & 2300 Highland Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	2,763,475	Various	T-12	4,181,289	1,798,171	2,383,117	12/31/2022	T-12	NAV	NAV
8.01	Property		1	The Residence at Patriot Place	1,346,181	9/30/2023	T-12	2,017,573	869,925	1,147,648	12/31/2022	T-12	NAV	NAV
8.02	Property		1	Magnolia Manor	657,410	8/31/2023	T-12	854,427	433,971	420,456	12/31/2022	T-12	NAV	NAV
8.03	Property		1	The Retreat at Ragan Park	759,884	9/30/2023	T-12	1,309,288	494,274	815,014	12/31/2022	T-12	NAV	NAV
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.01	Property		1	6940 Cornhusker Highway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.02	Property		1	221 Law Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.03	Property		1	1956 Singleton Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.04	Property		1	351 21st Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.05	Property		1	161 Lorne Avenue West	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.06	Property		1	18300 Market Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.07	Property		1	3232 West Lancaster Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	6, 16	2	Metra Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.01	Property		1	Belding	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Grand Rapids	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	20	1	Utica Park Place	2,733,949	8/31/2023	T-12	4,267,341	1,774,953	2,492,389	12/31/2022	T-12	4,238,109	1,612,533
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	26,697,022	3/31/2023	T-12	61,168,739	34,495,528	26,673,211	12/31/2022	T-12	60,959,925	34,523,645
13	Loan	6, 7, 19, 30	2	OPI Portfolio	7,261,249	7/31/2023	T-12	8,612,280	1,364,269	7,248,011	12/31/2022	T-12	7,893,499	1,216,548
13.01	Property		1	1 Primerica Parkway	5,100,710	7/31/2023	T-12	5,348,016	295,057	5,052,958	12/31/2022	T-12	5,255,373	293,225
13.02	Property		1	701 Clay Avenue	2,160,539	7/31/2023	T-12	3,264,264	1,069,212	2,195,052	12/31/2022	T-12	2,638,126	923,323
14	Loan	1, 7, 12, 26	1	Creekside Town Center	7,594,839	7/31/2023	T-12	9,604,742	2,390,218	7,214,524	12/31/2022	T-12	9,186,860	2,304,172

A-13

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)
					31	16					16
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	3,580,303	7/31/2023	T-12	16,006,927	12,508,415	3,498,512	12/31/2022	T-12	9,483,668	9,152,983
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	2,612,835	2/28/2023	T-12	4,045,287	1,487,055	2,558,232	12/31/2022	T-12	3,654,510	1,382,258
17	Loan		1	Magnolia Cove Apartments	2,347,852	10/31/2023	T-12	3,528,285	1,322,274	2,206,011	12/31/2022	T-12	3,223,455	1,297,432
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	73,525,984	6/30/2023	T-12	112,940,517	47,378,697	65,561,820	12/31/2022	T-12	118,744,930	41,284,530
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	4,239,300	7/31/2023	T-12	4,338,430	1,045,568	3,292,862	12/31/2022	T-12	3,313,980	1,039,367
19.01	Property		1	Knoll Ridge Apartments I	2,455,195	7/31/2023	T-12	2,423,442	551,522	1,871,920	12/31/2022	T-12	1,857,698	539,329
19.02	Property		1	Knoll Ridge Apartments II	900,911	7/31/2023	T-12	976,919	252,921	723,998	12/31/2022	T-12	761,117	244,526
19.03	Property		1	Knoll Ridge Apartments III	883,195	7/31/2023	T-12	938,069	241,125	696,944	12/31/2022	T-12	695,165	255,512
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	7,682,068	7/31/2023	T-12	12,595,041	4,888,824	7,706,217	12/31/2022	T-12	11,611,265	5,360,789
21	Loan	19, 20	1	Chesterfield Marketplace	1,790,454	6/30/2023	T-12	2,011,499	541,685	1,469,813	12/31/2022	T-12	1,868,769	548,553
22	Loan	19, 33	1	3 Palms Resort	2,349,052	8/31/2023	T-12	4,353,267	2,307,565	2,045,702	12/31/2022	T-12	3,528,635	2,042,582
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	1,303,513	3/31/2023	T-12	1,709,647	639,777	1,069,870	12/31/2022	T-12	1,112,324	496,410
24	Loan		1	SOS Storage Center	1,245,054	8/31/2023	T-12	1,608,573	520,689	1,087,883	12/31/2022	T-12	1,554,139	502,095
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	5,861,211	5/31/2023	T-12	9,105,860	2,966,238	6,139,622	12/31/2022	T-12	9,058,967	2,987,456
25.01	Property		1	Twin County Plaza	657,726	5/31/2023	T-12	907,721	267,627	640,094	12/31/2022	T-12	1,024,677	309,967
25.02	Property		1	Prestonsburg Village	837,309	5/31/2023	T-12	1,193,864	289,868	903,996	12/31/2022	T-12	1,201,949	288,769
25.03	Property		1	Village Center	766,158	5/31/2023	T-12	1,135,588	368,227	767,362	12/31/2022	T-12	1,047,873	388,861
25.04	Property		1	River Creek Village	622,798	5/31/2023	T-12	1,034,616	438,227	596,389	12/31/2022	T-12	929,112	386,065
25.05	Property		1	Jackson Park	643,746	5/31/2023	T-12	1,026,427	287,631	738,796	12/31/2022	T-12	1,014,693	294,537
25.06	Property		1	Wabash Crossing West	501,844	5/31/2023	T-12	783,284	271,264	512,020	12/31/2022	T-12	705,151	248,351
25.07	Property		1	Oak Station	471,508	5/31/2023	T-12	732,083	261,816	470,266	12/31/2022	T-12	776,566	287,849
25.08	Property		1	College Square Plaza	521,727	5/31/2023	T-12	951,264	294,157	657,107	12/31/2022	T-12	1,018,363	318,276
25.09	Property		1	Lowell Plaza	225,888	5/31/2023	T-12	481,355	255,421	225,934	12/31/2022	T-12	544,157	245,180
25.10	Property		1	Flint River Plaza	297,291	5/31/2023	T-12	416,742	116,320	300,422	12/31/2022	T-12	353,554	96,166
25.11	Property		1	Jackson Square	315,218	5/31/2023	T-12	442,916	115,680	327,236	12/31/2022	T-12	442,871	123,436
26	Loan	19, 27	1	Holiday Inn Kansas City	1,608,952	10/31/2023	T-12	2,694,148	1,534,219	1,159,929	12/31/2022	T-12	1,907,152	1,403,937
27	Loan	23	1	Terraces at Windy Hill	1,180,231	7/31/2023	T-12	1,748,656	481,020	1,267,637	12/31/2022	T-12	1,694,705	505,301
28	Loan	16, 19, 20	1	Empire Burbank	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan	19	1	Best Western Plus Wichita West Airport	955,808	10/31/2023	T-12	1,984,052	1,222,808	761,244	12/31/2022	T-12	1,775,432	1,094,494
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	330,367	9/30/2023	T-12	681,724	253,006	428,718	12/31/2022	T-12	615,588	214,995
32	Loan	2, 15, 22	1	11 West Prospect Avenue	245,493	8/31/2023	T-12	352,245	131,044	221,201	12/31/2022	T-12	329,695	123,276

A-14

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)
						16					31		15
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	37,229,630	12/31/2021	T-12	95.5%	74,931,706	32,816,238	42,115,468	195,077	864,590	41,055,801
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	52,018,087	12/31/2021	T-12	98.1%	74,354,670	16,415,944	57,938,726	278,330	2,102,842	55,557,554
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	15,021,589	12/31/2021	T-12	89.8%	33,476,790	17,313,636	16,163,153	282,171	1,136,329	14,744,653
3.01	Property		1	Three Bala Plaza	6,747,633	12/31/2021	T-12	89.2%	12,824,095	5,860,062	6,964,032	97,030	458,813	6,408,189
3.02	Property		1	One Bala Plaza	5,640,933	12/31/2021	T-12	90.1%	11,580,475	5,951,865	5,628,610	96,009	401,457	5,131,144
3.03	Property		1	Two Bala Plaza	2,633,023	12/31/2021	T-12	90.2%	9,072,220	5,501,709	3,570,511	89,133	276,058	3,205,320
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	NAV	NAV	NAV	95.0%	53,888,610	17,916,793	35,971,817	521,495	2,040,576	33,409,746
4.01	Property		1	Northwoods Marketplace	NAV	NAV	NAV	96.5%	4,330,372	1,458,301	2,872,071	35,412	165,255	2,671,405
4.02	Property		1	The Centrum	NAV	NAV	NAV	75.8%	3,182,719	1,167,626	2,015,093	41,167	192,112	1,781,814
4.03	Property		1	Lawton Marketplace	NAV	NAV	NAV	98.3%	3,279,829	953,800	2,326,030	28,159	131,408	2,166,463
4.04	Property		1	Carlisle Crossing	NAV	NAV	NAV	94.9%	3,194,157	1,048,116	2,146,041	22,873	106,741	2,016,428
4.05	Property		1	Southway Shopping Center	NAV	NAV	NAV	99.8%	3,826,353	1,358,719	2,467,634	26,310	122,779	2,318,545
4.06	Property		1	Parkway Centre South	NAV	NAV	NAV	99.8%	2,969,784	846,025	2,123,758	19,783	92,321	2,011,654
4.07	Property		1	Houma Crossing	NAV	NAV	NAV	76.1%	2,599,247	1,077,547	1,521,699	29,028	126,996	1,365,676
4.08	Property		1	North Lake Square	NAV	NAV	NAV	97.7%	2,276,936	561,041	1,715,895	21,017	98,081	1,596,796
4.09	Property		1	Liberty Crossing	NAV	NAV	NAV	91.5%	2,282,096	704,857	1,577,238	26,442	74,038	1,476,758
4.10	Property		1	Owensboro Town Center	NAV	NAV	NAV	87.4%	2,579,470	845,371	1,734,099	47,833	115,459	1,570,807
4.11	Property		1	Harbor Town Center	NAV	NAV	NAV	90.8%	1,688,547	593,756	1,094,791	11,251	49,225	1,034,315
4.12	Property		1	Lord Salisbury Center	NAV	NAV	NAV	98.0%	2,226,543	767,839	1,458,704	17,073	79,675	1,361,956
4.13	Property		1	Terrell Mill Village	NAV	NAV	NAV	99.8%	1,869,023	556,622	1,312,401	11,189	52,213	1,248,999
4.14	Property		1	The Ridge at Turtle Creek	NAV	NAV	NAV	99.8%	1,734,560	536,550	1,198,010	19,741	69,094	1,109,175
4.15	Property		1	Nordstrom Rack	NAV	NAV	NAV	98.6%	1,311,742	404,466	907,276	6,819	31,820	868,637
4.16	Property		1	Ventura Place	NAV	NAV	NAV	94.7%	1,446,565	413,856	1,032,709	12,653	46,617	973,440
4.17	Property		1	Quail Springs	NAV	NAV	NAV	99.8%	1,290,310	416,400	873,909	15,061	70,283	788,566
4.18	Property		1	Wallace Commons	NAV	NAV	NAV	96.9%	1,232,068	337,160	894,908	8,991	17,010	868,907
4.19	Property		1	Waterford Park South	NAV	NAV	NAV	91.4%	1,559,545	545,452	1,014,092	31,248	64,334	918,510
4.20	Property		1	Evergreen Marketplace	NAV	NAV	NAV	99.9%	1,541,714	769,153	772,561	8,473	34,889	729,198
4.21	Property		1	Derby Marketplace	NAV	NAV	NAV	99.8%	1,271,174	509,265	761,910	15,000	70,000	676,910
4.22	Property		1	Stoneridge Village	NAV	NAV	NAV	99.8%	1,467,788	430,585	1,037,204	10,872	50,738	975,593
4.23	Property		1	FreshThyme & DSW	NAV	NAV	NAV	99.8%	832,259	255,476	576,783	7,355	34,323	535,105
4.24	Property		1	Crossroads Annex	NAV	NAV	NAV	99.8%	879,244	339,124	540,120	6,087	28,405	505,629
4.25	Property		1	Tellico Village	NAV	NAV	NAV	99.8%	615,342	138,650	476,692	13,097	28,650	434,945
4.26	Property		1	Walmart Neighborhood Market	NAV	NAV	NAV	99.8%	747,174	287,221	459,953	1,215	5,670	453,068
4.27	Property		1	PetSmart & Old Navy	NAV	NAV	NAV	99.8%	640,400	228,872	411,528	4,346	20,279	386,904
4.28	Property		1	Sutters Creek	NAV	NAV	NAV	99.8%	559,611	201,316	358,295	20,801	56,003	281,491
4.29	Property		1	Mattress Firm & Panera Bread	NAV	NAV	NAV	99.8%	454,040	163,628	290,412	2,200	6,160	282,052
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAV	NAV	NAV	97.0%	4,072,437	508,021	3,564,417	25,250	0	3,539,167
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	NAV	NAV	NAV	100.0%	3,732,246	0	3,732,246	0	0	3,732,246
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAV	NAV	NAV	100.0%	2,714,693	0	2,714,693	0	0	2,714,693
6.02	Property		1	2222 & 2300 Highland Road	NAV	NAV	NAV	100.0%	1,017,552	0	1,017,552	0	0	1,017,552
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAV	NAV	NAV	82.8%	5,099,464	1,746,408	3,353,056	80,000	0	3,273,056
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	NAV	NAV	NAV	83.2%	5,020,470	2,067,851	2,952,619	130,750	0	2,821,869
8.01	Property		1	The Residence at Patriot Place	NAV	NAV	NAV	89.6%	2,508,044	1,181,164	1,326,880	64,250	0	1,262,630
8.02	Property		1	Magnolia Manor	NAV	NAV	NAV	74.5%	1,167,490	393,077	774,414	30,500	0	743,914
8.03	Property		1	The Retreat at Ragan Park	NAV	NAV	NAV	79.9%	1,344,936	493,610	851,325	36,000	0	815,325
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAV	NAV	NAV	95.0%	5,344,806	1,068,961	4,275,844	119,952	239,904	3,915,989
9.01	Property		1	6940 Cornhusker Highway	NAV	NAV	NAV	95.0%	1,473,760	294,752	1,179,008	28,291	56,581	1,094,136
9.02	Property		1	221 Law Street	NAV	NAV	NAV	95.0%	1,327,786	265,557	1,062,229	35,250	70,500	956,479
9.03	Property		1	1956 Singleton Boulevard	NAV	NAV	NAV	95.0%	1,082,828	216,566	866,262	18,382	36,765	811,115
9.04	Property		1	351 21st Street	NAV	NAV	NAV	95.0%	576,828	115,366	461,462	13,086	26,172	422,204
9.05	Property		1	161 Lorne Avenue West	NAV	NAV	NAV	95.0%	660,002	132,000	528,001	17,788	35,576	474,638
9.06	Property		1	18300 Market Street	NAV	NAV	NAV	95.0%	108,194	21,639	86,556	1,125	2,250	83,181
9.07	Property		1	3232 West Lancaster Avenue	NAV	NAV	NAV	95.0%	115,407	23,081	92,326	6,030	12,060	74,236
10	Loan	6, 16	2	Metra Portfolio	NAV	NAV	NAV	95.0%	3,702,918	555,438	3,147,480	67,516	114,595	2,965,370
10.01	Property		1	Belding	NAV	NAV	NAV	95.0%	3,127,677	469,152	2,658,526	57,049	96,802	2,504,675
10.02	Property		1	Grand Rapids	NAV	NAV	NAV	95.0%	575,240	86,286	488,954	10,467	17,793	460,695
11	Loan	20	1	Utica Park Place	2,625,577	12/31/2021	T-12	95.0%	4,929,165	1,749,184	3,179,980	59,383	225,000	2,895,598
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	26,436,280	12/31/2021	T-12	95.0%	70,904,067	39,203,449	31,700,618	192,114	2,881,704	28,626,800
13	Loan	6, 7, 19, 30	2	OPI Portfolio	6,676,951	12/31/2021	T-12	99.0%	8,946,010	1,449,578	7,496,432	120,771	0	7,375,661
13.01	Property		1	1 Primerica Parkway	4,962,148	12/31/2021	T-12	99.0%	5,648,558	307,289	5,341,269	86,119	0	5,255,150
13.02	Property		1	701 Clay Avenue	1,714,803	12/31/2021	T-12	99.0%	3,297,452	1,142,289	2,155,163	34,652	0	2,120,511
14	Loan	1, 7, 12, 26	1	Creekside Town Center	6,882,688	12/31/2021	T-12	95.3%	10,656,860	2,629,901	8,026,958	54,134	20,668	7,952,156

A-15

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)
						16					31		15
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	330,685	12/31/2021	T-12	70.0%	16,819,649	13,051,339	3,768,310	672,786	0	3,095,524
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	2,272,253	12/31/2021	T-12	95.0%	4,546,866	1,607,964	2,938,902	41,378	109,927	2,787,597
17	Loan		1	Magnolia Cove Apartments	1,926,023	12/31/2021	T-12	92.8%	3,606,381	1,337,482	2,268,899	94,000	0	2,174,899
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	77,460,400	12/31/2021	T-12	65.2%	120,518,204	52,684,531	67,833,673	229,924	2,110,256	65,493,494
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	2,274,612	7/31/2021	T-12	97.4%	5,499,442	1,154,794	4,344,648	70,800	0	4,273,848
19.01	Property		1	Knoll Ridge Apartments I	1,318,368	7/31/2021	T-12	97.5%	3,167,083	638,185	2,528,898	40,000	0	2,488,898
19.02	Property		1	Knoll Ridge Apartments II	516,591	7/31/2021	T-12	99.0%	1,213,851	278,737	935,113	16,000	0	919,113
19.03	Property		1	Knoll Ridge Apartments III	439,653	7/31/2021	T-12	95.3%	1,118,508	237,872	880,636	14,800	0	865,836
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	6,250,476	12/31/2021	T-12	90.0%	13,060,666	5,228,303	7,832,363	48,258	455,419	7,328,686
21	Loan	19, 20	1	Chesterfield Marketplace	1,320,216	12/31/2021	T-12	95.0%	2,362,023	555,190	1,806,832	29,909	79,696	1,697,228
22	Loan	19, 33	1	3 Palms Resort	1,486,053	12/31/2021	T-12	93.8%	4,636,071	2,484,897	2,151,174	185,443	0	1,965,731
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	615,914	12/31/2021	T-12	82.6%	2,629,164	654,868	1,974,296	30,251	80,838	1,863,208
24	Loan		1	SOS Storage Center	1,052,044	12/31/2021	T-12	90.4%	1,907,937	469,748	1,438,188	10,983	0	1,427,205
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	6,071,511	12/31/2021	T-12	90.3%	8,945,814	2,880,629	6,065,185	239,215	0	5,825,970
25.01	Property		1	Twin County Plaza	714,711	12/31/2021	T-12	92.7%	970,039	263,469	706,570	13,178	0	693,393
25.02	Property		1	Prestonsburg Village	913,180	12/31/2021	T-12	92.1%	1,100,199	298,787	801,412	26,788	0	774,624
25.03	Property		1	Village Center	659,012	12/31/2021	T-12	95.0%	1,159,029	403,947	755,082	31,742	0	723,341
25.04	Property		1	River Creek Village	543,047	12/31/2021	T-12	93.3%	1,081,918	360,929	720,989	18,549	0	702,440
25.05	Property		1	Jackson Park	720,156	12/31/2021	T-12	92.7%	1,119,421	377,655	741,765	38,731	0	703,034
25.06	Property		1	Wabash Crossing West	456,799	12/31/2021	T-12	86.2%	737,225	241,463	495,762	26,461	0	469,301
25.07	Property		1	Oak Station	488,717	12/31/2021	T-12	88.7%	711,574	213,505	498,069	24,574	0	473,495
25.08	Property		1	College Square Plaza	700,087	12/31/2021	T-12	75.7%	645,216	263,886	381,331	29,792	0	351,539
25.09	Property		1	Lowell Plaza	298,978	12/31/2021	T-12	85.4%	527,564	230,477	297,087	11,686	0	285,401
25.10	Property		1	Flint River Plaza	257,388	12/31/2021	T-12	91.7%	412,839	115,080	297,759	8,635	0	289,124
25.11	Property		1	Jackson Square	319,436	12/31/2021	T-12	95.0%	480,790	111,432	369,359	9,081	0	360,278
26	Loan	19, 27	1	Holiday Inn Kansas City	503,215	12/31/2021	T-12	54.3%	2,999,219	1,539,486	1,459,733	119,969	0	1,339,764
27	Loan	23	1	Terraces at Windy Hill	1,189,404	12/31/2021	T-12	95.0%	2,154,327	551,349	1,602,978	14,160	74,528	1,514,290
28	Loan	16, 19, 20	1	Empire Burbank	NAV	NAV	NAV	95.0%	832,126	135,858	696,268	7,049	31,145	658,075
29	Loan	19	1	Best Western Plus Wichita West Airport	680,938	12/31/2021	T-12	58.1%	2,081,612	1,162,126	919,486	104,081	0	815,405
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAV	NAV	NAV	95.0%	1,088,869	415,090	673,779	32,397	23,816	617,566
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	400,593	12/31/2021	T-12	91.0%	738,775	262,257	476,518	18,434	36,867	421,217
32	Loan	2, 15, 22	1	11 West Prospect Avenue	206,419	12/31/2021	T-12	95.0%	357,751	130,515	227,236	3,370	11,850	212,016

A-16

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
					7, 14	7, 14	7	7	5			5, 7	5, 7
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	2.48	2.42	16.0%	15.6%	694,000,000	As Is	10/27/2023	38.0%	38.0%
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	2.06	1.98	16.1%	15.4%	870,600,000	As Is	9/1/2023	41.4%	41.4%
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	1.84	1.68	16.2%	14.8%	210,100,000	As Is	7/27/2023	47.4%	47.4%
3.01	Property		1	Three Bala Plaza					85,500,000	As Is	7/27/2023
3.02	Property		1	One Bala Plaza					81,300,000	As Is	7/27/2023
3.03	Property		1	Two Bala Plaza					43,300,000	As Is	7/27/2023
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	2.12	1.97	13.8%	12.8%	508,200,000	As Portfolio	7/31/2023	51.2%	51.2%
4.01	Property		1	Northwoods Marketplace					41,200,000	As Is	7/10/2023
4.02	Property		1	The Centrum					36,800,000	As Is	7/12/2023
4.03	Property		1	Lawton Marketplace					31,000,000	As Is	7/20/2023
4.04	Property		1	Carlisle Crossing					30,200,000	As Is	7/19/2023
4.05	Property		1	Southway Shopping Center					30,000,000	As Is	7/7/2023
4.06	Property		1	Parkway Centre South					25,000,000	As Is	7/17/2023
4.07	Property		1	Houma Crossing					24,800,000	As Is	7/16/2023
4.08	Property		1	North Lake Square					24,500,000	As Is	7/9/2023
4.09	Property		1	Liberty Crossing					23,900,000	As Is	7/24/2023
4.10	Property		1	Owensboro Town Center					22,700,000	As Is	7/23/2023
4.11	Property		1	Harbor Town Center					18,400,000	As Is	7/20/2023
4.12	Property		1	Lord Salisbury Center					15,600,000	As Is	7/18/2023
4.13	Property		1	Terrell Mill Village					17,200,000	As Is	7/9/2023
4.14	Property		1	The Ridge at Turtle Creek					15,500,000	As Is	7/10/2023
4.15	Property		1	Nordstrom Rack					14,800,000	As Is	7/24/2023
4.16	Property		1	Ventura Place					14,090,000	As Is	7/25/2023
4.17	Property		1	Quail Springs					13,300,000	As Is	7/18/2023
4.18	Property		1	Wallace Commons					12,800,000	As Is	7/12/2023
4.19	Property		1	Waterford Park South					12,600,000	As Is	7/23/2023
4.20	Property		1	Evergreen Marketplace					11,400,000	As Is	7/23/2023
4.21	Property		1	Derby Marketplace					10,500,000	As Is	7/19/2023
4.22	Property		1	Stoneridge Village					9,300,000	As Is	7/19/2023
4.23	Property		1	FreshThyme & DSW					7,500,000	As Is	7/21/2023
4.24	Property		1	Crossroads Annex					7,100,000	As Is	7/16/2023
4.25	Property		1	Tellico Village					6,600,000	As Is	7/9/2023
4.26	Property		1	Walmart Neighborhood Market					6,200,000	As Is	7/9/2023
4.27	Property		1	PetSmart & Old Navy					5,700,000	As Is	7/17/2023
4.28	Property		1	Sutters Creek					5,150,000	As Is	7/12/2023
4.29	Property		1	Mattress Firm & Panera Bread					4,350,000	As Is	7/19/2023
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	1.21	1.20	9.9%	9.8%	60,900,000	As Is	8/1/2023	59.1%	54.6%
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	1.78	1.78	11.0%	11.0%	57,200,000	As Is	9/13/2023	59.4%	59.4%
6.01	Property		1	1-4 Plant Street & 41 Wall Street					43,500,000	As Is	9/13/2023
6.02	Property		1	2222 & 2300 Highland Road					13,700,000	As Is	9/13/2023
7	Loan	12, 16, 27	1	The Park at Trowbridge	1.38	1.34	11.6%	11.4%	73,000,000	As Is	10/23/2023	45.2%	45.2%
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	1.31	1.25	8.9%	8.6%	52,000,000	As Is	Various	63.5%	63.5%
8.01	Property		1	The Residence at Patriot Place					25,600,000	As Is	9/18/2023
8.02	Property		1	Magnolia Manor					11,600,000	As Is	8/17/2023
8.03	Property		1	The Retreat at Ragan Park					14,800,000	As Is	9/12/2023
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	2.13	1.95	13.6%	12.5%	58,265,000	As Is	Various	53.8%	53.8%
9.01	Property		1	6940 Cornhusker Highway					16,590,000	As Is	8/7/2023
9.02	Property		1	221 Law Street					14,400,000	As Is	8/8/2023
9.03	Property		1	1956 Singleton Boulevard					12,300,000	As Is	8/8/2023
9.04	Property		1	351 21st Street					6,250,000	As Is	8/9/2023
9.05	Property		1	161 Lorne Avenue West					6,225,000	As Is	8/4/2023
9.06	Property		1	18300 Market Street					1,300,000	As Is	8/4/2023
9.07	Property		1	3232 West Lancaster Avenue					1,200,000	As Is	8/9/2023
10	Loan	6, 16	2	Metra Portfolio	1.38	1.30	11.6%	10.9%	45,830,000	As Is	8/2/2023	59.4%	55.1%
10.01	Property		1	Belding					38,600,000	As Is	8/2/2023
10.02	Property		1	Grand Rapids					7,230,000	As Is	8/2/2023
11	Loan	20	1	Utica Park Place	1.50	1.36	11.8%	10.7%	45,600,000	As Is	8/31/2023	59.2%	59.2%
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	1.53	1.39	11.6%	10.4%	555,000,000	As Is	4/19/2023	49.4%	49.4%
13	Loan	6, 7, 19, 30	2	OPI Portfolio	1.78	1.75	13.8%	13.6%	112,100,000	As Is	Various	48.4%	48.4%
13.01	Property		1	1 Primerica Parkway					77,100,000	As Is	7/11/2023
13.02	Property		1	701 Clay Avenue					35,000,000	As Is	7/12/2023
14	Loan	1, 7, 12, 26	1	Creekside Town Center	1.52	1.51	11.2%	11.1%	125,600,000	As Is	8/25/2023	56.9%	56.9%

A-17

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
					7, 14	7, 14	7	7	5			5, 7	5, 7
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	1.81	1.49	15.7%	12.9%	45,100,000	Prospective Market Value Upon Completion	7/31/2024	53.2%	53.2%
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	1.74	1.65	12.6%	12.0%	33,600,000	As Is	2/21/2023	69.4%	62.8%
17	Loan		1	Magnolia Cove Apartments	1.34	1.28	9.9%	9.5%	36,300,000	As Is	10/4/2023	63.4%	63.4%
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	4.06	3.92	24.2%	23.4%	1,596,000,000	As Is	5/8/2023	17.5%	17.5%
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	1.40	1.37	10.2%	10.1%	62,400,000	As Is	8/1/2023	68.1%	68.1%
19.01	Property		1	Knoll Ridge Apartments I					35,800,000	As Is	8/1/2023
19.02	Property		1	Knoll Ridge Apartments II					13,600,000	As Is	8/1/2023
19.03	Property		1	Knoll Ridge Apartments III					13,000,000	As Is	8/1/2023
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	1.68	1.57	14.2%	13.3%	95,000,000	As Is	8/23/2023	57.9%	51.3%
21	Loan	19, 20	1	Chesterfield Marketplace	1.50	1.41	11.5%	10.8%	24,100,000	As Is	1/10/2023	65.0%	58.4%
22	Loan	19, 33	1	3 Palms Resort	1.55	1.42	14.4%	13.1%	23,000,000	As Is	9/22/2023	65.0%	61.3%
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	1.77	1.67	13.6%	12.9%	23,900,000	As Is	5/10/2023	60.6%	54.4%
24	Loan		1	SOS Storage Center	1.34	1.33	10.3%	10.2%	23,500,000	As Is	7/19/2023	59.6%	59.6%
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	1.66	1.59	11.4%	11.0%	79,100,000	As Portfolio	7/31/2023	67.0%	67.0%
25.01	Property		1	Twin County Plaza					10,100,000	As Is	7/9/2023
25.02	Property		1	Prestonsburg Village					9,200,000	As Is	7/6/2023
25.03	Property		1	Village Center					9,450,000	As Is	7/5/2023
25.04	Property		1	River Creek Village					7,825,000	As Is	7/12/2023
25.05	Property		1	Jackson Park					8,800,000	As Is	7/5/2023
25.06	Property		1	Wabash Crossing West					7,050,000	As Is	7/5/2023
25.07	Property		1	Oak Station					5,600,000	As Is	7/1/2023
25.08	Property		1	College Square Plaza					7,600,000	As Is	7/5/2023
25.09	Property		1	Lowell Plaza					4,550,000	As Is	7/5/2023
25.10	Property		1	Flint River Plaza					3,700,000	As Is	7/7/2023
25.11	Property		1	Jackson Square					4,250,000	As Is	7/11/2023
26	Loan	19, 27	1	Holiday Inn Kansas City	1.68	1.54	15.4%	14.1%	14,300,000	As Is	8/1/2023	66.4%	60.0%
27	Loan	23	1	Terraces at Windy Hill	2.66	2.51	18.9%	17.8%	20,150,000	As Is	8/8/2023	42.2%	42.2%
28	Loan	16, 19, 20	1	Empire Burbank	1.63	1.54	10.9%	10.3%	11,500,000	As Is	3/7/2023	55.7%	55.7%
29	Loan	19	1	Best Western Plus Wichita West Airport	1.80	1.59	16.4%	14.6%	8,600,000	As Is	8/8/2023	65.1%	58.8%
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	2.08	1.91	12.1%	11.1%	9,550,000	As Is	2/17/2023	58.4%	58.4%
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	1.64	1.45	11.3%	10.0%	6,950,000	As Is	9/25/2023	60.8%	54.5%
32	Loan	2, 15, 22	1	11 West Prospect Avenue	1.34	1.25	13.4%	12.5%	2,800,000	As Is	9/22/2023	60.7%	56.0%

A-18

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					3,4			4, 21, 22, 23, 28
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	96.1%	11/14/2023	No	Nordstrom	200,000	18.8%	3/2/2025
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	98.3%	6/15/2023	No	Live Casino Hotel Maryland	547,331	28.2%	7/13/2115
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	89.4%	8/30/2023
3.01	Property		1	Three Bala Plaza	87.1%	8/30/2023	No	Tokio Marine North America, Inc.	90,687	23.2%	1/31/2035
3.02	Property		1	One Bala Plaza	88.9%	8/30/2023	No	Tokio Marine North America, Inc.	205,243	53.1%	1/31/2035
3.03	Property		1	Two Bala Plaza	92.6%	8/30/2023	No	Saks Fifth Avenue LLC	100,500	28.0%	8/31/2027
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	95.3%	9/1/2023
4.01	Property		1	Northwoods Marketplace	97.8%	9/1/2023	No	Best Buy	43,278	18.3%	11/25/2028
4.02	Property		1	The Centrum	79.9%	9/1/2023	No	Super G Mart	108,714	39.6%	5/31/2042
4.03	Property		1	Lawton Marketplace	98.9%	9/1/2023	No	Academy Sports	62,168	31.6%	1/31/2033
4.04	Property		1	Carlisle Crossing	95.3%	9/1/2023	No	Michaels	21,647	14.2%	5/31/2026
4.05	Property		1	Southway Shopping Center	100.0%	9/1/2023	No	Marshalls	34,327	18.9%	4/30/2026
4.06	Property		1	Parkway Centre South	100.0%	9/1/2023	No	TJ Maxx	28,000	21.2%	11/30/2026
4.07	Property		1	Houma Crossing	83.4%	9/1/2023	No	Hobby Lobby	56,676	31.2%	8/31/2031
4.08	Property		1	North Lake Square	99.0%	9/1/2023	No	Hobby Lobby	55,000	39.3%	10/31/2030
4.09	Property		1	Liberty Crossing	93.2%	9/1/2023	No	Ross Dress For Less	27,657	26.1%	1/31/2026
4.10	Property		1	Owensboro Town Center	90.5%	9/1/2023	No	Best Buy	32,425	19.7%	3/31/2026
4.11	Property		1	Harbor Town Center	93.0%	9/1/2023	No	Kohls Corporation	68,423	49.3%	1/31/2029
4.12	Property		1	Lord Salisbury Center	98.8%	9/1/2023	No	Ross Dress For Less	30,187	26.5%	1/31/2026
4.13	Property		1	Terrell Mill Village	100.0%	9/1/2023	No	L.A. Fitness	45,000	59.9%	7/31/2030
4.14	Property		1	The Ridge at Turtle Creek	100.0%	9/1/2023	No	Academy Sports	75,760	76.8%	1/31/2035
4.15	Property		1	Nordstrom Rack	97.7%	9/1/2023	No	Nordstrom Rack	33,901	74.6%	10/31/2030
4.16	Property		1	Ventura Place	96.0%	9/1/2023	No	VCA Animal Hospitals, Inc.	28,000	42.0%	1/31/2032
4.17	Property		1	Quail Springs	100.0%	9/1/2023	No	Hobby Lobby	55,126	54.9%	9/30/2028
4.18	Property		1	Wallace Commons	98.5%	9/1/2023	No	Kohls Corporation	68,639	69.7%	1/31/2029
4.19	Property		1	Waterford Park South	93.4%	9/1/2023	No	Ross Dress For Less	27,623	30.1%	1/31/2025
4.20	Property		1	Evergreen Marketplace	100.0%	9/1/2023	No	Ross Dress For Less	25,046	50.3%	1/31/2029
4.21	Property		1	Derby Marketplace	100.0%	9/1/2023	No	Hobby Lobby	55,000	55.0%	9/30/2030
4.22	Property		1	Stoneridge Village	100.0%	9/1/2023	No	Academy Sports + Outdoors	45,000	62.1%	2/28/2039
4.23	Property		1	FreshThyme & DSW	100.0%	9/1/2023	No	Fresh Thyme Farmers Market	26,081	53.2%	10/31/2024
4.24	Property		1	Crossroads Annex	100.0%	9/1/2023	No	DSW	18,000	44.4%	1/31/2029
4.25	Property		1	Tellico Village	100.0%	9/1/2023	No	Food Lion, LLC	34,928	85.3%	12/16/2028
4.26	Property		1	Walmart Neighborhood Market	100.0%	9/1/2023	No	Wal-Mart	42,141	81.9%	8/4/2035
4.27	Property		1	PetSmart & Old Navy	100.0%	9/1/2023	No	Old Navy	15,112	52.2%	10/31/2027
4.28	Property		1	Sutters Creek	100.0%	9/1/2023	No	Hobby Lobby	55,710	69.6%	8/31/2031
4.29	Property		1	Mattress Firm & Panera Bread	100.0%	9/1/2023	No	Mattress Firm	4,500	51.1%	1/31/2027
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	93.1%	11/14/2023	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	100.0%	11/17/2023
6.01	Property		1	1-4 Plant Street & 41 Wall Street	100.0%	11/17/2023	Yes	MRP Solutions	410,837	100.0%	6/1/2047
6.02	Property		1	2222 & 2300 Highland Road	100.0%	11/17/2023	Yes	MRP Solutions	149,304	100.0%	6/1/2047
7	Loan	12, 16, 27	1	The Park at Trowbridge	82.8%	10/1/2023	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	83.4%	Various
8.01	Property		1	The Residence at Patriot Place	89.9%	10/1/2023	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor	73.0%	10/27/2023	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park	80.6%	10/1/2023	NAP	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	100.0%	11/1/2023
9.01	Property		1	6940 Cornhusker Highway	100.0%	11/1/2023	Yes	Cleaver Brooks	188,604	100.0%	7/31/2048
9.02	Property		1	221 Law Street	100.0%	11/1/2023	Yes	Cleaver Brooks	235,000	100.0%	7/31/2048
9.03	Property		1	1956 Singleton Boulevard	100.0%	11/1/2023	Yes	Cleaver Brooks	122,549	100.0%	7/31/2048
9.04	Property		1	351 21st Street	100.0%	11/1/2023	Yes	Cleaver Brooks	87,241	100.0%	7/31/2048
9.05	Property		1	161 Lorne Avenue West	100.0%	11/1/2023	Yes	Cleaver Brooks	118,585	100.0%	7/31/2048
9.06	Property		1	18300 Market Street	100.0%	11/1/2023	Yes	Cleaver Brooks	7,500	100.0%	7/31/2048
9.07	Property		1	3232 West Lancaster Avenue	100.0%	11/1/2023	Yes	Cleaver Brooks	40,200	100.0%	7/31/2048
10	Loan	6, 16	2	Metra Portfolio	100.0%	10/24/2023
10.01	Property		1	Belding	100.0%	10/24/2023	Yes	Extruded Aluminum Corporation	380,325	100.0%	9/30/2048
10.02	Property		1	Grand Rapids	100.0%	10/24/2023	Yes	Extruded Aluminum Corporation	69,779	100.0%	9/30/2048
11	Loan	20	1	Utica Park Place	97.4%	11/1/2023	No	Sam's Club	164,016	33.1%	10/31/2028
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	98.6%	5/1/2023	No	Michael Kors (USA), Inc	254,485	26.5%	3/31/2026
13	Loan	6, 7, 19, 30	2	OPI Portfolio	100.0%	9/13/2023
13.01	Property		1	1 Primerica Parkway	100.0%	9/13/2023	Yes	Primerica Life Insurance Company	344,476	100.0%	12/31/2035
13.02	Property		1	701 Clay Avenue	100.0%	9/13/2023	Yes	GSA - Veterans Benefits Administration	138,608	100.0%	12/29/2035
14	Loan	1, 7, 12, 26	1	Creekside Town Center	95.6%	8/30/2023	No	Best Buy	46,005	12.7%	1/31/2026

A-19

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					3,4			4, 21, 22, 23, 28
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	70.0%	7/31/2023	NAP	NAP	NAP	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	98.6%	8/16/2023	No	Hobby Lobby	56,455	20.5%	10/31/2028
17	Loan		1	Magnolia Cove Apartments	97.9%	10/31/2023	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	62.2%	6/5/2023	No	Verizon	184,420	16.0%	5/31/2033
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	98.3%	7/15/2023
19.01	Property		1	Knoll Ridge Apartments I	98.5%	7/15/2023	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II	100.0%	7/15/2023	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III	95.9%	7/15/2023	NAP	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	86.8%	8/1/2023	No	Northwestern University	107,217	55.5%	3/31/2031
21	Loan	19, 20	1	Chesterfield Marketplace	98.0%	7/20/2023	No	K1 Speed Racing	40,000	20.1%	12/31/2031
22	Loan	19, 33	1	3 Palms Resort	93.5%	8/31/2023	NAP	NAP	NAP	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	86.8%	10/1/2023	No	Marshalls	25,274	12.5%	8/31/2028
24	Loan		1	SOS Storage Center	93.8%	7/13/2023	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	89.2%	8/31/2023
25.01	Property		1	Twin County Plaza	94.1%	8/31/2023	No	Hobby Lobby	52,830	32.1%	9/30/2030
25.02	Property		1	Prestonsburg Village	91.9%	8/31/2023	No	Walmart	77,090	43.2%	9/6/2025
25.03	Property		1	Village Center	97.4%	8/31/2023	No	Jay C Plus	40,065	27.8%	9/30/2032
25.04	Property		1	River Creek Village	93.0%	8/31/2023	No	Big Lots	35,730	27.0%	6/30/2028
25.05	Property		1	Jackson Park	91.1%	8/31/2023	No	JC Penney	46,352	37.1%	3/31/2028
25.06	Property		1	Wabash Crossing West	85.9%	8/31/2023	No	Tractor Supply Co	31,124	23.5%	10/31/2025
25.07	Property		1	Oak Station	86.9%	8/31/2023	No	Beall's Outlet Stores	30,000	19.5%	4/30/2028
25.08	Property		1	College Square Plaza	74.0%	8/31/2023	No	Kem's Hardware	30,986	20.8%	8/31/2026
25.09	Property		1	Lowell Plaza	84.2%	8/31/2023	No	True Value Hardware	20,250	32.9%	9/30/2024
25.10	Property		1	Flint River Plaza	87.6%	8/31/2023	No	Piggly Wiggly	22,197	28.3%	10/31/2028
25.11	Property		1	Jackson Square	92.0%	8/31/2023	No	Pic-N-Sav	27,860	36.8%	12/31/2026
26	Loan	19, 27	1	Holiday Inn Kansas City	54.3%	10/31/2023	NAP	NAP	NAP	NAP	NAP
27	Loan	23	1	Terraces at Windy Hill	96.2%	9/26/2023	No	BPC Plasma	12,989	17.4%	1/31/2029
28	Loan	16, 19, 20	1	Empire Burbank	100.0%	9/28/2023	No	Thinkwell Group	12,694	77.4%	7/31/2028
29	Loan	19	1	Best Western Plus Wichita West Airport	58.1%	10/31/2023	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	100.0%	3/9/2023	Yes	Optimus Industries LLC	215,980	100.0%	12/31/2042
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	88.9%	10/10/2023	No	Knapp Physical Therapy LLC/Zen Zone	7,160	12.8%	11/30/2025
32	Loan	2, 15, 22	1	11 West Prospect Avenue	100.0%	8/31/2023	No	Roosevelt Professionals LLC	10,200	60.5%	12/31/2036

A-20

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF
					4, 21, 22, 23, 28				4, 21, 22, 23, 28
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	H&M	27,320	2.6%	1/31/2029	Peppa Pig World of Play	22,963
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	Bass Pro Shops Outdoor	127,672	6.6%	10/3/2026	Cinemark Theatres	107,190
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio
3.01	Property		1	Three Bala Plaza	Global Indemnity Group, Inc.	40,517	10.4%	12/31/2029	NCS Pearson, Inc.	37,395
3.02	Property		1	One Bala Plaza	Beasley Media Group, LLC	36,858	9.5%	3/31/2029	Vitalyst, LLC	26,530
3.03	Property		1	Two Bala Plaza	Massachusetts Mutual Life Insurance Company	24,985	7.0%	6/30/2025	United States Postal Service	20,479
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio
4.01	Property		1	Northwoods Marketplace	Big Lots	34,000	14.4%	1/31/2028	Aldi	25,046
4.02	Property		1	The Centrum	Gabe's	30,000	10.9%	4/30/2028	Skyzone	25,536
4.03	Property		1	Lawton Marketplace	TJ Maxx	24,000	12.2%	8/31/2028	Burlington Coat Factory	20,009
4.04	Property		1	Carlisle Crossing	PetSmart	20,087	13.2%	6/30/2026	Aldi	18,320
4.05	Property		1	Southway Shopping Center	Ross Dress For Less	31,815	17.5%	1/31/2026	Best Buy	30,000
4.06	Property		1	Parkway Centre South	Staples	20,388	15.5%	10/31/2024	PetSmart	19,107
4.07	Property		1	Houma Crossing	Conn's	30,000	16.5%	11/30/2032	Club 4 Fitness	25,754
4.08	Property		1	North Lake Square	Burlington Coat Factory	40,317	28.8%	2/29/2032	HomeGoods	20,000
4.09	Property		1	Liberty Crossing	PetSmart	20,087	19.0%	1/31/2024	Dollar Tree	10,000
4.10	Property		1	Owensboro Town Center	TJ Maxx	29,409	17.8%	1/31/2027	PetSmart	23,197
4.11	Property		1	Harbor Town Center	TJ Maxx	22,504	16.2%	5/31/2028	Petco	13,685
4.12	Property		1	Lord Salisbury Center	Marshalls	30,000	26.4%	8/31/2028	Grocery Outlet	21,422
4.13	Property		1	Terrell Mill Village	Dollar Tree	12,000	16.0%	7/31/2027	Malincho Specialty Foods	5,500
4.14	Property		1	The Ridge at Turtle Creek	Mattress Express	6,463	6.5%	8/31/2026	The Vein Institute of South Mississippi	3,200
4.15	Property		1	Nordstrom Rack	Ulta	10,508	23.1%	3/31/2031	NAP	NAP
4.16	Property		1	Ventura Place	Ulta	8,931	13.4%	6/30/2025	Petland	6,100
4.17	Property		1	Quail Springs	Best Buy	45,278	45.1%	3/31/2025	NAP	NAP
4.18	Property		1	Wallace Commons	Dollar Tree	8,125	8.2%	2/29/2028	Longhorn Steakhouse	5,570
4.19	Property		1	Waterford Park South	Michaels	21,727	23.6%	2/28/2026	PetSmart	20,087
4.20	Property		1	Evergreen Marketplace	Michaels	21,574	43.3%	2/28/2026	Classy Nails	3,222
4.21	Property		1	Derby Marketplace	Ross Dress For Less	25,000	25.0%	1/31/2027	TJ Maxx	20,000
4.22	Property		1	Stoneridge Village	PetSmart	12,157	16.8%	1/31/2027	Five Below	8,000
4.23	Property		1	FreshThyme & DSW	DSW	18,654	38.0%	1/31/2028	Massage Envy	4,298
4.24	Property		1	Crossroads Annex	Petco	12,500	30.8%	1/31/2027	Popshelf	10,078
4.25	Property		1	Tellico Village	Preferred Pharmacy Tellico	2,400	5.9%	2/14/2025	Courtley Chiropractic	1,200
4.26	Property		1	Walmart Neighborhood Market	Asian Bistro	3,300	6.4%	1/31/2026	Dominos Pizza	1,800
4.27	Property		1	PetSmart & Old Navy	PetSmart	13,858	47.8%	9/30/2032	NAP	NAP
4.28	Property		1	Sutters Creek	Citi Trends	19,794	24.7%	11/30/2026	Mattress Firm	4,500
4.29	Property		1	Mattress Firm & Panera Bread	Panera Bread	4,300	48.9%	3/31/2029	NAP	NAP
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	2222 & 2300 Highland Road	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio
8.01	Property		1	The Residence at Patriot Place	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks
9.01	Property		1	6940 Cornhusker Highway	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	221 Law Street	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	1956 Singleton Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	351 21st Street	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	161 Lorne Avenue West	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	18300 Market Street	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	3232 West Lancaster Avenue	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	6, 16	2	Metra Portfolio
10.01	Property		1	Belding	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Grand Rapids	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	20	1	Utica Park Place	At Home Stores	107,400	21.7%	1/31/2029	Gabe's	61,094
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	First-Citizens Bank & Trust Company	153,680	16.0%	5/31/2034	New York University	117,382
13	Loan	6, 7, 19, 30	2	OPI Portfolio
13.01	Property		1	1 Primerica Parkway	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	701 Clay Avenue	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 7, 12, 26	1	Creekside Town Center	Burlington Coat Factory	37,212	10.3%	1/31/2026	Bobs Discount Furniture	34,456

A-21

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF
					4, 21, 22, 23, 28				4, 21, 22, 23, 28
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	Marshalls	34,151	12.4%	10/31/2025	Burlington Coat Factory	26,928
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	CDIL Data Centre USA LLC (Hudson Interxchange)	172,775	15.0%	9/30/2032	Telx - New York LLC (Digital Realty)	95,494
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments
19.01	Property		1	Knoll Ridge Apartments I	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	MarketLab Research Inc	9,606	5.0%	9/30/2024	Ferragamo	9,586
21	Loan	19, 20	1	Chesterfield Marketplace	Skyzone	37,500	18.8%	6/30/2028	PetSmart	26,040
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Ross Dress for Less	24,970	12.4%	1/31/2029	Burke's	23,231
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio
25.01	Property		1	Twin County Plaza	Big Lots	37,800	22.9%	1/31/2032	Tractor Supply Co	32,000
25.02	Property		1	Prestonsburg Village	Big Lots	26,342	14.8%	1/31/2029	Save A Lot	20,238
25.03	Property		1	Village Center	Ollie's Bargain Outlet	28,498	19.8%	10/31/2027	Burke's Outlet Store	23,669
25.04	Property		1	River Creek Village	Harbor Freight	25,515	19.3%	4/30/2031	Aldi Foods	13,632
25.05	Property		1	Jackson Park	Shoe Sensation	8,747	7.0%	6/30/2025	Dollar General	8,012
25.06	Property		1	Wabash Crossing West	J&K Aquariums & Pets	29,000	21.9%	12/31/2024	Dunham's Sports	25,000
25.07	Property		1	Oak Station	Big Lots	28,895	18.8%	1/31/2030	Harbor Freight	24,300
25.08	Property		1	College Square Plaza	Save-A-Lot	21,560	14.5%	6/30/2024	Dollar Tree	15,120
25.09	Property		1	Lowell Plaza	Dollar General	8,043	13.1%	6/30/2025	Anytime Fitness	7,000
25.10	Property		1	Flint River Plaza	Farmers Home Furniture	12,000	15.3%	5/31/2025	Dollar Tree	10,500
25.11	Property		1	Jackson Square	Farmers Home Furniture	13,652	18.0%	2/28/2031	Rent-A-Center	8,100
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	23	1	Terraces at Windy Hill	Perfect Note	9,018	12.1%	1/31/2030	US Postal Service	7,791
28	Loan	16, 19, 20	1	Empire Burbank	McCormick Construction	1,238	7.6%	2/28/2026	McCormick Interiors and Renovations Inc.	1,235
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	Jumpin Catfish	6,873	12.3%	4/30/2026	Kidding Around	6,240
32	Loan	2, 15, 22	1	11 West Prospect Avenue	Westchester Jewish Community	3,400	20.2%	5/31/2024	Habibi Convenience Store	650

A-22

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant
							4, 21, 22, 23, 28				4, 21, 22, 23, 28
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	2.2%	12/31/2036	Zara	21,759	2.0%	10/31/2028	Forever 21
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	5.5%	12/31/2025	Burlington	81,282	4.2%	1/31/2026	Medieval Times
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio
3.01	Property		1	Three Bala Plaza	9.6%	7/31/2026	Investedge, Inc.	28,563	7.3%	5/31/2026	Harmelin Media, Inc.
3.02	Property		1	One Bala Plaza	6.9%	12/31/2025	Chas, Kurz & Co., Inc	15,046	3.9%	4/30/2030	Savran Benson LLP
3.03	Property		1	Two Bala Plaza	5.7%	4/30/2026	iHeartmedia + Entertainment, Inc	15,097	4.2%	1/31/2030	Merrill Lynch, Pierce, Fenner & Smith, Incorporated
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio
4.01	Property		1	Northwoods Marketplace	10.6%	8/31/2030	Michael's	23,327	9.9%	2/28/2026	PetSmart
4.02	Property		1	The Centrum	9.3%	8/31/2029	Guitar Center	16,000	5.8%	9/30/2029	Boot Barn Western and Work Wear
4.03	Property		1	Lawton Marketplace	10.2%	2/28/2034	Old Navy	14,995	7.6%	1/31/2034	PetSmart
4.04	Property		1	Carlisle Crossing	12.0%	12/31/2027	Harbor Freight Tools	14,565	9.6%	8/31/2033	Furniture & Mattress Discounters, Inc.
4.05	Property		1	Southway Shopping Center	16.5%	1/31/2028	dd's DISCOUNTS	18,000	9.9%	1/31/2033	My Melrose
4.06	Property		1	Parkway Centre South	14.5%	1/31/2025	La-Z-Boy	18,025	13.7%	9/30/2032	Ulta
4.07	Property		1	Houma Crossing	14.2%	5/1/2033	Five Below	10,000	5.5%	1/31/2029	China Buffet
4.08	Property		1	North Lake Square	14.3%	6/30/2026	Five Below	8,111	5.8%	7/31/2026	Chicken Salad Chick
4.09	Property		1	Liberty Crossing	9.5%	8/31/2028	Five Below	8,474	8.0%	2/29/2032	Rack Room Shoes, Inc
4.10	Property		1	Owensboro Town Center	14.1%	8/31/2033	Jo-Ann Fabrics	13,560	8.2%	1/31/2027	Ulta
4.11	Property		1	Harbor Town Center	9.9%	12/31/2027	EyeMart Express	4,271	3.1%	12/31/2028	Midwest Dental
4.12	Property		1	Lord Salisbury Center	18.8%	1/31/2035	Old Navy	14,800	13.0%	MTM	Mattress Warehouse
4.13	Property		1	Terrell Mill Village	7.3%	4/30/2026	Animal Dermatology	3,065	4.1%	7/31/2028	Kims Care Kleeners
4.14	Property		1	The Ridge at Turtle Creek	3.2%	1/31/2027	Massage Envy	3,150	3.2%	3/31/2028	Keesler Federal Credit Union
4.15	Property		1	Nordstrom Rack	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	Ventura Place	9.2%	8/31/2029	Jinja Bistro	5,428	8.2%	10/31/2026	Orangetheory Fitness
4.17	Property		1	Quail Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	Wallace Commons	5.7%	1/31/2029	The Athletes Foot	5,000	5.1%	11/30/2025	Glidden Paints
4.19	Property		1	Waterford Park South	21.9%	1/31/2032	CenterWell	5,400	5.9%	6/30/2030	Panera Bread
4.20	Property		1	Evergreen Marketplace	6.5%	11/30/2028	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	Derby Marketplace	20.0%	3/31/2026	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	Stoneridge Village	11.0%	1/31/2026	Buffalo Wild Wings	5,400	7.5%	10/8/2029	GameStop
4.23	Property		1	FreshThyme & DSW	8.8%	2/28/2026	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	Crossroads Annex	24.8%	8/31/2033	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	Tellico Village	2.9%	3/31/2027	Salon Anew	1,200	2.9%	3/31/2026	Edward D. Jones & Co.
4.26	Property		1	Walmart Neighborhood Market	3.5%	9/27/2025	S&J Spirits	1,500	2.9%	10/1/2030	Sassy Me Nail Spa
4.27	Property		1	PetSmart & Old Navy	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	Sutters Creek	5.6%	9/30/2026	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	Mattress Firm & Panera Bread	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	2222 & 2300 Highland Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio
8.01	Property		1	The Residence at Patriot Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks
9.01	Property		1	6940 Cornhusker Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	221 Law Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	1956 Singleton Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	351 21st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	161 Lorne Avenue West	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	18300 Market Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	3232 West Lancaster Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	6, 16	2	Metra Portfolio
10.01	Property		1	Belding	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Grand Rapids	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	20	1	Utica Park Place	12.3%	4/30/2033	Value City Furniture	56,027	11.3%	1/31/2030	Best Buy
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	12.2%	6/30/2027	Kohn Pedersen Fox Associates, P.C.	92,788	9.7%	4/30/2027	Burberry (Wholesale) Limited
13	Loan	6, 7, 19, 30	2	OPI Portfolio
13.01	Property		1	1 Primerica Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	701 Clay Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 7, 12, 26	1	Creekside Town Center	9.5%	5/31/2032	Nordstrom Rack	32,794	9.1%	8/31/2026	Marshalls

A-23

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant
							4, 21, 22, 23, 28				4, 21, 22, 23, 28
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	9.8%	2/29/2032	DSW	26,083	9.5%	10/31/2025	Old Navy
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	8.3%	10/31/2027	zColo, LLC (DataBank)	57,840	5.0%	7/31/2032	Centurylink Communications
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments
19.01	Property		1	Knoll Ridge Apartments I	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	5.0%	3/31/2032	TGI Friday's	8,644	4.5%	10/31/2025	Zegna
21	Loan	19, 20	1	Chesterfield Marketplace	13.1%	2/28/2034	Staples	24,049	12.1%	10/31/2026	Rocksteady Fitness
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	11.5%	10/31/2033	Michaels	21,400	10.6%	2/28/2033	Rack Room Shoes, Inc
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio
25.01	Property		1	Twin County Plaza	19.4%	6/26/2027	Lincare Inc.	8,470	5.1%	8/31/2027	Cato
25.02	Property		1	Prestonsburg Village	11.3%	9/30/2028	Goodwill	11,963	6.7%	10/31/2027	Dollar Tree
25.03	Property		1	Village Center	16.4%	1/31/2032	Harbor Freight	15,000	10.4%	4/30/2033	Dollar Tree
25.04	Property		1	River Creek Village	10.3%	1/31/2026	Open Door Thrift Store	12,600	9.5%	3/31/2026	American Rental
25.05	Property		1	Jackson Park	6.4%	9/30/2024	Hibbett Sports	7,761	6.2%	6/30/2026	American Rental
25.06	Property		1	Wabash Crossing West	18.9%	1/31/2025	Shoe Sensation	9,350	7.1%	7/31/2027	Dollar Tree
25.07	Property		1	Oak Station	15.8%	7/31/2030	Marshalls	21,135	13.8%	3/31/2032	Outdoor Toys and Accessories
25.08	Property		1	College Square Plaza	10.2%	10/31/2030	Rent-A-Center	8,050	5.4%	8/31/2025	Anytime Fitness
25.09	Property		1	Lowell Plaza	11.4%	3/31/2026	Route 2 Wellness	4,051	6.6%	4/30/2029	The Smoke Shop
25.10	Property		1	Flint River Plaza	13.4%	8/31/2025	Beauty Magic	8,450	10.8%	12/31/2027	CareConnect Pediatrics
25.11	Property		1	Jackson Square	10.7%	7/31/2026	Dollar Tree	8,000	10.6%	1/31/2027	Factory Connection
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	23	1	Terraces at Windy Hill	10.5%	1/31/2028	My Salon Suites	5,242	7.0%	1/31/2028	Three Dollar Cafe
28	Loan	16, 19, 20	1	Empire Burbank	7.5%	5/31/2026	Allegro Recordings	1,225	7.5%	5/31/2027	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	11.2%	4/30/2027	Coldwater	5,771	10.3%	2/1/2028	Elite Gym
32	Loan	2, 15, 22	1	11 West Prospect Avenue	3.9%	12/31/2030	Sara Blessings Hair Braiding	650	3.9%	5/31/2033	Kingston Barber and Lounge (CPR Services)

A-24

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
														17
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	21,628	2.0%	1/31/2026	11/7/2023	NAP	11/7/2023	NAP	NAP	No	Fee
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	66,244	3.4%	8/31/2033	9/25/2023, 9/29/2023	NAP	9/8/2023	NAP	NAP	No	Fee
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio
3.01	Property		1	Three Bala Plaza	23,810	6.1%	6/30/2024	8/3/2023	NAP	8/3/2023	NAP	NAP	No	Fee
3.02	Property		1	One Bala Plaza	6,778	1.8%	1/31/2029	8/3/2023	NAP	8/3/2023	NAP	NAP	No	Fee
3.03	Property		1	Two Bala Plaza	14,319	4.0%	9/21/2028	8/3/2023	NAP	8/3/2023	NAP	NAP	No	Fee
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio
4.01	Property		1	Northwoods Marketplace	17,445	7.4%	11/30/2028	8/1/2023	NAP	8/1/2023	8/1/2023	14%	No	Fee
4.02	Property		1	The Centrum	12,000	4.4%	8/31/2032	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.03	Property		1	Lawton Marketplace	12,328	6.3%	1/31/2024	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.04	Property		1	Carlisle Crossing	10,478	6.9%	5/31/2024	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.05	Property		1	Southway Shopping Center	12,680	7.0%	12/31/2028	8/1/2023	NAP	8/4/2023	NAP	NAP	Yes - AE	Fee
4.06	Property		1	Parkway Centre South	10,004	7.6%	9/30/2025	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.07	Property		1	Houma Crossing	8,000	4.4%	12/31/2027	8/1/2023	NAP	8/6/2023	NAP	NAP	Yes - AH	Fee
4.08	Property		1	North Lake Square	3,078	2.2%	6/30/2027	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.09	Property		1	Liberty Crossing	5,500	5.2%	1/31/2024	8/1/2023	NAP	8/4/2023	NAP	NAP	No	Fee
4.10	Property		1	Owensboro Town Center	13,500	8.2%	2/28/2027	8/1/2023	NAP	8/1/2023	NAP	NAP	Yes - AE	Fee
4.11	Property		1	Harbor Town Center	3,828	2.8%	11/30/2027	8/1/2023	NAP	8/8/2023	NAP	NAP	No	Fee
4.12	Property		1	Lord Salisbury Center	3,600	3.2%	7/31/2027	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.13	Property		1	Terrell Mill Village	2,125	2.8%	4/30/2024	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.14	Property		1	The Ridge at Turtle Creek	2,500	2.5%	1/31/2025	8/1/2023	NAP	8/6/2023	NAP	NAP	No	Fee
4.15	Property		1	Nordstrom Rack	NAP	NAP	NAP	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.16	Property		1	Ventura Place	3,600	5.4%	12/31/2026	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.17	Property		1	Quail Springs	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.18	Property		1	Wallace Commons	4,455	4.5%	MTM	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.19	Property		1	Waterford Park South	4,600	5.0%	12/31/2030	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.20	Property		1	Evergreen Marketplace	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.21	Property		1	Derby Marketplace	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.22	Property		1	Stoneridge Village	1,926	2.7%	1/31/2024	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.23	Property		1	FreshThyme & DSW	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.24	Property		1	Crossroads Annex	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.25	Property		1	Tellico Village	1,200	2.9%	1/31/2026	8/1/2023	NAP	8/4/2023	8/4/2023	6%	No	Fee
4.26	Property		1	Walmart Neighborhood Market	1,500	2.9%	11/30/2025	8/1/2023	NAP	8/1/2023	8/1/2023	13%	No	Fee
4.27	Property		1	PetSmart & Old Navy	NAP	NAP	NAP	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
4.28	Property		1	Sutters Creek	NAP	NAP	NAP	8/1/2023	NAP	8/7/2023	NAP	NAP	No	Fee
4.29	Property		1	Mattress Firm & Panera Bread	NAP	NAP	NAP	8/1/2023	NAP	8/1/2023	NAP	NAP	No	Fee
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	8/14/2023	NAP	8/14/2023	NAP	NAP	No	Fee
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAP	NAP	NAP	9/18/2023	NAP	9/15/2023	NAP	NAP	No	Fee
6.02	Property		1	2222 & 2300 Highland Road	NAP	NAP	NAP	9/18/2023	NAP	9/18/2023	NAP	NAP	No	Fee
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	10/27/2023	NAP	10/23/2023	NAP	NAP	No	Fee
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio
8.01	Property		1	The Residence at Patriot Place	NAP	NAP	NAP	9/13/2023	NAP	9/21/2023	NAP	NAP	Yes - AE	Fee
8.02	Property		1	Magnolia Manor	NAP	NAP	NAP	8/22/2023	NAP	8/23/2023	NAP	NAP	No	Fee
8.03	Property		1	The Retreat at Ragan Park	NAP	NAP	NAP	9/13/2023	NAP	9/19/2023	NAP	NAP	No	Fee
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks
9.01	Property		1	6940 Cornhusker Highway	NAP	NAP	NAP	5/23/2023	NAP	5/19/2023	NAP	NAP	No	Fee
9.02	Property		1	221 Law Street	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	No	Fee
9.03	Property		1	1956 Singleton Boulevard	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	No	Fee
9.04	Property		1	351 21st Street	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	No	Fee
9.05	Property		1	161 Lorne Avenue West	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	No	Fee
9.06	Property		1	18300 Market Street	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	Yes - AE	Fee
9.07	Property		1	3232 West Lancaster Avenue	NAP	NAP	NAP	5/19/2023	NAP	5/19/2023	NAP	NAP	No	Fee
10	Loan	6, 16	2	Metra Portfolio
10.01	Property		1	Belding	NAP	NAP	NAP	9/19/2023	NAP	8/30/2023	NAP	NAP	No	Fee
10.02	Property		1	Grand Rapids	NAP	NAP	NAP	9/19/2023	NAP	8/30/2023	NAP	NAP	No	Fee
11	Loan	20	1	Utica Park Place	45,426	9.2%	3/31/2029	9/19/2023	NAP	9/19/2023	NAP	NAP	No	Fee
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	45,509	4.7%	8/31/2037	4/24/2023	NAP	5/19/2023	NAP	NAP	No	Fee
13	Loan	6, 7, 19, 30	2	OPI Portfolio
13.01	Property		1	1 Primerica Parkway	NAP	NAP	NAP	7/14/2023	NAP	5/16/2023	NAP	NAP	No	Fee
13.02	Property		1	701 Clay Avenue	NAP	NAP	NAP	7/14/2023	NAP	5/16/2023	NAP	NAP	No	Fee
14	Loan	1, 7, 12, 26	1	Creekside Town Center	30,709	8.5%	1/31/2027	8/2/2023	NAP	6/22/2023	9/14/2023	3%	No	Fee

A-25

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
														17
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	8/4/2023	NAP	8/4/2023	NAP	NAP	No	Fee
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	23,578	8.5%	8/31/2030	2/9/2023	NAP	2/24/2023	NAP	NAP	No	Fee
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	10/10/2023	NAP	10/10/2023	NAP	NAP	No	Fee
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	37,472	3.3%	9/30/2033	5/11/2023	NAP	5/11/2023	NAP	NAP	No	Fee
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments
19.01	Property		1	Knoll Ridge Apartments I	NAP	NAP	NAP	8/22/2023	NAP	8/22/2023	NAP	NAP	No	Fee
19.02	Property		1	Knoll Ridge Apartments II	NAP	NAP	NAP	8/22/2023	NAP	8/22/2023	NAP	NAP	No	Fee
19.03	Property		1	Knoll Ridge Apartments III	NAP	NAP	NAP	8/22/2023	NAP	8/23/2023	NAP	NAP	No	Fee
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	7,958	4.1%	3/31/2032	8/31/2023	NAP	8/31/2023	NAP	NAP	No	Fee
21	Loan	19, 20	1	Chesterfield Marketplace	16,700	8.4%	6/1/2030	3/6/2023	NAP	3/6/2023	NAP	NAP	No	Fee
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	9/25/2023	NAP	9/25/2023	NAP	NAP	No	Fee
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	15,297	7.6%	1/31/2028	5/15/2023	NAP	6/2/2023	NAP	NAP	Yes - AE	Fee
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	7/25/2023	NAP	7/25/2023	7/25/2023	12%	No	Fee
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio
25.01	Property		1	Twin County Plaza	6,000	3.6%	1/31/2028	7/14/2023	NAP	7/14/2023	NAP	NAP	No	Fee
25.02	Property		1	Prestonsburg Village	8,083	4.5%	1/31/2026	7/14/2023	NAP	7/14/2023	NAP	NAP	No	Fee
25.03	Property		1	Village Center	8,470	5.9%	8/31/2026	7/14/2023	NAP	7/19/2023	NAP	NAP	No	Fee
25.04	Property		1	River Creek Village	5,988	4.5%	9/30/2025	7/14/2023	NAP	7/14/2023	NAP	NAP	Yes - AE, A1-A30	Fee
25.05	Property		1	Jackson Park	6,982	5.6%	8/31/2026	7/17/2023	NAP	7/19/2023	NAP	NAP	No	Fee
25.06	Property		1	Wabash Crossing West	9,000	6.8%	3/31/2025	7/14/2023	NAP	7/18/2023	NAP	NAP	No	Fee
25.07	Property		1	Oak Station	10,948	7.1%	6/30/2027	7/14/2023	NAP	7/19/2023	NAP	NAP	No	Fee
25.08	Property		1	College Square Plaza	6,000	4.0%	6/30/2027	7/14/2023	NAP	7/18/2023	NAP	NAP	No	Fee
25.09	Property		1	Lowell Plaza	2,704	4.4%	4/30/2026	7/17/2023	NAP	7/18/2023	NAP	NAP	No	Fee
25.10	Property		1	Flint River Plaza	3,500	4.5%	2/28/2029	7/14/2023	NAP	7/19/2023	NAP	NAP	No	Fee
25.11	Property		1	Jackson Square	6,000	7.9%	10/31/2024	7/14/2023	NAP	7/19/2023	NAP	NAP	No	Fee
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	6/13/2023	NAP	6/15/2023	NAP	NAP	Yes - AE	Fee
27	Loan	23	1	Terraces at Windy Hill	4,097	5.5%	11/30/2031	10/10/2023	NAP	10/10/2023	NAP	NAP	No	Fee
28	Loan	16, 19, 20	1	Empire Burbank	NAP	NAP	NAP	3/21/2023	NAP	3/23/2023	3/21/2023	16%	No	Fee
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	8/10/2023	NAP	8/10/2023	NAP	NAP	No	Fee
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	2/23/2023	NAP	2/15/2023	NAP	NAP	Yes - AE	Fee
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	4,503	8.1%	12/31/2030	6/8/2022	NAP	10/5/2023	NAP	NAP	No	Fee
32	Loan	2, 15, 22	1	11 West Prospect Avenue	650	3.9%	10/31/2028	10/2/2023	NAP	10/2/2023	NAP	NAP	No	Fee

A-26

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
									18	19	18	19	18
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio					346,446	346,446	56,824	28,412	0
3.01	Property		1	Three Bala Plaza	NAP	NAP	NAP	NAP
3.02	Property		1	One Bala Plaza	NAP	NAP	NAP	NAP
3.03	Property		1	Two Bala Plaza	NAP	NAP	NAP	NAP
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio					4,174,654	596,379	5,240	1,310	0
4.01	Property		1	Northwoods Marketplace	NAP	NAP	NAP	NAP
4.02	Property		1	The Centrum	NAP	NAP	NAP	NAP
4.03	Property		1	Lawton Marketplace	NAP	NAP	NAP	NAP
4.04	Property		1	Carlisle Crossing	NAP	NAP	NAP	NAP
4.05	Property		1	Southway Shopping Center	NAP	NAP	NAP	NAP
4.06	Property		1	Parkway Centre South	NAP	NAP	NAP	NAP
4.07	Property		1	Houma Crossing	NAP	NAP	NAP	NAP
4.08	Property		1	North Lake Square	NAP	NAP	NAP	NAP
4.09	Property		1	Liberty Crossing	NAP	NAP	NAP	NAP
4.10	Property		1	Owensboro Town Center	NAP	NAP	NAP	NAP
4.11	Property		1	Harbor Town Center	NAP	NAP	NAP	NAP
4.12	Property		1	Lord Salisbury Center	NAP	NAP	NAP	NAP
4.13	Property		1	Terrell Mill Village	NAP	NAP	NAP	NAP
4.14	Property		1	The Ridge at Turtle Creek	NAP	NAP	NAP	NAP
4.15	Property		1	Nordstrom Rack	NAP	NAP	NAP	NAP
4.16	Property		1	Ventura Place	NAP	NAP	NAP	NAP
4.17	Property		1	Quail Springs	NAP	NAP	NAP	NAP
4.18	Property		1	Wallace Commons	NAP	NAP	NAP	NAP
4.19	Property		1	Waterford Park South	NAP	NAP	NAP	NAP
4.20	Property		1	Evergreen Marketplace	NAP	NAP	NAP	NAP
4.21	Property		1	Derby Marketplace	NAP	NAP	NAP	NAP
4.22	Property		1	Stoneridge Village	NAP	NAP	NAP	NAP
4.23	Property		1	FreshThyme & DSW	NAP	NAP	NAP	NAP
4.24	Property		1	Crossroads Annex	NAP	NAP	NAP	NAP
4.25	Property		1	Tellico Village	NAP	NAP	NAP	NAP
4.26	Property		1	Walmart Neighborhood Market	NAP	NAP	NAP	NAP
4.27	Property		1	PetSmart & Old Navy	NAP	NAP	NAP	NAP
4.28	Property		1	Sutters Creek	NAP	NAP	NAP	NAP
4.29	Property		1	Mattress Firm & Panera Bread	NAP	NAP	NAP	NAP
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	1,615	1,615	54,798	9,133	0
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio					0	Springing	0	Springing	0
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAP	NAP	NAP	NAP
6.02	Property		1	2222 & 2300 Highland Road	NAP	NAP	NAP	NAP
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	148,178	37,045	293,784	32,643	500,000
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio					69,758	26,830	79,884	22,190	0
8.01	Property		1	The Residence at Patriot Place	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks					0	Springing	0	Springing	0
9.01	Property		1	6940 Cornhusker Highway	NAP	NAP	NAP	NAP
9.02	Property		1	221 Law Street	NAP	NAP	NAP	NAP
9.03	Property		1	1956 Singleton Boulevard	NAP	NAP	NAP	NAP
9.04	Property		1	351 21st Street	NAP	NAP	NAP	NAP
9.05	Property		1	161 Lorne Avenue West	NAP	NAP	NAP	NAP
9.06	Property		1	18300 Market Street	NAP	NAP	NAP	NAP
9.07	Property		1	3232 West Lancaster Avenue	NAP	NAP	NAP	NAP
10	Loan	6, 16	2	Metra Portfolio					0	Springing	0	Springing	0
10.01	Property		1	Belding	NAP	NAP	NAP	NAP
10.02	Property		1	Grand Rapids	NAP	NAP	NAP	NAP
11	Loan	20	1	Utica Park Place	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
13	Loan	6, 7, 19, 30	2	OPI Portfolio					0	Springing	791	Springing	0
13.01	Property		1	1 Primerica Parkway	NAP	NAP	NAP	NAP
13.02	Property		1	701 Clay Avenue	NAP	NAP	NAP	NAP
14	Loan	1, 7, 12, 26	1	Creekside Town Center	NAP	NAP	NAP	NAP	104,378	104,378	20,555	20,555	0

A-27

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
									18	19	18	19	18
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	NAP	481,034	60,129	15,776	15,776	0
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	NAP	NAP	NAP	NAP	385,265	77,053	0	Springing	80,000
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	413,674	34,473	64,224	10,756	0
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	NAP	NAP	NAP	7,089,987	1,772,497	0	Springing	0
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments					72,230	14,001	65,523	9,293	320,000
19.01	Property		1	Knoll Ridge Apartments I	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	NAP	NAP	NAP	NAP	692,165	230,722	0	Springing	0
21	Loan	19, 20	1	Chesterfield Marketplace	NAP	NAP	NAP	NAP	88,318	12,617	0	Springing	300,000
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	NAP	22,265	4,453	5,344	5,344	0
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	NAP	NAP	NAP	NAP	29,285	9,762	8,871	2,957	0
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	123,731	13,748	0	1,754	0
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio					164,119	76,652	0	Springing	0
25.01	Property		1	Twin County Plaza	NAP	NAP	NAP	NAP
25.02	Property		1	Prestonsburg Village	NAP	NAP	NAP	NAP
25.03	Property		1	Village Center	NAP	NAP	NAP	NAP
25.04	Property		1	River Creek Village	NAP	NAP	NAP	NAP
25.05	Property		1	Jackson Park	NAP	NAP	NAP	NAP
25.06	Property		1	Wabash Crossing West	NAP	NAP	NAP	NAP
25.07	Property		1	Oak Station	NAP	NAP	NAP	NAP
25.08	Property		1	College Square Plaza	NAP	NAP	NAP	NAP
25.09	Property		1	Lowell Plaza	NAP	NAP	NAP	NAP
25.10	Property		1	Flint River Plaza	NAP	NAP	NAP	NAP
25.11	Property		1	Jackson Square	NAP	NAP	NAP	NAP
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	NAP	14,484	14,484	26,228	7,312	0
27	Loan	23	1	Terraces at Windy Hill	NAP	NAP	NAP	NAP	33,840	11,280	42,620	4,262	0
28	Loan	16, 19, 20	1	Empire Burbank	NAP	NAP	NAP	NAP	35,372	5,895	0	0	0
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	NAP	9,555	9,555	54,195	4,169	0
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NAP	NAP	NAP	NAP	20,000	6,825	0	2,000	0

A-28

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)
					19	20	18	19	20	18	19	20	18	18
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	Springing	0	0	Springing	0	0	0	0	0	7,299,496
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	Springing	0	0	231,942	5,566,608	0	0	0	0	4,384,369
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	23,514	846,514	5,000,000	Springing	2,000,000	0	0	0	0	3,708,965
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Springing	0	0	Springing	0	0	0	0	1,027,622	10,130,356
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	2,104	0	0	0	0	1,403,864	0	0	0	8,000,000
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	Springing	112,316	0	Springing	561,578	0	0	0	0	0
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	6,667	400,000	0	0	0	0	0	0	0	4,200,000
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	21,792	0	0	0	0	0	0	0	534,766	1,257,500
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Springing	0	0	Springing	0	0	0	0	0	0
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	Springing	0	0	Springing	0	0	0	0	0	0
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	4,949	225,000	0	18,750	900,000	0	0	0	0	0
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	Springing	288,170	10,000,000	240,142	0	0	0	0	0	19,165,251
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Springing	0	0	Springing	2,173,883	0	0	0	11,550	11,674,256
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	0	0	2,500,000	Springing	1,500,000	0	0	0	0	185,505

A-29

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)
					19	20	18	19	20	18	19	20	18	18
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	56,066	0	0	0	0	0	0	0	124,740	1,931,820
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	3,448	0	200,000	14,446	358,610	0	0	0	386,478	1,488,312
17	Loan		1	Magnolia Cove Apartments	7,833	0	0	0	0	0	0	0	82,625	0
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	Springing	0	0	Springing	0	0	0	0	0	0
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	Springing	320,000	0	0	0	0	0	0	564,441	50,000
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	4,022	0	500,000	32,172	1,544,256	0	0	0	11,500	0
21	Loan	19, 20	1	Chesterfield Marketplace	2,492	0	200,000	8,308	600,000	0	0	0	166,564	1,065,325
22	Loan	19, 33	1	3 Palms Resort	15,454	0	0	0	0	0	0	0	0	31,297
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	1,681	0	307,000	8,823	423,000	0	0	0	14,375	2,056,681
24	Loan		1	SOS Storage Center	915	0	0	0	0	0	0	0	0	0
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	19,770	0	2,205,000	Springing	2,000,000	0	0	0	2,524,926	44,167
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	9,997	0	0	0	0	0	0	0	0	0
27	Loan	23	1	Terraces at Windy Hill	1,180	0	0	Springing	0	0	0	0	54,358	355,863
28	Loan	16, 19, 20	1	Empire Burbank	685	0	0	740	0	0	0	0	0	855,493
29	Loan	19	1	Best Western Plus Wichita West Airport	8,673	0	0	0	0	0	0	0	0	0
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	Springing	0	0	Springing	0	0	0	0	0	0
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	1,682	0	0	3,005	0	0	0	0	69,828	922,849
32	Loan	2, 15, 22	1	11 West Prospect Avenue	281	0	50,000	1,404	0	0	0	0	0	0

A-30

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Other Reserve ($)	Other Reserve Description
					19
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	0	Outstanding TI/LC Reserve ($6,460,707), Gap Rent Reserve ($838,789.17)
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	0	Outstanding TI/LC Reserve ($3,796,478), Gap Rent Reserve ($587,891)
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	0	Garage Repair Reserve ($2,300,000), Unfunded Obligations Reserve ($1,179,363.26), Free Rent Reserve ($229,601.42)
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	0	Outstanding TI/LC Reserve ($9,576,923), Free Rent Reserve ($311,601), Gap Rent Reserve ($241,832)
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	0	Loan Proceeds Holdback Reserve
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	0
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	0	Earn-Out Reserve
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	0	Unit Renovation Reserve ($1,105,000.00), Fire Damage Reserve ($152,500.00)
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Springing	Master Lease Trigger Period Avoidance Reserve, DSCR Trigger Period Avoidance Reserve, and Master Lease Reserve
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	0
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	Springing	Significant Tenant Reserve
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	0	Outstanding TI/LC Reserve ($13,479,707.20), Free Rent Reserve ($5,685,543.94)
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Springing	Primerica TATILC Reserve (Upfront: $10,678,756), Rent Concession Reserve (Upfront: $872,849.70), Primerica Work Reserve (Upfront: $122,650), Material Tenant Funds Reserve (Monthly: Springing)
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	Springing	Outstanding TI/LC Reserve (Upfront: $185,505.15), DSCR Trigger Reserve (Monthly: Springing)

A-31

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Other Reserve ($)	Other Reserve Description
					19
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	0	PIP Reserve
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	0	Outstanding TI/LC Reserve
17	Loan		1	Magnolia Cove Apartments	0
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	0
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	0	Radon Testing Reserve
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	Springing	Ferragamo Renewal Reserve, Zegna Renewal Reserve
21	Loan	19, 20	1	Chesterfield Marketplace	Springing	Free Rent Reserve (Upfront: $37,575.00), Unfunded Tenant Obligation Reserve (Upfront: $811,002.04), CAM Reconciliation Reserve (Upfront: $216,748.00), Lease Sweep Reserve (Monthly: Springing)
22	Loan	19, 33	1	3 Palms Resort	31,297	Seasonality Reserve
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Springing	Michael and Burk's Buildout (Upfront: $1,080,893); Free Rent Reserve (Upfront: 475,787.62); Old Navy Upfront Holdback (Upfront: $300,000;
						Monthly: Springing); Prior Work Reserve (Upfront: $200,000); Lease Sweep Reserve (Monthly: Springing)
24	Loan		1	SOS Storage Center	0
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	0	Rent Concessions Reserve
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	0
27	Loan	23	1	Terraces at Windy Hill	Springing	Outstanding TILC Reserve (Upfront: $340,524.84), Rent Concession Reserve (Upfront: $15,338.00), Trigger Period Reserve (Monthly: Springing)
28	Loan	16, 19, 20	1	Empire Burbank	Springing	Thinkwell Outstanding Tenant Improvement Reserve (Upfront: $610,273.75); Thinkwell Abated Rent Reserve (Upfront: $53,475);
						Thinkwell Occupancy Reserve (Upfront: $160,425); McCormick Interiors Abated Rent Reserve (Upfront: $31,319.34); Specified Tenant Reserve (Monthly: Springing)
29	Loan	19	1	Best Western Plus Wichita West Airport	0
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	0
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	0	Facade Reserve ($860,806.00), Occupancy/NOI Reserve ($50,000.00), Pennies For Gold Leasing Reserve ($12,042.87)
32	Loan	2, 15, 22	1	11 West Prospect Avenue	0

A-32

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management
					20			26	26
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	0	NAP	NAP	Hard	Springing
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	0	NAP	NAP	Hard	Springing
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	0	NAP	NAP	Hard	Springing
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	0	NAP	NAP	Hard	Springing
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	0	NAP	NAP	Springing	Springing
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	0	NAP	NAP	Hard	Springing
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	0	4,200,000	$4,200,000 deposited into the Earn-Out Reserve to be distributed to the borrower upon certain conditions in the loan agreement.	Soft	Springing
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	0	NAP	NAP	Soft	Springing
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	0	NAP	NAP	Hard	Springing
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	0	NAP	NAP	Hard	Springing
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	2,500,000	NAP	NAP	Hard	Springing
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	0	NAP	NAP	Hard	Springing
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Material Tenant Funds Reserve (12 months of Monthly Material Tenant Deposits)	NAP	NAP	Hard	Springing
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	0	NAP	NAP	Springing	Springing

A-33

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management
					20			26	26
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	0	NAP	NAP	Hard	Springing
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	0	NAP	NAP	Hard	Springing
17	Loan		1	Magnolia Cove Apartments	0	NAP	NAP	Springing	Springing
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	0	NAP	NAP	Hard	In Place
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	0	NAP	NAP	Springing	Springing
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	0	NAP	NAP	Hard	Springing
21	Loan	19, 20	1	Chesterfield Marketplace	Lease Sweep Reserve ($270,000)	NAP	NAP	Springing	Springing
22	Loan	19, 33	1	3 Palms Resort	187,779	NAP	NAP	Hard	Springing
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Lease Sweep Reserve ($500,000)	NAP	NAP	Springing	Springing
24	Loan		1	SOS Storage Center	0	NAP	NAP	Soft	Springing
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	0	NAP	NAP	Hard	Springing
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	0	NAP	NAP	Springing	Springing
27	Loan	23	1	Terraces at Windy Hill	0	NAP	NAP	Springing	Springing
28	Loan	16, 19, 20	1	Empire Burbank	Specified Tenant Reserve ($225,000)	NAP	NAP	Hard	Springing
29	Loan	19	1	Best Western Plus Wichita West Airport	0	NAP	NAP	Springing	Springing
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	0	NAP	NAP	Hard	Springing
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	0	NAP	NAP	Springing	Springing
32	Loan	2, 15, 22	1	11 West Prospect Avenue	0	NAP	NAP	Hard	Springing

A-34

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
											9	9
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	Yes	No	Yes	No	68,000,000	196,000,000	1,049,154.54	1,413,146.93
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	Yes	Yes	Yes	No	60,000,000	300,000,000	1,951,989.58	2,342,387.50
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	Yes	Yes	Yes	No	40,000,000	59,500,000	437,869.04	732,234.78
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Yes	Yes	Yes	No	36,000,000	224,000,000	1,219,917.87	1,415,976.10
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	Yes	No	No	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	No	Yes	No	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	Yes	No	No	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Yes	No	No	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	Yes	Yes	Yes	No	26,333,333	247,666,667	1,556,860.18	1,722,394.44
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Yes	Yes	Yes	No	25,000,000	29,300,000	189,901.64	351,933.76
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	Yes	No	Yes	No	24,000,000	47,525,000	292,322.76	439,944.98

A-35

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
											9	9
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	Yes	No	No	NAP	NAP	NAP	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
17	Loan		1	Magnolia Cove Apartments	Yes	No	No	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	Yes	No	Yes	No	20,000,000	260,000,000	1,292,792.83	1,392,238.43
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	Yes	No	Yes	No	17,500,000	25,000,000	152,505.79	259,259.84
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	Yes	Yes	Yes	No	17,000,000	38,000,000	268,830.93	389,097.40
21	Loan	19, 20	1	Chesterfield Marketplace	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 33	1	3 Palms Resort	Yes	No	No	NAP	NAP	NAP	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
24	Loan		1	SOS Storage Center	Yes	No	No	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	Yes	Yes	Yes	No	13,000,000	40,000,000	230,321.76	305,176.33
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	Yes	No	No	NAP	NAP	NAP	NAP	NAP
27	Loan	23	1	Terraces at Windy Hill	Yes	No	No	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19, 20	1	Empire Burbank	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport	Yes	No	No	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	Yes	No	No	NAP	NAP	NAP	NAP	NAP
32	Loan	2, 15, 22	1	11 West Prospect Avenue	Yes	No	No	NAP	NAP	NAP	NAP	NAP

A-36

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)
								9		14
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	30,000,000	10.01625%	294,000,000	1,667,031.04	42.4%	2.05	14.3%
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	NAP	NAP	360,000,000	2,342,387.50	41.4%	1.98	16.1%
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	NAP	NAP	99,500,000	732,234.78	47.4%	1.68	16.2%
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	NAP	NAP	260,000,000	1,415,976.10	51.2%	1.97	13.8%
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	274,000,000	1,722,394.44	49.4%	1.39	11.6%
13	Loan	6, 7, 19, 30	2	OPI Portfolio	NAP	NAP	54,300,000	351,933.76	48.4%	1.75	13.8%
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	NAP	NAP	71,525,000	439,944.98	56.9%	1.51	11.2%

A-37

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)
								9		14
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	NAP	280,000,000	1,392,238.43	17.5%	3.92	24.2%
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	NAP	NAP	42,500,000	259,259.84	68.1%	1.37	10.2%
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	NAP	NAP	55,000,000	389,097.40	57.9%	1.57	14.2%
21	Loan	19, 20	1	Chesterfield Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	NAP	NAP	53,000,000	305,176.33	67.0%	1.59	11.4%
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	23	1	Terraces at Windy Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19, 20	1	Empire Burbank	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-38

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
								9		14		13
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	30,000,000	5.00000%	129,500,000	858,970.89	61.6%	1.43	12.5%	No
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	56,000,000	14.00000%	330,000,000	2,384,801.85	59.5%	1.00	9.6%	No
13	Loan	6, 7, 19, 30	2	OPI Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-39

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
								9		14		13
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan	19, 20	1	Chesterfield Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	19, 33	1	3 Palms Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	23	1	Terraces at Windy Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	16, 19, 20	1	Empire Burbank	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-40

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor
					13
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	NAP	Simon Property Group, L.P. and Institutional Mall Investors LLC
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	NAP	Simon Property Group, L.P.
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	NAP	Carolyn Dayon, Harry Adjmi, Eva Vegh and Yael Ishakis
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	NAP	Global Net Lease, Inc.
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	Martin Joseph and Hershy Silberstein
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	Future Mezzanine Loan	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	David Dedvukaj
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Future Mezzanine Loan	Moshe Horn
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAP	New Mountain Net Lease Partners II Corporation
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	NAP	Agracel, Inc.
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	NAP	REDICO Properties LLC
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NAP	Tishman Speyer Properties, L.P. and Silverstein Properties, LLC
13	Loan	6, 7, 19, 30	2	OPI Portfolio	NAP	Office Properties Income Trust
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	NAP	Cane Living Trust Dated February 17, 1981 and The Ronald and Mary Ellen Cane 1996 Irrevocable Trust

A-41

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor
					13
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	NAP	Joel Yacoob and Shiya Labin
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	NAP	Shridhar Marupudi and Ziaur Rahman
17	Loan		1	Magnolia Cove Apartments	NAP	Gary W. Gates, Jr.
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	The Stahl Organization
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	NAP	Mendel Steiner
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	NAP	Jeffrey J. Feil
21	Loan	19, 20	1	Chesterfield Marketplace	NAP	Yitzchak M. Green and Basha Rivka Green
22	Loan	19, 33	1	3 Palms Resort	NAP	Peter Sun and Lily Hsue
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	NAP	Joshua S. Peck
24	Loan		1	SOS Storage Center	NAP	Wayne G. Anastasi and Scott Anastasi
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	NAP	Regency Commercial Associates LLC
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	NAP	Larry Patel
27	Loan	23	1	Terraces at Windy Hill	NAP	David R. Fried and Fried Living Trust Dated June 27, 1997
28	Loan	16, 19, 20	1	Empire Burbank	NAP	Weston Cookler and Hillary Cookler
29	Loan	19	1	Best Western Plus Wichita West Airport	NAP	Larry Patel
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	Dax T.S. Mitchell and Andrew Gi
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	NAP	Andrew Brain and Chadwick Sneed
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NAP	Francesco Brusco

A-42

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose
					24		33
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	Simon Property Group, L.P.	No	No	Refinance
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	Simon Property Group, L.P.	No	No	Refinance
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	Carolyn Dayon, Harry Adjmi, Eva Vegh and Yael Ishakis	No	Yes	Acquisition
3.01	Property		1	Three Bala Plaza
3.02	Property		1	One Bala Plaza
3.03	Property		1	Two Bala Plaza
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	Global Net Lease, Inc.	No	No	Recapitalization
4.01	Property		1	Northwoods Marketplace
4.02	Property		1	The Centrum
4.03	Property		1	Lawton Marketplace
4.04	Property		1	Carlisle Crossing
4.05	Property		1	Southway Shopping Center
4.06	Property		1	Parkway Centre South
4.07	Property		1	Houma Crossing
4.08	Property		1	North Lake Square
4.09	Property		1	Liberty Crossing
4.10	Property		1	Owensboro Town Center
4.11	Property		1	Harbor Town Center
4.12	Property		1	Lord Salisbury Center
4.13	Property		1	Terrell Mill Village
4.14	Property		1	The Ridge at Turtle Creek
4.15	Property		1	Nordstrom Rack
4.16	Property		1	Ventura Place
4.17	Property		1	Quail Springs
4.18	Property		1	Wallace Commons
4.19	Property		1	Waterford Park South
4.20	Property		1	Evergreen Marketplace
4.21	Property		1	Derby Marketplace
4.22	Property		1	Stoneridge Village
4.23	Property		1	FreshThyme & DSW
4.24	Property		1	Crossroads Annex
4.25	Property		1	Tellico Village
4.26	Property		1	Walmart Neighborhood Market
4.27	Property		1	PetSmart & Old Navy
4.28	Property		1	Sutters Creek
4.29	Property		1	Mattress Firm & Panera Bread
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	Martin Joseph and Hershy Silberstein	No	No	Refinance
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No	Recapitalization
6.01	Property		1	1-4 Plant Street & 41 Wall Street
6.02	Property		1	2222 & 2300 Highland Road
7	Loan	12, 16, 27	1	The Park at Trowbridge	David Dedvukaj	No	No	Refinance
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	Moshe Horn, Ari Biderman, and Mordechy Donat	No	No	Refinance
8.01	Property		1	The Residence at Patriot Place
8.02	Property		1	Magnolia Manor
8.03	Property		1	The Retreat at Ragan Park
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	New Mountain Net Lease Partners II Corporation	No	No	Recapitalization
9.01	Property		1	6940 Cornhusker Highway
9.02	Property		1	221 Law Street
9.03	Property		1	1956 Singleton Boulevard
9.04	Property		1	351 21st Street
9.05	Property		1	161 Lorne Avenue West
9.06	Property		1	18300 Market Street
9.07	Property		1	3232 West Lancaster Avenue
10	Loan	6, 16	2	Metra Portfolio	Agracel, Inc.	No	No	Acquisition
10.01	Property		1	Belding
10.02	Property		1	Grand Rapids
11	Loan	20	1	Utica Park Place	REDICO Properties LLC	No	No	Refinance
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NAP	No	No	Refinance
13	Loan	6, 7, 19, 30	2	OPI Portfolio	Office Properties Income Trust	No	No	Recapitalization
13.01	Property		1	1 Primerica Parkway
13.02	Property		1	701 Clay Avenue
14	Loan	1, 7, 12, 26	1	Creekside Town Center	Cane Living Trust Dated February 17, 1981 and The Ronald and Mary Ellen Cane 1996 Irrevocable Trust	No	No	Acquisition

A-43

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose
					24		33
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	Joel Yacoob and Shiya Labin	No	Yes	Acquisition
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	Shridhar Marupudi and Ziaur Rahman	No	No	Acquisition
17	Loan		1	Magnolia Cove Apartments	Gary W. Gates, Jr.	No	No	Refinance
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	No	No	Refinance
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	Mendel Steiner	No	No	Refinance
19.01	Property		1	Knoll Ridge Apartments I
19.02	Property		1	Knoll Ridge Apartments II
19.03	Property		1	Knoll Ridge Apartments III
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	Jeffrey J. Feil and Joseph Nakash	No	Yes	Refinance
21	Loan	19, 20	1	Chesterfield Marketplace	Yitzchak M. Green and Basha Rivka Green	No	No	Refinance
22	Loan	19, 33	1	3 Palms Resort	Peter Sun and Lily Hsue	No	Yes	Acquisition
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	Joshua S. Peck	No	Yes	Acquisition
24	Loan		1	SOS Storage Center	Wayne G. Anastasi and Scott Anastasi	No	No	Refinance
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	Regency Commercial Associates LLC	No	No	Recapitalization
25.01	Property		1	Twin County Plaza
25.02	Property		1	Prestonsburg Village
25.03	Property		1	Village Center
25.04	Property		1	River Creek Village
25.05	Property		1	Jackson Park
25.06	Property		1	Wabash Crossing West
25.07	Property		1	Oak Station
25.08	Property		1	College Square Plaza
25.09	Property		1	Lowell Plaza
25.10	Property		1	Flint River Plaza
25.11	Property		1	Jackson Square
26	Loan	19, 27	1	Holiday Inn Kansas City	Larry Patel	No	No	Refinance
27	Loan	23	1	Terraces at Windy Hill	David R. Fried and Fried Living Trust Dated June 27, 1997	No	No	Refinance
28	Loan	16, 19, 20	1	Empire Burbank	Weston Cookler and Hillary Cookler	No	No	Refinance
29	Loan	19	1	Best Western Plus Wichita West Airport	Larry Patel	No	No	Refinance
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	Dax T.S. Mitchell and Andrew Gi	No	No	Recapitalization
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	Andrew Brain and Chadwick Sneed	No	No	Refinance
32	Loan	2, 15, 22	1	11 West Prospect Avenue	Francesco Brusco	No	No	Refinance

A-44

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
					29
1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	No	264,000,000	88,955,402	30,000,000	0	382,955,402	373,692,064	0	1,963,843
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	No	360,000,000	32,236,503	0	0	392,236,503	384,870,923	0	2,981,210
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio		99,500,000	51,299,773	30,000,000	20,298,509	201,098,281	0	185,000,000	6,986,046
3.01	Property		1	Three Bala Plaza	No
3.02	Property		1	One Bala Plaza	No
3.03	Property		1	Two Bala Plaza	No
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio		260,000,000	0	0	0	260,000,000	0	0	5,051,814
4.01	Property		1	Northwoods Marketplace	No
4.02	Property		1	The Centrum	No
4.03	Property		1	Lawton Marketplace	No
4.04	Property		1	Carlisle Crossing	No
4.05	Property		1	Southway Shopping Center	No
4.06	Property		1	Parkway Centre South	No
4.07	Property		1	Houma Crossing	No
4.08	Property		1	North Lake Square	No
4.09	Property		1	Liberty Crossing	No
4.10	Property		1	Owensboro Town Center	No
4.11	Property		1	Harbor Town Center	No
4.12	Property		1	Lord Salisbury Center	No
4.13	Property		1	Terrell Mill Village	No
4.14	Property		1	The Ridge at Turtle Creek	No
4.15	Property		1	Nordstrom Rack	No
4.16	Property		1	Ventura Place	No
4.17	Property		1	Quail Springs	No
4.18	Property		1	Wallace Commons	No
4.19	Property		1	Waterford Park South	No
4.20	Property		1	Evergreen Marketplace	No
4.21	Property		1	Derby Marketplace	No
4.22	Property		1	Stoneridge Village	No
4.23	Property		1	FreshThyme & DSW	No
4.24	Property		1	Crossroads Annex	No
4.25	Property		1	Tellico Village	No
4.26	Property		1	Walmart Neighborhood Market	No
4.27	Property		1	PetSmart & Old Navy	No
4.28	Property		1	Sutters Creek	No
4.29	Property		1	Mattress Firm & Panera Bread	No
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	No	36,000,000	0	0	0	36,000,000	23,050,592	0	1,071,003
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio		34,000,000	0	0	0	34,000,000	0	0	4,983,939
6.01	Property		1	1-4 Plant Street & 41 Wall Street	No
6.02	Property		1	2222 & 2300 Highland Road	No
7	Loan	12, 16, 27	1	The Park at Trowbridge	No	33,000,000	0	0	0	33,000,000	18,652,772	0	800,483
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio		33,000,000	1,381,771	0	0	34,381,771	28,338,908	0	4,100,956
8.01	Property		1	The Residence at Patriot Place	No
8.02	Property		1	Magnolia Manor	No
8.03	Property		1	The Retreat at Ragan Park	No
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks		31,350,000	0	0	0	31,350,000	0	0	2,035,024
9.01	Property		1	6940 Cornhusker Highway	No
9.02	Property		1	221 Law Street	No
9.03	Property		1	1956 Singleton Boulevard	No
9.04	Property		1	351 21st Street	No
9.05	Property		1	161 Lorne Avenue West	No
9.06	Property		1	18300 Market Street	No
9.07	Property		1	3232 West Lancaster Avenue	No
10	Loan	6, 16	2	Metra Portfolio		27,216,296	16,805,252	0	0	44,021,548	0	41,871,225	2,087,823
10.01	Property		1	Belding	No
10.02	Property		1	Grand Rapids	No
11	Loan	20	1	Utica Park Place	No	27,000,000	188,654	0	0	27,188,654	26,062,741	0	1,125,913
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	No	274,000,000	13,988,916	56,000,000	0	343,988,916	301,013,950	0	13,809,715
13	Loan	6, 7, 19, 30	2	OPI Portfolio		54,300,000	0	0	0	54,300,000	0	0	2,287,633
13.01	Property		1	1 Primerica Parkway	No
13.02	Property		1	701 Clay Avenue	No
14	Loan	1, 7, 12, 26	1	Creekside Town Center	No	71,525,000	58,342,802	0	0	129,867,802	0	125,500,000	1,557,364

A-45

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
					29
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	No	24,000,000	19,381,117	0	0	43,381,117	0	40,000,000	827,747
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	No
17	Loan		1	Magnolia Cove Apartments	No
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	No
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments
19.01	Property		1	Knoll Ridge Apartments I	No
19.02	Property		1	Knoll Ridge Apartments II	No
19.03	Property		1	Knoll Ridge Apartments III	No
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	No
21	Loan	19, 20	1	Chesterfield Marketplace	No
22	Loan	19, 33	1	3 Palms Resort	No
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	No
24	Loan		1	SOS Storage Center	No
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio
25.01	Property		1	Twin County Plaza	No
25.02	Property		1	Prestonsburg Village	No
25.03	Property		1	Village Center	No
25.04	Property		1	River Creek Village	No
25.05	Property		1	Jackson Park	No
25.06	Property		1	Wabash Crossing West	No
25.07	Property		1	Oak Station	No
25.08	Property		1	College Square Plaza	No
25.09	Property		1	Lowell Plaza	No
25.10	Property		1	Flint River Plaza	No
25.11	Property		1	Jackson Square	No
26	Loan	19, 27	1	Holiday Inn Kansas City	No
27	Loan	23	1	Terraces at Windy Hill	No
28	Loan	16, 19, 20	1	Empire Burbank	No
29	Loan	19	1	Best Western Plus Wichita West Airport	No
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	No
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	No
32	Loan	2, 15, 22	1	11 West Prospect Avenue	No

A-46

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)

1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	7,299,496	0	0	382,955,402	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	4,384,369	0	0	392,236,503	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	9,112,235	0	0	201,098,281	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Three Bala Plaza					NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	One Bala Plaza					NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Two Bala Plaza					NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	16,315,372	238,632,813	0	260,000,000	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	Northwoods Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	The Centrum					NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	Lawton Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	Carlisle Crossing					NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	Southway Shopping Center					NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	Parkway Centre South					NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	Houma Crossing					NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	North Lake Square					NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	Liberty Crossing					NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	Owensboro Town Center					NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	Harbor Town Center					NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	Lord Salisbury Center					NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	Terrell Mill Village					NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	The Ridge at Turtle Creek					NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	Nordstrom Rack					NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	Ventura Place					NAP	NAP	NAP	NAP	NAP	NAP
4.17	Property		1	Quail Springs					NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	Wallace Commons					NAP	NAP	NAP	NAP	NAP	NAP
4.19	Property		1	Waterford Park South					NAP	NAP	NAP	NAP	NAP	NAP
4.20	Property		1	Evergreen Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	Derby Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	Stoneridge Village					NAP	NAP	NAP	NAP	NAP	NAP
4.23	Property		1	FreshThyme & DSW					NAP	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	Crossroads Annex					NAP	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	Tellico Village					NAP	NAP	NAP	NAP	NAP	NAP
4.26	Property		1	Walmart Neighborhood Market					NAP	NAP	NAP	NAP	NAP	NAP
4.27	Property		1	PetSmart & Old Navy					NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	Sutters Creek					NAP	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	Mattress Firm & Panera Bread					NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	9,460,277	2,418,127	0	36,000,000	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	0	29,016,061	0	34,000,000	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	1-4 Plant Street & 41 Wall Street					NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	2222 & 2300 Highland Road					NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 27	1	The Park at Trowbridge	5,141,962	8,404,784	0	33,000,000	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	1,941,908	0	0	34,381,771	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Residence at Patriot Place					NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor					NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park					NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	0	29,314,976	0	31,350,000	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	6940 Cornhusker Highway					NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	221 Law Street					NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	1956 Singleton Boulevard					NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	351 21st Street					NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	161 Lorne Avenue West					NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	18300 Market Street					NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	3232 West Lancaster Avenue					NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	6, 16	2	Metra Portfolio	62,500	0	0	44,021,548	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Belding					NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Grand Rapids					NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	20	1	Utica Park Place	0	0	0	27,188,654	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	29,165,251	0	0	343,988,916	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	6, 7, 19, 30	2	OPI Portfolio	11,686,597	40,325,770	0	54,300,000	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1 Primerica Parkway					NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	701 Clay Avenue					NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 7, 12, 26	1	Creekside Town Center	2,810,438	0	0	129,867,802	NAP	NAP	NAP	NAP	NAP	NAP

A-47

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)

15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	2,553,370	0	0	43,381,117	12/31/2037	103.89	72.72	70.0%	103.89	72.72
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion					NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	Magnolia Cove Apartments					NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson					NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments					NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Knoll Ridge Apartments I					NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II					NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III					NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue					NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 20	1	Chesterfield Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 33	1	3 Palms Resort					NAP	101.95	95.62	93.8%	101.23	94.65
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace					NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	SOS Storage Center					NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio					NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Twin County Plaza					NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Prestonsburg Village					NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Village Center					NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	River Creek Village					NAP	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	Jackson Park					NAP	NAP	NAP	NAP	NAP	NAP
25.06	Property		1	Wabash Crossing West					NAP	NAP	NAP	NAP	NAP	NAP
25.07	Property		1	Oak Station					NAP	NAP	NAP	NAP	NAP	NAP
25.08	Property		1	College Square Plaza					NAP	NAP	NAP	NAP	NAP	NAP
25.09	Property		1	Lowell Plaza					NAP	NAP	NAP	NAP	NAP	NAP
25.10	Property		1	Flint River Plaza					NAP	NAP	NAP	NAP	NAP	NAP
25.11	Property		1	Jackson Square					NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	19, 27	1	Holiday Inn Kansas City					12/16/2039	104.27	56.62	54.3%	104.27	56.62
27	Loan	23	1	Terraces at Windy Hill					NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19, 20	1	Empire Burbank					NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport					12/28/2026	80.69	46.88	58.1%	80.69	46.88
30	Loan	16, 19	1	Babcock & Wilcox - Chanute					NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center					NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	2, 15, 22	1	11 West Prospect Avenue					NAP	NAP	NAP	NAP	NAP	NAP

A-48

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	1, 7, 12, 13, 19, 24	1	Woodfield Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1, 3, 7, 12, 13, 23, 24, 31	1	Arundel Mills and Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 6, 7, 12, 13, 20, 23, 33	3	Bala Plaza Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Three Bala Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	One Bala Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Two Bala Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 4, 5, 6, 7, 12, 16, 18, 19, 23, 27, 30	29	RTL Retail Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	Northwoods Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	The Centrum	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	Lawton Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	Carlisle Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	Southway Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	Parkway Centre South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	Houma Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	North Lake Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	Liberty Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	Owensboro Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	Harbor Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	Lord Salisbury Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	Terrell Mill Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	The Ridge at Turtle Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	Nordstrom Rack	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	Ventura Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.17	Property		1	Quail Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	Wallace Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.19	Property		1	Waterford Park South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.20	Property		1	Evergreen Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	Derby Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	Stoneridge Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.23	Property		1	FreshThyme & DSW	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	Crossroads Annex	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	Tellico Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.26	Property		1	Walmart Neighborhood Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.27	Property		1	PetSmart & Old Navy	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	Sutters Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	Mattress Firm & Panera Bread	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4, 14, 16, 18, 27, 28	1	2136 Honeywell Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	6, 12, 13, 16	2	MRP Solutions Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	1-4 Plant Street & 41 Wall Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	2222 & 2300 Highland Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 27	1	The Park at Trowbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	6, 13, 16, 28	3	Tusk Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Residence at Patriot Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Magnolia Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	The Retreat at Ragan Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	1, 6, 16, 19, 24	7	New Mountain - Cleaver Brooks	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	6940 Cornhusker Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	221 Law Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	1956 Singleton Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	351 21st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	161 Lorne Avenue West	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	18300 Market Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	3232 West Lancaster Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	6, 16	2	Metra Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Belding	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Grand Rapids	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	20	1	Utica Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 4, 7, 12, 13, 19, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	6, 7, 19, 30	2	OPI Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1 Primerica Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	701 Clay Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 7, 12, 26	1	Creekside Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-49

BMO 2023-C7

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
15	Loan	5, 19, 33	1	Hyatt Regency Schaumburg	70.0%	95.79	67.13	70.1%	80.89	44.79	55.4%
16	Loan	12, 19, 20, 23	1	Maple Hill Pavilion	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	Magnolia Cove Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	1, 7, 12, 19, 21, 24	1	60 Hudson	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	6, 7, 16, 19	3	Knoll Ridge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Knoll Ridge Apartments I	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Knoll Ridge Apartments II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Knoll Ridge Apartments III	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	2, 7, 12, 19, 21, 33	1	645 North Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 20	1	Chesterfield Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 33	1	3 Palms Resort	93.5%	99.31	89.66	90.3%	80.63	72.25	89.6%
23	Loan	12, 16, 19, 20, 23, 33	1	Coleman Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	SOS Storage Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	4, 5, 6, 7, 19, 23	11	Regency Retail Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Twin County Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Prestonsburg Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Village Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	River Creek Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	Jackson Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.06	Property		1	Wabash Crossing West	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.07	Property		1	Oak Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.08	Property		1	College Square Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.09	Property		1	Lowell Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.10	Property		1	Flint River Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.11	Property		1	Jackson Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	19, 27	1	Holiday Inn Kansas City	54.3%	98.81	49.01	49.6%	87.54	38.60	44.1%
27	Loan	23	1	Terraces at Windy Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19, 20	1	Empire Burbank	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	Best Western Plus Wichita West Airport	58.1%	78.52	44.28	56.4%	70.86	39.47	55.7%
30	Loan	16, 19	1	Babcock & Wilcox - Chanute	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	17, 27, 30	1	Southside Plaza Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	2, 15, 22	1	11 West Prospect Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-50

Footnotes to Annex A

(1)

“BMO” denotes Bank of Montreal as Mortgage Loan Seller, “SMC” denotes Starwood Mortgage Capital LLC as Mortgage Loan Seller, “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as Mortgage Loan Seller, “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller, “CREFI” denotes Citi Real Estate Funding Inc. as Mortgage Loan Seller, “GCMC” denotes Greystone Commercial Mortgage Capital LLC as Mortgage Loan Seller and “Regions” denotes RRECM Capital II, LLC (formerly known as Sabal Capital II, LLC) as Mortgage Loan Seller.

With respect to Loan No. 1, Woodfield Mall, the mortgage loan is part of a Whole Loan that was co-originated by BMO, Barclays Capital Real Estate Inc. and Bank of America, N.A. The portion of the Woodfield Mall Mortgage Loan evidenced by promissory note A-2-1 was originated by Barclays Capital Real Estate Inc. and subsequently acquired by BMO.

With respect to Loan No. 2, Arundel Mills and Marketplace, the mortgage loan is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Societe Generale Financial Corporation, DBR Investments Co. Limited and CREFI.

With respect to Loan No. 4, RTL Retail Portfolio, the mortgage loan is part of a whole loan that was co-originated by KeyBank National Association, Barclays, Societe Generale Financial Corporation and BMO.

With respect to Loan No. 9, New Mountain – Cleaver Brooks, the mortgage loan was originated by Goldman Sachs Bank USA, which transferred the mortgage loan to GS Commercial Real Estate LLC. Such mortgage loan was subsequently acquired by BMO.

With respect to Loan No. 12, 11 West 42nd Street, the mortgage loan is part of a whole loan that was co-originated by Bank of America, N.A., LMF Commercial, LLC and UBS AG.

With respect to Loan No. 14, Creekside Town Center, the mortgage loan is part of a whole loan that was originated by 3650 Real Estate Investment Trust 2 LLC. Such mortgage loan was subsequently acquired by BMO.

With respect to Loan No. 18, 60 Hudson, the mortgage loan is part of a whole loan that was originated by Morgan Stanley Bank, N.A. Such mortgage loan was subsequently acquired by BMO.

(2)

With respect to Loan No. 3, Bala Plaza Portfolio, the Two Bala Plaza mortgaged property consists of a 10-story office building and a three-story 100,500 square foot retail building fully occupied by Saks Fifth Avenue LLC.

With respect to Loan No. 20, 645 North Michigan Avenue, the mortgaged property is comprised of 164,650 square feet of office space primarily utilized by medical tenants making up 48.8% of underwritten base rent and 28,381 square feet of retail space making up 51.2% of underwritten base rent.

With respect to Loan No. 32, 11 West Prospect Avenue, the mortgaged property is comprised of an office component comprising 13,600 square feet and a retail component comprising 3,250 square feet.

(3)

Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 2, Arundel Mills and Marketplace, the mortgaged property includes a larger mall and lifestyle center which consists of 1,391,652 square feet of owned improvements and 547,331 square feet of leased fee improvements. Occupancy at the mortgaged property represents the occupancy excluding square footage from the leased fee tenant, Live Casino Hotel Maryland, and is based on the Owned SF totaling 1,391,652. Occupancy including Live Casino Hotel Maryland is 98.8%.

(4)

In certain cases, the mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues— Rights to Sublease” and “--Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” in the prospectus.

A-51

With respect to Loan No. 4, RTL Retail Portfolio, (i) the Largest Tenant at the Ventura Place mortgaged property, VCA Animal Hospitals, Inc., is currently building out its space and is expected to take occupancy in December 2023; however, the tenant is paying rent.

With respect to Loan No. 5, 2136 Honeywell Avenue, the mortgaged property was 93.1% leased as of November 14, 2023. Martin Joseph and Hershy Silberstein entered into a master lease for the seven vacant units which would equate to 100.0% occupancy at the mortgaged property after giving effect to such master lease.

With respect to Loan No. 12, 11 West 42nd Street, the Third Largest Tenant, New York University, is owed approximately $1.65 million in outstanding borrower obligations related to leasing expenses and two months of free rent totaling approximately $1,125,423 ($557,140 in December 2023 and $568,283 in December 2024). All outstanding borrower obligations and free rent was reserved at origination.

With respect to Loan No. 25, Regency Retail Portfolio, the Third Largest Tenant at the College Square Plaza mortgaged property, Dollar Tree, was not yet in occupancy of its relocation space as of the origination of the mortgage loan. A total of $3,413.32 in gap rent was reserved for such tenant at mortgage loan origination.

(5)

With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 4, RTL Retail Portfolio, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) were calculated using the “As Portfolio” appraised value.

With respect to Loan No. 15, Hyatt Regency Schaumburg, the Appraised Value of $45,100,000 represents the prospective market value upon completion based on the assumptions that the improvements for the PIP Reserve are fully completed. Based on the "as-is" market value of $40,200,000, the Cut-off Date LTV and Maturity Date LTV / ARD (%) are 59.7%.

With respect to Loan No. 25, Regency Retail Portfolio, the appraised value of $79,100,000 is the “as-portfolio” value, which reflects a 1.2% premium attributed to the value of the related mortgaged properties as a whole, and such appraised value results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 67.0% and 67.0%, respectively. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the sum of the “as-is” individual appraised values of the mortgaged properties of $78,125,000 are 67.8% and 67.8%, respectively.

(6)

For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Cut-off Date Balance ($) and Maturity / ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

● Loan No. 3, Bala Plaza Porfolio

● Loan No. 4, RTL Retail Portfolio

● Loan No. 6, MRP Solutions Portfolio

● Loan No. 8, Tusk Multifamily Portfolio

● Loan No. 9, New Mountain – Cleaver Brooks

● Loan No. 10, Metra Portfolio

● Loan No. 13, OPI Portfolio

● Loan No. 19, Knoll Ridge Apartments

● Loan No. 25, Regency Retail Portfolio

(7)

The Original Balance ($), Cut-off Date Balance ($), and Maturity / ARD Balance ($) represent only the mortgage loan included in the issuing entity. The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this

A-52

Annex A-1, see the charts titled “Whole Loan Summary” and “Whole Loan Controlling Notes and Non-Controlling Notes” in “Description of the Mortgage Pool—The Whole Loans” in the prospectus.

● Loan No. 1, Woodfield Mall

● Loan No. 2, Arundel Mills and Marketplace

● Loan No. 3, Bala Plaza Portfolio

● Loan No. 4, RTL Retail Portfolio

● Loan No. 12, 11 West 42nd Street

● Loan No. 13, OPI Portfolio

● Loan No. 14, Creekside Town Center

● Loan No. 18, 60 Hudson

● Loan No. 19, Knoll Ridge Apartments

● Loan No. 20, 645 North Michigan Avenue

● Loan No. 25, Regency Retail Portfolio

(8)	The Administrative Fee Rate % includes the Servicing Fee, the Operating Advisor Fee, the Certificate Administrator/Trustee Fee, the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee applicable to each mortgage loan.

(9)	For the mortgage loans with an interest-only period that accrues interest on an Actual/360 basis, the Monthly Debt Service (IO) ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	Intentionally blank

(11)	Intentionally blank

(12)

The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the prospectus.

With respect to Loan No. 1, Woodfield Mall, defeasance of the Woodfield Mall Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Woodfield Mall Whole Loan to be securitized and (b) June 1, 2027. The assumed defeasance lockout period of 24 payments is based on the closing date of the BMO 2023-C7 transaction in December 2023. The actual defeasance lockout period may be longer. If any pari passu note has not been securitized for two years by June 1, 2027, the borrowers may prepay any note that has not been securitized for two years upon payment of a prepayment fee equal to the greater of (i) 1% of the prepaid amount or (ii) yield maintenance basis in conjunction with defeasance of any securitized pari passu note.

With respect to Loan No. 2, Arundel Mills and Marketplace, defeasance of the Arundel Mills and Marketplace whole loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Arundel Mills and Marketplace whole loan to be securitized and (b) December 1, 2026. The assumed prepayment lockout period of 25 payments is based on the closing date of the BMO 2023-C7 transaction in December 2023. The actual lockout period may be longer. If any pari passu note has not been securitized for two years by December 1, 2026, the

A-53

borrowers may prepay any note that has not been securitized for two years in an amount equal to the greater of (i) 1% of prepaid amount or (ii) yield maintenance basis.

With respect to Loan No. 2, Arundel Mills and Marketplace, provided that no event of default exists and a control event has not occurred, (I) with respect to a partial prepayment, at any time prior to the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”), and (II) with respect to a partial defeasance, at any time after the earlier to occur of (a) December 1, 2026, and (b) the expiration of the REMIC Prohibition Period, the Arundel Mills and Marketplace Whole Loan documents permit the release of Arundel Marketplace, which has an allocated loan amount of $11,000,000, upon defeasance or prepayment (together with, if prior to the open period, payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium), as applicable, of 100% of such allocated loan amount of $11,000,000, provided the following conditions, among others, are satisfied: (i) (a) lender’s determination that the post-release debt yield for the remaining mortgaged property is equal to or greater than the pre-release debt yield for the mortgaged property, or (b) borrowers’ partial defeasance or partial prepayment of the Arundel Mills and Marketplace Mortgage Whole Loan in an amount that would result in the post-release debt yield for the remaining mortgaged property being equal to or greater than the pre-release debt yield for the mortgaged property; (ii) an opinion of counsel that the partial release satisfies REMIC related requirements; and (iii) if Arundel Marketplace is conveyed to an affiliate, (a) receipt of an officer’s certificate confirming that the intended primary use of Arundel Marketplace will not be exclusively for retail, (b) any tenants being relocated to Arundel Marketplace from the mall property have been replaced with comparable tenants on comparable rental terms, (c) the release will not have a material adverse effect on the remaining mortgaged property and (d) a rent roll and leasing plan for the remaining mortgaged property and Arundel Marketplace.

Additionally, the borrower owns a non-income producing 24.21 acre parcel of vacant forestry land, at the mortgaged property ("Forestry Parcel"), adjacent to which is a single-family home. The home was purchased in 2002 and was surrounded by a fence. Approximately 43,493 square feet of the Forestry Parcel (“Contested Portion”) is located within that fence. The owner of the single-family home has filed an adverse possession suit claiming ownership of the Contested Portion. The value of the Forestry Parcel was not deducted from the appraised value of the mortgaged property in the appraisal, nor was the Forestry Parcel separately valued in the appraisal. Under the Arundel Mills and Marketplace Whole Loan documents, the borrower may obtain a release from the lien of the mortgage for no additional consideration, of the Contested Portion, or such substantially similar tract of land the borrower is required to convey in connection with the adverse possession suit (or reasonably agrees to convey to settle the suit).

With respect to Loan No. 3, Bala Plaza Portfolio, the borrowers may, provided no event of default has occurred and is continuing, prepay the Bala Plaza Portfolio whole loan in whole but not in part (i) on or after the payment date occurring in May 2028 without the payment of any prepayment premium or (ii) prior to the payment date occurring in May 2028 but excluding the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio whole loan and ending (b) sixty days after the Bala Plaza Portfolio whole loan has been sold to such securitization with the payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium. The assumed prepayment lockout period of three payments is based on the closing date of the BMO 2023-C7 transaction in December 2023. The actual lockout period may be longer.

With respect to Loan No. 3, Bala Plaza Portfolio, provided that no trigger period is continuing under the Bala Plaza Portfolio whole loan documents, at any time prior to the maturity date, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio whole loan and ending (b) sixty days after the Bala Plaza Portfolio whole loan has been sold to such securitization, the borrowers may obtain the release of one or more individual Bala Plaza Portfolio Properties in connection with an arms-length sale of such Bala Plaza Portfolio Property to a third party unaffiliated with any borrower, provided that, among other conditions: (i) the borrowers prepay the debt in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Bala Plaza Portfolio Property, and (b) 100% of the net sales proceeds applicable to such individual Bala Plaza Portfolio Property, (ii) the borrowers have delivered a REMIC opinion, (iii) any conditions to such partial release under the Bala Plaza Portfolio Mezzanine Loan documents have been satisfied, or the Bala Plaza Portfolio Mezzanine Loan has been fully repaid, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Bala Plaza Portfolio Properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the Bala Plaza Portfolio whole loan, and (b) the debt service coverage ratio for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Bala Plaza Portfolio Properties is equal to or greater than the greater of (a) the debt yield as of the origination of the Bala Plaza Portfolio whole loan, and (b)

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the debt yield for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Bala Plaza Portfolio Properties is no greater than the lesser of (a) the loan-to-value ratio as of the origination of the Bala Plaza Portfolio whole loan, and (b) the loan-to-value ratio for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

Provided that no trigger period is continuing under the related Bala Plaza Portfolio whole loan documents, at any time prior to the maturity date, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio whole loan and ending (b) sixty days after the Bala Plaza Portfolio whole loan has been sold to such securitization, the borrowers may obtain the release of one or more parcels of land within the boundary of the Bala Plaza Portfolio Properties that (x) does not include any portion of any of the portions of the Bala Plaza Portfolio Properties indicated in the diagrams attached as Schedule V to the Bala Plaza Portfolio whole loan agreement, (y) is separately subdivided, and (z) complies with the requirements of the development agreement encumbering the Bala Plaza Portfolio Properties, provided that, among other conditions: (i) the borrowers have delivered a REMIC opinion, and (ii) any conditions to such partial release under the Bala Plaza Portfolio Mezzanine Loan documents have been satisfied, or the Bala Plaza Portfolio Mezzanine Loan has been fully repaid.

With respect to Loan No. 4, RTL Retail Portfolio, the lockout period will be at least 12 months beginning with and including the first payment date on October 6, 2023. Defeasance of the RTL Retail Portfolio Whole Loan in full is permitted at any time after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 30, 2026. In addition, voluntary prepayment of the RTL Retail Portfolio Whole Loan in full, but not in part, is permitted after September 6, 2024, and, if such prepayment is made prior to the open prepayment date on March 6, 2033, with the payment of a yield maintenance premium. The assumed defeasance lockout period of 27 payments is based on the expected BMO 2023-C7 securitization closing date in December 2023. The actual defeasance lockout period may be longer. At any time after September 6, 2024, the borrower may also obtain a release of one or more properties upon satisfaction of the conditions set forth in the loan agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the prospectus.

With respect to Loan No. 6, MRP Solutions Portfolio, solely in connection with the occurrence of certain casualty or condemnation events resulting in a termination of the lease with the sole tenant (or a major replacement tenant) at the Mortgaged Property, the borrower may obtain the release of the applicable MRP Solutions Portfolio Mortgaged Properties upon the satisfaction of the following conditions, among others: (a) no event of default; (b) the borrower either prepays the MRP Solutions Portfolio Mortgage Loan or, after the expiration of the lockout period, partially defeases the MRP Solutions Portfolio Mortgage Loan, in each case in an amount equal to the 110% of the allocated loan amount attributable to the applicable individual MRP Solutions Portfolio Mortgaged Property to be released; (c) following such partial release event, the borrower continues to be a single purpose entity; (d) after giving effect to such partial release event, the DSCR for the remaining MRP Solutions Portfolio Mortgaged Property is not less than the greater of (i) 1.78x or (ii) the DSCR of the MRP Solutions Portfolio Mortgaged Properties immediately prior to such partial release event; (e) after giving effect to such partial release event, the loan-to-value ratio for the remaining MRP Solutions Portfolio Mortgaged Property does not exceed the lesser of: (i) 59% or (ii) the loan-to-value ratio of the MRP Solutions Portfolio Mortgaged Property immediately prior to such partial release event; and (f) after giving effect to such partial release event, the debt yield for the remaining MRP Solutions Portfolio Mortgaged Property is no less than the greater of: (i) 11% or (ii) the debt yield immediately prior to such partial release event.

With respect to Loan No. 7, The Park at Trowbridge, on or prior to November 6, 2025, provided that no event of default then exists, upon the written request of the borrower, the lender will calculate the minimum amount (the “Earn-Out Release Amount”) that, following such release, would result in both (i) an Earn-Out Debt Yield as of the end of the prior month equal to or greater than 11.0% and (ii) an Earn-Out Loan-to-Value Ratio equal to or less than 52.5%. In the event that the Earn-Out Release Amount is equal to or greater than the lesser of (i) $1,500,000 and (ii) the remaining funds in the earn-out reserve account, the lender will disburse to the borrower the applicable Earn-Out Release Amount. After November 6, 2025, the lender may either (i) apply earn-out reserve funds to partially prepay The Park at Trowbridge Mortgage Loan which prepayment would not be considered an event of default (and the borrower must pay (A) if the earn-out reserve funds are applied to partially prepay The Park at Trowbridge Mortgage Loan on a day other than a monthly payment date, interest on the principal amount so prepaid through the next succeeding monthly payment date and (B) the yield maintenance premium due in connection with such prepayment) or (ii) continue to hold the earn-out reserve funds as additional collateral for The Park at

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Trowbridge Mortgage Loan. Upon completion of a defeasance event or payment in full by the borrower of The Park at Trowbridge Mortgage Loan, the lender will disburse to the borrower all remaining earn-out reserve funds.

“Earn-Out Debt Yield” means as of any date of determination, the percentage determined by Lender by dividing (i) the underwritten net cash flow by (ii) the Earn-Out Outstanding Principal Balance.

“Earn-Out Loan to Value Ratio” means, as of the date of its calculation, a ratio (expressed as a percentage) calculated by the lender, the numerator of which is equal to the Earn-Out Outstanding Principal Balance and the denominator of which is equal to the aggregate appraised value of The Park at Trowbridge Property (provided, however, that with respect to such calculation, the lender will be required to use the most recent appraisal of The Park at Trowbridge Property provided that such appraisal is dated within 12 months of such calculation).

“Earn-Out Outstanding Principal Balance” means, as of the date on which the lender receives a request for disbursement from the earn-out reserve account, an amount equal to (i) the outstanding principal balance of The Park at Trowbridge Mortgage Loan on such date less (ii) the remaining funds in the earn-out reserve account on such date (but determined assuming that the applicable Earn-Out Release Amount has already been disbursed to the borrower).

With respect to Loan No. 12, 11 West 42nd Street, the borrower is permitted to prepay the 11 West 42nd Street whole loan in whole but not in part (i) on or after the payment date occurring in January 2028 without the payment of any prepayment premium or (ii) beginning on the payment date in July 2025 with the payment of a yield maintenance premium. Defeasance of the 11 West 42nd Street whole loan in whole but not in part is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the 11 West 42nd Street whole loan to be securitized and (ii) August 6, 2026. The assumed defeasance lockout period of 29 payments is based on the anticipated closing date of the BMO 2023-C7 securitization trust in December 2023. The actual lockout period may be longer.

With respect to Loan No. 14, Creekside Town Center, the defeasance lockout period will be at least 26 months beginning with and including the first payment date on November 5, 2023. Defeasance of the Creekside Town Center whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 28, 2027. The assumed defeasance lockout period of 26 payments is based on the expected BMO 2023-C7 securitization closing date in December 2023. The actual defeasance lockout period may be longer.

With respect to Loan No. 16, Maple Hill Pavilion, the borrower is permitted to obtain the release of a specified portion of the mortgaged property (the “Release Parcel”) in connection with a sale of the Release Parcel to a third-party, which may be an affiliate of borrower, without payment of a release price under the conditions specified in the mortgage loan documents, provided that the borrower may not obtain the release of the Release Parcel during the 60 day period before or after a proposed securitization of the loan without the prior written consent of lender.

With respect to Loan No. 18, 60 Hudson, the defeasance lockout period will be at least 26 months beginning with and including the first payment date on November 1, 2023. Defeasance of the 60 Hudson whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) April 1, 2027. The assumed defeasance lockout period of 26 payments is based on the expected BMO 2023-C7 securitization closing date in December 2023. The actual defeasance lockout period may be longer.

With respect to Loan No. 20, 645 North Michigan Avenue, the lockout period will be at least 24 payment dates beginning with and including the first payment date on January 6, 2024. Defeasance of the 645 North Michigan whole loan in full (but not in part) is permitted at any time following the earlier to occur of (i) November 7, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last promissory note representing a portion of the 645 North Michigan Avenue loan to be securitized. The assumed lockout period of 24 payments is based on the expected BMO 2023-C7 securitization closing date in December 2023. The actual lockout period may be longer.

With respect to Loan No. 23, Coleman Marketplace, the borrower is permitted to obtain the release of a specified portion of the mortgaged property (the “Release Parcel”) in connection with a sale of the Release Parcel without payment of a release price under the conditions specified in the mortgage loan documents.

(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt,” “—Preferred Equity and

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Preferred Return Arrangements” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 1, Woodfield Mall, the Woodfield Mall Property also secures the Woodfield Mall Trust Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $30,000,000. The Woodfield Mall Trust Subordinate Companion Loan accrues interest at 10.01625% per annum. The Woodfield Mall Senior Loan is senior in right of payment to the Woodfield Mall Trust Subordinate Companion Loan. The Woodfield Mall Trust Subordinate Companion Loan will be contributed to the BMO 2023-C7 securitization trust, but will not be included in the mortgage pool. Payments allocated to the Woodfield Mall Trust Subordinate Companion Loan will be paid only to the holders of the Woodfield Mall loan-specific certificates as described in “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu AB Whole Loan” in the Prospectus.

With respect to Loan No. 1, Woodfield Mall, the related mortgage loan documents permit the borrower to enter into a property-assessed clean energy loan for an amount not to exceed $5,000,000, subject to the lender’s approval and delivery of a rating agency confirmation. Additionally, the related mortgage loan documents permit upper-tier equity pledges provided that, among other conditions, (i) such debt is secured by a pledge of a substantial portion of the assets wholly owned by the pledgor, and any foreclosure of such pledge must be to a bank or similar financial institution that has (a) total assets in excess of $650,000,000 and (b) (except with respect to a pension advisory firm or similar fiduciary) either a net worth or combined capital and statutory surplus or shareholder’s equity in excess of $250,000,000 (which may include a bank or financial institution acting as agent for a group of lenders provided that 51% of such debt is held by a bank or similar financial institution meeting such requirements).

With respect to Loan No. 2, Arundel Mills and Marketplace, the mortgaged property is subject to an existing property assessed clean energy loan in an original principal amount of $2,037,877.38 from Petros PACE Finance, LLC, a Texas limited liability company, to the borrower. The PACE loan has an approximately 17-year term with final payment occurring in November 2035. The annual debt service is $195,956.85 and the remaining balance, including all interest and administrative expenses, as of October 2023 was $1,633,579.73. Payments and any accrued interest are collected on the tax bill for the Arundel Mills and Marketplace Property and constitute a first lien on the Arundel Mills and Marketplace Property that has a priority over any mortgage loan. In addition, the Arundel Mills and Marketplace Whole Loan documents permits the borrowers to enter into an additional PACE loan for an amount not to exceed $5,000,000.

With respect to Loan No. 3, Bala Plaza Portfolio, concurrently with the origination of the Bala Plaza Portfolio whole loan, Bala Plaza, Inc. originated a mezzanine loan (the “Bala Plaza Portfolio Mezzanine Loan”) in the amount of $30,000,000 to be secured by the mezzanine borrowers’ interests in the borrowers. The Bala Plaza Portfolio Mezzanine Loan accrues interest at a rate of 5.0000% per annum to be paid as part of each monthly debt service payment amount. The Bala Plaza Portfolio Mezzanine Loan has a final maturity date of November 6, 2028. An intercreditor agreement between the lender under the Bala Plaza Portfolio whole loan and the lender under the Bala Plaza Portfolio Mezzanine Loan was executed simultaneously with the origination of the Bala Plaza Portfolio Mezzanine Loan.

With respect to Loan No. 6, MRP Solutions Portfolio, the borrower will be permitted to enter into a mezzanine loan (“Permitted Mezzanine Loan”), provided all the following conditions are satisfied: (a) no event of default; (b) the holder of the Permitted Mezzanine Loan is an institutional lender; provided, in no event, may the holder of the Permitted Mezzanine Loan be the borrower of an affiliate of the borrower; (c) the holder is not permitted at any time the indebtedness remains outstanding to sell or transfer its right in the Permitted Mezzanine Loan except as otherwise pursuant to the intercreditor agreement; (d) the Permitted Mezzanine Loan is only undertaken pursuant to those loan documents approved by the lender in the lender’s reasonable discretion; (e) the lender and the holder of the Permitted Mezzanine Loan enter into and execute an intercreditor agreement; (f) the Permitted Mezzanine Loan is not secured by a lien on the MRP Solutions Portfolio Properties and does not constitute an obligation of the borrower but, rather, constitutes an obligation of the mezzanine borrower and any guarantor thereof and is secured solely by a security interest in mezzanine borrower’s direct or indirect ownership interests in the borrower (the “Membership Interest”) and other assets of the mezzanine borrower; in no event may the mezzanine borrower attempt to grant any lien or security interest in the MRP Solutions Portfolio Properties to secure the Permitted Mezzanine Loan; (g) the holder of the Permitted Mezzanine Loan is not entitled to foreclose on the Membership Interest except in a manner consistent with the intercreditor agreement; (h) the combined loan-to-value ratio at the time of such subordinate financing does not exceed the closing date loan-to-value ratio based on an appraisal of the MRP Solutions Portfolio Properties; (i) the annual combined DSCR on the MRP Solutions Portfolio Mortgage Loan and the Permitted Mezzanine Loan is equal to or greater than the closing date DSCR; (j) the combined debt yield is equal to or greater than the closing date debt yield; (k) (i) the Permitted Mezzanine Loan is fully non-

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recourse to the borrower as to principal and interest, (ii) such Permitted Mezzanine Loan is only payable to the extent available net cash flow is available, (iii) defaults under the Permitted Mezzanine Loan are limited solely to monetary defaults and fraud, (iv) any proceeds from the Permitted Mezzanine Loan will be applied to the MRP Solutions Portfolio Properties and operations thereof, (v) any obligations under the Permitted Mezzanine Loan provide for a fixed rate of interest and (vi) to the extent any balloon payment is due at the maturity of such Permitted Mezzanine Loan, (a) such maturity does not occur prior to the maturity of the MRP Solutions Portfolio Mortgage Loan and the mezzanine loan documents allow at least two one-year extensions at the option of the mezzanine borrower, or (b) any balloon payment may be paid following the maturity of the MRP Solutions Portfolio Mortgage Loan without the payment of any prepayment premium or prepayment fee; (l) the borrower has paid all of lender’s reasonable and actual out-of-pocket costs and out-of-pocket expenses related to the approval of the Permitted Mezzanine Loan; (m) the Permitted Mezzanine Loan is expressly subordinate and inferior in all respects to the MRP Solutions Portfolio Mortgage Loan; and (n) the rating condition is satisfied or deemed satisfied or waived.

With respect to Loan No. 8, Tusk Multifamily Portfolio, the mortgage loan documents permit future mezzanine debt secured by a pledge of direct equity interests in the borrowers subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed the combined loan-to-value ratio at origination of the mortgage loan, (y) the combined debt yield, as calculated in accordance with the mortgage loan documents, is at least the combined debt yield at origination of the mortgage loan and (z) the combined debt service coverage ratio, as calculated in accordance with the mortgage loan documents, is at least the combined debt service coverage ratio at origination of the mortgage loan, and (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and satisfactory to the rating agencies.

With respect to Loan No. 12, 11 West 42nd Street, concurrently with the funding of the 11 West 42nd Street whole loan, Bank of America, N.A. originated a mezzanine loan in the amount of $56,000,000 secured by the mezzanine borrower’s equity interests in the 11 West 42nd Street whole loan borrower (the “Mezzanine Loan”). The Mezzanine Loan is coterminous with the 11 West 42nd Street whole loan. The Mezzanine Loan accrues interest at a rate of 14.00000% per annum and requires interest-only payments until its maturity date. An intercreditor agreement was executed at loan origination between the lender and the lender of the Mezzanine Loan. Subsequent to loan origination, the Mezzanine Loan was sold by Bank of America, N.A. to an affiliate of Taconic Capital.

With respect to Loan No. 12, 11 West 42nd Street, the borrower is permitted to enter into a “Property-Assessed Clean Energy loan” or any similar indebtedness (a “PACE Loan”) for an amount not to exceed $10,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, which PACE Loan is (i) incurred for improvements to the mortgaged property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the mortgaged property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

(14)

The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the origination date during the term of the mortgage loan.

With respect to Loan No. 5, 2136 Honeywell Avenue, the UW NCF DSCR of 1.20x is based on 30-year amortization, assumes a stabilized underwritten vacancy of 3% and gives credit to rent payments due under the seven unleased units that are currently subject to a master lease. Without giving credit to the master lease, the UW NCF DSCR would be 1.16x.

(15)

In certain cases, Underwritten TI / LC ($) is inclusive of certain credits for upfront reserves taken at closing.

With respect to Loan No. 32, 11 West Prospect Avenue, a $5,000 credit to tenant improvements and leasing commissions has been underwritten, reflecting 1/10th of the TI/LC deposit at origination.

(16)

With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 4, RTL Retail Portfolio, certain historical information prior to 2022 is limited to the information relating to the five properties acquired by the borrower sponsor in 2017 (the Liberty Crossing, Southway Shopping Center, Northwoods Marketplace, The Centrum, and Quail Springs mortgaged properties). The other 24 mortgaged properties were acquired by the borrower sponsor between February 2022 and April 2022, and

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accordingly, historical information for such 24 properties only includes information following the related acquisition date of the properties.

With respect to Loan No. 5, 2136 Honeywell Avenue, historical financial information is not available due to the recent development of the mortgaged property.

With respect to Loan No. 6, MRP Solutions Portfolio, historical cash flows were not provided as the borrower acquired the MRP Solutions Portfolio Properties in a sale-leaseback transaction in June 2022.

With respect to Loan No. 7, The Park at Trowbridge, historical occupancy is not available as The Park at Trowbridge Property was acquired by the borrower in April 2021, and the borrower immediately began an extensive renovation and rebranding of The Park at Trowbridge Property. The assisted living regulations on The Park at Trowbridge Property were removed in December 2021 and the renovations were completed in September 2023.

With respect to Loan No. 8, Tusk Multifamily Portfolio, historical financial information prior to 2022 is not available because the borrower sponsors acquired the mortgaged properties in 2020 and 2021, respectively.

With respect to Loan No. 9, New Mountain – Cleaver Brooks, historical financial information is not available because the Mortgaged Property was acquired by the borrower in July 2023 in a sale-leaseback transaction.

With respect to Loan No. 10, Metra Portfolio, historical financials are unavailable as the borrower sponsor acquired the Metra Portfolio Properties in a sale-leaseback transaction.

With respect to Loan No. 19, Knoll Ridge Apartments, historical financials prior to 2021 are not available as the portfolio of mortgaged properties was acquired in 2021.

With respect to Loan No. 23, Coleman Marketplace, historical financials prior to 2021 are not available as the mortgaged property was acquired in 2022.

With respect to Loan No. 28, Empire Burbank, historical financials are not available as the mortgaged property was acquired in 2022.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, the mortgaged property was historically owner occupied; therefore, there is no operating history.

(17)	With respect to Loan No. 31, Southside Plaza Shopping Center, the mortgaged property is subject to a ten-year tax abatement pursuant to a ground lease with The City of Lee’s Summit, Missouri (the “City”), as ground lessor, and the borrower, as ground lessee, that commenced on July 1, 2022. Under the ground lease, the borrower will pay, as rent, an annual PILOT of $0 during the first four years of the abatement, and the following amounts per year (due on December 31st) during the remaining six-year period (which amounts were calculated based on being equal to 50% of the amount of real property taxes which would have otherwise been due with respect to the Mortgaged Property if the property was not owned by the City): 2026 – $74,534; 2027 – $74,534; 2028 – $76,770; 2029 – $76,770; 2030 – $79,073; and 2031 – $79,073. In addition to the leasehold mortgage in favor of the lender, the mortgaged property is secured by a fee mortgage granted by the City. Taxes were underwritten at $105,654, which is the amount currently collected in real estate tax reimbursements from the tenants at the Southside Plaza Shopping Center mortgaged property.

(18)

Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

With respect to Loan No. 4, RTL Retail Portfolio, at loan origination, the borrower deposited $977,500 to cover the cost of further testing to determine if certain vapor intrusion conditions exist and to mitigate any such intrusion.

With respect to Loan No. 5, 2136 Honeywell Avenue, at origination, the borrower deposited into escrow $8,000,000 in connection with the leasing of the seven unleased units at the 2136 Honeywell Avenue Property. Such funds may be released to the borrower, no earlier than two months after the origination date of the mortgage loan, upon the satisfaction of certain conditions, including, but not limited to, (i) the borrower providing evidence that the mortgaged property is 100% occupied, (ii) the lender receiving approval documentation from the New York City Family Homelessness and Eviction Prevention Supplement program for all 101 units at the mortgaged property and (iii) the debt service coverage ratio (as calculated by the lender utilizing trailing one-month income annualized and underwritten expenses equal to $533,271) being equal to or greater than 1.20x.

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(19)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 1, Woodfield Mall, the borrower may provide a reserve guaranty or letter of credit in lieu of deposits of amounts due for the outstanding TI/LC reserve and/or gap rent reserve. No reserve guaranty was provided at origination.

With respect to Loan No. 4, RTL Retail Portfolio, on each monthly payment date during a cash sweep period, the borrowers are required to deposit (i) into the replacement reserve an amount equal to $0.25 multiplied by the total number of rentable square feet of the RTL Retail Portfolio mortgaged properties divided by 12 and (ii) into the rollover reserve an amount equal to $1.50 multiplied by the total number of rentable square feet of the RTL Retail Portfolio mortgaged properties divided by 12. In the event of a partial release, each such amount (described in clause (i) and (ii) above), will be reduced by an amount equal to $0.25 (with respect to clause (i)) and $1.50 (with respect to clause (ii)) multiplied by the total number of rentable square feet of the released property divided by 12.

With respect to Loan No. 9, New Mountain – Cleaver Brooks, monthly escrows for property taxes, insurance, capital expenditure, and TI/LCs are waived so long as a trigger period is not in effect.

With respect to Loan No. 12, 11 West 42nd Street, the borrower is not required to make monthly tax deposits as long as (i) no cash sweep period exists and (ii) the borrower provides the lenders with paid receipts or other evidence reasonably satisfactory that all taxes have been and continue to be fully and timely paid.

With respect to Loan No. 12, 11 West 42nd Street, the borrower is not required to make monthly insurance deposits as long as (i) no cash sweep period exists and (ii) the insurance is maintained pursuant to one or more blanket policies, and the borrower timely provides the lender with evidence of the renewal of such policies.

With respect to Loan No. 12, 11 West 42nd Street, during a cash sweep period, the borrower is required to deposit monthly amounts of approximately $16,009 into a reserve for replacements for the mortgaged property, subject to a cap of approximately $288,170.

With respect to Loan No. 13, OPI Portfolio, on each monthly payment date during a cash management trigger event period, the borrowers are required to deposit an amount sufficient to pay all taxes at least 30 days prior to their respective due dates. The borrowers’ obligation to make monthly tax deposits with respect to the mortgaged properties is waived for so long as, and to the extent that, (i) no event of default under the mortgage loan has occurred and is continuing, (ii) each mortgaged property is subject to a lease covering the entirety of such mortgaged property that requires the sole tenant thereunder to pay all taxes applicable to such mortgaged property directly to the applicable governmental authorities, (iii) the lease for such mortgaged property is in full force and effect and has not expired or terminated, (iv) no default under the lease for such mortgaged property has occurred and is continuing beyond applicable notice and cure periods, (v) the tenant under the lease for such mortgaged property is timely paying all taxes directly to the appropriate governmental authority in accordance with the terms of such lease and (vi) the borrowers deliver evidence reasonably satisfactory to the lender of such timely payment of all of the taxes for such mortgaged property.

With respect to Loan No. 13, OPI Portfolio, the borrowers are required to deposit (i) approximately $220 on each monthly payment date to maintain required flood insurance and (ii) on each monthly payment date during a cash management trigger event period, an amount sufficient to pay all insurance premiums for the purchase and/or renewal of insurance policies covering the mortgaged properties at least 30 days prior to the expiration of such policies. If all of the required insurance coverages for any OPI Portfolio mortgaged property is provided through an approved blanket policy, the borrowers are not required to make deposits on account of insurance premiums for such mortgaged property; provided that (i) such blanket policy is maintained in full force and effect, (ii) the insurance premiums for such blanket policy are not paid in installments or financed and (iii) not less than 15 days prior to the expiration date of such blanket policy, the borrowers provide the lender with (a) a certificate of insurance evidencing (1) the renewal of such blanket policy or (2) a new blanket policy approved by the lender and (b) evidence reasonably satisfactory of the payment in full of the insurance premiums then due thereunder.

With respect to Loan No. 13, OPI Portfolio, on each monthly payment date during a cash management trigger event period, the borrowers are required to deposit approximately $10,064 for capital expenditures.

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With respect to Loan No. 13, OPI Portfolio, on each monthly payment date commencing after the lease with either (i) Primerica Life Insurance Company at the 1 Primerica Parkway mortgaged property or (ii) GSA - Veterans Benefits Administration at the 701 Clay Road mortgaged property, respectively, has been terminated or is no longer in full force and effect, the borrowers are required to deposit $90,578 to pay for tenant allowances, tenant improvements and leasing commissions, subject to a cap of $2,173,883 if no cash management trigger period is continuing. If a cash management trigger period is not in effect, the borrowers may (x) deposit $2,173,883 to suspend the monthly rollover deposit obligation or (y) in lieu of a cash deposit, deliver a letter of credit with the face amount equal to $2,173,883.

With respect to Loan No. 13, OPI Portfolio, on each monthly payment date following a material tenant trigger event period, the borrowers are required to deposit the monthly material tenant deposit for tenant allowances, tenant improvements and leasing commissions that may be incurred or required to be reimbursed by the borrowers in connection with leasing material tenant space pursuant to qualified leases. If no other cash management trigger event or cash sweep trigger event has occurred and is continuing, the borrowers are permitted to suspend a material tenant trigger event by either (x) depositing cash in an amount equal to 12 months of anticipated monthly material tenant deposits or (y) delivering a letter of credit with the face amount equal to 12 months of anticipated monthly material tenant deposits. Such deposit of cash or a letter of credit will be sufficient to suspend a material tenant trigger event only for a period of 12 months, after which monthly material tenant deposits are required to continue unless additional cash deposits are made or another letter of credit is delivered, as the case may be, in lieu of such monthly material tenant deposits.

With respect to Loan No. 15, Hyatt Regency Schaumburg, the borrowers are required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment and (ii) the amount of the deposit (if any) then required by the franchisor or manager on account of FF&E under the franchise agreement or management agreement, as applicable. The “FF&E Payment” means an amount equal to 1/12th of 4% of the greater of (a) the total gross revenues for the hotel related operations at the mortgaged property for the immediately preceding calendar year and (b) the projected annual gross revenues for the hotel related operations at the mortgaged property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, The initial FF&E Payment was determined to be approximately $56,066.

With respect to Loan No. 16, Maple Hill Pavilion, a “Maple Hill Specified Tenant Trigger Period” will occur if: (A) (i) any Specified Tenant (defined below) being in default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant failing to be in actual, physical possession of its leased space, failing to be open to the public for business during customary hours and/or “going dark”, or giving notice of any of the same, (iii) any Specified Tenant giving notice that it is vacating all or any portion of its leased space or terminating its Specified Tenant lease for all or any portion of its leased space, (iv) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect or any Specified Tenant or the borrower giving notice of the same, (v) any bankruptcy or similar insolvency of any Specified Tenant and (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease, or give notice of the same, on or prior to the earlier of (a) twelve months (with respect to an anchor tenant) or six months (with respect to a mini-anchor tenant) prior to the expiration date of the then applicable term or (b) the date that notice of renewal is required to be delivered pursuant to the applicable lease (any such event under this clause (vi) being a “Maple Hill Tenant Renewal Failure Event”) (unless the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease on terms and conditions acceptable to lender in lender’s sole and absolute discretion) (such period under this clause (vi), a "Maple Hill Specified Tenant Renewal Trigger"); and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender of satisfaction of the conditions set for in the mortgage loan documents. In the event of a Maple Hill Specified Tenant Trigger Event, excess funds will be deposited into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the applicable Specified Tenant. If the Maple Hill Specified Tenant Trigger Event is the result of a Maple Hill Specified Tenant Renewal Trigger, instead of excess funds being deposited into a reserve account, (i) funds in an amount equal to $79,166.67 are required to be deposited monthly by the borrower into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the Specified Tenant, and (ii) a Maple Hill Specified Tenant Trigger Event may be waived if the borrower deposits with the lender either cash or a letter of credit in the amount of $950,000.00 with respect to Hobby Lobby, Marshalls and Burlington Coat Factory and $475,000.00 with respect to Old Navy and DSW. “Specified Tenant” means Hobby Lobby, Marshalls, and Burlington Coat Factory (each an anchor tenant) and Old Navy and DSW (each a mini-anchor tenant), and any approved replacement tenant(s) with respect to the spaces occupied by the foregoing tenant.

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With respect to Loan No. 18, 60 Hudson, on each monthly payment date during a reserve trigger period, the borrower is required to deposit an amount equal to $19,160.32 into a replacement reserve account and $287,404.75 into a rollover reserve account.

With respect to Loan No. 18, 60 Hudson, at the option of the lender, if the liability or casualty policy maintained by the borrower covering the mortgaged property does not constitute an approved blanket or umbrella policy, on each monthly payment date, the borrower is required to deposit into an insurance reserve account 1/12th of an amount that the lender reasonably estimates which would be sufficient to pay the insurance premiums due by the borrower for the renewal of the coverage afforded by the insurance policies at least 30 days prior to the expiration of such policies.

With respect to Loan No. 19, Knoll Ridge Apartments, if the balance in the replacement reserve account is less than $105,000, the borrowers are required on a monthly basis to deposit $5,900 into the replacement reserve account. Monthly deposits into the replacement reserve account will cease upon reaching a balance equal to an amount that does not exceed $320,000.

With respect to Loan No. 20, 645 North Michigan Avenue, the borrowers are required to deposit on each monthly payment date occurring after the occurrence and during the continuance of a specified tenant trigger period caused by renewal trigger event with respect to Ferragamo an amount equal to $83,333.

With respect to Loan No. 20, 645 North Michigan Avenue, the borrowers are required to deposit on each monthly payment date occurring after the occurrence and during the continuance of a specified tenant trigger period caused by renewal trigger event with respect to Zegna an amount equal to $83,333.

With respect to Loan No. 21, Chesterfield Marketplace, a “Chesterfield Marketplace Specified Tenant Trigger Event” will occur if a Specified Tenant (defined below): (a) files for bankruptcy, (b) provides notice of its intent to terminate its lease early or terminates its lease, (c) provides notice of its intent to go dark or actually goes dark, (d) defaults under the terms of its lease beyond applicable notice and cure periods, (e) terminates or cancels its lease or gives notice of the same or (f) fails to renew its lease or provide notice of its intent to renew its lease on or prior to the earlier of (i) six months prior to the expiration date of the then applicable term or (ii) the date that notice of renewal is required to be delivered pursuant to the applicable lease. In the event of a Chesterfield Marketplace Specified Tenant Trigger Event, excess funds will be deposited into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the applicable Specified Tenant until such time as the amount of funds on deposit in the applicable reserve equals $270,000. “Specified Tenant” means K1 Speed Racing, Skyzone Trampoline, Staples, and PetSmart, and any approved replacement tenant(s) with respect to the spaces occupied by the foregoing tenants.

With respect to Loan No. 22, 3 Palms Resort, the borrowers are required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement. The “FF&E Payment” means an amount equal to 1/12 of 4% of the greater of (a) the annual gross revenues for the hotel related operations at the mortgaged property for the immediately preceding calendar year as reasonably determined by the lender and (b) the projected annual gross revenues for the hotel related operations for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or where no approved annual budget exists as of the date of determination, the amount of the FF&E Payment will be determined by the lender in its reasonable discretion. The initial FF&E Payment was determined to be approximately $15,454.

With respect to Loan No. 22, 3 Palms Resort, the borrowers are required to deposit into a seasonality reserve on each monthly payment date occurring in the months of January through May (inclusive) an amount equal to $31,296.56 until the seasonality reserve equals $187,779.34 and thereafter an amount equal to $25,000.

With respect to Loan No. 23, Coleman Marketplace, the borrower is required to deposit on each monthly payment date occurring in the months of August 2025 through January 2026 (inclusive), an amount equal to $25,000.00 with respect to tenant Old Navy’s lease extension. In addition, a “Specified Tenant Trigger Event” will occur if a Specified Tenant (defined below): (a) files for bankruptcy, (b) provides notice of its intent to terminate its lease early or terminates its lease, (c) provides notice of its intent to go dark or actually goes dark, (d) defaults under the terms of its lease beyond applicable notice and cure periods, terminates or cancels its lease or gives notice of the same or (f) fails to renew its lease or provide notice of its intent to renew its lease on or prior to the earlier of (i) six months prior to the expiration date of the then applicable term or (ii) the date that notice of renewal is required to be delivered pursuant to the applicable lease (any such event under this clause (f) being a “Coleman Marketplace

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Tenant Renewal Failure Event”). In the event of a Specified Tenant Trigger Event, excess funds will be deposited into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the applicable Specified Tenant. If the Specified Tenant Trigger Event is the result of a Tenant Renewal Failure Event, instead of excess funds being deposited into a reserve account, the borrower is required to make a monthly deposit of $52,525.00 with respect to each Specified Tenant for which such Tenant Renewal Failure exists subject to an individual cap (after giving effect to the monthly deposit) of $315,150.00 with respect to each of Ross Dress for Less and Marshals of MA, Inc., provided that funds in the account must not exceed an aggregate cap of $500,000. “Specified Tenant” means Ross Dress for Less, Marshalls of MA, Inc. and any approved replacement tenant(s) with respect to the spaces occupied by the foregoing tenants.

With respect to Loan No. 25, Regency Retail Portfolio, if the balance in the TI/LC reserve account is less than $1,000,000, the borrower is required on a monthly basis to deposit approximately $58,147 into the TI/LC reserve account. Monthly deposits into the TI/LC reserve account will cease upon reaching a balance equal to an amount that does not exceed $2,000,000.

With respect to Loan No. 26, Holiday Inn Kansas City, the borrower is required to make monthly deposits into the FF&E reserve account in an amount equal to 1/12th of 4% of the annual gross revenues of the mortgaged property, initially $9,997.

With respect to Loan No. 28, Empire Burbank, a “Specified Tenant Trigger Event” will occur (i) Specified Tenant (defined below) being in monetary default or material non-monetary default (subject to Lender's reasonable discretion as to whether a non-monetary default is material) under the applicable Specified Tenant Lease beyond applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of its space (or applicable portion thereof), failing to continue business operations and/or “going dark” in its space (or applicable portion thereof), or giving notice of any of the same, (iii) Specified Tenant giving notice it is vacating all or any portion of its space or that it is terminating its Lease for all or any portion of its space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect or Specified Tenant or Borrower giving notice of the same, (v) any bankruptcy or similar insolvency of Specified Tenant and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease, or give notice of the same, on or prior to the earlier of either (i) the date occurring nine (9) months prior to the expiration of the then applicable term of the applicable Specified Tenant lease or (ii) the date that notice of renewal is required to be delivered to Borrower as set forth in the Specified Tenant lease (a “Specified Tenant Extension Deadline”), in accordance with the applicable terms and conditions thereof and the Loan Documents for a period of 5 years (unless the Specified Tenant has renewed or extended the Specified Tenant lease on terms and conditions acceptable to Lender in Lender’s sole and absolute discretion prior to the Specified Tenant Extension Deadline) (any such event under this clause (iv) being a “Empire Burbank Tenant Renewal Failure Event”). In the event of a Specified Tenant Trigger Event, excess funds will be deposited into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the Specified Tenant. If the Specified Tenant Trigger Event is the result of an Empire Burbank Tenant Renewal Failure Event, instead of excess funds being deposited into a reserve account, funds in an amount equal to $25,000 are required to be deposited monthly by the borrower into a lender-controlled reserve account for tenant improvement and leasing commission costs to be used exclusively for the re-tenanting of the space occupied by the Specified Tenant, subject to an aggregate cap of $225,000. “Specified Tenant” means Thinkwell Group, and any approved replacement tenant(s) with respect to the spaces occupied by the foregoing tenant.

With respect to Loan No. 29, Best Western Plus Wichita West Airport, the borrower is required to make monthly deposits into the FF&E reserve account in an amount equal to 1/12th of 5% of the annual gross revenues of the mortgaged property, initially $8,673.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, on each monthly payment date, the borrower is required to deposit into a tax reserve an amount equal to 1/12th of the taxes that the lender reasonably estimates will be payable during the next 12 months; however, as of the origination date such tax reserve has been conditionally waived so long as (i) no event of default has occurred and is continuing under the related mortgage loan documents, (ii) the mortgaged property is 100% leased to Optimus Industries LLC (“Optimus Industries”), (iii) the Optimus Industries lease is in full force and effect with no less than 12 months remaining in the lease term, (iv) no material tenant trigger event (other than a Babcock & Wilcox parent entity trigger event) has occurred and is continuing, (v) Optimus Industries is obligated pursuant to the terms and conditions of the Optimus Industries lease to pay all taxes directly to the applicable governmental authority in full in a timely manner and (vi) Optimus Industries performs its obligation under clause (v) in a timely manner and the borrower provides evidence, in form

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and substance reasonably satisfactory to the lender, of such performance by Optimus Industries in a timely manner.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, on each monthly payment date, the borrower is required to deposit into an insurance reserve 1/12th of the amount that is estimated to be necessary for the renewal of insurance coverage afforded by such policies; however, as of the origination date such insurance reserve has been conditionally waived so long as (i) no event of default has occurred and is continuing under the related mortgage loan documents, (ii) the mortgaged property is 100% leased to Optimus Industries, (iii) the Optimus Industries lease is in full force and effect with no less than 12 months remaining in the lease term, (iv) no material tenant trigger event (other than a Babcock & Wilcox parent entity trigger event) has occurred and is continuing, (v) Optimus Industries is required pursuant to its lease to maintain insurance through policies issued by insurance companies that satisfy the requirements set forth in the related mortgage loan documents and (vi) Optimus Industries performs its obligation in a timely manner and the borrower provides evidence, in form and substance reasonably satisfactory to the lender, of such performance by Optimus Industries.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, on each monthly payment date, the borrower is required to deposit approximately $4,680 for capital expenditures; however, as of the origination date such capital expenditures reserve has been conditionally waived so long as (i) no event of default has occurred and is continuing under the related mortgage loan documents, (ii) the mortgaged property is 100% leased to Optimus Industries, (iii) the Optimus Industries lease is in full force and effect with no less than 12 months remaining in the lease term, (iv) no material tenant trigger event (other than a Babcock & Wilcox parent entity trigger event) has occurred and is continuing and (v) Optimus Industries maintains the mortgaged property in a condition reasonably acceptable to the lender as required pursuant to the terms of its lease and the borrower provides evidence, in form and substance reasonably satisfactory to the lender, of such performance by Optimus Industries in a timely manner.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, on each monthly payment date, the borrower is required to deposit approximately $2,700 for tenant allowances, tenant improvement costs and leasing commissions that may be incurred or required to be reimbursed by the borrower; provided, however, such rollover reserve has been conditionally waived so long as the Optimus Industries lease is in full force and effect.

With respect to Loan No. 30, Babcock & Wilcox – Chanute, on each monthly payment date during a material tenant trigger event period, the borrower is required to deposit all material tenant trigger event excess cash flow for tenant allowances, tenant improvement costs and leasing commissions that may be incurred or required to be reimbursed by the borrower in connection with an acceptable material tenant lease extension or an acceptable material tenant space re-tenanting event.

(20)

Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 3, Bala Plaza Portfolio, following the first date on which the balance of funds on deposit in the tenant improvements and leasing commissions reserve account is less than $2,000,000, on a monthly basis, the borrowers are required to deposit approximately $165,779 into such account, subject. to a cap of $2,000,000.

With respect to Loan No. 11, Utica Park Place, on a monthly basis, the borrowers are required to escrow $4,948.55 for replacement reserves, so long as funds in the replacement reserve do not exceed $225,000. The borrowers will cease monthly deposits until funds in the replacement reserve fall below $225,000, at which point the borrowers will resume monthly deposits.

With respect to Loan No. 11, Utica Park Place, on a monthly basis, the borrowers are required to escrow $18,750.00 for TI/LCs, so long as funds in the TI/LC reserve do not exceed $900,000. The borrowers will cease monthly deposits until funds in the TI/LC reserve fall below $900,000, at which point the borrowers will resume monthly deposits.

With respect to Loan No. 16, Maple Hill Pavilion, deposits into a leasing reserve will be capped at $358,610.20.

With respect to Loan No. 21, Chesterfield Marketplace, deposits into a leasing reserve will be capped at $600,000.00. In addition, deposits into a specified reserve account will be capped at $270,000 upon the occurrence of a Chesterfield Marketplace Specified Tenant Trigger Event.

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With respect to Loan No. 23, Coleman Marketplace, deposits into a leasing reserve will be capped at $423,000.00. In addition, deposits into a specified reserve account will be individually capped at $315,150.00 with respect to each of Ross Dress for Less and Marshals of MA, Inc. in the event of a Coleman Marketplace Tenant Renewal Failure, provided that funds in the specified reserve account must not exceed an aggregate cap of $500,000.

With respect to Loan No. 28, Empire Burbank, deposits into the specified reserve account will be capped at $225,000 in the event of an Empire Burbank Tenant Renewal Failure.

(21)

In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date and may not include smaller spaces with different expiration dates.

With respect to Loan No. 12, 11 West 42nd Street, the Largest Tenant, Michael Kors (USA), Inc, has 330 square feet of storage space that expires on November 30, 2023, 6,436 square feet of office space that expires on March 31, 2025, 236,974 square feet of office and storage space that expires on March 31, 2026 and 10,745 square feet of office space that expires on September 30, 2029.

With respect to Loan No. 12, 11 West 42nd Street, the Fourth Largest Tenant, Kohn Pedersen Fox Associates, P.C., has 15,400 square feet of office space that expires on April 30, 2027 and 77,388 square feet of office space that expires on May 31, 2038.

With respect to Loan No. 18, 60 Hudson, the Largest Tenant, Verizon, has 173,522 square feet that expires on December 31, 2034, and 10,898 square feet that expires on May 31, 2033.

With respect to Loan No. 20, 645 North Michigan Avenue, the Largest Tenant, Northwestern University, representing approximately 55.5% of total net rentable square footage, has 51,637 square feet of space that expires April 30, 2028 and 55,580 square feet of space that expires March 31, 2031.

(22)

With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

With respect to Loan No. 32, 11 West Prospect Avenue, the Largest Tenant, Roosevelt Professionals LLC, is a borrower-affiliate. The related lease is guaranteed by the borrower sponsor and runs through December 2036, approximately three years beyond the mortgage loan maturity.

(23)

The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, Arundel Mills and Marketplace, the Largest Tenant, Live Casino Hotel Maryland, representing approximately 28.2% of total net rentable square footage, may terminate its lease on June 30, 2027, which is the expiration of the first 15-year period from the rent commencement date, or at the end of any 10-year period thereafter.

With respect to Loan No. 3, Bala Plaza Portfolio, (i) the second largest tenant at the One Bala Plaza Mortgaged Property, Beasley Media Group, LLC, representing approximately 9.5% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective November 30, 2025 provided that notice is given on or before November 30, 2024, and the tenant must pay certain fees in connection with such early termination, (ii) the fourth largest tenant at the One Bala Plaza Mortgaged Property, Chas, Kurz and Co., Inc., representing approximately 3.9% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective April 30, 2025 provided that notice is given on or before April 30, 2024, and the tenant must pay certain fees in connection with such early termination, and (iii) the second largest tenant at the Three Bala Plaza Mortgaged Property, Global Indemnity Group, Inc., representing approximately 10.4% of the net rentable square footage at the Mortgaged Property, has a one-time, unilateral right to terminate its lease effective December 31, 2025 provided that notice is given on or before December 31, 2024, and the tenant must pay certain fees in connection with such early termination.

With respect to Loan No. 4, RTL Retail Portfolio, the Fourth Largest Tenant at the Lawton Marketplace Mortgaged property, Old Navy, has the right to terminate its lease at any time during the first three months after the period between December 1, 2027 and November 30, 2028 (“the Termination Measuring Period”) if gross sales do not equal or exceed $3,500,000 during such Termination Measuring Period.

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With respect to Loan No. 4, RTL Retail Portfolio, the Fourth Largest Tenant at the Carlisle Crossing mortgaged property, Harbor Freight Tools, has a one-time right to terminate its lease any time prior to March 1, 2028 effective as of August 31, 2028 with the payment of a termination fee equal to 50% of the brokerage commission and $72,825.

With respect to Loan No. 4, RTL Retail Portfolio, the Fifth Largest Tenant at the Tellico Village mortgaged property, Edward D. Jones & Co., has the right to terminate its lease with 60 days’ prior written notice and payment of a termination fee equal to (i) two months base rent and (ii) an amount equal to any unamortized tenant improvements and leasing commissions paid on the initial term of the lease, not exceeding $25,000, and which will be amortized on a straight-line basis over a period of 58 months.

With respect to Loan No. 12, 11 West 42nd Street, the Largest Tenant, Michael Kors (USA), Inc, subleases three spaces (totaling 28,107 square feet, which is approximately 11.0% of Michael Kors (USA), Inc’s NRA) to Aston Martin Lagonda of North America, Inc., ExpandEd Schools, Inc. and National Public Radio, Inc. Additionally, according to the borrower sponsors, Michael Kors (USA), Inc is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsors for an early renewal of a portion of its lease. If this proposed lease amendment is executed, Michael Kors (USA), Inc would renew 204,481 square feet of its expiring space (202,068 square feet of office and 2,413 square feet of storage), terminate the non-subleased portion of its lease on the 22nd floor (19,238 square feet), vacate 14,924 square feet on the third floor in March 2026, vacate 6,436 square feet on the 19th floor in March 2025 (at least 4,888 square feet of the 6,436 square feet will switch to a direct lease to National Public Radio, Inc), and vacate 9,406 square feet of subleased space on the 22nd floor in March 2026. We cannot assure you that this amendment will be signed as expected or at all.

With respect to Loan No. 12, 11 West 42nd Street, the Fifth Largest Tenant, Burberry (Wholesale) Limited, has the option to terminate its lease on December 31, 2033 by giving a 20 months’ prior written notice and paying a termination fee.

With respect to Loan No. 16, Maple Hill Pavilion, the Fifth Largest Tenant at the Mortgaged Property, Old Navy, representing approximately 8.50% of the net rentable area, will have the option to terminate the lease if the tenant’s gross sales between September 1, 2024 and August 31, 2025 (the “Termination Measuring Period”) do not equal or exceed $4,500,000.00 (an “Operating Requirements Failure”), provided that the tenant, within 30 days following the last day of the Termination Measuring Period, gives the borrower no less than one months’ prior written notice and pays a termination fee equal to the unamortized portion of the construction allowance and brokerage commissions, provided that if an Operating Requirements Failure exists on the date of such notice, the tenant is required to pay a termination fee equal to 50% of the unamortized portion of the construction allowance and brokerage commissions.

With respect to Loan No. 23, Coleman Marketplace, the Third Largest Tenant at the Mortgaged Property, Burke’s, representing approximately 11.50% of the net rentable area, will have the option to terminate the lease if the tenant’s gross sales between July 1, 2029 and June 30, 2030 (the “Termination Measuring Period”) do not exceed $2,500,000.00, effective as of October 31, 2030, provided that (i) the tenant, within 30 days following the last day of the Termination Measuring Period gives the borrower written notice, (ii) the tenant has been open and operating in the leased space during the entire Termination Measuring Period (subject to specified temporary closures) and (iii) on the date such notice is given, no monetary or material non-monetary defaults under the lease exist beyond any applicable cure period.

With respect to Loan No. 25, Regency Retail Portfolio, the Second Largest Tenant at the River Creek Village mortgaged property, Harbor Freight, has the one-time right to terminate its space on April 30, 2026, subject to written notice, so long as such notice is submitted on or before October 31, 2025. Upon timely delivery of the termination notice, Harbor Freight will be required to pay a termination fee equal to 50% of the brokerage commission to the extent the same was actually paid by the landlord to the broker.

With respect to Loan No. 25, Regency Retail Portfolio, the Fourth Largest Tenant at the Oak Station mortgaged property, Marshalls, has a right to terminate its space at any time after March 30, 2027, subject to written notice.

With respect to Loan No. 27, Terraces at Windy Hill, the Third Largest Tenant at the Mortgaged Property, US Postal Service may terminate its lease at any time upon 270 days’ notice to the borrower.

(24)

With respect to Loan No. 1, Woodfield Mall, for so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”), Institutional Mall Investors LLC (“IMI”), California Public Employees’

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Retirement System (“CalPERS”) or any Person of which CalPERS owns, directly or indirectly, at least 50% of the capital and profits (“CalPERS Investor”) (or an affiliate of SPG LP, Simon Inc., IMI, CalPERS or CalPERS Investor) is a non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability, is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty. In addition, there is no separate environmental indemnity with respect to such Mortgage Loan. The non-recourse carveout guaranty covers breaches of representations, warranties and indemnification provisions in the loan agreement concerning environmental laws and hazardous materials; however, such coverage is subject to the cap described above.

With respect to Loan No. 2, Arundel Mills and Marketplace, for so long as any of Simon Property Group, Inc., SPG LP, or an affiliate of the foregoing is a guarantor under the non-recourse carveout guaranty, the liability of the non-recourse carveout guarantors is capped at an amount equal to 20% of the original principal amount of the related whole loan, plus all of the reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder. In addition, there is no separate environmental indemnity with respect to such Mortgage Loan. The non-recourse carveout guaranty covers breaches of representations, warranties and indemnification provisions in the loan agreement concerning environmental laws and hazardous materials; however, such coverage is subject to the cap described above.

With respect to Loan No. 9, New Mountain – Cleaver Brooks, the lease is guaranteed by Cleaver-Holdings Inc.

With respect to Loan No. 12, 11 West 42nd Street, there is no non-recourse carveout guarantor or environmental indemnitor separate from the borrower.

With respect to Loan No. 18, 60 Hudson, there is no non-recourse carveout guarantor or environmental indemnitor separate from the borrower.

(25)	Each letter identifies a group of related borrowers.

(26)

The classification of the lockbox types is described in the prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus for further details.

With respect to Loan 14, the Creekside Town Center, no lockbox account or cash management agreement was established at origination. The related loan documents require the borrower to enter into a lockbox account agreement and a cash management agreement with the lender if (i) there is an event of default or (ii) the borrower fails to deposit a required reserve fund as described below. Upon the commencement of a period (i) commencing upon the debt service coverage ratio being less than 1.15x; and (ii) expiring upon the achievement of a debt service coverage ratio of 1.15x or greater for one calendar quarter (a “Creekside DSCR Trigger Period”), the borrower is required to make a deposit in an amount equal to $767,000.00 into a DSCR trigger reserve account. If as of any anniversary of the commencement of the Creekside DSCR Trigger Event Period, such Creekside DSCR Trigger Event Period remains uncured, then on each such anniversary the borrower is required to elect to either (i) institute a lockbox account and cash management structure or (ii) make an additional $767,000.00 deposit to the DSCR trigger reserve account (unless the borrower has previously elected to implement a lockbox account/cash management structure which remains in effect). Upon the cure of the Creekside DSCR Trigger Event Period, (x) any funds on deposit in the DSCR trigger reserve account are to be disbursed to the borrower and (y) to the extent that clearing account/cash management structure is in place, such structure will be terminated.

(27)

With respect to Loan No. 4, RTL Retail Portfolio, the Parkway Centre South mortgaged property is subject to tax increment financing (“TIF”) in which Grove City issued bonds and reimbursed the developer for certain constructed improvements. The related city services those bond payments through tax increment and payment in lieu of taxes (“PILOT”) payments. The TIF structure does not create any additional or ongoing obligations on the part of the related borrower or the related mortgaged property (other than the PILOT payments). The related borrower is required to make PILOT payments when they become due (as indicated in a schedule included in the agreement related to the TIF financing), and such TIF agreement expires after 2031. Under the related mortgage loan documents, the borrower is required to comply with the terms of the TIF documents. The PILOT payments are equal to the real property taxes that would have been charged had the TIF structure not been in place. The lender underwrote the current tax bills.

With respect to Loan No. 5, 2136 Honeywell Avenue, the mortgaged property is expected to benefit from a 35-year 421-a tax abatement from the NYC Department of Housing Preservation & Development, and is required to reserve

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at least 30% of the units for households earning up to 130% of area median income under affordable housing guidelines, which 421-a tax abatement phases out in 2058/2059.

With respect to Loan No. 7, The Park at Trowbridge, the mortgaged property is subject to a 5-year real estate tax exemption that is expected to result in the tax savings of approximately $174,310 in total during such 5-year period. The tax exemption is scheduled to expire on December 30, 2027. Taxes were underwritten at $461,965, which is the 10-year average of (i) 5 years of estimated real estate taxes reduced by the total amount of projected tax savings ($174,310) and (ii) 5 years of full estimated taxes without the benefit of the tax exemption.

With respect to Loan No. 26, Holiday Inn Kansas City, the mortgaged property is subject to a tax increment financing agreement with the Tax Increment Financing Commission of Kansas City, Missouri pursuant to which the related borrower is obligated to pay (i) certain payments in lieu of taxes, in an amount equal to the taxes that would be otherwise be payable with respect to the mortgaged property if the tax increment financing agreement were not in effect, and (ii) certain “economic activity taxes” relating to the occupancy and use of the mortgaged property. The “economic activity taxes” were not underwritten as taxes and the amount of such “economic activity taxes” are not required to be escrowed in the tax reserve for the mortgage loan.

With respect to Loan No. 31, Southside Plaza Shopping Center, the mortgaged property is subject to a ten-year tax abatement pursuant to a ground lease with The City of Lee’s Summit, Missouri (the “City”), as ground lessor, and the borrower, as ground lessee, that commenced on July 1, 2022. Under the ground lease, the borrower will pay, as rent, an annual PILOT of $0 during the first four years of the abatement, and the following amounts per year (due on December 31st) during the remaining six-year period (which amounts were calculated based on being equal to 50% of the amount of real property taxes which would have otherwise been due with respect to the Mortgaged Property if the property was not owned by the City): 2026 – $74,534; 2027 – $74,534; 2028 – $76,770; 2029 – $76,770; 2030 – $79,073; and 2031 – $79,073. In addition to the leasehold mortgage in favor of the lender, the mortgaged property is secured by a fee mortgage granted by the City. Taxes were underwritten at $105,654, which is the amount currently collected in real estate tax reimbursements from the tenants of the Southside Plaza Shopping Center mortgaged property.

(28)

With respect to Loan No. 5, 2136 Honeywell Avenue, Martin Joseph and Hershy Silberstein, the borrower sponsors, entered into a master lease with the borrower for the seven vacant units at the mortgaged property.

With respect to Loan No. 8, Tusk Multifamily Portfolio, approximately 37% of occupied units (33 units) at the Magnolia Manor mortgaged property are leased by month-to-month tenants, and approximately 29% of occupied units (26 units) at the Magnolia Manor mortgaged property are leased pursuant to documentation that cannot be located. As a result, at origination of the mortgage loan, the borrower of the Magnolia Manor mortgaged property, Magnolia Manor Apartments DE LLC (the “Master Lease Landlord”), entered into a master lease (the “Master Lease”) with a newly formed affiliate of the Master Lease Landlord, Magnolia Manor Master Tenant, LLC (the “Master Lease Tenant”), with respect to (i) leases with month-to-month tenancies and (ii) rents payable from tenants with missing leases that the Master Lease Landlord is unable to locate and deliver to the lender (collectively, clauses (i) and (ii), individually, a “Covered Lease”; and the unit to which a Covered Lease applies, a “Covered Unit”). Pursuant to the Master Lease, on a monthly basis, the Master Lease Tenant will pay a rental amount equal to the greatest of the following with respect to such Covered Unit: (i) the rent for such Covered Unit as of the commencement date of the Master Lease (the closing date) (or, if such apartment unit becomes a Covered Unit after the commencement date, as of the date such apartment unit becomes a Covered Unit), (ii) the highest monthly rent charged for such Covered Unit after the date of the Master Lease, and (iii) the then-current monthly rent for such Covered Unit, as shown on the monthly rent roll required to be submitted to the lender pursuant to the mortgage loan documents. The obligations of the Master Lease Tenant under the Master Lease will be guaranteed by the guarantors for the mortgage loan. An apartment unit at the Magnolia Manor mortgaged property will cease to be a Covered Unit, and thereupon to be excluded and removed from the Master Lease, upon the occurrence of the following with respect to such Covered Unit: (i) such apartment unit being leased to a third-party tenant after the date of the Master Lease, in accordance with the terms and provisions of the mortgage loan documents, for residential occupancy by such tenant, pursuant to a bona fide arms-length lease, for a term of not less than one year, at a rent not less than 95% of the rent most recently applicable to such apartment unit as a Covered Unit, and (ii) the tenant of such unit having made its first full monthly rent payment after taking occupancy of such unit. Moreover, if and when less than 5.0% of the income at the Magnolia Manor mortgaged property is derived from Covered Leases, the Master Lease will terminate in its entirety.

(29)

Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new

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investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(30)

With respect to Loan No. 4, RTL Retail Portfolio, the borrowers are ARC CTCHRNC001, LLC, ARC LCROWTX001, LLC, ARC NWNCHSC001, LLC, ARC QSOKCOK001, LLC, ARC SWHOUTX001, LLC, ARG CALAFLA001, LLC, ARG CCCARPA001, LLC, ARG DMDERKS001, LLC, ARG EMEVGIL001, LLC, ARG FTFTWIN001, LLC, ARG HCHOULA001, LLC, ARG HTMANWI001, LLC, ARG LMLAWOK001, LLC, ARG LSSALMD001, LLC, ARG MPELYOH001, LLC, ARG NLGAIGA001, LLC, ARG NRTAMFL001, LLC, ARG OTOWEKY001, LLC, ARG PCGROOH001, LLC, ARG PSREYOH001, LLC, ARG SCROCNC001, LLC, ARG SVJEFMO001, LLC, ARG TCHATMS001, LLC, ARG TMMARGA001, LLC, ARG TVLOUTN001, LLC, ARG VPALBNM001, LLC, ARG WASUMSC001, LLC, ARG WCSALNC001, LLC, and ARG WSCLAIN001, LLC.

With respect to Loan No. 13, OPI Portfolio, the 1 Primerica Parkway mortgaged property has a United Parcel Service, Inc. drop box accounting for $500 per annum in underwritten base rent.

With respect to Loan No. 13, OPI Portfolio, the 1 Primerica Parkway mortgaged property is subject to a right of first refusal agreement whereby the owner of the adjacent property to such mortgaged property has a right of first refusal solely in the event the borrower sponsor receives an offer to purchase the 1 Primerica Parkway mortgaged property from a purchaser who wishes to convert such mortgaged property to a multifamily property. The right of first refusal is only valid if the 1 Primerica Parkway mortgaged property is rezoned to multifamily prior to the closing of such sale. The related right does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the mortgage loan documents.

With respect to Loan No. 31, Southside Plaza Shopping Center, the mortgage loan originated on July 1, 2022, subsequently lost certain tenancy, and went into a cashflow sweep structure. The Southside Plaza Shopping Center mortgage loan borrower subsequently partially re-tenanted the vacated space, deposited a $50,000 reserve as additional collateral (to be released, in addition to other requirements, upon maintenance of certain underwritten net operating income and occupancy through December 31, 2024), and entered into a Southside Plaza Shopping Center loan agreement amendment dated November 7, 2023, which, in addition to other terms, extended the defeasance lockout period, suspended the cashflow sweep structure and revised the terms of future cashflow sweep triggers including the exclusion of reference to specific tenants no longer in occupancy at the Southside Plaza Shopping Center Property.

(31)

With respect to Loan No. 2, Arundel Mills and Marketplace, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is driven by 18 new and renewal leases commencing in 2023 and 2024 totaling 113,039 square feet (5.8% of SF and 8.3% of underwritten rent) and rent steps of $604,665.

(32)	Intentionally blank

(33)

With respect to Loan No. 3, Bala Plaza Portfolio, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 15, Hyatt Regency Schaumburg, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 20, 645 North Michigan Avenue, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 22, 3 Palms Resort, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 23, Coleman Marketplace, the borrowers own the related mortgaged property as tenants-in-common.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

SIGNIFICANT LOAN SUMMARIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$68,000,000	Title:	Fee Simple
Cut-off Date Principal Balance(1):	$68,000,000	Property Type – Subtype:	Retail – Super Regional Mall
% of IPB:	9.2%	Net Rentable Area (SF):	1,064,590
Loan Purpose:	Refinance	Location:	Schaumburg, Illinois
Borrower:	Woodfield Mall LLC	Year Built / Renovated:	1971, 1995 / 2015, 2016, 2018
Borrower Sponsors:	Simon Property Group, L.P. and Institutional Mall Investors LLC	Occupancy(6):	96.1%
Interest Rate:	6.335403409%	Occupancy Date:	11/14/2023
Note Date:	11/22/2023	4th Most Recent NOI (As of):	$27,546,528 (12/31/2020)
Maturity Date:	12/1/2033	3rd Most Recent NOI (As of):	$37,229,630 (12/31/2021)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$36,506,153 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$36,477,631 (TTM 10/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.5%
Amortization Type:	Interest Only	UW Revenues:	$74,931,706
Call Protection(2):	L(24),D(90),O(6)	UW Expenses:	$32,816,238
Lockbox / Cash Management(3):	Hard / Springing	UW NOI:	$42,115,468
Additional Debt(1):	Yes	UW NCF:	$41,055,801
Additional Debt Balance(1):	$196,000,000 / $30,000,000	Appraised Value / Per SF:	$694,000,000 / $652
Additional Debt Type(1):	Pari Passu / Subordinate	Appraisal Date:	10/27/2023

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$248	$276
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$248	$276
Replacement Reserves:	$0	Springing	NAP	Cut-off Date LTV:	38.0%	42.4%
TI/LC:	$0	Springing	NAP	Maturity Date LTV:	38.0%	42.4%
Other(5):	$7,299,496	NAP	NAP	UW NCF DSCR:	2.42x	2.05x
				UW NOI Debt Yield:	16.0%	14.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan	$264,000,000	68.9%	Loan Payoff	$373,692,064	97.6%
Subordinate Companion Loan	30,000,000	7.8	Upfront Reserves	7,299,496	1.9
Sponsor Equity	88,955,402	23.2	Closing Costs	1,963,843	0.5
Total Sources	$382,955,402	100.0%	Total Uses	$382,955,402	100.0%

(1)	The Woodfield Mall Senior Loan (as defined below), with an original aggregate principal balance of $264,000,000, is part of the Woodfield Mall Whole Loan (as defined below) which is comprised of 15 senior pari passu promissory notes, with an aggregate original balance of $264,000,000 and three junior pari passu promissory notes, with an aggregate original balance of $30,000,000. The UW NCF DSCR for the Woodfield Mall Whole Loan is calculated using the blended rate of approximately 6.71100%. The Financial Information in the chart above reflects the Woodfield Mall Senior Loan and the Woodfield Mall Whole Loan. For additional information, see “The Loan” below.
(2)	Defeasance of the Woodfield Mall Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Woodfield Mall Whole Loan to be securitized and (b) June 1, 2027. The assumed defeasance lockout period of 24 payments is based on the closing date of the BMO 2023-C7 transaction in December 2023. The actual defeasance lockout period may be longer. If any pari passu note has not been securitized for two years by June 1, 2027, the borrowers may prepay any note that has not been securitized for two years upon payment of a prepayment fee equal to the greater of (i) 1% of the prepaid amount or (ii) yield maintenance basis in conjunction with defeasance of any securitized pari passu note.
(3)	The borrower is required to cause rents to be deposited into a lockbox account established at origination under the Woodfield Mall Whole Loan documents, and the borrower will have access to the funds in the lockbox account and use the lockbox account as an operating account so long as no Lockbox Event (as defined below) continues. During the continuance of a Lockbox Event, the borrower will not have any further access to the funds in the lockbox account except as otherwise expressly provided in the Woodfield Mall Whole Loan documents.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	Other Initial Escrows and Reserves consist of $6,460,707 for an upfront outstanding TI/LC reserve and approximately $838,789 for an upfront gap rent reserve.
(6)	Occupancy for the Woodfield Mall Property (as defined below) includes temporary tenants. As of November 14, 2023, the Woodfield Mall Property was 87.5% occupied excluding temporary tenants. As of November 14, 2023, occupancy for the Woodfield Mall (as defined below) including temporary tenants was 98.1% and excluding temporary tenants was 93.8%.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

The Loan. The largest mortgage loan (the “Woodfield Mall Mortgage Loan”) is part of a whole loan (the “Woodfield Mall Whole Loan”) evidenced by 18 notes comprising (i) 15 senior pari passu promissory notes in the aggregate original principal amount of $264,000,000 (collectively, the “Woodfield Mall Senior Pari Passu Notes”, and the portion of the Woodfield Mall Whole Loan evidenced by such senior pari passu notes, the “Woodfield Mall Senior Loan”) and (ii) three junior pari passu promissory notes in the aggregate original principal amount of $30,000,000 (collectively, the “Woodfield Mall Trust Subordinate Companion Notes”, and the portion of the Whole Loan evidenced by such three junior notes, the “Woodfield Mall Trust Subordinate Companion Loan”). The Woodfield Mall Trust Subordinate Companion Notes are subordinate to the Woodfield Mall Senior Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in the Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of the Woodfield Mall Whole Loan is $294,000,000. The Woodfield Mall Whole Loan was co-originated on November 22, 2023 by Bank of Montreal (“BMO”), Barclays Capital Real Estate Inc. (“Barclays”) and Bank of America, N.A. (“BANA”). The Woodfield Mall Whole Loan proceeds were used to refinance the existing debt on the Woodfield Mall Property, fund upfront reserves and pay origination costs. The Woodfield Mall Whole Loan accrues interest at a fixed rate of approximately 6.71100% per annum. The table below summarizes the promissory notes that comprise the Woodfield Mall Whole Loan. The Woodfield Mall Whole Loan is secured by the borrower’s fee interest in a portion of the super-regional mall (the “Woodfield Mall”) located in Schaumburg, Illinois (such portion of the mall securing the Woodfield Mall Whole Loan, the “Woodfield Mall Property”). The borrower owns the fee interest in the Woodfield Mall Property. The borrower ground leased a portion of the Woodfield Mall (the “Nordstrom Parcel”) to Nordstrom pursuant to the ground lease (the “Nordstrom Ground Lease”) between Nordstrom as ground lessee and the borrower as ground lessor. The Woodfield Mall Property collectively represents approximately 49.5% of the total 2,152,069 square feet of net rentable area at the Woodfield Mall (the “Total Mall NRA”).

The Woodfield Mall Mortgage Loan, which will be included in the BMO 2023-C7 securitization trust, is evidenced by two non-controlling notes, with an aggregate principal balance as of the Cut-off Date of $68,000,000, which represents approximately 9.2% of the Initial Pool Balance. The remaining Woodfield Mall Senior Pari Passu Notes are expected to be contributed to other securitization trusts, as set forth in the table below. The Woodfield Mall Trust Subordinate Companion Loan will be contributed to the BMO 2023-C7 securitization trust, but will not be included in the mortgage pool. Payments allocated to the Woodfield Mall Trust Subordinate Companion Loan will be paid only to the holders of the Woodfield Mall loan-specific certificates as described in “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in the Prospectus. The Woodfield Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C7 securitization. For additional information, see “Subordinate Debt” below. The relationship between the holders of the Woodfield Mall Whole Loan is governed by a co-lender agreement. Prior to the occurrence of a “control appraisal period” with respect to the Woodfield Mall Whole Loan, the holder of the Woodfield Mall Trust Subordinate Companion Note designated as Note B-1 (i.e., the BMO 2023-C7 securitization trust, which rights will be exercisable by the designated class of holders of the series of loan-specific certificates that will be backed by the Woodfield Mall Trust Subordinate Companion Loan) will be the controlling noteholder. Following the occurrence and during the continuance of such “control appraisal period” with respect to the Woodfield Mall Whole Loan, the holder of the Woodfield Mall Senior Pari Passu Note designated as Note A-1-1 will be the controlling noteholder, and the controlling class representative of the future securitization in which Note A-1-1 is contributed to will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in the Prospectus.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)(2)	$20,000,000	$20,000,000	BMO	No
A-1-2	$55,000,000	$55,000,000	BMO 2023-C7	No
A-1-3(1)	$10,000,000	$10,000,000	BMO	No
A-1-4(1)	$10,000,000	$10,000,000	BMO	No
A-1-5(1)	$5,000,000	$5,000,000	BMO	No
A-1-6(1)	$5,000,000	$5,000,000	BMO	No
A-2-1(3)	$13,000,000	$13,000,000	BMO 2023-C7	No
A-2-2(1)	$25,000,000	$25,000,000	Barclays	No
A-2-3(1)	$20,000,000	$20,000,000	Barclays	No
A-2-4(1)	$12,500,000	$12,500,000	Barclays	No
A-2-5(1)	$9,000,000	$9,000,000	Barclays	No
A-3-1(1)	$40,000,000	$40,000,000	BANA	No
A-3-2(1)	$15,000,000	$15,000,000	BANA	No
A-3-3(1)	$15,000,000	$15,000,000	BANA	No
A-3-4(1)	$9,500,000	$9,500,000	BANA	No
Total Senior Loan	$264,000,000	$264,000,000
B-1	$11,931,818	$11,931,818	BMO 2023-C7 (Loan-Specific Certificates)	Yes(2)
B-2	$9,034,091	$9,034,091	BMO 2023-C7 (Loan-Specific Certificates)	No
B-3	$9,034,091	$9,034,091	BMO 2023-C7 (Loan-Specific Certificates)	No
Whole Loan	$294,000,000	$294,000,000

(1)	Expected to be contributed to one or more future securitization(s).
(2)	Following the occurrence and during the continuance of a “control appraisal period” with respect to the Woodfield Mall Whole Loan, Note A-1-1 will be the controlling note, and the controlling class representative of the future securitization in which Note A-1-1 is contributed to will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in the Prospectus.
(3)	Currently, Note A-2-1 is held by Barclays and will be purchased by BMO prior to the closing of the BMO 2023-C7 securitization.

The Property. The Woodfield Mall is a two- and three-story partially enclosed Class “A” super-regional mall, totaling 2,152,069 square feet on an approximately 133.05-acre site in Schaumburg, Illinois. The Woodfield Mall was built in 1971 by Taubman Centers and expanded in 1995, and with renovations occurring in 2015, 2016 and 2018. The Woodfield Mall provides parking via 8,949 surface parking and parking garage spaces, resulting in a parking ratio of approximately 4.2 spaces per 1,000 square feet of the Total Mall NRA. The Woodfield Mall Property consists of 1,064,590 square feet of net rentable area (approximately 49.5% of the Total Mall NRA).

As of November 14, 2023, the Woodfield Mall Property was 96.1% occupied by over 200 tenants (including temporary tenants, which occupy approximately 8.6% of the Woodfield Mall Property (the “Total Collateral NRA”)). No underwritten base rent is attributable to such temporary tenants. Approximately 47.8% of the Total Collateral NRA is occupied by 20 major tenants (each of which occupies 10,000 or more square feet of net rentable area) and one collateral anchor tenant (Nordstrom).

The portion of the Woodfield Mall occupied by six anchor tenants, namely Macy’s, J.C. Penney, Sears, Primark, Level 257 and Lord & Taylor (the “Non-Collateral Anchors”), representing approximately 50.5% of the Total Mall NRA, and is not part of the collateral securing the Woodfield Mall Mortgage Loan. As used in this term sheet, the term “Woodfield Mall Property” collectively refers to the portion of the mall securing the Woodfield Mall Whole Loan and does not include any portion of the mall owned and occupied by the Non-Collateral Anchors, and the term “Woodfield Mall” collectively refers to the entire mall including the portion of the mall occupied by the Non-Collateral Anchors that is not part of the collateral securing the Woodfield Mall Whole Loan. The information relating to the Woodfield Mall Property in this term sheet does not include any space occupied by the Non-Collateral Anchors, unless otherwise expressly stated herein.

The most recent expansion of the Woodfield Mall Property occurred in 1995, and such expansion included Nordstrom and the mall shops leading to Nordstrom. Renovations of the Woodfield Mall Property occurred in 2015, 2016 and 2018, with the most recent renovation involving a food court.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Major Tenants. The three largest tenants at the Woodfield Mall Property based on underwritten base rent are H&M, Victoria’s Secret/Pink and Zara.

H&M (27,320 square feet; 2.6% NRA; 6.1% of underwritten base rent): H&M Hennes & Mauritz (“H&M”) is a global retailer offering affordable apparel for men, women, and children. H&M was incorporated in 1947 and remains under the control of the family of founder Erling Persson. H&M group’s brands are H&M, H&M Home, COS, Weekday, Monki, & Other Stories, ARKET, Afound and Singular Society. As of 2022, H&M operated over 4,000 stores across 79 markets with approximately 150,000 employees. H&M has been a tenant at the Woodfield Mall Property since 2014 under a lease with an expiration date of January 31, 2029 and no renewal or termination options.

Victoria’s Secret/Pink (18,269 SF, 1.7% of NRA, 3.7% of underwritten base rent). Victoria’s Secret & Co. (“Victoria’s Secret/Pink”) is a Fortune 500 specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. Victoria’s Secret comprises two brands, Victoria’s Secret and PINK, founded in 1977 by Roy and Gaye Raymond. Victoria’s Secret employs over 30,000 associates across approximately 1,360 retail stores in approximately 70 countries. Victoria’s Secret has been a tenant at the Woodfield Mall Property since 2013 under a lease with an expiration date of January 31, 2028 and no renewal or termination options.

Zara (21,759 square feet; 2.0% NRA; 3.6% of underwritten base rent): Zara is a global clothing retailer having approximately 3,000 stores across 96 countries. Zara is the flagship brand of the Inditex Group. Inditex Group has a variety of brands including Zara, Pull&Bear, Massimo Dutti, Bershka, Stradivarius and Oysho Y Zara, located across 213 markets worldwide. The United States has 98 Inditex Group stores as of January 2019. Zara has been a tenant at the Woodfield Mall Property since 2015 under a lease with an expiration date of October 31, 2028 and no renewal or termination options.

The two largest tenants at the Woodfield Mall based on net rentable area are Macy’s (a Non-Collateral Anchor Tenant) and J.C. Penney (a Non-Collateral Anchor Tenant), and the largest tenant at the Woodfield Mall Property based on net rentable area is Nordstrom.

Nordstrom (200,000 square feet, 18.8% of Total Collateral NRA, 0.0% of underwritten base rent): Nordstrom (Moody’s/S&P/Fitch: Ba1/BB+/BBB-) was founded in 1901 as a retail shoe business in Seattle, Washington. Nordstrom offers an extensive selection of brand-name and private label merchandise for women, men, young adults and children focused on apparel, shoes, beauty, accessories and home goods. The Nordstrom Ground Lease at the Woodfield Mall Property has an original commencement date of March 3, 1995 and expiration date of March 2, 2025. The Nordstrom Ground Lease has seven, 10-year renewal options remaining and no termination options. Nordstrom does not pay base rent.

Macy’s (Non-Collateral Anchor, 315,498 square feet, 0.0% of Total Collateral NRA, 0.0% of underwritten base rent): Founded in 1858 and headquartered in New York, New York, Macy’s (Moody’s/S&P/Fitch: Ba2/BB+/BBB-) is a department store chain that operates approximately 725 stores in the United States and Washington, D.C., as well as Guam and Puerto Rico. Macy’s has three banners that include Macy’s, bluemercury, and Bloomingdale’s (and accompanying e-commerce sites), that sell men's, women's, and children's apparel and accessories, cosmetics, and home furnishings, among other merchandise.

J.C. Penney (Non-Collateral Anchor, 288,550 square feet, 0.0% of Total Collateral NRA, 0.0% of underwritten base rent): Founded in 1902 and headquartered in Plano, Texas, J.C. Penney (Moody’s/S&P/Fitch: NR/NR/NR) is a department store chain with approximately 10,000 employees. J.C. Penney sells products including family apparel, footwear, accessories, fine and fashion jewelry, home furnishings, and beauty products through Sephora.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Appraisal. According to the appraisal, Woodfield Mall Property had an “as-is” appraised value of $694,000,000 as of October 27, 2023. The table below shows the appraiser’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate(2)
Income Capitalization Approach	$694,000,000	6.00%
(1)	Source: Appraisal.
(2)	The appraiser used a discounted cash flow approach to arrive at the appraised value. The capitalization rate shown above represents the overall capitalization rate.

Environmental. According to the Phase I environmental assessment dated November 7, 2023, there was no evidence of any recognized environmental conditions at the Woodfield Mall Property.

The following table presents certain information relating to the historical occupancy of the Woodfield Mall Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
91.0%	93.0%	95.0%	96.1%
(1)	Historical Occupancies are as of December 31 of each respective year and include temporary tenants. Occupancy does not include net rentable area for Non-Collateral Anchor and Anchor Tenants.
(2)	Based on the underwritten rent roll dated November 14, 2023. Current occupancy of the in-line tenants less than 10,000 square feet is 96.3%

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

The following table presents certain information relating to the major tenants based on the net rentable area of the Woodfield Mall:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch(2)	Total Mall NRA (SF)	% of Total Collateral NRA(3)	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	TTM September 2023 Sales $(4)	Sales PSF(4)	Occ Cost(4)	Lease Expiration Date
Non-Collateral Anchor Tenants
Macy's	Ba2/BB+/BBB-	315,498	NAP	$0.00	$0	0.0%	$45,400,000	$143.90	NAV	NAV
J.C. Penney(5)	NR/NR/NR	288,550	NAP	$0.00	0	0.0	$16,500,000	$57.18	3.6%	NAV
Sears(6)	NR/NR/NR	272,678	NAP	$0.00	0	0.0	NAV	NAV	NAV	NAV
Primark(6)	NR/NR/NR	50,000	NAP	$0.00	0	0.0	NAV	NAV	NAV	NAV
Level 257(6)	NR/NR/NR	42,094	NAP	$0.00	0	0.0	NAV	NAV	NAV	NAV
Lord & Taylor(5)	NR/NR/NR	118,659	NAP	$0.00	0	0.0	NAV	NAV	NAV	NAV
Non-Collateral Anchor Tenants Subtotal / Wtd. Avg.		1,087,479	NAP	$0.00	$0	0.0%
Collateral Anchor Tenant
Nordstrom	Ba1/BB+/BBB-	200,000	18.8%	$0.00	$0	0.0%	$42,000,000	$210.00	NAV	03/02/2025
Major Tenants
H&M	NR/NR/NR	27,320	2.6%	$82.62	2,257,171	6.1	$10,374,930	$379.76	21.9%	01/31/2029
Victoria's Secret/Pink	NR/NR/NR	18,269	1.7	$75.00	1,370,175	3.7	$11,569,094	$633.26	20.9%	01/31/2028
Zara	NR/NR/NR	21,759	2.0	$61.59	1,340,243	3.6	$16,127,709	$741.20	9.3%	10/31/2028
Express/Express Men	NR/NR/NR	20,176	1.9	$57.84	1,166,913	3.2	$5,307,887	$263.08	24.1%	04/30/2029
Cheesecake Factory	NR/NR/NR	11,879	1.1	$68.39	812,428	2.2	$13,685,994	$1,152.12	7.9%	01/31/2026
Urban Outfitters	NR/NR/NR	10,775	1.0	$66.63	717,884	1.9	NAV	NAV	NAV	10/31/2033
The Gap/Gap Kids	NR/NR/NR	11,202	1.1	$57.43	643,379	1.7	$2,409,049	$215.06	29.1%	01/31/2027
Hollister Co.	NR/NR/NR	9,210	0.9	$65.83	606,304	1.6	$6,343,726	$688.79	20.0%	01/31/2024
Velocity Esports	NR/NR/NR	15,360	1.4	$35.81	550,000	1.5	NAV	NAV	NAV	05/31/2036
Uniqlo	NR/NR/NR	11,384	1.1	$47.54	541,216	1.5	$9,919,451	$871.35	8.5%	01/31/2029
Major Tenants Subtotal / Wtd. Avg.		157,334	14.8%	$63.60	$10,005,712	27.1%
Remaining Occupied		665,850	62.5%	$40.34	$26,857,964	72.9%
Occupied Collateral Total		1,023,184	96.1%	$36.03	$36,863,676	100.0%
Vacant		41,406	3.9
Collateral Total / Wtd. Avg.		1,064,590	100.0%		$36,863,676	100.0%

Collateral + Non Collateral Total		2,152,069	100.0%

(1)	Based on the underwritten rent roll dated November 14, 2023 inclusive of rent steps through November 30, 2024.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	% of Total Collateral NRA refers only to the Woodfield Mall Property and does not include the portion of the Woodfield Mall occupied by the Non-Collateral Anchors.
(4)	All information regarding sales and occupancy costs presented in this term sheet with respect to the Woodfield Mall is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported, sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor. Sales are as of the 12 months ended September 2023.
(5)	J.C. Penney and Lord & Taylor do not pay rent but pay certain reimbursements.
(6)	Sears leases a total of 364,772 square feet. Sears has subleased 50,000 square feet to Primark and 42,094 square feet to Level 257. Sears is dark in the remaining 272,678 square feet but continues to pay contractual reimbursements.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

The following table presents certain information relating to the tenant sales of the Woodfield Mall Property:

Comparable In-line Sales(1)
Tenants < 10,000 SF	2019	2020(2)	2021	2022	TTM September 2023
Gross Mall Sales	$274,505,000	NAP	$269,467,000	$269,130,000	$294,883,000
Gross Mall Sales (Ex-Apple)	$220,566,000	NAP	$240,722,000	$233,070,000	$256,280,000
Sales PSF (Inline < 10,000 SF)	$726	NAP	$755	$807	$820
Sales PSF (Inline < 10,000 SF, Ex-Apple)	$597	NAP	$691	$717	$730
Occupancy Cost (Inline < 10,000 SF)(3)	17.4%	NAP	16.6%	15.4%	14.7%
Occupancy Cost (Inline < 10,000 SF, Ex-Apple)(3)	21.2%	NAP	18.2%	17.3%	16.5%
(1)	All information regarding sales and occupancy costs presented herein with respect to the Woodfield Mall Property is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor.

(2)	The Woodfield Mall Property was closed due to the COVID-19 pandemic during a portion of 2020.

(3)	Occupancy Cost is calculated by the sum of base rents, percentage rents and all expense recoveries divided by annual sales.

The following table presents certain information relating to the major tenant sales of the Woodfield Mall:

Major Tenant Sales by Type(1)
Tenant Name	2019	2020(2)	2021	2022	TTM September 2023
Macy's(3)	$51,000,000	$28,100,000	$45,900,000	$45,400,000	$45,400,000
Nordstrom	$53,600,000	$37,500,000	$40,100,000	$42,000,000	$42,000,000
J.C. Penney(3)	$21,900,000	$13,700,000	$15,100,000	$16,500,000	$16,500,000
Department Stores	$126,500,000	$79,300,000	$101,100,000	$103,900,000	$103,900,000
In-Line Tenants	$337,753,000	$210,500,000	$353,998,000	$362,968,000	$380,594,000
Apple	$53,939,000	$21,311,000	$28,745,000	$36,060,000	$38,603,000
Total Woodfield Mall	$518,192,000	$311,111,000	$483,843,000	$502,928,000	$523,097,000
(1)	All sales information presented herein with respect to the Woodfield Mall Property is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor.
(2)	The Woodfield Mall Property was closed due to the COVID-19 pandemic during a portion of 2020.
(3)	Macy’s and J.C. Penney are Non-Collateral Anchors.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

The following table presents certain information relating to the tenant lease expirations at the Woodfield Mall Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	41,406	3.9%	NAP	NAP	41,406	3.9%	NAP	NAP
2023 & MTM	7	21,886	2.1	$1,181,355	3.2%	63,292	6.0%	$1,181,355	3.2%
2024	25	78,764	7.4	4,516,592	12.3	142,056	13.3%	$5,697,946	15.5%
2025	23	265,320	24.9	3,245,716	8.8	407,376	38.3%	$8,943,662	24.3%
2026	38	144,818	13.6	6,175,654	16.8	552,194	51.9%	$15,119,316	41.0%
2027	18	57,775	5.4	3,089,980	8.4	609,969	57.3%	$18,209,296	49.4%
2028	18	80,709	7.6	5,357,144	14.5	690,678	64.9%	$23,566,440	63.9%
2029	20	105,967	10.0	6,255,091	17.0	796,645	74.8%	$29,821,530	80.9%
2030	7	28,745	2.7	1,479,397	4.0	825,390	77.5%	$31,300,927	84.9%
2031	4	7,102	0.7	395,209	1.1	832,492	78.2%	$31,696,137	86.0%
2032	5	18,655	1.8	614,059	1.7	851,147	80.0%	$32,310,195	87.6%
2033	14	43,869	4.1	2,661,904	7.2	895,016	84.1%	$34,972,099	94.9%
2034	7	39,914	3.7	1,041,577	2.8	934,930	87.8%	$36,013,676	97.7%
2035 & Beyond	2	38,323	3.6	850,000	2.3	973,253	91.4%	$36,863,676	100.0%
Temporary Tenants	24	91,337	8.6	0	0.0	1,064,590	100.0%	$36,863,676	100.0%
Total Collateral	212	1,064,590	100.0%	$36,863,676	100.0%
(1)	Based on the underwritten rent roll dated November 14, 2023.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps through November 2024.

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No. 1 – Woodfield Mall

The following table presents certain information relating to the operating history and underwritten cash flows of the Woodfield Mall Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	10/31/2023 TTM(1)	Underwritten	Per Square Foot(2)	%(3)
Rents in Place	$41,174,170	$37,184,667	$34,297,836	$31,325,141	$31,995,485	$36,145,721	$33.95	46.2%
Rent Steps	0	0	0	0	0	717,955	0.67	0.9
Percent in Lieu	445,565	1,229,560	2,406,499	2,469,287	2,347,073	1,409,551	1.32	1.8
Percent Rent	811,987	341,531	3,278,507	4,355,569	4,441,146	3,925,259	3.69	5.0
Vacant Income(4)	0	0	0	0	0	3,245,048	3.05	4.2
Gross Potential Rent	$42,431,722	$38,755,758	$39,982,842	$38,149,997	$38,783,704	$45,443,534	$42.69	58.1%
Total Reimbursements	35,104,199	23,802,491	25,870,805	28,065,713	26,816,583	26,220,282	24.63	33.5
Temporary Tenants	4,396,324	2,837,003	4,433,113	4,598,726	4,329,039	4,329,039	4.07	5.5
Other Rents	236,767	176,161	230,481	219,885	275,155	275,155	0.26	0.4
Media Income	1,309,770	709,843	1,251,746	1,471,910	1,480,496	1,480,496	1.39	1.9
Lease Settlement Income	472,562	909,740	1,585,822	1,797,721	304,962	0	0.00	0.0
Deferred Rent	485,119	12,837	0	170,470	0	0	0.00	0.0
Other Income	617,296	533,957	348,322	391,178	428,248	428,248	0.40	0.5
Net Rental Income	$85,053,759	$67,737,790	$73,703,131	$74,865,600	$72,418,187	$78,176,753	$73.43	100.0%
(Vacancy/Credit Loss)(5)	0	0	0	0	0	(3,245,048)	(3.05)	(4.2)
Effective Gross Income	$85,053,759	$67,737,790	$73,703,131	$74,865,600	$72,418,187	$74,931,706	$70.39	95.8%
Total Expenses(6)	34,048,763	40,191,262	36,473,501	38,359,447	35,940,556	32,816,238	30.83	43.8
Net Operating Income	$51,004,996	$27,546,528	$37,229,630	$36,506,153	$36,477,631	$42,115,468	$39.56	56.2%
Capital Expenditures	0	0	0	0	0	195,077	0.18	0.3
TI/LC	0	0	0	0	0	864,590	0.81	1.2
Net Cash Flow	$51,004,996	$27,546,528	$37,229,630	$36,506,153	$36,477,631	$41,055,801	$38.56	54.8%
(1)	10/31/2023 TTM reflects the trailing 12-month period ending October 31, 2023. Contractual rent steps are through November 2024.

(2)	Per Square Foot is calculated using the Total Collateral NRA.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Vacant Income reflects the gross up of vacancy at average in-place rents.

(5)	The underwritten economic occupancy is 95.5%. The Woodfield Mall Property was 96.1% leased based on the November 14, 2023 underwritten rent roll, including leases executed by the origination date.

(6)	The management fee is underwritten to reflect 4.00% of below market rate, temporary and overage rents, capped at $1,000,000. Real estate taxes were underwritten based on the actual tax bills for all of the property tax parcels at the Woodfield Mall Property (including the Nordstrom Parcel), inclusive of any tax reimbursements.

The Market. The Woodfield Mall Property is located in Schaumburg, Illinois, within the Chicago-Naperville-Elgin, IL-IN-WI core-based statistical area (the “Chicago CBSA”). Chicago is a major Great Lakes port and is considered the commercial, financial, industrial, and cultural center of the midwestern United States. The region surrounding Chicago is a major warehouse and distribution hub, supported by its comprehensive network of highway, water, rail, and air routes. The trade, transportation and utilities sector dominates Chicago CBSA as the largest employment sector with roughly 20.5% of the regional workforce.

The Woodfield Mall Property is located in Schaumburg, Illinois and is easily accessible from both Chicago and its surrounding suburbs. The Woodfield Mall Property is situated in the northwest Chicago suburb and is considered a desirable position within the Chicago MSA due to its proximity to the densely populated residential areas that surround the area and its easy access to both I-90 and I-290. Uses in the immediate area generally include a mixture of commercial, residential, hotel, and office. The Woodfield Mall Property is located approximately 27 miles from the central business district of Chicago. The O'Hare International Airport is located approximately 13 miles away from the Woodfield Mall Property. Public transit options are also readily available, with the Schaumburg Metra station providing a convenient train connection to Chicago. Additionally, Pace buses service the area, ensuring accessibility for those without personal vehicles.

Schaumburg is home to 10 industrial parks, including 13.2 million square feet of space in over 400 facilities, 67 shopping centers totaling more than 9.5 million square feet of space, and 12.1 million square feet of office space spread throughout

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

more than 90 buildings. Additional economic activity is generated by the Renaissance Schaumburg Hotel & Convention Center, with an additional 25 hotels supporting the community. The area is also home to numerous office complexes, including Two Century Centre, an office complex north of the Woodfield Mall Property, past Golf Road (Illinois Route 58), and east of N. Roosevelt Boulevard. In addition, the neighborhood is scattered with car dealerships, fast food chains, and gas stations.

According to the appraisal, the 2022 population within a 5-, 10- and 15-mile radius of the Woodfield Mall Property was 270,430, 949,592 and 2,109,255, respectively. Additionally, for the same time period, the average household income within the same radii was $119,090, $119,024 and $124,631, respectively.

According to the appraisal, the Woodfield Mall Property is located within the Chicago retail market and the Far Northwest retail submarket. As of the second quarter of 2023, the Chicago retail market contains 106,053,000 square feet of space and the overall vacancy rate was 12.7%, which is a decrease from 12.8% in 2018. As of the second quarter of 2023, the Far Northwest retail submarket contained approximately 6.9 million square feet of retail space inventory with a vacancy rate of 11.5% and an average asking rental rate of $18.20 per square foot.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

The following table presents certain information relating to comparable retail centers for the Woodfield Mall Property:

Competitive Retail Center Summary(1)
Property Name/Location	Year Built / Renovated or Expanded	Total NRA (SF)	Total Occupancy	Distance to Subject	Sales PSF	Major Tenants
Woodfield Mall 5 Woodfield Mall Schaumburg, IL	1971, 1995 / 2015, 2016, 2018	1,064,590(2)(3)	96.1%(3)	NAP	$730(3)(4)	Macy’s J.C. Penney Nordstrom Sears Lord & Taylor Primark Level 257
Streets of Woodfield 601 N Martingale Road Schaumburg, IL	1991, 1993, 1997, 2009 / 2000	692,549	96.0%	0.6 miles	NAV	Dick’s Sporting Goods RH Outlet AMC Loews (20 Screens) Whole Foods Crate & Barrel
The Arboretum of South Barrington 100 W Higgins Road South Barrington, IL	2007-2008 / 2016, 2018, 2019, 2022	484,409	83.0%	8.1 miles	NAV	L.L. Bean Star Cinema Grill Pinstripes DSW Arhaus
Fashion Outlets of Chicago 5220 Fashion Outlets Way Rosemont, IL	2013 / NAP	538,735	99.0%	12.9 miles	$1,036	Forever 21 Nike Nordstrom rack Polo Ralph Lauren Bloomingdale’s Outlet Saks Fifth Avenue Off 5th
Oakbrook Center 100 Oakbrook Center Oak Brook, IL	1962 / 2014, 2016, 2017, 2021	1,886,885	92.0%	15.3 miles	$1,326; $1,129 (Ex-Apple)	Macy’s Nordstrom Neiman Marcus AMC Theater (12 Screens) Crate & Barrel
Westfield Old Orchard 4905 Old Orchard Center Skokie, IL	1956 / 2022-2023	1,508,431	91.0%	15.5 miles	$902; $830 (Ex-Apple)	Macy’s Nordstrom Bloomingdale’s Cinemax Crate & Barrel
Northbrook Court 1515 Lake Cook Road Northbrook, IL	1976 / 1996	1,014,506	92.0%	19.2 miles	$833; $705 (Ex-Apple)	Neiman Marcus AMC (14 Screens) Crate & Barrel Forever 21 Gap
Chicago Ridge Mall 444 Ridgeland Avenue Chicago Ridge, IL	1981 / 2004	832,350	73.0%	30.3 miles	$629	Kohl’s Dick’s Sporting Goods AMC Theater (6 Screens) Michaels ALDI Old Navy Forever 21
(1)	Source: Appraisal, unless stated otherwise.

(2)	Total NRA (SF) includes only the Total Collateral NRA.

(3)	Based on the underwritten rent roll dated November 14, 2023.

(4)	Represents sales per square foot as of the 12 months ended September 2023 for in-line tenants (excluding Apple).

The Borrower. The borrower for the Woodfield Mall Whole Loan is Woodfield Mall LLC, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Woodfield Mall Whole Loan.

The Borrower Sponsors. The borrower sponsors are Institutional Mall Investors LLC (“IMI”) and Simon Property Group, L.P. (“Simon”). Simon is also the non-recourse carveout guarantor of the Woodfield Mall Whole Loan. The Woodfield Mall Property ownership is a joint venture between IMI and Simon, with each owning 50%.

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Property Management. The Woodfield Mall Property is managed by Simon Management Associates, LLC, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow (i) approximately $6,460,707 for outstanding tenant improvement allowances and leasing commissions identified in a schedule to the related loan agreement and (ii) approximately $838,789 for a gap rent reserve.

Tax Escrows – During the continuance of a Lockbox Event (as defined below), the borrower is required to escrow 1/12th of the annual estimated tax payments on a monthly basis.

Insurance Escrows – During the continuance of a Lockbox Event, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, except if the Woodfield Mall Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement (in which case, no insurance escrows will be required, notwithstanding the occurrence of a Lockbox Event).

Replacement Reserves – During the continuance of a Lockbox Event, the borrower is required to escrow $15,000 per month.

Rollover Reserve – During the continuance of a Lockbox Event, the borrower is required to escrow an amount equal to $73,000 for lease rollover reserves.

Lockbox / Cash Management. The Woodfield Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within two business days after receipt. So long as no Lockbox Event has occurred and is continuing, the borrower will have access to the funds in the lockbox account and may use the lockbox account as an operating account. During the continuance of a Lockbox Event, all funds in the lockbox account are required to be swept on a weekly basis to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described above, with any excess funds (i) deposited into an excess cash flow reserve account held by the lender as cash collateral for the Woodfield Mall Whole Loan, or if (ii) no Lockbox Event is continuing, disbursed to the borrower.

A “Lockbox Event” means the period commencing upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the borrower or affiliated manager, or (iii) a Debt Yield Trigger Event (as defined below). A Lockbox Event will end (a) with respect to the matters described in clause (i) above, if the event of default has been waived by the lender, (b) with respect to the matters described in clause (ii) above, if the applicable property manager is replaced within 60 days or the bankruptcy action is dismissed within 90 days without any adverse consequences to the Woodfield Mall Property, or (c) with respect to matters described in clause (iii) above, a cure of the Debt Yield Trigger Event occurs. A Lockbox Event may not be cured more than five times during the term of the Woodfield Mall Whole Loan

A “Debt Yield Trigger Event” will occur if as of any date of determination, the debt yield based on the trailing four calendar quarter period is less than 10.0% for two consecutive calendar quarters and will be cured upon the occurrence of a Debt Yield Trigger Event Cure (as defined below).

“Debt Yield Trigger Event Cure” means the occurrence of any of the following: (a) the achievement of a 10.0% or greater debt yield for two consecutive calendar quarters, (b) the borrower prepays a portion of the Woodfield Mall Whole Loan in an amount sufficient such that the debt yield is no less than 10.0%, or (c) the borrower delivers to the lender (i) cash, (ii) U.S. obligations, (iii) other securities having a rating reasonably acceptable to the lender and for which a rating agency confirmation has been received, or (iv) a letter of credit, in each case in an amount equal to the Debt Yield Cure Collateral amount (as applicable, the “Debt Yield Cure Collateral”), which such Debt Yield Cure Collateral will be held by the lender in escrow as additional collateral for the Woodfield Mall Whole Loan and will be returned to the borrower upon the earlier of (x) the occurrence of a Debt Yield Trigger Event Cure pursuant to clause (a) or (b) above (provided that no other Lockbox Event is then in effect), and (y) the repayment or defeasance of the debt in full.

Subordinate Debt. The Woodfield Mall Property also secures the Woodfield Mall Trust Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $30,000,000. The Woodfield Mall Trust Subordinate Companion Loan accrues interest at 10.01625% per annum, resulting in a blended rate for the Woodfield Mall Whole Loan of approximately 6.7110%. The Woodfield Mall Senior Loan is senior in right of payment to the Woodfield Mall Trust

Annex B	BMO 2023-C7

No. 1 – Woodfield Mall

Subordinate Companion Loan. The Woodfield Mall Trust Subordinate Companion Loan will be contributed to the BMO 2023-C7 securitization trust, but will not be included in the mortgage pool. Payments allocated to the Woodfield Mall Trust Subordinate Companion Loan will be paid only to the holders of the Woodfield Mall loan-specific certificates as described in “Description of the Mortgage Pool—The Whole Loans—The Woodfield Mall Pari Passu-AB Whole Loan” in the Prospectus.

Additionally, the borrower is permitted to obtain property assessed clean energy (PACE) or similar loans in an aggregate amount up to $5 million subject to lender’s approval.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type – Subtype:	Retail – Super Regional Mall
% of IPB:	8.1%	Net Rentable Area (SF)(7):	1,938,983
Loan Purpose:	Refinance	Location:	Hanover, MD
Borrowers:	Arundel Mills Limited Partnership and Arundel Mills Marketplace Limited Partnership	Year Built / Renovated:	2000, 2002, 2012 / NAP
Borrower Sponsor:	Simon Property Group, L.P.	Occupancy(8):	98.3%
Interest Rate:	7.70100%	Occupancy Date:	6/15/2023
Note Date:	10/5/2023	4th Most Recent NOI (As of)(9):	$42,286,167 (12/31/2020)
Maturity Date:	11/1/2033	3rd Most Recent NOI (As of)(9):	$52,018,087 (12/31/2021)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$52,750,256 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of)(10):	$51,525,734 (TTM 8/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	98.1%
Amortization Type:	Interest Only	UW Revenues:	$74,354,670
Call Protection(2):	L(25),D(89),O(6)	UW Expenses:	$16,415,944
Lockbox / Cash Management:	Hard / Springing	UW NOI(10):	$57,938,726
Additional Debt(1)(3)(4):	Yes	UW NCF:	$55,557,554
Additional Debt Balance(1)(3)(4):	$300,000,000	Appraised Value / Per SF(7):	$870,600,000 / $449
Additional Debt Type(1)(3)(4):	Pari Passu	Appraisal Date:	9/1/2023

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF(7):	$186
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF(7):	$186
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	41.4%
TI/LC:	$0	$231,942	$5,566,608	Maturity Date LTV:	41.4%
Deferred Maintenance:	$0	$0	N/A	UW NCF DSCR:	1.98x
Other(6):	$4,384,369	$0	N/A	UW NOI Debt Yield:	16.1%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$360,000,000		91.8%	Loan Payoff	$384,870,923	98.1%
Sponsor Equity	32,236,503		8.2	Upfront Reserves	4,384,369	1.1
				Closing Costs	2,981,210	0.8
Total Sources	$392,236,503		100.0%	Total Uses	$392,236,503	100.0%
(1)	The Arundel Mills and Marketplace Mortgage Loan (as defined below) is part of the Arundel Mills and Marketplace Whole Loan (as defined below), which is comprised of 16 pari passu promissory notes with an aggregate original principal balance of $360,000,000. The financial information presented in the chart above shows the Cut-off Date Loan / SF, Maturity Date Loan / SF, Cut-off Date LTV, Maturity Date LTV, U/W NCF DSCR and U/W NOI Debt Yield based on the aggregate Cut-off Date principal balance of the Arundel Mills and Marketplace Whole Loan.

(2)	Defeasance of the Arundel Mills and Marketplace Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Arundel Mills and Marketplace Whole Loan to be securitized and (b) December 1, 2026. The assumed defeasance lockout period of 25 payments is based on the closing date of the BMO 2023-C7 transaction in December 2023. The actual defeasance lockout period may be longer. If any pari passu note has not been securitized for two years by December 1, 2026, the borrowers may prepay any note that has not been securitized for two years upon payment of a prepayment fee equal to the greater of (i) 1% of the prepaid amount or (ii) yield maintenance basis. In addition, the Arundel Mills and Marketplace Whole Loan may be prepaid in connection with a partial release, as described under “Partial Release” below.

(3)	See “The Loan” section below for further discussion of additional mortgage debt.

(4)	The Arundel Mills and Marketplace Property (as defined below) is subject to an existing property assessed clean energy loan in an original principal amount of $2,037,877.38 from Petros PACE Finance, LLC, a Texas limited liability company to the borrower. The PACE loan has a term of approximately 17 years with final payment occurring in November 2035. The annual debt service is $195,956.85 and the remaining balance, including all interest and administrative expenses, as of October 2023 was $1,633,579.73. Payments and any accrued interest are collected on the tax bill for the Arundel Mills and Marketplace Property and constitute a first lien on the Arundel Mills and Marketplace Property that has a priority over any mortgage loan. In addition, the Arundel Mills and Marketplace Whole Loan documents permit the borrowers to enter into an additional PACE loan for an amount not to exceed $5,000,000.

(5)	See “Escrows and Reserves” section below for further discussion of reserve requirements.

(6)	Other Initial Escrows and Reserves consist of (i) $3,796,478 for an outstanding tenant improvements and leasing commissions reserve, and (ii) $587,891 for an upfront gap rent reserve.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

(7)	The Arundel Mills and Marketplace Property includes a larger mall and lifestyle center which consists of 1,391,652 square feet of owned improvements and 547,331 square feet of leased fee improvements. The Cut-off Date Loan / SF, Maturity Date Loan / SF, and Appraised Value / SF are based on the total square feet of 1,938,983. The Cut-off Date Loan / SF, Maturity Date Balance Loan / SF, and Appraised Value / Per SF based on the Owned SF (as defined below) of 1,391,652 is $258.69, $258.69, and $625.59, respectively.

(8)	Occupancy represents the occupancy excluding square footage from the leased fee tenant, Live Casino Hotel Maryland, and temporary tenants and is based on the Owned SF totaling 1,391,652. Occupancy including Live Casino Hotel Maryland is 98.8%.

(9)	The increase from 4th Most Recent NOI to 3rd Most Recent NOI was primarily driven by an increase in bad debt/collection loss in 2020 due to the effect of the novel coronavirus pandemic.

(10)	The increase from the Most Recent NOI to UW NOI is driven by 18 new and renewal leases commencing in 2023 and 2024 totaling 113,039 square feet (5.8% of SF and 8.3% of underwritten rent) and rent steps of $604,665.

The Loan. The second largest loan (the “Arundel Mills and Marketplace Mortgage Loan”) is part of a whole loan (the “Arundel Mills and Marketplace Whole Loan”) evidenced by 16 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $360,000,000. The Arundel Mills and Marketplace Whole Loan is secured by a first mortgage lien on the borrowers’ fee interest in a 1,837,764 square foot super regional mall (“Arundel Mills”) and a 101,219 square foot lifestyle center (“Arundel Marketplace”) totaling 1,938,983 square feet located in Hanover, Maryland (the “Arundel Mills and Marketplace Property”). The Arundel Mills and Marketplace Mortgage Loan is evidenced by the non-controlling Note A-4-1 and Note A-4-3 with an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000. The Arundel Mills and Marketplace Whole Loan was co-originated by Wells Fargo Bank, National Association (“WFB”), Société Générale Financial Corporation (“SGFC”), DBR Investments Co. Limited (“DBRI”) and Citi Real Estate Funding Inc. (“CREFI”) on October 5, 2023. The Arundel Mills and Marketplace Whole Loan pari passu notes other than those evidencing the Arundel Mills and Marketplace Mortgage Loan are referred to herein as the “Arundel Mills and Marketplace Pari Passu Companion Loans.” The Arundel Mills and Marketplace Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C7 trust until the controlling Note A-1-1 is securitized, whereupon the Arundel Mills and Marketplace Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization trust. The relationship between the holders of the Arundel Mills and Marketplace Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Prospectus.

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)	$50,000,000	$50,000,000	WFB	Yes
A-1-2(1)	$30,000,000	$30,000,000	WFB	No
A-1-3(1)	$15,000,000	$15,000,000	WFB	No
A-1-4(1)	$10,000,000	$10,000,000	WFB	No
A-2-1(1)	$40,000,000	$40,000,000	SGFC	No
A-2-2(1)	$30,000,000	$30,000,000	SGFC	No
A-2-3(1)	$10,000,000	$10,000,000	SGFC	No
A-2-4(1)	$5,000,000	$5,000,000	SGFC	No
A-3-1(1)	$25,000,000	$25,000,000	DBRI	No
A-3-2(1)	$20,000,000	$20,000,000	DBRI	No
A-3-3(1)	$15,000,000	$15,000,000	DBRI	No
A-3-4(1)	$15,000,000	$15,000,000	DBRI	No
A-3-5(1)	$10,000,000	$10,000,000	DBRI	No
A-4-1	$40,000,000	$40,000,000	BMO 2023-C7	No
A-4-2(1)	$25,000,000	$25,000,000	CREFI	No
A-4-3	$20,000,000	$20,000,000	BMO 2023-C7	No
Whole Loan	$360,000,000	$360,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The Arundel Mills and Marketplace Property comprises Arundel Mills, a 1,837,764 square foot super regional mall, which includes 1,290,433 of owned square feet and 547,331 of leased fee square feet, and Arundel Marketplace, a 101,219 square foot lifestyle center, together totaling 1,938,983 square feet located in Hanover, Maryland. In total, the Owned SF comprises 1,391,652 square feet (the “Owned SF”). Arundel Mills is anchored by Live Casino Hotel Maryland (“Live Casino Hotel”), which owns its improvements and ground leases the underlying land from the borrower, Bass Pro Shops Outdoor (“Bass Pro”), Burlington, Dave & Buster’s, Medieval Times and Cinemark Theatres (“Cinemark”). Arundel Mills is an enclosed mall with multiple wings and entrances, containing a food court and anchor tenants. Arundel Marketplace is leased to major tenants including Aldi, Michael’s, Staples and PetSmart. Built between 2000, 2002 and 2012

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

the Arundel Mills and Marketplace Property is situated on a 208.08-acre parcel and contains 6,207 parking spaces (4.5/1,000 Owned SF), which excludes the spaces within the casino parking structure. The collateral tenancy, outside of the anchors, is granular with no other tenant making up more than 3.3% of the Owned SF. Notable tenants include T.J. Maxx, Saks Fifth Avenue Off 5th, Old Navy, Polo Ralph Lauren, Ulta Beauty, Nike Factory Store, The North Face, and Victoria’s Secret. As of June 15, 2023, the Arundel Mills and Marketplace Property was 98.3% leased based on Owned SF and 98.8% leased based on total square feet by 177 tenants.

The trailing 12-month in-line sales per square foot as of July 31, 2023 are $559 per square foot, representing a 10.0% increase over 2019. As of the trailing 12-month period as of July 31, 2023, the in-line occupancy cost ratio is 13.0%. The table below provides an overview of sales by inline tenants with less than 10,000 square feet.

Sales for Inline Tenants(1)
	2019 Sales PSF	2020 Sales PSF	2021 Sales PSF	2022 Sales PSF	TTM 7/31/2023 Sales PSF
Inline Sales (< 10,000 SF)	$508	$394	$568	$562	$559
Occupancy Cost	13.8%	17.6%	12.9%	12.7%	13.0%
(1)	Information obtained from the borrowers.

Major Tenants. The three largest tenants based on underwritten base rent are Cinemark, Live Casino Hotel and Dave & Buster’s.

Cinemark (107,190 square feet; 5.5% of net rentable area (“NRA”); 9.1% of underwritten base rent). Founded in 1984 and headquartered in Plano, Texas, Cinemark is the third-largest movie theater chain in the United States, operating 5,812 screens across 514 theaters in the US and Latin America as of June 30, 2023. Cinemark operates 24 screens at the Arundel Mills and Marketplace Property and, according to the appraisal, this is the strongest performing theater in a 15-mile radius with 1.2 million visitors during the trailing 12-month period ending in August 2023. Cinemark has been a tenant at the Arundel Mills and Marketplace Property since 2000 and has a lease expiration of December 2025. The tenant has three, 5-year extension options and no termination options.

Live Casino Hotel (547,331 square feet; 28.2% of NRA; 5.5% of underwritten base rent). Live Casino Hotel is owned by The Cordish Companies, which started in 1910 and is a real estate developer and owner operator of multiple businesses in the entertainment industry. Live Casino Hotel offers a wide range of gaming and entertainment options with approximately 206 tables, 310 hotel rooms, a spa, and 75,000 square feet of event space. Live Casino Hotel attracts more than 10 million visitors annually and features the largest gambling floor of any casino in the country. Live Casino Hotel has been a tenant at the Arundel Mills and Marketplace Property since June 2012. Live Casino Hotel owns its improvements and leases the underlying land from the borrowers pursuant to a ground lease expiring in July 2115. Live Casino Hotel may terminate its lease on June 30, 2027, which is the expiration of the first 15-year period from the rent commencement date, or at the end of any 10-year period thereafter with 365 days’ notice. In addition to base rent, Live Casino Hotel pays percentage rent equal to 1% of retail and gaming gross revenues, less percentage rent allowance of $1,500,000. The underwritten Live Casino Hotel percentage rent is $6,324,300, which is based on TTM 7/31/2023 sales.

Dave & Buster’s (63,631 square feet; 3.3% of NRA; 4.5% of underwritten base rent). Founded in 1982 in Dallas, Texas, Dave & Buster’s is an entertainment venue including an arcade, sports bar and restaurant. Today, there are over 150 locations across North America with a total of over 20 million visitors annually. Dave & Buster’s has been a tenant at the Arundel Mills and Marketplace Property since 2000 and has a lease expiration in May 2026. The tenant has two, 5-year extension options and no termination options.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

The following table presents certain information relating to the historical occupancy of the Arundel Mills and Marketplace Property:

Historical and Current Occupancy(1)(2)(3)
2019	2020	2021	2022	Current(4)
98.2%	94.2%	93.2%	97.2%	98.3%
(1)	Historical Information obtained from the Arundel Mills and Marketplace borrowers.

(2)	Occupancy represents the occupancy excluding the square footage from the leased fee tenant, Live Casino Hotel, and is based on the Owned SF. Occupancy as of June 15, 2023 based on the total square feet is 98.8%.

(3)	Historical and Current Occupancy figures exclude temporary tenants at the Arundel Mills and Marketplace Property.

(4)	Current Occupancy is based on the underwritten rent roll dated as of June 15, 2023.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Arundel Mills and Marketplace Property:

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)(4)	U/W Base Rent(3)(4)	% of Total UW Base Rent	Lease Expiration Date
Anchor Tenant (leased fee)(5)
Live Casino Hotel(6)(7)	NR/NR/NR	547,331	28.2%	$4.08	$2,231,337(8)	5.5%	7/13/2115
Total/Wtd. Avg.		547,331	28.2%	$4.08	$2,231,337	5.5%

Major Tenants
Cinemark	B+/NR/B+	107,190	5.5%	$34.00	$3,644,460	9.1%	12/31/2025
Dave & Buster's	NR/NR/NR	63,631	3.3	$28.60	1,819,847	4.5	5/31/2026
Primark	NR/NR/A	46,143	2.4	$25.16	1,161,117	2.9	8/31/2033
Forever 21	NR/NR/NR	25,211	1.3	$41.72	1,051,790(8)	2.6	1/31/2026
Bass Pro	NR/NR/NR	127,672	6.6	$7.01	895,134(8)	2.2	10/3/2026
The Children’s Place	NR/NR/NR	20,816	1.1	$36.02	749,792	1.9	4/30/2025
Old Navy	NR/Ba3/BB	26,044	1.3	$28.64	745,958	1.9	1/31/2027
Michael Kors	BBB-/NR/BBB-	6,861	0.4	$95.52	655,363	1.6	4/30/2028
H&M	NR/NR/BBB	20,296	1.0	$27.71	562,336(8)	1.4	1/31/2028
Off Broadway Shoes	NR/NR/NR	21,526	1.1	$23.91	514,691	1.3	1/31/2026
Medieval Times	NR/NR/NR	66,244	3.4	$7.50	496,680	1.2	8/31/2033
Total/Wtd. Avg.		531,634	27.4%	$23.13	$12,297,168	30.6%

Non-Major Tenants(9)		835,783	43.1%	$30.73	$25,684,060	63.9%

Occupied Collateral Total		1,914,748	98.8%	$27.78(10)	$40,212,565	100.0%
Vacant Space		24,235	1.2%
Total/Wtd. Avg.		1,938,983	100.0%
(1)	Based on the underwritten rent roll dated as of June 15, 2023.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent PSF and U/W Base Rent includes percentage in-lieu of rents totaling $3,023,713.

(4)	UW Base Rent and UW Base Rent PSF includes $604,665 of rent steps through September 2024.

(5)	Live Casino Hotel owns its own improvements and ground leases the land from the borrower.

(6)	Live Casino Hotel may terminate its lease on June 30, 2027, which is the expiration of the first 15-year period from the rent commencement date, or at the end of any 10 year period thereafter.

(7)	Live Casino Hotel also pays percentage rent, which equates to 1% of retail and gaming gross revenues, less percentage rent allowance of $1,500,000. The underwritten Live Casino Hotel percentage rent is $6,324,300, which is based on TTM 7/31/2023 sales and not included in the UW Base Rent.

(8)	Forever 21, Bass Pro and H&M U/W Base Rent PSF and U/W Base Rent PSF represent percentage in-lieu of rent based on the tenants’ TTM 7/31/2023 sales.

(9)	Non-Major Tenants includes three tenants, The North Face, Brooks Brothers, and True Religion, totaling 15,717 square feet (1.1% of Owned SF), with lease start dates in June 2024, May 2024, and February 2024, respectively.

(10)	Occupied Collateral Total U/W Base Rent PSF are based on the Owned SF and excludes Net Rentable Area (SF) and U/W Base Rent from the leased fee tenant, Live Casino Hotel.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

The following table presents a summary of sales and occupancy costs for certain tenants at the Arundel Mills and Marketplace Property:

Sales and Occupancy Cost Summary(1)
	2019 Sales (PSF)	2020 Sales (PSF)	2021 Sales (PSF)	2022 Sales (PSF)	TTM 7/31/2023 Sales (PSF)
Live Casino Hotel(2)	$643,538,000	$463,348,000	$723,949,000	$785,282,000	$782,430,000
Cinemark(3)	$756,958	$146,750	$382,500	$588,875	$690,661
Dave & Buster’s	$233.44	$108.61	$223.33	$251.94	$258.58
Primark	NAV	NAV	NAV	NAV	NAV
Forever 21	$189.96	$116.30	$243.82	$209.63	$185.42
Bass Pro	$280.45	$322.68	$347.17	$346.38	$350.56
The Children’s Place	$201.58	$99.44	$209.50	$180.49	$175.94
Old Navy	$281.56	$157.54	$286.94	$257.30	$257.59
Michael Kors	$974.64	$569.01	$787.20	$895.93	$816.75
H&M	$279.71	$185.50	$315.68	$309.37	$291.65
Off Broadway Shoes	$216.62	$124.50	$222.15	$229.26	$212.70
Medieval Times	$159.17	$29.30	$73.71	$154.85	$177.06
(1)	Information obtained from the borrowers.

(2)	Live Casino Hotel is the ground lessee and owns its improvements. Historical sales are shown on an annual basis above. Sales at Live Casino Hotel only represent retail and gaming sales.

(3)	Calculated based on a sales per screen (with 24 screens).

The following table presents certain information relating to the lease rollover schedule at the Arundel Mills and Marketplace Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	24,235	1.2%	NAP	NAP	24,235	1.2%	NAP	NAP
2023 & MTM	11	25,904	1.3	$1,441,580	3.6%	50,139	2.6%	$1,441,580	3.6%
2024	42	145,714	7.5	5,321,562	13.2	195,853	10.1%	$6,763,143	16.8%
2025	26	249,150	12.8	7,710,372	19.2	445,003	23.0%	$14,473,515	36.0%
2026	23	418,423	21.6	7,077,611	17.6	863,426	44.5%	$21,551,126	53.6%
2027	24	103,687	5.3	4,697,690	11.7	967,113	49.9%	$26,248,816	65.3%
2028	16	113,056	5.8	3,708,472	9.2	1,080,169	55.7%	$29,957,288	74.5%
2029	14	56,297	2.9	2,542,768	6.3	1,136,466	58.6%	$32,500,056	80.8%
2030	6	21,905	1.1	931,272	2.3	1,158,371	59.7%	$33,431,328	83.1%
2031	2	6,199	0.3	265,149	0.7	1,164,570	60.1%	$33,696,477	83.8%
2032	1	30,641	1.6	300,000	0.7	1,195,211	61.6%	$33,996,477	84.5%
2033	9	182,701	9.4	3,399,377	8.5	1,377,912	71.1%	$37,395,854	93.0%
2034 & Beyond	3	561,071	28.9	2,816,711	7.0	1,938,983	100.0%	$40,212,565	100.0%
Total	177	1,938,983	100.0%	$40,212,565	100.0%
(1)	Based on the underwritten rent roll dated June 15, 2023.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include percentage in-lieu of rent totaling $3,023,713 and rent steps totaling $604,665 through September 2024.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

The following table presents certain information relating to the underwritten cash flows of the Arundel Mills and Marketplace Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	TTM August 2023(1)	Underwritten	Per Square Foot	%(2)
In Place Rent	$36,140,448	$33,938,041	$33,271,004	$32,940,359	$34,871,979	$36,584,187	$18.87	48.5%
Contractual Rent Steps(3)	0	0	0	0	0	604,665	0.31	0.8
Potential Income from Vacant Space	0	0	0	0	0	1,028,517	0.53	1.4
Percentage in Lieu(4)	2,164,224	2,365,569	4,167,022	3,784,601	2,469,932	3,023,713	1.56	4.0
Gross Potential Rent	$38,304,672	$36,303,610	$37,438,026	$36,724,960	$37,341,911	$41,241,082	$21.27	54.7%
Percentage Rent(5)	5,808,460	3,354,054	7,437,689	8,482,789	8,559,268	8,491,820	4.38	11.3
Temp Tenant Income	3,342,965	2,264,738	3,091,587	3,631,703	3,339,445	3,339,445	1.72	4.4
Reimbursement Revenue	22,032,762	21,644,732	21,147,941	20,262,474	20,258,479	21,856,710	11.27	29.0
Other Revenue(6)	582,524	112,149	367,765	406,519	454,130	454,130	0.23	0.6
Net Rental Income	$70,071,383	$63,679,283	$69,483,008	$69,508,445	$69,953,233	$75,383,187	$38.88	100.0%
Less Free Rent & Credit Loss	(226,840)	(6,402,854)	(81,074)	475,767	(228,717)	0	0.00	0.0
Less Vacancy	0	0	0	0	0	(1,028,517)	(0.53)	(2.5)(7)
Effective Gross Income	$69,844,543	$57,276,429	$69,401,934	$69,984,212	$69,724,516	$74,354,670	$38.35	98.6%

Real Estate Taxes	5,088,710	5,406,023	5,550,627	3,310,098	5,186,899	5,186,899	2.68	7.0
Insurance	506,729	593,510	625,192	703,339	759,782	759,782	0.39	1.0
Management Fee(8)	2,849,028	2,385,373	2,769,663	2,901,210	2,782,838	1,000,000	0.52	1.3
Other Expenses	9,351,475	6,605,356	8,438,365	10,319,309	9,469,263	9,469,263	4.88	12.7
Total Expenses	17,795,942	$14,990,262	$17,383,847	$17,233,956	$18,198,782	$16,415,944	$8.47	22.1%

Net Operating Income	$52,048,601	$42,286,167(9)	$52,018,087(9)	$52,750,256	$51,525,734(10)	$57,938,726(10)	$29.88	77.9%
TI/LC	0	0	0	0	0	2,102,842	1.08	2.8
Capital Expenditures	0	0	0	0	0	278,330	0.14	0.4
Net Cash Flow	$52,048,601	$42,286,167	$52,018,087	$52,750,256	$51,525,734	$55,557,554	$28.65	74.7%

(1)	TTM August 2023 reflects the trailing 12-month period ending August 31, 2023.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy and Free Rent & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents rent steps through September 2024.

(4)	Percentage in Lieu rents are underwritten based on the tenants’ TTM 7/31/2023 sales.

(5)	Primarily comprised of percentage rent paid by Live Casino Hotel, which equates to 1% of retail and gaming gross revenues, less percentage rent allowance of $1,500,000. The underwritten Live Casino Hotel percentage rent is $6,324,300, which is based on TTM 7/31/2023 sales.

(6)	Other Revenue includes revenue from tenant services, media, and telecom.

(7)	Represents the underwritten economic vacancy %. The Arundel Mills and Marketplace Property was 98.3% occupied based on the Owned SF as of June 15, 2023.

(8)	Management Fee is capped at $1,000,000. The property is managed by Simon Management Associates II, LLC, an affiliate of the borrowers.

(9)	The increase in 2020 Net Operating Income to 2021 Net Operating Income was primarily driven by an increase in bad debt/collection loss in 2020 due to the effect of the novel coronavirus pandemic.

(10)	The increase from the TTM August 2023 Net Operating Income to the Underwritten Net Operating Income is driven by 18 new and renewal leases commencing in 2023 and 2024 totaling 113,039 square feet (5.8% of owned SF and 8.3% of underwritten rent) and underwritten rent steps of $604,665.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

Appraisal. According to the appraisal, the Arundel Mills and Marketplace Whole Loan had an “as is” appraised value of $870,600,000 as of September 1, 2023. The table below shows the appraisal’s conclusions.

Arundel Mills and Marketplace(1)
Property	Value	Capitalization Rate
Arundel Mills and Marketplace	$870,600,000	6.50%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental site assessments dated September 25, 2023 and September 29, 2023, there was no evidence of any recognized environmental conditions at the Arundel Mills and Marketplace Property.

The Market. The Arundel Mills and Marketplace Property is located in Hanover, Maryland, approximately 13.0 miles south of Baltimore and 28.9 miles north of Washington, D.C. According to the appraisal, the neighborhood is primarily comprised of retail and residential uses with the Arundel Mills and Marketplace Property anchoring a dominant commercial corridor. Primary access to the area is provided by State Highway 100, which is adjacent to the Arundel Mills and Marketplace Property and had a traffic count of approximately 74,222 vehicles per day, and Interstate 295, which is approximately two miles from the Arundel Mills and Marketplace Property. According to the appraisal, the top five employers in the surrounding area are Fort Meade, Johns Hopkins University, Johns Hopkins Hospital, University of Maryland Medical Systems, and University System of Maryland.

Within a one-, three-, and five-mile radius of the Arundel Mills and Marketplace Property, the 2022 average household income was approximately $148,021, $145,352, and $145,096, respectively; and within the same radii, the 2022 estimated population was 9,168, 53,846 and 155,847 respectively.

According to a third-party market research report, the property is situated within the BWI/Anne Arundel retail submarket of the Baltimore retail market. As of November 2023, the submarket reported total inventory of approximately 4.4 million square feet with a 1.1% vacancy rate and average rents of $27.55 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Arundel Mills and Marketplace Property:

Market Rent Summary(1)
	Market Rent (PSF)	Lease Term (Yrs.)	Rent Increase Projections	New Tenant Improvements
Less Than <1,000 SF	$85.00	7	3.0% annually	$65.00
1,000-2,499 SF	$44.00	7	3.0% annually	$65.00
2,500-4,999 SF	$32.50	7	3.0% annually	$65.00
5,000-9,999 SF	$37.50	7	3.0% annually	$65.00
Over 10,000 SF	$36.50	7	3.0% annually	$65.00
Jewelry	$91.00	7	3.0% annually	$65.00
Food Court	$202.50	7	3.0% annually	$65.00
Restaurant	$39.00	7	3.0% annually	$150.00
Kiosk	$385.00	7	3.0% annually	$0.00
Jr. Anchor	$21.50	10	10.0% Mid-Term	$100.00
Major	$22.50	10	10.0% Mid-Term	$100.00
Anchor	$7.25	10	10.0% Mid-Term	$0.00
Movie Theater	$31.00	10	10.0% Mid-Term	$65.00
Grocery Anchor(2)	$15.00	20	10.0% every 5 years	$15.00
Junior Anchor(2)	$17.00	10	10.0% Mid-Term	$15.00
Large Inline(2)	$40.00	5	3.0% annually	$20.00
(1)	Source: Appraisal.

(2)	Market rent conclusions for Arundel Marketplace.

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

The table below presents certain information relating to comparable retail centers pertaining to the Arundel Mills and Marketplace Property identified by the appraiser:

Competitive Set(1)
Property Name	Year Built/Renovated	Total NRA	Total Occupancy	Anchor / Major Tenants	Distance to Arundel Mills and Marketplace Property
Arundel Mills and Marketplace	2000, 2002, 2012/NAP	1,938,983	98.3%(2)	Live Casino Hotel, Bass Pro, Burlington, Dave & Buster’s, Medieval Times and Cinemark

Marley Station	1987/2006	1,086,384	55.7%	Macy’s, JCPenney	9.0 miles

Waugh Chapel Towne Centre	2012/NAP	662,717	97.1%	Wegmans, Target, Dick’s Sporting Goods, Regal Waugh Chapel	13.0 miles

The Mall in Columbia	1971/2018	1,439,872	91.7%	Macy’s, JCPenney, Nordstrom, AMC Columbia 14, Lidl	13.2 miles

Security Square Mall	1900/1998	1,345,170	97.8%	Macy’s, Burlington, AMC Security Square 8	16.2 miles

The Gallery at Harborplace	1980/2019	327,774	50.4%	NAV	12.5 miles

Westfield Wheaton	1958/2016	1,522,828	97.2%	Macy’s, Target, Costco Wholesale, JCPenney	27.6 miles
Weighted Average			89.3%
(1)	Information obtained from the appraisal, unless otherwise specified.

(2)	Based on the Owned SF of the underwritten rent roll as of June 15, 2023. Total Occupancy based on total square feet is 98.8%

The Borrowers. The borrowers are Arundel Mills Limited Partnership and Arundel Mills Marketplace Limited Partnership, each a Delaware limited partnership with two independent directors. The borrowers are each joint ventures between Simon Property Group, L.P. (59.3%) and Kan Am Group (40.7%). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Arundel Mills and Marketplace Whole Loan.

The Borrower Sponsors. The borrower sponsor and non-recourse carveout guarantor of the Arundel Mills and Marketplace Whole Loan is Simon Property Group, L.P. (“Simon”). Simon Property Group, Inc. (NYSE: SPG) is a real estate investment trust engaged in the ownership of shopping, dining, entertainment and mixed-use destinations. Simon has approximately 400 retail centers across 24 countries. Pursuant to the Arundel Mills and Marketplace Whole Loan documents, so long as one or more of Simon Property Group, Inc. or Simon Property Group, L.P. (collectively, “Simon Key Principal”) or an affiliate of Simon Key Principal is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability under the guaranty is limited to 20.0% of the original principal balance of the Arundel Mills and Marketplace Whole Loan (i.e., $72,000,000) in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty. In addition, there is no separate environmental indemnity with respect to the Arundel Mills and Marketplace Whole Loan. The non-recourse carveout guaranty covers breaches of representations, warranties and indemnification provisions in the loan agreement concerning environmental laws and hazardous materials; however, such coverage is subject to the cap described above.

Property Management. The Arundel Mills and Marketplace Property is managed by Simon Management Associates II, LLC, an affiliate of the borrowers.

Escrows and Reserves. At origination of the Arundel Mills and Marketplace Whole Loan, the borrowers deposited approximately (i) $587,891 into a reserve account for gap rent and (ii) $3,796,478 into a reserve account for outstanding TI/LC.

Tax Reserve – After the occurrence of a Control Event (as defined below) or during a Lockbox Event Period (as defined below), or at any time (x) any property taxes are not paid by the borrowers prior to the assessment of a penalty, or (y) upon request of the lender, the borrowers fail to promptly provide evidence that property taxes have been paid prior to the assessment of a penalty, the loan documents require the borrowers to make monthly payments into the real estate tax

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

reserve in an amount equal to 1/12th of the property taxes that the lender reasonably estimates will be payable during the ensuing 12 months.

Insurance Reserve – After the occurrence of a Control Event or during a Lockbox Event Period, if the borrowers have not provided satisfactory evidence to the lender that the property is covered by policies that are being maintained as part of a reasonably acceptable blanket insurance policy, the loan documents require the borrowers to make ongoing monthly deposits in an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies in order to accumulate sufficient funds to pay the premiums at least 30 days prior to expiration.

Replacement Reserve – After the occurrence of a Control Event or during the Lockbox Event Period, the loan documents require springing ongoing monthly deposits of $39,430 for replacement reserves.

TI / LC Reserve – The Arundel Mills and Marketplace Whole Loan documents require ongoing monthly deposits of $231,942 for tenant improvements and leasing commissions reserves, subject to a cap of $5,566,608, provided that no such cap shall apply during a Lockbox Event Period.

Gap Rent Reserve – The Arundel Mills and Marketplace Whole Loan documents require an upfront deposit of $587,891 for gap and free rent related to Kids Empire, Brooks Brothers, and Komma Tea.

Outstanding TI/LC Reserve – The Arundel Mills and Marketplace Whole Loan documents require an upfront deposit of $3,796,478 for outstanding tenant improvements and leasing commissions related to Primark, Under Armour, Kids Empire, Adidas, The North Face, Brooks Brothers, Vera Bradley, Spencer’s, and Movado Company Store.

A “Control Event” will occur upon Simon Key Principal not owning at least 50% of the direct or indirect interests in the borrowers or not controlling the borrowers.

Lockbox / Cash Management. The Arundel Mills and Marketplace Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deposit all rents into a lender-controlled lockbox account within two business days of receipt, and to direct all tenants to make direct rent deposits into the lockbox account. As long as a Lockbox Event Period is not in effect, all funds in the lockbox account are required to be distributed to the borrowers weekly. During the continuance of a Lockbox Event Period, all funds in the lockbox will be transferred weekly to a lender-controlled cash management account to be disbursed in accordance with the Arundel Mills and Marketplace Whole Loan documents, with any excess funds required to be held as additional security in an excess cash flow subaccount controlled by the lender for so long as the Lockbox Event Period continues.

A “Lockbox Event Period” will commence upon the earlier of the following (each of the items in clauses (i) through (v), a “Lockbox Event”):

(i)	the occurrence of an event of default;

(ii)	any bankruptcy action of the borrowers;

(iii)	a bankruptcy action of the manager if the manager is an affiliate of the borrowers, and provided the manager is not replaced within 60 days with a qualified manager;

(iv)	the net operating income debt yield (“NOI DY”), based on the trailing four calendar quarter period, is below 10.5%, for two consecutive calendar quarters; or

(v)	the occurrence of a Major Tenant Trigger Event (as defined below).

A Lockbox Event Period will end upon the occurrence of the following:

•	with regard to clause (i), the cure of such event of default;

•	with regard to clause (iii), the borrowers replace the manager with a qualified manager under a replacement management agreement within 60 days, or the bankruptcy action is discharged or dismissed within 90 days without any adverse consequences to the property or loan;

•	with regard to clause (iv), the NOI DY being 10.5% or greater for two consecutive calendar quarters; or

•	with regard to clause (v), so long as only one Major Tenant Trigger Event exists, the earlier to occur of (x) the date on which the applicable Major Tenant Threshold Amount (as defined below) has been deposited in the excess cash

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

reserve account or (y) a Major Tenant Trigger Event Cure (as defined below) has occurred; provided, however, that, the expiration or termination of the Lockbox Event Period is subject to the following conditions, among others set forth in the Arundel Mills and Marketplace Whole Loan documents: (i) no other Lockbox Event shall have occurred and be continuing, (ii) no other event of default shall have occurred and be continuing, and (iii) the borrowers may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the Loan or (y) triggered by a bankruptcy action of the borrowers.

A “Major Tenant Trigger Event” will commence upon the occurrence of any of the following: (i) a bankruptcy action of Bass Pro Shops, Cinemark, Live Casino Hotel, or any replacement tenant occupying at least 50% of the space (each, a “Major Tenant”); (ii) a Major Tenant going dark or vacating, on a permanent basis (other than temporary closures due to renovation, closures less than 90 days, or closures mandated by law or related to COVID stay-at-home orders); or (iii) a Major Tenant failing to give notice to renew its lease by the earlier of (a) the date required under the lease or (b) the date that is 6 months prior to the lease expiration date.

A “Major Tenant Threshold Amount” means, with respect to (i) the space occupied by Bass Pro, the amount of $6,383,600, (ii) with respect to the space occupied by Cinemark, the amount of $5,359,500 and (iii) with respect to the space occupied by Live Casino Hotel, the amount of $13,037,450.

An “Major Tenant Trigger Event Cure” will commence upon the occurrence of any of the following: (A) with regard to clause (i) of the definition of Major Tenant Trigger Event, (a) Major Tenant has assumed and any applicable bankruptcy court has affirmed such assumption of the Major Tenant lease, and Major Tenant is in occupancy of its full space or (b) at the borrowers’ election, the guarantor has delivered to the lender a guaranty in the applicable Major Tenant Threshold Amount, (B) with regard to clause (ii) of the definition of Major Tenant Trigger Event, (a) the applicable Major Tenant continuously operates its business for at least 30 consecutive days during normal business hours and is paying full rent as is required under the lease or (b) at the borrowers’ election, the guarantor has delivered to the lender a guaranty in the applicable Major Tenant Threshold Amount, and (C) with regard to clause (iii) of the definition of Major Tenant Trigger Event, (a) the date on which Major Tenant renews and/or extends its lease, (b) at least 50% of the applicable Major Tenant space has been leased to one or more new tenants, (c) the applicable Major Tenant Threshold Amount has been deposited in the excess cash reserve account, or (d) at the borrowers’ election, the guarantor has delivered to the lender a guaranty in the applicable Major Tenant Threshold Amount.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Provided that no event of default exists and a Control Event has not occurred, (I) with respect to a partial prepayment, at any time prior to the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”), and (II) with respect to a partial defeasance, at any time after the earlier to occur of (a) December 1, 2026, and (b) the expiration of the REMIC Prohibition Period, the Arundel Mills and Marketplace Whole Loan documents permit the release of Arundel Marketplace, which has an allocated loan amount of $11,000,000, upon defeasance or prepayment (together with, if prior to the open period, payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium), as applicable, of 100% of such allocated loan amount of $11,000,000, provided the following conditions, among others, are satisfied: (i) (a) lender’s determination that the post-release debt yield for the remaining mortgaged property is equal to or greater than the pre-release debt yield for the mortgaged property, or (b) borrowers’ partial defeasance or partial prepayment of the Arundel Mills and Marketplace Mortgage Whole Loan in an amount that would result in the post-release debt yield for the remaining mortgaged property being equal to or greater than the pre-release debt yield for the mortgaged property; (ii) an opinion of counsel that the partial release satisfies REMIC related requirements; and (iii) if Arundel Marketplace is conveyed to an affiliate, (a) receipt of an officer’s certificate confirming that the intended primary use of Arundel Marketplace will not be exclusively for retail, (b) any tenants being relocated to Arundel Marketplace from the mall property have been replaced with comparable tenants on comparable rental terms, (c) the release will not have a material adverse effect on the remaining mortgaged property and (d) a rent roll and leasing plan for the remaining mortgaged property and Arundel Marketplace.

Additionally, the borrower owns a non-income producing 24.21 acre parcel of vacant forestry land at the mortgaged property (“Forestry Parcel”), adjacent to which is a single-family home. The home was purchased in 2002 and was surrounded by

Annex B	BMO 2023-C7

No. 2 – Arundel Mills and Marketplace

a fence. Approximately 43,493 square feet of the Forestry Parcel (“Contested Portion”) is located within that fence. The owner of the single-family home has filed an adverse possession suit claiming ownership of the Contested Portion. The value of the Forestry Parcel was not deducted from the appraised value of the mortgaged property in the appraisal, nor was the Forestry Parcel separately valued in the appraisal. Under the Arundel Mills and Marketplace Whole Loan documents, the borrower may obtain a release from the lien of the mortgage for no additional consideration, of the Contested Portion, or such substantially similar tract of land the borrower is required to convey in connection with the adverse possession suit (or reasonably agrees to convey in order to settle the suit).

Ground Lease. None.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type – Subtype:	Various
% of IPB:	5.4%	Net Rentable Area (SF):	1,136,771
Loan Purpose:	Acquisition	Location:	Bala Cynwyd, PA
Borrowers:	Bala Plaza Park LLC, Story of Jonah LLC and Adjmi Bala PropCo LLC	Year Built / Renovated(5):	Various / Various
Borrower Sponsors:	Carolyn Dayon, Harry Adjmi, Eva Vegh and Yael Ishakis	Occupancy:	89.4%
Interest Rate:	8.71000%	Occupancy Date:	8/30/2023
Note Date:	11/2/2023	4th Most Recent NOI (As of):	$14,391,911 (12/31/2020)
Maturity Date:	11/6/2028	3rd Most Recent NOI (As of):	$15,021,589 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$14,540,415 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$15,493,025 (TTM 8/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	89.8%
Amortization Type:	Interest Only	UW Revenues:	$33,476,790
Call Protection(2):	L(3),YM1(50),O(7)	UW Expenses:	$17,313,636
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$16,163,153
Additional Debt(1)(6):	Yes	UW NCF:	$14,744,653
Additional Debt Balance(1)(6):	$59,500,000 / $30,000,000	Appraised Value / Per SF:	$210,100,000 / $185
Additional Debt Type(1)(6):	Pari Passu / Mezzanine	Appraisal Date:	7/27/2023

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$346,446	$346,446	N/A	Cut-off Date Loan / SF:	$88	$114
Insurance:	$56,824	$28,412	N/A	Maturity Date Loan / SF:	$88	$114
Replacement Reserves:	$0	$23,514	$846,514	Cut-off Date LTV:	47.4%	61.6%
TI / LC:	$5,000,000	Springing	$2,000,000	Maturity Date LTV:	47.4%	61.6%
Other(4):	$3,708,965	$0	N/A	UW NCF DSCR:	1.68x	1.43x
				UW NOI Debt Yield:	16.2%	12.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$99,500,000		49.5%	Purchase Price	$185,000,000	92.0%
Mezzanine Loan(6)	30,000,000		14.9	Upfront Reserves	9,112,235	4.5
Borrower Sponsor Equity	51,299,773		25.5	Closing Costs	6,986,046	3.5
Other Sources(7)	20,298,509		10.1
Total Sources	$201,098,281		100.0%	Total Uses	$201,098,281	100.0%

(1)	The Bala Plaza Portfolio Mortgage Loan (as defined below) is part of the Bala Plaza Portfolio Whole Loan (as defined below) which is comprised of three pari passu promissory notes with an aggregate original principal balance of $99,500,000. The Bala Plaza Portfolio Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”). The Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the Bala Plaza Portfolio Whole Loan and the total debt inclusive of a $30,000,000 mezzanine loan.

(2)	The borrowers have the option to prepay the Bala Plaza Portfolio Whole Loan in whole but not in part (i) on or after the payment date occurring in May 2028 without the payment of any prepayment premium or (ii) at any time other than the period commencing 60 days prior to an anticipated securitization of any portion of the Bala Plaza Portfolio Whole Loan and ending 60 days after the closing of such securitization with the payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium. The assumed prepayment lockout period of three payments is based on the closing date of the BMO 2023-C7 securitization in December 2023. The actual lockout period may be longer.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Other reserves include an initial garage repair reserve of $2,300,000, an initial unfunded obligations reserve of approximately $1,179,363 and an initial free rent reserve of approximately $229,601. See “Escrows and Reserves” below.

(5)	See the “Portfolio Summary” chart below.

(6)	See “Mezzanine Debt” below.

(7)	Other Sources primarily consists of a seller credit of $15,796,250, security deposit credit of approximately $1,957,748, tenant improvements credit of approximately $1,104,456 and approximately $1,440,054 of other miscellaneous credits.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The Loan. The third largest mortgage loan (the “Bala Plaza Portfolio Mortgage Loan”) is part of a whole loan (the “Bala Plaza Portfolio Whole Loan”) secured by the borrowers’ fee interests in two office and one mixed use property totaling 1,136,771 square feet located in Bala Cynwyd, Pennsylvania (the “Bala Plaza Portfolio Properties”). The Bala Plaza Portfolio Whole Loan is comprised of three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $99,500,000. The Bala Plaza Portfolio Whole Loan was originated on November 2, 2023 by CREFI and accrues interest at a fixed rate of 8.71000% per annum. The Bala Plaza Portfolio Whole Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Bala Plaza Portfolio Whole Loan is the payment date that occurs on November 6, 2028. The Bala Plaza Portfolio Mortgage Loan is evidenced by the non-controlling Note A-2 with an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000. The remaining notes are currently held by CREFI and are expected to be contributed to one or more future securitization trust(s). The Bala Plaza Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C7 trust until the controlling Note A-1 is securitized, whereupon the Bala Plaza Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization trust. The relationship between the holders of the Bala Plaza Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$50,000,000	$50,000,000	CREFI	Yes
A-2	$40,000,000	$40,000,000	BMO 2023-C7	No
A-3(1)	$9,500,000	$9,500,000	CREFI	No
Whole Loan	$99,500,000	$99,500,000
(1)	Expected to be contributed to one or more securitization trust(s).

The Properties. The Bala Plaza Portfolio Properties consist of three properties located in Bala Cynwyd, Pennsylvania which total 1,136,771 square feet and are comprised of two seven-story, Class A office buildings totaling 390,899 square feet, located at 251 Saint Asaphs Road in Bala Cynwyd, Pennsylvania (the “Three Bala Plaza Property”), a six-story, Class A office property totaling 386,788 square feet located at 231 Saint Asaphs Road in Bala Cynwyd, Pennsylvania (the “One Bala Plaza Property”) and a ten-story, Class A, 359,084 square foot mixed use office / retail property located at 333 East City Avenue in Bala Cynwyd, Pennsylvania (the “Two Bala Plaza Property”). The retail component at the Two Bala Plaza Property is occupied by Saks Fifth Avenue LLC which occupies 100,500 SF and has been in occupancy since September 1969.

The Bala Plaza Portfolio Properties are located approximately four miles northwest of the Philadelphia CBD, slightly outside of the city limits. The Bala Plaza Portfolio Properties were built between 1968 and 1983 and were each recently renovated between 2020 and 2021 including approximately $56.0 million of capital improvements between 2017 and 2021. Renovations include an approximately $41.6 million redevelopment of One Bala Plaza Property along with HVAC upgrades, roof replacement, new restrooms, lobby renovations and fitness center expansion at the Bala Plaza Portfolio Properties.

As of August 30, 2023, the Bala Plaza Portfolio Properties were 89.4% occupied by 85 unique tenants. The largest tenant at the Bala Plaza Portfolio Properties is Tokio Marine North America, Inc. which accounts for 26.0% of NRA and 30.3% of underwritten base rent. Outside of Tokio Marine North America, Inc. no tenant accounts for more than 3.6% of NRA and 5.1% of underwritten base Rent. The Bala Plaza Portfolio Properties have had strong leasing momentum throughout the COVID-19 pandemic with 41 new leases and 56 renewals being executed since January 2020 which account for 41.7% of NRA and 54.9% of underwritten base rent.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The following table presents certain information relating to the Bala Plaza Portfolio Properties:

	Portfolio Summary
Property Name	City, State	Year Built / Renovated(1)	Sq. Ft.(2)	Occupancy(2)	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value(1)	U/W NOI(2)	% of U/W NOI
Three Bala Plaza	Bala Cynwyd, PA	1983 / 2020	390,899	87.1%	$41,102,468	41.3%	$85,500,000	$6,964,032	43.1%
One Bala Plaza	Bala Cynwyd, PA	1968 / 2021	386,788	88.9	39,180,794	39.4	81,300,000	5,628,610	34.8
Two Bala Plaza	Bala Cynwyd, PA	1969 / 2020	359,084	92.6	19,216,738	19.3	43,300,000	3,570,511	22.1
Total			1,136,771	89.4%	$99,500,000	100.0%	$210,100,000	$16,163,153	100.0%
(1)	Source: Appraisal

(2)	Based on the underwritten rent rolls dated August 30, 2023.

Major Tenants. The three largest tenants based on underwritten base rent are Tokio Marine North America, Inc., Global Indemnity Group, Inc. (“Global Indemnity Group”) and NCS Pearson, Inc.

Tokio Marine North America, Inc. (295,930 square feet; 26.0% of NRA; 30.3% of underwritten base rent): Tokio Marine North America, Inc. leases 90,687 square feet of space at the Three Bala Plaza Property and 205,243 square feet of space at the One Bala Plaza Property. Tokio Marine North America, Inc. is an insurance solutions conglomerate that manages multiple companies including Philadelphia Insurance Companies (“Philadelphia Insurance”) and Tokio Marine America Insurance Company.

Tokio Marine North America, Inc. operates Philadelphia Insurance out of the One Bala Plaza Property which serves as its headquarters. Philadelphia Insurance is a national property/casualty and professional liability insurance carrier that designs, markets and underwrites commercial products and services. Philadelphia Insurance has over 2,000 employees and serves over 120 specialized business markets across the United States. The Philadelphia Insurance lease is guaranteed by Tokio Marine North America, Inc. Philadelphia Insurance has been at the One Bala Plaza Property since June 2017 and has a lease term through January 2035 with no termination and one renewal option for five or ten years.

Tokio Marine North America, Inc. operates Tokio Marine North America Services out of the Three Bala Plaza Property which serves as its headquarters. Tokio Marine North America Services provides services to Tokio Marine Group companies in finance and accounting, information technology, internal audit, actuarial, legal, facilities, corporate communications and human resources supporting more than 3,000 people and $4 billion in annual premium revenue. Tokio Marine North America Services has been at the Three Bala Plaza Property since October 2019 and has a lease term through January 2035 with no termination and one renewal option for five or ten years.

Global Indemnity Group (40,517 square feet; 3.6% of NRA; 5.1% of underwritten base rent): Global Indemnity Group (NYSE: GBLI) is a specialty property and casualty insurance company that provides services for small to middle-market businesses. Global Indemnity Group has three offices across the United States and one office in Ireland with its lease at the Three Bala Plaza Property serving as its United States Headquarters. Global Indemnity Group has been at the Three Bala Plaza Property since March 2007 and has a current lease term through December 2029 with two five-year renewal options. Global Indemnity Group has a one-time right to terminate its lease as of December 31, 2025, upon 12 months’ prior written notice to the landlord.

NCS Pearson, Inc. (37,395 square feet; 3.3% of NRA; 4.5% of underwritten base rent): NCS Pearson, Inc. provides software applications and technologies for education, testing, assessment and data management. NCS Pearson, Inc. has been a tenant at the Three Bala Plaza Property since May 2011 and has a current lease term through July 2026 with no termination options and one, five-year renewal option.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

Appraisal. According to the appraisal, the Bala Plaza Portfolio Properties had an “as is” appraised value of $210,100,000 as of July 27, 2023. The table below shows the appraiser’s “as-is” conclusions.

Bala Plaza Portfolio(1)
Property	Property Type - Subtype	Value(2)	Capitalization Rate(2)
Three Bala Plaza	Office – Suburban	$85,500,000	7.50%
One Bala Plaza	Office – Suburban	$81,300,000	7.50%
Two Bala Plaza	Mixed Use – Office/Retail	$43,300,000	7.50%
Total / Wtd. Avg		$210,100,000	7.50%

(1)	Source: Appraisal.

(2)	The appraiser used a discounted cash flow analysis utilizing a 9.0% discount rate and 7.75% terminal capitalization rate to arrive at its value. The capitalization rates shown above represent the direct capitalization rate.

Environmental. According to the Phase I environmental assessment dated August 3, 2023, there was no evidence of any recognized environmental conditions at the Bala Plaza Portfolio Properties.

The following table presents certain information relating to the historical and current occupancy of the Bala Plaza Portfolio Properties:

Historical and Current Occupancy(1)
2019	2020	2021	2022	Current(2)
91.6%	90.8%	90.8%	92.8%	89.4%

(1)	Historical Occupancies are the annual average physical occupancy of each respective year.

(2)	Based on the underwritten rent rolls dated August 30, 2023.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The following table presents certain information relating to the largest tenants based on underwritten base rent at the Bala Plaza Portfolio Properties:

Top Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Tokio Marine North America, Inc.(4)	Various	NR/NR/NR	295,930	26.0%	$30.70	$9,083,693	30.3%	1/31/2035
Global Indemnity Group, Inc.(5)	Three Bala Plaza	NR/NR/NR	40,517	3.6	$37.50	1,519,388	5.1	12/31/2029
NCS Pearson, Inc.	Three Bala Plaza	NR/NR/NR	37,395	3.3	$36.35	1,359,295	4.5	7/31/2026
Beasley Media Group, LLC	One Bala Plaza	NR/NR/NR	36,858	3.2	$35.00	1,290,030	4.3	3/31/2029
Investedge, Inc.	Three Bala Plaza	NR/NR/NR	28,563	2.5	$36.50	1,042,550	3.5	5/31/2026
Vitalyst, LLC	One Bala Plaza	NR/NR/NR	26,530	2.3	$34.75	921,918	3.1	12/31/2025
Massachusetts Mutual Life Insurance Company	Two Bala Plaza	Aa3/AA+/AA	24,985	2.2	$36.50	911,953	3.0	6/30/2025
Harmelin Media, Inc.	Three Bala Plaza	NR/NR/NR	23,810	2.1	$36.50	869,065	2.9	6/30/2024
United States Postal Service	Two Bala Plaza	NR/NR/NR	20,479	1.8	$37.33	764,482	2.6	4/30/2026
Manko Gold Katcher & Fox, LLP(6)	Three Bala Plaza	NR/NR/NR	19,736	1.7	$38.50	759,836	2.5	3/31/2033
Major Tenants			554,803	48.8%	$33.39	$18,522,209	61.8%
Other Tenants			461,947	40.6	$24.73	$11,425,080	38.2
Total Occupied			1,016,750	89.4%	$29.45	$29,947,289	100.0%
Vacant Space			120,021	10.6
Total / Wtd. Avg.			1,136,771	100.0%
(1)	Based on the underwritten rent rolls dated August 30, 2023.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include straight-line rent steps of $66,561 and contractual rent steps through September 1, 2024 for the Three Bala Plaza Property and Two Bala Plaza Property and through October 1, 2024 for the One Bala Plaza Property totaling $450,694.

(4)	Tokio Marine North America, Inc. leases 90,687 square feet of space at the Three Bala Plaza Property and 205,243 square feet of space at the One Bala Plaza Property.

(5)	Global Indemnity Group, Inc. has the one-time right to terminate its lease effective December 31, 2025, by providing written notice to landlord on or before December 31, 2024, and the payment of a termination fee.

(6)	Manko Gold Katcher & Fox, LLP has the one-time right to terminate its lease effective August 15, 2029 by providing written notice to landlord on or before August 15, 2028 and the payment of a termination fee.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The following table presents certain information relating to tenant lease expirations at the Bala Plaza Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	120,021	10.6%	NAP	NAP	120,021	10.6%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	120,021	10.6%	$0	0.0%
2024(4)	25	102,899	9.1	3,538,571	11.8	222,920	19.6%	$3,538,571	11.8%
2025(5)	12	84,073	7.4	2,980,916	10.0	306,993	27.0%	$6,519,487	21.8%
2026(6)	16	139,662	12.3	5,031,551	16.8	446,655	39.3%	$11,551,038	38.6%
2027	7	116,970	10.3	667,046	2.2	563,625	49.6%	$12,218,084	40.8%
2028	10	59,787	5.3	2,266,649	7.6	623,412	54.8%	$14,484,733	48.4%
2029	4	88,280	7.8	3,198,465	10.7	711,692	62.6%	$17,683,198	59.0%
2030	3	31,311	2.8	1,100,265	3.7	743,003	65.4%	$18,783,463	62.7%
2031	1	14,237	1.3	452,025	1.5	757,240	66.6%	$19,235,488	64.2%
2032	2	8,329	0.7	303,882	1.0	765,569	67.3%	$19,539,370	65.2%
2033	3	31,367	2.8	1,200,535	4.0	796,936	70.1%	$20,739,905	69.3%
2034 & Beyond(7)	2	339,835	29.9	9,207,384	30.7	1,136,771	100.0%	$29,947,289	100.0%
Total	85	1,136,771	100.0%	$29,947,289	100.0%
(1)	Based on the underwritten rent rolls dated August 30, 2023.

(2)	Certain tenants have more than one lease. Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include straight-line rent steps of $66,561 and contractual rent steps through September 1, 2024 for the Three Bala Plaza Property and Two Bala Plaza Property and through October 1, 2024 for the One Bala Plaza Property totaling $450,694.

(4)	Includes one tenant, Pagano’s Market Bala, Inc at the One Bala Plaza Property with no UW Base Rent attributed to this tenant.

(5)	Includes one tenant, Top Hat Coffee Co. LLC at the Two Bala Plaza Property with no UW Base Rent attributed to this tenant.

(6)	Includes one tenant, American Bowtie, Inc at the Two Bala Plaza Property with no UW Base Rent attributed to this tenant.

(7)	2034 & Beyond is inclusive of 40,562 square feet of storage space to which no lease or rent is attributable.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The following table presents certain information relating to operating history and underwritten cash flows at the Bala Plaza Portfolio Properties:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
In-Place Rent	$24,789,504	$26,660,349	$27,912,429	$27,333,932	$28,358,463	$29,430,034	$25.89	80.6%
Contractual Rent Steps(3)	0	0	0	0	0	517,255	0.46	1.4
Potential Income from Vacant Space	0	0	0	0	0	3,725,588	3.28	10.2
Gross Potential Rent	$24,789,504	$26,660,349	$27,912,429	$27,333,932	$28,358,463	$33,672,877	$29.62	92.2%
Total Reimbursements	2,871,453	1,644,112	2,618,582	3,882,587	4,078,929	2,849,514	2.51	7.8
Total Gross Income	$27,660,957	$28,304,461	$30,531,011	$31,216,518	$32,437,391	$36,522,391	$32.13	100.0%
Other Income(4)	505,433	500,746	521,499	655,220	687,649	679,987	0.60	1.9
(Vacancy/Credit Loss)	0	0	0	0	0	(3,725,588)	(3.28)	(10.2)
Effective Gross Income	$28,166,390	$28,805,208	$31,052,511	$31,871,739	$33,125,041	$33,476,790	$29.45	91.7%
Management Fee	928,183	988,838	1,084,279	1,070,431	1,157,461	1,004,304	0.88	3.0
Real Estate Taxes	3,872,860	3,971,722	4,040,953	4,125,520	3,990,605	4,306,720	3.79	12.9
Insurance	161,259	169,607	191,143	261,531	262,208	324,911	0.29	1.0
Other Expenses(5)	9,771,722	9,283,130	10,714,546	11,873,843	12,221,742	11,677,701	10.27	34.9
Total Expenses	$14,734,024	$14,413,296	$16,030,922	$17,331,324	$17,632,016	$17,313,636	$15.23	51.7%
Net Operating Income	$13,432,366	$14,391,911	$15,021,589	$14,540,415	$15,493,025	$16,163,153	$14.22	48.3%
Capital Expenditures	0	0	0	0	0	282,171	0.25	0.8
TI / LC	0	0	0	0	0	1,136,329	1.00	3.4
Net Cash Flow	$13,432,366	$14,391,911	$15,021,589	$14,540,415	$15,493,025	$14,744,653	$12.97	44.0%
(1)	TTM reflects the trailing 12-month period ending August 31, 2023.

(2)	% column represents percent of Total Gross Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Contractual Rent Steps include straight-line rent steps of $66,561 and contractual rent steps through September 1, 2024 for the Three Bala Plaza Property and Two Bala Plaza Property and through October 1, 2024 for the One Bala Plaza Property totaling $450,694.

(4)	Other Income includes storage rent, license fees and percentage rent for Pagano’s Market Bala, Inc, Top Hat Coffee Co. LLC and American Bowtie, Inc.

(5)	Other Expenses consist of payroll and benefits, cleaning, repairs and maintenance, utilities and general, administrative expenses and non-reimbursable expenses.

The Market. The Bala Plaza Portfolio Properties are located in Bala Cynwyd, Pennsylvania within the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD MSA (the “Philadelphia MSA”). The Bala Plaza Portfolio Properties are located off of East City Avenue and Saint Asaphs Road with nearby access to Interstate 76 within a mile of the Bala Plaza Portfolio Properties. Other major transportation arterials within proximity of the Bala Plaza Portfolio Properties include US Route 30 and US Route 13.

According to the appraisal, the Bala Plaza Portfolio Properties are located in the Bala Cynwyd/Narberth submarket of the Philadelphia MSA. As of the second quarter of 2023, the Bala Cynwyd/Narberth submarket had a total office inventory of 3,741,473 square feet, a vacancy rate of 13.6%, average asking rent of $35.39 per square foot and positive net absorption of 42,469 square feet in the first half of 2023.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

The following table presents certain information relating to comparable office leases at Bala Plaza Portfolio Properties:

Comparable Office Rental Summary(1)
Property Name	Tenant	Suite Size (SF)	Commencement	Lease Term (Yrs)	Rent (PSF)
Bala Plaza Portfolio	Various	Various	Various	Various	$29.45(2)
One Belmont	Quality Progression	11,900 SF	July 2023	10.4 yrs	$32.00
Five Tower Bridge	Crown Caste USA Inc.	29,150 SF	July 2023	10.7 yrs	$35.16
100 4 Falls Corporate Ctr	Burns White	22,119 SF	March 2023	5.0 yrs	$32.00
Swedesford Road Office	Trinseo	25,314 SF	September 2022	10.0 yrs	$28.41
One Presidential	Pep Boys	35,950 SF	February 2022	10.0 yrs	$30.50
Five Tower Bridge	Teksystems	16,874 SF	January 2022	6.0 yrs	$41.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 30, 2023.

The Borrowers. The borrowers are Bala Plaza Park LLC, Story of Jonah LLC and Adjmi Bala PropCo LLC, as tenants in common with respect to the Bala Plaza Portfolio Whole Loan. Each borrower is a Delaware limited liability company and single-purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bala Plaza Portfolio Whole Loan.

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Carolyn Dayon, Harry Adjmi, Eva Vegh and Yael Ishakis. Carolyn Dayon is an experienced real estate property management professional and is the co-founder and operator of MS Management, LLC and Mint Management LLC. Harry Adjmi helps run A&H Acquisitions, a Manhattan based privately held real estate investment company with over 100 properties in its portfolio. Eva Vegh has a background in real estate sales and real estate development. She founded Woodstone Properties, LLC in 2011 to acquire and develop new projects. Lastly, Yael Ishakis is a licensed mortgage broker and vice president at FM Home Loans.

Property Management. The Bala Plaza Portfolio Properties are managed by Bala Plaza MGMT LLC, a borrower-affiliated management company.

Escrows and Reserves. At origination of the Bala Plaza Portfolio Whole Loan, the borrowers deposited approximately (i) $346,446 into a reserve account for real estate taxes, (ii) $56,824 into a reserve account for insurance premiums, (iii) $5,000,000, into a reserve account for tenant improvements and leasing commissions, (iv) $2,300,000 into a reserve account for garage repairs, (v) $1,179,363 into a reserve account for unfunded obligations and (vi) $229,601 into a reserve account for free rent.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $346,446).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $28,412).

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, $23,514, subject to a cap equal to approximately $846,514.

TI / LC Reserve – On each monthly payment date following the first date on which the balance of funds on deposit in the tenant improvements and leasing commissions reserve account is less than $2,000,000, the borrowers are required to deposit approximately $165,779 into such account, subject to a cap of $2,000,000.

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

Lockbox / Cash Management. The Bala Plaza Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to, (x) upon the origination of the Bala Plaza Portfolio Whole Loan, deliver a notice to each tenant directing them to remit all payments under the applicable lease directly to the lender-controlled lockbox account (or to the borrowers to deposit such sums into the lockbox account in accordance with the terms of the Bala Plaza Portfolio Whole Loan documents) and (y) within two days after the post office deposit box is opened in connection with lockbox account, send updated notices directing such tenants to pay all rent and other sums due under the applicable lease directly to the lender-controlled lockbox account. All revenue received by the borrowers, or the property manager, are required to be deposited in the lockbox account promptly following receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period (as defined below) exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, whereby the lender instructs the institution maintaining the lockbox account to transfer all funds on deposit in the lockbox account on each business day to the cash management account. Upon the occurrence and during the continuance of a Trigger Period, if lender elects to deliver a restricted account notice, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Bala Plaza Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds (i) to the extent that a Trigger Period has occurred and is continuing (other than due solely to the existence of a Mezzanine Loan Trigger Period (as defined below)), may be held by the lender in an excess cash flow reserve account as additional collateral for the Bala Plaza Portfolio Whole Loan and (ii) to the extent that a Trigger Period due solely to the existence of a Mezzanine Loan Trigger Period has occurred and is continuing, be deposited into a reserve account for the payment of amounts owed under the Bala Plaza Portfolio Mezzanine Loan (as defined below). Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the aggregate debt service coverage ratio based on the Bala Plaza Portfolio Total Debt (as defined below) being less than 1.10x, (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and (iv) the occurrence of a Mezzanine Loan Trigger Period; and (B) expiring upon (w) with regard to clause (i) above, the cure (if applicable) of such event of default, (x) with regard to clause (ii) above, the date that the aggregate debt service coverage ratio based on the Bala Plaza Portfolio Total Debt is equal to or greater than 1.15x for two consecutive calendar quarters, (y) with regard to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist and (z) with regard to clause (iv) above, the cessation of all Mezzanine Loan Trigger Periods.

A “Specified Tenant” means as applicable (i) Tokio Marine North America, Inc. d/b/a Philadelphia Insurance Companies, (ii) any other lease(s) of the Specified Tenant space (or any portion thereof), (iii) any other tenant (together with affiliates thereof) that (A) accounts for 20% or more of the total rental income from the Bala Plaza Portfolio Properties or (B) leases (in the aggregate) not less than 20% of leasable square footage of the Bala Plaza Portfolio Properties and (iv) any guarantor(s) or parent companies or other persons providing credit support for the applicable related Specified Tenant lease including, without limitation, Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in default under the applicable Specified Tenant lease beyond any applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iv) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant, and (vii) the Specified Tenant failing to provide written notice to the borrowers extending or renewing the applicable Specified Tenant lease for the applicable Specified Tenant renewal term on or prior to the earlier to occur of (1) twelve months prior to the expiration of the then applicable term of the applicable Specified Tenant lease and (2) the date required under a Specified Tenant lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder, in each case, in accordance with the applicable terms and conditions thereof and the Bala Plaza Portfolio Whole Loan documents; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below), or (2) the borrowers leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases with terms of at least five years in accordance

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No. 3 – Bala Plaza Portfolio

with the applicable terms and conditions of the Bala Plaza Portfolio Whole Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established.

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vii) of the definition of Specified Tenant Trigger Period, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms thereof and the Bala Plaza Portfolio Whole Loan documents for the Specified Tenant renewal term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

“Mezzanine Loan Trigger Period” means any period (i) commencing upon the date that the mezzanine lender delivers written notice to lender that a mezzanine loan event of default exists, and (ii) ending on the date that the mezzanine lender delivers written notice to lender that a mezzanine loan event of default no longer exists.

Subordinate Debt. None.

Mezzanine Debt. Concurrently with the origination of the Bala Plaza Portfolio Whole Loan, Bala Plaza, Inc. originated a mezzanine loan (the “Bala Plaza Portfolio Mezzanine Loan” and together with the Bala Plaza Portfolio Whole Loan, the “Bala Plaza Portfolio Total Debt”) in the amount of $30,000,000 to be secured by the mezzanine borrowers’ interests in the borrowers. The Bala Plaza Portfolio Mezzanine Loan accrues interest at a rate of 5.0000% per annum to be paid as part of each monthly debt service payment amount. The Bala Plaza Portfolio Mezzanine Loan has a final maturity date of November 6, 2028. An intercreditor agreement between the lender under the Bala Plaza Portfolio Whole Loan and the lender under the Bala Plaza Portfolio Mezzanine Loan was executed simultaneously with the origination of the Bala Plaza Portfolio Mezzanine Loan.

Partial Release. Provided that no Trigger Period is continuing under the Bala Plaza Portfolio Whole Loan documents, at any time prior to the maturity date, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio Whole Loan and ending (b) sixty days after the Bala Plaza Portfolio Whole Loan has been sold to such securitization, the borrowers may obtain the release of one or more individual Bala Plaza Portfolio Properties in connection with an arms-length sale of such Bala Plaza Portfolio Property to a third party unaffiliated with any borrower, provided that, among other conditions: (i) the borrowers prepay the debt in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Bala Plaza Portfolio Property, and (b) 100% of the net sales proceeds applicable to such individual Bala Plaza Portfolio Property, (ii) the borrowers have delivered a REMIC opinion, (iii) any conditions to such partial release under the Bala Plaza Portfolio Mezzanine Loan documents have been satisfied, or the Bala Plaza Portfolio Mezzanine Loan has been fully repaid, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Bala Plaza Portfolio Properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the Bala Plaza Portfolio Whole Loan, and (b) the debt service coverage ratio for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Bala Plaza Portfolio Properties is equal to or greater than the greater of (a) the debt yield as of the origination of the Bala Plaza Portfolio Whole Loan, and (b) the debt yield for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Bala Plaza Portfolio Properties is no greater than the lesser of

Annex B	BMO 2023-C7

No. 3 – Bala Plaza Portfolio

(a) the loan-to-value ratio as of the origination of the Bala Plaza Portfolio Whole Loan, and (b) the loan-to-value ratio for all of the Bala Plaza Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

Provided that no Trigger Period is continuing under the related Bala Plaza Portfolio Whole Loan documents, at any time prior to the maturity date, except during the period commencing (a) sixty days prior to an anticipated securitization of the Bala Plaza Portfolio Whole Loan and ending (b) sixty days after the Bala Plaza Portfolio Whole Loan has been sold to such securitization, the borrowers may obtain the release of one or more parcels of land within the boundary of the Bala Plaza Portfolio Properties that (x) does not include any portion of any of the portions of the Bala Plaza Portfolio Properties indicated in the diagrams attached as Schedule V to the Bala Plaza Portfolio Whole Loan Agreement, (y) is separately subdivided, and (z) complies with the requirements of the development agreement encumbering the Bala Plaza Portfolio Properties, provided that, among other conditions: (i) the borrowers have delivered a REMIC opinion, and (ii) any conditions to such partial release under the Bala Plaza Portfolio Mezzanine Loan documents have been satisfied, or the Bala Plaza Portfolio Mezzanine Loan has been fully repaid.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$36,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$36,000,000	Property Type – Subtype:	Retail – Various
% of IPB:	4.9%	Net Rentable Area (SF):	3,117,102
Loan Purpose:	Recapitalization	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor(3):	Global Net Lease, Inc.	Occupancy:	95.3%
Interest Rate:	6.44575%	Occupancy Date:	9/1/2023
Note Date:	8/30/2023	4th Most Recent NOI (As of)(6):	NAV
Maturity Date:	9/6/2033	3rd Most Recent NOI (As of)(6):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(7):	$27,051,928 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$33,695,199 (TTM 6/30/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$53,888,610
Call Protection(4):	L(12),YM1(15),DorYM1(86),O(7)	UW Expenses:	$17,916,793
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$35,971,817
Additional Debt(1):	Yes	UW NCF:	$33,409,746
Additional Debt Balance(1):	$224,000,000	Appraised Value / Per SF(8):	$508,200,000 / $163
Additional Debt Type(1):	Pari Passu	Appraisal Date(8):	7/31/2023

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$83
Taxes:	$4,174,654	$596,379	N/A	Maturity Date Loan / SF:	$83
Insurance:	$5,240	$1,310	N/A	Cut-off Date LTV(8):	51.2%
Replacement Reserve:	$0	Springing	N/A	Maturity Date LTV(8):	51.2%
TI / LC:	$0	Springing	N/A	UW NCF DSCR:	1.97x
Immediate Repairs:	$1,027,622	$0	N/A	UW NOI Debt Yield:	13.8%
Environmental Reserve:	$977,500	$0	N/A
Outstanding TI / LC:	$9,576,923	$0	N/A
Outstanding Free Rent:	$311,601	$0	N/A
Outstanding Gap Rent:	$241,832	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$260,000,000	100.0%	Return of Equity	$238,632,813	91.8%
			Reserves	16,315,372	6.3
			Closing Costs	5,051,814	1.9
Total Sources	$260,000,000	100.0%	Total Uses	$260,000,000	100.0%

(1)	The RTL Retail Portfolio Mortgage Loan (as defined below) is part of a whole loan evidenced by 17 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $260.0 million (the “RTL Retail Portfolio Whole Loan”). The Financial Information in the chart above reflects the RTL Retail Portfolio Whole Loan.
(2)	The borrowers are 29 Delaware limited liability companies and special purpose entities that are subsidiaries of The Necessity Retail REIT Operating Partnership, L.P. See the footnotes to Annex A-1 in the Prospectus for the names of each entity.
(3)	Global Net Lease, Inc. and The Necessity Retail REIT, Inc. completed a merger on September 12, 2023. Before the expected merger, the borrower sponsor was The Necessity Retail REIT Operating Partnership, L.P., but with the completion of the merger, the borrower sponsor is now Global Net Lease, Inc.
(4)	Defeasance of the RTL Retail Portfolio Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 30, 2026. The RTL Retail Portfolio Whole Loan may be voluntarily prepaid in full, but not in part, after the payment date in September 2024, with the payment of a yield maintenance premium if such prepayment occurs prior to the payment date in March 2033. The RTL Retail Portfolio Whole Loan may be voluntarily prepaid at any time on or after the payment date in March 2033 without the payment of a yield maintenance premium. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2023-C7 securitization trust in December 2023. The actual defeasance lockout period may be longer.
(5)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.
(6)	Historical cash flows are unavailable as 24 of the 29 RTL Retail Portfolio Properties were acquired in 2022 and such information is not available.
(7)	24 of the mortgaged properties were acquired between February 2022 and April 2022. For such mortgaged properties, 2022 cash flows only include financials from the acquisition date through December 2022.

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No. 4 – RTL Retail Portfolio

(8)	The Appraised Value represents the “as portfolio” value which includes a portfolio premium to the portfolio properties if sold together on a bulk basis. The sum of the “as-is” appraised values on a stand-alone basis is $498,190,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate stand-alone appraised “as-is” values are both 52.2%.

The Loan. The RTL Retail Portfolio mortgage loan (the “RTL Retail Portfolio Mortgage Loan”) is part of a fixed rate whole loan secured by the borrowers’ fee interests in a 3,117,102 square foot retail portfolio comprised of 29 properties located in 19 states (the “RTL Retail Portfolio Properties”). The RTL Retail Portfolio Whole Loan was co-originated by Barclays, BMO, Société Générale Financial Corporation (“SGFC”) and KeyBank National Association (“KeyBank”), consists of 17 pari passu notes and accrues interest at a rate of 6.44575% per annum. Morgan Stanley Bank, N.A. (“MSNBA”) purchased Note A-3 from Barclays on September 21, 2023. The RTL Retail Portfolio Whole Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest on an Actual/360 basis. The non-controlling Notes A-12, A-13 and A-14, with an aggregate Cut-off Date Balance of $36,000,000, will be included in the BMO 2023-C7 securitization trust. The RTL Retail Portfolio Whole Loan is serviced pursuant to the pooling and servicing agreement for the BBCMS 2023-C22 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$28,500,000	$28,500,000	BBCMS 2023-C22	Yes
A-2	$32,500,000	$32,500,000	BBCMS 2023-C21	No
A-3(1)	$30,000,000	$30,000,000	MSBNA	No
A-4	$15,000,000	$15,000,000	BBCMS 2023-C22	No
A-5(1)	$18,800,000	$18,800,000	SGFC	No
A-6(1)	$12,500,000	$12,500,000	SGFC	No
A-7(1)	$10,033,333	$10,033,333	SGFC	No
A-8	$7,000,000	$7,000,000	BBCMS 2023-C22	No
A-9	$30,000,000	$30,000,000	BBCMS 2023-C21	No
A-10	$14,000,000	$14,000,000	BMO	No
A-11	$5,333,334	$5,333,334	BBCMS 2023-C22	No
A-12	$15,000,000	$15,000,000	BMO 2023-C7	No
A-13	$11,000,000	$11,000,000	BMO 2023-C7	No
A-14	$10,000,000	$10,000,000	BMO 2023-C7	No
A-15	$8,000,000	$8,000,000	BBCMS 2023-C22	No
A-16	$7,333,333	$7,333,333	KeyBank	No
A-17	$5,000,000	$5,000,000	BBCMS 2023-C22	No
Whole Loan	$260,000,000	$260,000,000
(1)	Expected to be contributed to one or more future securitization trust(s). Note denominations are subject to change.

The Properties. The RTL Retail Portfolio Properties consist of 29 retail centers located in 19 different states and totaling 3,117,102 square feet. 27 of the RTL Retail Portfolio Properties are anchored, while the other two are shadow anchored. The RTL Retail Portfolio Properties were 95.3% occupied by 188 unique tenants as of September 1, 2023. The borrower sponsor acquired five of the RTL Retail Portfolio Properties in 2017 and the rest were acquired in 2022. Since the acquisition of the remaining 24 RTL Retail Portfolio Properties, occupancy of the RTL Retail Portfolio Properties has been at least 94.0%. Eight of the RTL Retail Portfolio Properties are anchored or shadow anchored by 11 tenants (the “Non-Collateral Tenants”), and the space occupied by the Non-Collateral Tenants is not part of the collateral securing the RTL Retail Portfolio Whole Loan. The information relating to the RTL Retail Portfolio Properties in this term sheet does not include any space occupied by the Non-Collateral Tenants, unless otherwise expressly stated herein.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

The following table presents certain information relating to the RTL Retail Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built / Renovated	SF(1)	Occ. %(2)	Allocated Cut-off Date Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value
Northwoods Marketplace	North Charleston, SC	1998 / NAP	236,078	97.8%	$21,500,000	8.3%	$41,200,000	8.1%
The Centrum	Pineville, NC	1997 / 2020	274,446	79.9%(2)	17,210,000	6.6	36,800,000	7.2
Lawton Marketplace	Lawton, OK	2013 / 2023	196,715	98.9%	16,180,000	6.2	31,000,000	6.1
Carlisle Crossing	Carlisle, PA	2005 / NAP	152,487	95.3%	15,760,000	6.1	30,200,000	5.9
Southway Shopping Center	Houston, TX	1976-2011 / NAP	181,836	100.0%	15,660,000	6.0	30,000,000	5.9
Parkway Centre South	Grove City, OH	2004 / NAP	131,887	100.0%	13,550,000	5.2	25,000,000	4.9
Houma Crossing	Houma, LA	2008 / NAP	181,423	83.4%	12,940,000	5.0	24,800,000	4.9
North Lake Square	Gainesville, GA	2015, 2016 / NAP	140,116	99.0%	12,790,000	4.9	24,500,000	4.8
Liberty Crossing	Rowlett, TX	2007 / NAP	105,769	93.2%	12,470,000	4.8	23,900,000	4.7
Owensboro Town Center	Owensboro, KY	1992, 1996, 1997, 1999 / 2010, 2015	164,941	90.5%	11,850,000	4.6	22,700,000	4.5
Harbor Town Center	Manitowoc, WI	2005 / NAP	138,744	93.0%	9,600,000	3.7	18,400,000	3.6
Lord Salisbury Center	Salisbury, MD	2005 / NAP	113,821	98.8%	9,140,000	3.5	15,600,000	3.1
Terrell Mill Village	Marietta, GA	1974 / 2012	75,184	100.0%	8,980,000	3.5	17,200,000	3.4
The Ridge at Turtle Creek	Hattiesburg, MS	1992 / NAP	98,705	100.0%	8,090,000	3.1	15,500,000	3.0
Nordstrom Rack	Tampa, FL	1994 / NAP	45,457	97.7%	7,720,000	3.0	14,800,000	2.9
Ventura Place	Albuquerque, NM	2008 / NAP	66,595	96.0%	7,350,000	2.8	14,090,000	2.8
Quail Springs	Oklahoma City, OK	1984 / 2004	100,404	100.0%	6,940,000	2.7	13,300,000	2.6
Wallace Commons	Salisbury, NC	2008 / NAP	98,509	98.5%	6,680,000	2.6	12,800,000	2.5
Waterford Park South	Clarksville, IN	2005, 2006 / 2008	91,906	93.4%	6,580,000	2.5	12,600,000	2.5
Evergreen Marketplace	Evergreen Park, IL	2013 / NAP	49,842	100.0%	5,950,000	2.3	11,400,000	2.2
Derby Marketplace	Derby, KS	2015 / NAP	100,000	100.0%	5,480,000	2.1	10,500,000	2.1
Stoneridge Village	Jefferson City, MO	2008 / NAP	72,483	100.0%	5,350,000	2.1	9,300,000	1.8
FreshThyme & DSW	Fort Wayne, IN	1985 / 2014	49,033	100.0%	3,910,000	1.5	7,500,000	1.5
Crossroads Annex	Lafayette, LA	2012 / NAP	40,578	100.0%	3,710,000	1.4	7,100,000	1.4
Tellico Village	Loudon, TN	2008 / NAP	40,928	100.0%	3,440,000	1.3	6,600,000	1.3
Walmart Neighborhood Market	Summerville, SC	2015 / NAP	51,441	100.0%	3,240,000	1.2	6,200,000	1.2
PetSmart & Old Navy	Reynoldsburg, OH	2012 / NAP	28,970	100.0%	2,970,000	1.1	5,700,000	1.1
Sutters Creek	Rocky Mount, NC	1996 / NAP	80,004	100.0%	2,690,000	1.0	5,150,000	1.0
Mattress Firm & Panera Bread	Elyria, OH	2016 / NAP	8,800	100.0%	2,270,000	0.9	4,350,000	0.9
Total			3,117,102	95.3%	$260,000,000	100.0%	$508,200,000(3)	100.0%
(1)	Information is based on the underwritten rent roll as of dated September 1, 2023.
(2)	Occupancy excludes 11 non-collateral tenants at The Centrum mortgaged property, including Home Depot and Best Buy.
(3)	The total Appraised Value represents the “as portfolio” value which includes a portfolio premium to the portfolio properties if sold together on a bulk basis. The sum of the “as-is” appraised values on a stand-alone basis is $498,190,000.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

Major Tenants.

Hobby Lobby Stores, Inc. (277,512 square feet; 8.9% of portfolio NRA; 5.4% of portfolio underwritten base rent). Hobby Lobby Stores, Inc. (“Hobby Lobby”) was founded in 1972 and has over 900 stores today as the largest privately-owned arts-and-crafts retailer in the world. Hobby Lobby has over 43,000 employees and operates in 48 different states. Hobby Lobby had revenue of approximately $7.7 billion in 2022, which was an approximately 20.3% year-over-year increase from 2021. Hobby Lobby occupies 55,126 square feet at the Quail Springs mortgaged property with a lease expiration date of September 30, 2028, and three, five-year renewal options remaining. Hobby Lobby occupies 55,710 square feet at the Sutters Creek mortgaged property with a lease expiration date of August 31, 2031, and two, five-year renewal options remaining. Hobby Lobby occupies 56,676 square feet at the Houma Crossing mortgaged property with a lease expiration date of August 31, 2031, and two, five-year renewal options remaining. Hobby Lobby occupies 55,000 square feet at the Derby Marketplace mortgaged property with a lease expiration date of September 30, 2030, and four, five-year renewal options remaining. Hobby Lobby occupies 55,000 square feet at the North Lake Square mortgaged property with a lease expiration date of October 31, 2030, and three, five-year renewal options remaining. Hobby Lobby does not have any termination options at any of the mortgaged properties.

Academy Sports and Outdoors (182,928 square feet; 5.9% of portfolio NRA; 5.2% of portfolio underwritten base rent). Academy Sports and Outdoors (“Academy Sports”) is a full-line sporting goods and outdoor recreation retailer throughout the United States. Academy Sports was founded in 1938 and now operates 271 stores across 18 different states. Academy Sports has plans to expand by opening 13 to 15 stores in 2023 and 120 to 140 stores by the end of 2027. Academy Sports occupies 45,000 square feet at the Stoneridge Village mortgaged property with a lease expiration date of February 28, 2039, and three, five-year renewal options remaining. Academy Sports occupies 75,760 square feet at The Ridge at Turtle Creek mortgaged property with a lease expiration date of January 31, 2035, and four, five-year renewal options remaining. Academy Sports occupies 62,168 square feet at the Lawton Marketplace mortgaged property with a lease expiration date of January 31, 2033, and three, five-year renewal options remaining. Academy Sports does not have any termination options at any of the mortgaged properties.

Ross Dress For Less (167,328 square feet; 5.4% of portfolio NRA; 4.8% of portfolio underwritten base rent). Ross Dress For Less (“Ross”) is an American chain of discount department stores headquartered in Dublin, California. Ross is the largest off-price retailer in the U.S., operating 1,704 stores in 40 different states, the District of Columbia and Guam. Ross reported 2022 revenues of $18.7 billion and was named a Fortune 500 company. Ross Stores Inc., the parent company of Ross, has approximately 100,000 employees. Ross occupies 27,657 square feet at the Liberty Crossing mortgaged property with a lease expiration date of January 31, 2026, and three, five-year renewal options remaining. Ross occupies 31,815 square feet at the Southway Shopping Center mortgaged property with a lease expiration date of January 31, 2026, and two, five-year renewal options remaining. Ross occupies 27,623 square feet at the Waterford Park South mortgaged property with a lease expiration date of January 31, 2025, and four, five-year renewal options remaining. Ross occupies 25,046 square feet at the Evergreen Marketplace mortgaged property with a lease expiration date of January 31, 2029, and four, five-year renewal options remaining. Ross occupies 30,187 square feet at the Lord Salisbury Center mortgaged property with a lease expiration date of January 31, 2026, and two, five-year renewal options remaining. Ross occupies 25,000 square feet at the Derby Marketplace mortgaged property with a lease expiration date of January 31, 2027, and has four, five-year renewal options remaining. Ross does not have any termination options at any of the mortgaged properties.

Appraisals. According to the appraisals, the RTL Retail Portfolio Properties had an “as portfolio” value of $508,200,000 as of July 31, 2023, which is inclusive of an approximately 2.0% portfolio premium to the portfolio properties if sold together on a bulk basis. Additionally, the RTL Retail Portfolio Properties had an aggregate “as-is” appraised value of $498,190,000 as of between July 7, 2023, and July 25, 2023.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate(2)
RTL Retail Portfolio Properties	$508,200,000	7.39%
(1)	Source: Appraisals.
(2)	Represents the weighted average capitalization rate based on the individual appraised values of each of the RTL Retail Portfolio Properties.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

Environmental. According to the Phase I environmental reports (each, an “ESA”) each dated August 1, 2023, a recognized environmental condition (a “REC”) was found at the Terrell Mill Village mortgaged property (3.5% ALA, 2.4% of portfolio NRA) in connection with dry cleaning operations at the mortgaged property that included the use of Perchloroethylene, which impacted the soil and groundwater, from 1973 until approximately 2005. A subsurface investigation was recommended at the Terrell Mill Village mortgaged property in connection with the REC. Environmental insurance was obtained at origination of the RTL Retail Portfolio Whole Loan, with an expiration date of February 11, 2032, that will cover such contamination. At origination, the borrowers reserved $977,500 to cover the cost of further testing to determine certain vapor intrusion conditions exist and to mitigate any such intrusion, as described in the RTL Retail Portfolio Whole Loan documents. Additionally, a controlled recognized environmental condition (a “CREC”) was identified at the Evergreen Marketplace mortgaged property (2.3% ALA, 1.6% of portfolio NRA) in connection with the former use as a golf course, which contained an underground storage tank (a “UST”) that caused a release into the soil. The UST case was issued a no further action determination with a use restriction, which states that the mortgaged property may only be used for industrial and commercial purposes. Based on report remediation activities, locations of the affected areas relative to the mortgaged property, and confirmation soil analytical results from a 2012 report, historical uses of the Evergreen Marketplace mortgaged property are considered a CREC and the ESA recommends continued compliance with the use restriction. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the historical and current occupancy of the RTL Retail Portfolio Properties:

Historical and Current Occupancy(1)
2020(2)(3)	2021(2)	2022	Current(4)
76.5%	90.7%	94.1%	95.3%
(1)	Historical occupancy is as of December 31 of each respective year.
(2)	Based on occupancy statistics at the Liberty Crossing, Southway Shopping Center, Northwoods Marketplace, The Centrum, and Quail Springs mortgaged properties, which were acquired by the borrower sponsor in 2017. The other 24 mortgaged properties had not yet been acquired by the borrower sponsor, and such information was not available. These five mortgaged properties were 93.6% occupied as of the end of 2022 and 92.5% occupied as of September 1, 2023.
(3)	The 2020 historical occupancy of 76.5% is driven by The Centrum mortgaged property which was 39.0% occupied. The Centrum mortgaged property’s occupancy increased to 78.0% in 2021 driven by a new 20-year lease for 108,714 square feet to Super G Market, a family-owned grocery store.
(4)	Current Occupancy is as of September 1, 2023.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

The following table presents certain information relating to the largest tenants based on net rentable area at the RTL Retail Portfolio Properties:

Top Ten Tenant Summary(1)
Tenant	Property / Property Count	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date	Sales PSF(4)	Occupancy Cost(4)
Hobby Lobby	5(5)	NR / NR / NR	277,512	8.9%	$7.74	$2,149,125	5.4%	Various(5)	NAV	NAV
Academy Sports	3(6)	NR / BB / NR	182,928	5.9	$11.27	$2,060,914	5.2%	Various(6)	NAV	NAV
Ross	6(7)	A2 / BBB+ / NR	167,328	5.4	$11.48	$1,921,113	4.8%	Various(7)	$552.59(8)	3.2%(8)
PetSmart	9(9)	B3 / B+ / NR	158,353	5.1	$15.38	$2,434,699	6.1%	Various(9)	NAV	NAV
Best Buy	4(10)	A3 / BBB+ / NR	150,981	4.8	$9.77	$1,475,221	3.7%	Various(10)	NAV	NAV
Kohls Corporation	2(11)	Ba3 / BB / BBB-	137,062	4.4	$6.89	$943,882	2.4%	1/31/2029	NAV	NAV
TJ Maxx	5(12)	A2 / A / NR	123,913	4.0	$10.11	$1,252,852	3.1%	Various(12)	$447.52(13)	3.8%(13)
Super G Mart	The Centrum	NR / NR / NR	108,714	3.5	$6.00	$652,284	1.6%	5/31/2042	NAV	NAV
Michaels	4(14)	Caa2 / B- / NR	88,275	2.8	$12.11	$1,069,053	2.7%	Various(14)	$151.34(15)	10.5%(15)
Five Below	9(16)	NR / NR / NR	79,239	2.5	$16.75	$1,326,940	3.3%	Various(16)	NAV	NAV
Top Ten Tenants			1,474,305	47.3%	$10.37	$15,286,082	38.4%
Non Top Ten Tenants			1,496,417	48.0%	$16.39	$24,519,919	61.6%
Occupied Collateral Total / Wtd. Avg.			2,970,722	95.3%	$13.40	$39,806,001	100.0%
Vacant Space			146,380	4.7%
Collateral Total			3,117,102	100.0%

(1)	Based on the underwritten rent roll dated as of September 1, 2023, with rent steps through August 2024.
(2)	In certain instances, ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent include $326,233 of contractual rent steps through August 2024 and $101,189 of percentage rent.
(4)	Sales PSF and Occupancy Cost represent the trailing 12-month period ending March 31, 2023.
(5)	Hobby Lobby occupies 55,126 square feet at the Quail Springs mortgaged property with a lease expiration date of September 30, 2028, 55,710 square feet at the Sutters Creek mortgaged property with a lease expiration date of August 31, 2031, 56,676 square feet at the Houma Crossing mortgaged property with a lease expiration date of August 31, 2031, 55,000 square feet at the Derby Marketplace mortgaged property with a lease expiration date of September 30, 2030, and 55,000 square feet at the North Lake Square mortgaged property with a lease expiration date of October 31, 2030.
(6)	Academy Sports occupies 45,000 square feet at the Stoneridge Village mortgaged property with a lease expiration date of February 28, 2039, 75,760 square feet at The Ridge at Turtle Creek mortgaged property with a lease expiration date of January 31, 2035, and 62,168 square feet at the Lawton Marketplace mortgaged property with a lease expiration date of January 31, 2033.
(7)	Ross occupies 27,657 square feet at the Liberty Crossing mortgaged property with a lease expiration date of January 31, 2026, 31,815 square feet at the Southway Shopping Center mortgaged property with a lease expiration date of January 31, 2026, 27,623 square feet at the Waterford Park South mortgaged property with a lease expiration date of January 31, 2025, 25,046 square feet at the Evergreen Marketplace mortgaged property with a lease expiration date of January 31, 2029, 30,187 square feet at the Lord Salisbury Center mortgaged property with a lease expiration date of January 31, 2026, and 25,000 square feet at the Derby Marketplace mortgaged property with a lease expiration date of January 31, 2027.
(8)	Based on sales for Ross at the Southway Shopping Center mortgaged property.
(9)	PetSmart occupies 20,087 square feet at the Liberty Crossing mortgaged property with a lease expiration date of January 31, 2024, 17,445 square feet at the Northwoods Marketplace mortgaged property with a lease expiration date of November 30, 2028, 13,858 square feet at the PetSmart & Old Navy mortgaged property with a lease expiration date of September 30, 2032, 20,087 square feet at the Waterford Park South mortgaged property with a lease expiration date of January 31, 2032, 12,157 square feet at the Stoneridge Village mortgaged property with a lease expiration date of January 31, 2027, 20,087 square feet at the Carlisle Crossing mortgaged property with a lease expiration date of June 30, 2026, 23,197 square feet at the Owensboro Town Center mortgaged property with a lease expiration date of August 31, 2033, 19,107 square feet at the Parkway Centre South mortgaged property with a lease expiration date of January 31, 2025, and 12,328 square feet at the Lawton Marketplace mortgaged property with a lease expiration date of January 31, 2024.
(10)	Best Buy occupies 30,000 square feet at the Southway Shopping Center mortgaged property with a lease expiration date of January 31, 2028, 43,278 square feet at the Northwoods Marketplace mortgaged property with a lease expiration date of November 25, 2028, 45,278 square feet at the Quail Springs mortgaged property with a lease expiration date of March 31, 2025, and 32,425 square feet at the Owensboro Town Center mortgaged property with a lease expiration date of March 31, 2026.
(11)	Kohls Corporation occupies 68,423 square feet at the Harbor Town Center mortgaged property and 68,639 square feet at the Wallace Commons mortgaged property. Each lease expires on January 31, 2029.
(12)	TJ Maxx occupies 22,504 square feet at the Harbor Town Center mortgaged property with a lease expiration date of May 31, 2028, 29,409 square feet at the Owensboro Town Center mortgaged property with a lease expiration date of January 31, 2027, 28,000 square feet at the Parkway Centre South mortgaged property with a lease expiration date of November 30, 2026, 24,000 square feet at the Lawton Marketplace mortgaged property with a lease expiration date of August 31, 2028, and 20,000 square feet at the Derby Marketplace mortgaged property with a lease expiration date of March 31, 2026.
(13)	Based on sales at the Parkway Centre South mortgaged property.
(14)	Michaels occupies 23,327 square feet at the Northwoods Marketplace mortgaged property with a lease expiration date of February 28, 2026, 21,727 square feet at the Waterford Park South mortgaged property with a lease expiration date of February 28, 2026, 21,574 square feet at the Evergreen Marketplace mortgaged property with a lease expiration date of February 28, 2026, and 21,647 square feet at the Carlisle Crossing mortgaged property with a lease expiration date of May 31, 2026.
(15)	Based on sales at the Carlisle Crossing and Northwoods Marketplace mortgaged properties.
(16)	Five Below occupies 8,474 square feet at the Liberty Crossing mortgaged property with a lease expiration date of February 29, 2032, 8,933 square feet at the Southway Shopping Center mortgaged property with a lease expiration date of January 31, 2027, 8,000 square feet at the Stoneridge Village mortgaged property with a lease

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

expiration date of January 31, 2026, 9,450 square feet at the Carlisle Crossing mortgaged property with a lease expiration date of January 31, 2032, 9,000 square feet at the Owensboro Town Center mortgaged property with a lease expiration date of June 30, 2026, 9,330 square feet at the Parkway Centre South mortgaged property with a lease expiration date of January 31, 2032, 10,000 square feet at the Houma Crossing mortgaged property with a lease expiration date of January 31, 2029, 7,941 square feet at the Lawton Marketplace mortgaged property with a lease expiration date of January 31, 2030, and 8,111 square feet at the North Lake Square mortgaged property with a lease expiration date of July 31, 2026.

The following table presents certain information relating to the tenant lease expirations at the RTL Retail Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	146,380	4.7%	NAP	NAP	146,380	0.0%	NAP	NAP
2023 & MTM	7	33,108	1.1	$653,123	1.6%	179,488	1.1%	$653,123	1.6%
2024	34	175,134	5.6	3,008,031	7.6	354,622	6.7%	$3,661,154	9.2%
2025	29	181,893	5.8	2,744,328	6.9	536,515	12.5%	$6,405,482	16.1%
2026	48	477,019	15.3	6,521,264	16.4	1,013,534	27.8%	$12,926,746	32.5%
2027	36	235,924	7.6	3,980,423	10.0	1,249,458	35.4%	$16,907,168	42.5%
2028	38	454,788	14.6	5,930,282	14.9	1,704,246	50.0%	$22,837,450	57.4%
2029	17	284,055	9.1	3,430,732	8.6	1,988,301	59.1%	$26,268,182	66.0%
2030	15	256,766	8.2	3,666,652	9.2	2,245,067	67.3%	$29,934,834	75.2%
2031	9	147,450	4.7	1,424,004	3.6	2,392,517	72.1%	$31,358,838	78.8%
2032	16	200,157	6.4	2,600,853	6.5	2,592,674	78.5%	$33,959,692	85.3%
2033	14	182,187	5.8	2,484,082	6.2	2,774,861	84.3%	$36,443,774	91.6%
2034 & Beyond	10	342,241	11.0	3,362,227	8.4	3,117,102	95.3%	$39,806,001	100.0%
Total	273	3,117,102	100.0%	$39,806,001	100.0%
(1)	Based on the underwritten rent roll dated as of September 1, 2023, with rent steps through August 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are inclusive of $326,233 of contractual rent steps through August 2024 and $101,189 of percentage rent.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

The following table presents certain information relating to the operating history and underwritten cash flows of the RTL Retail Portfolio Properties:

Operating History and Underwritten Net Cash Flow(1)
	2022	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$30,907,670	$37,311,334	$39,378,579	$12.63	69.4%
Rent Steps(5)	0	0	326,233	0.10	0.6
Straight Line Rent	0	0	7,000	0.00	0.0
Percentage Rent	0	155,969	101,189	0.03	0.2
Vacancy Gross Up	0	0	2,763,888	0.89	4.9
Gross Potential Rent	$30,907,670	$37,467,303	$42,576,889	$13.66	75.1%
Total Reimbursements	10,208,401	11,658,704	14,147,963	4.54	24.9
Net Rental Income	$41,116,072	$49,126,007	$56,724,852	$18.20	100.0%
Other Income	0	68,582	0	0.00	0.0
(Vacancy/Credit Loss)	0	0	(2,836,243)	(0.91)	(5.0)
Effective Gross Income	$41,116,072	$49,194,589	$53,888,610	$17.29	95.0%

Taxes	5,916,899	6,767,608	6,913,585	2.22	12.8
Insurance	1,195,587	1,243,194	2,053,265	0.66	3.8
Maintenance	4,012,845	3,848,515	4,836,221	1.55	9.0
Management Fee	1,550,658	1,956,924	1,886,101	0.61	3.5
Other Expenses	1,388,155	1,683,149	2,227,621	0.71	4.1
Total Expenses	$14,064,144	$15,499,390	$17,916,793	$5.75	33.2%

Net Operating Income	$27,051,928	$33,695,199	$35,971,817	$11.54	66.8%

TI/LC	0	0	2,040,576	0.65	3.8
Cap Ex	0	0	521,495	0.17	1.0

Net Cash Flow	$27,051,928	$33,695,199	$33,409,746	$10.72	62.0%
(1)	Based on the underwritten rent roll dated September 1, 2023.
(2)	TTM reflects the trailing 12 months ending June 30, 2023.
(3)	% column represents percent of Net Rental Income for revenue fields and represents percent of Effective Gross Income for the remainder of fields.
(4)	Since July 1, 2022, there has been 539,910 square feet (17.3% of NRA) of new leases or renewals representing approximately $8.1 million (20.5% of underwritten rents in place).
(5)	Includes contractual rent steps through August 2024.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

The Markets. The RTL Retail Portfolio Properties consist of 29 properties located across 19 different states. The RTL Retail Portfolio Properties are located in submarkets with average vacancy rates ranging from 0.6% to 7.5%. Market rent rate per square foot ranges from $5.48 to $34.98.

The following table presents certain market information relating to the RTL Retail Portfolio Properties:

Market Summary(1)
	Location	Market	Submarket	UW Rental Rate PSF(2)(3)	Market Rent Rate PSF	Average Submarket Vacancy
Northwoods Marketplace	North Charleston, SC	Charleston	North Charleston	$14.01	$13.87	4.60%
The Centrum	Pineville, NC	Charlotte	Outer Southeast	$10.27	$11.57	3.00%
Southway Shopping Center	Houston, TX	Houston	Southwest	$14.20	$14.08	3.80%
Parkway Centre South	Grove City, OH	Columbus	Southwest	$16.67	$15.71	5.10%
Lawton Marketplace	Lawton, OK	Lawton MSA	Lawton	$14.07	$14.50	7.50%
Owensboro Town Center	Owensboro, KY	Owensboro MSA	Daviess County	$12.77	$12.68	4.10%
Carlisle Crossing	Carlisle, PA	Harrisburg	Harrisburg West	$16.34	$16.87	4.40%
North Lake Square	Gainesville, GA	Atlanta	Gainesville/Hall County	$13.11	$13.97	3.50%
Liberty Crossing	Rowlett, TX	Dallas-Fort Worth	Sachse/Rowlett	$17.69	$18.65	3.40%
Lord Salisbury Center	Salisbury, MD	Salisbury MSA	Wicomico County	$14.20	$13.34	5.50%
Ventura Place	Albuquerque, NM	Albuquerque	Far Northeast Heights	$16.59	$16.06	2.90%
Houma Crossing	Houma, LA	Houma-Thibodaux MSA	Houma	$11.52	$12.77	2.10%
Terrell Mill Village	Marietta, GA	Atlanta	Cumberland/Galleria	$19.19	$18.15	4.20%
Harbor Town Center	Manitowoc, WI	Green Bay MSA	Manitowoc County	$10.30	$10.24	2.50%
The Ridge at Turtle Creek	Hattiesburg, MS	Hattiesburg	Hattiesburg/South Area	$13.12	$13.33	2.30%
Waterford Park South	Clarksville, IN	Louisville MSA	South Clark County	$12.95	$15.60	3.70%
Nordstrom Rack	Tampa, FL	Hillsborough County	Central Tampa Submarket	$23.24	$23.23	1.80%
Wallace Commons	Salisbury, NC	Charlotte	Rowan County	$10.20	$10.46	2.00%
Quail Springs	Oklahoma City, OK	Oklahoma County	North Oklahoma City	$9.76	$11.00	5.10%
Evergreen Marketplace	Evergreen Park, IL	Chicago	Near South Cook	$16.85	$16.03	6.20%
Derby Marketplace	Derby, KS	Wichita	Derby-Haysville-Mulvane	$8.28	$10.79	2.30%
FreshThyme & DSW	Fort Wayne, IN	Fort Wayne MSA	North Fort Wayne	$13.31	$12.56	5.30%
Tellico Village	Loudon, TN	Knoxville	Loudon County	$12.64	$12.72	0.60%
Sutters Creek	Rocky Mount, NC	Nash, Wake, Franklin, Warren, Halifax, Edgecombe, Wilson, Johnston counties	Nash County	$6.13	$5.48	6.90%
PetSmart & Old Navy	Reynoldsburg, OH	Columbus	Fairfield County	$16.47	$16.50	4.40%
Stoneridge Village	Jefferson City, MO	Jefferson City	NAV	$15.52	$13.00	NAV
Walmart Neighborhood Market	Summerville, SC	Charleston	Dorchester County	$8.98	$9.55	6.40%
Mattress Firm & Panera Bread	Elyria, OH	Cleveland	Lorain County	$36.35	$34.98	3.00%
Crossroads Annex	Lafayette, LA	Lafayette MSA	Greater Lafayette	$16.39	$16.00	1.40%
Weighted Average				$13.40	$13.63	3.9%
(1)	Source: Appraisals dated between July 7, 2023, and July 25, 2023.
(2)	Based on the underwritten rent roll dated September 1, 2023.
(3)	Includes $326,233 of contractual rent steps through August 2024 and $101,189 of percentage rent across the portfolio.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

The Borrowers. The borrowers are 29 Delaware limited liability companies and special purpose entities, each with two independent directors. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the RTL Retail Portfolio Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor was The Necessity Retail REIT Operating Partnership, L.P. (NASDAQ: RTL) prior to the completion of the Global Net Lease Merger (as defined below). At completion of the Global Net Lease Merger, Global Net Lease, Inc. became, and is currently, the borrower sponsor and non-recourse carveout guarantor. The Necessity Retail REIT Operating Partnership, L.P. (“RTL”) is a publicly traded real estate investment with a focus on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the United States. RTL has a portfolio consisting of 991 net leased properties in 46 different states and the District of Columbia totaling approximately 27.4 million square feet as of June 30, 2023. RTL’s portfolio was 92.7% leased with a 6.9 weighted average lease term remaining as of June 30, 2023. 66% and 37% of annualized straight-line rent in RTL’s single-tenant portfolio and from multi-tenant anchor tenants, respectively, was attributed to investment grade, or implied investment grade, tenants as of June 30, 2023. RTL reported revenue of approximately $106.7 million in the second quarter of 2023.

The Necessity Retail REIT, Inc. (“RTL Parent”) and Global Net Lease, Inc. completed a merger on September 12, 2023 (such merger of RTL Parent with Global Net Lease, Inc., the “Global Net Lease Merger”). RTL had been externally managed by AR Global Investments, LLC. However, the combined entity is now internally managed. Global Net Lease, Inc. is a publicly traded real estate investment trust that specializes in sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets. Prior to the Global Net Lease Merger, as of June 30, 2023, Global Net Lease, Inc. had a portfolio consisting of 1,308 properties totaling approximately 66.9 million square feet. As of June 30, 2023, Global Net Lease, Inc.’s portfolio was 96% leased with a weighted average remaining lease term of 6.9 years.

Property Management. The RTL Retail Portfolio Properties are currently managed by Necessity Retail Properties, LLC, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrowers deposited into escrow (i) approximately $4,174,654 for real estate taxes, (ii) $5,240 for insurance premiums, (iii) $1,027,622 for deferred maintenance, (iv) $9,576,923 for outstanding TI/LCs, (v) $977,500 for the environmental reserve fund, (vi) $311,601 for outstanding free rent and (vii) $241,832 for gap rent.

Tax Escrow – On a monthly basis, the borrowers are required to escrow approximately $596,379 for real estate taxes. The borrowers are not required to make monthly tax deposits for an individual mortgaged property if (i) no event of default has occurred and is continuing, (ii) the applicable property is leased to a single tenant and that tenant is paying any taxes directly with satisfactory evidence given to the lender, (iii) no Cash Sweep Period (as defined below) is in effect and (iv) the applicable lease is in full force and effect and there is no event of default under the lease.

Insurance Escrow – On a monthly basis, the borrowers are required to escrow approximately $1,310 for insurance premiums. The borrowers are not required to pay monthly insurance premiums if they obtain a blanket policy satisfactory to the lender or, in regard to an individual mortgaged property, if (i) no event of default has occurred and is continuing, (ii) the applicable property is leased to a single tenant and that tenant is paying any insurance premiums directly with satisfactory evidence given to the lender, (iii) no Cash Sweep Period is in effect and (iv) the applicable lease is in full force and effect and there is no event of default under the lease.

Replacement Reserves – During a Cash Sweep Period, the borrowers are required to escrow 1/12th of the product obtained by multiplying $0.25 by the aggregate square footage of the RTL Retail Portfolio Properties (initially approximately $64,940 per month). In the event of a partial release, the monthly deposit will be reduced by an amount equal to 1/12th of the product obtained by multiplying $0.25 by the total number of rentable square feet of the individual mortgaged property that is the subject of such partial release.

TI/LC Reserve – During a Cash Sweep Period, the borrowers are required to escrow 1/12th of the product obtained by multiplying $1.50 by the total number of rentable square feet of the RTL Retail Portfolio Properties (initially approximately $389,638 per month). In the event of a partial release, the monthly deposit will be reduced by an amount equal to 1/12th of the product obtained by multiplying $1.50 by the total number of rentable square feet of the individual mortgaged property that is the subject of such partial release.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

A “Cash Sweep Period” will commence upon a Cash Sweep Event (as defined below) and will terminate upon the cure of such Cash Sweep Event.

Lockbox / Cash Management. The RTL Retail Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to establish a lockbox account and deliver letters to the tenants (excluding any tenants who use VersaPay to pay their rent) at the RTL Retail Portfolio Properties directing them to pay all rents directly into a lender-controlled lockbox account. Additionally, all revenues and other monies received by the borrowers or related property manager are required to be deposited into the lockbox account within one business day upon receipt. During the occurrence and continuance of a Cash Sweep Event, all funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the RTL Retail Portfolio Whole Loan documents, with all excess cash flow to be held as additional security for the RTL Retail Portfolio Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) a Debt Yield Trigger Event (as defined below), or (iii) a Hobby Lobby Trigger Event (as defined below). A Cash Sweep Event will end upon, with respect to clause (i), a cure of such event of default, with respect to clause (ii), (a) achieving a net cash flow debt yield of at least 9.95% for two consecutive calendar quarters, (b) the delivery by the borrowers to the lender of the Debt Yield Cure – Letter of Credit (as defined below), or (c) the borrowers’ completion of a Debt Yield Cure – Partial Prepayment (as defined below), or with respect to clause (iii) the occurrence of a Hobby Lobby Trigger Event Cure (as defined below).

A “Debt Yield Trigger Event” will commence upon (i) the net operating income debt yield being less than 9.95% for two consecutive calendar quarters or (ii) if the borrowers previously cured or prevented a Debt Yield Trigger Event by depositing a Debt Yield Cure – Letter of Credit with the lender, the expiration of the three month period that commenced on the date the borrowers delivered such Debt Yield Cure – Letter of Credit to the lender; provided, however, that a Debt Yield Trigger Event will not be deemed to have occurred if, within five business days of the date described in clause (i) or (ii) of this definition, the borrowers deposit with the lender the applicable Debt Yield Cure – Letter of Credit or complete the applicable Debt Yield Cure – Partial Prepayment.

A “Debt Yield Cure – Letter of Credit” means a letter of credit in an amount equal to the excess cash flow that would have been swept in the three-month period immediately preceding the applicable date of determination if a Cash Sweep Period had been in effect during such time, as reasonably determined by the lender. Each Debt Yield Cure – Letter of Credit will be effective for a period of three months and the borrowers may continue to prevent subsequent Debt Yield Trigger Events after each three-month period by depositing with the lender additional Debt Yield Cure – Letters of Credit on, or prior to, the expiration of each such three-month period.

A “Debt Yield Cure – Partial Prepayment” means a partial prepayment of the loan in accordance with the RTL Retail Portfolio Whole Loan documents in an amount (including any required yield maintenance premium) that results in a reduction of the then-outstanding balance of the RTL Retail Portfolio Whole Loan to achieve a net cash flow debt yield equal to or greater than 9.95% for the trailing 12-month period.

A “Hobby Lobby Trigger Event” will occur if Hobby Lobby or its parent company, or the guarantor of any Hobby Lobby lease, becomes a debtor in any bankruptcy or insolvency proceeding or has its assets made subject to the jurisdiction of a bankruptcy court; provided, however, a Cash Sweep Event will not be deemed to have occurred, and a Cash Sweep Period will not commence, solely as a result of a Hobby Lobby Trigger Event if a Hobby Lobby Reserve Funds Cap Cure (as defined below) occurs within five business days of such Hobby Lobby Trigger Event.

“Hobby Lobby Trigger Event Cure” means that (i) the borrowers provide the lender with (a) reasonably satisfactory evidence that the assets of Hobby Lobby or its parent company or lease guarantor are no longer subject to the jurisdiction of the bankruptcy court, and (b) satisfactory evidence that each Hobby Lobby lease or its guaranty (as applicable) has been affirmed and is in full force and effect, including an updated tenant estoppel certificate from Hobby Lobby that is reasonably acceptable to the lender confirming that each Hobby Lobby lease is in full effect, Hobby Lobby is paying full contractual rent, without offset or free rent credit and that there is no default by either party under any Hobby Lobby lease; (ii) the satisfaction of the Hobby Lobby Replacement Lease Criteria (as defined below); or (iii) occurrence of a Hobby Lobby Reserve Funds Cap Cure.

Annex B	BMO 2023-C7

No. 4 – RTL Retail Portfolio

“Hobby Lobby Reserve Funds Cap Cure” means that (i) the borrowers have deposited with the lender an amount in cash equal to the Hobby Lobby Reserve Funds Cap (as defined below), (ii) during the applicable Cash Sweep Period, the amount on deposit in the excess cash flow reserve account at any time exceeds the Hobby Lobby Reserve Funds Cap, or (iii) the borrowers have deposited with the lender a Hobby Lobby letter of credit, which is an amount equal to the Hobby Lobby Reserve Funds Cap.

“Hobby Lobby Reserve Funds Cap” means an amount equal to (i) $4,295,952.13, less (ii) if applicable, the Hobby Lobby Replacement Rent Amount (as defined below).

“Hobby Lobby Replacement Rent Amount” means, following the occurrence of a Hobby Lobby Trigger Event and the execution of one or more Hobby Lobby replacement leases that demise a portion (but not all) of the Hobby Lobby premises, an amount equal to base rent required to be paid by each replacement tenant to the borrowers under the applicable replacement lease for the two year period immediately subsequent to the effective date of such replacement lease.

“Hobby Lobby Replacement Lease Criteria” means (i) the borrowers have entered into one or more Hobby Lobby replacement leases; (ii) each Hobby Lobby replacement tenant is in physical occupancy of the space covered by the applicable replacement lease; and (iii) the borrowers provide the lender with (a) a copy of each executed Hobby Lobby replacement lease, (b) a tenant estoppel certificate in form and substance reasonably satisfactory to the lender executed by each Hobby Lobby replacement tenant which confirms that such replacement lease is in full effect and such replacement tenant is in physical occupancy of the space and paying full contractual rent, (c) upon request of the lender, unless the Hobby Lobby replacement lease is fully subordinate to the loan by its terms, a subordination, non-disturbance and attornment agreement in form and substance satisfactory to the lender executed by each Hobby Lobby replacement tenant and the lender, (d) satisfactory evidence that the borrowers have performed and paid for all tenant improvements relating to such Hobby Lobby replacement tenant and that there are no unpaid leasing commissions associated with such Hobby Lobby replacement tenant, and (e) an updated rent roll.

Subordinate and Mezzanine Debt. None.

Permitted Future Mezzanine Debt. Not permitted.

Partial Release. On any payment date following (a) the payment date in September 2024 (with payment of a yield maintenance premium) or (b) the earlier of two years following the last note to be securitized or August 30, 2026 (with either a partial defeasance or payment of a yield maintenance premium), the borrowers may obtain the release of any of the RTL Retail Portfolio Properties with 15 days’ notice if the following conditions (among others) are met: (i) no event of default has occurred and is continuing; (ii) the borrowers pay all costs and provide customary documentation as described in the RTL Retail Portfolio Whole Loan documents; (iii) as of the date of consummation of the partial release, (a) if 70% or more of the aggregate rentable square footage of such released property is occupied by tenants as of the partial release date, the debt service coverage ratio with respect to the remaining individual mortgaged properties will be no less than the greater of (A) 2.01x and (B) the debt service coverage ratio immediately prior to the partial release or (b) if less than 70% of the aggregate rentable square footage of such released property is occupied by tenants as of the partial release date, then the debt service coverage ratio with respect to the remaining individual mortgaged properties will be no less than the debt service coverage ratio immediately prior to the partial release; (iv) as of the date of consummation of the partial release, (a) if 70% or more of the aggregate rentable square footage of such released property is occupied by tenants as of the partial release date, the debt yield with respect to the remaining individual mortgaged properties will be no less than the greater of (A) 13.11% and (B) the debt yield immediately prior to the partial release or (b) if less than 70% of the aggregate rentable square footage of such released property is occupied by tenants as of the partial release date, the net cash flow debt yield with respect to the remaining individual mortgaged property will be no less than the debt yield immediately prior to the partial release; and (v) payment of the release amount equal to 115% of the allocated loan amount for such individual property (including any applicable yield maintenance premium).

Ground Lease. None.

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$36,000,000	Title:	Fee
Cut-off Date Principal Balance:	$36,000,000	Property Type - Subtype:	Multifamily – Mid Rise
% of Pool by IPB:	4.9%	Net Rentable Area (Units):	101
Loan Purpose:	Refinance	Location:	Bronx, NY
Borrower:	SH Honeywell DE LLC	Year Built / Renovated:	2023 / NAP
Borrower Sponsors:	Martin Joseph; Hershy Silberstein	Occupancy(3):	93.1%
Interest Rate:	7.25000%	Occupancy Date:	11/14/2023
Note Date:	11/17/2023	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	12/6/2033	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	36 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	120 months	Most Recent NOI (As of)(4):	NAV
Original Amortization:	360 months	UW Economic Occupancy:	97.0%
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$4,072,437
Call Protection:	L(24),D(92),O(4)	UW Expenses:	$508,021
Lockbox / Cash Management:	Springing	UW NOI:	$3,564,417
Additional Debt:	No	UW NCF(5):	$3,539,167
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$60,900,000 / $602,970
Additional Debt Type:	N/A	Appraisal Date:	8/1/2023

Escrows and Reserves(1)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$356,436
Taxes:	$1,615	$1,615	N/A	Maturity Date Loan / Unit:	$329,458
Insurance:	$54,798	$9,133	N/A	Cut-off Date LTV:	59.1%
Replacement Reserves:	$0	$2,104	N/A	Maturity Date LTV:	54.6%
Other Reserve(2):	$9,403,864	$0	N/A	UW NCF DSCR(5):	1.20x
UW NOI Debt Yield:	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$36,000,000	100.0%	Payoff Existing Debt	$23,050,592	64.0%
Upfront Reserves	9,460,277	26.3
Return of Equity	2,418,127	6.7
Closing Costs	1,071,003	3.0
Total Sources	$36,000,000	100.0%	Total Uses	$36,000,000	100.0%

(1)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.

(2)	Other Reserve includes (i) $8,000,000 for a loan proceeds holdback reserve and (ii) $1,403,864 for a debt service reserve.

(3)	The 2136 Honeywell Avenue Property (as defined below) was 93.1% leased as of November 14, 2023. Martin Joseph and Hershy Silberstein entered into a master lease for the seven vacant units (the “Master Lease”) which would equate to 100% occupancy at the 2136 Honeywell Avenue Property after giving effect to such master lease. At any time, the Master Lease may be terminated with respect to any unleased residential unit upon the lender’s receipt of (i) a fully executed lease for such residential unit, (ii) satisfactory evidence that the tenant is in occupancy of such residential unit, (iii) approval documentation from CityFHEPS (as defined below) for such residential unit and (iv) satisfactory evidence that initial rent for the unit has been received.

(4)	Historical financial information is not available as the 2136 Honeywell Avenue Property was completed in 2023.

(5)	The UW NCF assumes a stabilized underwritten vacancy of 3% and gives credit to rent payments due under the seven unleased units that are currently subject to the Master Lease. Without giving credit to the Master Lease, the Underwritten Net Cash Flow is $3,427,868, which equates to a 1.16x UW NCF DSCR.

The Loan. The fifth largest mortgage loan (the “2136 Honeywell Avenue Mortgage Loan”) is secured by the borrower’s fee interest in a recently developed mid-rise multifamily property located in the Bronx, New York (the “2136 Honeywell Avenue Property”). The 2136 Honeywell Avenue Mortgage Loan has an outstanding principal balance as of the Cut-off Date of $36.0 million, has a 10-year term and, following a three-year interest-only period, amortizes on a 30-year schedule. The scheduled maturity date of the 2136 Honeywell Avenue Mortgage Loan is December 6, 2033.

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

The Property. The 2136 Honeywell Avenue Property is a 101-unit, eight-story multifamily property, located at the corner of Honeywell Avenue and 181st Street in the Bronx, New York. The 2136 Honeywell Avenue Property was recently developed by the borrower sponsors and features a mix of studio, one-, two- and three-bedroom residential units. The 2136 Honeywell Avenue Property’s units feature electric oven/range combination and refrigerator/freezer. Building amenities include elevators, video intercom, rooftop area and common laundry. Additionally, the 2136 Honeywell Avenue Property features a 55-space parking garage which is leased to a sponsor-affiliate for approximately $99,600 per annum. The borrower sponsors are providing a personal guarantee for payments on the parking garage lease. According to the borrower sponsors, total development costs for the 2136 Honeywell Avenue Property were $42,700,000.

The 2136 Honeywell Avenue Property is expected to benefit from a 35-year 421-a tax exemption under which 30% of units are required to be rent stabilized and regulated by the New York City Housing Preservation & Development. For years one through 25 of such exemption, 100% of the projected assessed value of the 2136 Honeywell Avenue Property improvements on the tax lot is exempt from real estate taxes. The exemption falls to 30% in years 26 through 35. Taxes were underwritten to actual 2023/2024 taxes and equate to $15,891 versus the appraisal’s estimated full tax liability for 2024/2025 of $830,473.

In addition, the borrower sponsors are utilizing the Family Homelessness and Eviction Protection Supplement program (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services to help tenants find and keep housing, in order to lease the 2136 Honeywell Avenue Property. All tenants at the 2136 Honeywell Avenue Property utilize housing vouchers provided under the CityFHEPS. The 2136 Honeywell Avenue Mortgage Loan will become fully recourse to the borrower and the guarantors in the event that (a) there is a breach or violation of the CityFHEPS program by the borrower and/or borrower sponsors, (b) the 2136 Honeywell Avenue Property does not qualify for the benefits of the CityFHEPS program for any reason, (c) the CityFHEPS program no longer exists or is terminated for any reason by the City of New York and/or (d) if the borrower fails to maintain the 421-a tax exemption.

The following table presents detailed information with respect to the units at the 2136 Honeywell Avenue Property:

Unit Summary
Unit Type	No. of Units(1)	% of Total	Occupied Collateral Units(1)	% of Units Occupied	Average Unit Size (SF)(1)	Monthly Market Rental Rate(2)	Monthly Market Rental Rate per SF(2)	Average Monthly Market Rental Rate(1)(3)	Average Monthly Market Rental Rate per SF(1)(3)
Studio	19	18.8%	14	73.7%	402	$2,887	$7.18	$2,768	$6.89
1 BR / 1 BA	17	16.8	15	88.2%	513	$3,170	$6.18	$2,955	$5.76
2 BR / 1 BA	64	63.4	64	100.0%	734	$3,686	$5.02	$3,634	$4.95
3 BR / 2 BA	1	1.0	1	100.0%	882	$4,509	$5.11	$4,215	$4.78
Total/Wtd. Avg.	101	100.0%	94	93.1%	636	$3,457	$5.62	$3,362	$5.45
(1)	Based on the borrower rent roll dated November 14, 2023.

(2)	Source: Appraisal.

(3)	Represents rents that are charged under either (i) permissible CityFHEPS rents or (ii) affordable housing regulations for households earning 130% of area median income as projected in the appraisal.

The following table presents certain information with respect to the historical and current occupancy of the 2136 Honeywell Avenue Property:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
NAP	NAP	NAP	93.1%
(1)	Historical occupancy is not available as the 2136 Honeywell Avenue Property was completed in 2023.

(2)	Current Occupancy is as of November 14, 2023. The borrower sponsors entered into a Master Lease for the seven vacant units which would equate to 100% occupancy at the 2136 Honeywell Avenue Property after giving effect to such Master Lease.

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

Appraisal. According to the appraisal, the 2136 Honeywell Avenue Property had an “as-is” appraised value of $60,900,000 as of August 1, 2023. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate(2)
Direct Capitalization Approach	$60,900,000	6.00%
(1)	Source: Appraisal.

(2)	The appraisal used a discounted cash flow approach to arrive at the appraised value. The capitalization rates shown above represent the overall capitalization rate.

Environmental. According to a Phase I environmental assessment dated August 14, 2023, there was no evidence of any recognized environmental conditions at the 2136 Honeywell Avenue Property.

The following table presents certain information with respect to the underwritten cash flows of the 2136 Honeywell Avenue Property:

Underwritten Net Cash Flow(1)
	Underwritten(2)	Per Unit	%(3)
Gross Potential Rent	$4,075,296	$40,349	100.0%
Gross Potential Rent	$4,075,296	$40,349	100.0%
Total Reimbursements	0	0	0.0
Net Rental Income	$4,075,296	$40,349	100.0%
(Vacancy/Credit Loss)	(122,259)	(1,210)	(3.0)
Other Income(4)	119,400	1,182	2.9
Effective Gross Income	$4,072,437	$40,321	99.9%

Total Expenses	$508,021	$5,030	12.5%

Net Operating Income	$3,564,417	$35,291	87.5%

Replacement Reserves	25,250	250	0.6
TI/LC	0	0	0.0
Net Cash Flow	$3,539,167	$35,041	86.9%
(1)	The 2136 Honeywell Avenue Property was completed in 2023 and historical financial and occupancy information is not available.

(2)	The Underwritten information assumes a stabilized underwritten vacancy of 3% and gives credit to rent payments due under the seven unleased units that are currently subject to the Master Lease. Without giving credit to the Master Lease, the Underwritten Net Cash Flow is $3,427,868, which equates to a 1.16x UW NCF DSCR.

(3)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remaining fields.

(4)	Other Income is comprised of contractual parking income and projected laundry income.

The Market. The 2136 Honeywell Avenue Property is located in the Bronx, New York. According to the appraisal, the 2136 Honeywell Avenue Property is located in the Bronx multifamily submarket. According to the appraisal, the Bronx multifamily submarket has a vacancy rate of approximately 4.5% and average asking rents of $2,006 per unit as of the second quarter of 2023. Within a one-, three- and five-mile radius of the 2136 Honeywell Avenue Property, the estimated 2023 population is 135,905, 1,302,917 and 2,017,259, respectively. Within the same radii, the estimated 2023 average annual household income is $49,533, $59,916 and $69,171, respectively.

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

The following table presents certain information relating to comparable multifamily rental properties to the 2136 Honeywell Avenue Property:

Comparable Rental Summary(1)
Property Address	Year Built	Occupancy	# Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
2136 Honeywell Avenue(2) Bronx, NY	2023	93.1%	101	Studio 1BR / 1BA 2BR / 1BA 3BR / 2BA	402 513 734 882	$6.89 $5.76 $4.95 $4.78	$2,768 $2,955 $3,634 $4,215
2321 Belmont Avenue Bronx, NY	2022	100.0%	42	1BR / 1BA 2BR / 1BA 3BR / 2BA	500 875 1,600	$4.50 $3.37 $2.66	$2,251 $2,952 $4,253
2330 Hoffman Street Bronx, NY	2016	91.6%	46	1BR / 1BA 2BR / 1BA 3BR / 1BA	713 976 1,167	$2.55 $2.49 $2.77	$1,821 $2,428 $3,237
2306 Webster Avenue Bronx, NY	2019	100.0%	71	Studio 1BR / 1BA 2BR / 1BA	450 550 650	$4.23 $3.55 $3.42	$1,905 $1,951 $2,224
2065-2067 Ryer Avenue Bronx, NY	2019	100.0%	132	Studio 1BR / 1BA 2BR / 2BA	330 512 734	$6.35 $4.14 $3.27	$2,094 $2,121 $2,402

(1)	Source: Appraisal and market report, unless otherwise indicated. Comparables reflect market rate units.

(2)	Based on the borrower rent roll dated November 14, 2023 or as otherwise provided by the borrower.

The Borrower. The borrower is SH Honeywell DE LLC, a Delaware limited liability company and special purpose entity with one independent director. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the 2136 Honeywell Avenue Mortgage Loan.

The Borrower Sponsors. The borrower sponsors and guarantors are Martin Joseph and Hershy Silberstein. Mr. Joseph is a local New York City based real estate developer and founder of Metropolitan Realty Exemptions, a Brooklyn-based real estate consultancy firm. Metropolitan Realty Exemptions advises developers on ICAP, J51, 421-a and inclusionary housing projects. Metropolitan Realty Exemptions has represented clients throughout Queens, the Bronx and Brooklyn. Additionally, Mr. Joseph has interests in various multifamily developments located throughout Brooklyn and the Bronx. Mr. Silberstein is a local New York City based real estate developer. Mr. Silberstein currently owns and operates eight multifamily properties containing 167 units located in Brooklyn and the Bronx.

Property Management. The 2136 Honeywell Avenue Property is managed by MRE Property Management LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow (i) approximately $1,615 for real estate taxes, (ii) approximately $54,798 for insurance premiums, (iii) $8,000,000 for a loan proceeds holdback reserve and (iv) $1,403,864 for a debt service reserve.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $1,615.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to approximately $9,133.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $2,104 for replacement reserves.

Loan Proceeds Holdback Reserve – At origination, the borrower deposited into escrow $8,000,000 in connection with the leasing of the seven unleased units at the 2136 Honeywell Avenue Property. Such funds may be released to the borrower, no earlier than two months after the origination date of the 2136 Honeywell Avenue Mortgage Loan, upon the satisfaction of certain conditions, including, but not limited to, (i) the borrower providing evidence that the 2136 Honeywell Avenue Property is 100% occupied, (ii) the lender receiving approval documentation from CityFHEPS for all 101 units at the 2136

Annex B	BMO 2023-C7

No. 5 – 2136 Honeywell Avenue

Honeywell Avenue Property and (iii) the debt service coverage ratio (as calculated by the lender utilizing trailing one-month income and underwritten expenses equal to $533,271) being equal to or greater than 1.20x.

Debt Service Reserve – At origination, the borrower deposited into escrow $1,403,864 for a debt service reserve. The first six months of debt service will be paid out of the debt service reserve.

Lockbox / Cash Management. The 2136 Honeywell Avenue Mortgage Loan is structured with a springing lockbox and springing cash management. The 2136 Honeywell Avenue Mortgage Loan requires that during the continuance of a 2136 Honeywell Avenue Sweep Event Period (as defined below), the borrower or property manager, as applicable, is required to establish and maintain a lockbox account for the remainder of the 2136 Honeywell Avenue Mortgage Loan term. The borrower is required to direct tenants to pay all rents directly into the lockbox account. Upon the occurrence and during the continuance of a 2136 Honeywell Avenue Sweep Event Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the 2136 Honeywell Avenue Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 2136 Honeywell Avenue Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 2136 Honeywell Avenue Mortgage Loan. To the extent that no 2136 Honeywell Avenue Sweep Event Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “2136 Honeywell Avenue Sweep Event Period” will commence upon the earliest of the following: (i) the occurrence of an event of default under the 2136 Honeywell Avenue Mortgage Loan documents; or (ii) commencing on or after November 17, 2024, the date on which the debt service coverage ratio (based on a 30-year amortization schedule) is less than 1.15x based on the trailing 12 months.

A 2136 Honeywell Avenue Sweep Event Period will end: (a) with regard to clause (i), upon the cure of such event of default and the lender’s acceptance of such cure in its sole and absolute discretion and (b) with regard to clause (ii), upon the debt service coverage ratio (based on a 30-year amortization schedule) based on the trailing 12-month period being at least 1.20x for two consecutive calendar quarters.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 6 – MRP Solutions Portfolio

Annex B	BMO 2023-C7

No. 6 – MRP Solutions Portfolio

Annex B	BMO 2023-C7

No. 6 – MRP Solutions Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$34,000,000	Title:	Fee
Cut-off Date Principal Balance:	$34,000,000	Property Type – Subtype:	Industrial – Warehouse / Manufacturing
% of IPB:	4.6%	Net Rentable Area (SF):	560,141
Loan Purpose:	Recapitalization	Location:	Various
Borrower:	AGNL Caps, L.L.C.	Year Built / Renovated(2):	Various / Various
Borrower Sponsors:	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	Occupancy:	100.0%
Interest Rate:	6.09000%	Occupancy Date:	11/17/2023
Note Date:	11/17/2023	4th Most Recent NOI (As of)(3):	NAV
Maturity Date:	12/6/2033	3rd Most Recent NOI (As of)(3):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	NAV
Original Term:	120 months	Most Recent NOI (As of)(3):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	100.0%
Amortization Type:	Interest Only	UW Revenues:	$3,732,246
Call Protection:	L(24),DorYM1(89),O(7)	UW Expenses:	$0
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$3,732,246
Additional Debt:	No	UW NCF:	$3,732,246
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$57,200,000 / $102
Additional Debt Type:	N/A	Appraisal Date:	9/13/2023

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$61
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$61
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.4%
Replacement Reserves:	$0	Springing	$112,316	Maturity Date LTV:	59.4%
TI / LC Reserve:	$0	Springing	$561,578	UW NCF DSCR:	1.78x
				UW NOI Debt Yield:	11.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,000,000		100.0%	Principal Equity Distribution	$29,016,061	85.3%
				Closing Costs	4,983,939	14.7
Total Sources	$34,000,000		100.0%	Total Uses	$34,000,000	100.0%

(1)	For a full description of escrows and reserves, see “Escrows and Reserves” below.

(2)	See “Portfolio Summary” table herein.

(3)	Historical cash flows were not provided as the borrower acquired the MRP Solutions Portfolio Properties (as defined below) in a sale-leaseback transaction in 2022.

The Loan. The sixth largest mortgage loan (the “MRP Solutions Portfolio Mortgage Loan”) is secured by the borrower’s fee interest in two industrial properties located in Plattsburgh, New York and Twinsburg, Ohio (the “MRP Solutions Portfolio Properties”). The MRP Solutions Portfolio Mortgage Loan was originated on November 17, 2023, by Bank of Montreal. The MRP Solutions Portfolio Mortgage Loan has a 10-year interest only term and accrues interest at a rate of 6.09000% per annum. The scheduled maturity date of the MRP Solutions Portfolio Mortgage Loan is the payment date that occurs on December 6, 2033.

The Properties. The MRP Solutions Portfolio Properties consist of two industrial properties, with an aggregate of 560,141 square feet. The MRP Solutions Portfolio Properties are located in Plattsburgh, New York (the “Plattsburgh Property”) and Twinsburg, Ohio (the “Twinsburg Property”). The MRP Solutions Portfolio Properties are 100.0% occupied with a single tenant, MRP Solutions (the “Tenant”).

Annex B	BMO 2023-C7

No. 6 – MRP Solutions Portfolio

The following table presents certain information relating to the MRP Solutions Portfolio Properties:

Portfolio Summary
Property Name	Year Built / Renovated	Net Rentable Area (SF) (1)	Occupancy %(1)	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
Plattsburgh Property	1978 / 2000	410,837	100.0%	$26,391,691	77.6%	$43,500,000	76.0%	$2,714,693	72.7%
Twinsburg Property	1966 / 2023	149,304	100.0%	7,608,309	22.4	13,700,000	24.0	1,017,552	27.3
Total / Wtd. Avg.		560,141	100.0%	$34,000,000	100.0%	$57,200,000	100.0%	$3,732,246	100.0%
(1)	Based on underwritten rent roll dated as of November 17, 2023.

Plattsburgh Property (73.3% of NRA; 72.7% of underwritten base rent). The Plattsburgh Property is a 410,837 square foot, industrial property containing two, one- and two-story buildings located at 1-4 Plant Street & 41 Wall Street in Plattsburgh, New York. The buildings, located on a 21.75-acre site, were built in 1978 and renovated in 2000.

Twinsburg Property (26.7% of NRA; 27.3% of underwritten base rent). The Twinsburg Property is a 149,304 square foot, industrial property containing two, single-story buildings located at 2222 & 2300 Highland Road in Twinsburg, Ohio. The buildings, located on a 13.17-acre site, were built in 1966 and renovated in 2023.

Sole Tenant.

MOLD-RITE PLASTICS, LLC, a Delaware limited liability company (“MRP”) (560,141 square feet; 100.0% NRA; 100.0% of underwritten base rent): MRP Solutions is a leading provider of high-quality, injection molded plastic closures, jars and packaging components. Since 1976, MRP Solutions has served a diverse range of markets including nutraceutical, pharmaceutical, food and beverage, personal care, home care and automotive.

Appraisals. According to the appraisals, the MRP Solutions Portfolio Properties have an aggregate “as-is” appraised value of $57,200,000 as of September 13, 2023. The table below shows the appraiser’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property Name	Appraisal Approach	Appraised Value	Capitalization Rate(2)
Plattsburg Property	Direct Capitalization Approach	$43,500,000	6.25%
Twinsburg Property	Direct Capitalization Approach	$13,700,000	7.25%
(1)	Source: Appraisal.
(2)	The capitalization rates shown above represent the overall capitalization rate.

Environmental. According to the Phase I environmental assessments dated September 18, 2023, there was evidence of a recognized environmental condition at the Twinsburg Property. The lack of sampling data or closure documentation for the historic underground storage tanks (“UST”) (size and contents unknown) located at the 2222 Highland Road building of the Twinsburg Property, which was reportedly closed-in-place, is identified as a recognized environmental condition (“REC”). There is no regulatory obligation to take any further action with respect to this UST at this time. Environmental insurance will be obtained to address this REC. There was no evidence of any recognized environmental conditions at the Plattsburgh Property.

The following table presents certain information relating to the historical and current occupancy of the MRP Solutions Portfolio Properties:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
NAV	NAV	NAV	100.0%
(1)	Historical cash flows were not provided as the borrower acquired the MRP Solutions Portfolio Properties in a sale-leaseback transaction in June 2022.
(2)	Current occupancy is based on the underwritten rent roll dated as of November 17, 2023.

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No. 6 – MRP Solutions Portfolio

The following table presents certain information relating to the sole tenant at the MRP Solutions Portfolio Properties:

Sole Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(2)	UW Base Rent(2)	% of Total UW Base Rent	Lease Exp. Date
MRP Solutions	NR/NR/NR	560,141	100.0%	$6.66	$3,732,246	100.0%	6/1/2047
Occupied Collateral Total / Wtd. Avg.		560,141	100.0%	$6.66	$3,732,246	100.0%
Vacant Space		0	0.0%
Collateral Total		560,141	100.0%

(1)	Based on underwritten rent roll dated as of November 17, 2023.

(2)	UW Base Rent PSF and UW Base Rent include contractual rent steps per the tenant’s lease terms to July 1, 2024 totaling $82,128.

The following table presents certain information relating to the tenant lease expiration at the MRP Solutions Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2034 & Beyond	1	560,141	100.0	3,732,246	100.0	560,141	100.0%	$3,732,246	100.0%
Total	1	560,141	100.0%	$3,732,246	100.0%
(1)	Based on underwritten rent roll dated as of November 17, 2023.

(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps per the tenant’s lease terms to July 1, 2024 totaling $82,128.

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No. 6 – MRP Solutions Portfolio

The following table presents certain information relating to the underwritten cash flows of the MRP Solutions Portfolio Properties:

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,650,118	$6.52	97.8%
Rent Steps(3)	82,128	0.15	2.2
Gross Potential Rent	$3,732,246	$6.66	100.0%
Total Reimbursements	0	0.00	0.0
Net Rental Income	$3,732,246	$6.66	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)	0	0.00	0.0
Effective Gross Income	$3,732,246	$6.66	100.0%
Total Expenses	$0	$0.00	0.0%
Net Operating Income	$3,732,246	$6.66	100.0%
Total Leasing & Capital Cost	0	0.00	0.0
Net Cash Flow	$3,732,246	$6.66	100.0%
(1)	Historical cash flows were not provided as the borrower acquired the MRP Solutions Portfolio Properties in a sale-leaseback transaction in June 2022.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Rent Steps per the tenant’s lease terms to July 1, 2024 totaling $82,128.

The Markets. The Plattsburgh Property is located in Clinton County, which is in northeastern New York. Clinton is accessible to Interstate 87, U.S. Routes 9, and State Route 22. Clinton benefits from its location within the state of New York’s northeast corner, being in close in proximity to the growing metropolitan areas of Burlington, Vermont and Montreal, Quebec. According to the appraisal, Clinton had a 2022 total population of 79,369 and experienced an annual growth rate decrease of 0.2%, which was lower than the New York annual growth rate decrease of 0.7%.

The Plattsburgh economy is based on the wholesale/retail trade, healthcare, and education industries. The Plattsburgh Property is approximately a quarter mile north of State Route 22 and two miles east of Interstate 87. Retail uses in the area include Burger King, Latitude 44 Bistro, Family Dollar, and Southside Grocery. Office uses consist of Labor Department, Mckinley and Moore Tax Services, and Alexander Edwards & Company, CPAs, P.C. Industrial developments nearby include BFG International, Cintube International Ltd’s, Plattco Corporation, and EuroGear Incorporated. The Plattsburgh Property is approximately two miles south of SUNY Plattsburgh. The University of Vermont Health Network is the regional health provider having its main facilities approximately three miles north of the Plattsburgh Property.

According to the appraisal, the 2022 population within a one-, three- and five-mile radius of the Plattsburgh Property was 4,716, 24,231 and 32,260, respectively. The 2022 median household income within the same radii was $55,109, $57,177 and $59,824, respectively.

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No. 6 – MRP Solutions Portfolio

The following table presents certain information relating to comparable industrial leases for the Plattsburgh Property:

Comparable Rental Summary(1)
Property Name/Location	Year Built / Renovated	NRA (SF)	Tenant Name	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Plattsburgh Property 1-4 Plant Street & 41 Wall Street Plattsburgh, NY	1978 / 2000	410,837(2)	MRP Solutions(2)	410,837(2)	$6.61(2)	Jun-22(2)	25.0(2)	NNN(2)
Windsor Industrial 123 Day Hill Road Windsor, CT	1972 / 2022	328,700	Specialty Printing	328,700	$5.00	Nov-22	10.0	NNN
IEC Electronics 105 Norton Street Newark, NY	1980 / NAP	251,245	IEC Electronics Corp	251,245	$8.66	Feb-20	15.0	NNN
NVR Industrial Building 7 Enterprise Drive Delanco, NJ	2004 / NAP	132,300	NVR Inc.	132,300	$7.80	Jan-22	17.0	NNN
1 Stanley Drive 1 Stanley Drive Aston, PA	2003 / 2007	147,000	Visual Communications	147,000	$6.75	Aug-21	10.0	NNN
Pureland Industrial Complex 2115 High Hill Road Bridgeport, NJ	1979 / 1994	184,794	Custom Building Products	184,794	$5.40	Jul-21	10.0	NNN
(1)	Information obtained from the appraisal unless otherwise indicated.

(2)	Based on the underwritten rent roll dated as of November 17, 2023. Rent PSF include contractual rent steps per the tenant’s lease terms to July 1, 2024 totaling $59,737.

The following table presents certain information relating to comparable industrial sales for the Plattsburgh Property:

Comparable Industrial Sales(1)
Property / Location	NRA (SF)	Year Built / Renovated	Occupancy	Sale Date	Sale Price	Sale Price PSF	Adjusted Sale Price PSF
Plattsburgh Property	410,837(2)	1978 / 2000	100.0%(2)	NAP	NAP	NAP	NAP
1-4 Plant Street & 41 Wall Street Plattsburgh, NY
6 Wheeling Road	198,686	2010 / NAP	NAV	Jan-22	$43,560,000	$219	$193
Dayton, NJ
6965 Airport Highway Lane	104,214	1970 / NAP	NAV	Aug-21	$11,325,000	$109	$91
Pennsauken Township, NJ
740 Coopertown Road	133,284	1978 / 2022	NAV	Dec-21	$14,928,816	$112	$110
Delanco, NJ
31 Windsor Place	142,991	1967 / NAP	NAV	May-21	$17,800,000	$124	$117
Central Islip, NY
(1)	Information obtained from the appraisal unless otherwise indicated.

(2)	Based on the underwritten rent roll dated as of November 17, 2023.

The Twinsburg Property is located in Twinsburg, Ohio, a suburban community in northeastern Ohio. Twinsburg is located in the Akron metropolitan statistical area (the “Akron MSA”) and is primarily impacted by the greater economy of Summit County. Twinsburg has a variety of retail, office, medical, and industrial uses that serve the community. The Akron MSA is in the Great Lakes region, approximately 39 miles south of Lake Erie. Total employment has increased annually over the past decade in the state of Ohio by 0.5% and increased annually by 0.1% in the Akron MSA.

According to the appraisal, the 2022 population within a one-, three- and five-mile radius of the Twinsburg Property was 1,167, 29,702 and 85,005, respectively. The 2022 median household income within the same radii was $86,289, $113,975 and $108,933, respectively.

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No. 6 – MRP Solutions Portfolio

The following table presents certain information relating to comparable industrial leases for the Twinsburg Property:

Comparable Rental Summary(1)
Property Name/Location	Year Built	NRA (SF)	Tenant Name	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Twinsburg Property 2222 & 2300 Highland Road Twinsburg, OH	1966 / 2023	149,304(2)	MRP Solutions(2)	149,304(2)	$6.82(2)	Jun-22(2)	25.0(2)	NNN(2)
Industrial 400 Sprow I Road Huron Township, OH	2007 / NAP	177,800	PPG Industries	177,800	$5.22	Jul-22	2.5	NNN
Solon Industrial 30333 Emerald Valley Pkwy Solon, OH	2004 / NAP	120,000	Radix	120,000	$5.50	Dec-22	5.0	NNN
Single-Tenant Industrial 6255 Suder Ave. Toledo, OH	1998 / 2019	45,320	Flooring Outlet	45,320	$6.00	Apr-23	5.0	NNN
Industrial 34929 Curtis Boulevard Eastlake, OH	1972 / NAP	69,733	MPI Products	69,733	$5.27	Jun-23	3.9	NNN
Industrial 1441 Western Avenue Cincinnati, OH	1985 / NAP	101,297	Encore Technologies	101,297	$6.50	Jul-23	5.0	NNN
(1)	Information obtained from the appraisal unless otherwise indicated.

(2)	Based on the underwritten rent roll dated as of November 17, 2023. Rent PSF include contractual rent steps per the tenant’s lease terms to July 1, 2024 totaling $22,391.

The following table presents certain information relating to comparable industrial sales for the Twinsburg Property:

Comparable Industrial Sales(1)
Property / Location	NRA (SF)	Year Built	Occupancy	Sale Date	Sale Price	Sale Price PSF	Adjusted Sale Price PSF
Twinsburg Property 2222 & 2300 Highland Road	149,304(2)	1966 / 2023	100.0%(2)	NAP	NAP	NAP	NAP
Twinsburg, OH
Roth Bros Inc. Headquarters 3821 Crum Road	122,676	1955 / 2013	100.0%	Jun-22	$7,500,000	$61	$72
Youngstown, OH
1500 Chamberlain 1500 Chamberlain Boulevard	203,300	1963 / NAP	100.0%	Aug-22	$13,000,000	$64	$88
Conneaut, OH
Foltz Manufacturing 17200 Foltz Industrial Parkway	45,050	1999 / NAP	100.0%	Dec-22	$3,966,000	$88	$80
Strongsville, OH
Ohio Aluminum 4840 Warner Road	80,000	1970 / NAP	100.0%	May-23	$4,257,796	$53	$75
Garfield Heights, OH
(1)	Information obtained from the appraisal unless otherwise indicated.

(2)	Based on the underwritten rent roll dated as of November 17, 2023.

The Borrower. The borrower is AGNL Caps, L.L.C., a Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the MRP Solutions Portfolio Mortgage Loan.

The Borrower Sponsors. The nonrecourse carve-out guarantors are AG Net Lease IV (Q) Corp., a Delaware corporation, AG Net Lease IV Corp., a Delaware corporation, and AG Net Lease Realty Fund IV Investments (H-1), L.P., a Delaware limited partnership (individually and collectively, “Sponsors” and “Guarantors”). Found in 1988, TPG Angelo Gordon

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No. 6 – MRP Solutions Portfolio

(“Angelo Gordon”) is an alternative investment advisory that manages approximately $76 billion as of September 30, 2023. Angelo Gordon has over 700 employees across the U.S., Europe and Asia.

Property Management. The MRP Solutions Portfolio Properties are self-managed.

Escrows and Reserves.

Tax Escrows – Upon the occurrence and during the continuance of an event of default or Trigger Period (as defined below), on a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments.

Insurance Escrows – Upon the occurrence and during the continuance of an event of default or Trigger Period, on a monthly basis, the borrower is required to escrow 1/12th of the premiums estimated to be payable during the next 12 months.

Replacement Reserve – On each payment date during the continuance of an event of default or Trigger Period, the borrower is required to deposit monthly replacement reserve amount of approximately $112,316; provided however, the monthly deposits into the replacement reserve account would be suspended for so long as the amount in the replacement reserve account is equal to or greater than $112,315.60 as of the origination date (equal to $0.20 per square foot) (the “Replacement Reserve Threshold Amount”), provided, further, however, at any time the amount in the replacement reserve account is less than approximately $56,157.80 as of the origination date (equal to $0.10 per square foot), the borrower is required to deposit the monthly replacement reserve amount until the amount in the replacement reserve account is once again equal to or greater than the Replacement Reserve Threshold Amount. The borrower is not required to reserve funds in the replacement reserve account so long as: (i) the Critical Tenant (as defined below) lease is in full force and effect, and (ii) Critical Tenant shall be current in its payment of replacements with respect to the MRP Solutions Portfolio Properties consistent with the requirements of the Critical Tenant lease.

TI/LC Reserve – On each payment date during the continuance of an event of default or Trigger Period, the borrower is required to deposit monthly TI/LC amount of $561,578, provided however, the monthly deposits into the TI/LC reserve account would be suspended for so long as the amount in the TI/LC reserve account is equal to or greater $561,578 as of the origination date (equal to $1.00 per square foot) (the “TI/LC Threshold Amount”), provided, further, however, at any time the amount in the TI/LC reserve account is less than approximately $280,789 (equal to $0.50 per square foot), the borrower is required to deposit the monthly TI/LC amount until the amount in the TI/LC reserve account is once again equal to or greater the TI/LC Threshold Amount.

Rollover Reserve – During a Trigger Period caused by a tenant trigger event, borrower shall deposit into the rollover reserve account, an amount equal to all excess cash flow in accordance with the MRP Solutions Portfolio Mortgage Loan documents; provided, however, solely during a continuing Trigger Period caused by a Dark Tenant Trigger Event (as defined below), deposits into the rollover reserve account shall be suspended for so long as the amount contained therein is equal to or greater than $2,099,358.

Lockbox / Cash Management. The MRP Solutions Portfolio Mortgage Loan is structured with a hard lockbox and springing cash management. In connection with the origination of the MRP Solutions Portfolio Mortgage Loan, the borrower delivered tenant instruction letter requiring the Critical Tenant to deposit all rents payable under the Critical Tenant lease into the clearing account controlled by the lender. Notwithstanding the foregoing, the Critical Tenant is required to deposit all revenues otherwise received into the clearing account within three business days of receipt. All sums on deposit in the clearing account are required to be transferred to a cash management account controlled by the lender upon the occurrence and during the continuance of a Trigger Period and are required to be applied and disbursed in accordance with the MRP Solutions Portfolio Mortgage Loan documents. Upon the occurrence and during the continuance of an event of default under the MRP Solutions Portfolio Mortgage Loan documents, all sums on deposit in the clearing account are controlled and disbursed in lender’s discretion.

A “Trigger Period” means any of the following: (a) any period from (i) the occurrence of a Bankruptcy Trigger Event (as defined below), to either (x) such bankruptcy proceeding is dismissed and the applicable tenant is in occupancy, paying normal periodic rent and is otherwise in compliance with the term of its lease and has provided an updated estoppel certificate in the form provided as of the origination date or another form reasonably acceptable to the lender, (y) (I) the applicable tenant has affirmed its lease during the bankruptcy proceeding or (II) the applicable lease is assumed by a successor in interest to tenant pursuant to an order of a bankruptcy court in accordance with the bankruptcy code in

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No. 6 – MRP Solutions Portfolio

connection with a restructuring or reorganization of tenant, and in the case of (I) or (II), is in occupancy, paying normal periodic rent, is otherwise in compliance with the terms of such lease and has provided an updated estoppel certificate in the form provided as of the origination date or another form reasonably acceptable to the lender, or (z) the applicable lease is cancelled, terminated or otherwise rejected in such bankruptcy proceeding and the MRP Solutions Portfolio Properties are subject to one or more Approved Substitute Lease (as defined below); or (ii) the occurrence of Dark Tenant Trigger Event, to either (w) the applicable tenant, that gave rise to the Dark Tenant Trigger Event, has recommenced its business and operations in the applicable portion of the MRP Solutions Portfolio Properties and is paying normal periodic rent and is otherwise in compliance with the term of its lease and has provided the lender with an updated estoppel certificate, (x) the applicable portion of the MRP Solutions Portfolio Properties that gave rise to the Dark Tenant Trigger Event is subject to one or more Approved Substitute Leases, (y) the lease is assumed by a successor in interest to tenant pursuant to an order of a bankruptcy court in accordance with the bankruptcy code in connection with a restructuring or reorganization of tenant, or (z) such time as the balance on deposited in the TI/LC reserve is not less than $2,099,358; and (b) any period from the occurrence of an event of default under the Permitted Mezzanine Loan (as defined below) or the New Mezzanine Loan (as defined in the cooperation agreement) until the earlier to occur of such event of default is waived by the holder of such Permitted Mezzanine Loan or New Mezzanine Loan (as applicable) or the debt is paid in full. A Trigger Period will not be terminated unless, at the time borrower satisfies the conditions for termination of the applicable Trigger Period as set forth in clause (a) or clause (b) above, there is no continuing event of default and no other event has occurred which would cause an additional Trigger Period as described above.

An “Approved Substitute Lease” means a bona-fide lease with a third party tenant conforming in all material respects with the requirements of the MRP Solutions Portfolio Mortgage Loan documents and providing for (i) minimum base rent equal to or greater than the greater of (a) the amount per square foot corresponding to each individual property as set forth in the MRP Solutions Portfolio Mortgage Loan documents and (b) the lesser of (x) the then prevailing market rental rate as determined by a nationally recognized brokerage firm selected by the borrower (the “Approved Leasing Broker”), (y) the then applicable rental rate that would otherwise have been payable under the Critical Tenant lease that is intended to be replaced, and (ii) a term at least equal to the greater of (a) one year and (b) the lesser of (x) the then prevailing market lease term as determined by the Approved Leasing Broker, or (y) the remaining term under the Critical Tenant lease that is intended to be replaced.

A “Bankruptcy Trigger Event” means the occurrence of the following: (x) the date of the filing of a bankruptcy petition by Critical Tenant or any guarantor of the Critical Tenant lease under the bankruptcy code, or (y) in the context of an involuntary filing of a bankruptcy petition against Critical Tenant or any guarantor of the Critical Tenant lease under the bankruptcy code.

A “Critical Tenant” means (i) MRP and (ii) any tenant pursuant to an Approved Substitute Lease.

A “Dark Tenant Trigger Event” means the earliest of any of the following: the date Critical Tenant terminates, “goes dark”, discontinues its operations or business, vacates, or ceases to occupy one or more individual MRP Solutions Portfolio Properties (excluding any portion of the MRP Solutions Portfolio Properties subleased in accordance with the terms of the Critical Tenant lease which sublease or subleases demise less than 20% of the net leasable area of the MRP Solutions Portfolio Properties as a whole) in violation of the Critical Tenant lease (including purporting to terminate the Critical Tenant lease) beyond any applicable notice and cure period which results in an event of default thereunder.

Subordinate Debt. None.

Mezzanine Debt. None. However, the borrower will be permitted to enter into a mezzanine loan (“Permitted Mezzanine Loan”), provided all the following conditions are satisfied: (a) no event of default; (b) the holder of the Permitted Mezzanine Loan is an institutional lender and approved by the lender; provided, in no event, may the holder of the Permitted Mezzanine Loan be the borrower of an affiliate of the borrower; (c) the holder is not permitted at any time the indebtedness remains outstanding to sell or transfer its right in the Permitted Mezzanine Loan except as otherwise pursuant to the intercreditor agreement; (d) the Permitted Mezzanine Loan is only undertaken pursuant to those loan documents approved by the lender in the lender’s reasonable discretion; (e) the lender and the holder of the Permitted Mezzanine Loan enter into and execute an intercreditor agreement in form and substance acceptable to lender and any rating agency; (f) the Permitted Mezzanine Loan is not secured by a lien on the MRP Solutions Portfolio Properties or constitutes an obligation of the borrower but,

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No. 6 – MRP Solutions Portfolio

rather, constitutes an obligation of the mezzanine borrower and any guarantor thereof and is secured solely by a security interest in mezzanine borrower’s direct or indirect ownership interests in the borrower (the “Membership Interest”) and other assets of the mezzanine borrower; in no event may the mezzanine borrower attempt to grant any lien or security interest in the MRP Solutions Portfolio Properties to secure the Permitted Mezzanine Loan; (g) the holder of the Permitted Mezzanine Loan is not entitled to foreclose on the Membership Interest except in a manner consistent with the intercreditor agreement; (h) the combined loan-to-value ratio at the time of such subordinate financing does not exceed 59% based on an appraisal of the MRP Solutions Portfolio Properties; (i) the annual combined DSCR on the MRP Solutions Portfolio Mortgage Loan and the Permitted Mezzanine Loan is equal to or greater than 1.78x; (j) the combined debt yield is equal to or greater than 11%; (k) (i) the Permitted Mezzanine Loan is fully non-recourse to the borrower as to principal and interest, (ii) such Permitted Mezzanine Loan is only payable to the extent available net cash flow is available, (iii) defaults under the Permitted Mezzanine Loan are limited solely to monetary defaults and fraud, (iv) any proceeds from the Permitted Mezzanine Loan will be applied to the MRP Solutions Portfolio Properties and operations, (v) any obligations under the Permitted Mezzanine Loan provide for a fixed rate of interest and (vi) to the extent any balloon payment is due at the maturity of such Permitted Mezzanine Loan, (a) such maturity does not occur prior to the maturity of the MRP Solutions Portfolio Mortgage Loan and allow at least two one-year extensions at the option of the mezzanine borrower, or (b) any balloon payment may be paid following the maturity of the MRP Solutions Portfolio Mortgage Loan without the payment of any prepayment premium or prepayment fee; (l) the borrower has paid all of lender’s reasonable and actual out-of-pocket costs and out-of-pocket expenses related to the approval of the Permitted Mezzanine Loan; (m) the Permitted Mezzanine Loan is expressly subordinate and inferior in all respects to the MRP Solutions Portfolio Mortgage Loan; and (n) the rating condition is satisfied or deemed satisfied or waived.

Partial Release. Solely in connection with a Permitted Release Casualty Event (as defined below), the borrower may obtain the release of the applicable MRP Solutions Portfolio Property upon the satisfaction of the following conditions, among others: (a) no event of default; (b) the borrower either prepays the MRP Solutions Portfolio Mortgage Loan in its entirety or, after the expiration of the lockout period, partially defeases the MRP Solutions Portfolio Mortgage Loan, in each case in an amount equal to the 110% of the allocated loan amount attributable to the applicable individual MRP Solutions Portfolio Property to be released; (c) following such partial release event, the borrower continues to be a single purpose entity; (d) after giving effect to such partial release event, the DSCR for the remaining MRP Solutions Portfolio Property is not less than the greater of (i) 1.78x or (ii) the DSCR of the MRP Solutions Portfolio Properties immediately prior to such partial release event; (e) after giving effect to such partial release event, the loan-to-value ratio for the remaining MRP Solutions Portfolio Property does not exceed the lesser of: (i) 59% or (ii) the loan-to-value ratio of the MRP Solutions Portfolio Property immediately prior to such partial release event; and (f) after giving effect to such partial release event, the debt yield for the remaining MRP Solutions Portfolio Property is no less than the greater of: (i) 11% or (ii) the debt yield immediately prior to such partial release event.

A “Permitted Release Casualty Event” means the occurrence of a casualty or condemnation at the MRP Solutions Portfolio Properties, which casualty or condemnation results in Critical Tenant terminating the Critical Tenant lease with respect to such property.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,000,000	Title:	Fee
Cut-off Date Principal Balance:	$33,000,000	Property Type – Subtype:	Multifamily – Mid Rise
% of IPB:	4.5%	Net Rentable Area (Units):	320
Loan Purpose:	Refinance	Location:	Southfield, MI
Borrower:	Park at Trowbridge Associates LLC	Year Built / Renovated:	1988 / 2023
Borrower Sponsor:	David Dedvukaj	Occupancy:	82.8%
Interest Rate:	7.28000%	Occupancy Date:	10/1/2023
Note Date:	11/6/2023	4th Most Recent NOI (As of)(2):	NAV
Maturity Date:	11/6/2033	3rd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(2):	NAV
Original Term:	120 months	Most Recent NOI (As of)(2):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	82.8%
Amortization Type:	Interest Only	UW Revenues:	$5,099,464
Call Protection:	L(25),D(90),O(5)	UW Expenses:	$1,746,408
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$3,353,056
Additional Debt:	No	UW NCF:	$3,273,056
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$73,000,000 / $228,125
Additional Debt Type:	N/A	Appraisal Date:	10/23/2023

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$103,125
Taxes:	$148,178	$37,045	N/A	Maturity Date Loan / Unit:	$103,125
Insurance:	$293,784	$32,643	N/A	Cut-off Date LTV:	45.2%
Replacement Reserves:	$500,000	$6,667	$400,000	Maturity Date LTV:	45.2%
Earn-Out Reserve:	$4,200,000	$0	N/A	UW NCF DSCR:	1.34x
				UW NOI Debt Yield(3):	11.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,000,000		100.0%	Loan Payoff	$18,652,772	56.5%
				Return of Equity	8,404,784	25.5
				Upfront Reserves	5,141,962	15.6
				Closing Costs	800,483	2.4
Total Sources	$33,000,000		100.0%	Total Uses	$33,000,000	100.0%

(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(2)	Historical operating history is not available as The Park at Trowbridge Property (as defined below) was acquired by the borrower in April 2021. Upon the acquisition of The Park at Trowbridge Property, the borrower began extensive renovation and rebranding of The Park at Trowbridge Property. The assisted living regulations on The Park at Trowbridge Property were removed in December 2021 and the renovations were completed in September 2023.
(3)	At origination of The Park at Trowbridge Mortgage Loan (as defined below), the borrower deposited $4,200,000 into an earn-out reserve, to be released to the borrower upon certain conditions being met as described in “Earn-Out Reserve” below. The UW NOI Debt Yield calculation is based on an assumed The Park at Trowbridge Mortgage Loan principal balance of $28,800,000, which is The Park at Trowbridge Mortgage Loan Cut-off Date Balance net of the $4,200,000 earn-out reserve. The UW NOI Debt Yield based on The Park at Trowbridge Mortgage Loan Cut-off Date Balance of $33,000,000 is 10.2%.

The Loan. The seventh largest mortgage loan (“The Park at Trowbridge Mortgage Loan”) is secured by the borrower’s fee interest in a 320-unit, mid rise multifamily property located in Southfield, Michigan (“The Park at Trowbridge Property”). The Park at Trowbridge Mortgage Loan was originated on November 6, 2023 by Bank of Montreal. The Park at Trowbridge Mortgage Loan accrues interest at an interest rate of 7.28000% per annum. The Park at Trowbridge Mortgage Loan has an original term of 120 months, has a remaining term of 119 months and is interest only for the entire term. The scheduled maturity date of The Park at Trowbridge Mortgage Loan is the monthly payment date that occurs on November 6, 2033.

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

The Property. The Park at Trowbridge Property consists of an eight-story multifamily building, totaling 320 residential units on approximately 7.00 acres. The Park at Trowbridge Property is located in Southfield, Michigan, with access to M-10, the John C Lodge Freeway and I-696 is within a quarter mile of The Park at Trowbridge Property. The Park at Trowbridge Property features a range of one-bedroom and two-bedroom residential units and is subject to a consent judgement entered into by the City of Southfield, which requires all residents at The Park at Trowbridge Property to be at least 55 years of age or older and requires certain amenities and building services to be provided to such residents. Community amenities at The Park at Trowbridge Property include a barbeque area, conference room, cybercafé, fitness center, laundry facility, study rooms, carports, central boiler and chiller / cooling tower, elevators, fire sprinklers, flat roofs and on-site management. Unit amenities at The Park at Trowbridge Property include carpeted flooring, dishwasher, garbage disposal, microwave oven, plank flooring, private patios / balconies, quartz countertops, range / oven, refrigerator and stainless steel appliances. The Park at Trowbridge Property has 216 parking spaces, resulting in a ratio of approximately 0.68 parking spaces per unit.

The following table presents detailed information with respect to the unit mix at The Park at Trowbridge Property:

Unit Mix Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate per SF	Average Monthly Market Rental Rate	Average Monthly Market Rental Rate per SF
1 Bedroom	198	61.9%	591	$1,468	$2.48	$1,591	$2.69
2 Bedroom	122	38.1	909	$1,749	$1.92	$1,992	$2.19
Total/Wtd. Avg.	320	100.0%	712	$1,583	$2.25	$1,744	$2.45
(1)	Based on the underwritten rent roll as of October 1, 2023. Average Monthly Rental Rate and Average Monthly Rental Rate per SF reflect average monthly in-place rent for occupied units.

Appraisal. According to the appraisal, The Park at Trowbridge Property had an “as-is” appraised value of $73,000,000 as of October 23, 2023. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate(2)
Direct Capitalization Approach	$73,000,000	6.00%
(1)	Source: Appraisal.
(2)	The appraisal used a discounted cash flow approach to arrive at the appraised value. The capitalization rates shown above represent the overall capitalization rate.

Environmental. According to the Phase I report dated October 27, 2023, there was no evidence of any recognized environmental conditions at The Park at Trowbridge Property.

The following table presents certain information relating to the historical and current occupancy of The Park at Trowbridge Property:

Historical and Current Multifamily Occupancy(1)
2020	2021	2022	Current(2)
NAP	NAP	NAP	82.8%
(1)	Historical occupancy is not available as The Park at Trowbridge Property was acquired by the borrower in April 2021. Upon acquisition of The Park at Trowbridge Property, the borrower began an extensive renovation and rebranding of The Park at Trowbridge Property. The assisted living regulations on The Park at Trowbridge Property were removed in December 2021 and the renovations were completed in September 2023.
(2)	Current occupancy is as of October 1, 2023.

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

The following table presents certain information relating to the underwritten cash flows of The Park at Trowbridge Property:

Underwritten Net Cash Flow
	Underwritten	Per Unit	%(1)
Gross Potential Rent	$6,123,264	$19,135	100.0%
(Vacancy)	(1,087,800)	(3,399)	(17.8)
Net Rental Income	$5,035,464	$15,736	82.2%
Other Income	64,000	200	1.0
Effective Gross Income	$5,099,464	$15,936	83.3%

Total Expenses(2)	1,746,408	5,458	34.2

Net Operating Income	$3,353,056	$10,478	65.8%

Replacement Reserve	80,000	250	1.6

Net Cash Flow	$3,273,056	$10,228	64.2%
(1)	% column represents percent of Gross Potential Rent for revenue fields and represents percent of Effective Gross Income for the remainder of fields.
(2)	The Park at Trowbridge Property is subject to a 5-year real estate tax exemption that began effective on January 1, 2023 and is scheduled to expire on December 30, 2027. Such tax exemption is expected to result in the tax savings of approximately $174,310 in total during the 5-year period. Taxes were underwritten at $461,965, which is the 10-year average of (i) five years of estimated real estate taxes reduced by the total amount of projected tax savings ($174,310) and (ii) five years of full estimated taxes without the benefit of the tax exemption.

The Market. The Park at Trowbridge Property is located in Southfield, Michigan, within the Detroit-Warren-Dearborn, MI Metropolitan Statistical Area (the “Detroit MSA”). According to the appraisal, the median household income was $69,898, which is expected to increase over the next five years by 15.2%. The leading industries in the Detroit MSA are manufacturing, health care/social assistance and retail trade sectors. The Park at Trowbridge Property is located in the southeastern Oakland County, approximately 20 miles from the Detroit central business district. The local area is primarily occupied by high-density residential and commercial/office developments. Primary access to the subject neighborhood is provided by Telegraph Road, Franklin Road, Berg Road, Ten Mile Road, Nine Mile Road and Civic Center Drive, all primary commercial thoroughfares.

The Park at Trowbridge Property is situated in the Southfield apartment submarket. According to the appraisal, as of the second quarter of 2023, the Southfield apartment submarket contained 3,961 units and had an overall vacancy rate of 8.0%, with net absorption totaling 23 units and an average rent of $1,326 per unit.

According to the appraisal, the 2023 population within a one-, three-, and five-mile radius of The Park at Trowbridge Property is 8,975, 70,856, and 250,363, respectively. According to the appraisal, the 2023 median household income within the same radii is $45,686, $66,233, and $64,410, respectively.

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

The following table presents certain information relating to comparable multifamily rental properties to The Park at Trowbridge Property:

Comparable Rental Summary(1)
Property / Location	Year Built / Renovated	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
The Park at Trowbridge	1988 / 2023	82.8%(2)	198(2)	1 Bed 1 Bath(2)	591(2)	$2.48(2)	$1,468(2)
24111 Civic Center Drive			122(2)	2 Bed 2 Bath(2)	909(2)	$1.92(2)	$1,749(2)
Southfield, MI
Imperial Senior Suites	1972 / 2013	96.0%	119	1 Bed 1 Bath	640	$1.80	$1,149
27600 Franklin Road			68	2 Bed 1 Bath	840 - 860	$1.65	$1,399
Southfield, MI			7	3 Bed 1 Bath	1,150	$1.37	$1,575
Solaire Active Adult Community	1972 / 2008	95.0%	14	Studio	680	$1.35	$919
15700-15800 Providence Drive			250	1 Bed 1 Bath	750	$1.39	$1,040
Southfield, MI			112	2 Bed 2 Bath	1,100	$1.24	$1,364
			0	2 Bed 2 Bath PH	1,600	$1.03	$1,644
			6	3 Bed 2.5 Bath PH	1,600	$1.07	$1,714
Oxford Park	1974 / NAP	98.0%	178	1 Bed 1 Bath	520	$2.17	$1,129
2345 Oxford Road			36	2 Bed 1 Bath	720	$1.94	$1,399
Berkley, MI
Town Court Apartments	2021 / NAP	97.0%	48	1 Bed 1 Bath	762	$2.33	$1,778
7110 Orchard Lake Road			3	1 Bed 1 Bath	844	$2.46	$2,075
West Bloomfield, MI			3	1 Bed 1 Bath	849	$2.41	$2,049
			2	1 Bed 1 Bath	851	$2.43	$2,072
			21	1 Bed 1 Bath	862	$2.23	$1,925
			3	2 Bed 2 Bath	994	$2.24	$2,226
			30	2 Bed 2 Bath	1,106	$2.01	$2,219
			38	2 Bed 2 Bath	1,137	$2.05	$2,334
			6	2 Bed 2 Bath	1,218	$1.96	$2,390
			17	2 Bed 2 Bath	1,279	$1.83	$2,344
			3	3 Bed 2 Bath	1,293	$2.20	$2,841
			1	2 Bed 2 Bath	1,323	$1.71	$2,268
			6	3 Bed 2 Bath	1,333	$1.95	$2,601
			6	2 Bed 2 Bath	1,374	$1.89	$2,595
			1	3 Bed 2 Bath	1,426	$2.06	$2,943
			4	3 Bed 2 Bath	1,466	$1.79	$2,624
(1)	Source: Appraisal, unless otherwise indicated.

(2)	Based on underwritten rent roll dated as of October 1, 2023. Average Rent per SF and Average Rent per Unit reflect average monthly in-place rent for occupied units.

The Borrower. The borrower under The Park at Trowbridge Mortgage Loan is Park at Trowbridge Associates LLC, a special-purpose entity and Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Park at Trowbridge Mortgage Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is David Dedvukaj. David Dedvukaj is a founder of Contour Holding Company LLC (“Contour”). According to the borrower sponsor, Contour owns and manages over 3,000 multifamily units in Alabama, Ohio, Georgia, South Carolina and Michigan.

Property Management. The Park at Trowbridge Property is managed by Contour Realty Management Inc. (“Contour Realty”), an affiliate of Contour. property management company headquartered in Bloomfield Hills, Michigan. Contour Realty manages 3,000 multifamily units and has 200 dedicated on-site teams. Contour Realty manages multifamily communities in Alabama, Ohio, Georgia, South Carolina and Michigan.

Escrows and Reserves. At origination of The Park at Trowbridge Mortgage Loan, the borrower deposited (i) approximately $148,178 into a real estate tax reserve account, (ii) approximately $293,784 into an insurance reserve account, (iii) $500,000 for approved capital expense work (the “Approved Capital Expense Work”) into a replacement reserve account and (iv) $4,200,000 into an earn-out reserve account.

Tax Escrows – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, approximately $37,045.

Insurance Escrows – The borrower is required to deposit into an insurance reserve, on a monthly basis, approximately $32,643.

Annex B	BMO 2023-C7

No. 7 – The Park at Trowbridge

Replacement Reserves – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $6,667. The borrower will cease monthly deposits when funds on deposit in the replacement reserve are greater than or equal to $400,000, excluding the Approved Capital Expense Work.

Earn-Out Reserve – On or prior to November 6, 2025, provided that no event of default then exists, upon the written request of the borrower, the lender will calculate the minimum amount (the “Earn-Out Release Amount”) that, following such release, would result in both (i) an Earn-Out Debt Yield (as defined below) as of the end of the prior month equal to or greater than 11.0% and (ii) an Earn-Out Loan to Value Ratio (as defined below) equal to or less than 52.5%. In the event that the Earn-Out Release Amount is equal to or greater than the lesser of (i) $1,500,000 and (ii) the remaining funds in the earn-out reserve account, the lender will disburse to the borrower the applicable Earn-Out Release Amount. After November 6, 2025, the lender may either (i) apply earn-out reserve funds to partially prepay The Park at Trowbridge Mortgage Loan which prepayment would not be considered an event of default (and the borrower must pay (A) if the earn-out reserve funds are applied to partially prepay The Park at Trowbridge Mortgage Loan on a day other than a monthly payment date, interest on the principal amount so prepaid through the next succeeding monthly payment date and (B) the yield maintenance premium due in connection with such prepayment) or (ii) continue to hold the earn-out reserve funds as additional collateral for The Park at Trowbridge Mortgage Loan. Upon completion of a defeasance event or payment in full by the borrower of The Park at Trowbridge Mortgage Loan, the lender will disburse to the borrower all remaining earn-out reserve funds.

“Earn-Out Debt Yield” means, as of any date of determination, the percentage determined by Lender by dividing (i) the underwritten net cash flow by (ii) the Earn-Out Outstanding Principal Balance (as defined below).

“Earn-Out Loan to Value Ratio” means, as of the date of its calculation, a ratio (expressed as a percentage) calculated by the lender, the numerator of which is equal to the Earn-Out Outstanding Principal Balance and the denominator of which is equal to the aggregate appraised value of The Park at Trowbridge Property (provided, however, that with respect to such calculation, the lender will be required to use the most recent appraisal of The Park at Trowbridge Property provided that such appraisal is dated within 12 months of such calculation).

“Earn-Out Outstanding Principal Balance” means, as of the date on which the lender receives a request for disbursement from the earn-out reserve account, an amount equal to (i) the outstanding principal balance of The Park at Trowbridge Mortgage Loan on such date less (ii) the remaining funds in the earn-out reserve account on such date (but determined assuming that the applicable Earn-Out Release Amount has already been disbursed to the borrower).

Lockbox / Cash Management. The Park at Trowbridge Mortgage Loan is structured with a soft lockbox and springing cash management. Upon the occurrence and during the continuance of a Trigger Period (as defined below) (other than an event of default), provided no event of default is then continuing, the lender will direct the cash management bank to withdraw all funds on deposit in the cash management account on the date immediately preceding each payment date, to be applied and disbursed in accordance with The Park at Trowbridge Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Park at Trowbridge Mortgage Loan documents may be held by the lender in an excess cash flow reserve account as additional collateral for The Park at Trowbridge Mortgage Loan.

A “Trigger Period” will commence upon (i) the occurrence and continuance of an event of default, or (ii) the debt service coverage ratio of The Park at Trowbridge Mortgage Loan being less than 1.25x and will be cured when (A) with respect to clause (i) above, no event of default is continuing or (B) with respect to clause (ii) above, the debt service coverage ratio of The Park at Trowbridge Mortgage Loan is greater than 1.25x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 8 – Tusk Multifamily Portfolio

Annex B	BMO 2023-C7

No. 8 – Tusk Multifamily Portfolio

Annex B	BMO 2023-C7

No. 8 – Tusk Multifamily Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$33,000,000	Title:	Fee
Cut-off Date Principal Balance:	$33,000,000	Property Type – Subtype:	Multifamily – Garden
% of IPB:	4.5%	Net Rentable Area (Units):	523
Loan Purpose:	Refinance	Location:	Various, Various
Borrowers:	TEP Ragan DE, LLC, Magnolia Manor Apartments DE LLC and Residence at Patriot Place DE, LLC	Year Built / Renovated:	Various / 2023
Borrower Sponsor:	Moshe Horn	Occupancy:	83.4%
Interest Rate:	6.75100%	Occupancy Date(1):	Various
Note Date:	11/17/2023	4th Most Recent NOI (As of)(2):	NAV
Maturity Date:	12/6/2028	3rd Most Recent NOI (As of) (2):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$2,383,117 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of)(3):	$2,763,475 (Various)
Original Amortization Term:	None	UW Economic Occupancy:	83.2%
Amortization Type:	Interest Only	UW Revenues:	$5,020,470
Call Protection:	L(12),YM1(41),O(7)	UW Expenses:	$2,067,851
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$2,952,619
Additional Debt:	No	UW NCF:	$2,821,869
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$52,000,000 / $99,426
Additional Debt Type:	N/A	Appraisal Date(4):	Various

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$63,098
Taxes:	$69,758	$26,830	N/A	Maturity Date Loan / Unit:	$63,098
Insurance:	$79,884	$22,190	N/A	Cut-off Date LTV:	63.5%
Replacement Reserves:	$0	$21,792	N/A	Maturity Date LTV:	63.5%
Immediate Repairs:	$534,766	$0	N/A	UW NCF DSCR:	1.25x
Other:	$1,257,500	$0	N/A	UW NOI Debt Yield:	8.9%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,000,000		96.0%	Loan Payoff	$28,338,908	82.4%
Borrower Equity	1,381,771		4.0	Closing Costs	4,100,956	11.9
				Reserves	1,941,908	5.6
Total Sources	$34,381,771		100.0%	Total Uses	$34,381,771	100.0%

(1)	Occupancy Date is based on the underwritten rent rolls dated (x) October 1, 2023 for The Residence at Patriot Place Property (as defined below) and The Retreat at Ragan Park Property (as defined below) and (y) October 27, 2023 for the Magnolia Manor Property (as defined below).

(2)	The borrower sponsor acquired the Tusk Multifamily Portfolio Properties (as defined below) from 2020 to 2021. As such, 4th Most Recent NOI and 3rd Most Recent NOI are unavailable.

(3)	Most Recent NOI reflects the trailing 12 months ending (x) September 30, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) August 31, 2023 for the Magnolia Manor Property.

(4)	See “Appraisals” below.

(5)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.

The Loan. The Tusk Multifamily Portfolio mortgage loan (the “Tusk Multifamily Portfolio Mortgage Loan”) is secured by the borrowers’ fee interest in three garden-style multifamily properties located in Georgia and Alabama (collectively, the “Tusk Multifamily Portfolio Properties” or the “Tusk Multifamily Portfolio”). The Tusk Multifamily Portfolio Mortgage Loan accrues interest at a fixed rate of 6.75100% per annum. The Tusk Multifamily Portfolio Mortgage Loan has a five-year term and is interest-only for the term of the loan. The scheduled maturity date of the Tusk Multifamily Portfolio Mortgage Loan is December 6, 2028.

Annex B	BMO 2023-C7

No. 8 – Tusk Multifamily Portfolio

The Properties. The Tusk Multifamily Portfolio Properties are comprised of a 257-unit multifamily property in Columbus, Georgia (“The Residence at Patriot Place Property”), a 122-unit multifamily property in Birmingham, Alabama (the “Magnolia Manor Property”) and a 144-unit multifamily property in Macon, Georgia (“The Retreat at Ragan Park Property”). The Tusk Multifamily Portfolio Properties were built between 1970 and 1987 and renovated in 2023. The Tusk Multifamily Portfolio was 83.4% occupied as of (x) October 1, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) October 27, 2023 for the Magnolia Manor Property. The borrower sponsor acquired the Tusk Multifamily Portfolio Properties from 2020 to 2021 for approximately $33.3 million and has since invested approximately $7.6 million in capital expenditures.

The following table presents certain information relating to the Tusk Multifamily Portfolio Properties:

Portfolio Summary(1)
Property Name	Year Built / Renovated	Units(2)	Occupancy %(2)	Allocated Cut-off Date Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW NOI(2)	% of UW NOI(2)
The Residence at Patriot Place	1972 / 2023	257	89.9%	$17,250,000	52.3%	$25,600,000	49.2%	$1,326,880	44.9%
Magnolia Manor	1970, 1979, 1987 / 2023	122	73.0%	8,000,000	24.2	11,600,000	22.3	774,414	26.2%
The Retreat at Ragan Park	1973 / 2023	144	80.6%	7,750,000	23.5	14,800,000	28.5	851,325	28.8%
Total/Wtd. Avg.		523	83.4%	$33,000,000	100.0%	$52,000,000	100.0%	$2,952,619	100.0%
(1)	Source: Appraisals unless otherwise indicated.

(2)	Based on the underwritten rent rolls dated (x) October 1, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) October 27, 2023 for the Magnolia Manor Property.

The Residence at Patriot Place Property. The Residence at Patriot Place Property is a 257-unit garden style multifamily property located at 3626, 3700 & 3708 Buena Vista Road in Columbus, Georgia. The Residence at Patriot Place Property consists of 13, two-story apartment buildings, one, one-story clubhouse/leasing office and one, two-story amenity building. As of October 1, 2023, The Residence at Patriot Place Property was 89.9% occupied, which is approximately 5.1% below stabilized occupancy of 95.0%. The improvements were constructed in 1972 and are situated on a 23.81-acre site. The Residence at Patriot Place Property features one-, two- and three-bedroom layouts ranging in size from 605 to 1,446 square feet. Market rents range from $675 to $1,060 per month, with an average market rent of approximately $774 and an average unit size of 845 square feet. Unit features include carpeted flooring, dishwasher, fireplace, laminate countertops, range/oven, refrigerator, tub/shower combination, vinyl flooring and washer/dryer. Community amenities include a barbeque area, clubhouse, fitness center, laundry facility, pool, tennis court, and on-site management. The borrower sponsor acquired The Residence at Patriot Place Property in November of 2021 for approximately $18.4 million and has since invested approximately $3.7 million in capital expenditures.

The following table presents detailed information with respect to the units at The Residence at Patriot Place Property:

Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate per SF(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1BD/1A - D	1	0.4%	605	$660	$1.09	$685	$1.13
1BD/1A - A	75	29.2	644	$639	$0.99	$675	$1.05
1BD/1A - B	16	6.2	675	$749	$1.11	$875	$1.30
1BD/1A - C	28	10.9	697	$694	$1.00	$735	$1.05
2BD/1BA - A	8	3.1	797	$858	$1.08	$915	$1.15
2BD/1BA - B	64	24.9	920	$760	$0.83	$775	$0.84
2BD/1.5BA	57	22.2	1,073	$788	$0.73	$835	$0.78
3BD/2.5BA	8	3.1	1,446	$1,057	$0.73	$1,060	$0.73
Total/Wtd. Avg.	257	100.0%	845	$737	$0.90	$774	$0.95
(1)	Based on the underwritten rent roll dated October 1, 2023.

(2)	Based only on occupied units.

(3)	Source: Appraisal.

Annex B	BMO 2023-C7

No. 8 – Tusk Multifamily Portfolio

Magnolia Manor Property. The Magnolia Manor Property is a 122-unit garden style multifamily property located at 132 14th Avenue Northeast in Birmingham, Alabama. The Magnolia Manor Property consists of 11, two- to three-story apartment buildings. As of October 27, 2023, the Magnolia Manor Property was 73.0% occupied, which is approximately 22.0% below stabilized occupancy of 95.0%. The improvements were constructed in 1970, 1979 and 1987 and are situated on a 6.49-acre site. The Magnolia Manor Property features one-, two- and three-bedroom layouts ranging in size from 655 to 1,206 square feet. Market rents range from $665 to $930 per month, with an average market rent of approximately $783 and an average unit size of 920 square feet. 37% of occupied units at the Magnolia Manor Property are leased by month-to-month tenants. Additionally, approximately 29% of occupied units at the Magnolia Manor Property are leased by tenants pursuant to leases that cannot be found following a prior change in property management. See “Master Lease” below. Unit features include carpeted flooring, dishwasher, laminate countertops, plank flooring, range/oven, refrigerator and washer/dryer connections. The borrower sponsor acquired the Magnolia Manor Property in November of 2020 for approximately $7.6 million and has since invested approximately $2.2 million in capital expenditures.

The following table presents detailed information with respect to the units at the Magnolia Manor Property:

Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate per SF(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1BD/1BA - 1	18	14.8%	655	$701	$1.07	$665	$1.02
1BR/1BA - 2	6	4.9	714	$687	$0.96	$705	$0.99
2BR/2BA - 1	15	12.3	835	$855	$1.02	$785	$0.94
2BR/2.5BA - 2	15	12.3	882	$802	$0.91	$770	$0.87
2BR/2BA - 3	15	12.3	953	$813	$0.85	$800	$0.84
2BR/2BA - 4	32	26.2	1,011	$812	$0.80	$800	$0.79
3BR/2BA - 1	1	0.8	985	$0	$0.00	$825	$0.84
3BR/2BA - 2	3	2.5	1,036	$1,026	$0.99	$880	$0.85
3BR/2BA - 3	5	4.1	1,104	$879	$0.80	$930	$0.84
3BR/2BA - 4	3	2.5	1,106	$966	$0.87	$855	$0.77
3BR/2BA - 5	9	7.4	1,206	$874	$0.72	$855	$0.71
Total/Wtd. Avg.	122	100.0%	920	$821	$0.89	$783	$0.87
(1)	Based on the underwritten rent roll dated October 27, 2023.

(2)	Based only on occupied units.

(3)	Source: Appraisal.

The Retreat at Ragan Park Property. The Retreat at Ragan Park Property is a 144-unit garden style multifamily property located at 2730 & 2800 Masseyville Road in Macon, Georgia. The Retreat at Ragan Park Property consists of 15, two-story apartment buildings, one, one-story clubhouse/leasing office and one, one-story amenity building. As of October 1, 2023, The Retreat at Ragan Park Property was 80.6% occupied, which is approximately 13.4% below stabilized occupancy of 94.0%. The improvements were constructed in 1973 and are situated on a 33.56-acre site. The Retreat at Ragan Park Property features one-, two- and three-bedroom layouts ranging in size from 900 to 1,500 square feet. Market rents range from $715 to $900 per month, with an average market rent of approximately $796 and an average unit size of 1,147 square feet. Unit features include carpeted flooring, dishwasher, laminate countertops, range/oven, refrigerator, vinyl flooring and washer/dryer connections. Community amenities include a clubhouse, a lake, a pool, and on-site management. The borrower sponsor acquired The Retreat at Ragan Park Property in February of 2020 for approximately $7.3 million and has since invested approximately $1.7 million in capital expenditures.

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No. 8 – Tusk Multifamily Portfolio

The following table presents detailed information with respect to the units at The Retreat at Ragan Park Property:

Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate per SF(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1BD/1BA	32	22.2%	900	$695	$0.77	$715	$0.79
2BD/1BA	12	8.3	1,050	$733	$0.70	$760	$0.72
2BD/1.5BA	13	9.0	1,100	$753	$0.68	$765	$0.70
2BD/2BA 1	43	29.9	1,110	$764	$0.69	$795	$0.72
2BD/2BA 2	12	8.3	1,150	$777	$0.68	$805	$0.70
3BD/2.5BA	32	22.2	1,500	$873	$0.58	$900	$0.60
Total/Wtd. Avg.	144	100.0%	1,147	$769	$0.68	$796	$0.71
(1)	Based on the underwritten rent roll dated October 1, 2023.

(2)	Based only on occupied units.

(3)	Source: Appraisal.

Appraisals. According to the appraisals, the Tusk Multifamily Portfolio Properties had a combined “as-is” appraised value of $52,000,000 as of September 18, 2023 for The Residence at Patriot Place Property, September 12, 2023 for The Retreat at Ragan Park Property and August 17, 2023 for the Magnolia Manor Property. The table below shows the appraiser’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property Name	Appraisal Approach	Appraised Value	Capitalization Rate(2)
The Residence at Patriot Place	Income Capitalization Approach	$25,600,000	5.75%
Magnolia Manor	Income Capitalization Approach	$11,600,000	6.25%
The Retreat at Ragan Park	Income Capitalization Approach	$14,800,000	5.75%
(1)	Source: Appraisals.

(2)	The appraiser used a discounted cash flow approach to arrive at the appraised values. The capitalization rates shown above represent the overall capitalization rate.

Environmental. According to the Phase I environmental assessments dated August 22, 2023 for the Magnolia Manor Property and September 13, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property, there was no evidence of any recognized environmental conditions at the Tusk Multifamily Portfolio Properties.

The following table presents certain information relating to the historical and current occupancy of the Tusk Multifamily Portfolio Properties:

Historical and Current Occupancy(1)
Property Name	2022	Current(2)
The Residence at Patriot Place	85.0%	89.9%
Magnolia Manor	65.0%	73.0%
The Retreat at Ragan Park	75.0%	80.6%
(1)	Historical occupancy is the average of the respective year.

(2)	Current Occupancy is as of (x) October 1, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) October 27, 2023 for the Magnolia Manor Property.

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No. 8 – Tusk Multifamily Portfolio

The following table presents certain information relating to the historical and underwritten cash flows of the Tusk Multifamily Portfolio Properties:

Operating History and Underwritten Net Cash Flow
	2022	TTM(1)	Underwritten	Per Unit	%(2)
Gross Potential Rent	$4,939,245	$4,856,561	$4,794,576	$9,167	120.2%
(Vacancy/Credit Loss)	(1,605,149)	(1,234,861)	(805,320)	(1,540)	(20.2)
Net Rental Income	$3,334,096	$3,621,701	$3,989,256	$7,628	100.0%
Other Income	847,193	1,031,214	1,031,214	1,972	25.8
Effective Gross Income	$4,181,289	$4,652,914	$5,020,470	$9,599	125.8%

Total Expenses	1,798,171	1,889,439	2,067,851	3,954	41.2

Net Operating Income	$2,383,117	$2,763,475	$2,952,619	$5,646	58.8%

Total Capex/RR	0	0	130,750	250	2.6

Net Cash Flow	$2,383,117	$2,763,475	$2,821,869	$5,396	56.2%
(1)	TTM reflects the trailing 12 months ending (x) September 30, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) August 31, 2023 for the Magnolia Manor Property.

(2)	% column represents percent of Net Rental Income for revenue fields and represents percent of Effective Gross Income for the remainder of fields.

The Markets. The Tusk Multifamily Portfolio Properties are located in Georgia (75.8% of ALA) and Alabama (24.2% of ALA).

Columbus (52.3% of ALA): The Residence at Patriot Place Property is in Muscogee County, Georgia located approximately 4.1 miles east of downtown Columbus, Georgia, 86.5 miles east of Montgomery, Alabama, and 107 miles south of downtown Atlanta, Georgia. Primary access to the area is provided by Interstate 85, Interstate 185 and US Route 80. According to a third-party market research report, The Residence at Patriot Place Property is located in the Southeast Columbus multifamily submarket, which had approximately 3,041 units of inventory, a vacancy rate of 13.0% and asking rent of $729 per unit as of August 2023.

Birmingham (24.2% of ALA): The Magnolia Manor Property is in Jefferson County, Alabama located approximately 12 miles northeast of downtown Birmingham. The Magnolia Manor Property is located within three miles of both U.S. Highway 11 and Interstate 59 and is located 7.3 miles northeast of Interstate 20. According to a third-party market research report, the Magnolia Manor Property is located in the Center Point multifamily submarket, which had approximately 4,339 units of inventory, a vacancy rate of 14.3% and asking rent of $812 per unit as of August 2023.

Macon (23.5% of ALA): The Retreat at Ragan Park Property is in Bibb County, Georgia located approximately 4.6 miles east of the downtown Macon, 87 miles southeast of Atlanta, and 103 miles east of downtown Columbus. The Macon central business district is known for its historically significant office buildings and residential neighborhoods. Primary access to the area is provided by Interstate 75, US Route 41 and US Route 80. According to a third-party market research report, The Retreat at Ragan Park Property is located in the Bibb County multifamily submarket, which had approximately 13,761 units of inventory, a vacancy rate of 13.5% and asking rent of $1,078 per unit as of August 2023.

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No. 8 – Tusk Multifamily Portfolio

The following table presents certain market information with respect to the Tusk Multifamily Portfolio Properties:

Market Overview(1)
Property Name	Year Built / Renovated(2)	No. of Units(3)	Submarket	Property Vacancy(3)	Submarket Vacancy	Appraisal Concluded Vacancy(2)	Submarket Inventory (Units)	UW Base Rent Per Unit(3)(4)	Submarket Rent Per Unit
The Residence at Patriot Place	1972 / 2023	257	Southeast Columbus	10.1%	13.0%	5.0%	3,041	$737	$729
Magnolia Manor	1970, 1979, 1987 / 2023	122	Center Point	27.0%	14.3%	5.0%	4,339	$821	$812
The Retreat at Ragan Park	1973 / 2023	144	Bibb County	19.4%	13.5%	6.0%	13,761	$769	$1,078
Total/Wtd. Avg.		523		16.6%	13.4%	5.3%		$762	$839
(1)	Source: Third-party market research reports, unless otherwise indicated.

(2)	Source: Appraisals.

(3)	Based on the underwritten rent rolls dated (x) October 1, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) October 27, 2023 for the Magnolia Manor Property.

(4)	UW Base Rent Per Unit excludes underwritten vacant space.

The following table presents certain demographic information with respect to the Tusk Multifamily Portfolio Properties:

Demographics Overview
Property Name	No. of Units(1)	ALA	% of ALA	UW NCF	% of UW NCF	Estimated 2023 Population (5-mile Radius)(2)	Estimated 2023 Average Household Income (5-mile Radius)(2)
The Residence at Patriot Place	257	$17,250,000	52.3%	$1,262,630	44.7%	150,557	$58,257
Magnolia Manor	122	8,000,000	24.2	743,914	26.4	99,315	$68,117
The Retreat at Ragan Park	144	7,750,000	23.5	815,325	28.9	38,517	$58,481
Total/Wtd. Avg.	523	$33,000,000	100.0%	$2,821,869	100.0%	107,755	$60,618
(1)	Based on the underwritten rent rolls dated (x) October 1, 2023 for The Residence at Patriot Place Property and The Retreat at Ragan Park Property and (y) October 27, 2023 for the Magnolia Manor Property.

(2)	Information obtained from third-party market research reports.

The Borrowers. The borrowers are Residence at Patriot Place DE, LLC, TEP Ragan DE, LLC and Magnolia Manor Apartments DE LLC, each a bankruptcy remote, Delaware limited liability company special purpose entity with one independent director in each of its organizational structures. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Tusk Multifamily Portfolio Mortgage Loan.

The Borrower Sponsor. The borrower sponsor of the Tusk Multifamily Portfolio Mortgage Loan is Moshe Horn. The guarantors of the Tusk Multifamily Portfolio Mortgage Loan are Moshe Horn, Ari Biderman and Mordechy Donat. Moshe Horn is the founder of Tusk Equity Partners, a private real estate investment company specializing in real estate investments. Tusk Equity Partners owns, operates, and invests in the Southeast United States, with a particular concentration on the Atlanta Metropolitan Statistical Area, throughout the states of Georgia, Alabama, and the Carolinas. Tusk Equity Partners has sold over 8,500 residential apartments, providing homes for over 25,000 residents and employing over 150 team members.

Property Management. The Tusk Multifamily Portfolio Properties are managed by EMBA Management Group LLC, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow (i) approximately $69,758 for real estate taxes, (ii) approximately $79,884 for insurance premiums, (iii) approximately $534,766 for immediate repairs and (iv) $1,105,000 for a unit renovation funds reserve. Additionally, the borrowers reserved $152,500 at origination for a fire damage reserve fund. See “Description of the Mortgage Pool—Property Types— Multifamily Properties” in the Prospectus.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments to the tax reserve, which currently equates to approximately $26,830.

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No. 8 – Tusk Multifamily Portfolio

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance premiums to the insurance reserve, which currently equates to $22,190.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $21,792 for replacement reserves.

Lockbox / Cash Management. The Tusk Multifamily Portfolio Mortgage Loan is structured with a soft lockbox and springing cash management. During the continuance of a Cash Management Trigger Event (as defined below), all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Tusk Multifamily Portfolio Mortgage Loan documents, and all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, the debt service payment on the Tusk Multifamily Portfolio Mortgage Loan, operating expenses and cash management bank fees) are required to be applied as follows: (a) if a Cash Sweep Trigger Event (as defined below) has occurred and is continuing, to the lender-controlled excess cash flow account or (b) if no Cash Sweep Trigger Event has occurred and is continuing, to the borrowers.

A “Cash Management Trigger Event” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy action involving the borrowers, the guarantors, the borrower sponsor, any SPC Party (as defined below) or the affiliated property manager, (iii) the trailing 12-month period debt service coverage ratio falling below 1.20x or (iv) the indictment for fraud or misappropriation of funds of the borrowers, the guarantors, the borrower sponsor or an affiliated or third-party property manager (provided that, in the case of the third-party property manager, such fraud or misappropriation is related to the Tusk Multifamily Portfolio Properties), and expiring upon (a) with respect to clause (i) above, the cure of such event of default and the acceptance of such cure by the lender, (b) with respect to clause (ii) above, the filing being discharged or dismissed within 45 days, and the lender’s determination that such filing does not materially increase the borrowers’, the guarantors’, the SPC Party’s or the borrower sponsor’s monetary obligations, or materially and adversely affect the borrower sponsor’s, the SPC Party’s, the guarantors’ or the property manager’s ability to carry out their obligations under the Tusk Multifamily Portfolio Mortgage Loan documents, as applicable, or, in the case of the property manager, the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the Tusk Multifamily Portfolio Mortgage Loan documents, (c) with respect to clause (iii) above, the trailing 12-month period debt service coverage ratio being at least 1.25x for two consecutive calendar quarters or (d) with respect to clause (iv) above, the dismissal of the applicable indictment with prejudice or acquittal of the applicable person, or the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the Tusk Multifamily Portfolio Mortgage Loan documents.

A “Cash Sweep Trigger Event” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy action involving the borrowers, the guarantors, the borrower sponsor, any SPC Party or an affiliated property manager or (iii) the 12-month period debt service coverage ratio falling below 1.20x, and expiring upon (a) with respect to clause (i) above, the cure of such event of default and the acceptance of such cure by the lender, (b) with respect to clause (ii) above, the filing being discharged or dismissed within 45 days, and the lender’s determination that such filing does not materially increase the borrowers’, the guarantors’, the SPC Party or the borrower sponsor’s monetary obligations, or materially and adversely affect the borrower sponsor’s, the SPC Party’s, the guarantors’ or the property manager’s ability to carry out their obligations under the Tusk Multifamily Portfolio Mortgage Loan documents, as applicable, or, in the case of the property manager, the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the Tusk Multifamily Portfolio Mortgage Loan documents or (c) with respect to clause (iii) above, the 12-month period debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

A “SPC Party” means, if the borrowers are a partnership or limited liability company (other than an Acceptable LLC (as defined below)), each general partner (in the case of a partnership) or managing member (in the case of a limited liability company), as applicable, whose sole asset is its interest in the borrowers, which itself will be an Acceptable LLC.

An “Acceptable LLC” means a Delaware limited liability company structured in accordance with applicable rating agency criteria with at least one springing member that, upon the occurrence of any event that causes the last remaining member of such limited liability company to cease to be a member of such limited liability company, will, without any action of any person, automatically be admitted as a member of such limited liability company and will preserve and continue the existence of such limited liability company without dissolution. Each of the three Tusk Multifamily Portfolio Mortgage Loan borrowers are each an Acceptable LLC.

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No. 8 – Tusk Multifamily Portfolio

Master Lease. At origination of the Tusk Multifamily Portfolio Mortgage Loan, the borrower of the Magnolia Manor Property, Magnolia Manor Apartments DE LLC (the “Master Lease Landlord”), entered into a master lease (the “Master Lease”) with a newly formed affiliate of the Master Lease Landlord, Magnolia Manor Master Tenant, LLC (the “Master Lease Tenant”), with respect to (i) leases with month-to-month tenancies and (ii) rents payable from tenants with missing leases that the Master Lease Landlord is unable to locate and deliver to the lender (collectively, clauses (i) and (ii), individually, a “Covered Lease”; and the unit to which a Covered Lease applies, a “Covered Unit”). Pursuant to the Master Lease, on a monthly basis, the Master Lease Tenant will pay a rental amount equal to the greatest of the following with respect to such Covered Unit: (i) the rent for such Covered Unit as of the commencement date of the Master Lease (the origination date) (or, if such apartment unit becomes a Covered Unit after the commencement date, as of the date such apartment unit becomes a Covered Unit), (ii) the highest monthly rent charged for such Covered Unit after the date of the Master Lease, and (iii) the then-current monthly rent for such Covered Unit, as shown on the monthly rent roll required to be submitted to the lender pursuant to the Tusk Multifamily Portfolio Mortgage Loan documents. The obligations of the Master Lease Tenant under the Master Lease are guaranteed by guarantors for the Tusk Multifamily Portfolio Mortgage Loan.

An apartment unit at the Magnolia Manor Property will cease to be a Covered Unit, and thereupon to be excluded and removed from the Master Lease, upon the occurrence of the following with respect to such Covered Unit: (i) such apartment unit being leased to a third-party tenant after the date of the Master Lease, in accordance with the terms and provisions of the Tusk Multifamily Portfolio Mortgage Loan documents, for residential occupancy by such tenant, pursuant to a bona fide arms-length lease, for a term of not less than one year, at a rent not less than 95% of the rent most recently applicable to such apartment unit as a Covered Unit, and (ii) the tenant of such unit having made its first full monthly rent payment after taking occupancy of such unit. Moreover, if and when less than 5.0% of the income at the Magnolia Manor Property is derived from Covered Leases, the Master Lease will terminate in its entirety.

Subordinate and Mezzanine Debt. None.

Permitted Future Mezzanine Debt. The Tusk Multifamily Portfolio Mortgage Loan documents permit future mezzanine debt secured by a pledge of direct equity interests in the borrowers subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed the combined loan-to-value ratio at origination of the Tusk Multifamily Portfolio Mortgage Loan, (y) the combined debt yield, as calculated in accordance with the Tusk Multifamily Portfolio Mortgage Loan documents, is at least the combined debt yield at origination of the Tusk Multifamily Portfolio Mortgage Loan and (z) the combined debt service coverage ratio, as calculated in accordance with the Tusk Multifamily Portfolio Mortgage Loan documents, is at least the combined debt service coverage ratio at origination of the Tusk Multifamily Portfolio Mortgage Loan, and (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and satisfactory to the rating agencies.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 9 – New Mountain - Cleaver Brooks

Annex B	BMO 2023-C7

No. 9 – New Mountain - Cleaver Brooks

Annex B	BMO 2023-C7

No. 9 – New Mountain - Cleaver Brooks

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$31,350,000	Title:	Fee
Cut-off Date Principal Balance:	$31,350,000	Property Type – Subtype:	Industrial – Warehouse/Manufacturing
% of IPB:	4.2%	Net Rentable Area (SF):	799,679
Loan Purpose:	Recapitalization	Location(1):	Various
Borrowers:	NM CVRB, L.P. and NM Cleaver Canada Corp.	Year Built / Renovated(2):	Various / Various
Borrower Sponsor:	New Mountain Net Lease Partners II Corporation	Occupancy:	100.0%
Interest Rate:	6.32300%	Occupancy Date:	11/1/2023
Note Date:	11/17/2023	4th Most Recent NOI (As of)(3):	NAV
Maturity Date:	12/6/2033	3rd Most Recent NOI (As of)(3):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	NAV
Original Term:	120 months	Most Recent NOI (As of)(3):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$5,344,806
Call Protection:	L(23), YM1(1), DorYM(91), O(5)	UW Expenses:	$1,068,961
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$4,275,844
Additional Debt	No	UW NCF:	$3,915,989
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$58,265,000 / $73
Additional Debt Type:	N/A	Appraisal Date:	Various

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$39
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$39
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	53.8%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	53.8%
TI / LC:	$0	Springing	N/A	UW NCF DSCR:	1.95x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	13.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,350,000		100.0%	Principal Equity Distribution	$29,314,976	93.5%
				Closing Costs	2,035,024	6.5
Total Sources	$31,350,000		100.0%	Total Uses	$31,350,000	100.0%

(1)	See “Portfolio Summary” table herein.

(2)	The seven properties comprising the New Mountain - Cleaver Brooks Portfolio were built between 1925 and 2008, with renovations at two of the properties spanning between 1982 and 2016.

(3)	Historical financial information is not available due to the acquisition of the New Mountain - Cleaver Brooks Portfolio in a sale-leaseback transaction in July 2023.

(4)	See “Escrows and Reserves” below for further discussion of reserve information.

The Loan. The ninth largest mortgage loan (the “New Mountain - Cleaver Brooks Mortgage Loan”) is evidenced by a promissory note with a principal balance as of the Cut-off Date of $31,350,000, secured by a first lien mortgage on the borrower’s fee interest in a 799,679 square foot, industrial warehouse/manufacturing portfolio consisting of seven individual properties (each, a “New Mountain - Cleaver Brooks Property” and collectively, the “New Mountain - Cleaver Brooks Properties” or the “New Mountain - Cleaver Brooks Portfolio”) located in Texas (2 properties), Wisconsin (2 properties), Georgia (1 property), Nebraska (1 property) and Ontario, Canada (1 property). The New Mountain - Cleaver Brooks Mortgage Loan was originated by Goldman Sachs Bank USA on November 17, 2023 has a 10-year interest-only term and accrues interest at a rate of 6.32300% per annum. The New Mountain - Cleaver Brooks Mortgage Loan is being sold by GS Commercial Real Estate LLC to Bank of Montreal (or “BMO”) to be contributed to the BMO 2023-C7 Mortgage Trust,

Annex B	BMO 2023-C7

No. 9 – New Mountain - Cleaver Brooks

pursuant to an agreement dated and effective November 21, 2023. The purchase and sale of the New Mountain - Cleaver Brooks Mortgage Loan was completed on November 22, 2023.

The proceeds of the New Mountain - Cleaver Brooks Mortgage Loan were used by the borrowers to recapitalize the New Mountain - Cleaver Brooks Portfolio, and pay closing costs.

The New Mountain - Cleaver Brooks Mortgage Loan had an original term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The New Mountain - Cleaver Brooks Mortgage Loan requires interest-only payments during the full term. The scheduled maturity date of the New Mountain - Cleaver Brooks Mortgage Loan is the payment date in December 2033. Voluntary prepayment of the New Mountain - Cleaver Brooks Mortgage Loan in whole (or in part as described below under “—Partial Release”) is permitted on or after the due date occurring in August 2033 without payment of any prepayment premium. In addition, voluntary prepayment of the New Mountain - Cleaver Brooks Mortgage Loan in whole (or in part as described below under “—Partial Release”) is permitted at any time on or after the second anniversary of the origination date (or, solely in connection with a partial release as described below under “—Partial Release,” prior to the second anniversary of the origination date) with payment of a prepayment premium. Defeasance of the New Mountain - Cleaver Brooks Mortgage Loan in whole (or in part as described below under “—Partial Release”) is permitted at any time after the second anniversary of the Closing Date.

The Properties. The New Mountain - Cleaver Brooks Portfolio is comprised of seven industrial facilities totaling 799,679 square feet, inclusive of the Cleaver Brooks’ (the “Tenant”) corporate headquarters. The New Mountain - Cleaver Brooks Portfolio consists of seven of the Tenant’s global manufacturing, distribution, research and development and service facilities, across four states in the United States and Ontario, Canada, with the Canadian property comprising 14.8% square feet and 12.3% of UW Base Rent which is paid in U.S. dollars. These facilities manufacture, distribute, service and support the Tenant’s global operations and specific operating segments, such as Packaged Boiler & Burners (Thomasville, GA, Stratford, ON and Monroe, WI), Engineered Systems (Lincoln, NE), Boiler Services (Dallas, TX and Channelview, TX), Aftermarket Solutions (Thomasville, GA), as well as research and development (Milwaukee, WI).

Sole Tenant. The sole tenant, Cleaver Brooks, was founded in 1929 and operates as a boiler room solutions provider that works in industries, such as Food & Beverage, Manufacturing, Chemical, Healthcare, Utilities, Higher Education, Petrochemical and Governments, to tailor custom solutions that increase energy efficiency and decrease emissions levels. Cleaver Brooks offers a broad range of products to help customers optimize their boiler systems including the most advanced boilers in the industry, integrated control options and high efficiency burners. Cleaver Brooks offers its clients full-service boiler room solutions globally. Cleaver Brooks was acquired by Harbour Group in 2012.

Upon purchasing the New Mountain - Cleaver Brooks Portfolio, the borrowers executed an absolute triple-net unitary master lease (the “Lease”) with Cleaver Brooks. The Lease has a term of 25 years with four 5-year renewal options for a fully extended term of 45 years, with 2.5% annual rent escalations. The Lease has no termination options (except in connection with certain casualty or condemnation events).

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No. 9 – New Mountain - Cleaver Brooks

Appraisals. According to the appraisals, the New Mountain – Cleaver Brooks Portfolio had an “as-is” appraised value of $58,265,000 between August 4, 2023 and August 9, 2023. The table below shows the appraiser’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate(2)
6940 Cornhusker Highway	$16,590,000	7.50%
221 Law Street	$14,400,000	7.75%
1956 Singleton Boulevard	$12,300,000	7.50%
351 21st Street	$6,250,000	7.50%
161 Lorne Avenue West	$6,225,000	9.25%
18300 Market Street	$1,300,000	7.00%
3232 West Lancaster Avenue	$1,200,000	8.00%
Total/Wtd. Avg.	$58,265,000	7.75%
(1)	Source: Appraisals.

(2)	The appraiser used a discounted cash flow approach to arrive at the appraised value. The capitalization rates shown above represent the overall capitalization rate.

Environmental. According to the Phase I environmental reports dated May 19, 2023 and May 23, 2023, the environmental consultant identified recognized environmental conditions at each of the New Mountain - Cleaver Brooks Properties and identified controlled environmental conditions at the 351 21st Street and the 3232 West Lancaster Avenue properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the current occupancy of the New Mountain - Cleaver Brooks Portfolio:

Current Occupancy(1)(2)
100.0%

(1)	There is no reported historical occupancy due to the borrowers acquiring the collateral in a sale-leaseback transaction in July 2023.

(2)	Current occupancy is based on the underwritten rent roll as of November 1, 2023.

The following table presents certain information relating to the sole tenant at the New Mountain – Cleaver Brooks Portfolio:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Cleaver – Brooks(2)	NR/NR/NR	799,679	100.0%	$5.56	$4,446,000	100.0%	7/31/2048
Total Occupied		799,679	100.0%	$5.56	$4,446,000	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		799,679	100.0%
(1)	Based on the underwritten rent roll as of November 1, 2023.

(2)	The Tenant occupies all of the New Mountain - Cleaver Brooks Properties as sole tenant under an absolute triple-net master lease agreement. The Lease has an initial term of 25 years and four, 5-year renewal options, for a fully extended term of 45 years, and contains no termination options (outside of casualty and condemnation). The base rent will escalate by 2.5% each year for the entire initial lease term. There are four 5-year extension options. The lease is guaranteed by Cleaver-Holdings, Inc.

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No. 9 – New Mountain - Cleaver Brooks

The following table presents certain information relating to the New Mountain – Cleaver Brooks Portfolio:

Portfolio Summary
Property	City, State	Year Built / Renovated	Net Rentable Area (SF)(1)	Occupancy %(1)	Allocated Mortgage Loan Amount	% of Allocated Mortgage Loan Amount	Appraised Value(2)	UW NCF(1)	% of UW NCF(1)
6940 Cornhusker Highway	Lincoln, NE	1962 / 2016	188,604	100.0%	$9,597,270	30.6%	$16,590,000	$1,094,136	27.9%
221 Law Street	Thomasville, GA	1967 / 1982, 1995, 2011	235,000	100.0%	8,330,361	26.6	14,400,000	956,479	24.4
1956 Singleton Boulevard	Dallas, TX	1957 - 1983 / NAP	122,549	100.0%	7,115,517	22.7	12,300,000	811,115	20.7
351 21st Street	Monroe, WI	1958 - 1995 / NAP	87,241	100.0%	3,615,608	11.5	6,250,000	422,204	10.8
161 Lorne Avenue West(3)	Stratford, ON	1958 - 2008 / NAP	118,585	100.0%	1,245,000	4.0	6,225,000	474,638	12.1
18300 Market Street	Channelview, TX	2001 / NAP	7,500	100.0%	752,047	2.4	1,300,000	83,181	2.1
3232 West Lancaster Avenue	Milwaukee, WI	1925 - 1933 / NAP	40,200	100.0%	694,197	2.2	1,200,000	74,236	1.9
Total			799,679	100.0%	31,350,000	100.0%	$58,265,000	$3,915,989	100.0%

(1)	Based on the underwritten rent roll as of November 1, 2023.

(2)	Source: Appraisals.

(3)	Located in Canada. Under the Lease, the Tenant is required to pay rent with respect to this property in U.S. dollars.

The following table presents certain information relating to the Tenant Lease expiration date at the New Mountain – Cleaver Brooks Portfolio:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of Net Rental Area Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2034 & Beyond(2)	1	799,679	100.0	4,446,000	100.0	799,679	100.0%	$4,446,000	100.0%
Total	1	799,679	100.0%	$4,446,000	100.0%
(1)	Based on the underwritten rent roll as of November 1, 2023.

(2)	The Tenant occupies all of the New Mountain - Cleaver Brooks Properties as sole tenant under an absolute triple-net master lease agreement. The Lease has an initial term of 25 years and four, 5-year renewal options, for a fully extended term of 45 years, and contains no termination options (outside of casualty and condemnation). The base rent will escalate by 2.5% each year for the entire initial lease term. There are four 5-year extension options. The lease is guaranteed by Cleaver-Holdings, Inc.

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No. 9 – New Mountain - Cleaver Brooks

The following table presents certain information relating to the underwritten cash flows of the New Mountain - Cleaver Brooks Portfolio:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent	$4,446,000	$5.56	83.2%
Contractual Rent Steps	111,150	0.14	2.1
Recoveries and Vacancy Loss	787,656	0.98	14.7
Effective Gross Income	$5,344,806	$6.68	100.0%
Management Fee	160,344	0.20	3.8
Other Operating Expenses	908,617	1.14	21.3
Total Expenses	$1,068,961	$1.34	25.0%
Net Operating Income	$4,275,844	$5.35	100.0%
Replacement Reserves	119,952	0.15	2.8
TI/LC	239,904	0.30	5.6
Net Cash Flow	$3,915,989	$4.90	91.6%

(1)	Based on the underwritten rent roll as of November 1, 2023.

(2)	The “%” column represents percent of Effective Gross Income for the revenue items and Net Operating Income for the remainder of the fields.

The Market. See below for relevant data pertaining to the industrial markets for each of the seven portfolio properties’ respective markets:

Market Summary(1)
Market	Market Inventory (SF)	Market Vacancy	Market Rent ($)	Net Absorption (SF)
Thomasville, GA	6,600,000	2.1%	6.88	(122,000)
Lincoln, NE	32,400,000	2.6%	7.09	(15,600)
Dallas, TX	1,100,000,000	7.9%	9.34	32,700,000
Toronto, ON(2)	866,000,000	1.4%	14.43	6,100,000
Madison, WI	75,700,000	2.9%	7.60	1,300,000
Milwaukee, WI	263,000,000	2.2%	6.74	3,400,000
Houston, TX	803,000,000	6.4%	8.81	20,100,000

(1)	Source: Third party provider.

(2)	Located in Canada. Under the Lease, the Tenant is required to pay rent with respect to this property in U.S. Dollars.

The Borrowers. The borrowers are NM CVRB, L.P., a Delaware limited partnership and NM Cleaver Canada Corp., a British Columbia corporation, each a special purpose entity with one independent director in its organizational structure.

The Borrower Sponsor. The borrower sponsor is New Mountain Net Lease Partners II Corporation.

Property Management. The New Mountain - Cleaver Brooks Portfolio Properties are self-managed.

Escrows and Reserves. At loan origination, the borrowers were not required to make any upfront deposits.

Tax Reserve – On each payment date during a New Mountain - Cleaver Brooks Portfolio Trigger Period, the borrowers are required to deposit into a real estate tax reserve an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to pay real estate taxes over the next 12-month period (such reserve will be conditionally waived so long as no event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents has occurred and is continuing, the tenant is required to pay such taxes and, upon the request of the lender, the borrowers has provided evidence

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No. 9 – New Mountain - Cleaver Brooks

that taxes have been paid in accordance with the requirements of the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents).

Insurance Reserve – On each payment date during a New Mountain - Cleaver Brooks Portfolio Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to cover premiums over the next 12-month period (such reserve will be conditionally waived so long as no event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents has occurred and is continuing, the Tenant is required to pay such insurance premiums and, upon the request of the lender, the borrowers have provided evidence that insurance premiums have been paid in accordance with the requirements of the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents).

TI/LC Reserve – On each payment date during a New Mountain - Cleaver Brooks Portfolio Trigger Period, the borrowers are required to deposit approximately $66,640 into a tenant improvement and leasing commissions reserve, capped at $1.50 per square foot (excluding amounts deposited therein in respect of lease termination proceeds).

Capital Expenditure Reserve – On each payment date during a New Mountain - Cleaver Brooks Portfolio Trigger Period, the borrowers are required to deposit approximately $9,996 into a capital expenditure reserve, capped at $0.30 per square foot.

Master Lease Reserve – Upon the occurrence of a New Mountain - Cleaver Brooks Portfolio Master Lease Trigger Event (as defined below), the borrowers are required to deposit all excess cash flow into a master lease reserve account as described below under “—Lockbox/Cash Management;” provided, however, any amounts required to be deposited in the master lease reserve account may, at the borrowers’ election, be provided instead in the form of one or more letters of credit up to an aggregate amount of 10% of the then outstanding principal balance of the New Mountain - Cleaver Brooks Portfolio Mortgage Loan.

Master Lease Trigger Period Avoidance Reserve Account – Upon the occurrence of a New Mountain - Cleaver Brooks Portfolio Master Lease Trigger Event, in order to satisfy the Master Lease Trigger Period Avoidance Condition (as defined below), the borrowers may elect to make a cash deposit into a master lease trigger period avoidance reserve account as described below under “—Lockbox/Cash Management.”

DSCR Trigger Period Avoidance Reserve Account – Upon the occurrence of a New Mountain - Cleaver Brooks Portfolio DSCR Trigger Event, in order to satisfy the DSCR Trigger Period Avoidance Condition (as defined below), the borrowers may elect to make a cash deposit with into a DSCR trigger period avoidance reserve account as described below under “—Lockbox/Cash Management.”

Lockbox / Cash Management. The New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents require a hard lockbox and springing cash management. The borrowers were required to deliver a tenant direction letter to the Tenant directing the Tenant to remit its rents directly to the lender-controlled lockbox. So long as no New Mountain - Cleaver Brooks Portfolio Trigger Period or event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents then exists, all funds deposited into the lockbox account are required to be transferred on each business day to a borrower-controlled operating account. Upon the occurrence and during the continuance of a New Mountain - Cleaver Brooks Portfolio Trigger Period or event of default under the New Mountain - Cleaver Brooks Portfolio Loan documents, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender.

During the continuance of a New Mountain - Cleaver Brooks Portfolio Trigger Period or, at the lender’s sole discretion, during an event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents, funds in the cash management account will be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents are required to be held by the lender (a) during the continuance of a New Mountain - Cleaver Brooks Portfolio Trigger Period caused by a New Mountain - Cleaver Brooks Portfolio Master Lease Trigger Event, in the master lease reserve account or (b) during the continuance of a New Mountain - Cleaver Brooks Portfolio Trigger Period during which a New Mountain - Cleaver Brooks Portfolio Master Lease Trigger Event is not in effect, (x) to the extent that the balance in the excess cash flow reserve account is less than an amount equal to the monthly base rent under the master lease or any replacement master lease (as

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No. 9 – New Mountain - Cleaver Brooks

of the date of the commencement of the applicable New Mountain - Cleaver Brooks Portfolio Trigger Period) multiplied by 18 (the “New Mountain - Cleaver Brooks Portfolio Excess Cash Flow Threshold Amount”), in an excess cash flow reserve account as additional collateral for the New Mountain - Cleaver Brooks Portfolio Mortgage Loan and (y) to the extent that the balance in the excess cash flow reserve account equals or exceeds the New Mountain - Cleaver Brooks Portfolio Excess Cash Flow Threshold Amount, in a borrower-controlled operating account. Upon the occurrence and during the continuance of an event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents or any bankruptcy action of the borrowers, the lender may apply funds to the debt in such priority as it may determine.

A “New Mountain - Cleaver Brooks Portfolio Trigger Period” means each period that commences when (a) the tenant files for bankruptcy and concludes when (x) (i) the tenant assumes the master lease in connection with such bankruptcy or (ii) the borrowers have relet any applicable New Mountain - Cleaver Brooks Portfolio Property pursuant to an approved substitute lease resulting in a debt service coverage ratio of at least 1.25x or (y) the borrowers have deposited with the lender cash or a letter of credit in such amount as calculated pursuant to the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents (a “Master Lease Trigger Period Avoidance Condition”); (b) (i) the Tenant has ceased its business operations in more than the lesser of (x) two individual New Mountain - Cleaver Brooks Portfolio Properties or (y) such New Mountain - Cleaver Brooks Portfolio Properties that, in the aggregate, exceed more than 15% of the base rent for the Property or (ii) terminated the master lease (a “Go-Dark Event”) and concludes when (x) (1) a Go-Dark Event is no longer continuing and (2) the Tenant has provided an estoppel certificate confirming its intent to occupy the applicable New Mountain - Cleaver Brooks Portfolio Property in accordance with the master lease, or (y) the borrowers have relet any applicable New Mountain - Cleaver Brooks Portfolio Property pursuant to an approved substitute lease resulting in a debt service coverage ratio of at least 1.25x or (z) the Master Lease Trigger Period Avoidance Condition is satisfied (any of the events described in clauses (a) and (b), a “New Mountain - Cleaver Brooks Portfolio Master Lease Trigger Event”); (c) the debt service coverage ratio as of the last day of any two consecutive fiscal quarters, is less than 1.25x (a “New Mountain - Cleaver Brooks Portfolio DSCR Trigger Event”) and concludes when (x) the debt service coverage ratio, as of the last day of any two consecutive fiscal quarters, is equal to or greater than 1.25x or (y) the borrowers has deposited with the lender cash or a letter of credit in such amount as calculated pursuant to the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents (a “DSCR Trigger Period Avoidance Condition”) and/or (d) commences when (and if) the financial reports required under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents are not delivered to the lender as and when required and concludes when such reports are delivered and they indicate that, in fact, no New Mountain - Cleaver Brooks Portfolio Trigger Period based upon clause (c) above is ongoing..

Subordinate and Mezzanine Debt. None.

Partial Release. The New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents permit the borrowers to obtain the release of any individual New Mountain - Cleaver Brooks Portfolio Property from the lien of the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents following the occurrence of either (x) a casualty or condemnation that results in the Tenant terminating its master lease with respect to such New Mountain - Cleaver Brooks Portfolio Property (a “Permitted Release Casualty Event”) or (y) (a) a default or an event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents that is solely caused by the Tenant or (b) a monetary or material non-monetary default by the Tenant under the master lease that would (1) give the borrowers the right under the master lease to terminate the master lease or (2) result in the occurrence of a default or event of default under the New Mountain - Cleaver Brooks Portfolio Mortgage Loan documents (a “Permitted Release Default Event”), provided that, among other conditions, (i) the borrowers prepay or defease a portion of the New Mountain - Cleaver Brooks Portfolio Mortgage Loan in an amount equal to (x) 115% of the allocated New Mountain - Cleaver Brooks Portfolio Mortgage Loan amount for such New Mountain - Cleaver Brooks Property with respect to a release due to a Permitted Release Casualty Event or (y) 120% of the allocated New Mountain - Cleaver Brooks Portfolio Mortgage Loan amount for such New Mountain - Cleaver Brooks Property with respect to a release due to a Permitted Release Default Event, plus the payment of a yield maintenance premium (if applicable), (ii) no event of default is continuing, or in the case of a release due to a Permitted Release Default Event, (w) the release would cure such event of default, (x) such event of default is not the result of either borrowers’ gross negligence or willful misconduct, (y) no other event of default is continuing, and (z) the release will be completed prior to the expiration of the cure period for such event of default (which may be extended if the borrowers are diligently pursuing such cure), and (iii) the borrowers deliver to the lender a REMIC opinion if required by the lender.

Ground Lease. None.

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No. 10 – Metra Portfolio

Annex B	BMO 2023-C7

No. 10 – Metra Portfolio

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No. 10 – Metra Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$27,216,296	Title:	Fee
Cut-off Date Principal Balance:	$27,216,296	Property Type – Subtype:	Industrial – Manufacturing
% of IPB:	3.7%	Net Rentable Area (SF):	450,104
Loan Purpose:	Acquisition	Location(1):	Various, MI
Borrower:	Rapid Aluminum, LLC	Year Built / Renovated(1):	Various / Various
Borrower Sponsor:	Agracel, Inc.	Occupancy:	100.0%
Interest Rate:	7.50000%	Occupancy Date:	10/24/2023
Note Date:	10/24/2023	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	11/6/2033	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	36 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	120 months	Most Recent NOI (As of)(4):	NAV
Original Amortization Term:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$3,702,918
Call Protection:	L(25),D(88),O(7)	UW Expenses:	$555,438
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$3,147,480
Additional Debt:	No	UW NCF:	$2,965,370
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$45,830,000 / $102
Additional Debt Type:	N/A	Appraisal Date:	8/2/2023

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$60
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$56
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.4%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	55.1%
TI / LC:	$0	Springing	N/A	UW NCF DSCR:	1.30x
Other(3):	$62,500	$0	N/A	UW NOI Debt Yield:	11.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,216,296		61.8%	Purchase Price	$41,871,225	95.1%
Borrower Sponsor Equity	16,805,252		38.2	Closing Costs	2,087,823	4.7
				Upfront Reserves	62,500	0.1
Total Sources	$44,021,548		100.0%	Total Uses	$44,021,548	100.0%

(1)	See the “Portfolio Summary” chart below.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(3)	Other Initial reserves include an environmental reserve of $62,500. See “Escrows and Reserves” below.
(4)	4th Most Recent NOI, 3rd Most Recent NOI, 2nd Most Recent NOI and Most Recent NOI are not available because the borrower sponsor acquired the Metra Portfolio Properties (as defined below) in a sale-leaseback transaction.

The Loan. The tenth largest mortgage loan (the “Metra Portfolio Mortgage Loan”) is secured by the borrower’s fee interest in two industrial properties totaling 450,104 square feet located in Belding and Kentwood, Michigan (the “Metra Portfolio Properties”). The Metra Portfolio Mortgage Loan has an aggregate outstanding principal balance as of the Cut-off Date of $27,216,296. The Metra Portfolio Mortgage Loan was originated on October 24, 2023 by Citi Real Estate Funding Inc. (“CREFI”) and accrues interest at a fixed rate of 7.50000% per annum. The Metra Portfolio Mortgage Loan has an initial term of ten-years and is interest-only for the first 36 months then amortizing on a 360-month schedule for the remainder of the term. The scheduled maturity date of the Metra Portfolio Mortgage Loan is the payment date that occurs on November 6, 2033.

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No. 10 – Metra Portfolio

The Properties. The Metra Portfolio Properties are comprised of a 380,325 square foot industrial property located at 7200 Industrial Drive in Belding, Michigan (the “Belding Property”) and a 69,779 square foot industrial property located at 3801 36th Street Southeast in Kentwood, Michigan (the “Grand Rapids Property”).

The following table presents certain information relating to the Metra Portfolio Properties:

	Portfolio Summary
Property Name	City, State	Year Built / Renovated(1)	Sq. Ft.(2)	Occupancy(2)	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value(1)	U/W NOI	% of U/W NOI
Belding	Belding, Michigan	1989, 2017, 2022 / 2018	380,325	100.0%	$22,922,737	84.2%	$38,600,000	$2,658,526	84.5%
Grand Rapids	Kentwood, Michigan	1966 / 2020	69,779	100.0%	4,293,559	15.8	7,230,000	488,954	15.5
Total			450,104	100.0%	$27,216,296	100.0%	$45,830,000	$3,147,480	100.0%

(1)	Source: Appraisal

(2)	Based on the underwritten rent rolls dated October 24, 2023.

Belding Property

The Belding Property is comprised of three industrial manufacturing buildings totaling 380,325 square feet located at 7200 Industrial Drive in Belding, Michigan. The Belding Property was originally constructed in 1989, expanded in 2017 and 2022 with the original building being subsequently renovated in 2018. The Belding Property is situated on a 51.8-acre site and contains 18 to 26-foot clear heights, 13 dock-high doors, and 12 drive-in doors.

Grand Rapids Property

The Grand Rapids Property is comprised of an industrial manufacturing building and shed totaling 69,779 square feet located at 3801 36th Street Southeast in Kentwood, Michigan. The Grand Rapids Property was originally constructed in 1966 and subsequently renovated in 2020. The Grand Rapids Property is situated on a 4.59-acre site and contains 26-foot clear heights, nine dock-high doors, and one drive-in door.

Sole Tenant. The sole tenant at the Metra Portfolio Properties is Extruded Aluminum Corporation, which leases the Metra Portfolio Properties through two affiliate subsidiaries, Belding Machinery and Equipment Leasing, LLC, with respect to the Belding Property, and Aluminum Fabrication Company, LLC, with respect to the Grand Rapids Property (450,104 square feet; 100.0% of NRA; 100.0% of underwritten base rent): Founded in 1987, Extruded Aluminum Corporation is an aluminum manufacturer that serves the Midwest and offers a line of extrusions, including standard shapes in raw lineals and custom extrusions and aluminum base alloy basic shapes. Upon purchasing the Metra Portfolio Properties, the borrower sponsor executed leases at the Metra Portfolio Properties which have a current lease term through September 2048 and no termination options. Fengari Holding I B.V. guarantees both leases at the Metra Portfolio Properties.

Appraisal. According to the appraisal, the Metra Portfolio Properties had an “as is” appraised value of $45,830,000 as of August 2, 2023. The table below shows the appraiser’s “as-is” conclusions.

Metra Portfolio(1)
Property	Value	Capitalization Rate
Belding	$38,600,000	7.00%
Grand Rapids	$7,230,000	6.90%
Total / Wtd. Avg(2)	$45,830,000	6.98%
(1)	Source: Appraisal
(2)	Total / Wtd. Avg is based on the appraised value of each Metra Portfolio Property.

Environmental. The Phase I environmental report dated as of September 19, 2023 identifies a recognized environmental condition at the Belding Property associated with aluminum impacts to site soils above the Residential Drinking Water Protection criteria. In addition, the Phase I dated as of September 19, 2023 identifies a controlled recognized environmental condition for the Grand Rapids Property associated with historic operations. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

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No. 10 – Metra Portfolio

The following table presents certain information relating to the current occupancy of the Metra Portfolio Properties:

Current Occupancy(1)(2)
Current
100.0%
(1)	Based on the underwritten rent rolls dated October 24, 2023
(2)	Historical Occupancy is not available because the borrower sponsor acquired the Metra Portfolio Properties via a sale leaseback transaction.

The following table presents certain information relating to the sole tenant at the Metra Portfolio Properties:

Sole Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Extruded Aluminum Corporation	Belding	NR/NR/NR	380,325	84.5%	$7.42	$2,823,140	84.5%	9/30/2048
Extruded Aluminum Corporation	Grand Rapids	NR/NR/NR	69,779	15.5	$7.44	519,230	15.5	9/30/2048
Total Occupied			450,104	100.0%	$7.43	$3,342,371	100.0%
Vacant Space			0	0
Total / Wtd. Avg.			450,104	100.0%

(1)	Based on the underwritten rent rolls dated October 24, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include contractual rent steps through November 1, 2024 totaling $97,351.

The following table presents certain information relating to the tenant lease expiration at the Metra Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2034 & Beyond(4)	1	450,104	100.0	3,342,371	100.0	450,104	100.0%	$3,342,371	100.0%
Total	1	450,104	100.0%	$3,342,371	100.0%
(1)	Based on the underwritten rent rolls dated October 24, 2023.
(2)	Certain tenants have more than one lease. Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps through November 1, 2024, totaling $97,351.
(4)	The tenant, Extruded Aluminum Corporation, executed new 25-year absolute NNN leases at the Metra Portfolio Properties that expire in September 2048 with no termination options.

Annex B	BMO 2023-C7

No. 10 – Metra Portfolio

The following table presents certain information relating to the underwritten cash flows at the Metra Portfolio Properties:

Underwritten Net Cash Flow(1)(2)
	Underwritten	Per Square Foot	%(3)
In-Place Rent	$3,245,020	$7.21	83.3%
Contractual Rent Steps(4)	97,351	0.22	2.5
Potential Income from Vacant Space	0	0.00	0.0
Gross Potential Rent	$3,342,371	$7.43	85.8%
Total Reimbursements	555,438	1.23	14.3
Total Gross Income	$3,897,808	$8.66	100.0%
(Vacancy/Credit Loss)	(194,890)	(0.43)	(5.0)
Effective Gross Income	$3,702,918	$8.23	95.0%
Total Expenses	$555,438	$1.23	15.0%
Net Operating Income	$3,147,480	$6.99	85.0%
Capital Expenditures	67,516	0.15	1.8
TI / LC	114,595	0.25	3.1
Net Cash Flow	$2,965,370	$6.59	80.1%
(1)	Based on the underwritten rent roll dated October 24, 2023.
(2)	Historical financial information is not available due to the acquisition of the Metra Portfolio Properties via a sale leaseback transaction.
(3)	The “%” column represents percent of Total Gross Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	Contractual Rent Steps runs through November 1, 2024.

The Market. The Metra Portfolio Properties are located in the Grand Rapids-Kentwood, Michigan MSA.

The Belding Property is located at 7200 Industrial Drive in Belding, Michigan and is part of the Iona and Montcalm Counties Industrial submarket. According to the appraisal, as of the second quarter of 2023, the submarket had inventory of 6,979,936 square feet and a vacancy rate of 1.20%.

The Grand Rapids Property is located at 3801 36th Street Southeast in Kentwood, Michigan and is part of the Southeast Grand Rapids/Cascade submarket. According to the appraisal, as of the second quarter of 2023, the submarket had inventory of 34,779,619 square feet and a vacancy rate of 1.8%.

The following table presents certain information relating to comparable industrial leases to the Belding Property:

Comparable Industrial Rental Summary(1)
Property Name / Address	Tenant	Suite Size (SF)	Commencement	Lease Term (Yrs.)	Rent (PSF)
Belding Property	Extruded Aluminum Corporation	380,325(2)	Oct 2023(2)	25.0 Yrs.(2)	$7.42(2)
801 East Milham Avenue, Portage, MI	Abraxas / Pfizer	240,000	June 2023	7.0 Yrs.	$7.45
45000 Helm Street, Plymouth, MI	Intertek	200,000	Jan 2023	13.0 Yrs.	$7.56
15100 8 Mile Road, Oak Park, MI	Tire Wholesalers Company, Inc.	275,401	Nov 2022	10.3 Yrs.	$6.90
5010 52nd Street, Grand Rapids, MI	CharityUSA.com	161,954	Oct 2021	20.0 Yrs.	$7.54
5200 Hoffman Street, Elkhart, IN	Winnebago Industries, Inc.	282,700	Dec 2021	10.0 Yrs.	$7.13
100 Paragon Pky, Mansfield, OH	School Specialty Inc.	314,736	Oct 2020	5.0 Yrs.	$9.75
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 24, 2023.

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No. 10 – Metra Portfolio

The following table presents certain information relating to comparable industrial leases to the Grand Rapids Property:

Comparable Industrial Rental Summary(1)
Property Name / Address	Tenant	Suite Size (SF)	Commencement	Lease Term (Yrs.)	Rent (PSF)
Grand Rapids Property	Extruded Aluminum Corporation	69,779 SF(2)	Oct 2023(2)	25.0 Yrs.(2)	$7.44(2)
5010 52nd Street, Grand Rapids, MI	CharityUSA.com	161,954 SF	Oct 2021	20.0 Yrs.	$7.54
2290 South Canal Road, Lansing, MI	FedEx Ground	147,001 SF	Oct 2022	10.0 Yrs.	$9.15
1872 Enterprise Drive, Rochester Hills, MI	Gainwell Technologies, LLC	55,367 SF	Sept 2023	5.0 Yrs.	$7.62
575 Byrne Industrial Drive Northeast, Rockford, MI	The Materials Group	75,000 SF	May 2023	5.0 Yrs.	$6.75
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 24, 2023.

The Borrower. The borrower is Rapid Aluminum, LLC, a Delaware limited liability company and single-purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Metra Portfolio Mortgage Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is Agracel, Inc. (“Agracel”). Founded in 1986, Agracel is an Illinois-based commercial real estate investment company that specializes in middle-market single-tenant net leased industrial properties. Agracel has developed over 23 million square feet of industrial space in 22 states.

Property Management. The Metra Portfolio Properties are managed by Agracel which is a borrower-affiliated management company and the non-recourse carveout guarantor.

Escrows and Reserves. At origination of the Metra Portfolio Mortgage Loan, the borrower deposited $62,500 into an upfront environmental reserve.

Tax Reserve – On each monthly payment date when the Reserve Waiver Conditions (as defined below) are not satisfied, the borrower is required to deposit into a real estate tax reserve 1/12 of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each monthly payment date when the Reserve Waiver Conditions are not satisfied, the borrower is required to deposit into an insurance reserve 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage.

Replacement Reserve – On and after the occurrence and continuance of Trigger Period (as defined below), the borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $5,626.

TI / LC Reserve – On and after the occurrence and continuance of Trigger Period, the borrower is required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, approximately $9,550.

“Reserve Waiver Conditions” means each of the following: (i) no Trigger Period has occurred and is continuing, (ii) the Specified Tenant (as defined below) lease is in full force and effect with no defaults thereunder, (iii) the Specified Tenant is obligated to, pursuant to the Specified Tenant lease, and continues to, make the payments and perform the obligations required under the Specified Tenant lease, in each case, relating to the obligations and liabilities for which the applicable reserve account was established (and in each case directly to the applicable governmental authority or insurance carrier, as applicable) and delivers evidence of the same by no later than the dates required under the Metra Portfolio Mortgage Loan documents, (iv) the Specified Tenant is not bankrupt or insolvent, and (v) the Specified Tenant has not expressed its intention in writing to terminate, cancel or default under the Specified Tenant lease (including, without limitation, in connection with any rejection in any bankruptcy or similar insolvency proceeding).

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No. 10 – Metra Portfolio

Lockbox / Cash Management. The Metra Portfolio Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Metra Portfolio Mortgage Loan, the borrower was required to deliver a notice to each tenant directing them to remit all payments under the applicable lease directly to the lender-controlled lockbox account. The borrower is required, or cause the property manager, to immediately deposit all revenue received by the borrower or the property manager into the lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, whereby the lender instructs the institution maintaining the lockbox account to transfer all funds on deposit in the lockbox account on each business day to the cash management account. Upon the occurrence and during the continuance of a Trigger Period, if lender elects to deliver a restricted account notice, all funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Metra Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds may be held by the lender in an excess cash flow reserve account as additional collateral for the Metra Portfolio Mortgage Loan.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.20x, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default, (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters, and (z) with regard to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) Belding Machinery and Equipment Leasing, LLC, (ii) Aluminum Fabrication Company, LLC, (iii) any replacement tenant of any entity listed in the foregoing clauses (i) and (ii), (iv) any other person that (together with any affiliates thereof) (a) accounts for (in the aggregate) 20% of the total rental income for the Metra Portfolio Properties, in the aggregate, or (b) leases (in the aggregate) not less than 20% of the total leasable square feet of the Metra Portfolio Properties, in the aggregate, and (v) any parent or affiliate of any of the foregoing providing a guaranty or other credit support for the applicable Specified Tenant lease and any other guarantor(s) of the applicable related Specified Tenant lease(s).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in default under the applicable Specified Tenant lease, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iv) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant, and (vii) a Specified Tenant Parent Net Debt/ EBITDA Trigger (as defined below) and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below), or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions of the Metra Portfolio Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established and, in the lender’s judgment, the applicable Specified Tenant excess cash flow condition is satisfied in connection therewith.

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease and no other default under such Specified Tenant lease occurs for a period of three consecutive months following such cure, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof) and open for business during customary hours and not “dark” in the Specified Tenant Space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed

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No. 10 – Metra Portfolio

the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease, and (vi) in the event the Specified Tenant Trigger Period is due to a Specified Tenant Parent Net Debt/EBITDA Trigger, the applicable Specified Tenant Parent with respect to which such Specified Tenant Parent Net Debt/EBITDA Trigger occurred satisfies the Specified Tenant Parent Net Debt/EBITDA Cure Condition (as defined below).

“Specified Tenant Parent Net Debt/EBITDA Trigger” means a condition wherein Fengari Holdings I B.V. ceases to, as of the applicable date of determination, then maintain a net debt to adjusted EBITDA ratio, as determined by the lender from Fengari Holdings I B.V.’s financial statements most recently delivered to the lender, of equal to or less than 5.50 to 1.00.

“Specified Tenant Parent Net Debt/EBITDA Cure Condition” means a condition which will be satisfied to the extent that as of the applicable date of determination, Specified Tenant then maintains (and has maintained for at least two (2) consecutive calendar quarters) a net debt to adjusted EBITDA ratio, as determined by the lender from Fengari Holdings I B.V’s financial statements most recently delivered to the lender, of less than 5.00 to 1.00.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not Permitted.

Ground Lease. None.

Annex B	BMO 2023-C7

No. 11 – Utica Park Place

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GCMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$27,000,000	Title:	Fee
Cut-off Date Principal Balance:	$27,000,000	Property Type – Subtype:	Retail – Anchored
% of IPB:	3.7%	Net Rentable Area (SF):	494,855
Loan Purpose:	Refinance	Location:	Utica, MI
Borrower:	Utica Park Place Owner LLC	Year Built / Renovated:	1992 / NAP
Borrower Sponsor:	REDICO Properties LLC	Occupancy:	97.4%
Interest Rate:	7.75000%	Occupancy Date:	11/1/2023
Note Date:	10/20/2023	4th Most Recent NOI (As of):	$2,580,093 (12/31/2020)
Maturity Date:	11/6/2033	3rd Most Recent NOI (As of):	$2,625,577 (12/31/2021)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$2,492,389 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$2,733,949 (TTM 8/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,929,165
Call Protection:	L(25),D(91),O(4)	UW Expenses:	$1,749,184
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$3,179,980
Additional Debt:	No	UW NCF:	$2,895,598
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$45,600,000 / $92
Additional Debt Type:	N/A	Appraisal Date:	8/31/2023

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$55
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$55
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.2%
Replacement Reserves:	$0	$4,949	$225,000	Maturity Date LTV:	59.2%
TI / LC:	$0	$18,750	$900,000	UW NCF DSCR:	1.36x
Other(1):	$0	Springing	$2,500,000	UW NOI Debt Yield:	11.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,000,000	99.3%	Loan Payoff	$26,062,741	95.9%
Borrower Sponsor Equity	$188,654	0.7	Closing Costs	1,125,913	4.1
Total Sources	$27,188,654	100.0%	Total Uses	$27,188,654	100.0%
(1)	The Utica Park Place Mortgage Loan (as defined below) is structured with an excess cash flow sweep into a reserve account, subject to a cap of $2,500,000, if Sam’s Club, At Home Stores, or any tenant accounting for more than 20% of net rentable area or 20% of total rents (each a “Significant Tenant”), among other things, (i) vacates, (ii) goes dark, (iii) provides notice of its intent to vacate, (iv) fails to renew its lease at least (a) for At Home Stores, six months prior to its lease expiration date or (b) for all other Significant Tenants, 12 months prior to each Significant Tenant’s lease expiration date, or (v) files for bankruptcy.

The Loan. The eleventh largest mortgage loan (the “Utica Park Place Mortgage Loan”) is secured by the borrower’s fee interest in an anchored retail power center located in Utica, Michigan (the “Utica Park Place Property”). The Utica Park Place Mortgage Loan was originated on October 20, 2023 by an affiliate of Greystone Commercial Mortgage Securities, LLC (“GCMC”). The Utica Park Place Mortgage Loan accrues interest at a fixed rate of 7.75000% per annum. The Utica Park Place Mortgage Loan has an original term of 120 months, a remaining term of 119 months as of the Cut-off Date and is interest only for the entire term. The scheduled maturity date of the Utica Park Place Mortgage Loan is the monthly payment date that occurs on November 6, 2033. The most recent prior financing of the Utica Park Place Property was included in the CGCMT 2015-GC27 transaction.

The Property. The Utica Park Place Property is a 494,855 square foot, two-building, anchored retail power center located in Utica, Michigan, approximately 20 miles northeast of Detroit. Built in 1992 by the borrower sponsor, the Utica Park Place Property is situated on an approximately 42.1-acre parcel and is anchored by Sam’s Club, At Home Stores, Gabe’s, Value City Furniture and Best Buy. Two of the anchor tenants, Sam’s Club and Best Buy, collectively comprising 42.3% of net rentable area and 42.6% of underwritten base rent, are investment-grade rated by Moody’s and S&P (see the “Tenant Summary” table below) and have been tenants at the Utica Park Place Property since 1992 and 1993, respectively.

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No. 11 – Utica Park Place

As of November 1, 2023, the Utica Park Place Property was 97.4% occupied by nine tenants and has averaged 90.2% occupancy from 2013-2023. The Utica Park Place Property contains 1,524 surface parking spaces, resulting in a parking ratio of approximately 3.1 spaces per 1,000 square feet of rentable area.

Anchor Tenants. The three largest tenants based on net rentable area are Sam’s Club, At Home Stores and Gabe’s, each of which is an anchor tenant.

Sam’s Club (164,016 square feet; 33.1% of NRA, 32.6% of underwritten base rent, Moody’s/S&P/Fitch: Aa2/AA/AA): Founded in 1983 and headquartered in Bentonville, Arkansas, Sam’s Club, a division of Walmart Inc., is a membership warehouse club operator and retailer with almost 600 clubs, located across the United States and Puerto Rico. For the fiscal year ending January 31, 2023, Sam’s Club’s annual total revenue was approximately $84.3 billion. Sam’s Club has been a tenant at the Utica Park Place Property since July 1992 through its predecessor, PACE Membership Warehouse, Inc., with its current lease expiration date in October 2028. Sam’s Club has 13 remaining 5-year extension options and no termination options.

At Home Stores (107,400 square feet; 21.7% of NRA, 22.9% of underwritten base rent): Founded in 1979 and headquartered in Dallas, Texas, At Home Stores is a home décor and holiday superstore retail chain with over 250 stores in 40 states. At Home Stores has been a tenant at the Utica Park Place Property since March 2014, with its current lease expiration date in January 2029. At Home Stores has two 5-year extension options remaining and no termination options.

Gabe’s (61,094 square feet; 12.3% of NRA, 9.5% of underwritten base rent): Founded in 1961 and headquartered in Morgantown, West Virginia, Gabe’s is an off-price apparel and home goods chain retailer with over 167 locations in 20 states, inclusive of the Old-Time Pottery home merchandise brand. Gabe’s has been a tenant at the Utica Park Place Property since May 2022, with its current lease expiration date in April 2033. Gabe’s has three 5-year extension options remaining. Gabe’s has the right to terminate its lease (i) if the Utica Park Place Property is less than 60% leased for a period of 545 days, (ii) if less than two anchor tenants occupying at least 35,000 square feet each are in occupancy at the Utica Park Place Property for a period of 365 days, (iii) if Gabe’s gross sales during the period between November 1, 2027 and October 31, 2028 have declined more than 25% from the average annual gross sales during the preceding 24 months, or (iv) subject to certain exclusions, if another tenant occupies more than 12,200 square feet primarily for the sale of off-price apparel or housewares for a period of 180 days after Gabe’s provides notice of such violation.

The Utica Park Place Property has averaged 90.2% occupancy since 2013. The following table presents certain information relating to the historical occupancy of the Utica Park Place Property:

Historical and Current Occupancy(1)
2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Current(2)
90.0%	91.0%	91.6%	90.9%	90.9%	85.8%	85.8%	85.8%	85.8%	97.4%	97.4%
(1)	Historical Occupancies are as of December 31 of each respective year, unless otherwise noted.
(2)	Based on the underwritten rent roll dated November 1, 2023.

Annex B	BMO 2023-C7

No. 11 – Utica Park Place

The following table presents certain information relating to the largest tenants based on net rentable area of the Utica Park Place Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P /Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Sales PSF/Year	UW Occ. Costs	Lease Exp. Date
Sam’s Club	Aa2/AA/AA	164,016	33.1%	$7.70	$1,262,720	32.6%	NAV	NAV	10/31/2028
At Home Stores	NR/NR/NR	107,400	21.7	$8.25	886,050	22.9	NAV	NAV	1/31/2029
Gabe’s	NR/NR/NR	61,094	12.3	$6.00	366,564	9.5	NAV	NAV	4/30/2033
Value City Furniture	NR/NR/NR	56,027	11.3	$9.00	504,243	13.0	NAV	NAV	1/31/2030
Best Buy	A3/BBB+/NR	45,426	9.2	$8.50	386,121	10.0	NAV	NAV	3/31/2029
Harbor Freight Tools	NR/NR/NR	18,050	3.6	$12.36	223,098	5.8	NAV	NAV	7/31/2029
McLaughlin’s Furniture	NR/NR/NR	15,456	3.1	$7.25	112,056	2.9	NAV	NAV	4/30/2025
Elevate Salon	NR/NR/NR	11,619	2.3	$9.00	104,571	2.7	NAV	NAV	3/31/2032
Lifestyles Hotsprings Spas	NR/NR/NR	2,958	0.6	$10.00	29,580	0.8	NAV	NAV	10/31/2024
Occupied Collateral Total / Wtd. Avg.		482,046	97.4%	$8.04	$3,875,003	100.0%

Vacant Space		12,809	2.6%

Collateral Total		494,855	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent PSF include contractual rent steps through August 2024 for four tenants totaling $189,224.

The following table presents certain information relating to the tenant lease expirations at the Utica Park Place Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	12,809	2.6%	NAP	NAP	12,809	2.6%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	12,809	2.6%	$0	0.0%
2024	1	2,958	0.6	29,580	0.8	15,767	3.2%	$29,580	0.8%
2025	1	15,456	3.1	112,056	2.9	31,223	6.3%	$141,636	3.7%
2026	0	0	0.0	0	0.0	31,223	6.3%	$141,636	3.7%
2027	0	0	0.0	0	0.0	31,223	6.3%	$141,636	3.7%
2028	1	164,016	33.1	1,262,720	32.6	195,239	39.5%	$1,404,356	36.2%
2029	3	170,876	34.5	1,495,269	38.6	366,115	74.0%	$2,899,625	74.8%
2030	1	56,027	11.3	504,243	13.0	422,142	85.3%	$3,403,868	87.8%
2031	0	0	0.0	0	0.0	422,142	85.3%	$3,403,868	87.8%
2032	1	11,619	2.3	104,571	2.7	433,761	87.7%	$3,508,439	90.5%
2033	1	61,094	12.3	366,564	9.5	494,855	100.0%	$3,875,003	100.0%
2034 & Beyond	0	0	0.0	0	0.0	494,855	100.0%	$3,875,003	100.0%
Total	9	494,855	100.0%	$3,875,003	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2023.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps through August 2024 for four tenants totaling $189,224.

Annex B	BMO 2023-C7

No. 11 – Utica Park Place

The following table presents certain information relating to the operating history and underwritten cash flows of the Utica Park Place Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM(1)	Underwritten(2)	Per Square Foot	%(3)
Base Rent	$3,138,820	$3,105,730	$3,105,730	$3,268,599	$3,875,003	$7.83	74.7%
Grossed Up Vacant Space	0	0	0	0	140,899	0.28	2.7
Gross Potential Rent	$3,138,820	$3,105,730	$3,105,730	$3,268,599	$4,015,902	$8.12	77.4%
Other Income	0	0	0	0	0	0.00	0.0
Total Reimbursements	1,068,958	1,132,380	1,161,612	1,244,889	1,172,692	2.37	22.6
Net Rental Income	$4,207,778	$4,238,109	$4,267,341	$4,513,488	$5,188,594	$10.49	100.0%
(Vacancy & Credit Loss)(4)	0	0	0	0	(259,430)	(0.52)	(5.0)
Effective Gross Income	$4,207,778	$4,238,109	$4,267,341	$4,513,488	$4,929,165	$9.96	95.0%
Total Expenses	1,627,685	1,612,533	1,774,953	1,779,539	1,749,184	3.53	35.5
Net Operating Income	$2,580,093	$2,625,577	$2,492,389	$2,733,949	$3,179,980	$6.43	64.5%
Capital Expenditures	0	0	0	0	59,383	0.12	1.2
TI / LC	0	0	0	0	225,000	0.45	4.6
Net Cash Flow	$2,580,093	$2,625,577	$2,492,389	$2,733,949	$2,895,598	$5.85	58.7%
(1)	TTM reflects the trailing 12-month period ending August 31, 2023.
(2)	Underwritten Base Rent includes rent steps underwritten per the tenants’ contractual lease terms through August 2024 for four tenants totaling $189,224.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	The underwritten economic occupancy is 95.0%. The Utica Park Place Property was 97.4% physically occupied based on the November 1, 2023 underwritten rent roll.

The Market. The Utica Park Place Property is located at the intersection of State Routes 53 and 59, approximately 20 miles northeast of Detroit. Primary access to the area is provided by State Route 53, which runs north-south and connects to Detroit, and State Route 59, which runs east-west.

According to the appraisal, within a three- and five-mile radius of the Utica Park Place Property, the 2022 average household income was approximately $91,157 and $102,482, respectively; and within the same radii, the 2022 estimated population was 96,963 and 247,426, respectively.

According to the appraisal, the Utica Park Place Property is situated within the Macomb West retail submarket of the Detroit retail market. As of the second quarter of 2023, the submarket reported total inventory of approximately 27.3 million square feet with a 6.0% vacancy rate and average asking rents of $16.36 per square foot.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Utica Park Place Property:

Market Rent Summary(1)
	Super Big Box Space	Anchor Space	Jr. Anchor Space	Standard Space
Market Rent (PSF)	$6.80	$9.00	$11.00	$14.00
Lease Term (Years)	10	10	7	5
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN
Contractual Rent Increases	2.0%	2.0%	2.0%	2.0%
(1)	Source: Appraisal.

Annex B	BMO 2023-C7

No. 11 – Utica Park Place

The table below presents certain information relating to comparable sales pertaining to the Utica Park Place Property identified by the appraiser:

Comparable Sales(1)
Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price (PSF)
Maple Hill Pavilion	Kalamazoo, MI	276,396	May-2023	$121
Springfield Commons	Holland, OH	271,690	Mar-2023	$83
Grandville Marketplace	Grandville, MI	209,000	Jan-2022	$100
Premier Canton	Canton, MI	164,781	Dec-2021	$127
Shops at Centerpointe	Grand Rapids, MI	420,332	Aug-2022	$118
Felch Street Shopping Center	Holland, MI	166,137	Feb-2022	$126
(1)	Source: Appraisal.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$26,333,333	Title:	Fee
Cut-off Date Principal Balance(1):	$26,333,333	Property Type – Subtype:	Office - CBD
% of IPB:	3.6%	Net Rentable Area (SF):	960,568
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	11 West 42 Realty Investors, L.L.C.	Year Built / Renovated:	1927 / 2018
Borrower Sponsors(2):	Tishman Speyer Properties, L.P. and Silverstein Properties, LLC	Occupancy:	98.6%
Interest Rate:	7.44000%	Occupancy Date:	5/1/2023
Note Date:	6/30/2023	4th Most Recent NOI (As of):	$27,010,956 (12/31/2020)
Maturity Date:	7/6/2028	3rd Most Recent NOI (As of):	$26,436,280 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$26,673,211 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of)(5):	$26,697,022 (TTM 3/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$70,904,067
Call Protection(3):	L(23),YM1(6),DorYM1(24),O(7)	UW Expenses:	$39,203,449
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$31,700,618
Additional Debt(1)(4):	Yes	UW NCF:	$28,626,800
Additional Debt Balance(1):	$247,666,667 / $56,000,000	Appraised Value / Per SF:	$555,000,000 / $578
Additional Debt Type(1):	Pari Passu / Mezzanine	Appraisal Date:	4/19/2023

Escrows and Reserves				Financial Information(6)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$285	$344
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$285	$344
Replacement Reserves:	$0	Springing	$288,170	Cut-off Date LTV:	49.4%	59.5%
TI/LC Reserve:	$10,000,000	$240,142	N/A	Maturity Date LTV:	49.4%	59.5%
Free Rent Reserve:	$5,685,544	$0	N/A	UW NCF DSCR:	1.39x	1.00x
Outstanding TI / LC Reserve:	$13,479,707	$0	N/A	UW NOI Debt Yield:	11.6%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$274,000,000	79.7%	Loan Payoff	$301,013,950	87.5%
Mezzanine Loan	56,000,000	16.3	Reserves	29,165,251	8.5
Borrower Sponsor Equity	13,988,916	4.1	Closing Costs	13,809,715	4.0
Total Sources	$343,988,916	100.0%	Total Uses	$343,988,916	100.0%
(1)	The 11 West 42nd Street Mortgage Loan (as defined below) is part of a whole loan evidenced by 24 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $274.0 million (the “11 West 42nd Street Whole Loan”). Concurrently with the funding of the 11 West 42nd Street Whole Loan, BANA (as defined below) originated a mezzanine loan in the amount of $56.0 million (the “11 West 42nd Street Mezzanine Loan”). The 11 West 42nd Street Mezzanine Loan is secured by the direct equity interests in the borrower and is coterminous with the 11 West 42nd Street Whole Loan. The 11 West 42nd Street Mezzanine Loan accrues interest at a rate of 14.00000% per annum. A mezzanine intercreditor agreement was executed at loan origination. Subsequent to loan origination, the 11 West 42nd Street Mezzanine Loan was sold by BANA to an affiliate of Taconic Capital.
(2)	There is no non-recourse carveout guarantor or environmental indemnitor for the 11 West 42nd Street Whole Loan separate from the borrower.
(3)	The borrower has the option to prepay the 11 West 42nd Street Whole Loan in whole but not in part (i) on or after the payment date occurring in January 2028 without the payment of any prepayment premium or (ii) beginning on the payment date in July 2025 with the payment of a yield maintenance premium. Defeasance of the 11 West 42nd Street Whole Loan in whole but not in part is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note of the 11 West 42nd Street Whole Loan to be securitized and (ii) August 6, 2026. The assumed defeasance lockout period of 29 payments is based on the anticipated closing date of the BMO 2023-C7 securitization trust in December 2023. The actual lockout period may be longer.
(4)	There is no subordinate debt; however, the borrower will be permitted to enter into (x) a single “property-assessed clean energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the 11 West 42nd Street Property (as defined below) for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the 11 West 42nd Street Property in an amount not to exceed $10,000,000, subject to the lender’s prior written approval of the terms and structure (which approval may be conditioned upon receipt of a rating agency confirmation). See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus.
(5)	The increased UW NOI compared to the Most Recent NOI is mainly due to recent leasing activities.
(6)	The information presented under the Financial Information chart above reflects for the Whole Loan column, the Cut-off Date balance of the 11 West 42nd Street Whole Loan and for the Total Debt column, the aggregate of the Cut-off Date balances of the 11 West 42nd Street Whole Loan and the 11 West 42nd Street Mezzanine Loan.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The Loan. The twelfth largest mortgage loan (the “11 West 42nd Street Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee interest in a 960,568 square foot office property located in New York, New York (the “11 West 42nd Street Property”). The 11 West 42nd Street Whole Loan consists of 24 pari passu notes and accrues interest at a rate of 7.44000% per annum. The 11 West 42nd Street Whole Loan has a five-year term and is interest-only for the term of the loan. The 11 West 42nd Street Whole Loan was co-originated on June 30, 2023 by Bank of America, N.A. (“BANA”), UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”) and LMF Commercial, LLC (“LMF”). On July 7, 2023, LMF transferred Notes A-3-2, A-3-4, A-3-6 and A-3-8, in the aggregate original principal amount of $45,666,666, to Bank of Montreal. The non-controlling Notes A-2-1, A-2-6, A-2-10 and A-2-11 will be included in the BMO 2023-C7 securitization trust. The remaining notes that have not been deposited into a securitization trust are currently held by BANA and UBS AG or their respective affiliates and are expected to be contributed to one or more securitization trust(s). The 11 West 42nd Street Whole Loan is serviced pursuant to the pooling and servicing agreement for the BANK5 2023-5YR3 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The table below summarizes the promissory notes that comprise the 11 West 42nd Street Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$30,000,000	$30,000,000	BANK5 2023-5YR3	Yes
A-1-2	$25,000,000	$25,000,000	BANK5 2023-5YR3	No
A-1-3	$20,000,000	$20,000,000	BANK5 2023-5YR3	No
A-1-4(1)	$11,333,334	$11,333,334	BANA	No
A-1-5(1)	$5,000,000	$5,000,000	BANA	No
A-2-1	$6,333,333	$6,333,333	BMO 2023-C7	No
A-2-2	$20,000,000	$20,000,000	BMO 2023-C6	No
A-2-3	$10,000,000	$10,000,000	BBCMS 2023-C21	No
A-2-4(1)	$10,000,000	$10,000,000	UBS AG	No
A-2-5	$10,000,000	$10,000,000	BBCMS 2023-5C23	No
A-2-6	$10,000,000	$10,000,000	BMO 2023-C7	No
A-2-7	$5,000,000	$5,000,000	BBCMS 2023-C21	No
A-2-8	$5,000,000	$5,000,000	BBCMS 2023-5C23	No
A-2-9(1)	$5,000,000	$5,000,000	UBS AG	No
A-2-10	$5,000,000	$5,000,000	BMO 2023-C7	No
A-2-11	$5,000,000	$5,000,000	BMO 2023-C7	No
A-3-1	$25,000,000	$25,000,000	BMO 2023-5C1	No
A-3-2	$27,500,000	$27,500,000	BMO 2023-5C1	No
A-3-3	$10,000,000	$10,000,000	BMO 2023-5C1	No
A-3-4	$7,500,000	$7,500,000	BMO 2023-5C2	No
A-3-5	$5,000,000	$5,000,000	BMO 2023-C6	No
A-3-6	$5,000,000	$5,000,000	BBCMS 2023-5C23	No
A-3-7	$5,666,667	$5,666,667	BMO 2023-5C2	No
A-3-8	$5,666,666	$5,666,666	BMO 2023-5C2	No
Whole Loan	$274,000,000	$274,000,000
(1)	Expected to be contributed to one or more securitization trust(s).

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

11 West 42nd Street Mezzanine Loan Summary
	Original Principal Balance	Interest Rate	Original Term (mos)	Original Amortization Term (mos)	Original IO Term (mos)	Total Debt UW NCF DSCR(1)	Total Debt UW NOI Debt Yield(1)	Total Debt Cut-off Date LTV(1)
11 West 42nd Street Mezzanine Loan	$56,000,000	14.00000%	60	0	60	1.00x	9.6%	59.5%
(1)	Total Debt UW NCF DSCR, Total Debt UW NOI Debt Yield and Total Debt Cut-off Date LTV reflect the aggregate of the Cut-off Date balance of the 11 West 42nd Street Whole Loan and the 11 West 42nd Street Mezzanine Loan.

The Property. The 11 West 42nd Street Property is a 32-story, LEED Gold certified, Class A- office tower located in New York, New York totaling 960,568 square feet. Originally constructed in 1927, the 11 West 42nd Street Property is located two blocks west of Grand Central Terminal and overlooks the New York Public Library and Bryant Park. The 11 West 42nd Street Property features a unique H-shaped layout, which allows for eight corner offices per floor and an abundance of natural light. Since 2018, the borrower sponsors have spent approximately $38.2 million in renovations, which include improvements to the lobby, elevators, entrances and windows. Since 2021, the borrower sponsors have executed a total of 325,590 square feet in lease renewals, extensions and new leases. The 11 West 42nd Street Property is 98.6% leased as of May 1, 2023 to a diverse roster of tenants and has a weighted average remaining lease term of over six years.

The 11 West 42nd Street Property consists of 891,270 square feet of office space, 20,866 square feet of retail space, 39,498 square feet of co-working space, and 8,934 square feet of storage space. Most of the retail tenants at the 11 West 42nd Street Property are fast casual food chains. In May 2021, the borrower sponsors began their offering of the Studio by Tishman co-working space (the “Studio”) at the 11 West 42nd Street Property (4.1% of NRA). The Studio is a flexible and modern co-working space that caters to both individual professionals and corporate clients. Owned and operated by Tishman, the Studio offers a wide range of options for its members, including private offices, customized suites and hot desks. The Studio has 14 different locations with approximately 400 desks, which were 87.7% occupied as of April 2023, with 98% of occupied desks belonging to corporate clients, according to the borrower sponsor.

The 11 West 42nd Street Property has maintained strong occupancy levels over the past five years, averaging 92.9% occupancy. Investment-grade rated tenants or their affiliates occupy 64.3% of NRA at the 11 West 42nd Street Property and contribute 66.5% of underwritten base rent. Major tenants at the 11 West 42nd Street Property include Michael Kors (USA), Inc. (“Michael Kors”), First-Citizens Bank & Trust Company (“First-Citizens Bank”) and New York University (“NYU”). In addition, several tenants use the 11 West 42nd Street Property as headquarters space and have made significant investments in their spaces. The 11 West 42nd Street Property is the corporate headquarters for Michael Kors, Kohn Pedersen Fox Associates, P.C. (“KPF”), Avenue Capital Management II, LP (“Avenue Capital”), Oscar De La Renta LLC and Capitolis, Inc. (“Capitolis”).

Major Tenants.

Michael Kors (USA), Inc (254,485 square feet; 26.5% of NRA; 27.4% of underwritten base rent). Michael Kors (Moody’s/S&P/Fitch: Ba1/BBB-/BBB-) is a luxury fashion brand founded by designer Michael Kors in 1981. The Michael Kors brand has a global reach, with a strong presence in major fashion markets around the world and is popular among celebrities and fashion-conscious consumers. The 11 West 42nd Street Property serves as the worldwide headquarters for Michael Kors. The Michael Kors lease is guaranteed by the publicly traded parent company, Capri Holdings Limited, which also manages other brands such as Versace and Jimmy Choo. As of November 2023, Capri Holdings Limited had an equity market capitalization of approximately $5.6 billion.

Michael Kors currently occupies 252,072 square feet of office and 2,413 square feet of storage space. Michael Kors first leased space at the 11 West 42nd Street Property in 2003 and since has expanded into 16 suites. The tenant has no non-standard termination options, outstanding allowances or free rent. Michael Kors has 236,974 square feet expiring on March 31, 2026, 10,745 square feet expiring on September 30, 2029, 6,436 square feet expiring on March 31, 2025 and 330 square feet expiring on November 30, 2023. The tenant has two, five-year options or one, 10-year renewal option on all non-basement suites, with a notice of renewal required no later than 20 months prior to March 31, 2037. Michael Kors currently subleases three spaces (totaling 28,107 square feet, 11.0% of Michael Kors’ NRA) to Aston Martin Lagonda of North America, Inc., ExpandEd Schools, Inc. and National Public Radio, Inc. (“NPR”). According to the borrower sponsors, if a proposed lease amendment between the borrower and NPR is executed, NPR will directly lease at least an additional 4,888 square feet of the Michael Kors subleased space and add it to their existing leased premises (13,580 square feet),

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

all with a lease expiration of December 2031. We cannot assure you that this amendment will be signed as expected or at all.

According to the borrower sponsors, Michael Kors is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsors for an early renewal of a portion of its leased premises and the modification of certain terms of its lease. If this proposed lease amendment (the “Pre-Approved Lease Amendment”) is executed, Michael Kors would renew 204,481 square feet of its expiring space (202,068 square feet of office and 2,413 square feet of storage set to expire March 31, 2026), terminate the non-subleased portion of its lease on the 22nd floor (19,238 square feet), vacate 14,924 square feet on the third floor in March 2026, vacate 6,436 square feet on the 19th floor in March 2025 (at least 4,888 square feet of the 6,436 square feet will switch to a direct lease to NPR), and vacate 9,406 square feet of subleased space on the 22nd floor, effective in March 2026. If the Pre-Approved Lease Amendment is executed, the tenant will have 12 months of free rent commencing April 1, 2026 and will receive a $5 per square foot annual rent reduction on 202,649 square feet until the Pre-Approved Lease Amendment takes effect on April 1, 2026. We cannot assure you that this amendment will be signed as expected or at all.

First-Citizens Bank & Trust Company (153,680 square feet; 16.0% of NRA; 16.0% of underwritten base rent). First-Citizens Bank & Trust Company (Moody’s/S&P: Baa2/BBB) is a financial institution that provides a wide range of banking and financial services to individuals, businesses and organizations. Founded in 1898, First-Citizens Bank is a full-service bank that offers a variety of products and services. First-Citizens Bank has a strong presence in the southeastern United States, with branches located in North Carolina, South Carolina, Virginia, Tennessee and Georgia, as well as 18 other states. As of November 2023, First-Citizens Bank had an equity market capitalization of approximately $20.2 billion.

First-Citizens Bank currently occupies 151,537 square feet of office and 2,143 square feet of storage space, with a lease expiration date of May 31, 2034 and two, five-year renewal options (or one, 10-year renewal option) on all of its suites with a 16-month notice period. First-Citizens Bank first leased space at the 11 West 42nd Street Property in 2006 and since has expanded into five suites. The tenant has no non-standard termination options, outstanding allowances or free rent.

New York University (117,382 square feet; 12.2% of NRA; 11.4% of underwritten base rent). New York University (Moody’s/S&P: Aa2/AA-) was established in 1831 and is one of the largest and most prestigious universities in the United States, with a student body of over 65,000 students and an endowment of over $5.3 billion as of August 2022. The NYU Midtown Center, located at the 11 West 42nd Street Property, is home to many graduate programs within the School of Professional Studies. The 11 West 42nd Street Property provides access for NYU students, faculty and staff to the Jack Brause Library, one of NYU’s most coveted libraries, a computer science lab, design labs and classrooms for its students. Additionally, NYU added its own entrance on the 43rd Street side of the 11 West 42nd Street Property to help regulate ingress and egress of the student base.

NYU currently occupies 115,785 square feet of office and 1,597 square feet of retail space, with a lease expiration of June 30, 2027 and one, five-year renewal option on all of its suites with a 22-month notice period at 2% rent increases per annum. NYU has leased space at the 11 West 42nd Street Property since the 1970s and has renewed multiple times. NYU is currently occupying four suites, and most recently renewed its lease in October 2021. The tenant has no non-standard termination options. NYU has approximately $1.65 million in outstanding landlord obligations and two months of free rent totaling approximately $1,125,423 ($557,140 in December 2023 and $568,283 in December 2024). All outstanding landlord obligations and free rent were reserved at origination.

See “Description of the Mortgage Pool—Tenant Issues” in the Prospectus.

Environmental. According to the Phase I environmental assessment dated April 24, 2023, there was no evidence of any recognized environmental conditions at the 11 West 42nd Street Property.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The following table presents certain information relating to the historical and current occupancy of the 11 West 42nd Street Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
88.0%	89.6%	98.9%	98.6%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of May 1, 2023.

The following table presents certain information relating to the largest tenants at the 11 West 42nd Street Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Michael Kors (USA), Inc(3)	Ba1/BBB-/BBB-	254,485	26.5%	$62.89	$16,003,389	27.4%	Various(3)
First-Citizens Bank & Trust Company	Baa2/BBB/NR	153,680	16.0	$60.80	9,343,789	16.0	5/31/2034
New York University	Aa2/AA-/NR	117,382	12.2	$56.95	6,685,426	11.4	6/30/2027
Kohn Pedersen Fox Associates, P.C.(4)	NR/NR/NR	92,788	9.7	$61.13	5,672,095	9.7	Various(4)
Burberry (Wholesale) Limited(5)	Baa2/NR/NR	45,509	4.7	$62.78	2,857,280	4.9	8/31/2037
Major Tenants		663,844	69.1%	$61.10	$40,561,979	69.3%

Other Tenants(6)		283,752	29.5%	$63.20	$17,932,301	30.7%
Occupied Collateral Total / Wtd. Avg.		947,596	98.6%	$61.73	$58,494,280	100.0%
Vacant Space		12,972	1.4%

Collateral Total		960,568	100.0%

(1)	Information is based on the underwritten rent roll dated May 1, 2023 and is inclusive of rent steps through August 2024.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Michael Kors leases 236,974 square feet expiring on March 31, 2026, 10,745 square feet expiring on September 30, 2029, 6,436 square feet expiring on March 31, 2025 and 330 square feet expiring on November 30, 2023. Michael Kors currently subleases three spaces (totaling 28,107 square feet) to Aston Martin Lagonda of North America, Inc., ExpandEd Schools, Inc. and NPR. According to the borrower sponsors, Michael Kors is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsors for an early renewal of a portion of its lease. See “Major Tenants” above.

(4)	KPF leases 77,388 square feet expiring on May 31, 2038 and 15,400 square feet expiring on April 30, 2027.

(5)	Burberry (Wholesale) Limited has the option to terminate its lease on December 31, 2033, upon 20 months’ notice and payment of a termination fee.

(6)	Other Tenants is inclusive of 39,498 square feet of space operated by Tishman as the Studio and 297 square feet of office space (IT room and bike room) for which no rent is associated or underwritten.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The following table presents certain information relating to the tenant lease expirations of the 11 West 42nd Street Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring(3)	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	12,972	1.4%	NAP	NAP	12,972	1.4%	NAP	NAP
2023 & MTM	3	11,508	1.2	$980,400	1.7%	24,480	2.5%	$980,400	1.7%
2024	0	0	0.0	0	0.0	24,480	2.5%	$980,400	1.7%
2025	2	6,696	0.7	434,430	0.7	31,176	3.2%	$1,414,830	2.4%
2026	18	290,728	30.3	19,008,777	32.5	321,904	33.5%	$20,423,607	34.9%
2027	9	169,812	17.7	9,621,168	16.4	491,716	51.2%	$30,044,775	51.4%
2028	1	5,389	0.6	1,141,927	2.0	497,105	51.8%	$31,186,702	53.3%
2029	2	37,334	3.9	2,268,817	3.9	534,439	55.6%	$33,455,519	57.2%
2030	3	43,621	4.5	4,016,068	6.9	578,060	60.2%	$37,471,587	64.1%
2031	1	13,580	1.4	570,360	1.0	591,640	61.6%	$38,041,947	65.0%
2032	4	43,771	4.6	2,556,130	4.4	635,411	66.1%	$40,598,077	69.4%
2033	1	2,279	0.2	414,299	0.7	637,690	66.4%	$41,012,376	70.1%
2034 & Beyond	18	322,878	33.6	17,481,904	29.9	960,568	100.0%	$58,494,280	100.0%
Total	62	960,568	100.0%	$58,494,280	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2023 and is inclusive of rent steps through August 2024.

(2)	The 11 West 42nd Property has 24 tenants in total, and certain tenants are subject to more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Number of Leases Expiring and Net Rentable Area Expiring include 39,498 square feet of space operated by Tishman as the Studio, 4,636 square feet of storage space and 2,034 square feet of retail (NYU entrance and Small and Mighty Krupa, Inc.) and office space (IT room), all for which no rent is associated or underwritten.

The following table presents certain information relating to the operating history and underwritten cash flows of the 11 West 42nd Street Property:

Operating History and Underwriting Net Cash Flow
	2019	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
In Place Rent(3)	$45,151,694	$51,735,865	$49,799,980	$50,036,067	$50,307,751	$58,494,280	$60.90	86.3%
Vacancy Gross Up	0	0	0	0	0	928,565	0.97	1.4
Straight Line Rent(4)	0	0	0	0	0	291,133	0.30	0.4
Percentage Rent	0	0	0	0	0	12,675	0.01	0.0
Gross Potential Rent	$45,151,694	$51,735,865	$49,799,980	$50,036,067	$50,307,751	$59,726,653	$62.18	88.1%
Total Reimbursements	6,811,606	9,169,515	7,612,544	5,612,853	6,247,574	8,092,259	8.42	11.9
Total Gross Income	$51,963,300	$60,905,380	$57,412,524	$55,648,921	$56,555,325	$67,818,913	$70.60	100.0%
Other Income(5)	4,035,185	2,906,507	3,547,401	5,519,818	6,127,949	6,476,088(6)	6.74	9.5
(Vacancy/Credit Loss)	0	0	0	0	0	(3,390,934)	(3.53)	(5.0)
Effective Gross Income	$55,998,485	$63,811,888	$60,959,925	$61,168,739	$62,683,274	$70,904,067	$73.81	104.5%
Total Expenses	$32,041,491	$36,800,932	$34,523,645	$34,495,528	$35,986,252	$39,203,449	$40.81	55.3%
Net Operating Income	$23,956,994	$27,010,956	$26,436,280	$26,673,211	$26,697,022	$31,700,618	$33.00	44.7%
Capital Expenditures	0	0	0	0	0	192,114	0.20	0.3
TI/LC	0	0	0	0	0	2,881,704	3.00	4.1
Net Cash Flow	$23,956,994	$27,010,956	$26,436,280	$26,673,211	$26,697,022	$28,626,800	$29.80	40.4%
(1)	TTM reflects the trailing 12 months ending March 31, 2023.

(2)	% column represents percent of Total Gross Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten In Place Rent includes rent steps through August 1, 2024.

(4)	Includes straight-lined rent for investment-grade tenants or their affiliates averaged to earlier of lease expiration or loan maturity.

(5)	Other Income includes income and fees from various sources such as concierge, licensing, HVAC, amenity space, cleaning, special events, tenant water and condenser, etc.

(6)	Underwritten Other Income includes $3,424,954 of income from the Studio that is based on the borrower sponsors’ budget. The Studio is a Tishman owned co-working space that was incorporated in 2021. The Studio has approximately 400 desks, which were 87.7% occupied as of April 2023, with 98.0% of occupied desks belonging to

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

corporate tenants, according to the borrower sponsor. The remainder of the Underwritten Other Income includes income and fees from various sources such as concierge, licensing, HVAC, amenity space, cleaning, special events, tenant water and condenser, etc.

The Market. The 11 West 42nd Street Property is situated on the north side of West 42nd Street between Fifth Avenue and Avenue of the Americas, in the Grand Central office submarket of Midtown Manhattan. The 11 West 42nd Street Property is located across from the New York Public Library and Bryant Park and has accessibility to a large transportation network comprised of subways, railroads and buses. Bryant Park is accessible from several major Manhattan commuter transportation hubs. Nearby subway stations include the Bryant Park station that provides access to five different subway lines (7, B, D, F, and M trains), the Times Square/42nd Street/Eighth Avenue station that provides access to 12 different subway lines (1, 2, 3, 7, A, C, E, N, Q, R, S and W trains) and Grand Central Terminal that provides access to five different subway lines (4, 5, 6, 7 and S trains), providing for accessible commutes from all five boroughs. Metro North railroad at Grand Central Terminal also provides access to New York suburbs and Connecticut.

According to the appraisal, leasing activity has been strong in the Grand Central office submarket and properties near regional transportation nodes have experienced an increase in demand and positive leasing. The 11 West 42nd Street Property presents a lower-cost alternative to other Class A space in the Grand Central office submarket. As of the first quarter of 2023, the Grand Central office submarket had 81.7% of Class A space, with an inventory of 37,423,446 square feet, a vacancy rate of 17.6% and weighted average rental rate of $75.87 per square foot.

The 11 West 42nd Street Property benefits from the area’s population density. According to the appraisal, the estimated 2022 population in New York City was approximately 8,130,800. The estimated 2022 average household income in New York City was $110,634.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The following table presents certain information relating to comparable office properties to the 11 West 42nd Street Property:

Competitive Building Summary(1)
Property Name	Year Built / Renovated	Rentable Area (SF)	Stories	Occupancy	Asking Rent Low PSF	Asking Rent High PSF
11 West 42nd Street	1927 / 2018	960,568(2)	32	98.6%(2)	$42.00(2)(3)	$90.00(2)(3)
4 Bryant Park	1920 / NAP	150,000	12	100.0%	NAV	NAV
1065 Avenue of the Americas	1958 / NAP	536,524	34	75.2%	$72.00	$105.00
1120 Avenue of the Americas	1951 / 2005	400,000	21	98.1%	NAV	NAV
500 Fifth Avenue	1938 / NAP	721,702	59	85.8%	$79.00	$92.00
125 Park Avenue	1923 / 2004	445,437	26	99.2%	NAV	NAV
420 Lexington Avenue	1927 / 1999	1,112,424	31	78.5%	$62.00	$65.00
(1)	Source: Appraisal.

(2)	Information is based on the underwritten rent roll dated May 1, 2023.

(3)	Asking Rent Low PSF and Asking Rent High PSF are based on the underwritten rent per square foot range for office tenants at the 11 West 42nd Street Property.

The following table presents certain information relating to comparable office rental properties for the 11 West 42nd Street Property:

Comparable Office Rental Summary(1)
Property Name/Location	Year Built / Renovated	Rentable Area (SF)	Tenant	Lease Type	Suite Size (SF)	Commencement	Rent (PSF)	TIs (PSF) / Free Rent (Months)	Escalations
11 West 42nd Street New York, NY	1927/2018	960,568(2)	Burberry (Wholesale) Limited(2)	Modified Gross	45,509(2)	Sep-22(2)	$62.78(2)	$140 / 15(3)	$5 Every 5 Years(3)
10 East 40th Street New York, NY	1929/2008	347,000	Alpha Square Group	Modified Gross	8,770	Apr-23	$71.00	$0 / 8.5	Flat
10 East 40th Street New York, NY	1929/2008	347,000	Hart Howerton	Modified Gross	27,211	Feb-23	$70.00	$120 / 18	$75 PSF in year 7
60 East 42nd Street New York, NY	1929/NAP	1,110,005	Morici & Morici LLP	Modified Gross	5,717	Jul-22	$71.00	$135 / 5	Flat
530 Fifth Avenue New York, NY	1957/NAP	484,152	APFM, Inc.	Modified Gross	7,803	Jan-23	$79.00	$150 / 6	N/A
535 Fifth Avenue New York, NY	1926/2014	255,455	Prima Gems USA	Modified Gross	4,848	Jan-23	$60.00	$40 / 6	$1.50 / year
340 Madison Avenue New York, NY	1920/NAP	714,869	Carlyle Group	Modified Gross	40,542	Sep-22	$66.00	$152 / 9	$71 PSF in year 6
521 Fifth Avenue New York, NY	1929/NAP	339,901	Genpact	Modified Gross	17,796	Sep-22	$74.00	$150 / 8	$79 PSF in year 7
292 Madison Avenue New York, NY	1923/NAP	178,097	Lightbox OOH Video Network	Modified Gross	11,113	Jul-22	$65.00	$110 / 1	$70 PSF in year 5
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 1, 2023.

(3)	Information is provided by the borrower sponsors.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The following table presents certain information relating to comparable retail rental properties for the 11 West 42nd Street Property:

Comparable Retail Rental Summary(1)
Property Name/Location	Year Built / Renovated	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Months)
11 West 42nd Street New York, NY	1927/2018	960,568(2)	M&T Bank(2)	5,389(2)	$211.90(2)	Dec-07(2)	246(2)
445 Fifth Avenue New York, NY	NAV	NAV	Caffe Italia	1,100	$202.00	Feb-23	120
1 Vanderbilt Avenue New York, NY	NAV	NAV	Watches of Switzerland	2,875	$260.00	Feb-23	120
130 West 42nd Street New York, NY	NAV	NAV	NY Gifts	4,180	$159.00	Jan-23	84
1166 Avenue of the Americas New York, NY	NAV	NAV	Citibank	3,637	$375.00	Sep-22	60
475 Fifth Avenue New York, NY	NAV	NAV	Penske Media Corporation	3,375	$296.00	May-22	143
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 1, 2023.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 11 West 42nd Street Property:

Market Rent Summary(1)
Type (Floors)	Market Rent PSF	Lease Term (Years)	Rent Increase Projection	Lease Type
Major Office (2-7):	$59.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (2-7):	$59.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (8-12):	$61.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (8-12):	$61.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (13-19):	$65.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (13-19):	$65.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (20-26):	$69.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (20-26):	$69.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (27-30):	$71.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (27-30):	$71.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (31-32):	$62.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (31-32):	$62.00	10 plus free rent	10.0% every 5 years	Modified Gross
(1)	Source: Appraisal.

Annex B	BMO 2023-C7

No. 12 – 11 West 42nd Street

The following table presents certain information relating to comparable sales for the 11 West 42nd Street Property:

Comparable Sales(1)
Name / Property Location	Sale Date	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF	Adjusted Sales Price PSF
11 West 42nd Street 11 West 42nd Street New York, NY	NAP	960,568(2)	98.6%(2)	NAP	NAP	NAP
Tower 56 126 East 56th Street New York, NY	Apr-2023	186,884	80.0%	$113,000,000	$604.65	$634.89
1330 Sixth Avenue 1330 Avenue of the Americas New York, NY	Nov-2022	534,203	81.0%	$310,278,784	$580.83	$667.95
830 3rd Avenue 830 3rd Avenue New York, NY	Sep-2022	147,068	33.0%	$72,000,000	$489.57	$550.77
Farmers Loan & Trust Co. Building 475 Fifth Avenue New York, NY	May-2022	276,078	94.0%	$291,000,000	$1,054.05	$592.90
110 East 42nd Street 110 East 42nd Street New York, NY	Dec-2021	222,935	89.0%	$117,075,000	$525.15	$578.98
Springs Building 104 West 40th Street New York, NY	Aug-2021	210,428	72.0%	$127,500,000	$605.91	$640.75
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 1, 2023.

Annex B	BMO 2023-C7

No. 13 – OPI Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type – Subtype:	Office - Various
% of IPB:	3.4%	Net Rentable Area (SF):	483,084
Loan Purpose:	Recapitalization	Location:	Various
Borrowers:	Clay Ave Waco LLC and Primerica Pkwy GA LLC	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Office Properties Income Trust	Occupancy:	100.0%
Interest Rate:	7.67100%	Occupancy Date:	9/13/2023
Note Date:	9/13/2023	4th Most Recent NOI (As of):	$7,125,930 (12/31/2020)
Maturity Date:	10/6/2028	3rd Most Recent NOI (As of):	$6,676,951 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$7,248,011 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$7,261,249 (TTM 7/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	99.0%
Amortization Type:	Interest Only	UW Revenues:	$8,946,010
Call Protection(2):	L(12),YM1(41),O(7)	UW Expenses:	$1,449,578
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$7,496,432
Additional Debt(1):	Yes	UW NCF:	$7,375,661
Additional Debt Balance(1):	$29,300,000	Appraised Value / Per SF:	$112,100,000 / $232
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$112
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$112
Insurance:	$791	Springing	N/A	Cut-off Date LTV:	48.4%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	48.4%
TA TI/LC Reserve:	$0	Springing	$2,173,883	UW NCF DSCR:	1.75x
Other Reserves(3):	$11,685,806	Springing	N/A	UW NOI Debt Yield:	13.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$54,300,000		100.0%	Return of Equity	$40,325,770	74.3%
				Reserves	11,686,597	21.5
				Closing Costs	2,287,633	4.2
Total Sources	$54,300,000		100.0%	Total Uses	$54,300,000	100.0%

(1)	The OPI Office Portfolio Mortgage Loan (as defined below) is part of a whole loan that is evidenced by five pari passu promissory notes with an aggregate original principal balance of $54,300,000 (the “OPI Office Portfolio Whole Loan”). The Financial Information in the chart above is based on the aggregate outstanding principal balance of the promissory notes comprising the OPI Office Portfolio Whole Loan.

(2)	The borrowers have the option to prepay the OPI Office Portfolio Whole Loan in whole but not in part (i) on or after the payment date occurring in April 2028 without the payment of any prepayment premium or (ii) beginning on the payment date in November 2024 with the payment of a yield maintenance premium.

(3)	Other Reserves include (i) $11,550 for immediate repairs, (ii) approximately $872,850 for rent concessions under the Primerica Life Insurance Company (“Primerica Life”) lease, (iii) $122,650 for work required to be completed (the “Primerica Work Funds”) by the Primerica Pkwy GA LLC borrower at the 1 Primerica Parkway Property (as defined below) and (iv) approximately $10,678,756 for outstanding tenant allowances, tenant improvements and leasing commissions (“TA TI/LC”) under the Primerica Life lease.

The Loan. The thirteenth largest mortgage loan (the “OPI Office Portfolio Mortgage Loan”) is part of a whole loan secured by the borrowers’ fee interest in two single-tenant office properties totaling 483,084 square feet located in Duluth, Georgia and Waco, Texas (collectively, the “OPI Office Portfolio Properties” or the “OPI Office Portfolio”). The OPI Office Portfolio Mortgage Loan is evidenced by the non-controlling Note A-1-2, Note A-2 and Note A-3, which have an aggregate original and outstanding principal balance as of the Cut-off Date of $25,000,000. The OPI Office Portfolio Whole Loan accrues interest at a rate of 7.67100% per annum. The OPI Office Portfolio Whole Loan has a five-year term and is interest only for the entire term of the loan. The scheduled maturity date of the OPI Office Portfolio Whole Loan is October 6, 2028. The OPI Office Portfolio Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C7 securitization trust, until the controlling Note A-1 is securitized, whereupon the OPI Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of

Annex B	BMO 2023-C7

No. 13 – OPI Portfolio

the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)	$25,000,000	$25,000,000	UBS AG	Yes
A-1-2	$10,000,000	$10,000,000	BMO 2023-C7	No
A-2	$10,000,000	$10,000,000	BMO 2023-C7	No
A-3	$5,000,000	$5,000,000	BMO 2023-C7	No
A-4(1)	$4,300,000	$4,300,000	UBS AG	No
Whole Loan	$54,300,000	$54,300,000
(1)	Expected to be contributed to one or more future securitization trust(s).

The Properties. The OPI Office Portfolio consists of one suburban office property located in Duluth, Georgia, totaling 344,476 square feet (the “1 Primerica Parkway Property”) and one CBD office property located in Waco, Texas, totaling 138,608 square feet (the “701 Clay Avenue Property”) with an aggregate total of 483,084 square feet. As of September 13, 2023, the OPI Office Portfolio was 100.0% occupied by two investment-grade tenants, Primerica Life (Baa1/A-; Moody’s/S&P) and GSA - Veterans Benefits Administration (“GSA - VBA”) (AA+/Aaa/AA+; Fitch/Moody’s/S&P).

The 1 Primerica Parkway Property is a 344,476 square foot, three-story class A suburban office building. The 1 Primerica Parkway Property was built-to-suit for Primerica Life in 2013 and serves as its world headquarters. The 1 Primerica Parkway Property is situated on an approximately 30.78-acre site with 1,621 parking spaces (4.71 spaces per 1,000 square feet). The 1 Primerica Parkway Property was 100.0% leased to Primerica Life (71.3% of portfolio NRA; 68.7% of portfolio underwritten base rent) as of September 13, 2023. The 1 Primerica Parkway Property has a United Parcel Service, Inc. (“UPS”) drop box accounting for $500 per annum in underwritten base rent. The borrower sponsor purchased the 1 Primerica Parkway Property in 2018 for approximately $52.8 million and has since invested approximately $3.3 million in leasing costs for a total cost basis of approximately $56.1 million. The 1 Primerica Parkway Property is subject to a right of first refusal agreement whereby the owner of the adjacent property to the 1 Primerica Parkway Property has a right of first refusal solely in the event the borrower sponsor receives an offer to purchase the 1 Primerica Parkway Property from a purchaser who wishes to convert such property to a multifamily property. The right of first refusal is only valid if the 1 Primerica Parkway Property is rezoned to multifamily prior to the closing of such sale. The related right does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the OPI Office Portfolio Whole Loan documents.

The 701 Clay Avenue Property is a 138,608 square foot, two-story class A office building. The 701 Clay Avenue Property was built in 1997, renovated in 2021 and was built-to-suit for GSA - VBA. The 701 Clay Avenue Property is situated on an approximately 5.57-acre site with 376 parking spaces (2.71 spaces per 1,000 square feet). The 701 Clay Avenue Property was 100.0% leased to GSA - VBA (28.7% of portfolio NRA; 31.3% of portfolio underwritten base rent) as of September 13, 2023. The 701 Clay Avenue Property is located in downtown Waco and is adjacent to Magnolia Market. The borrower sponsor purchased the 701 Clay Avenue Property in 1997 for approximately $8.8 million and has since invested approximately $17.8 million in capital expenditures and leasing costs for a total cost basis of approximately $26.6 million.

The following table presents detailed information with respect to each of the OPI Office Portfolio Properties:

Portfolio Summary(1)
Property Name	City, State	Property Type / Subtype	Year Built / Renovated	Net Rentable Area (SF)(2)	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	UW Base Rent(2)	% of UW NOI(2)
1 Primerica Parkway	Duluth, GA	Office / Suburban	2013 / NAP	344,476	$38,782,000	71.4%	$77,100,000	$5,316,155	71.3%
701 Clay Avenue	Waco, TX	Office / CBD	1997 / 2021	138,608	15,518,000	28.6	35,000,000	2,422,738	28.7
Total				483,084	$54,300,000	100.0%	$112,100,000	$7,738,893	100.0%
(1)	Source: Appraisal.

(2)	Information is based on the underwritten rent roll dated September 13, 2023.

Annex B	BMO 2023-C7

No. 13 – OPI Portfolio

Major Tenants.

Primerica Life Insurance Company (344,476 square feet; 71.3% of NRA; 68.7% of underwritten base rent; Baa1/A-/NR; Moody’s/S&P/Fitch) Primerica, Inc. (“Primerica”) is a provider of financial service products to middle-income households with $30,000 to $100,000 of annual income in the United States and Canada with 135,208 life insurance-licensed sales representatives as of year-end 2022. Founded in 1977, Primerica provides term life insurance, mutual funds, annuities, managed investments, and other financial products insuring over 5.7 million lives and had approximately 2.8 million client investment accounts as of year-end 2022. Primerica Life is Primerica’s principal life insurance underwriting company.

The 1 Primerica Parkway Property was built-to-suit for Primerica Life in 2013 and serves as Primerica Life’s world headquarters. Primerica Life currently occupies 344,476 square feet of space, which had an initial lease expiration date of June 30, 2028. On May 15, 2023, Primerica Life extended its lease through December 2035. Primerica Life has a current underwritten base rent of $15.43 triple net with 1.5% annual rent steps. Primerica Life has two, five-year renewal options remaining with 14-months’ notice and no termination options.

GSA - Veterans Benefits Administration (138,608 square feet; 28.7% of NRA; 31.3% of underwritten base rent; Aaa/AA+/AA+; Moody’s/S&P/Fitch) is one of three administrations forming the U.S. Department of Veterans Affairs. GSA - VBA is responsible for administering and delivering an array of federally authorized benefits and services to eligible veterans and their dependents and survivors. Benefits and services administered by GSA - VBA fall under seven major program areas: Compensation, Pension and Fiduciary, Education, Insurance, Home Loan Guaranty, Veteran Readiness and Employment, Outreach, and Transition and Economic Development. GSA - VBA currently occupies 138,608 square feet at the at the 701 Clay Avenue Property. GSA - VBA has been a tenant of the 701 Clay Avenue Property since June 9, 2009, has a lease expiration date of December 29, 2035 and has no renewal options and no termination options in its lease.

Environmental. According to the Phase I environmental assessments dated July 14, 2023, there was no evidence of any recognized environmental conditions at the OPI Office Portfolio Properties.

The following table presents certain information relating to the historical and current occupancy of the OPI Office Portfolio Properties:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of September 13, 2023.

The following table presents certain information relating to the tenants at of the OPI Office Portfolio Properties:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Primerica Life Insurance Company	Baa1/A-/NR	344,476	71.3%	$15.43	$5,315,655	68.7%	12/31/2035
GSA - Veterans Benefits Administration	Aaa/AA+/AA+	138,608	28.7	$17.48	2,422,738	31.3	12/29/2035
Occupied Collateral Total / Wtd. Avg.		483,084	100.0%	$16.02(3)	$7,738,893(3)	100.0%
Vacant Space		0	0.0
Collateral Total		483,084	100.0%

(1)	Information is based on the underwritten rent roll dated September 13, 2023, and is inclusive of rent steps totaling $78,556 through October 2024.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	The 1 Primerica Parkway Property has a UPS drop box accounting for $500 per annum in underwritten base rent. Occupied Collateral Total / Wtd. Avg. UW Base Rent PSF and UW Base Rent is inclusive of the $500 per annum rent for the UPS drop box.

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No. 13 – OPI Portfolio

The following table presents certain information relating to the tenant lease expirations of the OPI Office Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024(2)	1	0	0.0	500	0.0	0	0.0%	$500	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$500	0.0%
2034 & Beyond	2	483,084	100.0	7,738,393	100.0	483,084	100.0%	$7,738,893	100.0%
Total	3	483,084	100.0%	$7,738,893	100.0%
(1)	Based on the underwritten rent roll dated September 13, 2023, and is inclusive of rent steps totaling $78,556 through October 2024.

(2)	The 1 Primerica Parkway Property has a UPS drop box accounting for $500 per annum in underwritten base rent.

The following table presents certain information relating to the underwritten cash flows of the OPI Office Portfolio Properties:

Operating History and Underwriting Net Cash Flow
	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
In Place Rent	$7,569,578	$7,105,854	$7,544,804	$7,521,782	$7,660,336	$15.86	84.8%
Rent Steps	0	0	0	0	78,556	0.16	0.9
Straight -Line Rent(3)	0	0	0	0	146,875	0.30	1.6
Gross Potential Rent	$7,569,578	$7,105,854	$7,544,804	$7,521,782	$7,885,768	$16.32	87.3%
Total Reimbursements	868,600	787,645	1,067,476	1,158,163	1,150,606	2.38	12.7
Total Gross Income	$8,438,178	$7,893,499	$8,612,280	$8,679,945	$9,036,374	$18.71	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(90,364)	(0.19)	(1.0)
Effective Gross Income	$8,438,178	$7,893,499	$8,612,280	$8,679,945	$8,946,010	$18.52	99.0%
Total Expenses	$1,312,248	$1,216,548	$1,364,269	$1,418,696	$1,449,578	$3.00	16.2%
Net Operating Income	$7,125,930	$6,676,951	$7,248,011	$7,261,249	$7,496,432	$15.52	83.8%
Capital Expenditures	0	0	0	0	120,771	0.25	1.3
TI/LC	0	0	0	0	0	0.00	0.0
Net Cash Flow	$7,125,930	$6,676,951	$7,248,011	$7,261,249	$7,375,661	$15.27	82.4%
(1)	TTM reflects the trailing 12 months ending July 31, 2023.

(2)	% column represents percent of Total Gross Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Includes straight-lined rent for investment-grade tenants or their affiliates averaged to earlier of lease expiration or loan maturity.

The Markets.

The 1 Primerica Parkway Property, which represents 68.7% of underwritten base rent, is located in Duluth, Gwinnett County, Georgia, approximately 27.3 miles northeast of downtown Atlanta and approximately 37 miles from the Hartsfield-Jackson Atlanta International Airport. The 1 Primerica Parkway Property is located 0.5 miles west of Interstate 85, which extends from Montgomery, through Atlanta and into Charlotte, North Carolina. The 1 Primerica Parkway Property is part of the Atlanta-Sandy Springs-Roswell Metropolitan Statistical Area (“MSA”). Specifically, the 1 Primerica Parkway Property is located within the Duluth/Suwanee/Buford office submarket of the Atlanta - GA market. As of 2023, the Atlanta-Sandy Springs-Roswell MSA had an estimated population of approximately 6.2 million and experienced an annual growth rate of approximately 1.4% since 2010. In the second quarter of 2023, the submarket reported an inventory of approximately 16.9 million square feet, with an average asking rent of $23.27 and an overall vacancy rate of 9.8%. According to a

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No. 13 – OPI Portfolio

third-party market research report, the estimated 2023 population and average household income within a five-mile radius of the 1 Primerica Parkway Property was 238,276 and $103,091, respectively.

The 701 Clay Avenue Property, which represents 31.3% of underwritten base rent, is located in Waco, McLennan County, Texas, approximately 1.7 miles northeast of downtown Waco, approximately 90 miles south of Dallas/Fort Worth and approximately 100 miles north of Austin. Waco is the largest city within McLennan County and Baylor University is the largest economic driver in the neighborhood. Primary access to the 701 Clay Avenue Property is provided by Interstate Highway 35 and Highway 84. The 701 Clay Avenue Property is part of the Waco MSA. Specifically, the 701 Clay Avenue Property is located within the Waco office market. As of 2023, the Waco MSA had an estimated population of 283,650 and experienced an annual growth rate of approximately 0.9% since 2010. In the second quarter of 2023, the market reported an inventory of approximately 6.1 million square feet, with an average asking rent of $22.06 and an overall vacancy rate of 4.3%. According to a third-party market research report, the estimated 2023 population and average household income within a five-mile radius of the 701 Clay Avenue Property was 128,241 and $58,715, respectively.

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No. 13 – OPI Portfolio

The following table presents certain information relating to comparable office leases to the 1 Primerica Parkway Property:

Competitive Building Summary(1)
Property Name	Year Built / Renovated	Size (SF)	Tenant	Tenant Size (SF)	Rent PSF	Commencement	Lease Term (Years)
1 Primerica Parkway Property Duluth, GA	2013 / NAP	344,476(2)	Primerica Life	344,476(2)	$15.43(2)	Jan-15(2)	20.9(2)
6650 Sugarloaf Parkway Duluth, GA	2004 / NAP	71,831	Quoted	NAV	$12.00	NAV	NAV
1550 North Brown Road Office Lawrenceville, GA	2001 / NAP	69,652	Quoted	NAV	$13.50	NAV	NAV
Huntcrest A + B Lawrenceville, GA	2006 / NAP	162,430	Synamedia Sage Software M3 Accounting Analytics	32,930 58,679 70,821	$13.50 $18.84 $12.93	Nov-21 Jun-21 May-20	11.0 6.0 10.0
Motrex LLC Alpharetta, GA	2000 / NAP	91,884	Motrex, LLC	91,884	$12.21	May-22	15.0
Emory at Northlake Mall Atlanta, GA	1971 / 2021	275,500	Emory Healthcare	224,000	$18.80	Jan-22	11.0
Brightree at Bureau Peachtree Corners, GA	1971 / 2019	60,500	Brightree	60,500	$21.50	Dec-19	11.0
1 Edison Alpharetta, GA	2019 / NAP	107,991	Ownes & Minor 3M Health Info. Sys.	66,917 34,034	$22.00 $29.75	Jun-20 Jan-20	10.8 7.6
(1)	Source: Appraisal.

(2)	Information is based on the underwritten rent roll dated September 13, 2023, and is inclusive of rent steps totaling $78,556 through October 2024.

The following table presents certain information relating to comparable office leases to the 701 Clay Avenue Property:

Competitive Building Summary(1)
Property Name	Year Built / Renovated	Size (SF)	Tenant	Tenant Size (SF)	Rent PSF	Commencement	Lease Term (Years)
701 Clay Avenue Property Waco, TX	1997 / 2021	138,608(2)	GSA - VBA	138,608(2)	$17.48(2)	Jun-09(2)	26.6(2)
Raytheon Office Plano, TX	2016 / 2023	253,883	Raytheon	253,883	$21.25	Nov-23	15.0
Genpact Office Building Richardson, TX	1983 / 2018	185,078	Genpact	184,661	$18.88	Jan-23	6.7
Mr. Cooper Office Building Dallas, TX	2015 / NAP	175,585	Mr. Cooper	175,585	$27.50	Aug-22	7.5
GSA - McAllen FBI McAllen, TX	2001 / NAP	NAV	GSA - FBI	79,735	$42.41	Jun-22	17.0
CITGO Houston, TX	1999 / NAP	248,399	Citgo	248,399	$15.50	Apr-22	11.0
SBA Disaster Assistance Processing & Disbursement Center Fort Worth, TX	2001 / 2020	179,922	United States of America (GSA)	148,152	$24.54	May-20	15.0
ViaSat College Station College Station, TX	2018 / NAP	87,101	ViaSat	87,101	$22.42	Mar-18	10.0
(1)	Source: Appraisal.

(2)	Information is based on the underwritten rent roll dated September 13, 2023.

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No. 14 – Creekside Town Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$24,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$24,000,000	Property Type – Subtype:	Retail – Anchored
% of IPB:	3.2%	Net Rentable Area (SF):	360,891
Loan Purpose:	Acquisition	Location:	Roseville, CA
Borrower:	Mt. Pleasant Realty, LLC	Year Built / Renovated:	1999-2001 / NAP
Borrower Sponsors:	Cane Living Trust Dated February	Occupancy:	95.6%
	17, 1981 and The Ronald and Mary	Occupancy Date:	8/30/2023
	Ellen Cane 1996 Irrevocable Trust	4th Most Recent NOI (As of):	$6,294,825 (12/31/2020)
Interest Rate:	7.28000%	3rd Most Recent NOI (As of):	$6,882,688 (12/31/2021)
Note Date:	9/28/2023	2nd Most Recent NOI (As of):	$7,214,524 (12/31/2022)
Maturity Date:	10/5/2033	Most Recent NOI (As of):	$7,594,839 (TTM 7/31/2023)
Interest-only Period:	120 months	UW Economic Occupancy:	95.3%
Original Term:	120 months	UW Revenues:	$10,656,860
Original Amortization Term:	None	UW Expenses:	$2,629,901
Amortization Type:	Interest Only	UW NOI:	$8,026,958
Call Protection(2):	L(26),D(89),O(5)	UW NCF:	$7,952,156
Lockbox / Cash Management:	Springing	Appraised Value / Per SF:	$125,600,000 / $348
Additional Debt(1):	Yes	Appraisal Date:	8/25/2023
Additional Debt Balance(1):	$47,525,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$198
Taxes:	$104,378	$104,378	N/A	Maturity Date Loan / SF:	$198
Insurance:	$20,555	$20,555	N/A	Cut-off Date LTV:	56.9%
Replacement Reserve:	$0	$0	N/A	Maturity Date LTV:	56.9%
TI/LC Reserve:	$2,500,000	Springing(3)	$1,500,000	UW NCF DSCR:	1.51x
Other Reserves(4):	$185,505	Springing	N/A	UW NOI Debt Yield:	11.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$71,525,000	55.1%	Purchase Price	$125,500,000	96.6%
Sponsor Equity	58,342,802	44.9	Upfront Reserves	2,810,438	2.2
Closing Costs	1,557,364	1.2
Total Sources	$129,867,802	100.0%	Total Uses	$129,867,802	100.0%

(1)	The Creekside Town Center Mortgage Loan (as defined below) is part of a whole loan evidenced by six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $71,525,000 (the “Creekside Town Center Whole Loan”). The Financial Information in the chart above reflects the Creekside Town Center Whole Loan.
(2)	The defeasance lockout period will be at least 26 months beginning with and including the first payment date on November 5, 2023. Defeasance of the Creekside Town Center Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 28, 2027. The assumed defeasance lockout period of 26 payments is based on the expected BMO 2023-C7 securitization closing date in December 2023. The actual defeasance lockout period may be longer.
(3)	On each monthly payment date, the borrower is required to deposit $22,556 subject to a cap of $1,500,000; provided, however, that upon such time as the balance of the funds in the rollover reserve account is greater than or equal to $1,500,000, the borrower is not required to make monthly rollover reserve payments.
(4)	Other reserves consist of an initial outstanding TI/LC Reserve of approximately $185,505 and a springing DSCR Trigger Reserve.

The Loan. The fourteenth largest mortgage loan (the “Creekside Town Center Mortgage Loan”) was originated by 3650 Real Estate Investment Trust 2 LLC, acquired by Bank of Montreal, has an outstanding principal balance as of the Cut-off Date of $24,000,000 and is secured by a first lien mortgage on the borrower’s fee interest in a 360,891 square foot anchored retail property located in Roseville, California (the “Creekside Town Center Property”). The Creekside Town Center Mortgage Loan accrues interest at a rate of 7.28000% per annum. The Creekside Town Center Mortgage Loan has a 10-year term and is interest only for the entire loan. The table below summarizes the promissory notes that comprise the Creekside Town Center Whole Loan. The relationship between the holders of the Creekside Town Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Prospectus. The Creekside Town Center Whole Loan will be

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serviced pursuant to the pooling and servicing agreement for the BMO 2023-C7 trust until the controlling note (Note A-1) that is currently held by 3650 Real Estate Investment Trust 2 LLC is securitized. Upon the securitization of such controlling note, the Creekside Town Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for such securitization. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$15,525,000	$15,525,000	3650 Real Estate Investment Trust 2 LLC	Yes
A-2(1)	$5,000,000	$5,000,000	3650 Real Estate Investment Trust 2 LLC	No
A-3(1)	$7,000,000	$7,000,000	3650 Real Estate Investment Trust 2 LLC	No
A-4(1)	$9,000,000	$9,000,000	3650 Real Estate Investment Trust 2 LLC	No
A-5	$24,000,000	$24,000,000	BMO 2023-C7	No
A-6(1)	$11,000,000	$11,000,000	BMO	No
Whole Loan	$71,525,000	$71,525,000
(1)	Expected to be contributed to one or more future securitization trust(s).

The Property. The Creekside Town Center Property, located in Roseville, California, was built in between 1999 and 2001 and situated on a 39.35-acre parcel. The Creekside Town Center Property is anchored by Best Buy, Burlington Coat Factory, Bobs Discount Furniture, Nordstrom Rack, Marshalls, Old Navy, Michaels and Barnes & Noble and has 30 tenants including the anchor tenants. A total of 1,888 onsite surface parking spaces are available, resulting in a parking ratio of 5.23 spaces per 1,000 square feet of rentable area. As of August 30, 2023, the Creekside Town Center Property was 95.6% occupied.

Major Tenants.

Best Buy (46,005 square feet, 12.7% of NRA; A3/BBB+/NR by Moody’s/S&P/Fitch): Founded in 1966 and headquartered in Richfield, Minnesota, Best Buy Co Inc (“Best Buy”) is a retailer of electronic products. The company offers products including consumer electronics, computing and mobile phones, appliances, entertainment products, home office products and more. Best Buy also offers a number of services such as consultation, design, set-up, technical support, delivery and installation for home theater, mobile audio and appliances. The company markets its products under Best Buy, Future Shop, Geek Squad, Magnolia, Yellow Tag, Rocketfish, Modal and My Best Buy brand names. Best Buy operates across the United States, Canada, and Mexico with over 1,000 stores in the United States alone as of October 2023. Best Buy has been a tenant at the Creekside Town Center Property since 2001 and has a lease extending to January 2026. While they renewed their lease in 2020, Best Buy has one, five-year extension option remaining. The Best Buy lease has no termination options.

Burlington Coat Factory (37,212 square feet, 10.3% of NRA; NR/BB+/NR by Moody’s/S&P/Fitch): Founded in 1972, Burlington Coat Factory is a nationally recognized off-price retailer. Burlington Coat Factory is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL”. As of the end of the first quarter of 2023, Burlington Coat Factory operates 933 stores in 46 states and Puerto Rico. Burlington Coat Factory has been a tenant at the Creekside Town Center Property since 2001 and has a lease extending to January 2026. Burlington Coat Factory reported net income of $31 million for the second quarter ended July 29, 2023. The Burlington Coat Factory lease has three, five-year extension options remaining and has no termination options.

Bobs Discount Furniture (34,456 square feet, 9.5% of NRA; NR/NR/NR by Moody’s/S&P/Fitch): Founded in 1991 and headquartered in Manchester, Connecticut, Bobs Discount Furniture is a manufacturer and retailer offering home furnishing products such as furniture, mattresses, bed frames, and more Operating in the United States, Bobs Discount Furniture has approximately 169 stores as of April, 2023. Bobs Discount Furniture has been a tenant at the Creekside Town Center Property since May of 2022 under an initial ten-year lease. The Bobs Discount Furniture lease has Bobs Discount Furniture has three, five-year extension options remaining and no termination options.

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Environmental. According to a Phase I environmental assessment dated August 2, 2023, there was no evidence of any recognized environmental conditions at the Creekside Town Center Property.

The following table presents certain information relating to the historical and current occupancy of the Creekside Town Center Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
94.2%	83.3%	94.8%	95.6%
(1)	Historical Occupancy is as of December 31 of each respective year. The mortgaged property was acquired by the borrower in September 2023. Historical financials prepared by the prior owner of the property were provided by the borrower sponsor.
(2)	Current Occupancy is as of August 30, 2023.

The following table presents certain information relating to the largest tenants at the Creekside Town Center Property:

	Top Tenant Summary(1)(6)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Sales PSF(4)	UW Occ. Costs(5)	Lease Exp. Date
Best Buy	A3/BBB+/NR	46,005	12.7%	$16.38	$753,638	9.6%	NAV	NAV	1/31/2026
Burlington Coat Factory	NR/BB+/NR	37,212	10.3	$5.59	$207,902	2.6	NAV	NAV	1/31/2026
Bobs Discount Furniture	NR/NR/NR	34,456	9.5	$18.00	620,208	7.9	NAV	NAV	5/31/2032
Nordstrom Rack	Ba1/BB+/BBB-	32,794	9.1	$22.50	737,865	9.4	$530	5.52%	8/31/2026
Marshalls	A2/A/NR	30,709	8.5	$18.15	557,368	7.1	$390	7.52%	1/31/2027
Old Navy	Ba3/BB/NR	25,020	6.9	$18.75	469,125	6.0	$359	6.81%	9/30/2025
Michaels	NR/NR/NR	24,336	6.7	$20.53	499,523	6.3	$265	8.66%	7/31/2026
Barnes & Noble	NR/NR/NR	22,500	6.2	$18.85	424,125	5.4	NAV	NAV	1/31/2031
Ulta	NR/NR/NR	10,795	3.0	$37.00	399,415	5.1	$794	5.78%	4/30/2026
Five Below	NR/NR/NR	8,792	2.4	$30.00	263,760	3.3	NAV	NAV	1/31/2030
Major Tenants		272,619	75.5%	$18.09	$4,932,929	62.6%
Other Tenants		72,321	20.0	$40.68	2,941,678	37.4
Occupied Collateral Total / Wtd. Avg.		344,940	95.6%	$22.83	$7,874,607	100.0%
Vacant Space		15,951	4.4%

Collateral Total		360,891	100.0%

(1)	Based on the underwritten rent roll dated August 30, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent includes contractual rent steps totaling $25,089 to September 2024.
(4)	Sales PSF are as of the trailing 12-month period ending December 31, 2022 as provided by the borrower.
(5)	UW Occ. Costs are based upon the Sales PSF as of the trailing 12-month period ending December 31, 2022 per the August 2023 sales report, as provided by the tenants to the borrowers or estimated based on anecdotal information provided by the tenants to the borrowers.
(6)	All of the tenants listed in the table above (other than Ulta and Five Below) are anchor tenants. The 8 anchor tenants (not including Ulta and Five Below) represent approximately 70.1% of net rentable area and approximately 54.2% of total UW Base Rent.

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The following table presents certain information relating to tenant lease expirations at the Creekside Town Center Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	15,951	4.4%	NAP	NAP	15,951	4.4%	NAP	NAP
2023 & MTM	1	1,250	0.3	$64,731	0.8%	17,201	4.8%	$64,731	0.8%
2024	1	3,995	1.1	161,798	2.1	21,196	5.9%	$226,529	2.9%
2025	4	30,380	8.4	723,376	9.2	51,576	14.3%	$949,905	12.1%
2026	8	171,277	47.5	3,426,140	43.5	222,853	61.8%	$4,376,044	55.6%
2027	3	43,948	12.2	1,136,425	14.4	266,801	73.9%	$5,512,469	70.0%
2028	1	1,140	0.3	56,362	0.7	267,941	74.2%	$5,568,830	70.7%
2029	2	8,073	2.2	283,086	3.6	276,014	76.5%	$5,851,916	74.3%
2030	3	18,222	5.0	631,377	8.0	294,236	81.5%	$6,483,293	82.3%
2031	1	22,500	6.2	424,125	5.4	316,736	87.8%	$6,907,418	87.7%
2032	2	36,456	10.1	722,048	9.2	353,192	97.9%	$7,629,466	96.9%
2033 & Beyond	4	7,699	2.1	245,141	3.1	360,891	100.0%	$7,874,607	100.0%
Total	30	360,891	100.0%	$7,874,607	100.0%
(1)	Based on the underwritten rent roll dated August 30, 2023.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring includes contractual rent steps totaling $25,089 to September 2024.

The following table presents certain information relating to operating history and underwritten cash flows at the Creekside Town Center Property:

Operating History and Underwritten Net Cash Flow(1)
	2020	2021	2022	TTM 7/31/2023	Underwritten	Per Square Foot	%(2)
Rents in Place	$7,462,302	$6,680,428	$7,297,716	$7,655,934	$7,849,518	$21.75	71.3%
Vacancy Gross Up	0	0	0	0	520,030	1.44	4.7
Rent Abatement	(256,145)	(71,364)	0	0	0	0	0.0
Percentage Rent	0	0	5,695	0	0	0	0.0
Rent Steps(3)	0	0	0	0	25,089	0.07	0.2
Bad Debt	(866,332)	377,202	60,168	(57,531)	0	0	0.0
Gross Potential Rent	$6,339,826	$6,986,266	$7,363,579	$7,598,403	$8,394,637	$23.26	76.3%
Total Reimbursements	2,062,121	2,085,292	2,071,409	2,363,313	2,612,498	7.24	23.7
Net Rental Income	$8,401,947	$9,071,558	$9,434,988	$9,961,716	$11,007,135	$30.50	100.0%
(Vacancy / Credit Loss)	0	0	0	0	(520,030)	(1.44)	(4.7)
Other Income	59,573	115,302	169,754	148,361	169,754	0.47	1.5
Effective Gross Income	$8,461,519	$9,186,860	$9,604,742	$10,110,076	$10,656,860	$29.53	96.8%
Total Expenses	2,166,694	2,304,172	2,390,218	2,515,237	2,629,901	7.29	24.7
Net Operating Income	$6,294,825	$6,882,688	$7,214,524	$7,594,839	$8,026,958	$22.24	75.3%
Replacement Reserves	0	0	0	0	54,134	0.15	0.5
TI / LC	0	0	0	0	20,668	0.06	0.2
Net Cash Flow	$6,294,825	$6,882,688	$7,214,524	$7,594,839	$7,952,156	$22.03	74.6%
(1)	Based on the underwritten rent roll dated August 30, 2023. The Creekside Town Center Property was acquired by the borrower in September 2023. Historical financials prepared by the prior owner of the property were provided by the borrower sponsor.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	UW Rent Steps includes contractual rent steps totaling $25,089 to September 2024.

B-147

Annex B	BMO 2023-C7

No. 14 – Creekside Town Center

The Market. The Creekside Town Center Property is located in Roseville, California approximately 19 miles northeast of Downtown Sacramento and 1.5 miles from the intersection of Interstate 80 and Highway 65. Interstate 80 provides access to Sacramento and San Francisco (105 miles southwest of the Creekside Town Center Property). The Creekside Town Center Property is located in the premiere retail hub in Placer County. The Creekside Town Center Property is located in the Sacramento retail market. The Sacramento retail market is home to companies including University of California, Davis and UC Davis Health, Sutter Health, and Kaiser Permanente. According to the appraisal, the 2022 population within a one-, three- and five-mile radius of the Creekside Town Center Property was 10,448, 111,284 and 246,095, respectively. The 2022 average household income within the same radii was $130,360, $123,826 and $133,421, respectively.

According to the appraisal, the Creekside Town Center Property is in the Sacramento retail market. As of the second quarter of 2023, the Sacramento retail market reported retail inventory of approximately 28.0 million square feet with an overall vacancy rate of 9.9% and an average effective rent of $20.72 per square foot. As of the second quarter of 2023, the Sacramento retail market reported positive absorption of 151,000 square feet.

According to the appraisal, the Creekside Town Center Property is in the Citrus Heights/Orangevale/Natomas submarket. As of the second quarter of 2023, the Citrus Heights/Orangevale/Natomas submarket reported retail inventory of approximately 11.3 million square feet with an overall vacancy rate of 9.8% and an average effective rent of $20.67 per square foot. As of the second quarter of 2023, the Citrus Heights/Orangevale/Natomas submarket reported positive absorption of 18,000 square feet.

The following table presents certain information relating to the comparable anchor retail leases for the Creekside Town Center Property:

Comparable Anchor Retail Rental Summary(1)
Property Name/Location	Year Built / Renovated	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Months)
Creekside Town Center 1180-1256 Galleria Boulevard Roseville, CA	1999-2001 / NAP	360,891(2)	Best Buy (2)	46,005(2)	$16.38(2)	Feb-01(2)	300(2)
Rock Creek Plaza State Highway 49 at Bell Road, Auburn, CA	1980 / 2009	207,075	Old Navy	15,850	$15.00	Feb-23	120
Nordstrom Rack 3303-3425 South Mooney Boulevard, Visalia, CA	1973 / 1999	412,278	Nordstrom Rack	29,000	$16.00	Oct-22	120
Amazon Fresh 6780 Stanford Ranch Road, Rocklin, CA	1996 / 2022	44,030	Amazon Fresh	44,030	$21.23	Oct-22	180
Southside Shopping Center 2705 Santa Rosa Avenue, Santa Rosa, CA	1983 / NAP	35,000	Total Wine	22,000	$25.00	Sep-22	120
Burlington 645-685 West Herndon Avenue, Clovis, CA	2005 / NAP	321,126	Burlington	20,500	$15.72	Aug-22	120
Market Square at Arden Fair 1703 Arden Way, Sacramento, CA	1957 / 2003	219,987	Crunch Fitness	31,148	$16.80	Jul-22	120
Park West Place 10404-10850 Trinity Parkway, Stockton, CA	2005 / NAP	739,234	Bob’s Discount Furniture	22,500	$16.00	Jun-22	120
Broadstone Plaza 2755 E Bidwell Street, Folsom, CA	2002 / NAP	500,000	Bob’s Discount Furniture	35,223	$16.50	Nov-21	120
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated August 30, 2023.

B-148

Annex B	BMO 2023-C7

No. 14 – Creekside Town Center

The following table presents certain information relating to the comparable inline/Pad retail leases for the Creekside Town Center Property:

Comparable Inline/Pad Retail Rental Summary(1)
Property Name/Location	Year Built / Renovated	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Months)
Creekside Town Center 1180-1256 Galleria Boulevard Roseville, CA	1999-2001 / NAP	360,891(2)	West Coast Sourdough (2)	2,000(2)	$49.44(2)	Mar-22(2)	121(2)
Woodcreek Village Shopping Center 4001 Woodcreek Oaks Blvd 4021 Roseville, CA	2003 / NAP	79,351	Wells Fargo	4,039	$45.36	May-23	120
Renaissance Creek 8640 Sierra College Boulevard Roseville, CA	2002 / NAP	182,000	Stretchlab	1,100	$34.20	Apr-23	60
The Ridge 7410 Elk Grove Boulevard Elk Grove, CA	2018 / NAP	291,341	Chipotle Mexican Grill	1,200	$45.00	Mar-23	60
Madison Marketplace 8810-8898 Madison Avenue Sacramento, CA	1977 / NAP	259,471	Dave’s Hot Chicken	24,800	$51.00	Jan-23	120
Market Square at Arden Fair 1703 Arden Way Sacramento, CA	1957 / NAP	219,987	Party City	10,521	$25.00	Sep-22	120
Sienna Ridge 3383 Bass Lake Road El Dorado Hills, CA	2019 / NAP	93,194	Bank of America	2,000	$39.00	Aug-21	120
Campus Oaks Town Center 190 Roseville Parkway Roseville, CA	2021 / NAP	10,000	Smashburger	3,009	$48.00	Aug-22	120
Campus Oaks 1508 Blue Oaks Boulevard Roseville, CA	2021 / NAP	80,251	HotWorx	1,754	$42.00	May-22	120
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated August 30, 2023.

The following table presents certain information relating to the comparable retail sales for the Creekside Town Center Property:

Comparable Retail Sales(1)
Property / Location	Net Rentable Area (SF)	Year Built / Renovated	Occupancy	Sale Date	Sale Price	Price PSF
Creekside Town Center 1180-1256 Galleria Boulevard Roseville, CA	360,891(2)	1999-2001 / NAP	95.6%(2)	NAP	NAP	NAP
Mission Valley West 826-1072 Camino Del Rio North San Diego, CA	216,010	1999 / NAP	100.0%	Jul-2023	$125,150,000	$579.37
Poinsettia Plaza 4687-4731 Telephone Rd. Ventura, CA	157,322	1986 / NAP	97.0%	Jan-2023	$66,000,000	$419.52
The Village at Topanga 6320 Topanga Canyon Boulevard Woodland Hills, CA	593,979	2015 / NAP	96.0%	Dec-2022	$325,000,000	$547.16
Broadstone Plaza I (Portion) 2705-2775 East Bidwell Street Folsom, CA	244,335	2001 / NAP	98.0%	Oct-2022	$62,750,000	$256.82
Gateway at Kearny Mesa (Portion) 7153-7215 Clairemont Mesa Blvd San Diego, CA	194,303	2001 / NAP	100.0%	Apr-2022	$89,800,500	$462.17
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated August 30, 2023.

B-149

Annex B	BMO 2023-C7

No. 15 – Hyatt Regency Schaumburg

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$24,000,000	Title:	Fee
Cut-off Date Principal Balance:	$24,000,000	Property Type - Subtype:	Hospitality – Full Service
% of Pool by IPB:	3.2%	Net Rentable Area (Rooms):	468
Loan Purpose:	Acquisition	Location:	Schaumburg, IL
Borrowers:	KP HR 1800 LLC, TIC 1 HR 1800 LLC, TIC 2 HR 1800 LLC, TIC 3 HR 1800 LLC, TIC 4 HR 1800 LLC and TIC 5 HR 1800 LLC	Year Built / Renovated:	1981 / 2018
Borrower Sponsors:	Joel Yacoob and Shiya Labin	Occupancy / ADR / RevPAR:	70.0% / $103.89 / $72.72
Interest Rate:	8.55000%	Occupancy / ADR / RevPAR Date:	TTM 7/31/2023
Note Date:	10/10/2023	4th Most Recent NOI (As of):	$1,409,730 (12/31/2020)
Maturity Date:	11/6/2033	3rd Most Recent NOI (As of):	$330,685 (12/31/2021)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$3,498,512 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$3,580,303 (TTM 7/31/2023)
Original Amortization Term:	None	UW Occupancy / ADR / RevPAR:	70.0% / $103.89 / $72.72
Amortization Type:	Interest Only	UW Revenues:	$16,819,649
Call Protection:	L(25),D(88),O(7)	UW Expenses:	$13,051,339
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$3,768,310
Additional Debt:	No	UW NCF:	$3,095,524
Additional Debt Balance:	N/A	Appraised Value / Per Room(2):	$45,100,000 / $96,368
Additional Debt Type:	N/A	Appraisal Date(2):	7/31/2024

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$51,282
Taxes:	$481,034	$60,129	N/A	Maturity Date Loan / Room:	$51,282
Insurance:	$15,776	$15,776	N/A	Cut-off Date LTV(2):	53.2%
FF&E Reserve:	$0	$56,066	N/A	Maturity Date LTV(2):	53.2%
Immediate Repairs:	$124,740	$0	N/A	UW NCF DSCR:	1.49x
Other Reserve(1):	$1,931,820	$0	N/A	UW NOI Debt Yield:	15.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,000,000		55.3%	Purchase Price	$40,000,000	92.2%
Borrower Sponsor Equity	19,381,117		44.7	Upfront Reserves	2,553,370	5.9
				Closing Costs	827,747	1.9
Total Sources	$43,381,117		100.0%	Total Uses	$43,381,117	100.0%

(1)	Other Reserve includes an initial PIP reserve of $1,931,820.
(2)	The Appraised Value of $45,100,000 represents the “prospective market value upon completion” at the Hyatt Regency Schaumburg Property (as defined below) based on the assumption that the PIP reserve improvements have been fully completed by July 31, 2024. Based on the “as-is” market value of $40,200,000 the Cut-off Date LTV and Maturity Date LTV are 59.7%.

B-144

Annex B	BMO 2023-C7

No. 15 – Hyatt Regency Schaumburg

The Loan. The fifteenth largest mortgage loan (the “Hyatt Regency Schaumburg Mortgage Loan”) is secured by a first lien mortgage on the borrowers’ fee simple interest in a 468-room full-service hospitality property located in Schaumburg, Illinois (the “Hyatt Regency Schaumburg Property”). The Hyatt Regency Schaumburg Mortgage Loan was originated on October 10, 2023 by Citi Real Estate Funding Inc. (“CREFI”) and accrues interest at a fixed rate of 8.55000% per annum. The scheduled maturity date of the Hyatt Regency Schaumburg Mortgage Loan is the payment date that occurs on November 6, 2033.

The Property. The Hyatt Regency Schaumburg Property is a five-story, 468-room, full-service hotel with three on-site food and beverage outlets located in Schaumburg, Illinois, approximately 30 miles from Chicago, Illinois and 14 miles northwest of O’Hare International Airport. The Hyatt Regency Schaumburg Property was originally constructed in 1981 and recently underwent a $14.2 million renovation in 2018 to revamp the guestrooms and common areas of the Hyatt Regency Schaumburg Property. According to a third-party market research report, the estimated demand segmentation for the Hyatt Regency Schaumburg Property consisted of 45.9% transient, 30.4% group, and 23.7% contract.

The Hyatt Regency Schaumburg Property contains 239 standard king guestrooms, 217 king suites, six double/double guestrooms and six king and double/double guestrooms. Amenities at the Hyatt Regency Schaumburg Property include approximately 28,714 square feet of meeting space, three bars and restaurants, a business center, indoor swimming pool, and fitness center. The food and beverage outlets at the Hyatt Regency Schaumburg Property include Gallagher’s, a locally inspired lunch and dinner outlet, MARKETBowl, a breakfast outlet that offers a daily breakfast buffet, and The Market, an all-day grab & go market that offers Starbuck’s Coffee as well as hot breakfast items, sandwiches and salads. There are also two restaurants located directly outside of the Hyatt Regency Schaumburg Property, Perry’s Steakhouse and CityWorks, which are not part of the collateral but act as an added amenity.

The franchise agreement between the borrowers and Hyatt Franchising, L.L.C., a Delaware limited liability company (“Hyatt”), commenced on October 10, 2023 and expires on December 31, 2037. Among other things, the franchise agreement requires the borrowers to pay Hyatt, on a monthly basis, a royalty fee of 6.0% of gross room revenue and 3.0% of gross food and beverage revenue.

The following table presents certain information relating to the 2023 demand analysis with respect to the Hyatt Regency Schaumburg Property based on market segmentation, as provided by a third-party market research report for the Hyatt Regency Schaumburg Property:

Demand Segmentation(1)
Property	Rooms	Transient	Group	Contract
Hyatt Regency Schaumburg	468	45.9%	30.4%	23.7%
(1)	Source: July 2023 third party market research report.

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the Hyatt Regency Schaumburg Property and its competitors:

Historical Occupancy, ADR, RevPAR
	Hyatt Regency Schaumburg(1)			Competitive Set(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	70.0%	$107.53	$75.26	64.1%	$121.80	$78.07	109.2%	88.3%	96.4%
2020	29.7%	$82.58	$24.49	23.2%	$103.61	$24.04	127.8%	79.7%	101.9%
2021	55.4%	$80.89	$44.79	42.8%	$121.08	$51.84	129.3%	66.8%	86.4%
2022	70.1%	$95.79	$67.13	53.3%	$129.88	$69.19	131.6%	73.8%	97.0%
TTM(4)	70.0%	$103.89	$72.72	58.9%	$132.23	$77.85	118.9%	78.6%	93.4%
(1)	Occupancy, ADR and RevPAR for the Hyatt Regency Schaumburg Property are based on the underwritten cash flow.
(2)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Hyatt Regency Schaumburg Chicago, Wyndham Garden Hotel Schaumburg Chicago Northwest, Chicago Marriott Schaumburg, Embassy Suites by Hilton Chicago Schaumburg Woodfield, DoubleTree by Hilton Hotel Chicago Arlington Heights, The Westin Chicago Northwest, DoubleTree by Hilton Hotel Chicago Schaumburg and Renaissance Schaumburg Convention Center Hotel.
(3)	Penetration Factor is calculated based on the underwritten cash flow and competitive set data provided by a third-party hospitality research report.
(4)	TTM represents the trailing 12-month period ending July 31, 2023.

Environmental. According to the Phase I environmental assessment dated August 4, 2023, there was no evidence of any recognized environmental conditions at the Hyatt Regency Schaumburg Property.

B-145

Annex B	BMO 2023-C7

No. 15 – Hyatt Regency Schaumburg

The following table presents certain information relating to the operating history and underwritten cash flows of the Hyatt Regency Schaumburg Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	TTM July 2023(1)	UW	UW Per Room(2)	%(3)
Occupancy	70.0%	29.7%	55.4%	70.1%	70.0%	70.0%
ADR	107.53	82.58	80.89	95.79	103.89	103.89
RevPAR	75.26	24.49	44.79	67.13	72.72	72.72

Rooms Revenue	$12,855,885	$4,194,339	$7,650,641	$11,466,924	$12,421,456	$12,421,456	$26,542	73.9%
Food & Beverage Revenue	5,436,540	952,027	1,672,522	4,318,290	4,196,292	4,196,292	8,966	24.9
Other Revenue(4)	209,436	3,169,866	160,505	221,713	201,901	201,901	431	1.2
Total Revenue	$18,501,861	$8,316,232	$9,483,668	$16,006,927	$16,819,649	$16,819,649	$35,939	100.0%

Rooms Expense	$3,611,223	$1,670,646	$2,672,529	$3,122,175	$3,434,044	$3,434,044	$7,338	27.6
Food & Beverage Expense	4,507,392	1,157,691	1,189,234	2,720,844	2,971,959	2,971,959	6,350	70.8
Other Departmental Expenses	1,833	2,318	290	205	0	0	0	0.0
Departmental Expenses	$8,120,448	$2,830,655	$3,862,053	$5,843,224	$6,406,003	$6,406,003	$13,688	38.1%

Departmental Profit	$10,381,413	$5,485,577	$5,621,615	$10,163,703	$10,413,646	$10,413,646	$22,251	61.9%

Management Fee	469,080	206,832	249,923	428,450	452,217	504,589	1,078	3.0
Marketing and Franchise Fee	2,320,045	999,271	1,267,333	1,902,619	2,028,227	2,106,749	4,502	12.5
Other Undistributed Expenses	3,797,167	2,053,744	2,653,930	3,191,760	3,233,093	2,939,030	6,280	17.5
Total Undistributed Expenses	$6,586,292	$3,259,847	$4,171,186	$5,522,829	$5,713,537	$5,550,369	$11,860	33.0%

Real Estate Taxes	1,107,243	732,579	926,734	972,864	936,320	914,669	1,954	5.4
Property Insurance	125,734	71,322	114,027	93,361	143,787	180,299	385	1.1
Other Fixed Expense	8,095	12,099	78,983	76,137	39,699	0	0	0.0
Net Operating Income	$2,554,049	1,409,730	$330,685	$3,498,512	$3,580,303	$3,768,310	$8,052	22.4%

FF&E Reserve	740,074	332,649	379,347	640,277	672,786	672,786	1,438	4.0
Net Cash Flow	$1,813,975	1,077,081	(48,662)	$2,858,235	$2,907,517	$3,095,524	$6,614	18.4%
(1)	TTM July 2023 represents the trailing 12-month period ending July 31, 2023.
(2)	UW Per Room values are based on 468 rooms.
(3)	% column represents percent of Total Revenue except for Room Expense, Food & Beverage Expense and Other Departmental Expenses which are based on their corresponding revenue line items.

(4)	Other Revenue is derived from vending machines, rentals, cancelation, and other miscellaneous sources including the AVIS/Budget rental car lease income.

The Market. The Hyatt Regency Schaumburg Property is located at 1800 East Golf Road in Schaumburg, Illinois approximately 30 miles outside of Chicago and 14 miles northwest of O’Hare International Airport. Nearby demand generators for the Hyatt Regency Schaumburg Property include its proximity to Chicago and the O’Hare International Airport, Olympic Park, the Schaumburg Convention Center, and a diverse base of corporate tenants. Top corporate accounts at the Hyatt Regency Schaumburg Property include Crown Lift, Gallagher, Bystronic and M&R. The Hyatt Regency Schaumburg Property benefits from access to Interstate 90 and Highway 290 which are both adjacent to the Hyatt Regency Schaumburg Property.

The following table presents certain information relating to the primary competition for the Hyatt Regency Schaumburg Property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated 2022 Occupancy	Estimated 2022 ADR	Estimated 2022 RevPAR
Hyatt Regency Indianapolis(2)	468	1981	70.1%	$95.79	$67.13
Wyndham Garden Hotel Schaumburg Chicago Northwest	200	1973	40% - 45%	$80 - $85	$30 - $35
Chicago Marriott Schaumburg	400	1983	50% - 55%	$135 - $140	$65 - $70
Embassy Suites by Hilton Chicago Schaumburg Woodfield	209	1984	50% - 55%	$135 - $140	$65 - $70
DoubleTree by Hilton Hotel Chicago Arlington Heights	241	1985	45% - 50%	$95 - $100	$40 - $45
The Westin Chicago Northwest	416	1980	50% - 55%	$135 - $140	$65 - $70
DoubleTree by Hilton Hotel Chicago Schaumburg	189	1986	45% - 50%	$130 - $135	$55 - $60
Renaissance Schaumburg Convention Center Hotel	500	2006	70% - 75%	$140 - $145	$100 - $105
Total Avg. Competitive Set			56.3%	$122.42	$68.86
(1)	Source: Appraisal.
(2)	Occupancy, ADR and RevPAR are based on operating statements provided by the borrowers as of December 31, 2022.

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ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C	BMO 2023-C7
Collateral Characteristics

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI DY(2)(4)	Cut-off Date LTV(2)(5)	Maturity Date/ARD LTV(2)(5)
Retail	Anchored	41	$149,904,467	20.3%	1.62x	12.4%	59.9%	57.6%
	Super Regional Mall	2	128,000,000	17.3	2.21x	16.0%	39.6%	39.6%
	Unanchored	3	13,765,000	1.9	2.12x	16.0%	49.8%	47.8%
	Shadow Anchored	3	2,511,533	0.3	1.80x	12.7%	58.3%	58.3%
	Subtotal:	49	$294,181,000	39.8%	1.90x	14.2%	50.6%	49.3%
Multifamily	Garden	7	$73,500,000	9.9%	1.29x	9.5%	64.6%	64.6%
	Mid Rise	2	69,000,000	9.3	1.27x	10.7%	52.5%	50.1%
	Subtotal:	9	$142,500,000	19.3%	1.28x	10.1%	58.7%	57.6%
Industrial	Warehouse/Manufacturing	9	$65,350,000	8.8%	1.86x	12.2%	56.7%	56.7%
	Manufacturing	3	32,791,296	4.4	1.40x	11.7%	59.2%	55.7%
	Subtotal:	12	$98,141,296	13.3%	1.71x	12.1%	57.6%	56.4%
Office	Suburban	4	$56,530,111	7.6%	1.69x	14.8%	48.7%	48.7%
	CBD	2	33,477,900	4.5	1.47x	12.1%	49.2%	49.2%
	Subtotal:	6	$90,008,011	12.2%	1.60x	13.8%	48.9%	48.9%
Hospitality	Full Service	2	$33,500,000	4.5%	1.50x	15.6%	56.9%	55.1%
	Limited Service	2	20,550,000	2.8	1.47x	14.9%	65.0%	60.6%
	Subtotal:	4	$54,050,000	7.3%	1.49x	15.4%	60.0%	57.2%
Mixed Use	Medical Office/Retail	1	$17,000,000	2.3%	1.57x	14.2%	57.9%	51.3%
	Office/Retail	2	9,424,459	1.3	1.60x	15.7%	49.8%	49.0%
	Subtotal:	3	$26,424,459	3.6%	1.58x	14.7%	55.0%	50.5%
Other	Data Center	1	$20,000,000	2.7%	3.92x	24.2%	17.5%	17.5%
Self Storage	Self Storage	1	$14,000,000	1.9%	1.33x	10.3%	59.6%	59.6%
Total / Weighted Average:		85	$739,304,766	100.0%	1.72x	13.4%	53.0%	51.7%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 4, 12, 13, 14, 18, 19, 20 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3 and 12, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 7, the UW NOI Debt Yield (11.6%) is based on Cut-off Date Principal Balance after netting out a $4,200,000 holdback reserve. The UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve is 10.2%.
(5)	In the case of Loan Nos. 4 and 25, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. In the case of Loan No. 15, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a “prospective market value upon completion” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Prospectus for additional details.
C-1

Annex C	BMO 2023-C7
Collateral Characteristics

Mortgaged Properties by Location(1)
				Weighted Average
State (or Province)	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(5)	Maturity Date/ARD LTV(2)(5)
Michigan	5	$110,534,296	15.0%	1.40x	11.9%	57.2%	54.8%
New York	5	110,424,161	14.9	1.88x	13.2%	49.3%	47.8%
Illinois	4	109,823,846	14.9	2.08x	15.6%	44.5%	43.5%
Georgia	8	63,337,837	8.6	1.69x	12.5%	54.6%	54.6%
Maryland	2	61,265,538	8.3	1.98x	16.1%	41.6%	41.6%
California	3	44,400,000	6.0	1.46x	10.9%	57.6%	57.6%
Pennsylvania	4	42,182,154	5.7	1.70x	16.1%	47.6%	47.6%
Texas	6	41,907,054	5.7	1.55x	11.6%	57.9%	57.9%
Virginia	3	32,100,264	4.3	1.54x	12.4%	63.1%	57.1%
Indiana	11	25,859,631	3.5	1.46x	10.7%	66.9%	66.9%
Arizona	1	14,950,000	2.0	1.42x	14.4%	65.0%	61.3%
Missouri	3	14,465,769	2.0	1.54x	14.1%	64.0%	57.9%
Kansas	3	11,933,769	1.6	1.76x	14.2%	61.1%	58.1%
Ohio	4	10,210,002	1.4	1.83x	11.7%	57.3%	57.3%
Nebraska	1	9,597,270	1.3	1.95x	13.6%	53.8%	53.8%
Alabama	2	8,490,566	1.1	1.27x	9.0%	63.7%	63.7%
Wisconsin	3	5,639,036	0.8	1.95x	13.6%	53.2%	53.2%
North Carolina	3	3,680,308	0.5	1.97x	13.8%	51.2%	51.2%
Kentucky	2	3,603,033	0.5	1.76x	12.5%	59.8%	59.8%
South Carolina	2	3,425,538	0.5	1.97x	13.8%	51.2%	51.2%
Oklahoma	2	3,201,231	0.4	1.97x	13.8%	51.2%	51.2%
Louisiana	2	2,305,385	0.3	1.97x	13.8%	51.2%	51.2%
Florida	2	2,108,923	0.3	1.78x	12.6%	59.0%	59.0%
Ontario	1	1,245,000	0.2	1.95x	13.6%	53.8%	53.8%
Mississippi	1	1,120,154	0.2	1.97x	13.8%	51.2%	51.2%
New Mexico	1	1,017,692	0.1	1.97x	13.8%	51.2%	51.2%
Tennessee	1	476,308	0.1	1.97x	13.8%	51.2%	51.2%
Total / Weighted Average:	85	$739,304,766	100.0%	1.72x	13.4%	53.0%	51.7%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 4, 12, 13, 14, 18, 19, 20 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3 and 12, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 7, the UW NOI Debt Yield (11.6%) is based on Cut-off Date Principal Balance after netting out a $4,200,000 holdback reserve. The UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve is 10.2%.
(5)	In the case of Loan Nos. 4 and 25, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. In the case of Loan No. 15, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a “prospective market value upon completion” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Prospectus for additional details.
C-2

Annex C	BMO 2023-C7
Collateral Characteristics

Cut-off Date Principal Balance
						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
$1,699,137	-	$4,999,999	2	$5,924,137	0.8%	6.66130%	108	1.39x	11.9%	60.8%	54.9%
$5,000,000	-	$9,999,999	5	35,575,000	4.8	7.32169%	108	1.84x	15.1%	57.2%	54.5%
$10,000,000	-	$19,999,999	7	106,588,000	14.4	7.30590%	117	1.48x	12.2%	63.3%	59.9%
$20,000,000	-	$29,999,999	9	219,867,629	29.7	7.31198%	104	1.69x	13.4%	53.6%	52.4%
$30,000,000	-	$39,999,999	6	203,350,000	27.5	6.69464%	110	1.58x	11.5%	55.4%	54.6%
$40,000,000	-	$68,000,000	3	168,000,000	22.7	7.38850%	105	2.09x	16.1%	41.5%	41.5%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Mortgage Interest Rates
						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
5.58000%	-	5.99999%	3	$29,800,000	4.0%	5.81304%	103	3.19x	20.1%	31.3%	30.4%
6.00000%	-	6.49999%	5	192,668,000	26.1	6.27858%	119	2.05x	13.9%	50.6%	49.8%
6.50000%	-	6.99999%	5	82,538,000	11.2	6.70659%	93	1.43x	10.8%	63.2%	60.9%
7.00000%	-	7.49999%	7	168,333,333	22.8	7.27824%	109	1.40x	11.2%	55.2%	54.3%
7.50000%	-	7.99999%	6	170,216,296	23.0	7.65419%	110	1.64x	13.7%	51.3%	49.9%
8.00000%	-	8.49999%	2	15,100,000	2.0	8.40000%	120	1.56x	15.8%	65.9%	59.6%
8.50000%	-	9.35000%	4	80,649,137	10.9	8.64992%	89	1.57x	15.7%	52.7%	51.9%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Original Term to Maturity in Months
				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
60	5	$129,908,333	17.6%	7.62716%	58	1.54x	12.8%	52.6%	52.6%
120	27	609,396,433	82.4	7.05306%	118	1.76x	13.5%	53.1%	51.6%
Total / Weighted Average:	32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Remaining Term to Maturity in Months
						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
51	-	60	5	$129,908,333	17.6%	7.62716%	58	1.54x	12.8%	52.6%	52.6%
103	-	120	27	609,396,433	82.4	7.05306%	118	1.76x	13.5%	53.1%	51.6%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 12, 13, 14, 18, 19, 20 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3 and 12, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 7, the UW NOI Debt Yield (11.6%) is based on Cut-off Date Principal Balance after netting out a $4,200,000 holdback reserve. The UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve is 10.2%.
(4)	In the case of Loan Nos. 4 and 25, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. In the case of Loan No. 15, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a “prospective market value upon completion” assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Prospectus for additional details.
C-3

Annex C	BMO 2023-C7
Collateral Characteristics
Original Amortization Term in Months
				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only	21	$569,658,333	77.1%	7.12413%	105	1.81x	13.6%	50.2%	50.2%
360	11	169,646,433	22.9	7.25403%	117	1.43x	12.4%	62.3%	56.9%
Total / Weighted Average:	32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Remaining Amortization Term in Months
						Weighted Average
Range of Remaining Amortization Term in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only			21	$569,658,333	77.1%	7.12413%	105	1.81x	13.6%	50.2%	50.2%
359	-	360	11	169,646,433	22.9	7.25403%	117	1.43x	12.4%	62.3%	56.9%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Amortization Types
				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only	21	$569,658,333	77.1%	7.12413%	105	1.81x	13.6%	50.2%	50.2%
Interest Only, Amortizing Balloon	7	135,847,296	18.4	7.05464%	117	1.40x	11.8%	62.5%	57.3%
Amortizing Balloon	4	33,799,137	4.6	8.05544%	120	1.55x	14.9%	61.6%	55.2%
Total / Weighted Average:	32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)
						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
1.20x	-	1.49x	14	$297,588,766	40.3%	7.42554%	106	1.33x	11.3%	58.3%	56.7%
1.50x	-	1.59x	6	75,500,000	10.2	7.44200%	119	1.55x	12.8%	60.6%	57.8%
1.60x	-	1.69x	3	77,791,000	10.5	7.53539%	86	1.67x	14.6%	56.5%	53.3%
1.70x	-	1.79x	2	59,000,000	8.0	6.75992%	94	1.77x	12.2%	54.7%	54.7%
1.90x	-	1.99x	4	132,925,000	18.0	6.95344%	116	1.97x	14.7%	47.7%	47.7%
2.00x	-	2.99x	2	76,500,000	10.3	6.40925%	120	2.43x	16.3%	38.5%	38.5%
3.00x	-	3.92x	1	20,000,000	2.7	5.88500%	118	3.92x	24.2%	17.5%	17.5%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 12, 13, 14, 18, 19, 20 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3 and 12, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 7, the UW NOI Debt Yield (11.6%) is based on Cut-off Date Principal Balance after netting out a $4,200,000 holdback reserve. The UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve is 10.2%.
(4)	In the case of Loan Nos. 4 and 25, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. In the case of Loan No. 15, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a “prospective market value upon completion” assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Prospectus for additional details.
C-4

Annex C	BMO 2023-C7
Collateral Characteristics
LTV Ratios as of the Cut-off Date(1)(3)
						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
17.5%	-	49.9%	8	$280,833,333	38.0%	7.28689%	99	2.05x	15.6%	41.6%	41.6%
50.0%	-	59.9%	12	282,541,296	38.2	7.08362%	118	1.58x	12.2%	56.8%	55.4%
60.0%	-	64.9%	5	76,397,137	10.3	6.88417%	92	1.35x	10.3%	62.7%	61.1%
65.0%	-	69.4%	7	99,533,000	13.5	7.18552%	116	1.51x	12.6%	67.0%	62.9%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
LTV Ratios as of the Maturity Date(1)(3)
						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
17.5%	-	49.9%	8	$280,833,333	38.0%	7.28689%	99	2.05x	15.6%	41.6%	41.6%
50.0%	-	59.9%	17	324,203,433	43.9	7.05702%	117	1.57x	12.3%	57.5%	55.5%
60.0%	-	64.9%	5	103,768,000	14.0	7.12825%	99	1.40x	11.3%	65.3%	62.7%
65.0%	-	68.1%	2	30,500,000	4.1	7.04738%	117	1.46x	10.7%	67.6%	67.6%
Total / Weighted Average:			32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Prepayment Protection
				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
Defeasance	23	$484,221,433	65.5%	7.19323%	118	1.76x	13.8%	52.3%	50.3%
Defeasance or Yield Maintenance	4	127,683,333	17.3	6.52593%	106	1.79x	12.6%	53.7%	53.7%
Yield Maintenance	5	127,400,000	17.2	7.63402%	73	1.50x	12.4%	55.1%	55.1%
Total / Weighted Average:	32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
Loan Purpose
				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date/ARD LTV(1)(4)
Refinance	19	$426,422,470	57.7%	7.13128%	110	1.75x	13.4%	50.6%	49.4%
Acquisition	7	167,957,296	22.7	7.73024%	103	1.54x	13.8%	57.3%	54.8%
Recapitalization	6	144,925,000	19.6	6.55274%	106	1.85x	12.8%	54.9%	54.9%
Total / Weighted Average:	32	$739,304,766	100.0%	7.15394%	108	1.72x	13.4%	53.0%	51.7%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 12, 13, 14, 18, 19, 20 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3 and 12, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 7, the UW NOI Debt Yield (11.6%) is based on Cut-off Date Principal Balance after netting out a $4,200,000 holdback reserve. The UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve is 10.2%.
(4)	In the case of Loan Nos. 4 and 25, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. In the case of Loan No. 15, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a “prospective market value upon completion” assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Prospectus for additional details.
C-5

Annex C	BMO 2023-C7
Collateral Characteristics
Previous Securitization History(1)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
2	CREFI	Arundel Mills and Marketplace	Hanover, MD	Retail	$60,000,000	8.1%	MSBAM 2014-C15, MSBAM 2014-C16, JPMBB 2014-C19
11	GCMC	Utica Park Place	Utica, MI	Retail	$27,000,000	3.7%	CGCMT 2015-GC27
17	SMC	Magnolia Cove Apartments	Houston, TX	Multifamily	$23,000,000	3.1%	MSC 2019-L3
25.01	BMO	Twin County Plaza	Galax, VA	Retail	$1,962,264	0.3%	GSMS 2013-GC16
25.02	BMO	Prestonsburg Village	Prestonsburg, KY	Retail	$1,962,264	0.3%	GSMS 2013-GC16
25.03	BMO	Village Center	Seymour, IN	Retail	$1,545,283	0.2%	GSMS 2013-GC16
25.04	BMO	River Creek Village	Aurora, IN	Retail	$1,520,755	0.2%	GSMS 2013-GC16
25.05	BMO	Jackson Park	Seymour, IN	Retail	$1,271,792	0.2%	GSMS 2013-GC16
25.06	BMO	Wabash Crossing West	Wabash, IN	Retail	$1,128,302	0.2%	GSMS 2014-GC26
25.07	BMO	Oak Station	Marianna, FL	Retail	$1,040,000	0.1%	GSMS 2013-GC16
25.08	BMO	College Square Plaza	Rensselaer, IN	Retail	$797,170	0.1%	GSMS 2014-GC26
25.09	BMO	Lowell Plaza	Lowell, IN	Retail	$643,868	0.1%	GSMS 2014-GC26
25.10	BMO	Flint River Plaza	Montezuma, GA	Retail	$637,736	0.1%	GSMS 2013-GC16
25.11	BMO	Jackson Square	Jackson, AL	Retail	$490,566	0.1%	GSMS 2013-GC16
27	Regions	Terraces at Windy Hill	Marietta, GA	Retail	$8,500,000	1.1%	COMM 2014-UBS5
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.
C-6

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Contacts
Role	Party and Contact Information
Depositor	BMO Commercial Mortgage Securities LLC c/o BMO Capital Markets Corp.
	Attention: Paul Vanderslice, Michael Birajiclian and David Schell	Paul.Vanderslice@bmo.com, Michael.Birajiclian@bmo.com and David.Schell@bmo.com
151 West 42nd Street | New York, NY 10036 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Attention: Executive Vice President – Division Head	Fax Number: (888) 706-3565
10851 Mastin Street, Suite 700 | Overland Park, KS 66210 | United States
Special Servicer	KeyBank National Association
	www.key.com/key2cre	Surveillance_Inquiries@KeyBank.com
11501 Outlook Street, Suite 300 | Overland Park, KS 66211 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: BMO 2023-C7 Transaction Manager	notices@pentalphasurveillance.com
501 John James Audubon Parkway, Suite 401 | Amherst, NY 14228 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
WMA		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
WMRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Distribution Detail continued to next page
© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Notional Certificates
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)

Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
WMA		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
WMRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WMA	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
WMRR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
	Pooled	Non-Pooled	Total
Beginning Scheduled Collateral Balance	0.00	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00	0.00
(-) Other Adjustments²	0.00	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jan-24	0	0	0	0	0	0
Dec-23	0	0	0	0	0	0
Nov-23	0	0	0	0	0	0
Oct-23	0	0	0	0	0	0
Sep-23	0	0	0	0	0	0
Aug-23	0	0	0	0	0	0
Jul-23	0	0	0	0	0	0
Jun-23	0	0	0	0	0	0
May-23	0	0	0	0	0	0
Apr-23	0	0	0	0	0	0
Mar-23	0	0	0	0	0	0
Feb-23	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 27

Distribution Date:	01/17/24	BMO 2023-C7 MORTGAGE TRUST
Determination Date:	01/11/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-C7

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 27

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of BMO, GCMC, KeyBank, RRECM, SMC and UBS AG (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charges) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
E-1A-1

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-off Date, to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or
E-1A-2

insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.
(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1A-1 to this Annex E-1A.
(9)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related
E-1A-3

Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(10)	Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(14)	Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security
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intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of an Outside Serviced Mortgage Loan, to the depositor under the related Outside Servicing Agreement or the related Outside Servicer for the related Other Securitization Trust).
(16)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one
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or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.
(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
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(22)	Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.
(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.
(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor will have solicited or caused to be solicited petitioning
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creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(28)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33), in each case of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the condemnation proceeds or the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating
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statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-1B; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1 to this Annex E-1A, or future permitted mezzanine debt as set forth on Schedule E-1A-2 to this Annex E-1A or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-1A-3 to this Annex E-1A or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially
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to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.
(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since
E-1A-11

the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such
E-1A-12

proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.
(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-1A-4 to this Annex E-1A, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.
(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II
E-1A-13

environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.
(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(44)	Cross-Collateralization. No Mortgage Loan is cross collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.
(45)	Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
E-1A-14

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex E-1A, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1A, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex E-1A, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	BMO Mortgage Loans	GCMC Mortgage Loans	KeyBank Mortgage Loans	RRECM Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
12	—	—	—	—	—	11 West 42nd Street

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	BMO Mortgage Loans	GCMC Mortgage Loans	KeyBank Mortgage Loans	RRECM Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
6	MRP Solutions Portfolio	—	—	—	—	—
8	—	—	—	—	—	Tusk Multifamily Portfolio

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

Loan No.	BMO Mortgage Loans	GCMC Mortgage Loans	KeyBank Mortgage Loans	RRECM Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
	N/A	N/A	N/A	N/A	N/A	N/A

E-1A-18

SCHEDULE E-1A-4 to ANNEX E-1A

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Loan No.	BMO Mortgage Loans	GCMC Mortgage Loans	KeyBank Mortgage Loans	RRECM Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
1	Woodfield Mall[1]	—	—	—	—	—
26	—	—	—	—	Holiday Inn Kansas City	—
29	—	—	—	—	Best Western Plus Wichita West Airport	—

1 The Woodfield Mall Mortgage Loan is part of the same “Related Group” as the Arundel Mills and Marketplace Mortgage Loan.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Mortgage Status; Waivers and Modifications	Woodfield Mall (Loan No. 1)	The related Mortgage Loan agreement permits the related Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the related Mortgagee’s approval and delivery of a rating agency confirmation.
(6) Permitted Liens; Title Insurance	Woodfield Mall (Loan No. 1)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	New Mountain – Cleaver Brooks (Loan No. 9)	Cleaver Brooks, the sole tenant, has a right of first refusal to purchase the Mortgaged Properties which right has been subordinated to the Mortgage Loan pursuant to a subordination non-disturbance and attornment entered into at origination.
(6) Lien; Valid Assignment	Regency Retail Portfolio (Loan No. 25)	Harbor Freight, the second largest tenant at the River Creek Village Mortgaged Property, has a right of first refusal to purchase the related Mortgaged Property. In addition, Pic-N-Save, the largest tenant at the Jackson Square Mortgaged Property, has a right of first refusal to purchase the related Mortgaged Property. Such rights of first refusal do not apply in connection with a foreclosure of the related mortgage or acceptance of a deed-in-lieu of foreclosure.
(7) Permitted Liens; Title Insurance	New Mountain – Cleaver Brooks (Loan No. 9)	See exception to Representation and Warranty No. 6, above
(7) Permitted Liens; Title Insurance	Regency Retail Portfolio (Loan No. 25)	See exception to Representation and Warranty No. 6, above.
(11) Condition of Property	Creekside Town Center (Loan No. 14)	The Mortgagee did not reserve for immediate repairs.
(11) Condition of Property	MRP Solutions Portfolio (Loan No. 6)	The Mortgagee did not reserve for immediate repairs.
(11) Condition of Property	The Park at Trowbridge (Loan No. 7)	The Mortgagee did not reserve for immediate repairs.
(17) Insurance	Woodfield Mall (Loan No. 1)

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the related Mortgagor is permitted to utilize a retention amount (up to

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such Mortgagor has submitted evidence satisfactory to the related Mortgagee and rating agencies of such pre-funded arrangement at the request of such Mortgagee or rating agency.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

(17) Insurance	MRP Solutions Portfolio (Loan No. 6)	The business interruption insurance for the Mortgaged Property may cover a period which is less than 12 months.
(17) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(25) Local Law Compliance	Creekside Town Center (Loan No. 14)	The final zoning report received by the lender after closing indicated that certain tenants did not have certificates of occupancy on file with the city. Under the loan agreement, the borrower is required to remedy any violations or other non-compliance relating to certificates of occupancy within 90 days after the receipt of notice from the lender of the same (which 90 day period is to be extended for an additional 90 days, so long as the borrower is using commercially reasonable efforts to remediate any such violation/non-compliance and certain other conditions in the loan documents are satisfied), and any loss resulting from such violation/non-compliance is recourse to the borrower and the non-recourse carveout guarantor under the related non-recourse carveout guaranty.
(27) Recourse Obligations	Woodfield Mall (Loan No. 1)	For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”), Institutional Mall Investors LLC (“IMI”), California Public Employees’ Retirement System (“CalPERS”) or any Person of which CalPERS owns, directly or indirectly, at least fifty percent (50%) of the capital and profits (“CalPERS Investor”) (or an affiliate of SPG LP, Simon Inc., IMI, CalPERS or CalPERS Investor) is a non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability, is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty.
(27) Recourse Obligations	60 Hudson (Loan No. 18)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan.
(30) Acts of Terrorism Exclusion	60 Hudson (Loan No. 18)	The Mortgage Loan documents provide that if TRIPRA or a similar statute is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium currently payable in respect of the property
E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
and business interruption/loss of rents insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such insurance) at the time terrorism coverage is excluded from any insurance policy.
(30) Acts of Terrorism Exclusion	All of the BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(33) Defeasance	Woodfield Mall (Loan No. 1)	In connection with a defeasance, the Mortgagor’s obligations to pay servicing fees is capped at $10,000.
(38) No Material Default; Payment Record	All of the BMO Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(39) Environmental Conditions	MRP Solutions Portfolio (Loan No. 6)	One Underground Storage Tank (UST), of unknown capacity and contents, was reportedly closed in place beneath the slab of the eastern portion of the 2222 Highland Road Building. No release was identified and there is no current regulatory requirement to take any action with respect to the potential historic UST. However, no documentation regarding closure or any previous investigation in this area was available. The lack of documentation regarding the UST closure was identified by the Phase I Environmental Site Assessment as a significant data gap and a Recognized Environmental Condition (REC) for the Site. To address this REC, insurance coverage was provided to the lender, its successors and assigns, under an existing Beazley ECLIPSE Pollution Liability Policy (PLL), effective October 4, 2021 to October 4, 2031, with limits of $5 million each pollution condition and $5 million in the aggregate, over a $250,000 deductible. The Mortgage Loan agreement provides that the PLL policy is required to remain in effect for three years past the loan maturity. To the extent any loss may arise associated with the REC that is less than the $250,000 deductible, the borrower sponsor would be required to pay any such costs to the extent not covered under the PLL policy.
(40) Organization of Mortgagor	Woodfield Mall (Loan No. 1)	The borrower sponsor is also a borrower sponsor of another Mortgage Loan in the Mortgage pool.
E-1B-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(GREYSTONE COMMERCIAL MORTGAGE CAPITAL LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Insurance	Utica Park Place (Loan No. 11)	The building located at 45600 Utica Park Place, is insured with respect to the all-risk property insurance by the second largest tenant, Sam’s Club. Sam’s Club is insured via its parent company’s (Walmart Inc.’s) insurance program. Walmart self-insures the building via its captive insurer. As such, the property insurance for this address is not rated by AM Best or S&P.
(25) Local Law Compliance	11 West Prospect Avenue (Loan No. 32)	The zoning report is not yet final due to the fact that the zoning consultant has not yet received information from the municipality with respect to any potential open building code violations relating to the Property. In the event that the final zoning report includes any violations, the Mortgagor is required to remediate the same and remove them of record within 60 days (subject to an additional 60-day extension if the Mortgagor is using commercially reasonable efforts to remediate the same and remove them of record.

E-1B-4

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(KEYBANK NATIONAL ASSOCIATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	RTL Retail Portfolio (Loan No. 4)

Certain building code violations are open at the Southway Shopping Center Mortgaged Property (the “RTL Violation”). The Mortgage Loan documents require the related Mortgagors to (i) cure the RTL Violation and (ii) deliver to the Mortgagee updates to the zoning reports obtained in connection with the origination of the Mortgage Loan confirming that there are no outstanding violations, provided, however, that so long as the related Mortgagors have taken all commercially reasonable actions within their control to cure the RTL Violation and deliver to the Mortgagees updated zoning reports, the related Mortgagors’ failure to do so within the timeframes set forth in the Mortgage Loan documents will not, on its own, result in an event of default. Additionally, the related Mortgage Loan documents include a recourse carveout for any losses in connection with the RTL Violation.

The Wallace Commons Mortgaged Property is legal non-conforming as to use due to the fact that it is a retail center that is in excess of 50,000 square feet which is no longer permitted under the current zoning code without a conditional use permit. If a structure with a non-conforming use is damaged 50% or more of its assessed value, then the structure can only be rebuilt in conformance with the current zoning code. Law and ordinance insurance coverage has been obtained for this Mortgaged Property.

(27) Recourse Obligations	RTL Retail Portfolio (Loan No. 4)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “intentional misrepresentation” as opposed to “intentional material misrepresentation.”
E-1B-5

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(RRECM CAPITAL II, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Chesterfield Marketplace (Loan No. 21)	The Mortgaged Property is subject to a Construction, Operation and Reciprocal Easement Agreement dated August 7, 1997 (as amended and supplemented, collectively the “Chesterfield COREA”) between the related Mortgagor’s successor-in-interest, HD Development of Maryland, Inc., as successor-in-interest to Home Depot U.S.A., Inc. (“Home Depot”), Tru 2005 REI, LLC, as successor-in-interest to Tru Urban Renewal Corp. (“Tru”), Tabani Chesterfield II, Inc. (“Tabani”) and other retail tenants at the shopping center, which are not part of the collateral for the related Mortgage Loan. The Chesterfield COREA generally prohibits certain uses of the Mortgaged Property, including, but not limited to: (i) any business which features pornographic or other sexually explicit materials; (ii) any business used primarily as a warehouse or manufacturing facility; (iii) a second hand or surplus store; (iv) a laundromat or dry cleaners; (v) residential purposes(including hotel/motel use); (vi) a church or public meeting place; (vii) a discotheque, bar or similar facility; (viii) any business used primarily for the sale of toys, video or computer games, or children’s apparel or accessories; and (ix) within 400 feet of the Home Depot parcel or the Tru parcel, (a) a theater, (b) a skating rink, (c) a bowling alley, (d) a grocery store, (e) a health spa, or (f) a non-retail office. In addition, the Chesterfield COREA prohibits the construction of any buildings or improvements at the shopping center exceeding 32 feet within certain areas adjacent to the Home Depot parcel and the Tru parcel. The Chesterfield COREA is scheduled to terminate on or about August 7, 2047, with automatic renewals for successive 25-year terms unless so terminated via written agreement by 100% of the fee simple owners of the parcels encumbered by the Chesterfield COREA. The Chesterfield COREA includes typical indemnities to the extent the exercise of rights or other actions of any party adversely affect the property of another. A breach or default under the Chesterfield COREA beyond any applicable notice and cure period thereunder will constitute an event of default under the Mortgage Loan documents.
(7) Permitted Liens; Title Insurance	Empire Burbank (Loan No. 28)	The lease for the largest tenant at the Empire Burbank Mortgaged Property, Thinkwell Group (representing approximately 79% of the net rentable area), provides such tenant with a right of first offer to purchase the Mortgaged Property upon the Mortgagor’s desire to market the Mortgaged Property for sale. Pursuant to a subordination and disturbance agreement, such tenant agreed that such right of first offer shall be of no force or effect in connection with any foreclosure or conveyance in lieu of foreclosure or any subsequent sale or transfer of the Mortgaged Property to any purchaser.
(7) Permitted Liens; Title Insurance	Chesterfield Marketplace (Loan No. 21)	The Mortgaged Property is subject to a Construction, Operation and Reciprocal Easement Agreement dated August 7, 1997 (as amended and supplemented, collectively the “Chesterfield COREA”) between the related Mortgagor’s successor-in-interest, HD Development of
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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Maryland, Inc., as successor-in-interest to Home Depot U.S.A., Inc. (“Home Depot”), Tru 2005 REI, LLC, as successor-in-interest to Tru Urban Renewal Corp. (“Tru”), Tabani Chesterfield II, Inc. (“Tabani”) and other retail tenants at the shopping center, which are not part of the collateral for the related Mortgage Loan. The Chesterfield COREA generally prohibits certain uses of the Mortgaged Property, including, but not limited to: (i) any business which features pornographic or other sexually explicit materials; (ii) any business used primarily as a warehouse or manufacturing facility; (iii) a second hand or surplus store; (iv) a laundromat or dry cleaners; (v) residential purposes(including hotel/motel use); (vi) a church or public meeting place; (vii) a discotheque, bar or similar facility; (viii) any business used primarily for the sale of toys, video or computer games, or children’s apparel or accessories; and (ix) within 400 feet of the Home Depot parcel or the Tru parcel, (a) a theater, (b) a skating rink, (c) a bowling alley, (d) a grocery store, (e) a health spa, or (f) a non-retail office. In addition, the Chesterfield COREA prohibits the construction of any buildings or improvements at the shopping center exceeding 32 feet within certain areas adjacent to the Home Depot parcel and the Tru parcel. The Chesterfield COREA is scheduled to terminate on or about August 7, 2047, with automatic renewals for successive 25-year terms unless so terminated via written agreement by 100% of the fee simple owners of the parcels encumbered by the Chesterfield COREA. The Chesterfield COREA includes typical indemnities to the extent the exercise of rights or other actions of any party adversely affect the property of another. A breach or default under the Chesterfield COREA beyond any applicable notice and cure period thereunder will constitute an event of default under the Mortgage Loan documents.
(11) Condition of Property	Southside Plaza Shopping Center (Loan No. 31)	A property condition assessment was prepared in connection with the origination of the Southside Plaza Mortgage Loan and an additional property condition assessment was prepared no more than twelve months prior to the Cut-off Date.
(25) Local Law Compliance	Coleman Marketplace (Loan No. 23)	The zoning report delivered in connection with the origination of the Coleman Marketplace Mortgage Loan showed certain outstanding fire code violations affecting the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cure the violations within 180 days of origination, subject to a 30 day extension under certain conditions, and provide loss recourse to the Mortgagor and the guarantor.
(32) Single-Purpose Entity	Chesterfield Marketplace (Loan No. 21)	The Mortgage Loan documents do not require that the Mortgagor (i) maintain its own books and records and accounts separate and apart from those of any other person and (ii) hold itself out as a legal entity, separate and apart from any other person or entity, however, these provisions are contained in the organizational documents for the Mortgagor.
(32) Single-Purpose Entity	Coleman Marketplace (Loan No. 23) Empire Burbank (Loan No. 28)	Neither the Mortgage Loan documents nor the Mortgagor’s organizational documents require that the Mortgagor (i) maintain its own books and records and accounts separate and apart from those of any other person or (ii) hold itself out as a legal entity, separate and apart from any other person or entity.
E-1B-7

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(STARWOOD MORTGAGE CAPITAL LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(18) Access; Utilities; Separate Tax Parcels	2136 Honeywell Avenue (Loan No. 5)	The Mortgaged Property is located on a tax parcel that includes property that is not part of the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to use diligent efforts to cause the Mortgaged Property to be separately assessed from such other property.
(25) Local Law Compliance	2136 Honeywell Avenue (Loan No. 5)	The Mortgaged Property is the subject of certain building code violations.
(25) Local Law Compliance	Magnolia Cove Apartments (Loan No. 17)	The Mortgaged Property is the subject of certain building code violations.
(25) Local Law Compliance	Best Western Plus Wichita West Airport (Loan No. 29)	The Mortgaged Property is the subject of certain fire code violations.

E-1B-8

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(UBS AG)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(8) Junior Liens	11 West 42nd Street (Loan No. 12)	The Mortgage Loan documents permit the Mortgagor to enter into a single Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 on market terms and conditions, with the prior written consent of the Mortgagee and a rating agency confirmation.
(17) Insurance	Tusk Multifamily Portfolio (Loan No. 8)	12 out of 24 improvements at The Residence at Patriot Place Mortgaged Property are located in a flood zone. The related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, but is not required to maintain additional excess flood coverage.
(25) Local Law Compliance (26) Licenses and Permits	Tusk Multifamily Portfolio (Loan No. 8)

The Retreat at Ragan Park Mortgaged Property is legal non-conforming as to use. The related zoning ordinance states that in the event of damage or destruction to the improvements, a non-conforming use may not be resumed unless, among other conditions, (x) the damage to the improvements is less than or equal to 50% of the replacement value of the improvements, (y) (i) the non-conforming use is not extended or moved and (ii) the improvements are not enlarged or altered in a way which increases the nonconforming use and (z) (i) the non-conforming use is not replaced with a conforming use for any period of time and (ii) the non-conforming use is not discontinued or abandoned for a continuous period of twenty-four months.

There are several outstanding fire code violations with respect to The Retreat At Ragan Park Mortgaged Property, including, but not limited to, violations stemming from: (i) fire alarms; (ii) emergency lights and exit lights; (iii) exit door locks; (iv) blocking egress; (v) smoke alarms needing batteries; and (vi) expired fire extinguishers. The Mortgagor covenants in the Mortgage Loan documents that all work required to be done to cure and remove of record (or cause to be cured and removed of record) such existing violations has been completed.

(27) Recourse Obligations	11 West 42nd St (Loan No. 12)

The non-recourse carveouts in the related Mortgage Loan documents are recourse only to the Mortgagor and the Mortgagor is the only indemnitor under the environmental indemnity agreement. An environmental policy is in effect as of the closing of the Mortgage Loan.

There is no non-Mortgagor guarantor with respect to the Mortgage Loan as of the closing of the Mortgage Loan. However, upon a loan assumption or a transfer after which one or more specific Persons designated in the related Mortgage Loan documents no longer

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

maintain at least twenty-five percent (25%) of the indirect equity ownership interests in the Mortgagor, the related Mortgage Loan documents require an acceptable guarantor to execute a recourse guaranty and an environmental indemnity agreement (if the environmental insurance is no longer in effect and in compliance with the terms of the related Mortgage Loan Documents)..

Further, there is no recourse for any recourse provision where the circumstance, event or condition that could otherwise give rise thereto is attributable to one or more of the following:

1.       insufficient revenue from the Mortgaged Property;

2.       the Mortgagor’s lack of access to revenue from the Mortgaged Property as a result of the Mortgagee’s exercise of its remedies with respect to Mortgaged Property cash flow or otherwise;

3.       insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context;

4.       the payment of the Mortgagor’s debts and obligations as they become due and payable from sources other than revenues from the Mortgaged Property (subject to the full recourse event relating to the Mortgagor’s failure to comply with its special purpose entity provisions that results in the substantive consolidation of the Mortgagor with any other Person);

5.       failure to pay the Mortgage Loan or other obligations or debts of the Mortgagor, as a result of (1), (2) or (3) above;

6.       the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as a result of (1), (2) or (3) above; and/or

7.       the acts or omissions of the mezzanine lender, servicer or any receiver appointed by the mezzanine lender, or any events, circumstances or conditions first arising after the mezzanine lender under the mezzanine loan completes a foreclosure upon or assignment-in-lieu thereof as to any pledged equity interest in the Mortgagor, except to the extent caused by the acts or omissions of the Mortgagor or any of its Affiliates following such foreclosure by the Mortgagee and/or the mezzanine lender.

(31)(a) Due on Sale or Encumbrance	11 West 42nd St (Loan No. 12)	Transfers of more than fifty (50%) of the indirect equity interests in the Mortgagor are permitted so long as one or more specific Persons designated in the related Mortgage Loan documents maintain at least five percent (5%) of the equity ownership interests in the Mortgagor and control the Mortgagor.
(31) Due on Sale or Encumbrance	11 West 42nd Street (Loan No. 12)	The Mortgage Loan documents permit the Mortgagor to enter into a single Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 on market terms and conditions, with the
E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
prior written consent of the Mortgagee and a rating agency confirmation.
E-1B-11

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ANNEX E-2A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

CREFI (referred to as the “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the Mortgage Loan Seller to us.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-Off Date, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after the Cut-Off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
E-2A-2

policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.
(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such
E-2A-3

Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer
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(or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the
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origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact
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and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the
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Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2B; provided, however, that if TRIA or a similar or
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subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth in Annex E-2B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-2A-1, or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
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(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
E-2A-11

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
E-2A-12

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all
E-2A-13

material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-2A-3.
(44)	Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing,
E-2A-14

amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans
3	Bala Plaza Portfolio

E-2A-16

SCHEDULE E-2A-2 to ANNEX E-2A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans
N/A	N/A

E-2A-17

SCHEDULE E-2A-3 to ANNEX E-2A

CROSSED MORTGAGE LOANS

Loan No.	CREFI Mortgage Loans
N/A	N/A

E-2A-18

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment, (6) Permitted Liens; Title Insurance and (30) Due on Sale or Encumbrance	Arundel Mills and Marketplace (Loan No. 2)	The related Mortgaged Property is encumbered by an existing property assessed clean energy loan (the “Known PACE Loan”) in an original principal amount of $2,037,877.38 from Petros PACE Finance, LLC, a Texas limited liability company to the related Mortgagor. As of the Mortgage Loan origination date, the amount outstanding on the Known PACE Loan including all interest and administrative expenses was $1,633,579.73. Also, the related Mortgage Loan agreement permits the related Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the related Mortgagee’s approval and delivery of a rating agency confirmation. The related Mortgage Loan agreement defines “PACE Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or any combination of the foregoing, and (ii) repaid through multiyear assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent property assessed clean energy loan payments would have property tax lien status.
(5) Lien; Valid Assignment, (6) Permitted Liens; Title Insurance	Metra Portfolio (Loan No. 10)	The sole tenant at each of the Belding Mortgaged Property and the Grand Rapids Mortgaged Property, Extruded Aluminum Corporation, has a right of first offer to purchase the respective Mortgaged Property upon the Mortgagor’s election to sell such Mortgaged Property pursuant to the terms of such tenant’s applicable lease. Pursuant to a subordination, non-disturbance and attornment agreement, Extruded Aluminum Corporation has agreed that such right of first offer (i) has been waived solely to the extent the same would apply to the Mortgagor’s acquisition of the Mortgaged Property and (ii) will not apply (A) to the entering into of the Mortgage Loan (or the related Mortgage Loan Documents) by the Mortgagor, (B) in the event of a foreclosure, conveyance in lieu of foreclosure or the exercise of any other right asserted under or in respect of the mortgage and (C) in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the mortgage (or such affiliate or nominee of such holder) following a foreclosure or conveyance in lieu thereof.
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Arundel Mills and Marketplace (Loan No. 2)

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the related Mortgagor is permitted to utilize a retention amount (up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such Mortgagor has submitted evidence satisfactory to the related Mortgagee and rating agencies of such pre-funded arrangement at the request of such Mortgagee or rating agency.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

An out-parcel tenant (Live! Casino & Hotel Maryland) is a ground lease tenant, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to any applicable restoration obligations, casualty proceeds are payable to the ground lessee or other non-borrower party and/or its leasehold mortgagee. Following the first ten years of the ground lease (which ended in 2019), the tenant is not required to restore the hotel and casino facility following a casualty.

(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	Arundel Mills and Marketplace (Loan No. 2)	For so long as one or more of Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) (or an affiliate of SPG LP or Simon Inc.) is a non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability, is limited to 20% of the original principal balance of the Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty.
(27) Mortgage Releases	Arundel Mills and Marketplace (Loan No. 2)

The Mortgage Loan documents permit the partial release of a portion of the Mortgaged Property known as the Marketplace Property at a release price equal to $11,000,000, which is 100% of its allocated loan amount (the “100% Release Price”), upon either (I) with respect to a partial prepayment of the Mortgage Loan in the amount of the 100% Release Price (together with payment of a yield maintenance premium), at any time prior to the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”), and (II) with respect to a partial defeasance of the Mortgage Loan in the amount of the 100%

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Release Price, at any time after the earlier to occur of (a) December 1, 2026 and (b) the expiration of the REMIC Prohibition Period. The Mortgagor is required to deliver a REMIC opinion in connection with such release.

In addition, the Mortgagor owns a non-income producing 24.21 acre parcel of vacant forestry land at the mortgaged property (“Forestry Parcel”), adjacent to which is a single-family home. The home was purchased in 2002 and was surrounded by a fence. Approximately 43,493 square feet of the Forestry Parcel (“Contested Portion”) is located within that fence. The owner of the single-family home has filed an adverse possession suit claiming ownership of the Contested Portion. The value of the Forestry Parcel was not deducted from the appraised value of the Mortgaged Property in the appraisal, nor was the Forestry Parcel separately valued in the appraisal. Under the Mortgage Loan documents, the Mortgagor may obtain a release from the lien of the mortgage for no additional consideration, of the Contested Portion, or such substantially similar tract of land the Mortgagor is required to convey in connection with the adverse possession suit (or reasonably agrees to convey to settle the suit).

(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(31) Single-Purpose Entity	Arundel Mills and Marketplace (Loan No. 2)	One of the two Mortgagors, Arundel Mills Limited Partnership, previously owned (i) a tract of land consisting of approximately 1.147 acres of unimproved, undeveloped land located in Anne Arundel County, Maryland and (ii) a tract of land consisting of approximately 6.119 acres of land located in Anne Arundel County, Maryland.
(32) Defeasance	Arundel Mills and Marketplace (Loan No. 2)	In connection with a defeasance, the Mortgagor’s obligations to pay servicing fees is capped at $10,000.
(37) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(39) Organization of Mortgagor	Woodfield Mall (Loan No. 1) Arundel Mills and Marketplace (Loan No. 2)	The related Mortgagors are affiliated.
E-2B-3

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ANNEX F

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Jan 15, 2024	$6,855,000.00	Apr 15, 2028	$6,855,000.00
Feb 15, 2024	$6,855,000.00	May 15, 2028	$6,855,000.00
Mar 15, 2024	$6,855,000.00	Jun 15, 2028	$6,855,000.00
Apr 15, 2024	$6,855,000.00	Jul 15, 2028	$6,855,000.00
May 15, 2024	$6,855,000.00	Aug 15, 2028	$6,855,000.00
Jun 15, 2024	$6,855,000.00	Sep 15, 2028	$6,855,000.00
Jul 15, 2024	$6,855,000.00	Oct 15, 2028	$6,855,000.00
Aug 15, 2024	$6,855,000.00	Nov 15, 2028	$6,855,000.00
Sep 15, 2024	$6,855,000.00	Dec 15, 2028	$6,854,977.95
Oct 15, 2024	$6,855,000.00	Jan 15, 2029	$6,729,633.81
Nov 15, 2024	$6,855,000.00	Feb 15, 2029	$6,603,523.73
Dec 15, 2024	$6,855,000.00	Mar 15, 2029	$6,379,822.01
Jan 15, 2025	$6,855,000.00	Apr 15, 2029	$6,251,553.11
Feb 15, 2025	$6,855,000.00	May 15, 2029	$6,090,296.46
Mar 15, 2025	$6,855,000.00	Jun 15, 2029	$5,960,250.56
Apr 15, 2025	$6,855,000.00	Jul 15, 2029	$5,797,263.53
May 15, 2025	$6,855,000.00	Aug 15, 2029	$5,665,418.82
Jun 15, 2025	$6,855,000.00	Sep 15, 2029	$5,532,767.69
Jul 15, 2025	$6,855,000.00	Oct 15, 2029	$5,367,243.82
Aug 15, 2025	$6,855,000.00	Nov 15, 2029	$5,232,761.94
Sep 15, 2025	$6,855,000.00	Dec 15, 2029	$5,065,455.35
Oct 15, 2025	$6,855,000.00	Jan 15, 2030	$4,929,120.24
Nov 15, 2025	$6,855,000.00	Feb 15, 2030	$4,791,950.80
Dec 15, 2025	$6,855,000.00	Mar 15, 2030	$4,558,197.84
Jan 15, 2026	$6,855,000.00	Apr 15, 2030	$4,418,738.23
Feb 15, 2026	$6,855,000.00	May 15, 2030	$4,246,584.46
Mar 15, 2026	$6,855,000.00	Jun 15, 2030	$4,105,210.38
Apr 15, 2026	$6,855,000.00	Jul 15, 2030	$3,931,192.37
May 15, 2026	$6,855,000.00	Aug 15, 2030	$3,787,880.31
Jun 15, 2026	$6,855,000.00	Sep 15, 2030	$3,643,690.45
Jul 15, 2026	$6,855,000.00	Oct 15, 2030	$3,466,930.54
Aug 15, 2026	$6,855,000.00	Nov 15, 2030	$3,320,768.13
Sep 15, 2026	$6,855,000.00	Dec 15, 2030	$3,142,087.42
Oct 15, 2026	$6,855,000.00	Jan 15, 2031	$2,993,928.23
Nov 15, 2026	$6,855,000.00	Feb 15, 2031	$2,844,861.08
Dec 15, 2026	$6,855,000.00	Mar 15, 2031	$2,600,294.86
Jan 15, 2027	$6,855,000.00	Apr 15, 2031	$2,448,796.08
Feb 15, 2027	$6,855,000.00	May 15, 2031	$2,264,918.93
Mar 15, 2027	$6,855,000.00	Jun 15, 2031	$2,111,357.66
Apr 15, 2027	$6,855,000.00	Jul 15, 2031	$1,925,472.12
May 15, 2027	$6,855,000.00	Aug 15, 2031	$1,769,823.00
Jun 15, 2027	$6,855,000.00	Sep 15, 2031	$1,613,219.21
Jul 15, 2027	$6,855,000.00	Oct 15, 2031	$1,424,370.96
Aug 15, 2027	$6,855,000.00	Nov 15, 2031	$1,265,641.94
Sep 15, 2027	$6,855,000.00	Dec 15, 2031	$1,074,724.20
Oct 15, 2027	$6,855,000.00	Jan 15, 2032	$913,843.80
Nov 15, 2027	$6,855,000.00	Feb 15, 2032	$751,976.14
Dec 15, 2027	$6,855,000.00	Mar 15, 2032	$526,889.09
Jan 15, 2028	$6,855,000.00	Apr 15, 2032	$362,634.48
Feb 15, 2028	$6,855,000.00	May 15, 2032	$166,336.04
Mar 15, 2028	$6,855,000.00	Jun 15, 2032 and thereafter	$0

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	21
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	174
Transaction Parties	260
Description of the Certificates	348
The Mortgage Loan Purchase Agreements	383
The Pooling and Servicing Agreement	393
Use of Proceeds	499
Yield, Prepayment and Maturity Considerations	499
Material Federal Income Tax Consequences	511
Certain State, Local and Other Tax Considerations	522
ERISA Considerations	523
Legal Investment	530
Certain Legal Aspects of the Mortgage Loans	531
Ratings	552
Plan of Distribution (Underwriter Conflicts of
Interest)	555
Incorporation of Certain Information by Reference	556
Where You Can Find More Information	557
Financial Information	557
Legal Matters	557
Index of Certain Defined Terms	558

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan Representations and Warranties (BMO, GCMC, KeyBank, RRECM, SMC and UBS AG)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan Representations and Warranties (BMO, GCMC, KeyBank, RRECM, SMC and UBS AG)	E-1B-1
Annex E-2A – Mortgage Loan Representations and Warranties (CREFI)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan Representations and Warranties (CREFI)	E-2B-1
Annex F – Class A-SB Scheduled Principal Balance Schedule	F-1

$650,671,000
(Approximate)

BMO 2023-C7 Mortgage Trust
(as Issuing Entity)

BMO Commercial
Mortgage Securities LLC
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2023-C7

Class A-1	$3,404,000
Class A-2	$127,557,000
Class A-5	$365,465,000
Class A-SB	$6,855,000
Class X-A	$503,281,000
Class X-B	$147,390,000
Class A-S	$90,771,000
Class B	$34,151,000
Class C	$22,468,000

PROSPECTUS

BMO Capital Markets

Citigroup

KeyBanc Capital Markets Inc.

UBS Securities LLC

Co-Lead Managers and Joint Bookrunners

Academy Securities

Bancroft Capital, LLC

Drexel Hamilton

Co-Managers

November 30, 2023

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.